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ANNEX A
TABLE OF CONTENTS 3

As filed with the Securities and Exchange Commission on April 17, 2020

Registration No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WillScot Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7350 (Primary Standard Industrial Classification Code Number)	82-3430194 (I.R.S. Employer Identification Number)

901 S. Bond Street, Suite 600
Baltimore, MD 21231
(410) 931-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Hezron Timothy Lopez
Vice President, General Counsel & Corporate Secretary
901 S. Bond Street, Suite 600
Baltimore, MD 21231
(410) 931-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
William F. Schwitter Jeffrey J. Pellegrino Allen & Overy LLP 1221 Avenue of the Americas New York, New York 10020 (212) 610-6300	Christopher J. Miner Senior Vice President and General Counsel Mobile Mini, Inc. 4646 E. Van Buren Street, Suite 400 Phoenix, Arizona 85008 (480) 894-6311	Phillip R. Mills Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

           Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed joint proxy statement/prospectus have been satisfied or waived.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock, par value $0.0001 per share	116,193,176(1)	N/A	$1,239,715,967.86(2)	$160,915.13(3)

(1)
The number of shares of Class A Common Stock, par value $0.0001 per share, of the registrant (the "WillScot Class A Common Stock") being registered upon completion of the merger of a wholly owned subsidiary of the registrant with and into Mobile Mini, Inc. ("Mobile Mini") described in the joint proxy statement/prospectus contained herein is based upon an estimate of the maximum number of shares of common stock of Mobile Mini, par value $0.01 per share ("Mobile Mini Common Stock"), presently outstanding or issuable or expected to be issued in connection with the merger, including shares of Mobile Mini Common Stock underlying Mobile Mini restricted stock awards and the maximum number of shares of Mobile Mini Common Stock that may be issued by Mobile Mini (including (x) all shares of Mobile Mini Common Stock issuable upon exercise of stock options of Mobile Mini outstanding and (y) all shares of Mobile Mini Common Stock issuable in respect of restricted stock unit awards that Mobile Mini may issue pursuant to the Agreement and Plan of Merger, dated as of March 1, 2020, by and among the registrant, Picasso Merger Sub, Inc. and Mobile Mini at any time after the date thereof and prior to the effective time of the merger), which is equal to 48,313,171, multiplied by the exchange ratio of 2.4050 shares of the WillScot Class A Common Stock for each share of Mobile Mini Common Stock, collectively equal to 116,193,176.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of Mobile Mini Common Stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $25.66, the average of the high and low prices per share of Mobile Mini Common Stock on April 14, 2020, as quoted on the Nasdaq Capital Market and (b) 48,313,171, the estimated maximum number of shares of Mobile Mini Common Stock that may be exchanged for the shares of the registrant's Class A Common Stock being registered.

(3)
Computed in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 17, 2020

To the Stockholders of WillScot Corporation and Mobile Mini, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear WillScot Stockholders and Mobile Mini Stockholders:

        On March 1, 2020, WillScot Corporation ("WillScot"), Picasso Merger Sub, Inc., a wholly owned subsidiary of WillScot ("Merger Sub"), and Mobile Mini, Inc. ("Mobile Mini") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, subject to the approval of WillScot stockholders and Mobile Mini stockholders and the satisfaction or (to the extent permitted by law) waiver of other specified closing conditions, WillScot and Mobile Mini will combine in a stock-for-stock merger of equals. At the effective time of the merger (the "Effective Time"), Merger Sub will merge with and into Mobile Mini (the "Merger"), with Mobile Mini surviving the Merger and becoming a wholly owned subsidiary of WillScot. As of the Effective Time, the name of WillScot will be changed to [            ] (the "Combined Company"). The Combined Company will have a single series of common stock, par value $0.0001 per share (the "Combined Company Common Stock"), outstanding shares of which will be listed for trading on the Nasdaq Capital Market under the symbol "[            ]."

        Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding share of Mobile Mini Common Stock will be converted into the right to receive 2.4050 shares of WillScot Class A Common Stock (the "Merger Consideration"), less any applicable withholding taxes and, if applicable, cash in lieu of fractional shares. Immediately following Mobile Mini stockholders' receipt of the Merger Consideration, all issued and outstanding shares of WillScot Class A Common Stock will be reclassified as and converted into shares of Combined Company Common Stock. For more details on the Merger Consideration, see "The Merger Agreement—Merger Consideration."

        Based on the current number of shares of Mobile Mini Common Stock outstanding and reserved for issuance, and the current number of shares of WillScot Class A Common Stock outstanding and reserved for issuance, we estimate that, immediately following completion of the Merger, former holders of Mobile Mini Common Stock will own approximately 46% of the issued and outstanding shares of Combined Company Common Stock and pre-Merger holders of WillScot Class A Common Stock will own approximately 54% of the issued and outstanding shares of Combined Company Common Stock.

        The Combined Company's Board of Directors (the "Combined Company Board") will consist of 11 members, which will be comprised of: (i) six directors designated by WillScot, two of whom will be chosen by the TDR Parties (as defined below), and (ii) five directors designated by Mobile Mini. The Combined Company's management team will, pursuant to employment agreements entered into in connection with the signing of the Merger Agreement, consist of: (i) Bradley Soultz, the current Chief Executive Officer of WillScot, as the Chief Executive Officer of the Combined Company, (ii) Kelly Williams, the current President and Chief Executive Officer of Mobile Mini, as the President and Chief Operating Officer of the Combined Company, (iii) Timothy Boswell, the current Chief Financial Officer of WillScot, as the Chief Financial Officer of the Combined Company, (iv) Christopher Miner, the current General Counsel of Mobile Mini, as the Senior Vice President, General Counsel and Secretary of the Combined Company and (v) Hezron T. Lopez, the current General Counsel of WillScot, as the Chief Human Resources Officer of the Combined Company. The Combined Company's headquarters, as of the Effective Time, will be located in Phoenix, Arizona. For additional information about the governance of the Combined Company following the Merger, see "The Merger—Governance of the Combined Company."

        In connection with the parties' entry into the Merger Agreement, Mobile Mini entered into a voting agreement (the "Voting Agreement") with TDR Capital LLP and certain of its affiliates (the "TDR Parties") whereby the TDR Parties agreed, among other things and subject to the terms of the Voting Agreement, to vote all of their shares of WillScot Class A Common Stock and WillScot Class B Common Stock in favor of (i) the issuance of the Merger Consideration and (ii) the approval of the amended and restated certificate of incorporation of the Combined Company (the "A&R Charter"), to be adopted at the Effective Time.

        At the closing of the Merger, the TDR Parties will enter into a shareholders agreement with the Combined Company which will provide for, among other things, (a) certain TDR Parties' right to nominate (i) two directors to the Combined Company Board for so long as the TDR Parties beneficially own at least 15% of the issued and outstanding shares of Combined Company Common Stock and (ii) one director to the Combined Company Board for so long as the TDR Parties beneficially own at least 5%, but less than 15%, of the issued and outstanding shares of Combined Company Common Stock, (b) certain standstill obligations of the TDR Parties with respect to the Combined Company Common Stock, and (c) certain restrictions on the TDR Parties' ability to transfer shares of Combined Company Common Stock, including a lock-up period of six months after the closing of the Merger and restrictions on the volume of shares of Combined Company Common Stock that can be transferred by the TDR Parties following the expiration of the lock-up. As of the Effective Time, the TDR Parties are expected to own 26% of the issued and outstanding shares of Combined Company Common Stock. For more details on the Voting Agreement and the Shareholders Agreement, see "The Merger—The Voting Agreement and Shareholders Agreement."

        Each of WillScot and Mobile Mini will hold a special meeting of its respective stockholders to vote on the proposals necessary to complete the Merger and the related transactions contemplated by the Merger Agreement. Information about each meeting, the Merger and the other business to be considered by stockholders at each special meeting is contained in this joint proxy statement/prospectus. Any stockholder entitled to attend and vote at the applicable special meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of WillScot Common Stock or Mobile Mini Common Stock. We urge you to read this joint proxy statement/prospectus and the annexes and documents incorporated by reference herein carefully. You should also carefully consider the risks that are described in the "Risk Factors" section beginning on page 30.

        Your vote is very important regardless of the number of shares of WillScot Common Stock or Mobile Mini Common Stock that you own. The Merger cannot be completed without: (1) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting; (2) the approval of the issuance of shares of WillScot Class A Common Stock to the stockholders of Mobile Mini as the Merger Consideration by the affirmative vote of the holders of a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock entitled to vote on the matter at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy), voting together as a single class; and (3) the approval of the A&R Charter by the affirmative vote of each of: (i) the holders of a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock that are entitled to vote, voting together as a single class, (ii) the holders of a majority of the issued and outstanding shares of WillScot Class A Common Stock, voting as a separate class, and (iii) the holders of a majority of the issued and outstanding shares of WillScot Class B Common Stock, voting as a separate class. Completion of the Merger is not conditioned upon the approval of the Combined Company 2020 Incentive Plan (as defined below).

        Whether or not you plan to attend the WillScot special meeting or the Mobile Mini special meeting, as applicable, please submit your proxy as soon as possible to make sure that your shares are represented at the applicable meeting.

Gerard E. Holthaus Chairman WillScot Corporation	Erik Olsson Chairman Mobile Mini, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the Merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        The accompanying joint proxy statement/prospectus is dated [            ], 2020 and is first being mailed to stockholders of WillScot and Mobile Mini on or about [            ], 2020.

WILLSCOT CORPORATION
901 S. Bond Street, Suite 600
Baltimore, Maryland 21231

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on [            ], 2020

To the Stockholders of WillScot Corporation:

        We are pleased to invite you to attend, and notice is hereby given that WillScot Corporation ("WillScot"), will hold, a special meeting of its stockholders (the "WillScot special meeting"), at WillScot's principal executive office, 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231 on [            ], 2020 at [            ] a.m. Eastern Time for the following purposes:

  1.
  Approval of the WillScot Stock Issuance. To vote on a proposal to approve the issuance of shares of WillScot's Class A common stock, par value $0.0001 per share (the "WillScot Class A Common Stock"), to stockholders of Mobile Mini Inc. ("Mobile Mini") in connection with the merger of equals (the "Merger") contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 1, 2020, by and among WillScot, Mobile Mini and Picasso Merger Sub, Inc., a wholly owned subsidiary of WillScot (the "WillScot Stock Issuance Proposal");

  2.
  Approval of the Combined Company Charter Amendment. To vote on a proposal to approve and adopt the amended and restated certificate of incorporation of WillScot, to be renamed [            ] (the "Combined Company") at the closing of the Merger (the "A&R Charter"), in the form attached as Annex B to this joint proxy statement/prospectus (the "Combined Company Charter Amendment Proposal");

  3.
  Approval of the 2020 Incentive Plan. To vote on a proposal to amend and restate, in its entirety, the WillScot Corporation 2017 Incentive Award Plan, as amended (the "WillScot 2017 Incentive Plan"), as the Combined Company 2020 Incentive Award Plan (the "Combined Company 2020 Incentive Plan"), to: (i) increase the number of shares of Combined Company Common Stock authorized for issuance under the Combined Company 2020 Incentive Plan to a total of [                                    ] shares, (ii) revise the definition of "Change in Control" to align with such definition as set forth in the employment agreements for Messrs. Soultz, Williams, Boswell, Miner and Lopez, entered into in connection with the signing of the Merger Agreement and discussed in detail elsewhere in this joint proxy statement/prospectus, and make certain other conforming changes and updates to reflect changes in law and practice, and (iii) rename the WillScot 2017 Incentive Plan as the "Combined Company 2020 Incentive Award Plan," and change all references to WillScot therein to the Combined Company, in each case, as set forth in the form of Combined Company 2020 Incentive Plan attached as Annex E to this joint proxy statement/prospectus, and to be effective upon, and subject to, the closing of the Merger and the other transactions contemplated by the Merger Agreement (the "2020 Incentive Plan Proposal"); and

  4.
  Adjournment of the WillScot Special Meeting. To vote on a proposal to approve the adjournment of the WillScot special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the WillScot special meeting to approve the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal (the "WillScot Adjournment Proposal," and together with the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the 2020 Incentive Plan Proposal, the "WillScot Proposals").

        WillScot will transact no other business at the WillScot special meeting, except such business as may properly be brought before the WillScot special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the WillScot special meeting.

        The WillScot board of directors (the "WillScot Board") has fixed the close of business on [            ], 2020 as the record date for the WillScot special meeting (the "WillScot Record Date"). Only stockholders of record at that time are entitled to receive notice of, and to vote at, the WillScot special meeting or any adjournment or postponement thereof. WillScot is commencing its solicitation of proxies on or about [            ], 2020. WillScot will continue to solicit proxies until the date of the WillScot special meeting.

        Completion of the Merger is conditioned upon, among other things, (i) approval of the WillScot Stock Issuance Proposal by the WillScot stockholders, which requires the affirmative vote of the holders of a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B common stock, par value $0.0001 per share (the "WillScot Class B Common Stock" and together with the WillScot Class A Common Stock, the "WillScot Common Stock"), entitled to vote at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy), voting together as a single class, and (ii) approval of the Combined Company Charter Amendment Proposal, which requires the affirmative vote of holders of each of (a) a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock that are entitled to vote, voting together as a single class, (b) a majority of the issued and outstanding shares of WillScot Class A Common Stock, voting as a separate class, and (c) a majority of the issued and outstanding shares of WillScot Class B Common Stock, voting as a separate class.

        The WillScot Board unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, certain governance arrangements, the WillScot Stock Issuance, the Combined Company Charter Amendment and the 2020 Incentive Plan are advisable and fair to and in the best interests of WillScot and its stockholders, and unanimously recommends that WillScot stockholders vote:

  •
  "FOR" the WillScot Stock Issuance Proposal;

  •
  "FOR" the Combined Company Charter Amendment Proposal;

  •
  "FOR" the 2020 Incentive Plan Proposal; and

  •
  "FOR" the WillScot Adjournment Proposal.

        Your vote is very important regardless of the number of shares of WillScot Common Stock that you own. A failure to vote your shares, or to provide instructions to your bank, brokers or nominee as to how to vote your shares, is the equivalent of a vote against the Combined Company Charter Amendment Proposal. Whether or not you expect to attend the WillScot special meeting in person, to ensure your representation at the WillScot special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the WillScot proxy card, (2) calling the toll-free number listed on the WillScot proxy card or (3) submitting your WillScot proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of WillScot Common Stock who is present at the WillScot special meeting may vote in person, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the WillScot special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

        If you own shares in street name through an account with a bank, broker or other nominee, then send proof of your WillScot stock ownership as of the WillScot Record Date (for example, a brokerage firm account statement or a "legal proxy" from your intermediary) along with your ticket request. If you are not sure what proof to send, check with your intermediary.

        If your shares are registered in your name with WillScot's stock registrar and transfer agent, Continental Stock Transfer & Trust Company, no proof of ownership is required because WillScot can verify your ownership.

        If you are a stockholder of record as of the WillScot Record Date for the WillScot special meeting and you plan to attend the WillScot special meeting in person, you will need valid government-issued photo identification, such as a driver's license or passport, to enter the WillScot special meeting. If you hold your shares through a bank, broker or other nominee and you plan to attend the WillScot special meeting in person, we will admit you only if we can verify that you are a WillScot stockholder as of the WillScot Record Date. You will need to bring a letter or account statement demonstrating that you were the beneficial owner of our common stock on the WillScot Record Date, along with valid government-issued photo identification, to be admitted to the WillScot special meeting.

        For security reasons, be prepared to show a form of government-issued photo identification when presenting your ticket for admission to the WillScot special meeting. If you forget to bring your ticket, you will be admitted only if you provide photo identification. If you do not request a ticket in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a stockholder of WillScot Common Stock as of the WillScot Record Date. If you need special assistance at the WillScot special meeting because of a disability, please contact WillScot's Corporate Secretary's Office.

        As part of our precautions regarding the coronavirus (COVID-19), we are sensitive to the public health and travel concerns that our stockholders may have, as well as any protocols that federal, state and local governments may impose. In the event we determine it is necessary or appropriate to take additional steps regarding how we conduct our meeting, including by holding the meeting virtually over the Internet, we will announce this decision in advance, and details will be posted on our website and filed with the SEC.

        The enclosed joint proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement and the other matters to be considered at the WillScot special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning any of the proposals in this notice, the Merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of WillScot Common Stock, please contact WillScot's proxy solicitor:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Telephone: 866-785-7395 (toll-free)
781-575-2137 (collect)

By Order of the WillScot Corporation Board of Directors,

Hezron Timothy Lopez Vice President, General Counsel & Corporate Secretary

Baltimore, Maryland
[            ], 2020

MOBILE MINI, INC.
4646 E. Van Buren Street, Suite 400
Phoenix, Arizona 85008

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Mobile Mini, Inc.:

        We are pleased to invite you to attend, and notice is hereby given that Mobile Mini, Inc. ("Mobile Mini") will hold, a special meeting of its stockholders (the "Mobile Mini special meeting"), at our principal executive office, located at 4646 E. Van Buren Street, Phoenix, Arizona 85008, on [                    ], [        ], 2020 at [            ] Phoenix local time for the following purposes:

  1.
  Adoption of the Merger Agreement. To vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 1, 2020 (the "Merger Agreement"), by and among WillScot Corporation ("WillScot"), Mobile Mini and Picasso Merger Sub, Inc., a wholly owned subsidiary of WillScot, which is further described in the section entitled "The Merger Agreement," a copy of which Merger Agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the "Mobile Mini Merger Proposal");

  2.
  Mobile Mini Merger-Related Compensation. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Mobile Mini's named executive officers in connection with the merger of equals (the "Merger") contemplated by the Merger Agreement (the "Mobile Mini Merger-Related Compensation Proposal"); and

  3.
  Adjournment of the Mobile Mini Special Meeting. To vote on a proposal to approve the adjournment of the Mobile Mini special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Mobile Mini special meeting to approve the Mobile Mini Merger Proposal (the "Mobile Mini Adjournment Proposal," and together with the Mobile Mini Merger Proposal and the Mobile Mini Merger-Related Compensation Proposal, the "Mobile Mini Proposals").

        Mobile Mini will transact no other business at the Mobile Mini special meeting, except such business as may properly be brought before the Mobile Mini special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Mobile Mini special meeting.

        The Mobile Mini board of directors (the "Mobile Mini Board") has fixed the close of business on [                    ], 2020 as the record date for the Mobile Mini special meeting (the "Mobile Mini Record Date"). Only Mobile Mini stockholders of record at that time are entitled to receive notice of, and to vote at, the Mobile Mini special meeting or any adjournment or postponement thereof. Mobile Mini is commencing its solicitation of proxies on or about [                    ], 2020. Mobile Mini will continue to solicit proxies until the date of the Mobile Mini special meeting.

        Completion of the Merger is conditioned, among other things, upon adoption of the Merger Agreement by the Mobile Mini stockholders, which requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting.

        The Mobile Mini Board has approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; has determined that the Merger Agreement and transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of Mobile Mini stockholders; and recommends that Mobile Mini stockholders vote:

  •
  "FOR" the Mobile Mini Merger Proposal;

  •
  "FOR" the Mobile Mini Merger-Related Compensation Proposal; and

  •
  "FOR" the Mobile Mini Adjournment Proposal.

        Your vote is very important, regardless of the number of shares of Mobile Mini Common Stock that you own. A failure to vote your shares, or to provide instructions to your bank, broker or nominee as to how to vote your shares, is the equivalent of a vote against the Mobile Mini Merger Proposal. Whether or not you expect to attend the Mobile Mini special meeting in person, to ensure your representation at the Mobile Mini special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the Mobile Mini proxy card, (2) calling the toll-free number listed on the Mobile Mini proxy card or (3) submitting your Mobile Mini proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Mobile Mini Common Stock who is present at the Mobile Mini special meeting may vote in person, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Mobile Mini special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

        You will need to obtain an admission ticket in advance to attend the Mobile Mini special meeting. To do so, please make your request by mail to Office of the Corporate Secretary, 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008, by email at CorpSecretary@mobilemini.com or by phone at (480) 894-6311. Mobile Mini's Corporate Secretary must receive your request for an admission ticket on or before [            ], 2020. Seating will be limited and requests for tickets will be processed in the order in which they are received.

        If you own shares in street name through an account with a bank, broker or other nominee, then send proof of your Mobile Mini stock ownership as of the Mobile Mini Record Date (for example, a brokerage firm account statement or a "legal proxy" from your intermediary) along with your ticket request. If you are not sure what proof to send, check with your intermediary.

        If your shares are registered in your name with Mobile Mini's stock registrar and transfer agent, Broadridge Corporate Issuer Solutions, Inc., no proof of ownership is required because Mobile Mini can verify your ownership.

        If you are a stockholder of record as of the Mobile Mini Record Date for the Mobile Mini special meeting and you plan to attend the Mobile Mini special meeting in person, you will need valid government-issued photo identification, such as a driver's license or passport, to enter the Mobile Mini special meeting. If you hold your shares through a bank, broker or other nominee and you plan to attend the Mobile Mini special meeting in person, we will admit you only if we can verify that you are a Mobile Mini stockholder as of the Mobile Mini Record Date. You will need to bring a letter or account statement demonstrating that you were the beneficial owner of our common stock on the Mobile Mini Record Date, along with valid government-issued photo identification, to be admitted to the Mobile Mini special meeting. If you need special assistance at the Mobile Mini special meeting because of a disability, please contact Mobile Mini's Corporate Secretary's Office.

        As part of our precautions regarding the coronavirus (COVID-19), we are sensitive to the public health and travel concerns that our stockholders may have, as well as any protocols that federal, state and local governments may impose. In the event we determine it is necessary or appropriate to take additional steps regarding how we conduct our meeting, including by holding the meeting virtually over the Internet, we will announce this decision in advance, and details will be posted on our website and filed with the SEC.

        The enclosed joint proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement and the other matters to be considered at the Mobile Mini special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning any of the proposals in this notice, the Merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Mobile Mini Common Stock, please contact Mobile Mini's proxy solicitor or Mobile Mini:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call Toll-Free: (877) 800-5195
Banks & Brokers May Call Collect: (212) 750-5833

OR

Mobile Mini, Inc.
4646 E. Van Buren Street, Suite 400
Phoenix, Arizona 85008
Attention: Investor Relations
Telephone: (480) 894-6311
E-mail: etadano@mobilemini.com

By Order of the Board of Directors,
Christopher J. Miner Senior Vice President and General Counsel Phoenix, Arizona Dated: [ ], 2020

 ADDITIONAL INFORMATION

        The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about WillScot and Mobile Mini from other documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. For a listing of the documents incorporated by reference into the accompanying joint proxy statement/prospectus, see the section entitled "Where You Can Find More Information."

        You can obtain any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone as follows:

For WillScot Stockholders: WillScot Corporation 901 S. Bond Street, Suite 600 Baltimore, Maryland 21231 Attention: Investor Relations investors@willscot.com	For Mobile Mini Stockholders: Mobile Mini, Inc. 4646 E. Van Buren Street, Suite 400 Phoenix, Arizona 85008 Attention: Investor Relations (480) 894-6311 etadano@mobilemini.com

        To receive timely delivery of the documents in advance of the WillScot special meeting and the Mobile Mini special meeting, you should make your request no later than [            ], 2020.

        You may also obtain any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus without charge through the Securities and Exchange Commission website at www.sec.gov. In addition, you may obtain copies of documents filed by WillScot with the SEC on WillScot's website at http://www.willscot.com under the tab "Investors," then under the heading "Financial Information" or by contacting WillScot's Corporate Secretary at WillScot Corporation, 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231. You may also obtain copies of documents filed by Mobile Mini with the SEC on Mobile Mini's Internet website at http://www.mobilemini.com under the tab "Company—Investor Relations" and then under the heading "Filings & Financials—SEC Filings" or by contacting Mobile Mini's Investor Relations at Mobile Mini, Investor Relations, 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.

        We are not incorporating the contents of the websites of the SEC, WillScot, Mobile Mini or any other entity or any other website into the accompanying joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into the accompanying joint proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by WillScot (File No. 333-[            ]), constitutes a prospectus of WillScot under Section 5 of the Securities Act with respect to the shares of WillScot Class A Common Stock to be issued to Mobile Mini stockholders as Merger Consideration pursuant to the Merger Agreement. This document also constitutes a joint proxy statement of each of WillScot and of Mobile Mini under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the Mobile Mini special meeting, at which Mobile Mini stockholders will be asked to consider and vote upon the Mobile Mini Proposals and certain other related matters, and it constitutes a notice of meeting with respect to the WillScot special meeting, at which WillScot stockholders will be asked to consider and vote upon the WillScot Proposals and certain other related matters.

        WillScot has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to WillScot and Merger Sub, and Mobile Mini has supplied all such information relating to Mobile Mini.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. WillScot and Mobile Mini have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated as of the date set forth above on the cover page of this joint proxy statement/prospectus, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to WillScot stockholders or Mobile Mini stockholders nor the issuance by WillScot of shares of WillScot Class A Common Stock as Merger Consideration pursuant to the Merger Agreement will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

        Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

  •
  "2020 Incentive Plan Proposal" refers to the proposal to amend and restate, in its entirety, the WillScot Corporation 2017 Incentive Plan, as amended, as the Combined Company 2020 Incentive Award Plan, as set forth in the form of Combined Company 2020 Incentive Plan attached as Annex E to this joint proxy statement/prospectus, and to be effective upon, and subject to, the closing of the Merger and the other transactions contemplated by the Merger Agreement

  •
  "2023 Annual Stockholders Meeting" refers to the 2023 annual meeting of stockholders of the Combined Company

  •
  "A&R Bylaws" refers to the bylaws of the Combined Company, as amended and restated at the Effective Time

  •
  "A&R Charter" refers to the certificate of incorporation of WillScot, as amended and restated at the Effective Time, which will be the certificate of incorporation of the Combined Company

  •
  "Barclays" refers to Barclays Capital Inc.

  •
  "Code" refers to the Internal Revenue Code of 1986, as amended

  •
  "Combined Company" refers to WillScot following the Effective Time (at which time WillScot will be renamed [        ])

  •
  "Combined Company Board" refers to the board of directors of the Combined Company

  •
  "Combined Company Charter Amendment Proposal" refers to the proposal that the WillScot stockholders approve and adopt the A&R Charter

  •
  "Combined Company Common Stock" refers to the common stock, par value $0.0001 per share, of the Combined Company, following the effectiveness of the A&R Charter

  •
  "DGCL" refers to the General Corporation Law of the State of Delaware

  •
  "Effective Time" refers to the effective time of the Merger

  •
  "Exchange Act" refers to the Securities Exchange Act of 1934, as amended

  •
  "Exchange Ratio" refers to 2.4050 shares of WillScot Class A Common Stock per share of Mobile Mini Common Stock

  •
  "Excluded Shares" refers to shares of Mobile Mini Common Stock held immediately prior to the Effective Time by Mobile Mini as treasury stock or owned by a subsidiary of Mobile Mini

  •
  "GAAP" refers to United States generally accepted accounting principles

  •
  "Goldman Sachs" refers to Goldman Sachs & Co. LLC

  •
  "HSR Act" refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

  •
  "IRS" refers to the Internal Revenue Service

  •
  "Merger" refers to the merger of Merger Sub with and into Mobile Mini, with Mobile Mini being the surviving corporation

  •
  "Merger Agreement" refers to the Agreement and Plan of Merger, dated as of March 1, 2020, by and among WillScot, Merger Sub and Mobile Mini

  •
  "Merger Consideration" refers to the shares of WillScot Class A Common Stock to be issued to the Mobile Mini stockholders in exchange for their shares of Mobile Mini Common Stock

  •
  "Merger Sub" refers to Picasso Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of WillScot

  •
  "Mobile Mini" refers to Mobile Mini, Inc., a Delaware corporation

  •
  "Mobile Mini Adjournment Proposal" refers to the proposal that the Mobile Mini stockholders adjourn the Mobile Mini special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Mobile Mini special meeting to approve the Mobile Mini Merger Proposal

  •
  "Mobile Mini Board" refers to the Board of Directors of Mobile Mini

  •
  "Mobile Mini Common Stock" refers to common stock, par value $0.01 per share, of Mobile Mini

  •
  "Mobile Mini Merger Proposal" refers to the proposal that the Mobile Mini stockholders approve and adopt the Merger Agreement

  •
  "Mobile Mini Merger-Related Compensation Proposal" refers to the proposal that Mobile Mini stockholders approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Mobile Mini's named executive officers in connection with the Merger contemplated by the Merger Agreement

  •
  "Mobile Mini Proposals" refers to the Mobile Mini Merger Proposal, the Mobile Mini Merger-Related Compensation Proposal and the Mobile Mini Adjournment Proposal

  •
  "Mobile Mini Record Date" refers to [            ], 2020

  •
  "Mobile Mini Restricted Stock Award" refers to an unvested award of restricted shares of Mobile Mini Common Stock

  •
  "Mobile Mini stockholder" or "Mobile Mini stockholders" refers to one or more holders of Mobile Mini Common Stock, as applicable

  •
  "Mobile Mini Stockholder Approval" refers to the affirmative vote of the holders of a majority of the issued and outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting in favor of the Mobile Mini Merger Proposal

  •
  "Mobile Mini special meeting" refers to the special meeting of Mobile Mini stockholders to consider and vote upon the Mobile Mini Proposals and related matters

  •
  "Morgan Stanley" refers to Morgan Stanley & Co. LLC

  •
  "Nasdaq" refers to, with respect to WillScot, WillScot Class A Common Stock, the Combined Company and Combined Company Common Stock, the Nasdaq Capital Market and, with respect to Mobile Mini and Mobile Mini Common Stock, the Nasdaq Global Select Market

  •
  "Sapphire Holding" refers to Sapphire Holding S.à r.l., an affiliate of TDR Capital

  •
  "SEC" refers to the U.S. Securities and Exchange Commission

  •
  "Securities Act" refers to the Securities Act of 1933, as amended

  •
  "Shareholders Agreement" refers to the agreement to be entered into at the Effective Time between the Combined Company and the TDR Parties, substantially in the form attached to the Merger Agreement as Exhibit F

  •
  "Stifel" refers to Stifel, Nicolaus & Company, Incorporated

  •
  "TDR Capital" refers to TDR Capital LLP

  •
  "TDR Holdings" refers to TDR Capital II Holdings L.P.

  •
  "TDR Parties" refers to one or more of Sapphire Holding, TDR Capital and TDR Holdings, as applicable

  •
  "Voting Agreement" refers to the Voting Agreement, dated as of March 1, 2020, by and among Mobile Mini, TDR Capital, TDR Holdings and Sapphire Holding

  •
  "WillScot" refers to WillScot Corporation, a Delaware corporation

  •
  "WillScot Adjournment Proposal" refers to the proposal that the WillScot stockholders adjourn the WillScot special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the WillScot special meeting to approve the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal

  •
  "WillScot Board" refers to the Board of Directors of WillScot

  •
  "WillScot Class A Common Stock" refers to the class A common stock, par value $0.0001 per share, of WillScot

  •
  "WillScot Class B Common Stock" refers to the class B common stock, par value $0.0001 per share, of WillScot

  •
  "WillScot Common Stock" refers to the WillScot Class A Common Stock and the WillScot Class B Common Stock, together

  •
  "WillScot Proposals" refers to the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal, the 2020 Incentive Plan Proposal and the WillScot Adjournment Proposal

  •
  "WillScot Record Date" refers to [            ], 2020

  •
  "WillScot Special Committee" refers to the special committee of the WillScot Board consisting of independent and disinterested directors established by the WillScot Board for the purpose of reviewing, evaluating and deliberating with respect to potential strategic acquisitions or other strategic transactions, including the Merger and the other transactions contemplated by the Merger Agreement

  •
  "WillScot special meeting" refers to the special meeting of WillScot stockholders to consider and vote upon the WillScot Proposals and related matters

  •
  "WillScot Stock Issuance Proposal" refers to the proposal that WillScot stockholders approve the issuance of the shares of WillScot Class A Common Stock as Merger Consideration to the Mobile Mini stockholders in connection with the Merger

  •
  "WillScot stockholder" or "WillScot stockholders" refers to one or more holders of WillScot Common Stock, as applicable

  •
  "WillScot Stockholder Approval" refers to the affirmative vote of (i) the holders of a majority of the issued and outstanding shares of WillScot Common Stock entitled to vote at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy) approving the WillScot Stock Issuance Proposal and (ii) the holders of (a) a majority of the issued and outstanding shares of WillScot Common Stock that are entitled to vote, (b) a majority of the issued and outstanding shares of WillScot Class A Common Stock, voting as a separate class, and (c) a majority of the issued and outstanding shares of WillScot Class B Common Stock, voting as a separate class, approving the Combined Company Charter Amendment

  •
  "WSHC" refers to Williams Scotsman Holdings Corp.

  •
  "WSHC Stock" refers to shares of WSHC common stock, par value $0.0001 per share

i

ANNEXES

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following questions and answers briefly address some commonly asked questions about the Merger, the Merger Agreement, the transactions contemplated by the Merger Agreement, the WillScot special meeting and the Mobile Mini special meeting. They may not include all the information that is important to WillScot stockholders or Mobile Mini stockholders. WillScot stockholders and Mobile Mini stockholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein. See the section entitled "Where You Can Find More Information" beginning on page 260 of this joint proxy statement/prospectus.

Q:    What is the Merger?

A:
WillScot, Merger Sub and Mobile Mini have entered into the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. The Merger Agreement contains the terms and conditions of the proposed Merger, whereby WillScot and Mobile Mini will combine in a stock-for-stock merger of equals. Under the Merger Agreement, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the Merger Agreement and described hereafter, at the Effective Time, Merger Sub will merge with and into Mobile Mini, with Mobile Mini continuing as the surviving corporation and a wholly owned subsidiary of WillScot. As a result of the Merger, Mobile Mini will no longer be a publicly held company. Following the Merger, Mobile Mini Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act. As of the Effective Time, the name of WillScot will be changed to [        ]. Each of the WillScot Class A Common Stock and the Mobile Mini Common Stock are traded on Nasdaq under the symbols "WSC" and "MINI," respectively. The Combined Company will have a single series of common stock which will be listed for trading on Nasdaq under the symbol "[        ]."

Q:    Why am I receiving these materials?

A:
You are receiving this joint proxy statement/prospectus to help you decide how to vote your shares of WillScot Common Stock or Mobile Mini Common Stock with respect to the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal or the Mobile Mini Merger Proposal, as applicable, and any other matters to be considered at the applicable company's special meeting.

  The Merger cannot be completed unless, among other things, (1) WillScot stockholders approve the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal at the WillScot special meeting and (2) Mobile Mini stockholders approve the Mobile Mini Merger Proposal at the Mobile Mini special meeting.

  This joint proxy statement/prospectus constitutes both a joint proxy statement of WillScot and Mobile Mini and a prospectus of WillScot. It is a joint proxy statement because each of the WillScot Board and the Mobile Mini Board is soliciting proxies from its respective stockholders. It is a prospectus because WillScot will issue shares of WillScot Class A Common Stock in exchange for outstanding shares of Mobile Mini Common Stock (other than Excluded Shares) in the Merger. Immediately following Mobile Mini stockholders' receipt of WillScot Class A Common Stock in the Merger, all issued and outstanding shares of WillScot Class A Common Stock will be reclassified as and converted into shares of Combined Company Common Stock upon the filing of the A&R Charter. Information about the WillScot special meeting, the Mobile Mini special meeting, the Merger, the Merger Agreement and the other business to be considered by WillScot stockholders at the WillScot special meeting and Mobile Mini stockholders at the Mobile Mini special meeting is contained in this joint proxy statement/prospectus. WillScot stockholders and Mobile Mini stockholders should read this information carefully and in its entirety. The enclosed voting materials allow WillScot stockholders and Mobile Mini stockholders to vote their shares by proxy without attending the applicable special meeting in person.

Q:    What will the Combined Company be named?

A:
WillScot's certificate of incorporation will be amended and restated, effective upon the filing of the A&R Charter, to, among other things, change WillScot's name to "[            ]." Following completion of the Merger, the Combined Company Common Stock will be listed for trading on Nasdaq under the symbol "[            ]."

Q:    What will Mobile Mini stockholders receive in the Merger?

A:
If the Merger is completed, each outstanding share of Mobile Mini Common Stock (other than Excluded Shares) will be converted into the Merger Consideration, which is the right to receive 2.4050 fully paid and nonassessable shares of WillScot Class A Common Stock per share of Mobile Mini Common Stock, and, if applicable, cash in lieu of fractional shares. Immediately following the Mobile Mini stockholders' receipt of the Merger Consideration, in connection with the filing of the A&R Charter, and as contemplated by the Merger Agreement, all issued and outstanding shares of WillScot's Class A Common Stock will be reclassified as and converted into shares of Combined Company Common Stock pursuant to the A&R Charter. The Merger Consideration is described in more detail in "The Merger Agreement—Merger Consideration."

Q:    What will WillScot stockholders receive in the Merger?

A:
WillScot stockholders will not receive any Merger Consideration, and their shares of WillScot Class A Common Stock will remain outstanding and, immediately following the Merger and in connection with filing of the A&R Charter, such shares will be reclassified as and converted into shares of Combined Company Common Stock. As contemplated by the Merger Agreement and the Voting Agreement, immediately prior to the Effective Time, all issued and outstanding shares of WillScot Class B Common Stock will be canceled in connection with Sapphire Holding's exchange of its shares of WSHC Stock for shares of WillScot Class A Common Stock as required by the Merger Agreement and the Voting Agreement. The Combined Company Common Stock will be listed for trading on Nasdaq under the symbol "[            ]."

Q:
What respective equity stakes will WillScot stockholders and Mobile Mini stockholders hold in the Combined Company immediately following the Merger?

A:
As of the date of this joint proxy statement/prospectus, based on the current number of shares of WillScot Common Stock and Mobile Mini Common Stock outstanding and reserved for issuance, we estimate that, immediately following completion of the Merger, former holders of WillScot Common Stock will own approximately 54% of the outstanding shares of Combined Company Common Stock and former holders of Mobile Mini Common Stock will own approximately 46% of the outstanding shares of Combined Company Common Stock. The exact equity stake of WillScot stockholders and Mobile Mini stockholders in the Combined Company immediately following the Merger will depend on the number of shares of WillScot Common Stock and Mobile Mini Common Stock issued and outstanding immediately prior to the Effective Time.

Q:
Will the market value of the Merger Consideration change between the date of this joint proxy statement/prospectus and the time the Merger is completed?

A:
Yes. Although the number of shares of WillScot Class A Common Stock that holders of Mobile Mini Common Stock will receive as Merger Consideration is fixed, the market value of the Merger Consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the Merger based upon the trading price of shares of WillScot Class A Common Stock. Any fluctuation in the trading price of shares of WillScot Class A Common Stock after the date of this joint proxy statement/prospectus will change the market value of the shares of WillScot Class A Common Stock that holders of Mobile Mini Common Stock will receive.

Q:
Did any WillScot stockholders enter into any agreements to vote for the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal?

A:
Yes. On March 1, 2020, in connection with WillScot's, Merger Sub's and Mobile Mini's entry into the Merger Agreement, the TDR Parties entered into a Voting Agreement with Mobile Mini pursuant to which, among other things, Sapphire Holding agreed to vote in favor of the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the WillScot Adjournment Proposal. Sapphire Holding owned approximately 48.24% of the issued and outstanding shares of WillScot Common Stock as of the date of the Voting Agreement.

Q:
Will the TDR Parties have any right to nominate members of the Combined Company Board following the closing of the Merger?

A:
Yes. At the Effective Time, the Combined Company and the TDR Parties will enter into the Shareholders Agreement, a form of which is attached to this joint proxy statement/prospectus as Annex D. The Shareholders Agreement provides, among other things, Sapphire Holding the right to nominate: (i) two directors to the Combined Company Board for so long as the TDR Parties beneficially own at least 15% of the issued and outstanding shares of Combined Company Common Stock, and (ii) one director to the Combined Company Board for so long as the TDR Parties beneficially own at least 5%, but less than 15%, of the issued and outstanding shares of Combined Company Common Stock. In connection with such nomination rights, the TDR Parties are subject to certain standstill obligations for so long as Sapphire Holding beneficially owns at least 5% of the issued and outstanding shares of Combined Company Common Stock and certain confidentiality obligations. For more details on the Shareholders Agreement, see the section entitled "The Merger—Voting Agreement and Shareholders Agreement."

Q:
Will the TDR Parties have any limitations on their ability to transfer their shares of Combined Company Common Stock?

A:
Yes. The Shareholders Agreement to be entered into at the Effective Time prohibits Sapphire Holding from transferring its shares of Combined Company Common Stock for six months after the Effective Time. Following such lock-up period, Sapphire Holding will be prohibited from transferring: (i) more than 50% of its shares of Combined Company Common Stock for a period of one year following the end of such lock-up period, (ii) its shares of Combined Company Common Stock to any person or group who beneficially owns more than, or as a result of such transfer, would beneficially own more than, 5% of the then-outstanding shares of Combined Company Common Stock and (iii) until such time that Sapphire Holding beneficially owns less than 5% of the then-outstanding shares of Combined Company Common Stock, more than 2.5% of the then-outstanding shares of Combined Company Common Stock in any 90-day period in an open market sale or block trade, subject to certain exceptions. The Shareholders Agreement will also require Sapphire Holding to transfer its shares of Combined Company Common Stock in accordance with the terms of the Combined Company's securities trading policy.

Q:    Will I still be paid dividends prior to the completion of the Merger?

A:
WillScot has never declared or paid a cash dividend and under the Merger Agreement may not declare or pay any dividends prior to the completion of the Merger. Under the Merger Agreement, Mobile Mini may declare and pay a regular quarterly cash dividend in an amount per share of up to $0.303 per quarter. Mobile Mini is also permitted to declare and pay a special cash dividend prior to the consummation of the Merger in a per share amount equal to the product of (x) $0.303 and (y) a fraction, the numerator of which is the number of days from the first day of the calendar quarter in which the consummation of the Merger occurs through such date on which the Merger is completed and the denominator of which is the number of days in such calendar quarter.

  For more information regarding the payment of dividends, see the section entitled "The Merger Agreement—Covenants and Agreements."

v

Q:
When do WillScot and Mobile Mini expect to complete the Merger and the related transactions?

A:
WillScot and Mobile Mini are working to complete the Merger and the related transactions as soon as practicable. WillScot and Mobile Mini currently expect that the Merger and the related transactions will be completed in the third quarter of 2020. Neither WillScot nor Mobile Mini can predict, however, the actual date on which the Merger and the related transactions will be completed because they are subject to conditions beyond each company's control, including obtaining the necessary stockholder and regulatory approvals.

        See the section entitled "The Merger Agreement—Conditions to Completion of the Merger."

Q:    What matters will be considered at each of the special meetings?

A:
WillScot stockholders are being asked to vote on the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal, the 2020 Incentive Plan Proposal and the WillScot Adjournment Proposal. The approval of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal are conditions to the obligations of the parties to complete the Merger. The approval of the 2020 Incentive Plan Proposal is not a condition to the obligations of the parties to complete the Merger. See the sections entitled "Questions and Answers About the Merger and the Special Meetings—What vote is required to approve each proposal at the WillScot special meeting?" and "—What happens if the 2020 Incentive Plan Proposal is not approved?"

  Mobile Mini stockholders are being asked to vote on the Mobile Mini Merger Proposal, the Mobile Mini Merger-Related Compensation Proposal and the Mobile Mini Adjournment Proposal. The approval of the Mobile Mini Merger Proposal is a condition to the obligations of the parties to complete the Merger. See the section entitled "Questions and Answers About the Merger and the Special Meetings—What vote is required to approve each proposal at the Mobile Mini special meeting?"

Q:    What vote is required to approve each proposal at the WillScot special meeting?

A:
Approval of the WillScot Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock entitled to vote on the matter at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy), voting together as a single class.

  Approval of the Combined Company Charter Amendment Proposal requires the affirmative vote of the holders of each of (a) a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock that are entitled to vote, voting together as a single class, (b) a majority of the issued and outstanding shares of WillScot Class A Common Stock, voting as a separate class, and (c) a majority of the issued and outstanding shares of WillScot Class B Common Stock, voting as a separate class.

  Approval of the 2020 Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of WillScot Common Stock entitled to vote on the matter at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy), voting together as a single class.

  Approval of the WillScot Adjournment Proposal requires that the votes cast in favor of such proposal by the holders of shares of WillScot Common Stock exceed the number of votes cast against such proposal by the holders of shares of WillScot Common Stock.

Q:    What happens if the 2020 Incentive Plan Proposal is not approved?

A:
Approval of the 2020 Incentive Plan Proposal is not a condition to completion of the Merger. Accordingly, if the Merger is approved and the other conditions to closing are satisfied or waived, the Merger will be completed even if the 2020 Incentive Plan Proposal is not approved. If the 2020 Incentive Plan Proposal is not approved, the Combined Company may be required to seek the approval of the stockholders of the Combined Company, prior to the 2021 annual meeting of Combined Company stockholders, to, among other things, increase the number of shares of Combined Company Common Stock authorized for issuance under the WillScot 2017 Incentive Plan and/or to comply with certain post-closing obligations to the management team and certain other employees of the Combined Company as contemplated by the Merger Agreement.

Q:    What vote is required to approve each proposal at the Mobile Mini special meeting?

A:
Approval of the Mobile Mini Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting.

  Approval of the Mobile Mini Merger-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Mobile Mini Common Stock represented (in person or by proxy) at the Mobile Mini special meeting and entitled to vote on the proposal, assuming a quorum.

  Approval of the Mobile Mini Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting.

Q:
Why are Mobile Mini stockholders being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the Mobile Mini Merger-Related Compensation?

A:
Under SEC rules, Mobile Mini is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the Merger.

Q:    What happens if the Mobile Mini Merger-Related Compensation Proposal is not approved?

A:
Approval of the Mobile Mini Merger-Related Compensation Proposal is not a condition to completion of the Merger, and because the vote on the Mobile Mini Merger-Related Compensation Proposal is advisory only, it will not be binding on Mobile Mini. Accordingly, if the Merger is approved and the other conditions to closing are satisfied or waived, the Merger will be completed even if the Mobile Mini Merger-Related Compensation Proposal is not approved. If the Mobile Mini Merger Proposal is approved by the Mobile Mini stockholders, the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal are approved by the WillScot stockholders and the Merger is completed, the Mobile Mini Merger-Related Compensation will be payable to Mobile Mini's named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Mobile Mini Merger-Related Compensation Proposal.

Q:
Do any of WillScot's or Mobile Mini's directors or executive officers have interests in the Merger that may differ from those of WillScot stockholders or Mobile Mini stockholders?

A:
WillScot's non-employee directors and executive officers and one of Mobile Mini's non-employee directors (who is Mr. Olsson, who has unvested legacy awards from his tenure as CEO of Mobile Mini; no other non-employee director has equity awards which would vest in connection with the Merger) and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of WillScot stockholders and Mobile Mini stockholders generally. The WillScot Board was aware of the interests of WillScot's directors and executive officers, the Mobile Mini Board was aware of the interests of Mobile Mini's directors and executive officers, and each board considered such interests, among other matters, when it approved the Merger Agreement and in making its recommendations to its respective stockholders. For more information regarding these interests, see the sections entitled "The Merger—Interests of Certain of WillScot's Directors and Executive Officers in the Merger" and "The Merger—Interests of Mobile Mini's Directors and Executive Officers in the Merger."

Q:    How many votes do I have?

A:
Each WillScot stockholder is entitled to one vote for each share of WillScot Common Stock held of record as of the WillScot Record Date and each Mobile Mini stockholder is entitled to one vote for each share of Mobile Mini Common Stock held of record as of the Mobile Mini Record Date.

  As of the close of business on [                ], 2020, there were [                ] shares of WillScot Class A Common Stock and                 shares of WillScot Class B Common Stock outstanding. As of the close of business on [                ], 2020, there were [                ] shares of Mobile Mini Common Stock outstanding. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in street name.

Q:    What constitutes a quorum for the WillScot special meeting?

  The holders of a majority of the outstanding shares of WillScot Common Stock as of the WillScot Record Date, present either in person or by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business at the WillScot special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at the WillScot special meeting.

Q:    What constitutes a quorum for the Mobile Mini special meeting?

  The holders of a majority of the outstanding shares of Mobile Mini Common Stock as of the Mobile Mini Record Date entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Mobile Mini special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at the Mobile Mini special meeting.

Q:    How does the WillScot Board recommend that WillScot stockholders vote?

A:
The WillScot Board unanimously recommends that WillScot stockholders vote: "FOR" the WillScot Stock Issuance Proposal, "FOR" the Combined Company Charter Amendment Proposal, "FOR" the 2020 Incentive Plan Proposal and "FOR" the WillScot Adjournment Proposal.

Q:    How does the Mobile Mini Board recommend that Mobile Mini stockholders vote?

A:
The Mobile Mini Board recommends that Mobile Mini stockholders vote: "FOR" the Mobile Mini Merger Proposal, "FOR" the Mobile Mini Merger-Related Compensation Proposal and "FOR" the Mobile Mini Adjournment Proposal.

Q:
Why did the WillScot Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger?

A:
For information regarding the WillScot Board's reasons for approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and recommending that WillScot stockholders approve the WillScot Stock Issuance Proposal and the Combined

  Company Charter Amendment Proposal, see the section entitled "The Merger—WillScot Board's Recommendation and Reasons for the Merger."

Q:
Why did the Mobile Mini Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger?

A:
For information regarding the Mobile Mini Board's reasons for approving and recommending adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, see the section entitled "The Merger—Mobile Mini Board's Recommendation and Reasons for the Merger."

Q:
What if I hold shares in both WillScot and Mobile Mini?

A:
If you hold shares of both WillScot Common Stock and Mobile Mini Common Stock, you will receive two separate packages of proxy materials. A vote cast as a holder of WillScot Common Stock will not count as a vote cast as a holder of Mobile Mini Common Stock, and a vote cast as a holder of Mobile Mini Common stock will not count as a vote cast as a holder of WillScot Common Stock. Therefore, please submit separate proxies for your shares of WillScot Common Stock and your shares of Mobile Mini Common Stock.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the WillScot special meeting or Mobile Mini special meeting, as applicable. Please follow the instructions set forth on the WillScot proxy card or the Mobile Mini proxy card, as applicable, or on the voting instruction form provided by the record holder if your shares are held in the name of your bank, broker or other nominee.

  If you are a Mobile Mini stockholder and hold your shares in certificated form, please do not submit your stock certificates at this time. If the Merger is completed, you will receive instructions for surrendering your stock certificates from the exchange agent.

Q:    Does my vote matter?

A:
Yes. The Merger cannot be completed without approval of the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the Mobile Mini Merger Proposal. WillScot stockholders will need to approve:

  •
  the WillScot Stock Issuance Proposal by the affirmative vote of the holders of a majority of the issued and outstanding shares of WillScot Common Stock entitled to vote on the matter at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy) at the WillScot special meeting;

  •
  the Combined Company Charter Amendment Proposal by the affirmative vote of the holders of each of:

  •
  a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock that are entitled to vote, voting together as a single class,

  •
  a majority of the issued and outstanding shares of WillScot Class A Common Stock, voting as a separate class, and

  •
  a majority of the issued and outstanding shares of WillScot Class B Common Stock, voting as a separate class.

  The Mobile Mini stockholders will need to approve:

    •
    the Mobile Mini Merger Proposal by the affirmative vote of the holders of a majority of the issued and outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting.

Q:    How do I vote?

A:
If you are a stockholder of record of WillScot as of the WillScot Record Date, you are entitled to receive notice of, and cast a vote at, the WillScot special meeting. If you are a stockholder of record of Mobile Mini as of the Mobile Mini Record Date, you are entitled to receive notice of, and cast a vote at, the Mobile Mini special meeting. Each holder of WillScot Common Stock is entitled to cast one vote on each matter properly brought before the WillScot special meeting for each share of WillScot Common Stock that such holder owned of record as of the WillScot Record Date. Each holder of Mobile Mini common stock is entitled to cast one vote on each matter properly brought before the Mobile Mini special meeting for each share of Mobile Mini Common Stock that such holder owned of record as of the Mobile Mini Record Date. You may submit your proxy before the WillScot special meeting or the Mobile Mini special meeting, as applicable, in one of the following ways:

•
Telephone voting-use the toll-free number shown on your proxy card;

•
Via the Internet-visit the website shown on your proxy card to vote via the Internet; or

•
Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  If you are a stockholder of record, you may also cast your vote in person at the applicable special meeting.

  If your shares are held in "street name," through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the WillScot special meeting or the Mobile Mini special meeting will need to obtain a "legal proxy" form from their bank, broker or other nominee.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
You are a "stockholder of record" if your shares are registered directly in your name with WillScot's transfer agent, Continental Stock Transfer & Trust Company ("Continental"), or Mobile Mini's transfer agent Broadridge Corporate Issuer Solutions, Inc. ("Broadridge Corporate Issuer Solutions"), as applicable. As the stockholder of record, you have the right to vote in person at the WillScot special meeting or the Mobile Mini special meeting, as applicable. You may also vote by Internet, telephone or mail, as described in the notice and above under the heading "How do I vote?" You are deemed to beneficially own shares in "street name" if your shares are held by a bank, broker or other nominee. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the WillScot special meeting or Mobile Mini special meeting, as applicable; however, you may not vote your shares in person at the WillScot special meeting or the Mobile Mini special meeting, as applicable, unless you obtain a "legal proxy" from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the WillScot special meeting or the Mobile Mini special meeting, as applicable.

x

Q:
If my shares are held in "street name" by a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:
If your shares are held in "street name" by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to WillScot or Mobile Mini, as applicable, or by voting in person at the WillScot special meeting or Mobile Mini special meeting, as applicable, unless you provide a "legal proxy," which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction card for you to use.

  Banks, brokers or other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at each of the WillScot special meeting and the Mobile Mini special meeting are "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the bank, broker or other nominee does not have discretionary voting power.

  If you are a beneficial owner of WillScot shares and you do not instruct your bank, broker or other nominee on how to vote your shares:

  •
  your bank, broker or other nominee may not vote your shares on the WillScot Stock Issuance Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal;

  •
  your bank, broker or other nominee may not vote your shares on the Combined Company Charter Amendment Proposal, which broker non-votes, if any, will have the same effect as a vote "AGAINST" such proposal;

  •
  your bank, broker or other nominee may not vote your shares on the 2020 Incentive Plan Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

  •
  your bank, broker or other nominee may not vote your shares on the WillScot Adjournment Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

  If you are a beneficial owner of Mobile Mini shares and you do not instruct your bank, broker or other nominee on how to vote your shares:

  •
  your bank, broker or other nominee may not vote your shares on the Mobile Mini Merger Proposal, which broker non-votes, if any, will have the same effect as a vote "AGAINST" such proposal;

  •
  your bank, broker or other nominee may not vote your shares on the Mobile Mini Merger-Related Compensation Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

  •
  your bank, broker or other nominee may not vote your shares on the Mobile Mini Adjournment Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:    May I attend the WillScot special meeting or the Mobile Mini special meeting in person?

  You or your authorized proxy may attend the WillScot special meeting in person if you were a registered or beneficial stockholder of WillScot Common Stock as of the WillScot Record Date.

  You or your authorized proxy may attend the Mobile Mini special meeting in person if you were a registered or beneficial stockholder of Mobile Mini Common Stock as of the Mobile Mini Record Date.

Q:
When and where will each of the WillScot special meeting and Mobile Mini special meeting take place? What must I bring to attend the WillScot special meeting or the Mobile Mini special meeting?

  The WillScot special meeting will be held at [            ] on [            ], 2020 at [            ] a.m. Eastern Time. You will need to obtain an admission ticket in advance to attend the WillScot special meeting. To do so, please make your request by mail to Office of the Corporate Secretary, 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231. WillScot's Corporate Secretary must receive your request for an admission ticket on or before [            ], 2020. Seating will be limited and requests for tickets will be processed in the order in which they are received.

  If you own shares in street name through an account with a bank, broker or other nominee, then send proof of your WillScot stock ownership as of the WillScot Record Date (for example, a brokerage firm account statement or a "legal proxy" from your intermediary) along with your ticket request. If you are not sure what proof to send, check with your intermediary.

  If your shares are registered in your name with WillScot's stock registrar and transfer agent, Continental, no proof of ownership is required because WillScot can verify your ownership.

  For security reasons, be prepared to show a form of government-issued photo identification when presenting your ticket for admission to the WillScot special meeting. If you forget to bring your ticket, you will be admitted only if you provide photo identification. If you do not request a ticket in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a stockholder of WillScot Common Stock as of the WillScot Record Date. If you need special assistance at the WillScot special meeting because of a disability, please contact WillScot's Corporate Secretary's Office.

  WillScot stockholders may contact WillScot's Corporate Secretary or Georgeson at 866-785-7395 (toll-free) or 781-575-2137 (collect) to obtain directions to the location of the WillScot special meeting. Please note that seating will be limited and requests for admission tickets will be accepted on a first-come, first-served basis.

  The Mobile Mini special meeting will be held at [            ] on [            ], 2020 at [            ] a.m. Phoenix local time. Subject to space availability, all Mobile Mini stockholders as of the Mobile Mini Record Date, or their duly appointed proxies, may attend the Mobile Mini special meeting. If you received your special meeting materials electronically and wish to attend the Mobile Mini special meeting, please follow the instructions provided for attendance. If you need special assistance at the Mobile Mini special meeting because of a disability, please contact Mobile Mini's Corporate Secretary's Office.

  If you hold shares in your name on the Mobile Mini record date and wish to attend the Mobile Mini special meeting, because of security procedures, you will need to obtain an admission ticket in advance. In addition to obtaining an admission ticket in advance, you will be required to provide valid government-issued photo identification (e.g., a driver's license or a passport) to be admitted to the Mobile Mini special meeting. Admission tickets will be available to both registered and beneficial owners of Mobile Mini Common Stock. You may apply for an admission ticket by mail to our Corporate Secretary, 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona. Ticket requests will not be accepted by phone or email. Mobile Mini's Corporate Secretary must receive your request for an admission ticket on or before [            ], 2020.

  If you are a beneficial owner of Mobile Mini Common Stock and hold your shares through a bank, broker or other nominee and you plan to attend the Mobile Mini special meeting in person, in addition to following the procedures described above, you will also need to provide proof of beneficial ownership at the Mobile Mini record date to obtain your admission ticket for the Mobile Mini special meeting. A brokerage statement or account letter from a bank or broker are examples of proof of beneficial ownership. If you wish to vote your Mobile Mini Common Stock held in "street name" in person at the Mobile Mini special meeting, you will have to obtain a written legal proxy in your name from the bank, broker or other nominee holder of record that holds your shares.

  Mobile Mini stockholders may contact Mobile Mini's Corporate Secretary or Innisfree M&A Incorporated at (877) 800-5195 (toll-free) or (212) 750-5833 (collect) to obtain directions to the location of the Mobile Mini special meeting. Please note that seating will be limited and requests for admission tickets will be accepted on a first-come, first-served basis.

  As part of each company's precautions regarding the coronavirus (COVID-19), WillScot and Mobile Mini are sensitive to the public health and travel concerns that their respective stockholders may have, as well as any protocols that federal, state and local governments may impose. In the event either WillScot or Mobile Mini determine it is necessary or appropriate to take additional steps regarding how it conducts its respective special meeting, including by holding the meeting virtually over the Internet, the respective company will announce this decision in advance, and details will be posted on the relevant company's website and filed with the SEC, as applicable.

Q:    What if I fail to vote or abstain?

A:
For purposes of the WillScot special meeting, an abstention occurs when a WillScot stockholder attends the WillScot special meeting in person and abstains from voting or returns a proxy with an "abstain" instruction.

  An abstention on the WillScot Stock Issuance Proposal will have the same effect as a vote cast "AGAINST" the WillScot Stock Issuance Proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

  An abstention on the Combined Company Charter Amendment Proposal will have the same effect as a vote cast "AGAINST" the Combined Company Charter Amendment Proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have the same effect as a vote cast "AGAINST" such proposal.

  An abstention on the 2020 Incentive Plan Proposal will have the same effect as a vote cast "AGAINST" the 2020 Incentive Plan Proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

  An abstention on the WillScot Adjournment Proposal will have no effect on the WillScot Adjournment Proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

  For purposes of the Mobile Mini special meeting, an abstention occurs when a Mobile Mini stockholder attends the Mobile Mini special meeting in person and does not vote or returns a proxy with an "abstain" instruction.

  An abstention on the Mobile Mini Merger Proposal will have the same effect as a vote cast "AGAINST" the Mobile Mini Merger Proposal. If a Mobile Mini stockholder is not present in person at the Mobile Mini special meeting and does not respond by proxy, it will have the same effect of a vote cast "AGAINST" such proposal.

  An abstention on the Mobile Mini Merger-Related Compensation Proposal will have the same effect as a vote cast "AGAINST" the Mobile Mini Merger-Related Compensation Proposal. If a Mobile Mini stockholder is not present in person at the Mobile Mini special meeting and does not respond by proxy, it will have no effect on the outcome of the Mobile Mini Merger-Related Compensation Proposal.

  An abstention on the Mobile Mini Adjournment Proposal will have the same effect as a vote cast "AGAINST" the Mobile Mini Adjournment Proposal. If a Mobile Mini stockholder is not present in person at the Mobile Mini special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Q:
What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted as recommended by the WillScot Board or the Mobile Mini Board, as applicable, with respect to that proposal.

Q:    May I change or revoke my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the WillScot special meeting or the Mobile Mini special meeting, as applicable, as described herein. You may do this in one of the following four ways:

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•
by sending a notice of revocation to the Corporate Secretary of WillScot or Mobile Mini, as applicable;

•
by sending a completed proxy card bearing a later date than your original proxy card; or

•
by attending the WillScot special meeting or the Mobile Mini special meeting, as applicable, and voting in person.

  If you choose any of the first three methods, you must take the described action no later than the beginning of the WillScot special meeting or the Mobile Mini special meeting, as applicable.

  If your shares are held in an account at a bank, broker or other nominee and you have delivered your voting instruction card or otherwise given instruction on how to vote your shares to your bank, broker or other nominee or your applicable plan administrator, you should contact your bank, broker or other nominee or your applicable plan administrator to change your vote.

Q:    What are the material U.S. federal income tax consequences of the Merger?

A:
It is a condition to each party's obligation to complete the Merger that each of WillScot and Mobile Mini receive an opinion of its respective outside counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, it is expected that U.S. holders of shares of Mobile Mini Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of WillScot Class A Common Stock in exchange for Mobile Mini Common Stock in the Merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of WillScot Class A Common Stock). Neither Mobile Mini nor WillScot will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

  Mobile Mini stockholders should consult their own tax advisors as to the particular consequences to them of the Merger, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the Merger, see "The Merger—Material U.S. Federal Income Tax Consequences of the Merger."

Q:
Where can I find the voting results of the WillScot special meeting and the Mobile Mini special meeting?

A:
The preliminary voting results will be announced at each of the WillScot special meeting and the Mobile Mini special meeting. In addition, within four business days following certification of the final voting results, each of WillScot and Mobile Mini intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:    Are holders of WillScot Common Stock entitled to appraisal rights?

A:
No. Holders of WillScot Common Stock are not entitled to appraisal rights under the DGCL. For more information, see the section entitled "The Merger—No Appraisal Rights in the Merger."

Q:    Are holders of Mobile Mini Common Stock entitled to appraisal rights?

A:
No. Holders of Mobile Mini Common Stock are not entitled to appraisal rights under the DGCL. For more information, see the section entitled "The Merger—No Appraisal Rights in the Merger."

Q:
What happens if I sell my shares of WillScot Common Stock after the WillScot record date but before the WillScot special meeting?

A:
The WillScot Record Date for the WillScot special meeting (the close of business on [            ], 2020) is earlier than the date of the WillScot special meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your shares of WillScot Common Stock after the WillScot Record Date but before the date of the WillScot special meeting, you will retain your right to vote at the WillScot special meeting.

Q:
What happens if I sell my shares of Mobile Mini Common Stock after the Mobile Mini record date but before the Mobile Mini special meeting?

A:
The Mobile Mini Record Date for the Mobile Mini special meeting (the close of business on [            ], 2020) is earlier than the date of the Mobile Mini special meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your shares of Mobile Mini Common Stock after the Mobile Mini Record Date but before the date of the Mobile Mini special meeting, you will retain your right to vote at the Mobile Mini special meeting. However, you will not have the right to receive the Merger Consideration to be received by Mobile Mini stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:
Are there any risks that I should consider in deciding whether to vote in favor of the WillScot Proposals or the Mobile Mini Proposals to be considered at the WillScot special meeting or the Mobile Mini special meeting, as applicable?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 30. You also should read and carefully consider the risk factors of WillScot and Mobile Mini contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:    What are the conditions to completion of the Merger?

A:
In addition to the approval of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal by WillScot stockholders and of the Mobile Mini Merger Proposal by Mobile Mini stockholders as described above, completion of the Merger is subject to the satisfaction or (to the extent permitted by law) waiver of a number of other conditions, including:

•
the expiration or termination of the applicable waiting period under the HSR Act without the imposition of a regulatory adverse effect;

•
the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•
approval of the listing on Nasdaq of the shares of WillScot Class A Common Stock forming the Merger Consideration, which will be reclassified as and converted into shares of Combined Company Common Stock at the Effective Time;

•
the absence of any law, injunction, judgment, order, decree or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the ancillary agreements;

•
receipt by each of WillScot and Mobile Mini of an opinion of its respective outside counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

•
the debt financing contemplated by the Commitment Letter (as defined below) entered into by WillScot in connection with the Merger having been obtained;

•
in the case of Mobile Mini, the completion of the exchange by Sapphire Holding of its shares of WSHC Stock for shares of WillScot Class A Common Stock pursuant to the Voting Agreement, and the concurrent cancellation of all issued and outstanding WillScot Class B Common Stock;

•
the accuracy of the representations and warranties of WillScot or Mobile Mini, as applicable, made in the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement);

•
the absence of a material adverse effect with respect to WillScot or Mobile Mini since the date of the Merger Agreement;

•
the performance by WillScot or Mobile Mini, as applicable, of its covenants and obligations under the Merger Agreement in all material respects; and

•
delivery of an officer certificate by the other party certifying satisfaction of, among other things, the applicable conditions described in the preceding four bullet points.

  See the section entitled "The Merger Agreement—Conditions to Completion of the Merger" for additional information.

Q:    Whom should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed WillScot proxy card or Mobile Mini proxy card, as applicable, you should contact Georgeson LLC, the proxy solicitation agent for WillScot, at 866-785-7395 (toll-free) or 781-575-2137 (collect) or Innisfree M&A Incorporated, the proxy solicitation agent for Mobile Mini, at (877) 800-5195 (toll-free) or (212) 750-5833 (collect), as applicable.

 SUMMARY

        This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. WillScot and Mobile Mini urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which WillScot and Mobile Mini also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information."

The Parties (page 43)

WillScot Corporation

        Headquartered in Baltimore, Maryland, WillScot is a market leader in the North America specialty rental services industry. WillScot provides innovative modular space and portable storage solutions to diverse end markets utilizing a branch network of approximately 120 locations throughout the United States, Canada and Mexico.

        With roots dating back more than 60 years, WillScot leases modular space and portable storage units to customers in the commercial and industrial, construction, education, energy and natural resources, government and other end markets. WillScot delivers "Ready to Work" solutions through its growing offering of value-added products and services ("VAPS"), such as the rental of steps, ramps, and furniture packages, damage waivers and other amenities. These turnkey solutions offer customers flexible, low-cost and timely solutions to meet their space needs on an outsourced basis. WillScot complements its core leasing business by selling both new and used units, allowing it to leverage its scale, achieve purchasing benefits and redeploy capital employed in its lease fleet.

        WillScot's modular space and portable storage units are used to meet a broad range of customer needs. WillScot's units are made of wood, steel, or aluminum frames mounted on a steel chassis, and typically range in size from 8 to 14 feet in width and 16 to 70 feet in length. Most units are equipped with air conditioning and heating, electrical and Ethernet cable outlets and, if necessary, plumbing facilities. WillScot's units are transported by truck, either towed (if fitted with axles and hitches) or mounted on flat-bed trailers. Additionally, WillScot offers VAPS along with its lease fleet in order to deliver "Ready to Work" solutions to its customers.

        WillScot is the holding company for the Williams Scotsman family of companies. All of WillScot's assets and operations are owned through WSHC. WillScot currently owns 91.0% of WS Holdings, and Sapphire Holding, an affiliate of TDR Capital, currently owns the remaining 9.0%. As of December 31, 2019, WillScot had over 125,000 modular space units, of which 88,495, or 69%, were on rent, as well as over 25,000 portable storage units, of which 16,892, or 66%, were on rent.

Mobile Mini, Inc.

        Mobile Mini is the world's leading provider of portable storage solutions, and is committed to providing its customers with superior service and access to a high-quality and diverse fleet. It is also a leading provider of specialty containment solutions in the United States. Its mission is to uphold its leadership positions in portable storage solutions to customers throughout North America and the United Kingdom and become the provider of choice for specialty containment products in the U.S.

        Mobile Mini, founded in 1983, focuses on renting rather than selling its units, with rental revenues representing approximately 95% of its total revenues for the year ended December 31, 2019. Mobile Mini believes this strategy provides it with predictable, recurring revenue. Additionally, its assets have long useful lives, low maintenance and generally maintain their value throughout their useful lives. Mobile Mini also sells new and used units and provide delivery, installation and other ancillary products and value-added services.

        Mobile Mini's business is comprised primarily of two product categories:

  Storage Solutions.    This category consists of Mobile Mini's container and ground level office product offerings. Mobile Mini offers a wide range of Storage Solutions products in varying lengths and widths with an assortment of differentiated features such as patented locking systems, premium doors, electrical wiring and shelving. Mobile Mini's Storage Solutions products provide secure, accessible storage for a diversified client base of approximately 74,000 customers across various industries, including construction, retail and consumer services, industrial, commercial and governmental. Mobile Mini's customers use these products for a wide variety of storage applications, including construction materials and equipment, retail and manufacturing inventory, maintenance supplies, documents and records, household goods, and as portable offices.

  Tank & Pump Solutions.    Mobile Mini's Tank & Pump Solutions products consist primarily of liquid and solid containment units, pumps and filtration equipment. Additionally, Mobile Mini provides an offering to its customers of value-added services designed to enhance the efficiency of managing liquid and solid waste. The client base for Mobile Mini's Tank & Pump Solutions products includes customers in specialty industries, such as chemical, refinery, oil and natural gas drilling, mining and environmental.

        As of December 31, 2019, Mobile Mini's network includes 120 Storage Solutions locations, 20 Tank & Pump Solutions locations and 16 combined locations. Included in Mobile Mini's Storage Solutions network are 15 locations in the United Kingdom, where Mobile Mini is a leading provider, and two in Canada. Mobile Mini's Storage Solutions fleet consists of approximately 200,200 units, and Mobile Mini's Tank & Pump Solutions business has a fleet of approximately 12,700 units.

Picasso Merger Sub, Inc.

        Picasso Merger Sub, Inc., a wholly owned subsidiary of WillScot, is a Delaware corporation incorporated on February 27, 2020 for the purpose of effecting the Merger. Picasso Merger Sub, Inc. has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. The principal executive offices of Picasso Merger Sub, Inc. are located at 901 S. Bond St., Suite 600, Baltimore, Maryland, 21231, and its telephone number is (410) 931-6000.

The Transaction (page 46)

        On March 1, 2020, WillScot, Merger Sub and Mobile Mini entered into the Merger Agreement, pursuant to which, subject to the approval of WillScot stockholders and Mobile Mini stockholders and the satisfaction or (to the extent permitted by law) waiver of other specified closing conditions, WillScot and Mobile Mini will combine in a stock-for-stock merger of equals. At the Effective Time, Merger Sub will merge with and into Mobile Mini, with Mobile Mini surviving the Merger and becoming a wholly owned subsidiary of WillScot. As of the Effective Time, the name of WillScot will be changed to [            ]. The Combined Company will have a single series of Combined Company Common Stock, which will be listed for trading on Nasdaq under the symbol "[            ]."

        The terms and conditions of the Merger and the transactions related thereto are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.

Merger Consideration (page 161)

        Pursuant to the Merger Agreement, each issued and outstanding share of Mobile Mini Common Stock will be converted into the right to receive 2.4050 shares of WillScot Class A Common Stock, less any applicable withholding taxes, and, if applicable, cash in lieu of fractional shares. Immediately following Mobile Mini stockholders' receipt of the Merger Consideration and upon the filing of the A&R Charter, all issued and outstanding shares of WillScot Class A Common Stock will be reclassified as and converted into shares of Combined Company Common Stock.

        For more details on the Merger Consideration, see the section entitled "The Merger Agreement—Merger Consideration."

Treatment of Mobile Mini Equity Awards (page 146)

Mobile Mini Option Awards

        At the Effective Time, each outstanding and unexercised option to purchase shares of Mobile Mini Common Stock will be assumed by WillScot and become an option to purchase shares of Combined Company Common Stock, on the same terms and conditions as applied to each such option immediately prior to the Effective Time, except that (A) the number of shares of Combined Company Common Stock subject to such option will equal the product of (i) the number of shares of Mobile Mini Common Stock that were subject to such option immediately prior to the Effective Time multiplied by (ii) 2.4050, rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (i) the exercise price per share of Mobile Mini Common Stock at which such option was exercisable immediately prior to the Effective Time, divided by (ii) 2.4050, rounded up to the nearest whole cent.

Mobile Mini Restricted Stock Awards

        At the Effective Time, each unvested outstanding restricted stock award with respect to shares of Mobile Mini Common Stock shall become vested as of immediately prior to the Effective Time, by virtue of the Merger, and in accordance with its terms will be converted into the right to receive the Merger Consideration in respect of each underlying share of Mobile Mini Common Stock.

        For additional information with respect to treatment of Mobile Mini equity awards, please see the section entitled "The Merger Agreement—Treatment of Mobile Mini Equity Awards."

Recommendation of the WillScot Board (page 70)

        After careful consideration of various factors described in the section entitled "The Merger—WillScot Board's Recommendation and Reasons for the Merger," the WillScot Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger, certain governance arrangements, the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal) are advisable and fair to and in the best interests of WillScot and its stockholders, and the WillScot Board unanimously recommends that holders of WillScot Common Stock vote:

  "FOR" the WillScot Stock Issuance Proposal;

  "FOR" the Combined Company Charter Amendment Proposal;

  "FOR" the 2020 Incentive Plan Proposal; and

  "FOR" the WillScot Adjournment Proposal.

Recommendation of the Mobile Mini Board (page 77)

        After careful consideration of various factors described in the section entitled "The Merger—Mobile Mini Board's Recommendation and Reasons for the Merger" the Mobile Mini Board determined that the Merger Agreement and the transactions contemplated by the Merger Agreement

(including the Merger) are fair to and in the best interests of Mobile Mini's stockholders, and the Mobile Mini Board recommends that holders of Mobile Mini Common Stock vote:

  "FOR" the Mobile Mini Merger Proposal;

  "FOR" the Mobile Mini Merger-Related Compensation Proposal; and

  "FOR" the Mobile Mini Adjournment Proposal.

Opinions of WillScot's Financial Advisors (page 85)

Opinion of Morgan Stanley & Co. LLC

        On March 1, 2020, at a meeting of the WillScot Board, Morgan Stanley, WillScot's financial advisor in connection with the Merger, rendered its oral opinion to the WillScot Board, subsequently confirmed by delivery of a written opinion, dated March 1, 2020, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view to WillScot.

        The full text of Morgan Stanley's written opinion, dated March 1, 2020, which describes the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley, is attached to this joint proxy statement/prospectus as Annex F and is incorporated into this joint proxy statement/prospectus by reference. The summary of the opinion of Morgan Stanley in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion and WillScot stockholders should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley's opinion was directed to, and for the information of, the WillScot Board, in its capacity as such, and addressed only the fairness from a financial point of view to WillScot of the Exchange Ratio pursuant to the Merger Agreement as of the date of such opinion and did not address any other aspects or implications of the Merger or other transactions contemplated by the Merger Agreement. The opinion did not in any manner address the prices at which the Combined Company Common Stock would trade following completion of the Merger or at any time. Morgan Stanley's opinion was not intended to be, and does not, constitute advice or a recommendation as to how any holder of WillScot Common Stock or Mobile Mini Common Stock should vote at the WillScot special meeting or Mobile Mini special meeting, or as to any other action that a WillScot stockholder or a Mobile Mini stockholder should take relating the Merger or any other matter.

        For additional information, see Annex F and the section entitled "The Merger—Opinions of WillScot's Financial Advisors—Opinion of Morgan Stanley & Co. LLC."

Opinion of Stifel, Nicolaus & Company, Incorporated

        In connection with the Merger, the financial advisor to the WillScot Special Committee, Stifel, delivered its written opinion, dated March 1, 2020, to the WillScot Special Committee of the WillScot Board as to the fairness, from a financial point of view and as of the date of the opinion, to WillScot of the Exchange Ratio in the Merger pursuant to the Merger Agreement. The full text of Stifel's opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stifel in preparing the opinion, is attached as Annex G to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the WillScot Special Committee (in its capacity as such) in connection with its consideration of the Exchange Ratio. The opinion did not address the underlying business decision of WillScot to engage in the Merger or enter into the Merger Agreement, nor does it constitute a recommendation to the

WillScot Special Committee in connection with the Merger, and it does not constitute a recommendation to any holder of WillScot Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter. For more information, see the section entitled "The Merger—Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company, Incorporated" and the copy of the Stifel opinion included in this joint proxy statement/prospectus as Annex G.

Opinions of Mobile Mini's Financial Advisors (page 104)

Opinion of Barclays Capital Inc.

        On March 1, 2020, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Mobile Mini Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the Exchange Ratio offered to the Mobile Mini stockholders (other than WillScot and its affiliates and the holders of any Excluded Shares) in the Merger is fair to such stockholders.

        The full text of Barclays' written opinion, dated as of March 1, 2020, is attached as Annex H to this joint proxy statement/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety.

        For a further discussion of Barclays' opinion, see the section entitled "The Merger—Opinions of Mobile Mini's Financial Advisors—Opinion of Barclays Capital Inc." beginning on page 104 of this joint proxy statement/prospectus.

Opinion of Goldman Sachs & Co. LLC

        Goldman Sachs delivered its opinion to the Mobile Mini Board that, as of March 1, 2020 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the Mobile Mini stockholders (other than WillScot and its affiliates).

        The full text of the written opinion of Goldman Sachs, dated March 1, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I to this joint proxy statement/prospectus. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Mobile Mini Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any Mobile Mini stockholder should vote with respect to the Merger or any other matter.

        For a further discussion of Goldman Sachs' opinion, see the section entitled "The Merger—Opinions of Mobile Mini's Financial Advisors—Opinion of Goldman Sachs & Co. LLC" beginning on page 118 of this joint proxy statement/prospectus.

Interests of Certain of WillScot's Directors and Executive Officers in the Merger (page 139)

        Certain of WillScot's directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of stockholders of WillScot generally. The members of the WillScot Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the stockholders of WillScot approve the WillScot Proposals. Additional interests of the directors and executive officers of WillScot in the Merger include the designation of (i) Bradley Soultz, Chief Executive Officer of WillScot, as the Chief Executive Officer of the Combined Company, (ii) Timothy Boswell, Chief Financial Officer of WillScot, as the Chief Financial Officer of the Combined Company, and

(iii) Hezron T. Lopez, General Counsel of WillScot, as the Chief Human Resources Officer of the Combined Company, each pursuant to the terms of their employment agreements with WillScot entered into in connection with the signing of the Merger Agreement and that, at the completion of the Merger, the Combined Company Board will consist of 11 directors, including six WillScot Continuing Directors (as defined below). WillScot's stockholders should take these interests into account in deciding whether to vote "FOR" the WillScot Proposals.

        See the section entitled "The Merger—Interests of Certain of WillScot's Directors and Executive Officers in the Merger" for a more detailed description of these interests.

Voting Agreement and Shareholders Agreement

        Concurrent with the execution and delivery of the Merger Agreement, Mobile Mini entered into the Voting Agreement with the TDR Parties. The Voting Agreement requires (i) Sapphire Holding to vote all of its shares of WillScot Class A Common Stock and WillScot Class B Common Stock (which collectively represented approximately 48.2% of the issued and outstanding shares of WillScot Common Stock as of March 1, 2020) (A) in favor of the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the WillScot Adjournment Proposal, (B) against any competing transaction and, in the event of any adverse recommendation by the WillScot Board to its stockholders involving or related to a "Parent Intervening Event" (as defined in the Merger Agreement), in the same proportion as the votes cast by the other WillScot stockholders, and (C) against any corporate action which would prevent or materially delay the transactions contemplated by the Merger Agreement or otherwise result in a material breach of any of WillScot's or Sapphire Holding's obligations under the Merger Agreement and Voting Agreement, as applicable, (ii) that Sapphire Holding not transfer its shares of WillScot Class A Common Stock, WillScot Class B Common Stock or WSHC Stock, without the prior written consent of Mobile Mini, with certain limited exceptions, and (iii) that each of the TDR Parties not solicit an alternative acquisition transaction or participate in discussions or negotiations regarding an alternative acquisition transaction, except as authorized by the WillScot Board in certain circumstances. The Voting Agreement will terminate upon the earlier of the Effective Time and termination of the Merger Agreement in accordance with its terms. In addition, Sapphire Holding may terminate its voting obligations following an adverse recommendation of the WillScot Board involving or relating to a "Parent Superior Proposal" (as defined in the Merger Agreement), any change to the Merger Consideration that is adverse to Sapphire Holding or any other amendment to the Merger Agreement that is adverse to Sapphire Holding in any material respect.

        The Voting Agreement further provides that, at the closing of the Merger, each of the TDR Parties will enter into the Shareholders Agreement with the Combined Company. The Shareholders Agreement will provide for: (a) Sapphire Holding's right to nominate (i) two directors to the Combined Company Board for so long as the TDR Parties beneficially own at least 15% of the issued and outstanding shares of Combined Company Common Stock and (ii) one director to the Combined Company Board for so long as the TDR Parties beneficially own at least 5%, but less than 15%, of the issued and outstanding shares of Combined Company Common Stock, (b) certain standstill obligations of Sapphire Holding and its affiliates for so long as Sapphire Holding beneficially owns at least 5% of the issued and outstanding shares of Combined Company Common Stock, (c) certain transfer restrictions on the TDR Parties, including a lock-up period of six months after the closing of the Merger and restrictions on the volume of shares that can be transferred after the six-month lock-up period expires, as further described below and (d) certain confidentiality obligations of the TDR Parties.

        Following the six-month lock-up period, Sapphire Holding will be (i) prohibited from transferring (x) more than 50% of its shares of Combined Company Common Stock for a period of one year following the lock-up period, (y) its shares of Combined Company Common Stock to any person or group who beneficially owns more than, or as a result of such transfer, would beneficially own more than, 5% of the then-outstanding shares of Combined Company Common Stock, (z) until such time that Sapphire Holding beneficially owns less than 5% of the then-outstanding shares of Combined Company Common Stock, more than 2.5% of the then-outstanding shares of Combined Company Common Stock in any 90-day period in an open market sale or block trade, subject to certain exceptions, and (ii) required to transfer its shares of Combined Company Common Stock in accordance with the terms of the Combined Company's securities trading policy, as may be in effect.

Interests of Mobile Mini's Directors and Executive Officers in the Merger (page 145)

        The directors and executive officers of Mobile Mini have interests in the Merger that may be different from, or in addition to, the interests of stockholders of Mobile Mini generally. The members of the Mobile Mini Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the stockholders of Mobile Mini adopt the Merger Agreement. Additional interests of the directors and executive officers of Mobile Mini in the Merger include the treatment of Mobile Mini restricted stock awards held by one non-employee director and/or executive officers, as applicable, in accordance with the Merger Agreement, the payment of certain severance and other benefits to the executive officers of Mobile Mini upon a qualifying termination of employment following the completion of the Merger, the designation of (i) Kelly Williams, President and Chief Executive Officer of Mobile Mini, as President and Chief Operating Officer of the Combined Company and (ii) Christopher Miner, General Counsel of Mobile Mini, as the Vice President, General Counsel and Secretary of the Combined Company, in each case pursuant to the terms of an employment agreement with WillScot that will become effective upon completion of the Merger and that, upon the completion of the Merger, the Combined Company Board will consist of 11 directors, including five Mobile Mini Continuing Directors (as defined below), and the continued provision of indemnification and directors' and officers' liability insurance for current and former directors and executive officers of Mobile Mini in accordance with the Merger Agreement. Mobile Mini's stockholders should take these interests into account in deciding whether to vote "FOR" the Mobile Mini Merger Proposal and Mobile Mini Merger-Related Compensation Proposal.

        See the sections entitled "The Merger—Interests of Mobile Mini's Directors and Executive Officers in the Merger" and "The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance" for a more detailed description of these interests.

Information about the WillScot Special Meeting (page 188)

Time, Place and Purpose of the WillScot Special Meeting

        The WillScot special meeting to consider and vote upon the WillScot Proposals and related matters, will be held at the offices of WillScot, located at 901 S. Bond Street, Suite 600, Baltimore, MD 21231 on [            ], [            ], 2020 at [            ] Eastern Time.

        At the WillScot special meeting, the WillScot stockholders will be asked to consider and vote upon (1) the WillScot Stock Issuance Proposal, (2) the Combined Company Charter Amendment Proposal, (3) the 2020 Incentive Plan Proposal and (4) the WillScot Adjournment Proposal.

WillScot Record Date and Quorum

        You are entitled to receive notice of, and to vote at, the WillScot special meeting if you are an owner of record of shares of WillScot Common Stock as of the close of business on [            ], 2020, the WillScot Record Date. On [            ], 2020, there were [            ] shares of WillScot Class A Common Stock and [            ] shares of WillScot Class B Common Stock outstanding and entitled to vote. WillScot stockholders will have one vote on all matters properly coming before the WillScot special meeting for each share of WillScot Common Stock owned by such WillScot stockholders on the WillScot Record Date.

        The presence at the WillScot special meeting, in person or by proxy, of the holders of a majority of the shares of WillScot Common Stock issued and outstanding on the WillScot Record Date entitled to vote at the WillScot special meeting will constitute a quorum for the transaction of business at the WillScot special meeting.

Vote Required

        Approval of the WillScot Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock entitled to vote on the matter at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy), voting together as a single class. An abstention on the WillScot Stock Issuance Proposal will have the same effect as a vote cast "AGAINST" the WillScot Stock Issuance Proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

        Approval of the Combined Company Charter Amendment Proposal requires the affirmative vote of the holders of each of (a) a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock that are entitled to vote, voting together as a single class, (b) a majority of the issued and outstanding shares of WillScot Class A Common Stock, voting as a separate class, and (c) a majority of the issued and outstanding shares of WillScot Class B Common Stock, voting as a separate class. An abstention on the Combined Company Charter Amendment Proposal will have the same effect as a vote cast "AGAINST" the Combined Company Charter Amendment Proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have the same effect as a vote cast "AGAINST" such proposal.

        Approval of the 2020 Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of WillScot Common Stock entitled to vote on the matter at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy), voting together as a single class. An abstention on the 2020 Incentive Plan Proposal will have the same effect as a vote cast "AGAINST" the 2020 Incentive Plan Proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

        Approval of the WillScot Adjournment Proposal requires that the votes cast in favor of such proposal by holders of shares of WillScot Common Stock exceed the votes cast against such proposal by the holders of shares of WillScot Common Stock. An abstention on the WillScot Adjournment Proposal will have no effect on the WillScot Adjournment Proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Proxies and Revocations

        Any WillScot stockholder of record entitled to vote at the WillScot special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed WillScot proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the WillScot special meeting. If your shares of WillScot Common Stock are held in "street name" through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of WillScot Common Stock using the instructions provided by your bank, broker or other nominee.

        We expect that many WillScot stockholders will not attend the WillScot special meeting in person, and instead will be represented by proxy. Most WillScot stockholders have a choice of voting over the Internet, by using a toll-free telephone number, or by returning a completed proxy card or voting instruction form. Please check your notice, proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate WillScot stockholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for WillScot stockholders of record will close at 11:59 p.m. Eastern Time on [            ], 2020. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may close sooner than those for stockholders of record.

        You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the WillScot special meeting. Executing your proxy in advance will not limit your right to vote at the WillScot special meeting if you decide to attend in person. However, if your shares are held in the name of a broker, bank, trust or other holder of record, you cannot vote at the WillScot special meeting unless you have a legal proxy, executed in your favor, from the holder of record.

        All shares entitled to vote and represented by properly executed proxies received prior to the WillScot special meeting and not revoked will be voted at the WillScot special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the WillScot Board recommends for such proposal.

        If you are a record holder, you may change or revoke your vote before your proxy is voted at the WillScot special meeting as described herein. You may do this in one of the following four ways: (1) by logging onto the Internet website specified on your WillScot proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your WillScot proxy card, in each case, if you are eligible to do so; (2) by sending a notice of revocation to the Corporate Secretary of WillScot; (3) by sending a completed WillScot proxy card bearing a later date than your original WillScot proxy card; or (4) by attending the WillScot special meeting and voting in person. If you choose any of the first three methods, you must take the described action no later than the beginning of the WillScot special meeting.

Information about the Mobile Mini Special Meeting (page 195)

Time, Place and Purpose of the Mobile Mini Special Meeting

        The Mobile Mini special meeting to consider and vote upon the Mobile Mini Proposals and related matters, will be held at the offices of Mobile Mini, located at 4646 E. Van Buren Street, Phoenix, Arizona 85008 on [              ], [              ], 2020 at [              ] Phoenix local time.

        At the Mobile Mini special meeting, the Mobile Mini stockholders will be asked to consider and vote upon (1) the Mobile Mini Merger Proposal, (2) the Mobile Mini Merger-Related Compensation Proposal and (3) the Mobile Mini Adjournment Proposal.

Mobile Mini Record Date and Quorum

        You are entitled to receive notice of, and to vote at, the Mobile Mini special meeting if you are an owner of record of shares of Mobile Mini Common Stock as of the close of business on [              ], 2020, the Mobile Mini Record Date. On [              ], 2020, there were [              ] shares of Mobile Mini Common Stock outstanding and entitled to vote. Mobile Mini stockholders will have one vote on all matters properly coming before the Mobile Mini special meeting for each share of Mobile Mini Common Stock owned by such Mobile Mini stockholders on the Mobile Mini record date.

        The presence at the Mobile Mini special meeting, in person or by proxy, of the holders of a majority of the shares of Mobile Mini Common Stock issued and outstanding on the Mobile Mini Record Date for the Mobile Mini special meeting will constitute a quorum for the transaction of business at the Mobile Mini special meeting.

Vote Required

        The Mobile Mini Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting. If a Mobile Mini stockholder present in person at the Mobile Mini special meeting abstains from voting, responds by proxy with an "abstain" vote, is not present in person at the Mobile Mini special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have the effect of a vote cast "AGAINST" such proposal.

        The Mobile Mini Merger-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Mobile Mini Common Stock represented (in person or by proxy) at the Mobile Mini special meeting and entitled to vote on the proposal, assuming a quorum. If a Mobile Mini stockholder present in person at the Mobile Mini special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" such proposal. If a Mobile Mini stockholder is not present in person at the Mobile Mini special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

        The Mobile Mini Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting. If a Mobile Mini stockholder present in person at the Mobile Mini special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" such proposal. If a Mobile Mini stockholder is not present in person at the Mobile Mini special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

Proxies and Revocations

        Any Mobile Mini stockholder of record entitled to vote at the Mobile Mini special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed Mobile Mini proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the Mobile Mini special meeting. If your shares of Mobile Mini Common Stock are held in "street name" through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of Mobile Mini Common Stock using the instructions provided by your bank, broker or other nominee.

        We expect that many Mobile Mini stockholders will not attend the Mobile Mini special meeting in person, and instead will be represented by proxy. Most Mobile Mini stockholders have a choice of voting over the Internet, by using a toll-free telephone number, or by returning a completed proxy card or voting instruction form. Please check your notice, proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate Mobile Mini stockholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for Mobile Mini stockholders of record will close at 11:59 p.m.

Eastern Time on [            ], 2020. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may close sooner than those for stockholders of record.

        You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Mobile Mini special meeting. Executing your proxy in advance will not limit your right to vote at the Mobile Mini special meeting if you decide to attend in person. However, if your shares are held in the name of a broker, bank, trust or other holder of record, you cannot vote at the Mobile Mini special meeting unless you have a legal proxy, executed in your favor, from the holder of record.

        All shares entitled to vote and represented by properly executed proxies received prior to the Mobile Mini special meeting and not revoked will be voted at the Mobile Mini special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Mobile Mini Board recommends for such proposal.

        If you are a record holder, you may change or revoke your vote before your proxy is voted at the Mobile Mini special meeting as described herein. You may do this in one of the following four ways: (1) by logging onto the Internet website specified on your Mobile Mini proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your Mobile Mini proxy card, in each case, if you are eligible to do so; (2) by sending a notice of revocation to the Corporate Secretary of Mobile Mini; (3) by sending a completed Mobile Mini proxy card bearing a later date than your original Mobile Mini proxy card; or (4) by attending the Mobile Mini special meeting and voting in person. If you choose any of the first three methods, you must take the described action no later than the beginning of the Mobile Mini special meeting.

Voting by WillScot Directors and Executive Officers (page 190)

        As of the close of business on [            ], 2020, the most recent practicable date for which such information was available, directors and executive officers of WillScot and their affiliates beneficially owned and were entitled to vote [            ] shares of WillScot Class A Common Stock, or [        ]% of the shares of WillScot Class A Common Stock outstanding on that date and [            ] shares of WillScot Class B Common Stock, or [      ]% of the shares of WillScot Class B Common Stock outstanding on that date. The number and percentage of shares of WillScot Common Stock beneficially owned by directors and executive officers of WillScot and their affiliates as of the WillScot Record Date are not expected to be meaningfully different from the number and percentage as of [            ], 2020. It is currently expected that WillScot's directors and executive officers and their affiliates will vote their shares of WillScot Common Stock in favor of each of the proposals to be considered at the WillScot special meeting, although other than the TDR Parties, none of them have entered into any agreements obligating them to do so. For information with respect to WillScot Common Stock owned by directors and executive officers of WillScot, please see the section entitled "WillScot Beneficial Ownership Table."

Voting by Mobile Mini Directors and Executive Officers (page 196)

        As of the close of business on [            ], 2020, the most recent practicable date for which such information was available, directors and executive officers of Mobile Mini and its affiliates owned and were entitled to vote [            ] shares of Mobile Mini Common Stock, or [            ]% of the shares of Mobile Mini Common Stock outstanding on that date. The number and percentage of shares of Mobile Mini common stock owned by directors and executive officers of Mobile Mini and their affiliates as of the Mobile Mini record date are not expected to be meaningfully different from the number and percentage as of [            ], 2020. With the exception of Mr. Martell (see the section entitled "The

Merger—Mobile Mini Board's Recommendation and Reasons for the Merger—View of Dissenting Mobile Mini Director"), none of Mobile Mini's directors and executive officers have notified Mobile Mini in writing that he or she intends to oppose any of the proposals to be considered at the Mobile Mini special meeting. For information with respect to Mobile Mini Common Stock owned by directors and executive officers of Mobile Mini, please see the section entitled "Mobile Mini Beneficial Ownership Table."

        The number of shares reflected above does not include shares underlying outstanding Mobile Mini restricted stock awards.

Governance of the Combined Company (page 163)

        At the Effective Time, the certificate of incorporation of WillScot will be amended and restated to be the A&R Charter. The Combined Company's name as of the Effective Time will be [            ] and the Combined Company's ticker symbol as of the Effective Time will be " [            ]."

        At the Effective Time, the bylaws of WillScot will be amended and restated to be the A&R Bylaws.

        The Merger Agreement and the forms of the A&R Charter and the A&R Bylaws, copies of which are attached to this joint proxy statement/prospectus as Annex A, Annex B and Annex C, respectively, contain certain provisions relating to the governance of the Combined Company as of the Effective Time, which reflects the merger of equals structure of the Merger as set forth below.

Headquarters

        As of the Effective Time, the Combined Company's headquarters will be located in Phoenix, Arizona. Prior to the 2023 Annual Stockholders Meeting, a resolution of at least eight of the 11 then-serving directors of the Combined Company ("Supermajority Approval") will be required to change the location of the Combined Company's headquarters.

Chief Executive Officer of the Combined Company; Other Officers

        As of the date of this joint proxy statement/prospectus, we expect that, pursuant to employment agreements entered into in connection with the signing of the Merger Agreement, the following members of the WillScot management team and the Mobile Mini management team will serve in the following roles in the Combined Company:

  •
  Bradley L. Soultz, the current CEO of WillScot, will be appointed to serve as the CEO of the Combined Company;

  •
  Kelly Williams, the current President and CEO of Mobile Mini, will be appointed to serve as the President and COO of the Combined Company;

  •
  Timothy D. Boswell, the current CFO of WillScot, will be appointed to serve as the CFO of the Combined Company;

  •
  Christopher J. Miner, the current Senior Vice President and GC of Mobile Mini, will be appointed to serve as the Senior Vice President, GC and Secretary of the Combined Company; and

  •
  Hezron Timothy Lopez, the current Vice President, GC and Secretary of WillScot, will be appointed to serve as Chief Human Resources Officer of the Combined Company.

        Each officer is expected take the office at the Combined Company at the Effective Time. Mr. Soultz will serve as CEO of the Combined Company for an initial term of 24 months, unless he sooner resigns or is removed from office in accordance with the A&R Bylaws. Mr. Williams, will serve as COO of the Combined Company for an initial term of 24 months. Mr. Boswell will serve as CFO of the Combined Company, Mr. Miner will serve as GC of the Combined Company, and Mr. Lopez will serve as Chief Human Resources Officer of the Combined Company, in each case, for an initial term of 36 months.

Board of Directors

        The Combined Company Board as of the Effective Time will be comprised of 11 members, consisting of:

  •
  six directors designated by WillScot, three of whom will meet the applicable independence standards (the "WillScot Continuing Directors"). Two of the WillScot Continuing Directors will be appointed by TDR Capital (the "TDR Continuing Directors") and any individual elected to replace a TDR Continuing Director, whether as the immediately succeeding director or a future succeeding director for such individual, will be deemed a WillScot Continuing Director; and

  •
  five directors designated by Mobile Mini, four of whom will meet the applicable independence standards (the "Mobile Mini Continuing Directors").

        As of the date of this joint proxy statement/prospectus, WillScot expects that the following six WillScot directors will be designated to serve on the Combined Company Board as WillScot Continuing Directors: Gerard E. Holthaus, Mark S. Bartlett, Gary Lindsay, Stephen Robertson, Jeff Sagansky and Bradley L. Soultz. As of the date of this joint proxy statement/prospectus, WillScot expects Gary Lindsay and Stephen Robertson will be the TDR Continuing Directors. As of the date of this joint proxy statement/prospectus, Mobile Mini expects that the following five Mobile Mini directors will be designated to serve on the Combined Company Board as Mobile Mini Continuing Directors: Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, Erik Olsson and Michael W. Upchurch.

        Following the Effective Time and until the 2023 Annual Stockholders Meeting, absent Supermajority Approval, the Combined Company Board will continue to be comprised of the number of WillScot Continuing Directors and Mobile Mini Continuing Directors as described above.

Chairman of the Board of Directors

        The Combined Company Board will designate a Chairman of the Combined Company Board. Following the completion of the Merger and until the 2023 Annual Stockholders Meeting, absent Supermajority Approval to the contrary, unless he resigns or is removed from the Combined Company Board, we expect the Chairman of the Combined Company Board will be Erik Olsson.

Lead Independent Director

        The Combined Company Board will designate a Lead Independent Director of the Combined Company Board. Following the completion of the Merger and until the 2023 Annual Stockholders Meeting, absent Supermajority Approval to the contrary, unless he resigns or is removed from the Combined Company Board, we expect the Lead Independent Director to be Gerard E. Holthaus.

Committees of the Board of Directors

        Following the completion of the Merger and until the 2023 Annual Stockholders Meeting, absent a Supermajority Approval to the contrary, the Combined Company Board will have the following standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Related Party Transactions Committee. Each such committee will have two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors, except that the Related Party Transactions Committee will have three qualifying directors from each of WillScot Continuing Directors (excluding the TDR Continuing

Directors) and Mobile Mini Continuing Directors. The number of Mobile Mini Continuing Directors on any other committee of the Combined Company Board will be the same as the number of WillScot Continuing Directors on such other committee of the Combined Company Board. The TDR Continuing Directors will not be on any committee of the Combined Company Board other than any customary pricing committee.

        See the section entitled "The Merger Agreement—Governance of the Combined Company."

Regulatory Approvals (page 154)

        Under the HSR Act and related rules, the Merger may not be completed until the parties have filed notification and report forms with the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "DOJ"), and observe a statutory waiting period. The filing fees and other costs associated with making any filings and obtaining approval under HSR are borne equally by WillScot and Mobile Mini.

        See the section entitled "The Merger—Regulatory Approvals."

Mobile Mini Regular and Special Dividend

        The Merger Agreement permits Mobile Mini to declare and pay, in the ordinary course of business consistent with past practice, a regular quarterly cash dividend in an amount per share of up to $0.303 per quarter. The Merger Agreement permits Mobile Mini, and Mobile Mini intends, to declare and pay a special cash dividend (the "Mobile Mini Special Dividend") prior to the consummation of the Merger in a per share amount equal to the product of (x) $0.303 and (y) a fraction, the numerator of which is the number of days from the first day of the calendar quarter in which the consummation of the Merger occurs through such date and the denominator of which is the number of days in such calendar quarter.

Conditions to Completion of the Merger (page 176)

        The obligations of each of WillScot, Mobile Mini and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

  •
  the approval of the Mobile Mini Merger Proposal by Mobile Mini stockholders;

  •
  the approval of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal by WillScot stockholders;

  •
  the debt financing contemplated by the Commitment Letter entered into by WillScot in connection with the Merger having been obtained;

  •
  the termination or expiration of any applicable waiting period or periods under the HSR Act without the imposition of a regulatory adverse effect;

  •
  the absence of any law, injunction, judgment, order or decree of a governmental authority prohibiting or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the ancillary agreements;

  •
  the filing and declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending such effectiveness;

  •
  the approval for the listing on Nasdaq of the shares of WillScot Class A Common Stock to be issued in the Merger, which will be reclassified as and converted into shares of Combined Company Common Stock at the Effective Time; and

  •
  the declaration of effectiveness of the A&R Charter by the Secretary of State of the State of Delaware.

        In addition to the mutual closing conditions described above, the obligations of each of WillScot and Merger Sub, on the one hand, and Mobile Mini, on the other hand, are subject to the satisfaction or waiver of certain other conditions, including:

  •
  Mobile Mini or each of WillScot and Merger Sub, as applicable, having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

  •
  certain representations and warranties of Mobile Mini and WillScot, as applicable, relating to capitalization being true and correct in all respects, subject only to de minimis exceptions, as of the date of the Merger Agreement and as of the Closing as if made on the closing date (or, if applicable, as of the date made);

  •
  certain representations and warranties of Mobile Mini and WillScot, as applicable, relating to corporate existence and power, corporate authorization, non-contravention with respect to organizational documents, capitalization, preemptive rights and other agreements granting certain rights with respect to capital stock, antitakeover statutes, the receipt of opinions of financial advisors, brokers, and stockholder rights plan being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as if made on the closing date (or, if applicable, as of the date made);

  •
  each other representation and warranty of Mobile Mini or WillScot, as applicable, (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) being true and correct as of the date of the Merger Agreement and as of the Closing as if made on the closing date (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

  •
  the absence of a material adverse effect on Mobile Mini and WillScot, as applicable, since the date of the Merger Agreement;

  •
  in the case of Mobile Mini, the completion of the share exchange under which Sapphire Holding will exchange all of its shares of WSHC Stock prior to the Effective Time for shares of WillScot Class A Common Stock at an exchange ratio of 1.3261x;

  •
  the receipt of a certificate executed by an executive officer of the other party confirming the satisfaction of the applicable conditions described above;

  •
  the occurrence of the annual meetings of the stockholders of Mobile Mini and WillScot, respectively; and

  •
  the receipt by each of Mobile Mini and WillScot of an opinion of its outside tax counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Timing of the Transaction (page 154)

        The parties expect the Merger to be completed in the third quarter of 2020. Neither WillScot nor Mobile Mini can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each company's control, including obtaining necessary stockholder and regulatory approvals. For a more complete description of the conditions to the Merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger."

Ownership of the Combined Company after the Merger

        As of the date of this joint proxy statement/prospectus, based on the current number of shares of WillScot Common Stock and Mobile Mini Common Stock outstanding and reserved for issuance, we estimate that, immediately following completion of the Merger, former holders of Mobile Mini Common Stock will own approximately 46% of the outstanding shares of the Combined Company Common Stock and pre-Merger holders of WillScot Common Stock will own approximately 54% of the outstanding shares of Combined Company Common Stock. The exact equity stake of WillScot stockholders and Mobile Mini stockholders in the Combined Company immediately following the Merger will depend on the number of shares of WillScot Common Stock and Mobile Mini Common Stock issued and outstanding immediately prior to the Merger.

No Solicitation; Changes in Board Recommendations (page 171)

        As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the exceptions summarized below, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, each of WillScot and Mobile Mini shall not, and shall cause their controlled affiliates and its and their respective officers, directors and employees not to, and shall use reasonable efforts to cause its representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Alternative Acquisition Proposal (as defined in "The Merger Agreement—No Solicitation of Alternative Transactions") or any inquiry or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to such party or any of its subsidiaries or afford access to the business, properties, assets, books or records of such party or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party (excluding affiliates) that such party knows, or should reasonably be expected to know, is considering, seeking to make, or has made, an Alternative Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to an Alternative Acquisition Proposal; (iii) effectuate any Board Recommendation Change (as defined in "The Merger Agreement—Changes in Board Recommendations"); (iv) take any action to make any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any third party or any Alternative Acquisition Proposal; or (v) resolve, propose or agree to do any of the foregoing.

        The Merger Agreement includes certain exceptions to the non-solicitation covenant such that if, at any time prior to the receipt of the Mobile Mini Stockholder Approval or the WillScot Stockholder Approval, as applicable, Mobile Mini or WillScot receives a proposal that the Mobile Mini Board or the WillScot Board, as applicable, determines in good faith (after consultation with its outside counsel and financial advisors) constitutes or is reasonably likely to lead to a "Superior Proposal" (as defined in "The Merger Agreement—No Solicitation of Alternative Transactions") and which did not result from a breach of the non-solicitation obligations set forth in the Merger Agreement, then Mobile Mini or WillScot, as applicable, may: (i) engage in negotiations or discussions with such third party, (ii) furnish non-public information with respect to itself and its subsidiaries to the third party making such proposal and its representatives and financing sources pursuant to a customary confidentiality agreement with terms no less favorable to Mobile Mini or WillScot, as applicable, than those contained in the confidentiality agreement entered into between Mobile Mini and WillScot (provided that all such non-public information, to the extent that such information has not been previously provided or made available to the other party, is provided or made available to the other party substantially concurrently with the time it is provided or made available to such third party) and (iii) following receipt of any such Superior Proposal, effectuate a Board Recommendation Change and/or terminate the Merger Agreement and simultaneously enter into an agreement with respect thereto; provided, however, that such party may not terminate the Merger Agreement unless concurrently with such termination such party pays the other party the applicable termination fee. For additional Information, see the section entitled "The Merger Agreement—No Solicitation of Alternative Transactions."

        Mobile Mini and WillScot have agreed under the Merger Agreement to, through their respective boards of directors, recommend to Mobile Mini stockholders, the Mobile Mini Merger Proposal, and to WillScot stockholders, the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus. Notwithstanding the foregoing, at any time prior to receipt of the Mobile Mini Stockholder Approval or the WillScot Stockholder Approval, as applicable, and after giving effect to certain rights offered to the other party, the Mobile Mini Board or the WillScot Board, as applicable, may effect a Board Recommendation Change involving or relating to an Intervening Event (as defined in "The Merger Agreement—Changes in Board Recommendations") if the Mobile Mini Board or the WillScot Board, as applicable, determines in good faith, after the consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. For additional Information, see the section entitled "The Merger Agreement—Changes in Board Recommendations."

Termination of the Merger Agreement; Termination Fee (page 178)

        In the event of a termination of the Merger Agreement under certain circumstances relating primarily to alternative transactions and non-solicitation obligations, WillScot may be required to pay a termination fee of $66,600,000 to Mobile Mini, and Mobile Mini may be required to pay a termination fee of $57,086,000 to WillScot.

        Mobile Mini or WillScot, as the case may be, would be required to pay the other party the applicable termination fee described above if the Merger Agreement is terminated (i) by the other party prior to receipt of the requisite approval by the party's stockholders as a result of a Board Recommendation Change (as defined in "The Merger Agreement—Changes in Board Recommendations"), including one involving or relating to an Intervening Event (as defined in "The Merger Agreement—Changes in Board Recommendations"), (ii) by the other party due to the party's willful breach of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions, or (iii) by either party if the requisite approval by the party's stockholders is not obtained and, at the time of termination, the Merger Agreement was terminable under clause (i) or (ii) above. In addition, Mobile Mini or WillScot, as the case may be, would be required to pay the other party the applicable termination fee described above if prior to receipt of the requisite approval by the party's stockholders, the party's board of directors authorizes the party to enter into a definitive agreement with respect to a Superior Proposal, subject to certain conditions and limitations. Furthermore, Mobile Mini or WillScot, as the case may be, would be required to pay the other party the applicable termination fee described above if (w) the required vote of the party's stockholders is not obtained, (x) prior to such vote, an alternative acquisition of the party was publicly disclosed or announced or made known to the management or board of directors of the party and was not timely withdrawn, (y) the Merger Agreement is terminated by either party and (z) within 12 months after such termination, the party consummates such alternative transaction or enters into an agreement for such alternative transaction (and such alternative transaction is subsequently consummated within or after 12 months of such termination). Lastly, Mobile Mini or WillScot, as the case may be, would be required to pay the other party the applicable termination fee described above if (A) either party terminates the Merger Agreement on the basis the Merger has not been consummated on or prior to the End Date and the required vote of the party's stockholders has not been obtained at the party's special meeting of stockholders at the time of termination, (B) at or prior to the time of termination, an acquisition of the party was publicly proposed or announced or made known to the management or board of directors of the party and was not timely withdrawn, and (C) within 12 months after such termination, the party consummates such alternative transaction or enters into an agreement for such alternative transaction (and such alternative transaction is subsequently consummated within or after 12 months of such termination).

No Appraisal Rights (page 155)

        Holders of WillScot Common Stock and holders of Mobile Mini Common Stock are not entitled to appraisal rights under the DGCL with respect to the Merger. For more information, see the section entitled "The Merger—No Appraisal Rights in the Merger."

Material U.S. Federal Income Tax Consequences of the Merger (page 155)

        The obligations of WillScot and Mobile Mini to complete the Merger are conditioned upon the receipt by each of WillScot and Mobile Mini of an opinion of its respective outside counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Provided the Merger qualifies as a "reorganization," U.S. holders (as defined in the section entitled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger) of shares of Mobile Mini Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of WillScot Class A Common Stock in exchange for Mobile Mini Common Stock in the Merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of WillScot Class A Common Stock).

        The material U.S. federal income tax consequences of the Merger are discussed in more detail in the section entitled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger." The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state, or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

        All holders of Mobile Mini Common Stock should consult their own tax advisors as to the specific tax consequences to them of the Merger and any Mobile Mini special dividend, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws.

Accounting Treatment (page 158)

        WillScot and Mobile Mini prepare their respective financial statements in accordance with GAAP. The Merger will be accounted for as an acquisition of Mobile Mini by WillScot under the acquisition method of accounting in accordance with GAAP. WillScot will be treated as the acquirer for accounting purposes. In identifying WillScot as the accounting acquirer, WillScot and Mobile Mini considered the structure of the transaction and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the Combined Company Board, the relative size of WillScot and Mobile Mini, and the designation of certain senior management positions of the Combined Company. Accordingly, consideration paid or exchanged by WillScot to complete the Merger with Mobile Mini will be assigned to the assets and liabilities of Mobile Mini based on their estimated fair values as of the date of completion of the Merger. The acquisition method of accounting is dependent upon certain valuation assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Mobile Mini based on WillScot management's best estimates of fair value.

Rights of Mobile Mini Stockholders and WillScot Stockholders Will Change as a Result of the Merger (page 233)

        At the Effective Time, Mobile Mini stockholders will become stockholders of the Combined Company, and their rights will be governed by Delaware law and the governing corporate documents of the Combined Company as amended and restated in connection with the closing, as set forth in the A&R Charter and the A&R Bylaws which are included as Annex B and Annex C to this joint proxy statement/prospectus, respectively. The differences between the governing corporate documents of WillScot and Mobile Mini that are currently in effect and the governing documents of the Combined Company that will be in effect at the Effective Time are described in detail in the section entitled "Comparison of the Rights of Stockholders."

Risk Factors (page 30)

        You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should carefully consider the risks that are described in the section entitled "Risk Factors."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WILLSCOT

        The following table presents selected historical consolidated financial data for WillScot as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015. The statement of operations data and cash flow data for the years ended December 31, 2019, 2018 and 2017 and the balance sheet data as of December 31, 2019 and 2018 have been obtained from WillScot's audited consolidated financial statements incorporated by reference in WillScot's Annual Report on Form 10-K for the year ended December 31, 2019 (the "WillScot 10-K"), which is incorporated by reference into this joint proxy statement/prospectus. The statement of operations data for the years ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from WillScot's audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

        WillScot was incorporated under the name Double Eagle Acquisition Corporation ("Double Eagle") on June 26, 2015. Prior to November 29, 2017, Double Eagle was a Nasdaq-listed special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. On November 29, 2017, Double Eagle indirectly acquired Williams Scotsman International, Inc. ("WSII") from Algeco Scotsman Global S.à r.l. (together with its subsidiaries, the "Algeco Group"), which is majority-owned by an investment fund managed by TDR Capital. As part of the transaction (the "2017 Business Combination"), Double Eagle domesticated to Delaware and changed its name to WillScot Corporation.

        The 2017 Business Combination was accounted for as a reverse acquisition in which WSII was the accounting acquirer. Except as otherwise provided herein, WillScot's financial statement presentation includes (i) the results of WSII and its subsidiaries as WillScot's accounting predecessor for periods prior to the completion of the 2017 Business Combination, and (ii) the results of WillScot (including the consolidation of WSII and its subsidiaries) for periods after the completion of the 2017 Business Combination. The operating statistics and data contained herein represent the operating information of WSII's business.

        On August 15, 2018, WSII acquired Modular Space Holdings, Inc. ("ModSpace"). Results of operations from ModSpace subsequent to the acquisition date are included in WillScot's consolidated operating results. Lease fleet and all other assets acquired and liabilities assumed in the transaction are included in WillScot's balance sheet for all periods following the acquisition. Certain historical financial statements of ModSpace are incorporated by reference into this joint proxy statement/prospectus.

        At December 31, 2019, WillScot became a large accelerated filer and no longer qualifies as an emerging growth company, at which point WillScot was required to retrospectively adopt ASC 842, effective January 1, 2019. In connection with the adoption of ASC 842, WillScot reversed the previous accounting for certain failed sale-leaseback transactions, and reduced property, plant and equipment by $31.0 million, reduced outstanding debt by $37.9 million, increased deferred tax liability by $1.8 million and increased January 1, 2019 equity by $5.2 million. WillScot recognized lease liabilities and ROU assets of $138.5 million and $141.4 million as of January 1, 2019, primarily related to its real estate and equipment leases.

        The adoption of ASC 842 at January 1, 2019, did not have a significant impact on the recognition of leasing revenue. Per the requirements of ASC 842 WillScot records changes in estimated collectibility, directly against lease income. Such amounts were previously classified as selling, general and administrative expenses. For the year ended December 31, 2019 operating lease receivables not deemed probable of collection and recorded as a reduction of revenue totaled $10.0 million.

        The historical consolidated financial data for 2017 includes the significant impact of the enactment of the Tax Cuts and Jobs Act (the "Tax Act"). The historical consolidated financial data for 2019 and 2018 reflect a lower effective tax rate than the years prior to the enactment of the Tax Act. The Tax Act reduced the U.S. federal statutory tax rate from 35% to 21%.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in the WillScot 10-K, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes therein. See the section entitled "Where You Can Find More Information."

	As of and for the Year Ended December 31,
Consolidated Results (in thousands)	2019	2018	2017	2016	2015
Revenues:
Leasing and services revenue:
Modular leasing	$744,185	$518,235	$297,821	$283,550	$300,212
Modular delivery and installation	220,057	154,557	89,850	81,892	83,103
Sales revenue:
New units	59,085	53,603	36,371	39,228	54,359
Rental units	40,338	25,017	21,900	21,942	15,661

Total revenues	1,063,665	751,412	445,942	426,612	453,335
Costs:
Costs of leasing and services:
Modular leasing	213,151	143,120	83,588	75,516	80,081
Modular delivery and installation	194,107	143,950	85,477	75,359	77,960
Costs of sales:
New units	42,160	36,863	26,025	27,669	43,626
Rental units	26,255	16,659	12,643	10,894	10,255
Depreciation of rental equipment	174,679	121,436	72,639	68,981	78,473

Gross profit	413,313	289,384	165,570	168,193	162,940
Expenses:
Selling, general and administrative	271,004	254,871	162,351	139,093	139,355
Other depreciation and amortization	12,395	13,304	8,653	9,019	22,675
Impairment losses on goodwill	—	—	60,743	5,532	—
Impairment losses on long-lived assets	2,848	1,600	—	—	—
Lease impairment expense and other related charges	8,674	—	—	—	—
Restructuring costs	3,755	15,468	2,196	2,810	9,185
Currency (gains) losses, net	(688)	2,454	(12,878)	13,098	11,308
Other (income) expense, net	(2,200)	(4,574)	2,827	1,831	1,189

Operating income (loss)	117,525	6,261	(58,322)	(3,190)	(20,772)
Interest expense	122,504	98,433	119,308	94,671	92,028
Interest income	—	—	(12,232)	(10,228)	(9,778)
Loss on extinguishment of debt	8,755	—	—	—	—

Loss from continuing operations before income tax	(13,734)	(92,172)	(165,398)	(87,633)	(103,022)
Income tax benefit	(2,191)	(38,600)	(936)	(24,502)	(34,069)

Loss from continuing operations	$(11,543)	$(53,572)	$(164,462)	$(63,131)	$(68,953)

Net loss per share attributable to WillScot—basic and diluted—continuing operations	$(0.10)	$(0.59)	$(8.21)	$(4.34)	$(4.74)

Cash Flow Data:
Net cash from operating activities	$172,566	$37,149	$(1,362)	$58,731	$119,865
Net cash from investing activities	$(152,582)	$(1,217,202)	$(392,650)	$(30,236)	$(193,159)
Net cash from financing activities	$(26,063)	$1,180,037	$396,833	$(31,394)	$76,758
Balance Sheet Data:
Cash and cash equivalents	$3,045	$8,958	$9,185	$2,352	$5,142
Rental equipment, net	$1,944,436	$1,929,290	$1,040,146	$814,898	$832,586
Total assets	$2,897,649	$2,752,485	$1,410,742	$1,699,450	$1,785,713
Total debt, including current portion	$1,632,589	$1,676,499	$626,746	$657,583	$696,055
Total shareholders' equity	$644,365	$638,215	$435,619	$23,131	$55,350

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MOBILE MINI

        The following table presents selected historical consolidated financial data for Mobile Mini as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015. The statement of operations data and cash flow data for the years ended December 31, 2019, 2018 and 2017 and the balance sheet data as of December 31, 2019 and 2018 have been obtained from Mobile Mini's audited consolidated financial statements included in Mobile Mini's Annual Report on Form 10-K for the year ended December 31, 2019 (the "Mobile Mini 10-K"), which is incorporated by reference into this joint proxy statement/prospectus. The statement of operations data and cash flow data for the year ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from Mobile Mini's audited consolidated financial statements for such year, which have not been incorporated by reference into this joint proxy statement/prospectus.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in the Mobile Mini 10-K, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the

consolidated financial statements and related notes therein. See the section entitled "Where You Can Find More Information."

	For the Years Ended December 31,
	2019	2018	2017	2016	2015
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Rental	$581,657	$558,197	$498,825	$480,083	$494,715
Sales	30,394	34,354	32,440	26,499	29,953
Other	574	678	2,284	2,040	6,109

Total revenues	612,625	593,229	533,549	508,622	530,777

Costs and expenses:
Rental, selling and general expenses	369,525	364,123	336,438	309,294	326,252
Cost of sales	18,675	22,437	21,001	16,471	19,671
Restructuring expenses	—	2,006	2,886	6,020	20,798
Asset impairment charge and loss on divestiture, net	—	102,140	—	—	66,128
Depreciation and amortization	70,583	67,000	63,372	63,734	60,344

Total costs and expenses	458,783	557,706	423,697	395,519	493,193

Income from operations	153,842	35,523	109,852	113,103	37,584
Other income (expense):
Interest income	12	6	25	2	1
Interest expense	(41,378)	(40,904)	(35,728)	(32,726)	(35,900)
Debt restructuring/extinguishment expense	—	—	—	(9,192)	—
Deferred financing costs write-off	(123)	—	—	(2,271)	(931)
Foreign currency exchange	(274)	64	(25)	(18)	(2)

Income (loss) before income tax provision (benefit)	112,079	(5,311)	74,124	68,898	752
Income tax provision (benefit)	28,345	2,751	(48,104)	21,650	(4,822)

Net income (loss)	$83,734	$(8,062)	$122,228	$47,248	$5,574

Earnings (loss) per share:
Basic	$1.90	$(0.18)	$2.77	$1.07	$0.12
Diluted	$1.88	$(0.18)	$2.76	$1.06	$0.12
Weighted average number of common and common share equivalents outstanding:
Basic	44,178	44,295	44,055	44,145	44,953
Diluted	44,550	44,295	44,254	44,390	45,460
Other Data:
Net cash from operating activities	$212,718	$160,098	$135,646	$136,244	$152,814
Net cash from investing activities	(82,707)	(77,063)	(70,006)	(88,153)	(14,415)
Net cash from financing activities	(127,629)	(92,144)	(57,043)	(44,853)	(140,576)

	December 31,
	2019	2018	2017	2016	2015
	(In thousands)
Consolidated Balance Sheet Data:
Rental fleet, net	$966,223	$929,090	$989,154	$950,065	$951,323
Total assets	2,116,877	2,005,064	2,073,407	2,004,894	1,976,775
Total debt, net	876,926	903,343	932,926	937,076	903,535
Stockholders' equity	841,362	810,269	861,688	735,614	765,529

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of the Combined Company after giving effect to the Merger and related transactions as described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information." The selected unaudited pro forma condensed combined balance sheet data as of December 31, 2019 give effect to the Merger and related transactions as if they occurred on December 31, 2019. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2019 give effect to the transactions as if they occurred on January 1, 2019, the first day of WillScot's 2019 fiscal year.

        The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the Combined Company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma financial information. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the section entitled "Notes to Unaudited Pro Forma Condensed Combined Financial Information." In addition, the pro forma financial information were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of WillScot and Mobile Mini for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See the sections entitled "Unaudited Pro Forma Condensed Combined Financial Information" and "Where You Can Find More Information" for additional information.

Combined Results (in thousands except per share data)	Year Ended December 31, 2019
Pro Forma Statement of Operations Data:
Revenues	$1,676,290
Operating income	$248,963
Net income	$81,256
Net income per share
Basic	$0.36
Diluted	$0.35
Weighted Average Shares
Basic	226,069
Diluted	230,349
Balance Sheet Data:
Cash and cash equivalents	$11,098
Rental fleet, net	$3,096,443
Total assets	$5,416,963
Total debt, including current portion	$2,550,592
Shareholders equity	$1,758,525

 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

        The following table sets forth the closing price per share of WillScot Class A Common Stock and Mobile Mini Common Stock, in each case, as reported on Nasdaq on February 28, 2020, the last trading day prior to public announcement of the Merger by WillScot and Mobile Mini, and on April 14, 2020, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus for which this information was available. The table also shows the implied value of the Merger Consideration for each share of Mobile Mini Common Stock as of the same dates. This implied value was calculated by multiplying the closing price of a share of WillScot Class A Common Stock on the relevant date by the Exchange Ratio.

Date	WillScot Class A Common Stock	Mobile Mini Common Stock	Implied Per Share Value of the Merger Consideration
February 28, 2020	$17.54	$38.99	$42.18
April 14, 2020	$10.61	$25.95	$25.52

        The market prices of shares of WillScot Class A Common Stock and Mobile Mini Common Stock have fluctuated since the date of the announcement of the Merger and may continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the WillScot special meeting, the Mobile Mini special meeting and the date the Merger is completed. No assurance can be given concerning the market prices of shares of WillScot Class A Common Stock and shares of Mobile Mini Common Stock before completion of the Merger or shares of Combined Company Common Stock after completion of the Merger. The Exchange Ratio is fixed at 2.4050 in the Merger Agreement, but the market price of shares of WillScot Class A Common Stock (and therefore the value of the Merger Consideration) when received by Mobile Mini stockholders at the Effective Time could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to WillScot stockholders and Mobile Mini stockholders in determining how to vote with respect to the proposals described in this joint proxy statement/prospectus. WillScot stockholders and Mobile Mini stockholders are advised to obtain current market quotations for WillScot Class A Common Stock and Mobile Mini Common Stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. For more information, see the section entitled "Where You Can Find More Information" beginning on page 260 of this joint proxy statement/prospectus.

 COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table summarizes per share data (1) for WillScot and Mobile Mini on a historical basis, (2) for the Combined Company on an unaudited pro forma combined basis giving effect to the Merger and related transactions and (3) on an unaudited pro forma combined equivalent basis.

        The unaudited pro forma income from continuing operations per share for the year ended December 31, 2019 reflects the transactions as if they had occurred on January 1, 2019. The book value per share reflects the transactions as if they had occurred on December 31, 2019. The information in the table is based on, and should be read together with, the historical financial information of WillScot and Mobile Mini which is incorporated by reference in this joint proxy statement/prospectus and the financial information contained under "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Consolidated Financial Data of WillScot" and "Selected Historical Consolidated Financial Data of Mobile Mini." See the section entitled "Where You Can Find More Information."

        The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the transactions had been completed as of the dates indicated or will be realized upon the completion of the transactions. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

	Historical WillScot Corporation	Historical Mobile Mini, Inc.	Unaudited Pro Forma Combined		Unaudited Pro Forma Combined Equivalent Basis(1)
Income from continuing operations per basic share attributable to common stockholders
12 months ended December 31, 2019	$(0.10)	$1.90	$0.36		$0.87
Income from continuing operations per diluted share attributable to common stockholders
12 months ended December 31, 2019	$(0.10)	$1.88	$0.35		$0.84
Cash dividends per share
12 months ended December 31, 2019	$—	$1.10	N/A	(2)	N/A	(2)
Book value per share
As of December 31, 2019	$5.92	$19.06	$7.78		$18.71

(1)
Calculated by multiplying the pro forma condensed combined data by the exchange ratio of 2.4050.

(2)
Pro forma combined dividends per share is not presented, as the dividend per share for the Combined Company will be determined by the board of directors of the Combined Company following completion of the Merger.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains statements which, to the extent they are not statements of historical or present fact, constitute "forward-looking statements" under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide Mobile Mini's and WillScot's respective management's current expectations or plans for WillScot's or the Combined Company's future operating and financial performance, based on assumptions currently believed to be valid. The words "estimates," "expects," "anticipates," "believes," "forecasts," "projects," "plans," "intends," "may," "will," "should," "could," "shall," "continue," "outlook" and variations of these words and similar expressions (or the negative thereof) identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements relate to the Merger involving WillScot and Mobile Mini, including: expected scale; operating efficiency; stockholder, employee and customer benefits; key assumptions; timing of closing; the amount and timing of revenue and expense synergies; future financial benefits and operating results; and integration spend, which reflects management's beliefs, expectations and objectives as of the date hereof. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:

  •
  negative effects of the announcement or pendency of the Merger on the market price of WillScot's and/or Mobile Mini's respective common stock and/or on their respective financial performance;

  •
  the ability of the parties to receive the required regulatory approvals for the Merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the Combined Company or the expected benefits of the transaction) and approvals of WillScot's stockholders and Mobile Mini's stockholders and to satisfy the other conditions to the completion of the Merger on a timely basis or at all;

  •
  the occurrence of events that may give rise to a right of one or both of the parties to terminate the Merger Agreement;

  •
  risks relating to the value of the WillScot shares to be issued in the Merger, significant transaction costs and/or unknown liabilities;

  •
  the possibility that the anticipated benefits, including cost synergies, from the Merger cannot be realized in full or at all or may take longer to realize than expected, including risks associated with third-party contracts containing consent and/or other provisions that may be triggered by the proposed transaction;

  •
  risks associated with transaction-related litigation;

  •
  the possibility that costs or difficulties related to the integration of WillScot's and Mobile Mini's operations will be greater than expected or that the integration plan will not be successfully implemented;

  •
  the ability of WillScot and Mobile Mini to manage growth and execute their business plan, the rate and degree of market acceptance of their products and the success of other competing modular space and portable solutions that exist or may become available;

  •
  the ability of each of Mobile Mini, WillScot and the Combined Company to retain and hire key personnel;

  •
  the intended qualification of the Merger as a tax-free reorganization for U.S. federal income tax purposes;

  •
  expected financing transactions undertaken in connection with the Merger;

  •
  the impact of the Merger on the respective businesses of Mobile Mini and WillScot and the risk that the Merger may be more difficult, time-consuming or costly than expected, including the impact on relationships of the Combined Company with customers, suppliers, employees and other business counterparties;

  •
  the scope, nature, impact or timing of the Merger and other merger, acquisition and divestiture activity, including among other things the integration of or with other businesses;

  •
  the effect of economic conditions in the industries and markets in which WillScot and Mobile Mini operate in the United States and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions and natural disasters, the impact of the global pandemic related to COVID-19 and the financial condition of WillScot's and Mobile Mini's customers and suppliers;

  •
  future availability of credit and factors that may affect such availability, including credit market conditions and capital structure;

  •
  delays and disruption in delivery of materials and services from suppliers;

  •
  new business and investment opportunities;

  •
  the diversion of management attention from business operations to the proposed transaction;

  •
  the ability to realize the intended benefits of organizational changes;

  •
  risks associated with indebtedness;

  •
  the anticipated benefits of diversification and balance of operations across product lines, regions and industries;

  •
  the outcome of legal proceedings, investigations and other contingencies;

  •
  the inherent uncertainty associated with financial or other projections;

  •
  the impact of the negotiation of collective bargaining agreements and labor disputes;

  •
  the effect of changes in political conditions in the U.S. and other countries in which WillScot, Mobile Mini and the businesses of each operate, including the effect of changes in U.S. trade policies or the United Kingdom's withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond;

  •
  the effect of changes in tax, environmental, regulatory and other laws and regulations (including, among other things, anti-bribery and anti-corruption requirements, including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations) in the United States and other countries in which WillScot, Mobile Mini and the businesses of each operate;

  •
  risks relating to completed acquisitions and divestiture activities and the risk that the integration of such acquisitions may be more difficult, time-consuming or costly than expected; and

  •
  other risk factors as detailed from time to time in WillScot's and Mobile Mini's reports filed with the SEC, including WillScot's and Mobile Mini's respective annual reports on Form 10-K, periodic current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this joint proxy statement/prospectus in the section entitled "Risk Factors."

        There can be no assurance that the Merger or any other transaction described in this joint proxy statement/prospectus will in fact be completed in the manner described or at all. Any forward-looking statement speaks only as of the date on which it is made, and WillScot and Mobile Mini assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

RISK FACTORS

        In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "Cautionary Note Regarding Forward-Looking Statements" beginning on page 27 of this joint proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote in favor of the Mobile Mini Proposals or the WillScot Proposals, as applicable. You should also read and consider the risk factors associated with each of the businesses of WillScot and Mobile Mini because these risk factors may affect the operations and financial results of the Combined Company. These risk factors may be found under Part I, Item 1A, "Risk Factors" in the WillScot 10-K and the Mobile Mini 10-K, as updated by WillScot's and Mobile Mini's respective Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and future filings with the SEC, each of which is on file or will be filed with the SEC and all of which are or will be incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information."

Risks Related to the Merger

The completion of the Merger is subject to a number of conditions, and if these conditions are not satisfied or waived, the Merger will not be completed.

        The obligations of WillScot and Mobile Mini to complete the Merger are subject to satisfaction or waiver of a number of conditions, including: (i) the expiration or termination of the applicable waiting period under the HSR Act without the imposition of a regulatory adverse effect, (ii) approval of the Mobile Mini Merger Proposal by Mobile Mini stockholders at the Mobile Mini special meeting, (iii) approval of the WillScot Stock Issuance Proposal and Combined Company Charter Amendment Proposal by WillScot stockholders at the WillScot special meeting, (iv) approval for the listing on Nasdaq of the Merger Consideration, which will be reclassified as and converted into shares of Combined Company Common Stock at the Effective Time, (v) absence of any law, injunction, judgment, order, decree or other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated by the Merger Agreement and the ancillary agreements and delivery of an officer certificate by the other party certifying satisfaction, (vi) declaration of effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus forms a part, (vii) the receipt by each of WillScot and Mobile Mini of an opinion of its respective outside counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, (viii) the debt financing contemplated by the Commitment Letter entered into by WillScot in connection with the Merger having been obtained, (ix) accuracy of the representations and warranties of WillScot or Mobile Mini, as applicable, made in the Merger Agreement by the other party, subject to certain materiality qualifications set forth in the Merger Agreement, (x) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the Merger, (xi) in the case of Mobile Mini, the completion of the exchange by Sapphire Holding of its shares of WSHC Stock for shares of WillScot Class A Common Stock pursuant to the Voting Agreement, and the concurrent cancellation of all issued and outstanding shares of WillScot Class B Common Stock, (xii) delivery of an officer certificate by each of WillScot and Mobile Mini to the other certifying satisfaction of certain closing conditions and (xiii) the absence of a material adverse effect on the other party (see the section entitled "The Merger Agreement—Representations and Warranties; Material Adverse Effect" beginning on page 164 of this joint proxy statement/prospectus for the definition of material adverse effect). For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 176 of this joint proxy statement/prospectus. There can be no assurance that the conditions to completion of the Merger will be satisfied or waived or that the Merger will be completed.

The Merger is subject to the expiration or termination of applicable waiting periods and the DOJ or FTC may impose conditions that could have an adverse effect on WillScot, Mobile Mini or the Combined Company or, if not obtained, could prevent completion of the Merger.

        Before the Merger may be completed, any applicable waiting periods (and any extensions thereof) under the HSR Act relating to the completion of the Merger must have expired or been terminated.

        Under the Merger Agreement, WillScot and Mobile Mini have agreed to use their respective reasonable best efforts to obtain all consents required to be obtained from any governmental authority that are necessary, proper or advisable to consummate the Merger. However, neither WillScot nor Mobile Mini is required to agree to or commit to any actions that individually or in the aggregate would, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Combined Company. For a more detailed description of WillScot's and Mobile Mini's obligations to obtain required regulatory authorizations and approvals, see the section entitled "The Merger Agreement—Covenants and Agreements—Efforts to Obtain Regulatory Approval."

        In addition, at any time before or after the completion of the Merger, and notwithstanding the expiration or termination of applicable waiting periods, the DOJ or FTC or any state attorney general could take such action under the antitrust laws as such party deems necessary or desirable in the public interest. Such action could include, among other things, seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally permit the completion of the Merger subject to regulatory conditions or other remedies. In addition, in some circumstances, a third party could initiate a private action challenging, seeking to enjoin, or seeking to impose conditions on the Merger. WillScot and Mobile Mini may not prevail and may incur significant costs in defending or settling any such action.

        For a more detailed description of the regulatory review process, see the section entitled "The Merger—Regulatory Approvals."

        There can be no assurance that the conditions to the completion of the Merger set forth in the Merger Agreement relating to applicable antitrust laws will be satisfied.

Failure to complete the Merger could negatively impact the stock price and the future business and financial results of WillScot and Mobile Mini.

        If the Merger is not completed for any reason, including as a result of Mobile Mini stockholders failing to approve the Mobile Mini Merger Proposal or WillScot stockholders failing to approve the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal, the ongoing businesses of Mobile Mini and WillScot may be materially and adversely affected and, without realizing any of the benefits of having completed the Merger, Mobile Mini and WillScot would be subject to a number of risks, including the following:

  •
  WillScot and Mobile Mini may experience negative reactions from the financial markets, including negative impacts on trading prices of WillScot Class A Common Stock, Mobile Mini Common Stock and both companies' other securities, and from their respective customers, suppliers and employees;

  •
  Mobile Mini may be required to pay WillScot a termination fee of $57,086,000 if the Merger Agreement is terminated under certain circumstances, and WillScot may be required to pay Mobile Mini a termination fee of $66,600,000 if the Merger Agreement is terminated under certain other circumstances. See the sections entitled "The Merger Agreement—Termination" and "The Merger Agreement—Expenses and Termination Fees," each beginning on page 178 of this joint proxy statement/prospectus;

  •
  WillScot and Mobile Mini will be required to pay certain transaction expenses and other costs incurred in connection with the Merger, whether or not the Merger is completed;

  •
  the Merger Agreement places certain restrictions on the conduct of Mobile Mini's and WillScot's businesses prior to completion of the Merger, and such restrictions, the waiver of which is subject to the consent of the other party, may prevent Mobile Mini and WillScot from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Merger that Mobile Mini or WillScot would have made, taken or pursued if these restrictions were not in place (see the section entitled "The Merger Agreement—Covenants and Agreements—Conduct of Business" beginning on page 167 of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to Mobile Mini and WillScot); and

  •
  matters relating to the Merger (including arranging permanent financing and integration planning) will require substantial commitments of time and resources by WillScot and Mobile Mini management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either WillScot or Mobile Mini as an independent company.

        There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect WillScot's and/or Mobile Mini's businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

        In addition, WillScot and Mobile Mini could be subject to litigation related to any failure to complete the Merger or related to any proceeding to specifically enforce WillScot's or Mobile Mini's obligation to perform their respective obligations under the Merger Agreement. If the Merger is not completed, these risks may materialize and may materially and adversely affect WillScot's and/or Mobile Mini's businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

The Merger Agreement contains provisions that may make it more difficult for WillScot and Mobile Mini to pursue alternatives to the Merger.

        The Merger Agreement contains provisions that make it more difficult for Mobile Mini to sell its business to a party other than WillScot, or for WillScot to sell its business. These provisions include a general prohibition on each of WillScot and Mobile Mini soliciting any acquisition proposal. Further, there are only limited exceptions to each of WillScot's and Mobile Mini's agreement that its board of directors will not withdraw or modify in a manner adverse to the other the recommendation of its board of directors in favor of the WillScot Proposals or the Mobile Mini Proposals, as applicable, and the other generally has a right to match any acquisition proposal that may be made. However, at any time prior to the approval of the WillScot Proposals or the Mobile Mini Proposals, as applicable, each of WillScot's and Mobile Mini's board of directors is permitted to take certain of these actions if it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. See the sections entitled "The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions" and "The Merger Agreement—Covenants and Agreements—Changes in Board Recommendation" beginning on pages 169 and 171, respectively, of this joint proxy statement/prospectus.

        The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of either Mobile Mini or WillScot from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed Merger Consideration, in the case of Mobile Mini, or that party were prepared to enter into an agreement that may be favorable to WillScot or its stockholders, in the case of WillScot. Furthermore, the termination fees described below may result in a potential competing acquirer proposing to pay a lower per-share price to acquire WillScot or Mobile Mini, as applicable, than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by such party in certain circumstances.

The Exchange Ratio is fixed and will not be adjusted in the event of any change in either WillScot's or Mobile Mini's stock price.

        The Exchange Ratio of 2.4050 is fixed, which means that it will not change between now and the Effective Time, regardless of whether the market price of either Mobile Mini Common Stock or WillScot Class A Common Stock changes. Upon completion of the Merger, each issued and outstanding share of Mobile Mini Common Stock (other than treasury shares held by Mobile Mini or its subsidiaries) will be converted into the right to 2.4050 shares of WillScot Class A Common Stock (and, if applicable, cash in lieu of fractional shares). Therefore, the value of the Merger Consideration will depend on the market price of the WillScot Class A Common Stock at the Effective Time.

        The market price of the WillScot Class A Common Stock has fluctuated since the date of the announcement of the Merger Agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the WillScot special meeting, the Mobile Mini special meeting, the Effective Time and thereafter (at such time it will have been reclassified as and converted into Combined Company Common Stock). The market value of the Merger Consideration to be issued at the Effective Time will not be known at the time of the WillScot special meeting or the Mobile Mini special meeting. Therefore, current and historical market prices of WillScot Class A Common Stock may not reflect the value that Mobile Mini stockholders will receive in the Merger, and the current stock price quotations for Mobile Mini Common Stock and WillScot Class A Common Stock may not provide meaningful information to WillScot stockholders in determining whether to approve the WillScot Proposals or to Mobile Mini stockholders in determining whether to approve the Mobile Mini Proposals. Both WillScot Class A Common Stock and Mobile Mini Common Stock are traded on Nasdaq under the symbols "WSC" and "MINI," respectively.

        We cannot assure you that, following the Merger, the market prices of Combined Company Common Stock will equal or exceed what the combined market price of WillScot Class A Common Stock and Mobile Mini Common Stock would have been in the absence of the Merger. It is possible that after the Merger, the combined equity value of the Combined Company will be less than the combined equity value of WillScot and Mobile Mini before the Merger. WillScot stockholders and Mobile Mini stockholders are encouraged to review carefully the other information contained or incorporated by reference in this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information."

WillScot's and Mobile Mini's business relationships may be subject to disruption due to uncertainty associated with the Merger.

        Parties with which WillScot or Mobile Mini does business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with WillScot, Mobile Mini or the Combined Company. WillScot's and Mobile Mini's business relationships may be subject to disruption as customers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than WillScot, Mobile Mini or the Combined Company. These disruptions could have a material adverse effect on the businesses, financial condition, results of operations or prospects of WillScot, Mobile Mini and/or the Combined Company, including a material adverse effect on the Combined Company's ability to realize the anticipated benefits of the Merger. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the Combined Company following the Effective Time.

        WillScot and Mobile Mini are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The Combined Company's success after the completion of the Merger will depend in part upon the ability of the Combined Company to retain certain key management personnel and employees of WillScot and Mobile Mini. Prior to the Effective Time, current and prospective employees of WillScot and Mobile Mini may experience uncertainty about their roles following the Merger, which may have an adverse effect on the ability of each of WillScot and Mobile Mini to attract or retain key management and other key personnel. In addition, no assurance can be given that the Combined Company, after the completion of the Merger, will be able to attract or retain key management personnel and other key employees to the same extent that WillScot and Mobile Mini have previously been able to attract or retain their own employees.

The unaudited pro forma condensed combined financial information and prospective financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the Combined Company following completion of the Merger.

        The unaudited pro forma condensed combined financial information and prospective financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of WillScot and Mobile Mini prior to the Merger or that of the Combined Company following the Merger for several reasons. Among other things, the unaudited pro forma condensed combined financial information does not reflect the projected realization of cost savings following completion of the Merger projected integration costs, restructuring costs or any changes in applicable law. See the sections entitled "Unaudited Pro Forma Condensed Combined Financial Information," "The Merger—Certain Unaudited Prospective Financial Information" and "Comparative Historical and Unaudited Pro Forma Per Share Data" beginning on pages 202, 129 and 26, respectively, of this joint proxy statement/prospectus. The actual financial positions and results of operations of Mobile Mini and WillScot prior to the Merger and that of the Combined Company following the Merger may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information or prospective financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information and/or the prospective financial information included in this joint proxy statement/prospectus may not be realized and may be affected by other factors. Any significant changes in the market price of shares of WillScot Class A Common Stock may cause a significant change in the purchase price used for WillScot's accounting purposes and the pro forma condensed combined financial information contained in this joint proxy statement/prospectus.

WillScot's and Mobile Mini's executive officers and directors have interests in the Merger that may be different from your interests as a WillScot stockholder or Mobile Mini stockholder.

        When considering the recommendation of the WillScot Board that WillScot stockholders vote in favor of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal and the recommendation of the Mobile Mini Board that Mobile Mini stockholders vote in favor of the Mobile Mini Merger Proposal, WillScot stockholders and Mobile Mini stockholders should be aware that the executive officers and directors of WillScot and Mobile Mini have interests in the Merger that may be different from, or in addition to, the interests of WillScot stockholders or Mobile Mini stockholders, as applicable, generally. The WillScot Board was aware of the interests of WillScot's directors and executive officers, the Mobile Mini Board was aware of the interests of Mobile Mini's directors and executive officers, and each board considered such interests, among other matters, when it approved the Merger Agreement and in making its recommendations to its respective stockholders. Additional interests of the directors and executive officers of WillScot in the Merger include the payment of certain severance and other benefits upon a qualifying termination of employment following the completion of the Merger, the designation of Bradley Soultz, Chief Executive Officer of WillScot, as the Chief Executive Officer of the Combined Company pursuant to the terms of an employment agreement with WillScot that will become effective at the Effective Time, the designation of Timothy Boswell, Chief Financial Officer of WillScot, as the Chief Financial Officer of the Combined Company pursuant to the terms of an employment agreement with WillScot that will become effective at the Effective Time, and that, at the Effective Time, the Combined Company Board will consist of 11 directors, including six WillScot Continuing Directors, two of whom are also TDR Continuing Directors. Additional interests of the directors and executive officers of Mobile Mini include the treatment in the Merger of Mobile Mini equity-based awards held by one director and/or executive officers, as applicable, certain severance payments and other benefits that Mobile Mini executive officers are entitled to receive upon a qualifying termination of employment following the completion of the Merger, the designation of Kelly Williams, President and Chief Executive Officer of Mobile Mini, as the President and Chief Operating Officer of the Combined Company pursuant to the terms of an employment agreement with WillScot that will become effective at the Effective Time, the designation of Christopher Miner, General Counsel of Mobile Mini, as the Senior Vice President, General Counsel and Secretary of the Combined Company pursuant to the terms of an employment agreement with WillScot that will become effective at the Effective Time, that, at the Effective Time, the Combined Company Board will consist of 11 directors, including five Mobile Mini Continuing Directors, and rights to continuing indemnification and directors' and officers' liability insurance for current and former directors and executive officers. See "The Merger—Interests of Certain of WillScot's Directors and Executive Officers in the Merger" and "The Merger—Interests of Mobile Mini's Directors and Executive Officers in the Merger" beginning on pages 139 and 145, respectively, of this joint proxy statement/prospectus for a more detailed description of these interests. As a result of these interests, directors and executive officers might be more likely to support and to vote in favor of the proposals described in this joint proxy statement/prospectus than if they did not have these interests. WillScot stockholders and Mobile Mini stockholders should consider whether their interests might have influenced directors and executive officers to recommend adopting the Merger Agreement.

The opinions of the respective financial advisors of the WillScot Board, the WillScot Special Committee and the Mobile Mini Board do not reflect changes in circumstances that may have occurred or that may occur between the signing of the Merger Agreement and the Effective Time.

        None of the WillScot Board, the WillScot Special Committee or the Mobile Mini Board has obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus, nor do any of them expect to receive updated, revised or reaffirmed opinions prior to the Effective Time. Changes in the operations and prospects of WillScot or Mobile Mini, general market and economic conditions and other factors that may be beyond the control of WillScot or Mobile Mini, and on which such financial advisors' opinions were based, may significantly alter the value of WillScot, Mobile Mini, the share price of WillScot Class A Common Stock by the Effective Time, or the anticipated benefits of the Merger. The opinions were made solely as of their respective dates and do not speak as of any other date, including the date of this joint proxy statement/prospectus or the date on which the Merger will be completed. Because such financial advisors will not be updating their opinions, the opinions will not address the fairness of the Merger Consideration from a financial point of view at the Effective Time. The WillScot Board's recommendation that WillScot stockholders approve the WillScot Proposals and the Mobile Mini Board's recommendation that Mobile Mini stockholders approve the Mobile Mini Proposals, however, were made as of the date of the Merger Agreement and are also made as of the date of this joint proxy statement/prospectus. For a description of the opinions that the WillScot Board, the WillScot Special Committee and the Mobile Mini Board received from their respective financial advisors, see the sections entitled "The Merger—

Opinions of WillScot's Financial Advisors" and "The Merger—Opinions of Mobile Mini's Financial Advisors."

Following the Merger, the composition of the Combined Company Board will be different from the composition of the current WillScot Board or the current Mobile Mini Board.

        The WillScot Board currently consists of seven directors and the Mobile Mini Board currently consists of 11 directors. Upon completion of the Merger, the Combined Company Board will consist of 11 directors, including six WillScot Continuing Directors (two of whom are TDR Continuing Directors) and five Mobile Mini Continuing Directors. See the section entitled "The Merger—Governance of the Combined Company" beginning on page 152 of this joint proxy statement/prospectus. This new composition of the Combined Company Board may affect the future decisions of the Combined Company.

Litigation relating to the Merger may be filed against the WillScot Board, the WillScot Special Committee and/or the Mobile Mini Board that could prevent or delay the closing and/or result in the payment of damages following the closing.

        In connection with the Merger and other transactions contemplated under the Merger Agreement, it is possible that WillScot stockholders and/or Mobile Mini stockholders may file putative class action lawsuits against the WillScot Board, the WillScot Special Committee and/or the Mobile Mini Board. Among other remedies, these stockholders could seek damages and/or to enjoin the Merger. The outcome of any litigation is uncertain and any such potential lawsuits could prevent or delay the closing and/or result in substantial costs to WillScot and/or Mobile Mini. Any such actions may create uncertainty relating to the Merger and may be costly and distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the Effective Time may adversely affect the Combined Company's business, financial condition, results of operations and cash flows.

If the Merger fails to qualify as a tax-free reorganization for U.S. federal income tax purposes, U.S. holders of shares of Mobile Mini Common Stock may recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

        The obligations of WillScot and Mobile Mini to complete the Merger are conditioned upon the receipt by each of WillScot and Mobile Mini of an opinion of its respective outside counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If the Merger qualifies as a "reorganization," U.S. holders of shares of Mobile Mini Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of WillScot Class A Common Stock in exchange for Mobile Mini Common Stock in the Merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of WillScot Class A Common Stock). The qualification of the Merger as a "reorganization" depends on numerous facts and circumstances, some of which are not known as of the date of this joint proxy statement/prospectus, and are outside of the parties' control. In addition, opinions of counsel are not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in such opinions of counsel. If the Merger did not qualify as a "reorganization," U.S. holders of shares of Mobile Mini Common Stock generally would recognize gain or loss for U.S. federal income tax purposes on the receipt of WillScot Class A Common Stock in exchange for Mobile Mini Common Stock in the Merger. See the section entitled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" below for a more detailed discussion of the U.S. federal income tax consequences of the Merger to U.S. holders of shares of Mobile Mini Common Stock if the Merger does not qualify as a "reorganization."

In the event volatile securities markets cause a decrease in the value of the shares of WillScot Class A Common Stock pledged by Sapphire Holding under its margin loan arrangement, such decrease would permit the lenders thereunder to foreclose on any such shares of WillScot Class A Common Stock. Any such foreclosure will result in such shares of WillScot Class A Common Stock no longer being subject to the Voting Agreement.

        The Voting Agreement provides, among other things, that Sapphire Holding will vote all of its shares of WillScot Common Stock in favor of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal, subject to certain conditions. As previously disclosed, in August 2018, Sapphire Holding pledged all of its shares of WillScot Class A Common Stock as security for a margin loan (the "TDR Margin Loan"), under which Sapphire Holding borrowed $125.0 million dollars. As of March 16, 2020, Sapphire Holding owned approximately 49 million shares of WillScot Class A Common Stock, or 45% of the total issued and outstanding shares of WillScot Class A Common Stock, as of such date, all of which are currently pledged under the terms of the TDR Margin Loan. Any foreclosure under the TDR Margin Loan will result in such shares of WillScot Class A Common Stock no longer being subject to the Voting Agreement. The shares of WillScot Class A Common Stock held by Sapphire Holding constitute a substantial portion of the shares of WillScot Common Stock subject to the Voting Agreement. If such shares of WillScot Class A Common Stock cease to be subject to the Voting Agreement, this could increase uncertainty with respect to receiving the requisite approvals of WillScot stockholders in respect of the Merger, including the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal. See "Risk Factors—Risks Relating to Our Capital Structure—Our principal stockholder controls a significant amount of our common stock and has substantial control over our business, and it may take actions or have interests that are adverse to or conflict with those of our other stockholders," in the WillScot 10-K for additional information.

Risks Related to the Combined Company

After the completion of the Merger, the Combined Company may fail to realize the anticipated benefits and cost savings of the Merger, which could adversely affect the value of the shares of Combined Company Common Stock.

        The success of the Merger will depend, in part, on the Combined Company's ability to realize the anticipated benefits, including synergies, cost savings and operational efficiencies from combining the businesses of WillScot and Mobile Mini. The Combined Company's ability to realize these anticipated benefits and cost savings is subject to certain risks, including:

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  the Combined Company's ability to successfully integrate the businesses of WillScot and Mobile Mini and control the costs relating thereto;

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  whether the combined businesses will perform as expected;

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  the possibility that the Exchange Ratio does not accurately reflect the value the Combined Company will derive from the acquisition; and

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  the assumption of known and unknown liabilities of WillScot and Mobile Mini.

        If the Combined Company is not able to successfully integrate the business of Mobile Mini within the anticipated time frame, or at all, or the costs of such combination exceed the current expectation, the anticipated cost savings and other benefits of the Merger may not be realized fully or may take longer to realize than expected, the Combined Company may not perform as expected and the value of the shares of Combined Company Common Stock may be adversely affected.

        WillScot and Mobile Mini have operated and, until completion of the Merger will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key WillScot or Mobile

Mini employees, the disruption of either company's or both companies' ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of WillScot and Mobile Mini in order to realize the anticipated benefits of the Merger so the Combined Company performs as expected include, among other things:

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  combining the companies' separate operational, financial, reporting and corporate functions;

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  integrating the companies' products and services;

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  identifying and eliminating redundant and underperforming operations and assets;

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  harmonizing the companies' operating practices, employee development, compensation and benefit programs, internal controls and other policies, procedures and processes;

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  addressing possible differences in business backgrounds, corporate cultures and management philosophies;

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  consolidating the companies' corporate, administrative and information technology infrastructure;

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  coordinating sales, distribution and marketing efforts;

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  managing the movement of certain businesses and positions to different locations;

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  maintaining existing agreements with customers and suppliers and avoiding delays in entering into new agreements with prospective customers and suppliers;

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  coordinating geographically dispersed organizations;

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  consolidating offices of WillScot and Mobile Mini that are currently in or near the same location; and

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  effecting potential actions that may be required in connection with obtaining regulatory approvals.

        Some of these factors will be outside of WillScot's and/or Mobile Mini's control, and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and other adverse impacts which could materially affect the Combined Company's financial position, results of operations and cash flows.

        In addition, at times, the attention of certain members of each company's management and each company's resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company's ongoing business and the business of the Combined Company.

Upon the completion of the Merger, Mobile Mini stockholders and WillScot stockholders will have different rights under the Combined Company's governing documents than they currently have under Mobile Mini's and WillScot's governing documents, respectively.

        Upon the completion of the Merger, Mobile Mini stockholders will no longer be stockholders of Mobile Mini, but will instead become stockholders of the Combined Company and their rights as stockholders will be governed by the terms of the A&R Charter and the A&R Bylaws. The terms of the A&R Charter and the A&R Bylaws will be in some respects different than the terms of Mobile Mini's certificate of incorporation and bylaws, which currently govern the rights of Mobile Mini stockholders. Because the certificate of incorporation and bylaws of WillScot are being amended and restated in connection with the Merger, the rights of WillScot stockholders will also change, as the terms of the A&R Charter and the A&R Bylaws will be in some respects different than the terms of WillScot's certificate of incorporation and bylaws, which currently govern the rights of WillScot stockholders. For a more complete description of the different rights associated with shares of Mobile

Mini Common Stock and shares of Combined Company Common Stock, see the section entitled "Comparison of the Rights of Stockholders."

Current WillScot stockholders and Mobile Mini stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over the management of the Combined Company.

        Upon completion of the Merger, WillScot expects to issue approximately 106.7 million shares of WillScot Class A Common Stock to Mobile Mini stockholders in connection with the transactions contemplated by the Merger Agreement, and immediately thereafter such shares of WillScot Class A Common Stock will become shares of Combined Company Common Stock upon the filing of the certificate of merger. As a result, it is expected that, immediately after completion of the Merger, former Mobile Mini stockholders will own approximately 46% of the outstanding shares of Combined Company Common Stock, and pre-Merger WillScot stockholders will own approximately 54% of the outstanding shares of Combined Company Common Stock. Consequently, current WillScot stockholders and Mobile Mini stockholders in the aggregate will have less influence over the management and policies of the Combined Company than they currently have over the management and policies of WillScot and Mobile Mini, respectively.

The TDR Parties control a significant number of shares of WillScot Common Stock and, following the Merger, will continue to control a significant number of shares of Combined Company Common Stock, providing such parties with substantial influence over the Combined Company's business.

        Upon completion of the Merger, the TDR Parties are expected to beneficially own approximately 26% of the issued and outstanding shares of Combined Company Common Stock and two directors nominated by the TDR Parties will serve on the Combined Company Board. As a result, the TDR Parties may have substantial influence over matters requiring approval by the Combined Company stockholders, including the election and removal of directors, amendments to the A&R Charter and the A&R Bylaws, any proposed merger, consolidation or sale of all or substantially all of the Combined Company's assets and other corporate transactions. The TDR Parties may have interests that are different from those of other stockholders.

        The TDR Parties' ownership of the shares of Combined Company Common Stock may adversely affect the trading price for the Combined Company Common Stock to the extent investors perceive disadvantages in owning shares of a company with a significant stockholder or in the event Sapphire Holding's takes any action with its shares that could result in an adverse impact on the price of the Combined Company Common Stock, including a sale of any portion of their shares of the Combined Company Common Stock.

The future results of the Combined Company may be adversely impacted if the Combined Company does not effectively manage its expanded operations following completion of the Merger.

        Following completion of the Merger, the size of the Combined Company's business will be significantly larger than the current size of either WillScot's or Mobile Mini's respective businesses. The Combined Company's ability to successfully manage this expanded business will depend, in part, upon management's ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. There can be no assurances that the management of the Combined Company will be successful or that the Combined Company will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Merger.

Each of WillScot and Mobile Mini expects to incur substantial expenses related to the completion of the Merger and the integration of the businesses of WillScot and Mobile Mini.

        Each of WillScot and Mobile Mini will incur substantial expenses in connection with the completion of the Merger to integrate a large number of processes, policies, procedures, operations, technologies and systems of WillScot and Mobile Mini. The substantial majority of these costs will be non-recurring expenses related to the transactions contemplated under the Merger Agreement and the ancillary agreements and facilities and systems consolidation costs. The Combined Company may incur additional costs or suffer loss of business under third-party contracts that are terminated or that contain change in control or other provisions that may be triggered by the completion of the Merger, and/or losses of, or decreases in orders by, customers, and may also incur costs to retain certain key management personnel and employees. WillScot and Mobile Mini will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs and time delays. These incremental transaction-related costs may exceed the savings the Combined Company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs. Factors beyond the parties' control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

The market price of shares of Combined Company Common Stock after the Merger may be affected by factors different from those that are currently affecting or historically have affected the market price of shares of Mobile Mini Common Stock.

        Upon completion of the Merger, holders of Mobile Mini Common Stock will become holders of shares of the WillScot Class A Common Stock, which will immediately thereafter become shares of Combined Company Common Stock upon the filing of the certificate of merger. The market price of Combined Company Common Stock may fluctuate significantly following completion of the Merger, and holders of Mobile Mini Common Stock could lose the value of their investment in Combined Company Common Stock. The issuance of shares of WillScot Class A Common Stock in the Merger could on its own have the effect of depressing the market price of shares of WillScot Class A Common Stock, which will immediately thereafter become shares of Combined Company Common Stock upon the filing of the certificate of merger. In addition, many Mobile Mini stockholders may decide not to hold the shares of WillScot Class A Common Stock they receive as a result of the Merger. Other Mobile Mini stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of WillScot Class A Common Stock they receive as a result of the Merger. Any such sales of WillScot Class A Common Stock could have the effect of depressing the market price of shares of WillScot Class A Common Stock, which will immediately thereafter become shares of Combined Company Common Stock upon the filing of the certificate of merger. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, WillScot Class A Common Stock, regardless of WillScot's actual operating performance.

        The business of WillScot differs from that of Mobile Mini in important respects and, accordingly, the results of operations of the Combined Company after the Merger, as well as the market price of shares of Combined Company Common Stock, may be affected by factors different from those that are currently affecting, historically have affected or would in the future affect the results of operations of Mobile Mini as a stand-alone public company, as well as the market price of shares of Mobile Mini Common Stock. For further information on the respective businesses of WillScot and Mobile Mini and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 260 of this joint proxy statement/prospectus.

The credit ratings of the Combined Company may be impacted by the additional indebtedness WillScot expects to incur in connection with the Merger and any negative impact on credit ratings may impact the cost and availability of future borrowings and, accordingly, the cost of capital of the Combined Company.

        A company's credit ratings at any time will reflect each rating organization's then opinion of the financial strength, operating performance and ability to meet debt obligations of that company. The additional indebtedness WillScot expects to incur in connection with the Merger, as contemplated in the Merger Agreement, may result in a negative change to credit ratings of WillScot prior to the Effective Time and of the Combined Company after the Effective Time, including a potential downgrading. Any reduction in credit ratings may limit the Combined Company's ability to borrow at interest rates consistent with the interest rates that have been available to WillScot prior to the Merger and the related debt financing. If credit ratings of the Combined Company are further downgraded or put on watch for a potential downgrade, the Combined Company may not be able to sell additional debt securities or borrow money in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if the current credit ratings of WillScot were maintained.

The A&R Charter will designate the state courts within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Combined Company stockholders (or, if the state courts of the State of Delaware lacks jurisdiction, the federal district court for the District of Delaware), which could discourage lawsuits against the Combined Company and its directors, officers and employees.

        The A&R Charter will include an exclusive forum provision, which will provide that unless the Combined Company Board or one of its duly authorized committees approves in writing to the selection of an alternative forum, the sole and exclusive forum for various types of suits will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Such suits will include:

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  any derivative action or proceeding brought on behalf of the Combined Company;

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  any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Combined Company to the Combined Company or to its stockholders;

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  any action asserting a claim against the Combined Company or any director or officer or other employee of the Combined Company arising pursuant to any provision of the DGCL, the A&R Charter or the A&R Bylaws;

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  any action to interpret, apply, enforce or determine the validity of the A&R Charter or the A&R Bylaws; or

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  any action asserting a claim against the Combined Company or any other director or officer or other employee of the Combined Company governed by the internal affairs doctrine.

        To the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims although the Combined Company stockholders will not be deemed to have waived the Combined Company's compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies' bylaws has been challenged in legal proceedings, and the Delaware courts have held that such provisions are valid as they relate to internal affairs claims, such as claims alleging breaches of fiduciary duty or violations of the DGCL, a certificate of incorporation, or bylaws, but are not valid to govern external claims, including claims under the Securities Act.

        This exclusive forum provision may limit the ability of the Combined Company stockholders to commence litigation in a forum that they prefer, which may discourage such lawsuits against the Combined Company and its current or former directors, officers and employees. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, the Combined Company may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect its business, results of operations and financial condition.

Other Risk Factors

Declining general economic or business conditions, including as a result of the COVID-19 pandemic, may have a negative impact on the businesses of WillScot, Mobile Mini and the Combined Company.

        Continuing concerns over economic and business prospects in the US and around the world have contributed to increased volatility and diminished expectations for the global economy. These factors, coupled with the prospect of decreased business and consumer confidence and increased unemployment resulting from the COVID-19 pandemic, may precipitate an economic slowdown and recession. If the economic climate deteriorates, the businesses of WillScot, Mobile Mini and the Combined Company, including each company's ability to continue to grow its business organically or through additional acquisitions and integration of acquired businesses, as well as the financial condition of customers, suppliers and lenders, could be adversely affected, resulting in a negative impact on the business, financial condition, results of operations and cash flows of each of WillScot, Mobile Mini and the Combined Company.

Risks related to WillScot and Mobile Mini.

        WillScot and Mobile Mini are, and following completion of the Merger the Combined Company will continue to be, subject to the risks described in Part I, Item 1A in the WillScot 10-K, and Part I, Item 1A in the Mobile Mini 10-K, as updated by WillScot's and Mobile Mini's respective Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and future filings with the SEC, in each case, incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 260 of this joint proxy statement/prospectus.

THE PARTIES TO THE MERGER

WillScot Corporation

        Headquartered in Baltimore, Maryland, WillScot is a market leader in the North America specialty rental services industry. WillScot provides innovative modular space and portable storage solutions to diverse end markets utilizing a branch network of approximately 120 locations throughout the United States, Canada and Mexico.

        With roots dating back more than 60 years, WillScot leases modular space and portable storage units to customers in the commercial and industrial, construction, education, energy and natural resources, government and other end markets. WillScot delivers "Ready to Work" solutions through its growing offering of VAPS, such as the rental of steps, ramps, and furniture packages, damage waivers and other amenities. These turnkey solutions offer customers flexible, low-cost and timely solutions to meet their space needs on an outsourced basis. WillScot complements its core leasing business by selling both new and used units, allowing it to leverage its scale, achieve purchasing benefits and redeploy capital employed in its lease fleet.

        WillScot is the holding company for Williams Scotsman family of companies. All of WillScot's assets and operations are owned through WSHC. WillScot owns 91% of WSHC, and Sapphire Holding owns the remaining 9%.

        WillScot's modular space and portable storage units are used to meet a broad range of customer needs. WillScot's units are made of wood, steel, or aluminum frames mounted on a steel chassis, and typically range in size from 8 to 14 feet in width and 16 to 70 feet in length. Most units are equipped with air conditioning and heating, electrical and Ethernet cable outlets and, if necessary, plumbing facilities. WillScot's units are transported by truck, either towed (if fitted with axles and hitches) or mounted on flat-bed trailers. Additionally, WillScot offers VAPS along with its lease fleet in order to deliver "Ready to Work" solutions to its customers.

Modular Space Solutions

        Panelized and Stackable Offices.    WillScot's FlexTM panelized and stackable offices are the next generation of modular space technology and offer maximum flexibility and design configurations. These units provide a modern, innovative design, smaller footprint, ground level access and interchangeable panels, including all glass panels that allow customers to configure the space to their precise requirements. These units have the ability to expand upwards (up to three stories) and outwards.

        Single-Wide Modular Space Units.    Single-wide modular space units include mobile offices and sales offices. These units offer maximum ease of installation and removal and are deployed across the broadest range of applications in our fleet. These units typically have "open interiors" which can be modified using movable partitions, and include tile floors, air conditioning and heating units, partitions and, if requested, toilet facilities.

        Section Modulars and Redi-Plex.    Section modulars are two or more units combined into one structure. Redi-Plex complexes offer advanced versatility for large, open floor plans or custom layouts with private offices. Redi-Plex is built with clearspan construction, which eliminates interference from support columns and allows for up to sixty feet of open building width and building lengths that increase in 12-foot increments, based on the number of units coupled together. WillScot's proprietary design meets a wide range of national and state building, electrical, mechanical and plumbing codes, which creates versatility in fleet management.

        Classrooms.    Classroom units are generally double-wide units adapted specifically for use by school systems or universities. Classroom units usually feature teaching aids, air conditioning/heating units, windows and, if requested, toilet facilities.

        Container Offices.    Container offices are International Organization for Standardization ("ISO") certified shipping containers that we convert for office use. They provide safe, secure, ground-level access with fully welded weather-resistant steel corrugated exteriors and exterior window guards made of welded steel and tamper-proof screws. Container offices are available in 20 and 40 foot lengths and in a combination of office and storage floor plans, or all-office floor plans.

        Other Modular Space.    WillScot offers a range of other specialty products that vary across regions and provide flexibility to serve demands for local markets. Examples include toilet facilities to complement office and classroom units, guard houses, dormitories, and dining facilities.

Portable Storage Solutions

        Storage units are typically ISO shipping containers with swing doors that are repurposed for commercial storage applications. These units are primarily ground-level entry, windowless storage containers made of heavy exterior metals for secure storage and water tightness.

VAPS

        WillScot offers a thoughtfully curated portfolio of VAPS that make modular space and portable storage units more productive, comfortable, secure and "Ready to Work" for its customers. WillScot leases furniture, steps, ramps, basic appliances, internet connectivity devices and other items to its customers for use in connection with its products. WillScot also offers its lease customers a damage waiver program that protects them in case the leased unit is damaged. For customers who do not select the damage waiver program, WillScot bills them for the cost of repairs above and beyond normal wear and tear.

Delivery, Installation and Removal

        WillScot provides delivery, site-work, installation, disassembly, unhooking and removal, and other services to our customers for an additional fee as part of our leasing and sales operations. Typically, units are placed on temporary foundations constructed by our in-house service technicians or subcontractors. These in-house service technicians or subcontractors also generally install any ancillary products and VAPS.

        WillScot's principal executive offices are located at 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231 and its telephone number is (410) 931-6000. WillScot's website address is www.willscot.com. Information contained on WillScot's website does not constitute part of this joint proxy statement/prospectus. WillScot's Class A Common Stock is publicly traded on Nasdaq, under the ticker symbol "WSC." Additional information about WillScot is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information."

Mobile Mini, Inc.

        Mobile Mini is the world's leading provider of portable storage solutions, and is committed to providing its customers with superior service and access to a high-quality and diverse fleet. It is also a leading provider of specialty containment solutions in the United States. Its mission is to uphold its leadership positions in portable storage solutions to customers throughout North America and the United Kingdom and become the provider of choice for specialty containment products in the United States.

        Mobile Mini, founded in 1983, focuses on renting rather than selling its units, with rental revenues representing approximately 95% of its total revenues for the year ended December 31, 2019. Mobile Mini believes this strategy provides it with predictable, recurring revenue. Additionally, its assets have long useful lives, low maintenance and generally maintain their value throughout their useful lives. Mobile Mini also sells new and used units and provide delivery, installation and other ancillary products and value-added services.

        Mobile Mini's business is comprised primarily of two product categories:

        Storage Solutions.    This category consists of Mobile Mini's container and ground level office product offerings. Mobile Mini offers a wide range of Storage Solutions products in varying lengths and widths with an assortment of differentiated features such as patented locking systems, premium doors, electrical wiring and shelving. Mobile Mini's Storage Solutions products provide secure, accessible storage for a diversified client base of approximately 74,000 customers across various industries, including construction, retail and consumer services, industrial, commercial and governmental. Mobile Mini's customers use these products for a wide variety of storage applications, including construction materials and equipment, retail and manufacturing inventory, maintenance supplies, documents and records, household goods, and as portable offices.

        Tank & Pump Solutions.    Mobile Mini's Tank & Pump Solutions products consist primarily of liquid and solid containment units, pumps and filtration equipment. Additionally, Mobile Mini provides an offering to its customers of value-added services designed to enhance the efficiency of managing liquid and solid waste. The client base for Mobile Mini's Tank & Pump Solutions products includes customers in specialty industries, such as chemical, refinery, oil and natural gas drilling, mining and environmental.

        As of December 31, 2019, Mobile Mini's network includes 120 Storage Solutions locations, 20 Tank & Pump Solutions locations and 16 combined locations. Included in Mobile Mini's Storage Solutions network are 15 locations in the United Kingdom, where Mobile Mini is a leading provider, and two in Canada. Mobile Mini's Storage Solutions fleet consists of approximately 200,200 units, and Mobile Mini's Tank & Pump Solutions business has a fleet of approximately 12,700 units.

        Mobile Mini is incorporated in the state of Delaware and its principal executive offices are located at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008 and its telephone number is (480) 894-6311. Mobile Mini's website address is www.mobilemini.com. Information contained on Mobile Mini's website does not constitute part of this joint proxy statement/prospectus. Mobile Mini's stock is publicly traded on Nasdaq, under the ticker symbol "MINI." Additional information about Mobile Mini is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information."

Picasso Merger Sub, Inc.

        Picasso Merger Sub, Inc., a wholly owned subsidiary of WillScot, is a Delaware corporation incorporated on February 27, 2020 for the purpose of effecting the Merger. Picasso Merger Sub, Inc. has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. The principal executive offices of Picasso Merger Sub, Inc. are located at 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231 and its telephone number is (410) 931-6000.

THE MERGER

        The following is a discussion of the Merger. The descriptions of the Merger Agreement, the A&R Charter and the A&R Bylaws in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the Merger Agreement, the A&R Charter, and the A&R Bylaws, copies of which are attached as Annex A, Annex B and Annex C respectively, and are incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement, the A&R Charter and the A&R Bylaws carefully and in their entirety. This section is not intended to provide you with any factual information about WillScot or Mobile Mini. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings WillScot and Mobile Mini make with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as described in the section entitled "Where You Can Find More Information."

Background of the Merger

        The management and board of directors of each of WillScot and Mobile Mini regularly review and discuss the performance, risks, strategy and competitive position of, as well as strategic opportunities available to, their respective companies. In addition, the management and board of directors of each of WillScot and Mobile Mini regularly review and evaluate the possibility of pursuing various strategic opportunities and relationships as part of their respective companies' ongoing efforts to strengthen their respective overall businesses and enhance value for their respective stockholders, taking into account, among other things, economic, competitive, financial and other conditions. Among other strategic options, the WillScot Board and management have from time to time evaluated on a preliminary basis a possible strategic transaction involving Mobile Mini, but did not pursue such a transaction at those times notwithstanding the perceived strategic fit between WillScot's and Mobile Mini's businesses, in light of other business priorities.

        Since November 29, 2017, when WillScot completed the 2017 Business Combination with Double Eagle, a key component of the growth and development of WillScot's business has been the acquisition of several businesses, including Acton Mobile Holdings LLC ("Acton") in 2017, and Onsite Space LLC (d/b/a Tyson Onsite) ("Tyson") and Modular Space Holdings, Inc. ("ModSpace") in 2018. As part of this strategic growth and development planning process, the WillScot Board and management routinely met to discuss and assess a range of potential strategic opportunities and have consistently identified the fragmented portable storage market as a key addressable market for WillScot, and Mobile Mini as a leading participant in this adjacent sector. In 2018, prior to WillScot's acquisition of ModSpace, Mr. Bradley L. Soultz, CEO of WillScot, and Mr. Timothy D. Boswell, CFO of WillScot presented to the WillScot Board regarding the company's ongoing strategy assessments relating to the storage business and the importance of pursuing scale in that business. The WillScot Board determined that growth of the storage business was of significant strategic interest and indicated that the management team should continue to pursue potential opportunities to grow WillScot's storage business. From the fall of 2018 to the summer of 2019, the WillScot Board and management continued their ongoing review of WillScot's existing portfolio and considered a range of strategic growth and development opportunities for the company, including potential opportunities raised by or discussed with other members of the investment community at industry conferences. During this period, the WillScot Board also received periodic updates from WillScot management regarding various potential opportunities and strategic transactions with a range of counterparties, including Mobile Mini. Throughout this time, the WillScot Board and management also consulted the company's legal advisor, Allen & Overy, and certain financial and other advisors. During WillScot's first quarter 2019 earnings call, Mr. Soultz publicly discussed WillScot's interest in potentially expanding into the portable storage business. Mr. Soultz further indicated during WillScot's third quarter 2019 earnings call that the portable storage business would be a key part of WillScot's expansion plans.

        Beginning in the first quarter of 2019 and continuing into the fourth quarter of 2019, Mobile Mini management evaluated various acquisition opportunities within the company's existing business lines and geographic footprint. In particular, during the first quarter of 2019, Mobile Mini was approached regarding two potential strategic transactions that fit this criteria. In connection with evaluating these opportunities as well as the potential business combination with WillScot, Mobile Mini retained various advisors, including Davis Polk as its legal advisor, Barclays as its financial advisor, and Duff & Phelps, LLC ("Duff & Phelps") to assist it with financial and accounting due diligence. Subsequently, Mobile Mini retained Goldman Sachs as a joint financial advisor with Barclays. Mobile Mini's engagement of Duff & Phelps was formalized in an engagement letter dated May 8, 2019 and its engagements of Barclays and Goldman Sachs were formalized in various engagement letters throughout the period.

        On April 9, 2019, following acknowledgement by the WillScot Board in December 2018 that the TDR Parties could have a conflict of interest with respect to certain potential strategic transactions that might be available to WillScot, the WillScot Board reconvened and confirmed the establishment of a special committee of independent directors (the "WillScot Special Committee") for the purpose of reviewing, evaluating and discussing WillScot's strategic opportunities for growth and development through acquisitions or other transactions. The WillScot Special Committee was established to address any potential conflicts of interest or related party transaction considerations that could arise in connection with any such transactions. In connection with the formation of the WillScot Special Committee, the WillScot Board delegated to the WillScot Special Committee the power and authority of the WillScot Board to take actions with respect to, among other things, negotiating, approving and rejecting any acquisition or strategic transaction, to the extent necessary to address any potential conflicts of interest or other related party transaction considerations applicable to such acquisition or strategic transaction. The WillScot Special Committee was comprised of three independent members of the WillScot Board who are also the current members of the company's Audit Committee: Gerard Holthaus, the non-executive Chairman of the WillScot Board, Mark Bartlett and Rebecca Owen. On the same day, the WillScot Special Committee met with representatives of Richards, Layton & Finger, P.A. ("RLF"), legal counsel to the Audit Committee and the WillScot Special Committee, in attendance, and discussed the potential costs and benefits of certain of WillScot's strategic options and plans for next steps.

        Following the April 9, 2019 meeting of the WillScot Special Committee, Mr. Holthaus reached out to the then-CEO of Mobile Mini, Mr. Erik Olsson, about meeting for dinner to discuss, among other things, a potential business combination between WillScot and Mobile Mini. Messrs. Holthaus and Olsson were familiar with each other and had previously discussed, via telephone, the respective businesses of WillScot and Mobile Mini and the industries in which their businesses operate. Mobile Mini's senior management recognized that a combination with WillScot would involve a shift in Mobile Mini's growth strategy due to the companies' complementary but distinct businesses. However, Mobile Mini's senior management team also recognized the merits of undertaking an evaluation of such a combination in conjunction with Mobile Mini's ongoing assessment of the other strategic transactions it had been pursuing throughout the year.

        On April 16, 2019, Messrs. Holthaus and Olsson met in Phoenix, Arizona to discuss, among other things, a potential business combination between WillScot and Mobile Mini. Messrs. Holthaus and Olsson both indicated that they believed a business combination could potentially provide significant benefits to both companies' stockholders, as well as to customers of their respective companies, and they agreed that it would be worthwhile to undertake a preliminary evaluation of a potential combination. In order to determine whether further discussions were warranted, Messrs. Holthaus and Olsson agreed that WillScot and Mobile Mini should enter into a mutual confidentiality agreement to permit the exchange of confidential information necessary to evaluate the potential cost synergies of a business combination.

        On April 18, 2019, the Mobile Mini Board held a regularly scheduled meeting. At the meeting, Mr. Kelly Williams, the then-President and COO of Mobile Mini, presented to the Mobile Mini Board on various strategic matters, including improvements to sales and operations and strategic merger and acquisition opportunities. Mr. Williams then led the Mobile Mini Board in a lengthy discussion regarding the two strategic transactions that Mobile Mini management had evaluated throughout the first quarter of 2019. The Mobile Mini Board then discussed the potential strategic value and opportunity of each transaction. Mr. Olsson then reported on his discussion and meeting with Mr. Holthaus. At the conclusion of the meeting, the Mobile Mini Board directed Mobile Mini management to continue pursuing both strategic transactions as well as exploring the possibility of a transaction with WillScot.

        On April 30, 2019, WillScot and Mobile Mini entered into a Mutual Confidentiality Agreement (the "Confidentiality Agreement"), pursuant to which both parties agreed to, among other things, a mutual standstill in respect of the other party's securities, governance and management, except as otherwise contemplated by the proposed business combination and related debt financing, until April 30, 2021.

        On May 2, 2019, the WillScot Board held a meeting during which Mr. Holthaus reported on his April 16, 2019 meeting with Mr. Olsson and highlighted both companies' interest in further evaluating the potential synergies that could result from a business combination. WillScot management also reviewed and discussed other potential strategic opportunities available to WillScot. The WillScot Board directed WillScot management to conduct a comprehensive assessment of the potential operational synergies from a combination with Mobile Mini and at the same time to continue to explore other strategic opportunities, in accordance with WillScot's business strategy.

        On May 3, 2019, Mr. Holthaus sent an email to Mr. Olsson proposing that the WillScot and Mobile Mini management teams meet in person to discuss exploring the potential cost synergies that could be obtained in a business combination.

        On May 6, 2019, WillScot engaged FTI Consulting, Inc. to support WillScot management's analysis of the potential operational synergies that could be achieved through a combination with Mobile Mini.

        On May 9, 2019, Mr. Christopher Miner, Senior Vice President and General Counsel of Mobile Mini, spoke by telephone with Mr. Soultz to finalize arrangements for a meeting between the management teams to be held on May 14, 2019. Also on May 9, 2019, Mr. Holthaus spoke by telephone with representatives from Morgan Stanley to discuss the potential for Morgan Stanley to provide certain financial advisory services to WillScot in relation to a potential combination of WillScot and Mobile Mini.

        On May 14, 2019, certain members of Mobile Mini management, including Mr. Van Welch, CFO, Mr. Miner, Mr. Brian Decker, Vice President of Asset Management, and Mr. George Weathers, Vice President of Finance, spoke by telephone with certain members of WillScot management, including Mr. Boswell and Mr. Matthew Jacobson, Vice President of Finance, to discuss the financial modeling of potential cost synergies that could be obtained in a business combination of the two companies.

        On May 23, 2019, the WillScot Special Committee met with representatives of RLF and certain members of WillScot management to discuss updates with respect to certain potential strategic acquisition opportunities available to WillScot and desired plans for next steps.

        Throughout the month of May 2019, members of Mobile Mini management actively engaged with Mobile Mini's advisors regarding discussions and meetings with the two counterparties to the two potential strategic transactions they were pursuing on behalf of Mobile Mini as well as keeping them apprised of the preliminary discussions with members of WillScot management regarding a transaction with WillScot, including initial estimated cost synergies.

        In order to enable the Mobile Mini Board to provide more frequent feedback to Mobile Mini management and coordinate the pursuit of the various possible acquisition and business combination opportunities that Mobile Mini was evaluating, on June 3, 2019, the Mobile Mini Board formed an ad-hoc Finance Committee consisting of Lawrence Trachtenberg, Stephen A. McConnell and Michael W. Upchurch (the "Finance Committee"). The Finance Committee met with Mobile Mini management (and, on occasion, with representatives of Barclays) five times between early June and late September 2019 to review the various potential transactions under consideration by Mobile Mini, during which Mobile Mini management updated the Finance Committee on their discussions with the potential counterparties, and discussed their analyses of the potential for each transaction to create long-term value for Mobile Mini stockholders.

        On June 3, 2019 and June 4, 2019, members of the WillScot and Mobile Mini management teams met in Chicago, Illinois to share and discuss their respective cost synergy analyses and estimated operational synergies from a potential combination of the two companies. At this meeting, the management teams also discussed and agreed on the importance of comprehensive IT systems diligence and on reaching agreement with respect to an IT systems integration plan for the potential business combination.

        On June 11, 2019, Mr. Holthaus spoke by telephone with representatives from Morgan Stanley about participating in a presentation to the WillScot Board regarding certain financial and operational measures and synergy analyses relating to a possible combination with Mobile Mini. On this same day, Mr. Soultz hosted a telephonic meeting with Mr. Miner and certain senior members of each company's IT management teams relating to an assessment of each company's IT systems and the potential risks and benefits to an IT systems integration. Following this call, on June 13, 2019, the chief information officers of each of WillScot and Mobile Mini met in person and proceeded to conduct systems evaluations of their respective IT platforms over the following weeks.

        On June 18, 2019, the WillScot Board held a meeting, following its annual stockholders meeting, during which members of WillScot management reported on the status of discussions with Mobile Mini and certain other potential strategic opportunities. Representatives of Morgan Stanley provided an analysis of a potential combination with Mobile Mini, including an overview of Mobile Mini's business and financial performance, potential synergies and value creation opportunities from a potential combination, valuation analyses assuming an all-stock transaction, governance matters, and proposed next steps. Following the meeting and with the support of the WillScot Board, on June 19, 2019, Messrs. Soultz and Miner discussed arranging a management meeting in July. On June 24, 2019, Mr. Holthaus spoke by telephone with Mr. Olsson about the feasibility and strategic rationale of a potential combination between WillScot and Mobile Mini and potential next steps to further analyze and evaluate potential synergies.

        On July 12, 2019, members of the WillScot and Mobile Mini management teams held a follow-up meeting in Denver, Colorado to refine their respective analyses of the potential cost synergies from a business combination between the two companies and to discuss the results from the IT systems evaluation and related discussions in June 2019. As a result of the preliminary cost synergy discussions and evaluation, each party identified different ranges for the potential cost synergy opportunity from a business combination, driven in part by the different operating structures of each company's respective lines of business, including Mobile Mini's branch operating network for the portable storage business, which Mobile Mini's senior management believes is key to the ongoing success of such business.

        On July 18, 2019, the WillScot Board held a meeting, during which it received an update from WillScot management on certain potential strategic opportunities for the company, including a potential transaction with Mobile Mini and details on the initial communications regarding potential cost synergies between the management teams of WillScot and Mobile Mini at the July 12 meeting. The WillScot Board further discussed various business, valuation and economic considerations relating to a potential transaction between WillScot and Mobile Mini.

        On July 22, 2019, Messrs. Olsson, Williams and Welch met with representatives of The Donerail Group ("Donerail") in Phoenix, Arizona, at Donerail's request. At the meeting, the representatives of Donerail represented that they had recently become a large stockholder of Mobile Mini. After reviewing various possible strategic options Mobile Mini had, they recommended that Mobile Mini explore a transaction with WillScot and offered to help with financing should Mobile Mini wish to acquire WillScot. Following Donerail's presentation, Messrs. Olsson, Williams and Welch thanked the Donerail representatives for sharing their perspectives and noted that Mobile Mini is always receptive to hearing ideas and perspectives from its stockholders. The representatives from Donerail expressed their strong support for Mobile Mini management and the company's operational achievements and asked to have a continuing dialogue.

        At a regularly scheduled Mobile Mini Board meeting on July 24, 2019, Mobile Mini management presented its preliminary findings from the meetings between the WillScot and Mobile Mini management teams, including the differences between the two companies' initial cost synergy estimates and operational structures, specifically with respect to Mobile Mini's branch operations in its storage business. Mobile Mini management also discussed other challenges and risks in a business combination with WillScot, including that, in the opinion of Mobile Mini's management, Mobile Mini was more advanced in the adoption and implementation of technology such that aligning the two companies' processes and information technology systems could require significant investment and could involve certain operational risk, and that the work to date had not encompassed identifying the potential revenue opportunities from being able to serve each other's customers. Following a lengthy discussion, the Mobile Mini Board instructed Mobile Mini management to prioritize its efforts on one of the strategic transactions that Mobile Mini had previously identified as opportunities for growth within the company's current business lines and geographic footprint. On July 24, 2019, Mr. Olsson telephoned Mr. Holthaus to inform him that Mobile Mini was ceasing discussions due to the differences in the companies' initial synergy estimates and operating structures.

        On July 31, 2019, representatives of Donerail spoke with Messrs. Olsson, Williams and Welch by phone to review Mobile Mini's recently announced financial results for the second quarter of fiscal year 2019. The Donerail representatives applauded Mobile Mini's quarterly results and again proposed the company explore a transaction with WillScot. The Mobile Mini management team members noted, however, that based upon the work completed to that date, they and the Mobile Mini Board were not convinced of the strategic rationale for, and benefits for Mobile Mini stockholders from, a business combination with WillScot. The Donerail representatives raised other potential transactions and urged Mobile Mini to consider large transactions.

        On August 1, 2019, Messrs. Olsson, Williams and Welch met with representatives of Elliott Management Corporation ("Elliott") in Phoenix, Arizona, at Elliott's request. At the meeting, the representatives of Elliott represented that they had recently become a larger stockholder of Mobile Mini. They voiced their support for Mobile Mini's operational performance but articulated their concerns with Mobile Mini's historical stock performance and advocated that Mobile Mini explore a potential combination with WillScot. Following Elliott's presentation, Messrs. Olsson, Williams and Welch thanked the Elliot representatives for sharing their thoughts and noted that Mobile Mini is always receptive to hearing ideas and perspectives from its stockholders.

        Throughout the summer and fall of 2019, Mobile Mini met with various stockholders as a part of its regular stockholder outreach activities, including through individual meetings and investor conferences. Despite Mobile Mini's ongoing positive financial results, Mobile Mini management received feedback from several Mobile Mini stockholders that the trading price of Mobile Mini Common Stock was not reacting to such results due, in part, to a lack of a larger financial scale and growth prospects. Additionally, during the first three fiscal quarters of 2019, Mobile Mini's managed services offering, which bundles multiple products (including mobile offices, fencing, toilets and other products) with its core container and ground level office products, continued to grow significantly and

Mobile Mini management recognized that total job site servicing was becoming important for many of Mobile Mini's customers.

        As Mobile Mini management discussed the stockholder feedback and evolution of customer needs, Mobile Mini management recognized that a potential combination with WillScot could provide scale and growth opportunities that could benefit Mobile Mini stockholders. Since the differences between Mobile Mini's and WillScot's estimated ranges of potential cost synergies following the July meeting had been driven in part by the companies' different operating structures across their respective lines of business, after discussion with Mr. Olsson, Mr. Williams reached out to Mr. Holthaus on August 12, 2019 to discuss the importance of Mobile Mini's branch operating network. The conclusion of the discussion was that the parties should meet in person to discuss again a potential business combination.

        Despite active engagement throughout the summer and continuing into the fall of 2019 with each of the counterparties to the two transactions which Mobile Mini had identified as opportunities for growth within the company's current business lines and geographic footprint, Mobile Mini was unsuccessful in reaching a definitive agreement with respect to either transaction. For one of the proposed transactions, Mobile Mini was unwilling to pay the cash price that the successful bidder ultimately agreed to pay having concluded that such a price was not in the best interests of Mobile Mini stockholders. With respect to the other proposed transaction, despite extensive engagement and numerous bids, discussions stalled in the fall of 2019 after Mobile Mini and the counterparty in such proposed transaction were unable to reach agreement on price, structure and terms for an executable agreement, and no transaction was ultimately announced by the counterparty.

        In response to uncertainties surrounding the transactions Mobile Mini was evaluating, including a potential business combination with WillScot, Mobile Mini decided to undertake a strategic review.

        On August 29, 2019 and September 9, 2019, the WillScot Special Committee held meetings with representatives of RLF and certain members of WillScot management in attendance to discuss updates with respect to certain potential strategic acquisition opportunities available to WillScot, including a potential combination with Mobile Mini, among others, and whether, and under what terms, such opportunities could be in the best interests of WillScot and its stockholders at such time. The WillScot Special Committee engaged in strategic discussions relating to the various potential acquisition opportunities and, consistent with WillScot's ongoing growth strategy, determined to continue to pursue several of the potential opportunities.

        On September 11, 2019, Reuters published a report that Donerail was pushing Mobile Mini to explore strategic alternatives, including a potential sale.

        Beginning in September 2019, as Mobile Mini engaged with WillScot on a possible transaction, the Mobile Mini Board dissolved the Finance Committee and Mobile Mini management began holding regular update calls and meetings with the Mobile Mini Board to review various aspects of the potential transaction, including discussions, analysis, governance, process and potential value to Mobile Mini stockholders. Between September 2019 and the signing of the Merger Agreement in March 2020, Mobile Mini management held ten update calls with the Mobile Mini Board, in addition to the meetings of the Mobile Mini Board described below.

        From September to December 2019, members of the management teams of WillScot and Mobile Mini, as well as representatives of Morgan Stanley, Barclays and Goldman Sachs, continued to discuss a potential combination and the process for continuing to evaluate such combination. Throughout this period, Messrs. Holthaus and Olsson regularly discussed the potential cost synergies and overall feasibility of a potential combination of WillScot and Mobile Mini, as well as the terms of such potential combination, including details around the potential synergies of a combination, the potential exchange ratio in a stock-for-stock transaction, a range of corporate governance and organizational matters for the Combined Company, mutual due diligence, and structure and preparation of transaction documentation. Mr. Holthaus continued to provide periodic updates to the WillScot Special Committee and the WillScot Board and their respective legal and other advisors, from time to time, regarding the transaction discussions, terms and status. Mr. Holthaus also spoke by telephone with representatives of the TDR Parties about certain transaction matters pertaining to the TDR Parties and their views on the transaction.

        Following Mr. Williams' August 12, 2019 conversation with Mr. Holthaus, on September 12, 2019, Messrs. Olsson and Williams met in New York, New York with Messrs. Holthaus and Soultz to discuss the companies' respective operating structures across their respective lines of business and potential cross-selling opportunities, align WillScot's and Mobile Mini's analyses of cost and operational synergies from a business combination, and further explore the possibility of a business combination. During the meeting, Messrs. Holthaus and Soultz agreed with Mobile Mini's views on the importance of leveraging Mobile Mini's branch operating network in any potential transaction. Following the meeting, Mr. Holthaus informed Mr. Olsson that WillScot remained interested in a business combination with Mobile Mini and that, subject to consultation and authorization from the WillScot Board, WillScot intended to send a letter to Mobile Mini communicating a specific proposal for a business combination. Mr. Olsson's assessment of the discussions at the meeting was that WillScot would be willing to pay a premium relative to Mobile Mini's then-current stock price. The parties agreed to jointly engage a third party to conduct a "clean room" analysis of the job sites where each company had units on rent (by product) in order to assist each company with its own evaluation of the business combination. This analysis was later performed by Grant Thornton LLP ("Grant Thornton"), as discussed below.

        Later that same day, Messrs. Olsson and Williams again met with representatives of Elliott in New York, New York, at Elliott's request. The Elliott representatives reiterated their views regarding the potential for substantial value creation for Mobile Mini's stockholders in a business combination with WillScot and provided their perspectives on the incremental revenue opportunities from the unmet needs of customers served by only one of the two companies as well as the potential cost synergies in such a transaction.

        On September 13, 2019 and September 14, 2019, Messrs. Holthaus and Olsson spoke by telephone and further discussed the potential business combination. Mr. Olsson indicated that Mobile Mini was willing to further discuss a potential combination.

        On September 16, 2019, the WillScot Special Committee held a meeting with representatives of RLF and certain members of WillScot management to discuss the potential combination with Mobile Mini and other strategic opportunities, including whether there was an opportunity to realize WillScot's interest in expanding into the portable storage market through submitting an offer to combine with Mobile Mini, particularly in light of the publication of a press report on September 11, 2019 that one of Mobile Mini's stockholders was pushing Mobile Mini to explore a sale of the company. The WillScot Special Committee discussed the possibility that WillScot would submit to Mobile Mini a non-binding offer to acquire Mobile Mini and considered the potential timeline for a response from Mobile Mini to such possible offer.

        On September 18, 2019, the WillScot Board held a meeting with representatives of Morgan Stanley and Allen & Overy in attendance, during which it received an update from Mr. Holthaus and WillScot management regarding the potential business combination with Mobile Mini. Representatives of Morgan Stanley provided a preliminary overview of the proposed combination, including, among other things, the strategic rationale, anticipated synergies, valuation metrics and proposed terms of an offer to Mobile Mini. Representatives of Allen & Overy discussed with the WillScot Board various legal considerations in connection with considering a potential transaction with Mobile Mini. Following discussions among the directors and with WillScot's advisors and deliberation by the WillScot Board, the WillScot Board authorized Mr. Holthaus, on behalf of WillScot, to submit a non-binding offer to the Mobile Mini Board proposing a stock-for-stock transaction structure under which WillScot would acquire all outstanding shares of Mobile Mini Common Stock at an exchange ratio of 2.324 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock, reflecting a value of

$37.00 per share of Mobile Mini Common Stock, based upon the $15.92 per share closing price of WillScot Class A Common Stock on September 17, 2019.

        Later that day, as authorized by the WillScot Board, Mr. Holthaus sent the Mobile Mini Board a proposal, subject to confirmatory due diligence, to acquire 100% of the Mobile Mini Common Stock at a fixed exchange ratio of 2.324 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock. WillScot equated its proposal to a premium of 15.1% to the closing price of Mobile Mini Common Stock on September 9, 2019, the last trading day prior to the publication of the press report on September 11, 2019 that one of Mobile Mini's stockholders was pushing Mobile Mini to explore a sale, and a premium of 20% to the 20-day volume weighted average price of Mobile Mini Common Stock from August 12, 2019 to September 9, 2019. The proposal also offered for up to 20% of the merger consideration to be in cash.

        As negotiations with WillScot progressed throughout the fall, Mobile Mini continued to engage extensively with various other stockholders, some of whom expressed a preference for Mobile Mini to continue to pursue its standalone business. Representatives of Elliott also engaged more frequently with Mobile Mini management during this period, including through letters sent on September 24, 2019 and September 30, 2019, both of which advocated for a merger with WillScot in lieu of an alternative transaction that Mobile Mini was rumored to be pursuing at the time. In support of its letters, Elliott provided Mobile Mini with a report from a leading independent consulting firm evaluating the strategic benefits and synergy opportunities from a combination with WillScot. Similarly, representatives of Donerail also continued to engage with Mobile Mini, including through a letter dated September 25, 2019 which described a combination with WillScot as one of the most attractive deals Donerail has ever seen and characterized it as a once in a generation transformational opportunity to create value that is superior to an alternative transaction that Mobile Mini might be pursuing. Donerail's position was that even a zero-premium merger could deliver superior risk-weighted value than any other alternative that Donerail had analyzed.

        As previously announced on May 6, 2019, effective October 1, 2019, Mr. Olsson retired as CEO of Mobile Mini and assumed the position of Chairman of the Mobile Mini Board. Mr. Williams succeeded Mr. Olsson as President and CEO of Mobile Mini.

        On October 1, 2019, the Mobile Mini Board held a meeting attended by Mobile Mini's senior management and representatives of Barclays, Goldman Sachs and Davis Polk. At the meeting, Mobile Mini management presented the company's third quarter financials for 2019. Following the Mobile Mini Board's discussion of the company's results, a representative of Davis Polk discussed the Mobile Mini Board's fiduciary duties and other legal considerations with respect to the various strategic alternatives that the Mobile Mini Board was considering.

        Mobile Mini management provided the Mobile Mini Board with its assessment of the strategic rationale, considerations and synergy opportunity of various strategic alternatives relative to Mobile Mini's standalone business. Representatives of Barclays and Goldman Sachs then jointly presented their assessments of Mobile Mini's strategic alternatives, including a potential sale of Mobile Mini to either a strategic or private equity buyer, WillScot's business combination proposal, Mobile Mini's ongoing pursuit of a strategic acquisition of a business within Mobile Mini's current business lines and geographic footprint, the divestiture of certain business units (whether alone or in combination with a strategic acquisition) and the continued operation of Mobile Mini as a standalone business (including the possibility of incremental stock buybacks). After careful review and discussion by the directors, both among themselves and with the members of Mobile Mini management and representatives of Barclays, Goldman Sachs and Davis Polk, the Mobile Mini Board instructed Mobile Mini management and its advisors to engage with WillScot to understand the synergy assumptions underlying its proposal, its proposal for the governance of the Combined Company, the anticipated role that the TDR Parties (as WillScot's largest stockholder) would play in the Combined Company, and WillScot's anticipated timeline and due diligence plan. The Mobile Mini Board also remained supportive of management and its advisors continuing to pursue the strategic acquisition of a business within Mobile Mini's current business lines and geographic footprint.

        On October 3, 2019, Mobile Mini sent a letter to WillScot. In the letter, Mobile Mini acknowledged receipt of WillScot's September 18, 2019 proposal but did not respond to such proposal and instead requested clarification on WillScot's assumed synergies, including the timing to achieve the run-rate synergies and associated costs to achieve such synergies; financial assumptions, including anticipated pro forma EBITDA and net debt to EBITDA ratio; valuation methodology; and the proposed governance of the Combined Company, including the proposed board of directors and management of the Combined Company, the rights and restrictions applicable to the TDR Parties following a business combination, the treatment of WillScot's dual-class stock structure, and the plan to address any potential impact on the Combined Company of WillScot's disclosed risks relating to the TDR Margin Loan. The October 3, 2019 letter also requested that the two companies' legal advisors undertake an assessment of execution risks and a transaction timetable.

        On October 8, 2019 and October 9, 2019, following consultation with the WillScot Board, representatives of Morgan Stanley, at the direction of WillScot, responded to Mobile Mini's October 3, 2019 letter by sending reciprocal transaction-related questions to Mobile Mini, including, among other things, requests for certain non-public information from Mobile Mini, including revenue and EBITDA forecasts relative to analyst estimates, segment revenue and EBITDA forecasts, various key performance indicators and other financial metrics, capital spending plans, future net debt estimates and potential debt breakage costs. However, Mobile Mini indicated that it believed that it was premature to be sharing this non-public information, preferring instead to continue discussions based upon the information then available to the parties.

        On October 16, 2019, Mobile Mini's and WillScot's Chairmen and CEOs, WillScot's CFO and representatives of Barclays, Goldman Sachs and Morgan Stanley met in New York, New York to discuss the strategic rationale of a potential combination of the two companies, the potential synergies therefrom and the matters raised in Mobile Mini's October 3, 2019 letter. At the meeting, at the request of WillScot management, Morgan Stanley also shared its preliminary financial analyses of the proposed transaction. At the conclusion of the meeting, representatives of Barclays and Goldman Sachs informed the WillScot representatives that they were not prepared to recommend WillScot's initial proposed exchange ratio to the Mobile Mini Board. In response, Mr. Holthaus acknowledged that, subject to consultation with and authorization from the WillScot Board, as well as consultation with the WillScot management team and the company's advisors and receipt of any additional information deemed to be required by WillScot, WillScot would provide a revised proposal. On the same day, Messrs. Holthaus and Olsson met separately to discuss certain corporate governance matters of the Combined Company, including the rights and obligations of the TDR Parties in the Combined Company, as well as other items raised in Mobile Mini's October 3, 2019 letter.

        On October 24, 2019, Messrs. Soultz and Williams discussed by telephone the merits of the potential transaction, including cost synergies, and certain other transaction considerations, including field operating structure and IT systems. On that same day, Mr. Olsson met in London, England with Gary Lindsay and Stephen Robertson, representatives of the TDR Parties, to discuss the potential transaction. At the meeting, the participants discussed, among other things, the respective parties' views on synergies, governance structure and the importance of beginning the third party "clean room" analysis in order to assist each company with its own evaluation of the potential business combination.

        As previously agreed in September 2019, the parties jointly engaged Grant Thornton to conduct the customer-job site analysis, which engagement was formalized in an engagement letter dated October 25, 2019. In order to facilitate the analysis, the parties concurrently entered into a clean team agreement with Grant Thornton pursuant to which only permitted representatives of Grant Thornton were given access to competitively sensitive information regarding certain financial, management and operational aspects of the other party's business. Throughout November and December 2019, Grant

Thornton undertook an analysis of the customer delivery sites where each company had units on rent (by product) as of a single date. Each party used this analysis to generate its own view of customer needs at each site for the other party's products.

        Concurrent with the discussions between WillScot's and Mobile Mini's management teams in October 2019, representatives of Morgan Stanley, Allen & Overy, Barclays, Goldman Sachs and Davis Polk assisted the companies in undertaking an assessment of execution risks and preparing a proposed transaction timetable.

        On October 25, 2019, the WillScot Board held a meeting with certain members of WillScot management in attendance, at which the WillScot Board engaged in a detailed discussion of a number of potential strategic acquisitions and other opportunities available to WillScot, including a potential refinancing of the company. Members of the WillScot Board asked questions of management and discussed amongst themselves.

        In response to a request of the Mobile Mini Board, representatives of Barclays and Goldman Sachs evaluated an alternative transaction structure in which WillScot would be acquired by Mobile Mini and, on November 5, 2019, discussed the results of such analysis with Mobile Mini management. Representatives of Barclays, Goldman Sachs and Mobile Mini management discussed, among other things, Mobile Mini's balance sheet capacity to finance the cash portion of such an offer, the transaction premium that WillScot may expect its stockholders to receive and dilution to Mobile Mini stockholders in the event outside capital would be necessary to fund the cash component of an offer. Mobile Mini management and representatives of Barclays and Goldman Sachs then discussed the identified challenges to such a transaction structure, including that WillScot's existing leverage levels would constrain the ability of the Combined Company to incur debt to pay cash consideration to WillScot stockholders; that WillScot may expect a higher change of control premium than may be expected in an all-stock merger structure; and that third party capital would only be available at dilutive terms and pricing to Mobile Mini. As a result of such discussions, Mobile Mini management determined that, although theoretically feasible, an acquisition of WillScot by Mobile Mini would be unlikely to result in the best economic impact for Mobile Mini stockholders compared to other structures for a combination of WillScot and Mobile Mini. Mobile Mini management conveyed these conclusions to the Mobile Mini Board during the following Mobile Mini Board update call.

        On November 8, 2019, Mr. Williams met with Mr. Lindsay in London, England in regards to the proposed transaction. During the meeting, they discussed the merits of the potential transaction and potential governance structure of the Combined Company.

        Also on November 8 2019, Mr. Holthaus contacted Mr. Olsson to request an exchange of certain non-public information, including internal projections between WillScot and Mobile Mini so that the WillScot Board could provide a revised exchange ratio. Mr. Olsson declined to exchange internal projections, and communicated Mobile Mini's view that any revised exchange ratio should be prepared based on publicly available information and the discussions to date. During such call, Mr. Holthaus also discussed WillScot's views on management structure, transaction value and other transaction considerations.

        On November 14, 2019, the WillScot Board held a meeting to discuss the potential transaction with Mobile Mini, including public reports that certain Mobile Mini stockholders were pushing Mobile Mini for a combination between WillScot and Mobile Mini. Representatives of Morgan Stanley reviewed the status of the potential transaction with the WillScot Board, including the strategic rationale, corporate governance considerations, potential synergy opportunities, the potential exchange ratio and related economics, potential transaction risks, and proposed next steps for the WillScot Board to consider.

        On November 14, 2019, Elliott filed a Schedule 13F with the SEC confirming it beneficially owned approximately two million shares of Mobile Mini Common Stock (representing approximately 4.5% of the then-outstanding Mobile Mini Common Stock).

        On November 15, 2019, as authorized by the WillScot Board, WillScot executed an engagement letter with Morgan Stanley for Morgan Stanley to formally act as a financial advisor to WillScot in connection with a possible combination with Mobile Mini.

        On November 18, 2019 and November 19, 2019, Mobile Mini management and representatives of Barclays and Goldman Sachs discussed WillScot's September 18, 2019 proposal and deal valuation in light of Mobile Mini's strong financial performance during the third fiscal quarter of 2019 and a material increase in the trading price of WillScot Class A Common Stock at the end of the prior week. On these same two days, Messrs. Olsson and Williams each met separately with Mr. Soultz in Phoenix, Arizona. During both meetings, the parties discussed, among other things, finalizing the approach to cost synergies, the operating structure of the Combined Company, a potential combined IT system and the location of the Combined Company's headquarters.

        Following these meetings, representatives of Barclays and Goldman Sachs spoke with representatives of Morgan Stanley and reiterated that, while discussions to date had been productive, neither would recommend to Mobile Mini that it exchange financial forecast information with WillScot until Mobile Mini received an increased exchange ratio offer from WillScot.

        On November 20, 2019, Mr. Olsson spoke with Mr. Holthaus and agreed to give WillScot a general sense of Mobile Mini management forecasts as compared to analyst expectations in order to enable WillScot to consider an increase to its exchange ratio offer.

        As a result of these discussions, Mr. Williams called Mr. Holthaus on November 24, 2019 to discuss Mobile Mini's view of WillScot's proposal and to request a revised proposal reflecting the discussions between Mobile Mini management and WillScot management and information provided by Mobile Mini management since WillScot's initial proposal on September 18, 2019. At the end of their discussion, Mr. Holthaus stated that, assuming that Mobile Mini could give WillScot context around its projected fiscal year 2019 and 2020 performance, and subject to the review and approval of the WillScot Board, WillScot would send an updated and enhanced proposal to Mobile Mini and endeavor to send such proposal in advance of Mobile Mini's next regularly scheduled Board meeting on December 11, 2019.

        On November 25, 2019, members of Mobile Mini management and representatives of Barclays and Goldman Sachs held a conference call with members of WillScot management and representatives of Morgan Stanley. Mobile Mini management reviewed its "Evergreen Model" (which reflected operations driving revenue and EBITDA growth while driving significant returns for Mobile Mini stockholders), analyst expectations for fiscal year 2019 and 2020, including with respect to revenue, margins, net capital expenditures, free cash flow, EBITDA, leverage and return on capital employed, and whether Mobile Mini management forecasted at such time that it would meet, exceed or fall short of such analyst expectations. Later that day, Mr. Holthaus met with Mr. Williams to continue discussions around various aspects of the potential combination, including executive succession planning and related matters and potential roles for current members of the board of directors and management teams of WillScot and Mobile Mini with the Combined Company.

        On December 2, 2019, the WillScot Board held a meeting and received an update on the potential combination with Mobile Mini. Representatives of Morgan Stanley provided a preliminary overview of the key considerations of the transaction, including anticipated synergies based upon information provided by the management teams of WillScot and Mobile Mini, the proposed exchange ratio and rationale for a revised offer. Following deliberation about these considerations and a series of questions and answers among the members of the WillScot Board and representatives of Morgan Stanley, the WillScot Board authorized Messrs. Holthaus and Soultz to submit a non-binding offer of $40.00 per share of Mobile Mini Common Stock, based on a fixed exchange ratio of 2.251 and subject to confirmatory due diligence.

        On December 4, 2019, pursuant to the authorization of the WillScot Board, WillScot sent a letter containing a revised proposal to Mobile Mini. The letter proposed an all-stock merger at a fixed exchange rate of 2.251 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock, in contrast to the fixed exchange ratio of 2.324 shares in WillScot's September 18, 2019 proposal. WillScot valued its revised proposal at $40.00 per share of Mobile Mini Common Stock based upon the closing price of WillScot Class A Common Stock of $17.77 on December 4, 2019, which WillScot equated to a 24% premium to the unaffected closing price of Mobile Mini Common Stock on September 9, 2019. The letter indicated that Mobile Mini stockholders would own approximately 45% of the Combined Company, as calculated on the date thereof. The letter also included certain proposals with respect to the governance of the Combined Company, including that the number of directors serving on the Combined Company Board would be proportional to the respective ownership of the Combined Company by WillScot and Mobile Mini stockholders, with Mr. Olsson serving as Chairman and Mr. Holthaus serving as Lead Independent Director, and that senior management of the Combined Company would be comprised of Mr. Soultz as CEO, Mr. Williams as COO and Mr. Boswell as CFO. The proposal was expressly conditioned on agreement on all material economic and governance terms as well as the scope of diligence and related timetable by December 20, 2019, with an expectation that a definitive agreement would be announced early in 2020.

        On December 11, 2019, the Mobile Mini Board held a regularly scheduled meeting during which Mobile Mini management and representatives of Barclays and Goldman Sachs provided an update on the strategic alternatives discussed at the October 1, 2019 meeting. Mr. Williams led the directors through a discussion of management's perspectives on Mobile Mini's strategic alternatives. He noted that Mobile Mini's efforts throughout the year to complete a strategic acquisition within its existing business lines and geographic footprint had been unsuccessful and that, in his view and the view of the management team, it was no longer advisable to prioritize that initiative given the outlook from the protracted discussions with the one remaining entity identified as a potential acquisition target. Mr. Williams then focused on the merits of a business combination with WillScot relative to continuing to pursue the company's standalone business plan, alone or in combination with possible divestitures. Mr. Williams informed the Mobile Mini Board that, in his view and the view of the senior management team, Mobile Mini should explore a business combination with WillScot but only on terms that would be value accretive for Mobile Mini stockholders, including the preservation of Mobile Mini's operating model within the Combined Company. In that regard, Mr. Williams noted that the competitive landscape was evolving and that scale was becoming increasingly beneficial. Mr. Williams advised the Mobile Mini Board that he and the rest of the senior management team had concluded that there was a compelling rationale for a combination with WillScot given the expected strategic, operational and financial benefits from the transaction, including greater scale and reach across portable storage and modular space offerings that would produce a unique operating model; complementary offerings that would provide significant cross-selling opportunities in addition to demonstrable cost synergies; a diversified end-market mix which would enhance the company's customer base; and a Combined Company with a strong revenue growth trajectory, rapid deleveraging capability through superior cash flow conversion and synergy benefit, and a healthy capital allocation balance. Mr. Williams and the senior management team also reviewed with the Mobile Mini Board the results of their ongoing cost and revenue synergy evaluations.

        Following management's presentation to the Mobile Mini Board at the December 11, 2019 meeting, representatives of Barclays and Goldman Sachs jointly provided the Mobile Mini Board with their latest assessments of Mobile Mini's strategic alternatives, including a potential sale of Mobile Mini to either a strategic or private equity buyer, a stock-for-stock business combination with WillScot, the divestiture of certain business lines and the continued operation of Mobile Mini as a standalone business (including the possibility of incremental stock buybacks). Representatives of Barclays and

Goldman Sachs also reviewed in detail with the Mobile Mini Board WillScot's December 4, 2019 proposal, both on its own merits and by comparison to WillScot's September 18, 2019 proposal, noting in particular the pro forma ownership of the Combined Company by Mobile Mini stockholders implied in each proposal and the evolution in WillScot's position with respect to the expected management and the size of the Combined Company Board. Representatives of Barclays and Goldman Sachs also presented certain preliminary comparisons, based upon Mobile Mini management's projections and then-current assumptions as to the amount of cost synergies, of the relative value creation opportunity for Mobile Mini stockholders and WillScot stockholders, and reviewed certain unresolved matters regarding the expected governance of the Combined Company and the expected rights and obligations of the TDR Parties in the Combined Company. Representatives of Barclays and Goldman Sachs also provided the Mobile Mini Board with an analysis of the implied relative contributions of WillScot and Mobile Mini to the Combined Company using certain actual and estimated future financial metrics, including market capitalization, adjusted EBITDA, free cash flow and discounted cash flow.

        At the December 11, 2019 meeting of the Mobile Mini Board, a representative of Davis Polk also reviewed the terms of WillScot's December 4, 2019 proposal and certain issues to be considered in evaluating the proposal, including the implications of the TDR Parties (as WillScot's largest stockholder) having a significant ownership stake in the Combined Company; the implications of WillScot's dual-class stock structure which resulted from an approximately 9% equity interest held by the TDR Parties in WSHC, a subsidiary of WillScot; various requirements that could be proposed to address any potential impact of the TDR Parties' ownership position in the Combined Company on the other stockholders of the Combined Company; the stockholder and regulatory approval requirements of a transaction with WillScot and the possibility for the TDR Parties and WillScot management to provide the WillScot stockholder approval by written consent in connection with the signing of a definitive agreement; the implications of the combination on the debt capital structures of each company; the implications for the Combined Company from WillScot's disclosures of risks to its debt capital structure arising from the TDR Margin Loan; and various matters to be considered in structuring the governance of the Combined Company.

        Following a lengthy discussion on such matters, the Mobile Mini Board decided to pursue a business combination with WillScot, but only on terms that the Mobile Mini Board viewed as being in the best interests of Mobile Mini's stockholders. In that regard, the Mobile Mini Board identified various matters as important considerations for any transaction including the following: the exchange ratio and implied pro forma ownership of the Combined Company; board size and management composition of the Combined Company; protecting the branch operating network and various other aspects of Mobile Mini's operating structure that Mobile Mini's senior management believed were key to the ongoing success of Mobile Mini's portable storage business; Phoenix, Arizona being the headquarters of the Combined Company due to the lower operating costs of that location relative to WillScot's Baltimore, Maryland headquarters; preserving Mobile Mini's SAP technology platform due to senior management's view that Mobile Mini was more advanced in its use of technology in its operations which could be used to advantage WillScot's business; eliminating WillScot's dual-class stock structure from the Combined Company; and ensuring the Combined Company and its stockholders were not subject to material risks associated with having a single large stockholder in the Combined Company. The Mobile Mini Board determined to reconvene on December 13, 2019 to discuss an appropriate counterproposal to WillScot.

        At the December 13, 2019 meeting of the Mobile Mini Board, representatives of Barclays and Goldman Sachs presented two illustrative proposals for a possible business combination between WillScot and Mobile Mini and an illustrative value creation analysis to facilitate discussion of certain considerations in negotiating the terms of a transaction. The two illustrative proposals reflected exchange ratios of 2.50 and 2.40 shares of WillScot Class A Common Stock per share of Mobile Mini Common Stock and varied Combined Company leadership so that the Mobile Mini Board could evaluate the potential trade-offs between the exchange ratio, including the relative value creation opportunity for Mobile Mini stockholders and WillScot stockholders, and senior management of the Combined Company. In particular, the Mobile Mini Board had previously emphasized that any such transaction must provide for Mr. Williams to be CEO of the Combined Company. The 2.50 exchange ratio approximated the point at which the relative value creation opportunity for WillScot's stockholders was assessed to cross from positive to negative based on Barclays' and Goldman Sachs' evaluation of Mobile Mini management's projections and then-current assumptions as to the amount of cost synergies.

        After a lengthy discussion among the directors, Mobile Mini management and representatives of Barclays and Goldman Sachs, the Mobile Mini Board determined to prioritize the exchange ratio so long as other aspects of the transaction adequately addressed the Mobile Mini Board's concerns underlying the other considerations the Mobile Mini Board had previously identified as important considerations in any transaction with WillScot. Following that determination, the Mobile Mini Board approved a counterproposal to WillScot with a fixed exchange ratio of 2.50 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock, implying that 47.6% of the Combined Company would be owned by Mobile Mini stockholders. The counterproposal accepted that Mr. Soultz would be the initial CEO of the Combined Company and that Mr. Williams would be President and COO of the Combined Company, but provided that Mr. Williams would succeed Mr. Soultz as CEO within 18 months of the closing of the transaction. The counterproposal also provided for an 11 member board of directors of the Combined Company, consisting of six members of the existing WillScot Board (including Mr. Soultz and two nominees chosen by the TDR Parties) and five members of the existing Mobile Mini Board (including Mr. Williams and Mr. Olsson, as Chairman). The counterproposal specified Phoenix, Arizona as the corporate headquarters of the Combined Company. The counterproposal contained various restrictions on the TDR Parties with respect to their ownership of the Combined Company, including an indefinite standstill, vote neutralization above 15% ownership of the total outstanding WillScot Common Stock, a one-year lock-up and restrictions on the timing, manner and amount of sales thereafter, a phase down of the TDR Parties' nominees on the Combined Company Board commensurate with their collective ownership position, the elimination of WillScot's dual-class stock structure, the TDR Parties' pre-emptive rights and potential risks to the Combined Company's capital structure due to the TDR Margin Loan.

        On December 15, 2019, at the instruction of the Mobile Mini Board, Barclays and Goldman Sachs delivered to Morgan Stanley a short-form term sheet reflecting the counterproposal as approved by the Mobile Mini Board at the December 13, 2019 meeting. On the same day, at the direction of the Mobile Mini Board and the WillScot Board, respectively, representatives of Barclays, Goldman Sachs and Morgan Stanley held several telephone conferences during which they discussed a possible combination and agreed to exchange preliminary financial projections.

        On December 17, 2019, members of the management teams of WillScot and Mobile Mini, as well as representatives of Barclays, Goldman Sachs and Morgan Stanley, met in person in Atlanta, Georgia to review and discuss both companies' preliminary financial projections and assumptions, which had been exchanged on December 16, 2019.

        On December 19, 2019, the WillScot Board held a meeting with representatives of Allen & Overy and Morgan Stanley in attendance and discussed various issues relating to Mobile Mini's December 15, 2019 term sheet and potential responses by WillScot, including the corporate governance structure of the Combined Company, management team succession planning and composition and the rights and obligations of the TDR Parties. Representatives of Allen & Overy discussed with the WillScot Board the role of the WillScot Special Committee and certain other legal considerations relating to the potential transaction with Mobile Mini. Following a lengthy discussion and at the direction of the WillScot Board, WillScot sent Mobile Mini a revised term sheet proposing a fixed exchange ratio of 2.35 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock, representing an implied pro forma ownership of the Combined Company by Mobile Mini stockholders of 45.9%. WillScot proposed that the senior management team of the Combined Company consist of Mr. Soultz as CEO, Mr. Williams as COO (with a two-year retention package, including a predetermined buyout if he does not become CEO or named by the board as imminent CEO within 24 months) and Mr. Boswell as CFO. WillScot also proposed a Combined Company Board of 10 directors, consisting of six members of WillScot's existing board (including Messrs. Holthaus and Soultz and two nominees chosen by the TDR Parties) and four members of the existing Mobile Mini Board (including Messrs. Olsson and Williams), with Mr. Olsson to serve as Chairman and Mr. Holthaus to serve as Lead Independent Director. WillScot also proposed a reciprocal break-up fee of 5.5% of the equity value of each company payable by such company if the proposed transaction failed to be completed in certain circumstances. On behalf of the TDR Parties and following input from the TDR Parties and Kirkland & Ellis LLP, their legal advisor ("K&E"), WillScot also provided responses to items relating to the rights and obligations of the TDR Parties proposed in Mobile Mini's December 15, 2019 term sheet. WillScot's December 19, 2019 proposal accepted Mobile Mini's proposal that the TDR Parties be bound by a standstill and waive their pre-emptive rights with respect to any new issuances of WillScot Class A Common Stock and that WillScot's dual-class stock structure be collapsed in the transaction. However, WillScot's proposal indicated that the TDR Parties were not prepared to agree to any neutralization of their voting rights in the Combined Company and that the TDR Parties were prepared to agree to a six-month lockup. Additionally, the December 19, 2019 proposal included, a row, among others, entitled "Margin Loan," which reflected Mobile Mini's December 15, 2019 proposal that the risk to the capital structure was to be addressed and WillScot's response of "n/a." Later that same day, representatives of Morgan Stanley notified representatives of Barclays and Goldman Sachs by telephone that they understood the December 19, 2019 proposal represented WillScot's final offer.

        On December 20, 2019, Messrs. Holthaus and Olsson discussed WillScot's December 19, 2019 proposal by telephone. On this call, Mr. Holthaus offered, in the interest of time, to arrange a visit to Mobile Mini's headquarters in Phoenix, Arizona with Messrs. Soultz and Boswell to meet with the Mobile Mini Board to discuss the proposal at the next meeting of the Mobile Mini Board, which had been previously scheduled for December 23, 2019. Mobile Mini declined Mr. Holthaus' offer and indicated that members of the Mobile Mini Board were unable to assemble on such short notice.

        On December 23, 2019, the Mobile Mini Board met with Mobile Mini management, with representatives of Barclays, Goldman Sachs and Davis Polk in attendance. Representatives of Barclays and Goldman Sachs led a discussion regarding their latest valuation work based upon the management projections exchanged between WillScot and Mobile Mini subsequent to the December 13, 2019 meeting of the Mobile Mini Board, and the cost synergies assumed by Mobile Mini management, including a revised analysis of the relative value creation opportunity for each of the Mobile Mini stockholders and WillScot stockholders and a revised analysis of the implied relative contributions of WillScot and Mobile Mini to the Combined Company using certain actual and estimated future financial metrics, including market capitalization, adjusted EBITDA, free cash flow and discounted cash flow. In addition, representatives of Barclays and Goldman Sachs reviewed with the Mobile Mini Board WillScot's December 19, 2019 proposal and various potential responses and alternatives available to Mobile Mini. After discussions among the directors and with management and its legal and financial advisors, the Mobile Mini Board instructed Mobile Mini management and its legal and financial advisors to negotiate a transaction with WillScot within certain specified parameters, which included an exchange ratio, board size and management composition, headquarters location, break-up fee requirements and certain restrictions on the TDR Parties.

        At the December 23, 2019 meeting, the Mobile Mini Board also determined to request a meeting with Messrs. Soultz and Boswell in order for the Mobile Mini Board to evaluate Mr. Soultz as CEO and Mr. Boswell as CFO of the Combined Company and to understand Mr. Soultz's vision for the Combined Company. Later that day, Mobile Mini delivered a letter from Mr. Olsson and Mr. Michael L. Watts, Lead Independent Director of the Mobile Mini Board, to WillScot requesting such a meeting be held on January 13, 2020. Shortly after delivery of the letter, Mr. Olsson called Mr. Holthaus to discuss certain aspects of a proposal that Mobile Mini would be communicating to WillScot through their respective financial advisors, including an increase in the exchange ratio, and emphasizing the importance that the proportion of WillScot and Mobile Mini designees on the Combined Company Board accurately reflect the relative ownership of the Combined Company by WillScot stockholders and Mobile Mini stockholders, respectively.

        Later on December 23, 2019, Barclays and Goldman Sachs sent by e-mail to Morgan Stanley a revised term sheet reflecting Mobile Mini's counterproposal. The counterproposal called for a fixed exchange ratio of 2.375 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock, representing an implied pro forma ownership of the Combined Company by Mobile Mini stockholders of 46.2%. The counterproposal also called for Messrs. Soultz and Boswell to be CEO and CFO of the Combined Company, respectively, subject to a satisfactory meeting with the Mobile Mini Board as requested; for Mr. Williams to be President and COO of the Combined Company with a two-year retention package, including a predetermined buyout if he does not become CEO or is not named by the Combined Company Board as CEO successor within 24 months following the closing of the transaction; for the Combined Company to have an 11 member board of directors, consisting of six members of the existing WillScot Board (including Messrs. Holthaus and Soultz and two nominees chosen by the TDR Parties) and five members of the existing Mobile Mini Board (including Messrs. Olsson and Williams), with Mr. Olsson as Chairman and Mr. Holthaus as Lead Independent Director; for Phoenix, Arizona to be the headquarters of the Combined Company; and for a break-up fee of 2.5% of equity value payable by Mobile Mini, and for WillScot to deliver stockholder consents sufficient to approve the transaction immediately following the signing of definitive agreements.

        On the morning of December 24, 2019, Mobile Mini's director nomination window opened, providing Mobile Mini stockholders with 30 days to submit director nominations for consideration at Mobile Mini's 2020 annual stockholders meeting.

        On December 24, 2019, the WillScot Board held a meeting with representatives of Allen & Overy and Morgan Stanley in attendance, during which it discussed the status of the potential combination, specifically with respect to the updated term sheet sent by Mobile Mini on December 23, 2019. WillScot's advisors reported that Mobile Mini's proposed 2.375 exchange ratio was based on Mobile Mini's understanding of the terms of the existing exchange agreement between WillScot and the TDR Parties, pursuant to which the TDR Parties are permitted to exchange their shares of WSHC Stock for shares of WillScot Class A Common Stock, the calculation thereof and any rights of WillScot with respect thereto. Certain key corporate governance matters relating to the Combined Company, including the number of directors to serve on the Combined Company Board, remained outstanding. Representatives of Allen & Overy answered the WillScot Board's questions about various legal considerations in connection with revising the term sheet.

        Later that day, WillScot sent Mobile Mini a revised proposal which accepted Mobile Mini's December 23, 2019 proposal relating to the fixed exchange ratio of 2.375 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock that would result in an implied pro forma ownership of the Combined Company by Mobile Mini stockholders of 46.2%. However, WillScot's December 24, 2019 proposal provided that the Combined Company Board would consist of 10 directors (rather than 11), which was inconsistent with a fundamental transaction parameter that the Mobile Mini Board had established at its December 23, 2019 meeting for any transaction with WillScot. WillScot's December 24, 2019 proposal also left unresolved several other aspects of Mobile Mini's December 23, 2019 proposal. After several discussions that day between Messrs. Holthaus and Olsson failed to reach a resolution, during the evening of December 24, 2019, Mr. Olsson communicated to Mr. Holthaus that Mobile Mini was terminating discussions.

        Following Mr. Olsson's December 24 communication to Mr. Holthaus, the WillScot Board, the WillScot Special Committee and the WillScot management team discussed Mr. Holthaus' conversations with Mr. Olsson. Thereafter, following such discussions and deliberations by the WillScot Board and the WillScot Special Committee, including with representatives of each of Allen & Overy and RLF, WillScot decided to propose to Mobile Mini the formation of a related party transactions committee of the Combined Company Board that would have equal representation from both parties and that the total Combined Company Board would be comprised of 11 members.

        Based on this discussion, on January 3, 2020, Mr. Holthaus contacted Mr. Olsson and informed him that WillScot was generally prepared to agree to certain corporate governance matters outlined in Mobile Mini's December 23, 2019 proposal, including, among other things, the structure and size of the Combined Company Board, subject to WillScot's proposal relating to the formation of a related party transactions committee; both companies seeking stockholder approval of the transaction at a meeting in lieu of WillScot stockholders approving the transaction by written consent; and a reciprocal break-up fee of 4% of the equity value of each company. After internal discussions, Mobile Mini management determined that WillScot's response was sufficient to continue further discussions with WillScot. However, at Mobile Mini's request, the parties mutually determined that, prior to moving to confirmatory due diligence and negotiating definitive agreements, WillScot and Mobile Mini should negotiate and agree on a detailed term sheet that would expand upon the matters discussed to date, as well as other matters that Mobile Mini believed needed to be negotiated before initiating other work streams that would be need to be completed prior to signing definitive agreements. Since certain points to be negotiated in the term sheet necessitated direct negotiations with the TDR Parties, Mobile Mini requested that the TDR Parties execute a joinder to the Confidentiality Agreement. The TDR Parties executed the joinder on January 7, 2020.

        Following the execution by the TDR Parties of such joinder, on January 7, 2020, Mobile Mini sent WillScot a term sheet summarizing certain material terms to be included in the merger agreement with WillScot, the charter and bylaws of the Combined Company and the stockholders' agreement to be entered into among the Combined Company and the TDR Parties, to replace the existing stockholders' agreement between WillScot and the TDR Parties. In light of the change of control clauses in the debt capital structure of the two companies, the term sheet contemplated, subject to confirmatory due diligence, that WillScot would become the Combined Company parent entity. The term sheet provided for the preparation of a business plan for the Combined Company. The term sheet also provided for the preparation of new charters for the audit, compensation, nominating and governance, and related party transactions committees of the Combined Company Board; the process by which the balance of the management team would be determined; the development of employment agreements for certain members of senior management; and the development of management compensation, retention and incentive arrangements. The term sheet proposed that any amendment of certain fundamental elements of the Combined Company governance model (including the business plan) prior to the 2023 Annual Stockholders Meeting require Supermajority Approval. The term sheet provided for an exchange ratio of 2.375 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock but was silent as to the relative pro forma ownership percentage of the Mobile Mini stockholders and WillScot stockholders in the Combined Company.

        On January 9, 2020, with input from the TDR Parties and K&E, WillScot management, Allen & Overy and WillScot's financial advisors discussed Mobile Mini's January 7, 2020 term sheet and WillScot responded to such term sheet by providing a markup of the term sheet which identified a number of important differences among the positions of Mobile Mini, WillScot and the TDR Parties that remained to be negotiated. Mr. Soultz also called Mr. Williams to discuss the revised term sheet and WillScot's proposed approach to the operating structure, SAP, headquarters, and governance of the Combined Company. Mobile Mini management determined to defer further negotiations of the term sheet until after the Mobile Mini Board had reviewed the status of negotiations at its forthcoming meeting on January 13, 2020.

        On January 11, 2020, Messrs. Holthaus and Olsson discussed various open term sheet items, including the location of the Combined Company's headquarters and CEO succession planning for the Combined Company, as well as the upcoming Mobile Mini Board meeting.

        On January 13, 2020, the Mobile Mini Board held a meeting at which certain members of Mobile Mini management and representatives of Barclays, Goldman Sachs and Davis Polk were also present. Mr. Welch reviewed with the Mobile Mini Board the results of Mobile Mini's fourth quarter in 2019, including the company's outperformance of analysts' expectations for revenue, adjusted EBITDA and adjusted EPS for such quarter. Mr. Williams then updated the Mobile Mini Board with respect to various discussions that he had with Mr. Soultz and reviewed with the Mobile Mini Board his most recent evaluation of the strategic rationale for a potential combination with WillScot. Representatives of Barclays and Goldman Sachs reviewed the revised term sheet received from WillScot on January 9, 2020 and the previous proposals and counterproposals between the companies, and then presented information regarding next steps and indicative timing, including due diligence, financing, and investor relations strategy. In anticipation of the Mobile Mini Board's meeting with WillScot's management team and Chairman, representatives of Barclays and Goldman Sachs also reviewed areas of potential inquiries relating to the Combined Company business model, management team and board of directors, headquarters, synergies, and integration and considerations relating to the TDR Parties. Following such discussions, the Mobile Mini Board dismissed the representatives of Barclays, Goldman Sachs and Davis Polk from the meeting and invited Messrs. Holthaus, Soultz and Boswell of WillScot to join the meeting. The Mobile Mini Board and senior management team met separately with Messrs. Holthaus, Soultz and Boswell for approximately two hours. Mr. Soultz discussed WillScot's recent history, strategic performance and current EBITDA bridge. Mr. Boswell discussed WillScot's approach to VAPs, growth strategy, and business opportunities. Mr. Soultz then discussed his perspectives on the Combined Company's operational strategy. Mr. Holthaus discussed WillScot's relationship with the TDR Parties and various issues involving the TDR Parties in the term sheet. The Mobile Mini Board engaged in a lengthy question and answer session with each of the three WillScot representatives.

        Following the question and answer period, the WillScot representatives left the meeting and representatives from Barclays, Goldman Sachs and Davis Polk rejoined the meeting to discuss the proposed transaction with the Mobile Mini Board, including proposed management and key transaction terms. The members of the Mobile Mini Board (other than Mr. Williams, as CEO of Mobile Mini) then met in executive session and engaged in a lengthy discussion regarding the proposed leadership team of the Combined Company and the open transaction points. As a result of such discussion, the Mobile Mini Board approved management continuing to pursue a combination with WillScot so long as certain key transaction requirements were met. The Mobile Mini Board also approved of Messrs. Olsson, Watts and Williams meeting in person with representatives of WillScot and the TDR Parties in order to seek resolution to outstanding transaction points.

        On January 21, 2020, Messrs. Holthaus and Soultz, together with Messrs. Robertson and Lindsay, as representatives of the TDR Parties, met with Messrs. Olsson, Watts and Williams in Phoenix, Arizona. At such meeting, after reviewing the outstanding term sheet items, representatives from the TDR Parties, with respect to certain items specific to the TDR Parties, and WillScot stated that, subject to review and approval by the WillScot Board, and, with respect to the TDR Parties, consultation with K&E, they would consider supporting Mobile Mini's outstanding term sheet items, including the headquarters location, Mobile Mini's SAP as the Combined Company operating system, preservation of the Mobile Mini branch operating structure, an operating model to be agreed upon in the merger agreement, and various board and committee governance items. On the same day, at the direction of the WillScot Board, representatives of Morgan Stanley, and, at the direction of the Mobile Mini Board, representatives of Barclays and Goldman Sachs held a telephone conference to review a preliminary transaction execution timeline related to the possible combination of WillScot and Mobile Mini.

        Following the meeting on January 21, 2020, Mobile Mini sent a revised term sheet to WillScot and the TDR Parties reflecting its understanding of the points that had been agreed. Extensive negotiations among representatives of WillScot, Mobile Mini, the TDR Parties and their respective legal and financial advisors resumed thereafter.

        On the evening of January 23, 2020, the window for Mobile Mini stockholders to nominate directors for consideration at Mobile Mini's 2020 annual stockholders meeting expired.

        On January 29, following Mobile Mini's earnings call and active discussions among the WillScot Board, the WillScot Special Committee, WillScot management and representatives of the TDR Parties, Messrs. Soultz and Williams spoke to discuss key open term sheet items and the path forward in transaction discussions, including the 2.375 fixed exchange ratio, the Phoenix headquarters location and certain points relating to the rights and obligations of the TDR Parties. These negotiations and discussions led to agreement among the parties on the non-binding term sheet on January 31, 2020. Throughout, Mobile Mini management reviewed with the Mobile Mini Board the status of negotiations and discussions with WillScot at the Mobile Mini Board meetings and on various informal update calls.

        Following agreement on the January 31, 2020 term sheet, the management teams of WillScot and Mobile Mini, along with their respective advisors, engaged in extensive confidential due diligence of the financial, tax, accounting, operational, regulatory, legal, human resources, environmental, information technology and business affairs of WillScot and Mobile Mini. In parallel, WillScot, Mobile Mini and their respective legal advisors negotiated the definitive transaction documents, which included the Merger Agreement, the A&R Charter, the A&R Bylaws and charters of committees of the Combined Company Board. WillScot, Mobile Mini, the TDR Parties and their respective legal advisors also negotiated the Voting Agreement and Shareholders' Agreement. WillScot and Mobile Mini explored various financing alternatives before selecting a preferred financing model for which WillScot solicited competitive bids from various financial institutions, which led to the financing contemplated by the Commitment Letter. In parallel, members of the future senior management team of the Combined Company, with the assistance of their own counsel, negotiated with Mr. Holthaus and the Compensation Committee of the WillScot Board, the terms of their employment agreements to be effective upon the closing of the transaction.

        On February 4, 2020, the WillScot Board held a meeting with representatives of Allen & Overy, Morgan Stanley and RLF in attendance, during which it received an update on the potential combination with Mobile Mini and discussed the status of certain other strategic opportunities, including one that had ended on January 14, 2020 at the request of the counterparty. WillScot management reviewed with the WillScot Board the proposed next steps for the potential combination, including each of WillScot and Mobile Mini providing additional nonpublic information to the other through mutual due diligence reviews and exploring certain financing options for the combination. Also at the meeting, representatives of Morgan Stanley reviewed with the WillScot Board certain preliminary financial analyses regarding the potential combination, including the proposed exchange ratio of 2.375 and Mobile Mini's 2019 Q4 financial results and 2020 outlook. In addition, representatives of Morgan Stanley reviewed key provisions of the proposed term sheet with the WillScot Board, including terms of key employment agreements, reciprocal termination fees of 3% of each company's equity value, establishment of committees of the Combined Company and certain other matters that would be subject to Supermajority Approval. The WillScot Board evaluated and discussed certain considerations relating to the combination, including anticipated costs and benefits of the combination, the potential impact of the exchange ratio, governance of the Combined Company and regulatory approvals. The WillScot Board determined to move forward with the potential transaction on the basis of the proposed non-binding term sheet and authorized management and WillScot's advisors to proceed to the next phase of the transaction process, consisting of a mutual due diligence review and preparation and negotiation of transaction documentation, targeting a late-February or early-March announcement.

        Also on February 4, 2020, the WillScot Special Committee held a meeting, during which it determined to formally engage RLF as its independent legal advisor in respect of the potential combination with Mobile Mini, based on the WillScot Special Committee's familiarly with RLF and RLF's experience advising special committees in connection with similar transactions, as well as its familiarity with WillScot, due to its prior engagements with the company. At the meeting, the members of the WillScot Special Committee and representatives of RLF discussed the proposed terms of the potential business combination with Mobile Mini and the consideration to be received by Mobile Mini stockholders in the potential transaction. The members of the WillScot Special Committee further discussed with the representatives of RLF the obligations of the TDR Parties under the proposed terms. Following such discussion, the WillScot Special Committee determined that it was the WillScot Special Committee's duty to ensure that such potential business combination was in the best interests of all of WillScot stockholders and that it did not believe that the TDR Parties would receive any material or unique benefit as compared to WillScot stockholders generally in the proposed transaction. At the same meeting, the WillScot Special Committee discussed the retention of an independent financial advisor and considered, among others, Stifel. Following such meeting and discussion of the committee's various options for a financial advisor, the WillScot Special Committee determined to engage Stifel to act as its independent financial advisor, based on Stifel's active presence in the equipment rental space and its lack of significant prior involvement with or potential conflicts with WillScot and, to, if requested, render an opinion with respect to the fairness of the to-be-determined exchange ratio.

        On February 6 and 7, 2020, Messrs. Soultz, Boswell, Lopez, Miner, Williams and Welch met in Dallas, Texas to further discuss cost synergies and the strategic rationale for the proposed transaction, as well as certain financing options for the transaction and the Combined Company business model.

        On February 12, 2020, the WillScot Board held a meeting, during which Messrs. Holthaus and Soultz presented updates on the potential combination with Mobile Mini, including with respect to the February 6 and 7 meetings and the preliminary business issues list received from Davis Polk. Among other things, the WillScot Board discussed the proposed treatment of the TDR Parties' shares of WSHC Stock, governance matters of the Combined Company, capital and tax structures for the Merger, potential integration issues and proposed next steps. The WillScot Board considered and discussed these issues and authorized Mr. Holthaus to continue to pursue a possible transaction with Mobile Mini consistent with the terms presented to the WillScot Board.

        On February 17, 2020, Messrs. Soultz and Williams met in Phoenix, Arizona along with certain other members of Mobile Mini management to discuss, among other things, Mobile Mini management's role in the Combined Company, the Combined Company's operating structure, and the potential plans for an integration team.

        Throughout the month of February 2020, the Mobile Mini Board received several briefings on its Board update calls from Mobile Mini management on ongoing discussions and negotiations with WillScot. Members of management of both companies communicated on multiple occasions during this time to finalize a detailed cost synergy plan, a business model, financing commitments and certain human resources matters.

        In the second half of February 2020, Messrs. Holthaus and Soultz, on behalf of the WillScot Board, engaged in conversations with representatives of the TDR Parties, including Messrs. Robertson and Lindsay, to discuss key provisions of the Voting Agreement and the Shareholders' Agreement, including the exchange of the TDR Parties' shares of WSHC Stock for shares of WillScot Class A Common Stock, the calculation for such exchange, as set forth in the existing exchange agreement between WillScot and the TDR Parties entered into in connection with the 2017 Business Combination, and any resulting impact thereof, and any rights of WillScot with respect thereto, standstill restrictions, indemnification and insurance, and the termination of certain existing agreements between the TDR Parties and WillScot.

        On February 20, 2020, at the direction of the Mobile Mini Board, representatives of Barclays and Goldman Sachs discussed with representatives of Morgan Stanley the pro forma ownership impact of the exchange of the TDR Parties' shares of WSHC Stock for shares of WillScot Class A Common Stock. Representatives of Barclays and Goldman Sachs indicated that Mobile Mini would not enter into a definitive agreement unless the exchange ratio was adjusted to reflect the implied pro forma ownership of the Combined Company by Mobile Mini stockholders of 46.2% in the December 24, 2019 term sheet.

        At a special meeting of the Mobile Mini Board held on February 24, 2020, members of senior management provided an update to the Mobile Mini Board on management's expectations for first quarter results relative to analyst expectations, the status of discussions with WillScot and the TDR Parties, and the results of management's due diligence investigation of WillScot. Representatives of Barclays and Goldman Sachs discussed key developments in the negotiations, which were then targeting an announcement of a definitive agreement for the transaction on March 2, 2020. Representatives of Barclays and Goldman Sachs also discussed their updated preliminary financial analyses with respect to the transaction and discussed various capital markets considerations. The Barclays and Goldman Sachs representatives reported on the continuing negotiations among WillScot and the TDR Parties relating to the collapse of WillScot's dual-class stock structure through the exchange of the TDR Parties' minority interest in WSHC for WillScot Class A Common Stock, resulting in the simultaneous cancellation of the issued and outstanding shares of WillScot Class B Common Stock. Pursuant to the existing exchange agreement between WillScot and the TDR Parties, the TDR Parties had the right to exchange their interests in WSHC for shares of WillScot Class A Common Stock at a variable exchange ratio that was greater than the one-to-one ratio which had been understood by Mobile Mini's financial advisors in connection with the negotiations that led to the 2.375 fixed exchange ratio and resulting implied 46.2% pro forma ownership of the Combined Company by the Mobile Mini stockholders in the December 24, 2019 term sheet. Representatives of Barclays and Goldman Sachs presented to the Mobile Mini Board, based on Mobile Mini management's projections and then-current assumption as to the amount of cost synergies, a revised analysis of the relative value creation opportunity for each of the Mobile Mini stockholders and WillScot stockholders. Representatives of Barclays and Goldman Sachs also provided the Mobile Mini Board with an analysis of the implied relative contributions of WillScot and Mobile Mini to the Combined Company using certain actual and estimated future financial metrics, including market capitalization, adjusted EBITDA, unlevered free cash flow and discounted cash flow.

        Also at the February 24, 2020 meeting, representatives of Davis Polk provided the Mobile Mini Board with a summary of their legal due diligence investigation; a detailed summary of the proposed terms of the Merger Agreement, the A&R Charter, the A&R Bylaws, the Voting Agreement and the Shareholders Agreement, including the proposed structure of the Merger, the closing conditions, the deal protections, the governance framework for the Combined Company, and an overview of the key deal terms remaining to be negotiated; a summary of the contemplated financing for the transaction; a report on their antitrust risk assessment of the transaction; summaries of the current status of the proposed new employment agreements for the senior management team of the Combined Company; the anticipated transaction timeline post-announcement and key disclosure considerations in seeking stockholder approval. A representative of Davis Polk also reviewed the directors' fiduciary duties in connection with their consideration of the potential transaction and reviewed with the Mobile Mini Board various developments since the December 24, 2019 term sheet and whether to proceed with the transaction at the exchange ratio as set forth therein.

        Following the discussions with the advisors, the representatives of Barclays, Goldman Sachs and Davis Polk in attendance were excused and the Mobile Mini Board engaged in a lengthy discussion regarding the potential transaction, particularly with respect to the effect that any change to the TDR Parties' exchange ratio would have on the pro forma ownership for Mobile Mini stockholders as previously provided in the December 24, 2019 term sheet. The Mobile Mini Board concluded that the parties had agreed to a fixed implied pro forma ownership allocation of the Mobile Mini stockholders in the Combined Company in the negotiations that led to the December 24, 2019 term sheet. The Mobile Mini Board determined the exchange ratio must be adjusted accordingly to restore the pro forma ownership of the Combined Company by Mobile Mini stockholders to the 46.2% pro forma ownership that in the December 24, 2019 term sheet. The Mobile Mini Board determined that Mr. Olsson should communicate the Mobile Mini Board's position to Mr. Holthaus, making it clear that Mobile Mini was not prepared to proceed without that adjustment.

        Following the meeting, Mr. Olsson communicated to Mr. Holthaus that the relative ownership of the Combined Company by Mobile Mini stockholders and WillScot stockholders in the December 24, 2019 term sheet was non-negotiable for Mobile Mini and a prerequisite for the Mobile Mini Board to approve the transaction. The same message was communicated by representatives of Barclays and Goldman Sachs to representatives of Morgan Stanley. In parallel, the parties and their advisors continued to finalize documentation in the event that both boards were to approve the execution of definitive agreements in time for a March 2, 2020 public announcement of the transaction.

        During the week of February 24, 2020, Messrs. Holthaus and Olsson also began discussing individual directors and which could comprise a possible Combined Company Board.

        On February 26, 2020, the WillScot Special Committee held a meeting during which it discussed the potential exchange ratio for the Mobile Mini transaction and the pro forma ownership interest in the Combined Company for Mobile Mini stockholders. The WillScot Special Committee discussed that such pro forma ownership interest was not part of the January 7, 2020 term sheet. Following that meeting, the members of the WillScot Special Committee, met with representatives of WillScot management and discussed the open terms in the draft transaction documentation, the process for reaching a final agreement with Mobile Mini and certain relationships between Morgan Stanley and the TDR Parties.

        By February 27, 2020, Mobile Mini management and Mobile Mini's advisors had concluded that WillScot was not willing to agree to a revision to the transaction exchange ratio to provide Mobile Mini's stockholders with a pro forma ownership interest in the Combined Company of 46.2%. At this point, Mobile Mini communicated to WillScot, through their respective financial advisors, that the proposed combination of the two companies was on hold indefinitely and Mobile Mini terminated further negotiations and preparations for the March 2, 2020 public announcement. Upon receipt of this communication from Mobile Mini, WillScot similarly terminated further negotiations and preparations and instructed its advisors to do the same.

        On February 28, 2020, the WillScot Board held a meeting, during which it received an update on the negotiations between the management teams of WillScot and Mobile Mini and their respective advisors, including the cessation of negotiations by Mobile Mini on February 27, 2020. The WillScot Board reiterated its understanding, as discussed by the WillScot Special Committee on February 26, 2020, that the January 7, 2020 term sheet contemplated a fixed exchange ratio without regard for pro forma ownership considerations in the Combined Company. Representatives of Morgan Stanley provided a review of material terms of the transaction, including the strategic rationale, governance structure, a potential revision to the transaction exchange ratio, work streams and timeline. The WillScot Board discussed and considered the potential for an increase in the exchange ratio, as requested by Mobile Mini, in order for Mobile Mini stockholders to achieve a pro forma ownership interest in the Combined Company of 46.2%. Representatives of Allen & Overy discussed with the

WillScot Board various legal considerations relating to the transaction, including any changes to the transaction exchange ratio, the regulatory approval process, key provisions of the transaction documentation, and due diligence findings. The members of the WillScot Board engaged in discussions concerning the terms of the transaction and other matters, including volatility in the capital markets, and asked questions in respect of the matters discussed. Representatives of RLF also reviewed with the WillScot Board the fiduciary duties of the WillScot Board and the WillScot Special Committee in connection with evaluating and considering the Merger and related matters.

        Following the meeting of the WillScot Board, on the same day, the WillScot Special Committee held a meeting with its legal and financial advisors to discuss the proposed transaction, including the potential increase in the exchange ratio to reflect Mobile Mini's request that the pro forma ownership of Mobile Mini stockholders in the Combined Company be 46.2%. At such meeting, representatives of Stifel discussed their preliminary valuation analysis with the WillScot Special Committee. Following the discussion, the members of the WillScot Special Committee and its advisors discussed the ongoing negotiations with Mobile Mini related to the exchange ratio, the terms of the existing exchange agreement and a related letter agreement with the TDR Parties, formalizing a fixed exchange ratio under the existing exchange agreement, as well as the fiduciary duties of the WillScot Special Committee in connection with the proposed transaction with Mobile Mini.

        On the morning of February 29, 2020, with the support of the WillScot Board and the TDR Parties, Mr. Soultz spoke with Mr. Williams by telephone to inquire about Mobile Mini's interest in resuming negotiations on the basis that the parties would aim to announce the transaction on March 2, 2020 and that WillScot would consider a revised exchange ratio that would align the pro forma ownership of the Mobile Mini stockholders in the Combined Company to 46.2%. In parallel, a representative of the TDR Parties contacted Goldman Sachs to inquire about what could be done to progress the potential transaction. After discussion, the parties and their respective advisors agreed to resume discussions and negotiations and work towards the March 2, 2020 public announcement, subject to definitive agreement on a fixed exchange ratio for the TDR Parties exchange of its WSHC shares in the collapse of WillScot's dual-class stock structure. This resulted in a revised transaction exchange ratio of 2.4050 shares of WillScot Class A Common Stock per share of Mobile Mini Common Stock, implying the pro forma ownership of Mobile Mini stockholders of 46.2%.

        On March 1, 2020, the WillScot Special Committee held a meeting with representatives of each of WillScot management, Stifel and RLF in attendance. Representatives of Stifel presented their financial analysis of the Exchange Ratio and delivered an oral opinion to the WillScot Special Committee, which was confirmed by delivery of Stifel's written opinion dated March 1, 2020, to the effect that, as of the date of such opinion, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Stifel as set forth in such written opinion, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement was fair to WillScot from a financial point of view. The WillScot Special Committee reviewed the final transaction terms, including provisions with respect to the rights and obligations of the TDR Parties particularly in light of the positions taken by WillScot, Mobile Mini and the TDR Parties throughout negotiations. The WillScot Special Committee then considered final drafts of the Merger Agreement and the ancillary agreements to be entered into in connection with the Merger. Following further discussion, the WillScot Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the stock issuance by WillScot as set forth in the Merger Agreement and the adoption of the A&R Charter) were fair to and in the best interest of WillScot and its stockholders and (ii) recommended that the WillScot Board approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby (including the stock issuance by WillScot as set forth in the Merger Agreement and the adoption of the A&R Charter).

        On March 1, 2020, the WillScot Board held a meeting, with representatives of Allen & Overy and Morgan Stanley in attendance, to review the terms of the transactions under the Merger Agreement. WillScot management and representatives of Morgan Stanley discussed the terms and conditions of such transactions, as well as certain financial aspects of such transactions, including the final Exchange Ratio, and the anticipated capital structure of the Combined Company. The discussion covered the anticipated costs and benefits of the Merger, as well as the anticipated opportunity for the Combined Company to return substantial capital to stockholders. Representatives of Morgan Stanley delivered an oral opinion to the WillScot Board, subsequently confirmed by delivery of a written opinion, as more fully described in the section entitled "Opinions of WillScot's Financial Advisors," that, as of March 1, 2020, and, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to WillScot. Representatives of Allen & Overy reviewed with the WillScot Board the terms and conditions of the proposed transaction documentation, including the Merger Agreement, the ancillary corporate governance documents, including the key provisions under the proposed A&R Charter and A&R Bylaws, the commitment letter in respect of WillScot's debt financing for the Merger, the provisions under which the WillScot Board and the Mobile Mini Board would have the right to change their respective recommendations to their stockholders under certain circumstances, the reciprocal termination fees payable by WillScot and Mobile Mini under certain circumstances, and the terms and conditions of the Voting Agreement and the Shareholders' Agreement. In addition, Mr. Holthaus, as chair of the Compensation Committee of the WillScot Board, presented the terms and conditions of the proposed employment agreements with Messrs. Soultz, Williams, Boswell, Miner and Lopez, in each case as approved (and recommended to the full WillScot Board for approval) by the Compensation Committee and to be effective upon signing, with respect to Messrs. Boswell and Lopez (other than certain transaction-related items), and upon and subject to, the closing of the Merger, with respect to Messrs. Soultz, Williams and Miner. The WillScot Board also reviewed and considered certain communications to be issued in connection with announcement of the Merger. Following further discussion, Mr. Holthaus presented the recommendation of the WillScot Special Committee to the WillScot Board. Upon the recommendation of the WillScot Special Committee and after discussion regarding the matters presented by management and WillScot's advisors at the meeting and at previous meetings, including consideration of the factors described in the section "The Merger—WillScot Board's Recommendation and Reasons For the Merger," the WillScot Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the issuance of WillScot Class A Common Stock, the adoption of the A&R Charter and the A&R Bylaws in connection with the Merger and entry by the TDR Parties into the Voting Agreement, are fair to and in the best interests of WillScot and WillScot stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the issuance of WillScot Class A Common Stock in connection with the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, including the adoption of the A&R Charter and the A&R Bylaws, (iii) resolved to recommend the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal to WillScot stockholders, on the terms and subject to the conditions set forth in the Merger Agreement and (iv) directed that the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal be submitted to WillScot stockholders for approval.

        On the afternoon of March 1, 2020, the Mobile Mini Board held a special meeting at which members of Mobile Mini management and representatives of Barclays, Goldman Sachs and Davis Polk were present. At the meeting, the directors received an update from Mobile Mini management on the negotiations between the parties, including with respect to the proposed transaction exchange ratio and fixed exchange ratio for the TDR Parties' exchange of the shares of WSHC Stock for shares of WillScot Class A Common Stock pursuant to the existing exchange agreement and recently agreed letter agreement formalizing such exchange ratio. Representatives of Barclays and Goldman Sachs reviewed and discussed the proposed transaction terms and each of Barclays' and Goldman Sachs' financial analyses relating to the proposed transaction.

        Goldman Sachs rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 1, 2020, to the Mobile Mini Board that, as of such date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the Mobile Mini stockholders (other than WillScot and its affiliates).

        Barclays rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 1, 2020, to the Mobile Mini Board that, as of such date, and based upon and subject to the qualifications, limitations and assumptions set forth in Barclays' written opinion, from a financial point of view, the Exchange Ratio offered to the Mobile Mini stockholders (other than WillScot and its affiliates and the holders of any Excluded Shares) in the Merger Agreement was fair to such stockholders.

        Both Barclays and Goldman Sachs also provided the Mobile Mini Board with their revised analyses, based on Mobile Mini management's projections and the assumed cost synergies, of the relative value creation opportunity for each of the Mobile Mini stockholders and WillScot stockholders and of the relative contributions of WillScot and Mobile Mini to the Combined Company using certain actual and estimated future financial metrics, including market capitalization, adjusted EBITDA and discounted cash flow. Representatives of Davis Polk then discussed the proposed terms of the various transaction documents highlighting the revisions to those documents since the meeting on February 24, 2020. Following the presentations from the senior management team and the company's advisors and after careful review and discussion by the Mobile Mini Board, including consideration of the factors described under "—Mobile Mini's Reasons for the Merger; Recommendation of Mobile Mini's Board of Directors," the Mobile Mini Board (i) determined that the Merger Agreement and the other transactions documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Mobile Mini and the Mobile Mini stockholders, (ii) approved and adopted the Merger Agreement and the other transaction documents and the transactions contemplated thereby, (iii) directed that the approval of the Merger be submitted to a vote at a special meeting of the Mobile Mini stockholders and (iv) resolved to recommend that Mobile Mini stockholders approve the Merger at such meeting. The Mobile Mini Board directed Mobile Mini's advisors and management to continue to work to finalize the definitive transaction documents, with a view to entering into such agreements and announcing the transaction promptly.

        During the night of March 1, 2020, WillScot and Mobile Mini executed the Merger Agreement and the other transaction documents. WillScot and Mobile Mini issued a joint press release announcing the transaction before the Nasdaq market opened on the morning of March 2, 2020.

        On March 4, 2020, the TDR Parties and certain affiliates filed Amendment No. 4 to their Schedule 13D filing in connection with the TDR Parties' entry into the Voting Agreement.

        On March 11, 2020, Mobile Mini filed a Schedule 13D in connection with Mobile Mini's entry into the Merger Agreement, the Voting Agreement and transactions related thereto.

WillScot Board's Recommendation and Reasons for the Merger

        On March 1, 2020, the WillScot Board unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the issuance of WillScot Class A Common Stock and the adoption of the A&R Charter and the A&R Bylaws in connection with the Merger in the forms attached to the Merger Agreement as Exhibit B and Exhibit C, respectively, copies of which are attached to this joint proxy statement/prospectus as

Annex B and Annex C, respectively, are fair to and in the best interests of WillScot and WillScot stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the issuance of WillScot Class A Common Stock in connection with the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, including the adoption of the A&R Charter and the A&R Bylaws, (3) resolved to recommend the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal to WillScot stockholders, on the terms and subject to the conditions set forth in the Merger Agreement and (4) directed that the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal be submitted to WillScot stockholders for approval.

        On April 1, 2020, the WillScot Board unanimously (1) determined that the amendment and restatement of the WillScot 2017 Incentive Plan as the Combined Company 2020 Incentive Plan in the form attached to this joint proxy statement/prospectus as Annex E is fair to and in the best interests of WillScot and WillScot stockholders, (2) approved and declared advisable the Combined Company 2020 Incentive Plan, (3) resolved to recommend the 2020 Incentive Plan Proposal to WillScot stockholders, on the terms and subject to the conditions set forth in the Merger Agreement and (4) directed that the 2020 Incentive Plan Proposal be submitted to WillScot stockholders for approval.

        In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the WillScot Board consulted with WillScot's management and legal and financial advisors through an extensive strategic review and due diligence process. In reaching its decision, the WillScot Board evaluated, among other things, the financial effects of the transactions from the perspective of WillScot and its stockholders and the impact of the transactions on WillScot and WillScot's business from a strategic and operational perspective. In recommending that WillScot stockholders vote their shares of WillScot Common Stock in favor of the WillScot Proposals, the WillScot Board considered a number of factors, including the following (not necessarily listed in order of relative importance):

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  WillScot's businesses and operations and its current and historical financial condition and results of operations;

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  WillScot's strategic plan and related financial projections and the risks and uncertainties in executing on the strategic plan and achieving the financial projections, and including risks related to consolidation and increased competition among participants in the industries in which WillScot operates, current dynamics and outlooks of each of those industries, and the "risk factors" set forth in WillScot's Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports filed with the SEC;

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  the current and expected valuation of WillScot Class A Common Stock, as well as the historic trading ranges of WillScot Class A Common Stock and the potential trading range of WillScot Class A Common Stock absent announcement of the parties' entry into the Merger Agreement;

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  the assessment by the WillScot Board, taking into account, among other things, its review of potential strategic options with the assistance of WillScot management and WillScot's advisors;

  •
  the current modular space and portable storage competitive landscape, including the competitive advantages of firms with significant scale and diversity across both modular space and portable storage lines;

  •
  the belief that the Combined Company's financial strength and broad product offerings will allow it to sustain investment across potential cycles in either modular space or portable storage;

  •
  the fact that certain of the same capabilities are required to support both a modular space and a portable storage businesses, and the expected complementary capabilities sharing enabled by bringing WillScot and Mobile Mini together, which are expected to enhance product offerings for customers and accelerate revenue opportunities beyond what WillScot could have accomplished on its own over the medium- and long-term, including:

    •
    the fact that WillScot can capitalize on Mobile Mini's capabilities, such as logistics planning, efficient field operations and unit delivery capabilities; the fact that Mobile Mini can capitalize on WillScot's capabilities, such as WillScot's ability to expand its "Ready to Work" and other VAPS offerings to Mobile Mini's GLO offering, which are expected to enable the Combined Company to offer a leading portfolio of modular space and portable storage solutions;

    •
    the expected generation of more than $50 million of annual gross pre-tax cost synergies and an expected cost to achieve of $75 million, with approximately 80% of cost synergies in annual run rate by the second year post-closing, and more than $290 million of combined annual free cash flow generation in 2020, through uniting complementary portfolios of modular space and portable storage solutions, together with the strong track record of the WillScot management team with respect to executing the associated integration processes and achievement of expected synergies following significant business combination transactions;

  •
  the expected strong credit profile of the Combined Company, with an expected combined net leverage of 3.8x last-12-month EBITDA at closing (including anticipated run rate cost synergies);

  •
  the complementary cultures of WillScot and Mobile Mini, including values focused on a deep commitment to customer service and employee empowerment;

  •
  the fact that the Merger Agreement provides for a fixed exchange ratio and that no adjustment will be made in the Merger Consideration to be received by Mobile Mini stockholders in the Merger as a result of possible changes in the market price of WillScot Class A Common Stock following the announcement of the Merger;

  •
  the benefits of a stock-for-stock transaction that allows WillScot stockholders, as well as Mobile Mini stockholders, to continue to participate in the significant upside of the Combined Company;

  •
  the resulting percentage ownership interest that current WillScot stockholders would have in the Combined Company following the Merger;

  •
  the oral opinion of Morgan Stanley, rendered to the WillScot Board on March 1, 2020, which was subsequently confirmed by the delivery of a written opinion that, as of March 1, 2020, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to WillScot, as described in greater detail in the section entitled "The Merger—Opinions of WillScot's Financial Advisors—Opinion of Morgan Stanley & Co. LLC" and the full text of the written opinion of Morgan Stanley which is attached as Annex F to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety;

  •
  the fact that the WillScot Special Committee relied on the written opinion of Stifel, dated March 1, 2020, to the WillScot Special Committee that, as of March 1, 2020, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Stifel as set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to WillScot, as described in greater detail in the section entitled "The Merger—Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company,

    Incorporated." The full text of the written opinion of Stifel, dated March 1, 2020 which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the reviews undertaken in rendering the Stifel opinion, is attached as Annex G to this joint proxy statement/prospectus, and is incorporated herein by reference;

  •
  the structure of the transaction, including the governance terms in the Merger Agreement and the ancillary agreements attached as exhibits thereto, providing that, among other things:

  •
  the Combined Company will have an independent board of directors, comprised of 11 directors, seven of which will be independent under applicable SEC and stock exchange rules, including a Lead Independent Director;

  •
  the board of directors of the Combined Company will include six directors who are currently directors of WillScot (including two who are representatives of TDR Capital), and five directors who are currently directors of Mobile Mini;

  •
  the Combined Company will have four standing committees of the Combined Company Board, each of which will have equal representation from directors of each of WillScot and Mobile Mini: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Nominating and Corporate Governance Committee, and (iv) the Related Party Transactions Committee;

  •
  Bradley Soultz, WillScot's current CEO, is expected to serve as the CEO of the Combined Company, and Timothy Boswell, WillScot's current CFO, is expected to serve as the CFO of the Combined Company;

  •
  Kelly Williams, Mobile Mini's current CEO, is expected to serve as President and COO of the Combined Company, and Christopher Miner, Mobile Mini's current GC, is expected to serve as the GC of the Combined Company;

  •
  Hezron Timothy Lopez, WillScot's current Vice President, GC and Secretary is expected to serve as Chief Human Resources Officer of the Combined Company;

  •
  the belief of the WillScot Board that the above-described arrangements would reasonably assure the continuity of the management and oversight of the Combined Company following completion of the Merger and facilitate a strong management team drawn from both WillScot and Mobile Mini, leveraging the respective expertise of both management teams, to work together to integrate the two companies and provide a stable foundation for future management succession;

  •
  WillScot's ability under the Merger Agreement, subject to certain conditions, to provide information to and engage in discussions or negotiations with third parties that make unsolicited transaction proposals;

  •
  That if WillScot were to receive an Alternative Acquisition Proposal that the WillScot Board determines constitutes or would reasonably be expected to result in a Superior Proposal, the WillScot Board would be able, subject to certain conditions, to consider the Superior Proposal and change its recommendation that WillScot stockholders vote in favor of the WillScot Stock Issuance Proposal;

  •
  the ability under the Merger Agreement for the WillScot Board, subject to certain conditions, to change its recommendation in favor of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal in response to an Intervening Event if the WillScot Board determines that failure to take such action would be inconsistent with its fiduciary duties;

  •
  the termination provisions contained in the Merger Agreement, including the fact that the WillScot Board believed that the termination fee it would have to pay Mobile Mini in specified circumstances of $66.6 million is reasonable in light of, among other things, the benefits of the Merger to WillScot stockholders, the typical size of such fees in similar transactions and the likelihood that such a fee would not preclude or unreasonably restrict the emergence of Alternative Acquisition Proposals, as well as the fact that generally no termination fee is payable by WillScot to Mobile Mini if WillScot stockholders do not approve the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal and the WillScot Board has not changed its recommendation to WillScot stockholders to vote for such proposal and WillScot has not breached certain provisions of the Merger Agreement, and that WillScot would receive a termination fee of $57.086 million from Mobile Mini in specified circumstances;

  •
  the outside date under the Merger Agreement, taking into account the ability of WillScot or Mobile Mini to extend the initial December 1, 2020 outside date in specified circumstances (as more fully described in the section entitled "The Merger Agreement—Termination"), which is expected to allow for sufficient time to complete the Merger;

  •
  the likelihood that the parties would complete the Merger taking into account the commitments by WillScot and Mobile Mini to obtain applicable consents and approvals under the HSR Act;

  •
  the WillScot Board's knowledge of Mobile Mini, taking into account publicly available information regarding Mobile Mini and the results of WillScot's due diligence review of Mobile Mini;

  •
  the WillScot Board's understanding of the current valuation of Mobile Mini Common Stock, as well as the historic trading ranges of Mobile Mini Common Stock;

  •
  the fact that the Merger Agreement was the product of arm's-length negotiations and contained terms and conditions that are, in the WillScot Board's view, favorable to WillScot and its stockholders;

  •
  the fact that the Merger Agreement was unanimously approved by the WillScot Special Committee (which is comprised of a majority of independent directors who are not affiliated with Mobile Mini and are not employees of WillScot or any of its subsidiaries or affiliates), and which received advice from WillScot's financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement;

  •
  the conditions to completing the Merger that: (A) the WillScot Stock Issuance Proposal must be approved by the affirmative vote of holders of a majority of the issued and outstanding shares of WillScot Common Stock entitled to vote at the WillScot special meeting, voting as a single class; (B) the Combined Company Charter Amendment Proposal must be approved by: (i) the holders of a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock that are entitled to vote, voting together as a single class, (ii) a majority of the issued and outstanding shares of WillScot Class A Common Stock, voting as a separate class and (iii) a majority of the issued and outstanding shares of WillScot Class B Common Stock, voting as a separate class; and the Mobile Mini Merger Proposal must be approved by affirmative vote of the holders of a majority of the outstanding shares of Mobile Mini common stock entitled to vote on the proposal, assuming a quorum, and the Voting Agreement pursuant to which Sapphire Holding is expected to vote its shares of WillScot Common Stock in favor of WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the WillScot Adjournment Proposal; and

  •
  WillScot's ability to specifically enforce Mobile Mini's obligations under the Merger Agreement, including Mobile Mini's obligations to complete the Merger.

        The WillScot Board also considered a number of uncertainties, risks and other factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following (not necessarily listed in order of relative importance):

  •
  the fact that the value of the Merger Consideration payable to Mobile Mini stockholders could increase in the event that the value of WillScot Class A Common Stock or the value of the WillScot's businesses increases prior to the completion of the Merger;

  •
  the fact that, under specified circumstances, WillScot may be required to pay a $66.6 million termination fee in the event the Merger Agreement is terminated and the effect this could have on WillScot, including the possibility that the termination fee payable by WillScot to Mobile Mini upon the termination of the Merger Agreement in specified circumstances could discourage some potential transaction counterparties from making a transaction proposal, although the WillScot Board believes that the termination fee is reasonable in amount and would not unduly deter any other party that might be interested in combining with WillScot;

  •
  That if WillScot were to receive an Alternative Acquisition Proposal that the WillScot Board determines constitutes or would reasonably be expected to result in a Superior Proposal, although the WillScot Board would be able, subject to certain conditions, to consider the Superior Proposal and change its recommendation that WillScot stockholders vote in favor of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal, WillScot could not terminate the Merger Agreement in connection with only a change of recommendation by the WillScot Board;

  •
  Mobile Mini's right, subject to certain conditions, to respond to and negotiate certain Alternative Acquisition Proposals, as well as Mobile Mini's right, under certain circumstances, to change its recommendation that Mobile Mini stockholders vote in favor of the Mobile Mini Merger Proposal;

  •
  the risk that the $57.086 million termination fee Mobile Mini may be required to pay WillScot in the event the Merger Agreement is terminated under specified circumstances may not be sufficient to compensate WillScot for the harm it might suffer as a result of such termination;

  •
  the fact that the market price of WillScot Class A Common Stock could be affected by many factors if the Merger Agreement were terminated, including: (i) the reason or reasons for such termination and whether such termination resulted from factors adversely affecting WillScot, (ii) the possibility that, as a result of the termination of the Merger Agreement, potential future transaction partners may consider WillScot to be a less attractive transaction partner and (iii) the possible sale of WillScot Class A Common Stock by short-term investors following an announcement that the Merger Agreement was terminated, which could exacerbate an already enhanced risk of volatility;

  •
  the risk of any potential action or inaction by WillScot or any other party causing the Merger to lose its tax-free qualification;

  •
  the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the other transactions contemplated thereby, including costs to achieve expected synergies;

  •
  the challenges inherent in combining the businesses of WillScot and Mobile Mini;

  •
  potential uncertainties and risks associated with Mobile Mini's Tank and Pump operations and operations in the U.K.;

  •
  the potential impact on the retention of employees in the Baltimore area and on the greater Baltimore community;

  •
  the challenges inherent in relocating WillScot's corporate headquarters to Phoenix, Arizona;

  •
  the restrictions in the Merger Agreement on WillScot's conduct of business prior to the completion of the Merger, which could delay or prevent WillScot from undertaking business opportunities that may arise, or taking other actions with respect to its operations that the WillScot Board and management might believe are appropriate or desirable;

  •
  the fact that there can be no assurance that all conditions to the parties' obligations to complete the Merger will be satisfied;

  •
  the fact that the completion of the Merger would require approval under or expiration or termination of the applicable waiting periods under the HSR Act, the risk that the FTC or the DOJ may not approve the Merger or may impose terms and conditions on such approvals that exceed the provisions that WillScot and Mobile Mini agreed to in the Merger Agreement or otherwise adversely affect the business and financial results of the Combined Company, and the amount of time that might be required to obtain such required approvals;

  •
  the risk that the WillScot stockholders do not approve the WillScot Stock Issuance Proposal and/or the Combined Company Charter Amendment Proposal and/or the Mobile Mini stockholders do not approve the Mobile Mini Merger Proposal;

  •
  the impact of the announcement, pendency or completion of the Merger, or the failure to complete the Merger, on WillScot's relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical and other personnel), customers and suppliers;

  •
  the risk of litigation, injunctions or other legal proceedings related to the transactions contemplated by the Merger Agreement;

  •
  developments related to the COVID-19 outbreak, which was in its early stages in the U.S., and its potential effects on the general economy, the Combined Company and capital markets; and

  •
  the risks of the type and nature described under "Risk Factors," and the matters described under "Cautionary Note Regarding Forward-Looking Statements."

        The WillScot Board believed that, overall, the Merger and the other transactions contemplated by the Merger Agreement were a unique opportunity, and after taking into account the foregoing risks, the WillScot Board determined that because the future of the Combined Company was so attractive and promising, the Merger and the other transactions contemplated by the Merger Agreement were overwhelmingly in the interest of WillScot stockholders.

        This discussion of the information and factors considered by the WillScot Board in reaching its conclusions and recommendation includes the principal factors considered by the WillScot Board, but is not intended to be exhaustive and may not include all of the factors considered by the WillScot Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the WillScot Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and to make its recommendation to WillScot stockholders. Rather, the WillScot Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of WillScot's management and WillScot's advisors, as well as the directors' individual experiences and expertise. In addition, individual members of the WillScot Board may have assigned different weights to different factors.

        WillScot's executive officers may have interests in the Merger that are different from, or in addition to, those of WillScot stockholders generally. The WillScot Board was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to WillScot stockholders. For a discussion of these interests, see the section entitled "The Merger—Interests of Certain of WillScot's Directors and Executive Officers in the Merger."

        The WillScot Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were fair to and in the best interests of WillScot and its stockholders and approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, the WillScot Board unanimously recommends that WillScot stockholders vote "FOR" the WillScot Stock Issuance Proposal, "FOR" the Combined Company Charter Amendment Proposal, "FOR" the 2020 Incentive Plan Proposal and "FOR" the WillScot Adjournment Proposal at the WillScot special meeting.

        The WillScot Board and management team have a track record of engagement with WillScot stockholders and the wider investment community, including through participation in industry conferences, with respect to variety of company-specific announcements and near-and-long term trends in sectors and geographies within which the company operates. During the relevant periods, the WillScot Board considered the public statements made by certain industry participants and other information obtained in the ordinary course through the company's engagement with the investment community, relating to the Merger (see the section entitled "The Merger—Background of the Merger"). Based on the considerations above, WillScot's Board continues to believe that the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of WillScot and its stockholders.

Mobile Mini Board's Recommendation and Reasons for the Merger

  Mobile Mini Board's Recommendation

        On March 1, 2020, the Mobile Mini Board, by a vote of ten to one directors, (1) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to and in the best interest of the Mobile Mini stockholders, (2) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby (including the Merger), (3) directed that the approval and adoption of the Merger Agreement and the Merger be submitted to a vote at a meeting of the Mobile Mini stockholders and (4) recommended the approval and adoption of the Merger Agreement and the Merger by the Mobile Mini stockholders.

  Mobile Mini Board's Reasons for the Merger

        In evaluating the Merger Agreement and the transactions contemplated by it (including the Merger), the Mobile Mini Board consulted with Mobile Mini's management and legal and financial advisors and, in reaching its decision to approve the Merger Agreement and to recommend that Mobile Mini stockholders vote "FOR" the Mobile Mini Merger Proposal, the Mobile Mini Board considered a variety of factors, including the following (which are not necessarily in order of their relative importance):

  •
  The fact that the Mobile Mini Board, with the assistance of Mobile Mini's management and legal counsel and Barclays and Goldman Sachs, had undertaken a strategic review of Mobile Mini's potential strategic alternatives, including a potential sale of Mobile Mini to either a strategic or private equity buyer, the Merger, an alternative transaction structure to the Merger in which WillScot would be acquired by Mobile Mini, Mobile Mini's pursuit of strategic acquisitions within Mobile Mini's current business lines and geographic footprint, the divestiture of certain business units alone or in combination with the previously-mentioned strategic acquisition, and remaining an independent business, standalone or in conjunction with incremental stock buybacks;

  •
  The fact that the Merger presented long term growth opportunities as compared to the opportunities for inorganic growth within Mobile Mini's existing business lines and geographic footprint, which Mobile Mini explored beginning in the first quarter of 2019 into the fourth quarter of 2019;

  •
  The relative size and scale of Mobile Mini and other companies within the equipment leasing industry along with other competitors of Mobile Mini;

  •
  The evolving competitive landscape and the growth, in particular since 2015 when Mobile Mini divested its mobile office fleet, in customers seeking managed services of bundled products of containers, mobile offices and other products, along with the entrance of other large equipment rental competitors who are offering such bundled services;

  •
  The reaction from Mobile Mini stockholders and other market participants following the publication of a report on September 11, 2019 that The Donerail Group was pushing Mobile Mini to explore a sale, as well as extensive engagement with other Mobile Mini stockholders both in the lead up to, and following, such publication;

  •
  The fact that the combination with WillScot would create an industry leading specialty leasing platform with a highly predictable modular space and portable storage leasing portfolio, complementary capabilities, and a strengthened customer value proposition;

  •
  The significant near- and long-term benefits expected to result from combining WillScot's leading modular space capabilities with Mobile Mini's leading portable storage solutions, including the expectation that the Combined Company would benefit from a diverse customer base and end-market mix, a broad geographic footprint, increased scale, and multiple levers for growth driven by enhanced product and service offerings as well as significant cost savings, all of which are highly beneficial in the competitive landscape;

  •
  The expected $50 million in annualized run-rate cost synergies, 80% of which are expected to be captured by the end of the second year following the closing of the Merger;

  •
  The potentially significant accelerated or incremental long-term revenue opportunities expected to be generated from combining distinct but complementary portfolios with leading brands, broad geographic footprint and expanded fleet ideally positioned to benefit from cross-selling of WillScot's VAPS and "Ready to Work" solutions and Mobile Mini's managed services offerings;

  •
  WillScot's track record of successfully integrating the ModSpace, Tyson and Acton acquisitions, while driving over $70 million of annual cost synergies;

  •
  The expectation that the Combined Company would benefit from diversified and predictable lease revenue streams and generate robust free cash flow and have a strong balance sheet and significant capital allocation flexibility that would further grow and enhance the Combined Company's ability to generate superior returns for the Mobile Mini stockholders;

  •
  The structure of the transaction as a merger of equals;

  •
  The fact that the Combined Company's headquarters would be located in Phoenix, Arizona due to the lower operating costs of that location relative to WillScot's Baltimore headquarters;

  •
  The perceived cultural alignment between Mobile Mini and WillScot that would facilitate integration and implementation of the Merger;

  •
  The current Chief Executive Officer of Mobile Mini, with a strong reputation as a leader in the storage solutions industry, would be President and Chief Operating Officer of the Combined Company for an initial term of two years;

  •
  The current Chief Executive Officer of WillScot would be Chief Executive Officer of the Combined Company for an initial term of two years and the Combined Company Board would be required to determine whether to renew such individual's appointment as Chief Executive Officer at least 60 days prior to the end of his initial term;

  •
  The current General Counsel of Mobile Mini would be the Senior Vice President, General Counsel and Secretary of the Combined Company for an initial term of three years;

  •
  A strong management team drawn from both Mobile Mini and WillScot would work together to integrate the two companies, including the fact that the Mobile Mini Board had the opportunity to interview certain members of the management team that were drawn from WillScot;

  •
  The three-year business and operating plan for the Combined Company was agreed upon by the management teams of Mobile Mini and WillScot at the signing of the Merger Agreement which provides, among other things, that the Combined Company would utilize the SAP operating system, because of Mobile Mini's senior management's view that Mobile Mini is more advanced in its use of technology in operations which could be used to advantage WillScot's business, and the branch and field operating and sales structure, which Mobile Mini's senior management team believes are key to the ongoing success of Mobile Mini's portable storage business;

  •
  Until the 2023 Annual Stockholders Meeting, certain changes to the three-year business and operating plan, including to the provisions pertaining to the Combined Company's headquarters, operating system and branch and sales structure, would require Supermajority Approval;

  •
  The governance terms in the Merger Agreement and the A&R Charter and the A&R Bylaws, which provide, among other things, that until the 2023 Annual Stockholders Meeting:

  •
  the 11 directors of the Combined Company Board would include five of Mobile Mini's directors as of immediately prior to the closing of the Merger and the current chairman of the Mobile Mini Board would be the chairman of the Combined Company Board;

  •
  the class designations of each member of the Combined Company Board would be provided in the by-laws;

  •
  each standing committee of the Combined Company Board (other than a customary pricing committee to approve pricing in capital markets transactions) would have equal representation from directors of each of the two companies;

  •
  the Nominating and Corporate Governance Committee would have the authority to approve the board composition and officer slate for each subsidiary of the Combined Company; and

  •
  any change to the foregoing provisions would require Supermajority Approval;

  •
  The initial Combined Company Board would have seven directors who would be independent under applicable SEC, Code and stock exchange rules;

  •
  The Exchange Ratio is fixed (and would not be adjusted for fluctuations in the market price of shares of WillScot Class A Common Stock or Mobile Mini Common Stock), consistent with the principles underlying the merger of equals structure of the Merger;

  •
  Developments, including Mobile Mini's and WillScot's financial performance, since Mobile Mini and WillScot first agreed in principle to an exchange ratio on December 24, 2019 and further negotiation to ensure that the Exchange Ratio resulted in the same pro forma ownership by Mobile Mini stockholders and WillScot stockholders as was negotiated on December 24, 2019;

  •
  The opportunity that Mobile Mini stockholders would have to participate in the future performance of the Combined Company, including the cost and revenue synergies realized as a result of the combination, because holders of outstanding shares of Mobile Mini Common Stock as of immediately prior to the closing of the Merger would hold approximately 46% of the outstanding shares of Combined Company Common Stock immediately after closing of the Merger;

  •
  The fact that the shares of WillScot Common Stock that Mobile Mini stockholders would receive pursuant to the Merger Agreement would be registered and freely tradable following the closing of the Merger;

  •
  The fact that the Combined Company would have only one class of common stock following the closing of the Merger and that the exchange ratio for the exchange of Sapphire Holding's shares of WSHC Stock is fixed and would not be adjusted;

  •
  The fact that the TDR Parties would be subject to a customary standstill, a six-month lock-up and certain sell-down restrictions (both volume, timing and manner of sale related) with respect to their stake in the Combined Company;

  •
  The fact that the Combined Company Board would have a related party transactions committee to review any transactions between the Combined Company, on the one hand, and the TDR Parties and their affiliates, on the other hand;

  •
  The fact that the size of the TDR Parties' stake in the Combined Company, as compared to the size of the TDR Parties' stake in WillScot, eliminates the change of control risk posed by the TDR Margin Loan with respect to the Combined Company's debt;

  •
  Mobile Mini's right under the Merger Agreement to continue to pay its regular quarterly dividends through the closing of the Merger and also pay the Mobile Mini Special Dividend;

  •
  The fact that WillScot, as well as Mobile Mini, has agreed to use its reasonable best efforts to obtain the necessary approvals and clearances required under applicable antitrust laws to effect the Merger, including to agree to take actions required by any relevant antitrust authority that would not reasonably be expected to have a regulatory adverse effect as more fully described in the section entitled "The Merger Agreement—Covenants and Agreements—Efforts to Obtain Regulatory Approval," coupled with the view of the Mobile Mini Board, after discussions with Mobile Mini's legal advisors, that the Merger is likely to be completed in a timely manner without the imposition by any relevant antitrust authority of any condition or requirement that would be sufficiently material to preclude the Merger;

  •
  The reports received by the Mobile Mini Board of the results of Mobile Mini's diligence of WillScot's financial, tax, accounting, operational, regulatory, legal, human resources, information technology and business affairs, including Mobile Mini's due diligence review of the remaining synergies that are yet to be obtained from WillScot's past acquisitions;

  •
  The expectation that the NOLs of both Mobile Mini and WillScot would survive the Merger without any material limitations;

  •
  The general familiarity of the Mobile Mini Board and Mobile Mini's management with the WillScot businesses;

  •
  The recommendation of Mobile Mini's senior management in favor of the Merger, and their conclusion that there was a compelling rationale for a combination with WillScot given the strategic, operational and financial benefits from the Merger, including greater scale and reach across portable storage and modular space offerings that would produce a unique operating model, complementary offerings that would provide significant cross-selling opportunities in addition to demonstrable cost synergies, a diversified end-market mix which would enhance the customer base, and that the Combined Company would have a strong revenue growth trajectory, rapid deleveraging capability through superior cash flow conversion and synergy benefit, and a healthy capital allocation balance;

  •
  The expected tax-free treatment of the Merger for U.S. federal income tax purposes to Mobile Mini stockholders and the agreement of Mobile Mini and WillScot that the obligations of each of Mobile Mini and WillScot to complete the Merger are conditioned on the receipt by each party of a tax opinion from its outside counsel regarding the same, as more fully described in the section entitled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger";

  •
  The oral opinion of Barclays to the Mobile Mini Board on March 1, 2020, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date, and based upon and subject to the qualifications, limitations and assumptions set forth in Barclays' written opinion, from a financial point of view, the Exchange Ratio offered to the Mobile Mini stockholders (other than WillScot and its affiliates and the holders of any Excluded Shares) in the Merger was fair to such stockholders, as more fully described under the section entitled "The Merger—Opinions of Mobile Mini's Financial Advisors—Opinion of Barclays Capital Inc." and the full text of the written opinion of Barclays, which is attached as Annex H to this joint proxy statement/prospectus;

  •
  The oral opinion of Goldman Sachs to the Mobile Mini Board on March 1, 2020, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the Mobile Mini stockholders (other than WillScot and its affiliates), as more fully described under the section entitled "The Merger—Opinions of Mobile Mini's Financial Advisors—Opinion of Goldman Sachs & Co. LLC", and the full text of the written opinion of Goldman Sachs, which is attached as Annex I to this joint proxy statement/prospectus;

  •
  Barclays' and Goldman Sachs' analysis, based upon the Prospective Financial Information and the Projected Synergies furnished to and approved for use by Barclays and Goldman Sachs by Mobile Mini, of the relative contributions of Mobile Mini and WillScot to certain financial ratios of the Combined Company compared to the pro forma ownership of the Combined Company by Mobile Mini stockholders and WillScot stockholders;

  •
  Certain analyses, based upon the Combined Company Projections and the Projected Synergies furnished to and approved for use by Barclays and Goldman Sachs by Mobile Mini, performed by Barclays and Goldman Sachs for the reference of the Mobile Mini Board, including of premiums paid by acquirors in comparable merger of equal transactions and of the relative value creation opportunity for each of the Mobile Mini stockholders and WillScot stockholders;

  •
  The Voting Agreement entered into by the TDR Parties pursuant to which Sapphire Holding would, subject to certain exceptions, vote all of the issued and outstanding shares of WillScot Common Stock beneficially owned by it, representing 48.24% of the issued and outstanding shares of WillScot Common Stock, in favor of the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the WillScot Adjournment Proposal;

  •
  The fact that WillScot entered into the Commitment Letter in connection with the Merger Agreement pursuant to which certain financial institutions are committed to providing certain financing to the Combined Company at the Effective Time;

  •
  Mobile Mini's ability under the Merger Agreement, subject to certain conditions, to provide information to and engage in discussions or negotiations with third parties that make unsolicited Alternative Acquisition Proposals;

  •
  That if Mobile Mini were to receive an Alternative Acquisition Proposal that the Mobile Mini Board determines constitutes or would reasonably be expected to result in a Superior Proposal, the Mobile Mini Board would be able, subject to certain conditions, to consider the Superior Proposal and change its recommendation that Mobile Mini stockholders vote in favor of the Mobile Mini Merger Proposal;

  •
  The right of the Mobile Mini Board, subject to certain conditions, to change its recommendation to Mobile Mini stockholders to vote "FOR" the Mobile Mini Merger Proposal in response to a proposal to acquire Mobile Mini that is superior to the Merger or an Intervening Event with respect to Mobile Mini if the Mobile Mini Board determines that failure to take such action would be inconsistent with its fiduciary duties under applicable law provided that Mobile Mini pays a termination fee of $57.086 million, which the Mobile Mini Board believed is reasonable in light of, among other things, the benefits of the Merger to Mobile Mini stockholders, the typical size of such fees in similar transactions and the likelihood that such a fee would not preclude or unreasonably restrict the emergence of Alternative Acquisition Proposals;

  •
  The ability of Mobile Mini's stockholders to vote "FOR" or "AGAINST" the Mobile Mini Merger Proposal, with generally no termination fee being payable by Mobile Mini to WillScot if the Mobile Mini stockholders do not approve the Mobile Mini Merger Proposal and the Mobile Mini Board has not changed its recommendation to Mobile Mini stockholders to vote "FOR" the Mobile Mini Merger Proposal and Mobile Mini has not breached certain provisions of the Merger Agreement;

  •
  The inability of WillScot to terminate the Merger Agreement in connection with the WillScot Board changing its recommendation to the WillScot stockholders to vote "FOR" the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal, and the ability of Mobile Mini to terminate the Merger Agreement prior to the WillScot stockholders meeting if the WillScot Board changes its recommendation to the WillScot stockholders to vote "FOR" the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal or breaches certain provisions of the Merger Agreement and to receive from WillScot a termination fee of $66.6 million under those circumstances or in certain other circumstances in which WillScot enters into and consummates an agreement for an alternative transaction within 12 months after the termination of the Merger Agreement or enters into an agreement for an alternative transaction (which is ultimately consummated within or after 12 months after termination of the Merger Agreement);

  •
  The Mobile Mini Board's conclusion, after consultation with Mobile Mini's legal advisors, that the provisions of the Merger Agreement providing for the Mobile Mini Board's ability to respond to an Alternative Acquisition Proposal and change its recommendation to Mobile Mini stockholders to vote in favor of the adoption of the Merger Agreement are customary and reasonable for transactions of this type;

  •
  The outside date under the Merger Agreement, taking into account the ability of Mobile Mini or WillScot to extend the initial December 1, 2020 outside date in specified circumstances (as more fully described in the section entitled "The Merger Agreement—Termination"), which is expected to allow for sufficient time to complete the Merger; and

  •
  The ability of Mobile Mini to seek specific performance of WillScot's obligations under the Merger Agreement.

        In its deliberations regarding the Merger, the Mobile Mini Board also weighed the opportunities and advantages described above against a number of uncertainties, risks and potential negative factors concerning the Merger, including the following (which are not necessarily in order of their relative importance):

  •
  The fact that the Exchange Ratio is fixed under the Merger Agreement, meaning that the trading value of the Merger Consideration, consisting of 2.4050 shares of WillScot Class A Common Stock for each share of Mobile Mini Common Stock, upon consummation of the Merger might be more or less than the trading value of such consideration on the date of the execution of the Merger Agreement;

  •
  The possibility that Mobile Mini's financial performance may exceed WillScot's financial performance, as was the case in the fourth calendar quarter of 2019;

  •
  The risk that the Merger may not be completed despite the parties' efforts, even if the requisite approvals are obtained from Mobile Mini stockholders and WillScot stockholders, including the possibility that certain conditions to the Merger may not be satisfied;

  •
  The fact that the Merger could be pending for 12 months if the condition to the Merger relating to the receipt of the required regulatory approvals is not satisfied by March 1, 2021 and the resulting potential for diversion of Mobile Mini management focus for such an extended period of time, coupled with the possible adverse effects of the pendency of the Merger on Mobile Mini's employees, customers, providers, suppliers and regulatory and other business relationships, in particular if the Merger is not completed;

  •
  The restrictions under the terms of the Merger Agreement on the conduct of Mobile Mini's business prior to the closing of the Merger, as more fully described in the section entitled "The Merger Agreement—Covenants and Agreements—Conduct of Business," which could delay or prevent Mobile Mini from undertaking material strategic opportunities that might arise during the pendency of the closing of the Merger, to the detriment of Mobile Mini's stockholders, in particular if the Merger is not completed;

  •
  The possibility that the $66.6 million termination fee payable by WillScot to Mobile Mini in specified circumstances may not fully compensate Mobile Mini for the harm it would suffer if the Merger Agreement is terminated and the Merger does not occur;

  •
  The right of the WillScot Board, subject to certain conditions, to change its recommendation to WillScot stockholders to vote "FOR" the WillScot Share Issuance Proposal and the Combined Company Charter Amendment Proposal in response to a Superior Proposal to acquire WillScot or an Intervening Event with respect to WillScot if the WillScot Board determines that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

  •
  The possibility that Mobile Mini would be required to pay WillScot a termination fee of $57.086 million under certain conditions, as more fully described in the section entitled "The Merger Agreement—Expenses and Termination Fees," and the effect this could have on Mobile Mini, including the possibility that such termination fee could discourage some potential transaction counterparties from making a transaction proposal, although the Mobile Mini Board believes that the termination fee is reasonable in amount and would not unduly deter any other party that might be interested in combining with Mobile Mini;

  •
  The fact that the TDR Parties would beneficially own approximately 26% of the Combined Company Common Stock, including the possible effects that any sale of such stake would have on the Combined Company's stock price;

  •
  The fact that the TDR Parties are free to vote their shares of Combined Company Common Stock without any limitations and that the Combined Company would not have any preferential right to purchase the TDR Parties' stake in any proposed sale of such shares by the TDR Parties;

  •
  The risk the TDR Margin Loan imposes on WillScot, the Merger and the Voting Agreement since lenders to TDR Margin Loan could exercise a collateral call if the share price of WillScot Class A Common Stock falls by more than 70% of the share price for WillScot Class A Common Stock on the date of the Merger Agreement;

  •
  The risk the TDR Margin Loan imposes on the Combined Company since lenders to the TDR Margin Loan could exercise a collateral call in the event the trading price of Combined Company Common Stock significantly falls and the impact that any such sale would have on the trading price of Combined Company Common Stock;

  •
  The historical influence of a controlling stockholder on a company's culture, governance and operation;

  •
  The risk of not capturing all of the anticipated cost synergies and other benefits of the Merger might not be realized, and the significant costs associating with entering into and consummating the Merger Agreement and achieving the Projected Synergies;

  •
  The risk that the governance model, the three-year business plan and operating model and the limitations on the ability of the Combined Company Board to amend certain provisions therein could be rigid and limit the Combined Company's operations following the consummation of the Merger;

  •
  The risk that the cultures of the two companies may not be as compatible as anticipated;

  •
  Mr. Martell's intention to vote against the approval and adoption of the Merger Agreement at the March 1, 2020 meeting of the Mobile Mini Board; and

  •
  The risks described in the section entitled "Risk Factors".

        In addition, the Mobile Mini Board was aware of and considered that Mobile Mini's directors and executive officers may receive in connection with the Merger certain benefits that are different from, and in addition to, those of Mobile Mini's other stockholders, including new employment agreements and compensation arrangements for certain executive officers (see the section entitled "The Merger—Interests of Mobile Mini's Directors and Executive Officers in the Merger").

        The Mobile Mini Board considered the foregoing factors as a whole and concluded that the positive factors described above significantly outweighed the potential negative factors concerning the Merger. Accordingly, the Mobile Mini Board determined that entering into the Merger Agreement is in the best interests of Mobile Mini's stockholders, and resolved to recommend to Mobile Mini stockholders that they vote to adopt the Merger Agreement.

        The foregoing discussion of the material factors considered by the Mobile Mini Board in its consideration of the Merger is not intended to be exhaustive, but does set forth the principal factors considered by the Mobile Mini Board. In light of the number and wide variety of factors considered in connection with the evaluation of the Merger, and the complexity of these matters, the Mobile Mini Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights or values to the specific factors it considered in reaching its final decision to approve the Merger Agreement. The Mobile Mini Board made its decision to approve the Merger Agreement based on all of the information available to it and the factors presented to and considered by it, including its experience and history. In addition, individual directors may themselves have given different weight to different factors.

        The factors, potential risks and uncertainties contained in this explanation of Mobile Mini's reasons for the Merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Note Regarding Forward-Looking Statements."

View of Dissenting Mobile Mini Director

        At the March 1, 2020 meeting of the Mobile Mini Board in which the Mobile Mini Board, among other things, approved and adopted the Merger Agreement, James J. Martell voted against such approval and adoption. Mr. Martell does not believe that the Merger represents the best strategic alternative for Mobile Mini and its stockholders due to: the different business lines of Mobile Mini and WillScot; the integration risks in the combination resulting from the different operating and incentive models, governance approaches, cultures, business focuses and strategies, and approaches to the use of technology; the challenges Mr. Martell sees resulting from such differences for the Combined Company Board and the management team of the Combined Company; the differences in the two companies' historical financial performance and Mr. Martell's assessment of their respective financial momentum and prospective trajectories; Mr. Martell's belief that the business combination would not drive growth for Mobile Mini's stockholders because it would dilute, in Mr. Martell's opinion, Mobile Mini's superior economic characteristics; Mr. Martell's concerns over the level of revenue synergies in the combination due to the largely different customer bases of the two companies, and that, when Mobile Mini divested its mobile office fleet in 2015, 3% of Mobile Mini's customers had both a mobile office and storage container on rent; and Mr. Martell's concerns regarding the benefits of scale resulting from the combination. Mr. Martell also notified Mobile Mini in writing that he intends to vote his shares of Mobile Mini Common Stock against the Mobile Mini Merger Proposal.

Opinions of WillScot's Financial Advisors

Opinion of Morgan Stanley & Co. LLC

        WillScot retained Morgan Stanley to provide it with financial advisory services in connection with the proposed Merger. WillScot selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation, and its knowledge of the business and affairs of WillScot. As part of this engagement, the WillScot Board requested that Morgan Stanley evaluate the fairness, from a financial point of view, to WillScot of the Exchange Ratio pursuant to the Merger Agreement. On March 1, 2020, at a meeting of the WillScot Board, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of March 1, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to WillScot.

        The full text of the written opinion of Morgan Stanley delivered to the WillScot Board, dated March 1, 2020, is attached to this joint proxy statement/prospectus as Annex F and is incorporated herein by reference in its entirety. You should read Morgan Stanley's written opinion and this summary of Morgan Stanley's opinion carefully and in their entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such written opinion. Morgan Stanley's opinion was directed to the WillScot Board, in its capacity as such, and addressed only the fairness from a financial point of view to WillScot of the Exchange Ratio pursuant to the Merger Agreement as of the date of such opinion. Morgan Stanley's opinion did not address any other aspects or implications of the Merger. Morgan Stanley's opinion did not in any manner address the price at which the shares of Combined Company Common Stock would trade following the Merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of WillScot Common Stock or Mobile Mini Common Stock as to how such holder should vote at the WillScot special meeting or

Mobile Mini special meeting, as applicable, or whether to take any other action with respect to the Merger.

        For purposes of rendering its opinion, Morgan Stanley:

  •
  reviewed certain publicly available financial statements and other business and financial information of Mobile Mini and WillScot, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Mobile Mini and WillScot, respectively;

  •
  reviewed certain financial projections prepared by the managements of Mobile Mini and WillScot, respectively;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Mobile Mini and WillScot, respectively;

  •
  discussed the past and current operations and financial condition and the prospects of Mobile Mini, including information relating to certain strategic, financial and operational benefits anticipated from the Merger with management of Mobile Mini;

  •
  discussed the past and current operations and financial condition and the prospects of WillScot, including information relating to certain strategic, financial and operational benefits anticipated from the Merger with management of WillScot;

  •
  reviewed the pro forma impact of the Merger on WillScot's earnings per share, cash flow, consolidated capitalization and certain financial ratios;

  •
  reviewed the reported prices and trading activity for Mobile Mini Common Stock and WillScot Common Stock;

  •
  compared the financial performance of Mobile Mini and WillScot and the prices and trading activity of Mobile Mini Common Stock and WillScot Common Stock with that of certain other publicly-traded companies comparable with Mobile Mini and WillScot, respectively, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in certain discussions and negotiations among representatives of Mobile Mini and WillScot and certain parties and their respective financial and legal advisors;

  •
  reviewed the Merger Agreement, the draft Commitment Letter and certain related documents; and

  •
  reviewed such other documents, performed such other analyses, and considered such other factors as Morgan Stanley deemed appropriate.

        Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by WillScot and Mobile Mini, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of WillScot and Mobile Mini of the future financial performance of WillScot and Mobile Mini. In addition, Morgan Stanley assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger would be treated as a tax-free reorganization, pursuant to the Code, that WillScot will obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to it. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of WillScot and Mobile Mini and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Mobile Mini's officers, directors or employees, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of shares of Mobile Mini Common Stock in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Mobile Mini or WillScot, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

Summary of Financial Analyses of Morgan Stanley

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the WillScot Board, each dated March 1, 2020. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 28, 2020, the most recent trading day prior to Morgan Stanley's presentation to the WillScot Board of its financial analysis on March 1, 2020. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

        In performing the financial analyses summarized below and in arriving at its opinion, at the direction of the WillScot Board, Morgan Stanley utilized and relied upon certain financial projections relating to WillScot and Mobile Mini, each provided by WillScot management and Mobile Mini management, respectively. The financial projections are more fully described in "The Merger—Certain Unaudited Prospective Financial Information."

Discounted Cash Flow Analysis

        Morgan Stanley performed a discounted cash flow analysis on both WillScot and Mobile Mini based on estimates of future cash flows from June 30, 2020 through December 31, 2024 and calculated a terminal value at the end of such projection period.

WillScot Discounted Cash Flow Analysis

        With respect to WillScot, Morgan Stanley calculated a range of implied total equity values of WillScot and values per share of WillScot Common Stock based on estimates of future unlevered free cash flows from June 30, 2020 through December 31, 2024. Morgan Stanley first calculated the present value of the unlevered free cash flows (defined as net cash provided by operating activities prior to after-tax interest expense, minus or plus, net cash used in or provided by investing activities and excludes tax savings from the use of net operating losses) of WillScot based on estimates by WillScot management. Morgan Stanley then calculated a terminal value range for WillScot by applying a perpetuity growth rate of 2.5%, based on Morgan Stanley's professional judgment, to the unlevered free cash flow of WillScot for the terminal year. Morgan Stanley then discounted the unlevered free cash flow and terminal value to present value as of June 30, 2020 using discount rates of 6.1% to 7.4%, representing the range of discount rates for WillScot selected by Morgan Stanley based on Morgan Stanley's estimation of WillScot's weighted average cost of capital. Morgan Stanley then added the present value of tax savings from net operating losses (discounted by the applicable weighted average cost of capital) and deducted the net debt of WillScot from the resulting value to derive equity value. Net debt was based on WillScot's management projections of net debt as of June 30, 2020.

        Based on the above-described analysis, Morgan Stanley derived a range of implied values per share of WillScot Common Stock as of June 30, 2020 of $28.66 to $41.58.

Mobile Mini Discounted Cash Flow Analysis

        With respect to Mobile Mini, Morgan Stanley calculated a range of implied total equity values of Mobile Mini and values per share of Mobile Mini Common Stock based on estimates of future unlevered free cash flows from June 30, 2020 through December 31, 2024. Morgan Stanley first calculated the present value of the unlevered free cash flows (defined as net cash provided by operating activities prior to after-tax interest expense, minus or plus, net cash used in or provided by investing activities and excludes tax savings from the use of net operating losses) of Mobile Mini based on estimates by Mobile Mini management. Morgan Stanley then calculated a terminal value range for Mobile Mini by applying a perpetuity growth rate of 2.5%, based on Morgan Stanley's professional judgment, to the unlevered free cash flow of Mobile Mini for the terminal year. Morgan Stanley then discounted the unlevered free cash flow and terminal value to present value as of June 30, 2020 using discount rates of 5.1% to 6.4%, representing the range of discount rates for Mobile Mini selected by Morgan Stanley based on Morgan Stanley's estimation of Mobile Mini's weighted average cost of capital. Morgan Stanley then added the present value of tax savings from net operating losses and impact of accelerated depreciation and amortization (discounted by the applicable weighted average cost of capital) and deducted the net debt of Mobile Mini from the resulting value to derive equity value. Net debt was based on Mobile Mini's management projections of net debt as of June 30, 2020.

        Based on the above-described analysis, Morgan Stanley derived a range of implied values per share of Mobile Mini Common Stock as of June 30, 2020 of $65.68 to $105.41.

Exchange Ratio Implied by Discounted Cash Flow Analysis

        Morgan Stanley calculated the exchange ratio range implied by the discounted cash flow analyses. Morgan Stanley compared the lowest implied per share value for Mobile Mini Common Stock to the highest implied per share value for WillScot Common Stock to derive the lowest exchange ratio implied by the analyses. Similarly, Morgan Stanley compared the highest implied per share value for Mobile Mini Common Stock to the lowest implied per share value for WillScot Common Stock to derive the highest exchange ratio implied by the analyses. The implied exchange ratio range resulting from the analysis was 1.58x to 3.68x. Morgan Stanley noted that the Merger Agreement provided for an exchange ratio of 2.4050x.

Discounted Equity Value Analysis

        For each of WillScot and Mobile Mini, Morgan Stanley performed a discounted equity value analysis, which is designed to provide an indication of the present value of a company's equity as a function of such company's estimated future financial performance and illustrative trading multiple. For purposes of this section reference to EBITDA refers to "Adjusted EBITDA" as more fully described in "The Merger—Certain Unaudited Prospective Financial Information."

WillScot Discounted Equity Value—based on aggregate value to EBITDA multiple

        Morgan Stanley calculated the discounted equity value per share of WillScot Common Stock as of June 30, 2020. To calculate the discounted equity value per share of WillScot Common Stock, Morgan Stanley utilized calendar year 2023 EBITDA based on the financial forecasts provided by WillScot management. Morgan Stanley calculated the future aggregate value of WillScot at December 31, 2021 by applying an aggregate value to EBITDA multiple range of 7.1x to 9.1x to the estimated calendar year 2023 EBITDA based on the financial forecasts provided by WillScot management. This multiple range was derived based on Morgan Stanley's professional judgment after analyzing the aggregate value to 2 year forward EBITDA multiple that shares of WillScot Common Stock traded on February 28, 2020. To arrive at the implied equity value of WillScot, Morgan Stanley then deducted from the implied aggregate value WillScot's estimated net debt as of December 31, 2021. The resulting equity value was then discounted to June 30, 2020 using a cost of equity for WillScot of 8.5% based on Morgan Stanley's estimate of WillScot's cost of equity derived using the capital asset pricing model. This analysis resulted in a range of implied values per share of WillScot Common Stock of $18.82 to $26.05.

Mobile Mini Discounted Equity Value—based on aggregate value to EBITDA multiple

        Morgan Stanley calculated the discounted equity value per share of Mobile Mini Common Stock as of June 30, 2020. To calculate the discounted equity value per share of Mobile Mini Common Stock, Morgan Stanley utilized calendar year 2023 EBITDA based on the financial forecasts provided by Mobile Mini management. Morgan Stanley calculated the future aggregate value of Mobile Mini at December 31, 2021 by applying an aggregate value to EBITDA multiple of 8.8x to 10.8x to the estimated calendar year 2023 EBITDA based on the financial forecasts provided by Mobile Mini management. This multiple range was derived based on Morgan Stanley's professional judgment after analyzing the aggregate value to 2 year forward EBITDA multiple that shares of Mobile Mini Common Stock traded on February 28, 2020. To arrive at the implied equity value of Mobile Mini, Morgan Stanley then deducted from the implied aggregate value Mobile Mini's estimated net debt as of December 31, 2021. The resulting equity value was then discounted to June 30, 2020 using a cost of equity for Mobile Mini of 7.1% based on Morgan Stanley's estimate of Mobile Mini's cost of equity derived using the capital asset pricing model. The results were then adjusted to account for the value of the Mobile Mini dividend on a per share basis. This analysis resulted in a range of implied values per share of Mobile Mini Common Stock of $42.55 to $54.35.

Exchange Ratio Implied by Discounted Equity Value Analysis—based on aggregate value to EBITDA multiple

        Morgan Stanley then calculated the exchange ratio range implied by the discounted equity value analysis. Morgan Stanley compared the lowest implied equity value per share of Mobile Mini Common Stock to the highest implied equity value per share of WillScot Common Stock to derive the lowest exchange ratio implied by the discounted equity value analyses. Similarly, Morgan Stanley compared the highest implied equity value per share of Mobile Mini Common Stock to the lowest implied equity value per share of WillScot Common Stock to derive the highest exchange ratio implied by the discounted equity value analyses. The implied exchange ratio range resulting from the analysis was 1.63x to 2.89x. Morgan Stanley noted that the Merger Agreement provided for an exchange ratio of 2.4050x.

WillScot Discounted Equity Value—based on aggregate value to EBITDA net of capital expenditures multiple

        Morgan Stanley calculated the discounted equity value per share of WillScot Common Stock as of June 30, 2020. To calculate the discounted equity value per share of WillScot Common Stock, Morgan Stanley utilized calendar year 2023 EBITDA net of capital expenditures based on the financial forecasts provided by WillScot management. Morgan Stanley calculated the future aggregate value of WillScot at December 31, 2021 by applying an aggregate value to EBITDA net of capital expenditures multiple of 11.5x to 13.5x to the estimated calendar year 2023 EBITDA net of capital expenditures based on the financial forecasts provided by WillScot management. This multiple range was derived based on Morgan Stanley's professional judgment after analyzing the aggregate value to 2 year forward EBITDA net of capital expenditures multiple that shares of WillScot Common Stock traded on February 28, 2020. To arrive at the implied equity value of WillScot, Morgan Stanley then deducted from the implied aggregate value WillScot's estimated net debt as of December 31, 2021. The resulting equity value was then discounted to June 30, 2020 using a cost of equity for WillScot of 8.5% based on Morgan Stanley's estimate of WillScot's cost of equity derived using the capital asset pricing model. This analysis resulted in a range of implied values per share of WillScot Common Stock of $17.66 to $21.90.

Mobile Mini Discounted Equity Value—based on aggregate value to EBITDA net of capital expenditures multiple

        Morgan Stanley calculated the discounted equity value per share of Mobile Mini Common Stock as of June 30, 2020. To calculate the discounted equity value per share of Mobile Mini Common Stock, Morgan Stanley utilized calendar year 2023 EBITDA net of capital expenditures based on the financial forecasts provided by Mobile Mini management. Morgan Stanley calculated the future aggregate value of Mobile Mini at December 31, 2021 by applying an aggregate value to EBITDA net of capital expenditures multiple of 11.7x to 13.7x to the estimated calendar year 2023 EBITDA net of capital expenditures based on the financial forecasts provided by Mobile Mini management. This multiple range was derived based on Morgan Stanley's professional judgment after analyzing the aggregate value to 2 year forward EBITDA net of capital expenditures multiple that shares of Mobile Mini Common Stock traded on February 28, 2020. To arrive at the implied equity value of Mobile Mini, Morgan Stanley then deducted from the implied aggregate value Mobile Mini's estimated net debt as of December 31, 2021. The resulting equity value was then discounted to June 30, 2020 using a cost of equity for Mobile Mini of 7.1% based on Morgan Stanley's estimate of Mobile Mini's cost of equity derived using the capital asset pricing model. The results were then adjusted to account for the value of the Mobile Mini dividend on a per share basis. This analysis resulted in a range of implied values per share of Mobile Mini Common Stock of $44.86 to $54.12.

Exchange Ratio Implied by Discounted Equity Value Analysis—based on aggregate value to EBITDA net of capital expenditures multiple

        Morgan Stanley then calculated the exchange ratio range implied by the discounted equity value analysis. Morgan Stanley compared the lowest implied equity value per share of Mobile Mini Common Stock to the highest implied equity value per share of WillScot Common Stock to derive the lowest exchange ratio implied by the discounted equity value analyses. Similarly, Morgan Stanley compared the highest implied equity value per share of Mobile Mini Common Stock to the lowest implied equity value per share of WillScot Common Stock to derive the highest exchange ratio implied by the discounted equity value net of capital expenditures analyses. The implied exchange ratio range resulting from the analysis was 2.05x to 3.06x. Morgan Stanley noted that the Merger Agreement provided for an exchange ratio of 2.4050x.

Other Information

Equity Research Analysts' Price Targets

        Morgan Stanley reviewed publicly available equity research analysts' 12-month share price targets for WillScot Common Stock (including those of an affiliate of Morgan Stanley) and for Mobile Mini Common Stock. Morgan Stanley noted that the price targets issued by those research analysts with publicly available price targets ranged from $20.00 to $27.00 per share of WillScot Common Stock and $44.00 to $64.00 per share of Mobile Mini Common Stock.

        Morgan Stanley compared the lowest publicly available price target for Mobile Mini Common Stock to the highest publicly available price target for WillScot Common Stock to derive the lowest exchange ratio implied by such research analyst price targets. Similarly, Morgan Stanley compared the highest publicly available price target for Mobile Mini Common Stock to the lowest publicly available price target for WillScot Common Stock to derive the highest exchange ratio implied by such research analyst price targets. The implied exchange ratio range resulting from this analysis was 1.63x to 3.20x. Morgan Stanley noted that the Merger Agreement provided for an exchange ratio of 2.4050x.

        The public market trading price targets published by equity research analysts do not necessarily reflect the current market trading prices for shares of WillScot Common Stock or Mobile Mini Common Stock, and these estimates are subject to uncertainties, including the future financial performance of WillScot and Mobile Mini as well as future market conditions.

        The analysts' price targets were presented for reference purposes only, and were not relied upon for valuation purposes.

Historical Trading Prices Analysis

        Morgan Stanley reviewed the historical high and low trading prices of WillScot Common Stock and Mobile Mini Common Stock over the last 52 weeks. Morgan Stanley noted that the WillScot Common Stock traded in a low to high range from $9.79 to $19.79 and Mobile Mini Common Stock traded in a low to high range from $29.02 to $45.75.

        Morgan Stanley also analyzed the implied exchange ratio based on the historical low and high daily implied exchange ratios. The implied exchange ratio range resulting from this analysis was 1.99x to 3.59x.

        The historical trading prices were presented for reference purposes only, and were not relied upon for valuation purposes.

Precedent Premia Analysis

        Morgan Stanley reviewed, based on publicly available information, the premiums paid in selected acquisition transactions in the United States.

        Shared Governance Mergers.    Morgan Stanley considered premiums paid in the following transactions, which involved transactions since 2010 in which the consideration was stock and which had a transaction value of $1.0 billion or more and in which (1) the acquiring company shareholders retained ownership of between 51% and 60% in the combined company and (2) the combined company split the CEO and Chairman role between acquiror and target:

Acquiror	Target	Date Announced	Premium to Unaffected
First Horizon National Corporation	IBERIABANK Corporation	November 2019	0%
United Technologies Corporation	Raytheon Company	June 2019	0%
Global Payments Inc.	Total System Services, Inc.	May 2019	20%
Henderson Group plc	Janus Capital Group, Inc.	October 2016	2%
Enbridge Inc.	Spectra Energy Corp.	September 2016	12%
AmSurg Corp.	Envision Healthcare Holdings, Inc.	June 2016	(0%)
FMC Technologies, Inc.	Technip SA	May 2016	20%
BBCN Bancorp, Inc.	Wilshire Bancorp Inc.	December 2015	10%
DENTSPLY International Inc.	Sirona Dental Systems Inc.	September 2015	(1%)
Standard Pacific Corp.	Ryland Group Inc.	June 2015	0%
Holly Corp	Frontier Oil Corp	February 2011	(4%)
Northeast Utilities	NSTAR	October 2010	2%
UAL Corporation	Continental Airlines, Inc.	May 2010	11%

        Morgan Stanley noted that the mean and median premiums paid in the transactions reviewed were approximately 6% and 2%, respectively, over the unaffected closing stock price. Based on this analysis and its professional judgment, Morgan Stanley selected a reference premium range of 0% to 20% to apply to Mobile Mini's closing stock price on February 28, 2020 of $38.99.

        United States All-Stock Transactions.    Morgan Stanley considered mean premiums paid in all reported transactions where the consideration was stock and which had a transaction value of $1.0 billion or more from January 1, 1996 through December 31, 2019. Morgan Stanley noted that the mean across transactions included in the data set was 29.1%, over the unaffected closing stock price (defined as the earliest of the day before market rumors directly mentioning the company name or the last full day of trading before transaction announcement). Based on this analysis and its professional judgment, Morgan Stanley selected a reference premium range of 25% to 35% to apply to Mobile Mini's closing stock price on February 28, 2020 of $38.99.

        Morgan Stanley then calculated the exchange ratio implied by dividing the reference ranges for a share of Mobile Mini Common Stock derived from the precedent premia analyses by the closing price for WillScot Common Stock on February 28, 2020 of $17.54. The analyses indicated the following implied per share equity value reference ranges for a share of Mobile Mini Common Stock and the corresponding implied exchange ratio ranges:

	Selected Premium Range	Implied Mobile Mini Share Price Range	Implied Exchange Ratio Range
Shared Governance Mergers	0%–20%	$38.99–$46.79	2.22x–2.67x
North American All-Stock Transactions	25%–35%	$48.74–$52.64	2.78x–3.00x

        Morgan Stanley noted that the closing price for Mobile Mini Common Stock on February 28, 2020 was $38.99. Morgan Stanley noted that the implied offer price per share of Mobile Mini Common Stock as of the close of trading on February 28, 2020 was $42.18. Morgan Stanley noted that the Merger Agreement provided for an exchange ratio of 2.4050x.

        No company or transaction utilized as a comparison in the analysis of selected precedent premia transactions is identical to Mobile Mini or WillScot or directly comparable to the Merger in business mix, timing and size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between the Merger and the other transactions, Mobile Mini and WillScot and other factors. In evaluating the precedent premia transactions, Morgan Stanley made judgments and assumptions with regard to the applicable transactions, size, business mix, governance matters, industry performance, geographic mix, economic, market and financial conditions and other matters, many of which are beyond the control of Mobile Mini or WillScot. Mathematical analyses (such as determining the mean or median) are not in themselves a meaningful method of using comparable data.

        The precedent transactions were presented for reference purposes only, and were not relied upon for valuation purposes.

General

        Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of WillScot or Mobile Mini.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of WillScot and Mobile Mini and variations to such financial assumptions and methodologies may impact the results of Morgan Stanley's analysis. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Exchange Ratio to WillScot pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the WillScot Board. These analyses do not purport to be appraisals or to reflect the prices at which WillScot Common Stock or Mobile Mini Common Stock, including the Combined Company following the Merger, might actually trade.

        The Exchange Ratio was determined through arm's-length negotiations between WillScot and Mobile Mini and was approved by the WillScot Board. Morgan Stanley provided advice to WillScot during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to WillScot, nor that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger. Morgan Stanley's opinion and presentation to the WillScot Board was one of many factors taken into consideration by the WillScot Board in deciding to approve and adopt the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the WillScot Board with respect to the exchange ratio or of whether the WillScot Board would have been willing to agree to a different exchange ratio.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley's securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of WillScot, TDR Capital, Mobile Mini, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument.

        Under the terms of its engagement letter, Morgan Stanley provided the WillScot Board with financial advisory services and the opinion described in this section and attached as Annex F to this joint proxy statement/prospectus in connection with the Merger, and WillScot has agreed to pay Morgan Stanley a fee of $4,000,000, in connection with the rendering of its opinion, payable upon the earlier of the execution of the Merger Agreement or upon the delivery of such opinion. If the Merger is consummated, WillScot has agreed to pay Morgan Stanley a transaction fee of $20,000,000 (less any fee that has been previously paid), which is contingent upon the consummation of the Merger. WillScot has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. WillScot has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley's engagement.

        In the two years prior to the date of Morgan Stanley's opinion, in addition to the services provided in connection with the Merger and the opinion, Morgan Stanley provided financing services to WillScot, and received fees of approximately $5 to 15 million in connection with such services. In the two years prior to the date of Morgan Stanley's opinion, Morgan Stanley has not been engaged on any financial advisory or financing assignments for Mobile Mini, and has not received any fees from Mobile Mini. In the two years prior to the date of Morgan Stanley's opinion, Morgan Stanley provided financial advisory and financing services to TDR Capital, which as of the date of the opinion, beneficially owned approximately 45% of the WillScot Class A Common Stock, in each case through its affiliate Sapphire Holding, and received fees of approximately $15 to $30 million in connection with such services. Morgan Stanley may seek to provide financial advisory and financing services to WillScot, Mobile Mini and their respective affiliates (including TDR Capital) in the future and would expect to receive fees for the rendering of those services.

Opinion of Stifel, Nicolaus & Company, Incorporated

        WillScot engaged Stifel to render an opinion to the WillScot Special Committee as to the fairness, from a financial point of view, to WillScot of the Exchange Ratio in the Merger pursuant to the Merger Agreement. WillScot selected Stifel because Stifel is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Stifel is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

        The full text of the written opinion of Stifel, dated March 1, 2020, is attached as Annex G to this joint proxy statement/prospectus and is incorporated into this document by reference. This summary of Stifel's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stifel in connection with its opinion. Stifel's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the WillScot Special Committee (in its capacity as such) in connection with its consideration of the Exchange Ratio. The opinion addressed only the fairness, from a financial point of view, to WillScot of the Exchange Ratio in the Merger pursuant to the Merger Agreement as of March 1, 2020. It did not address the underlying business decision of WillScot to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the WillScot Special Committee in connection with the Merger, and it does not constitute a recommendation to any holder of WillScot common stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders', affiliates' or other agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such stockholder.

        Stifel's opinion was reviewed and approved by Stifel's Fairness Opinion Committee. In rendering its opinion, Stifel has, among other things:

  (i)
  discussed the Merger and related matters with WillScot's counsel and reviewed a draft dated February 29, 2020 of the merger agreement;

  (ii)
  reviewed publicly available business and financial information relating to WillScot, including audited consolidated financial statements contained in its Annual Reports filed with the SEC on Form 10-K;

  (iii)
  reviewed publicly available business and financial information relating to Mobile Mini, including audited consolidated financial statements contained in its Annual Reports filed with the SEC on Form 10-K;

  (iv)
  reviewed and discussed with WillScot management certain other publicly available information including financial and operating information with respect to the business, operations and prospects of each of WillScot and Mobile Mini;

  (v)
  reviewed certain non-publicly available information concerning WillScot, including a draft of its Annual Report to be filed with the SEC on Form 10-K for the fiscal year ended December 31, 2019 and internal financial analyses and forecasts prepared by its management and held discussions with WillScot's and Mobile Mini's senior management regarding recent developments (the "WillScot Projections");

  (vi)
  reviewed certain non-publicly available information concerning Mobile Mini, including internal financial analyses and forecasts prepared by its management and provided to Stifel by WillScot management and held discussions with WillScot's senior management regarding recent developments (the "Mobile Mini Projections");

  (vii)
  reviewed the potential pro forma financial impact of the Merger on the future financial performance of WillScot;

  (viii)
  reviewed the relative financial contributions of WillScot and Mobile Mini to the future financial performance of the Combined Company on a pro forma basis;

  (ix)
  reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel deemed relevant to its analysis;

  (x)
  reviewed and analyzed certain publicly available financial and stock market data relating to selected other public companies that Stifel deemed relevant to its analysis;

  (xi)
  reviewed the reported prices and trading activity of the WillScot Common Stock and the Mobile Mini Common Stock;

  (xii)
  conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion;

  (xiii)
  reviewed a certificate addressed to Stifel from senior management of WillScot which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Stifel by or on behalf of WillScot; and

  (xiv)
  took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as Stifel's experience in securities valuations and Stifel's knowledge of WillScot's and Mobile Mini's industry generally.

        In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of WillScot or Mobile Mini, or that was otherwise reviewed by Stifel, and had not assumed any responsibility for independently verifying any of such information. With respect to the WillScot Projections, Stifel assumed, at the direction of WillScot management, that they were reasonably prepared in good faith on the basis reflecting the best currently available estimates and judgments of WillScot management as to the future operating and financial performance of WillScot, and that they provided a reasonable basis upon which Stifel could form its opinion. With respect to the Mobile Mini Projections, Stifel assumed, at the direction of WillScot management, that they were reasonably prepared in good faith on the basis reflecting the best currently available estimates and judgments of the Mobile Mini management as to the future operating and financial performance of Mobile Mini, and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information was based on numerous variables and assumptions that were inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this projected information without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof.

        Stifel also relied upon and assumed, without independent verification, that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WillScot or Mobile Mini since the date of the last financial statements of each company made available to Stifel, and that there was no information or any facts that would make any of the information reviewed by Stifel incomplete or misleading. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either WillScot's or Mobile Mini's assets or liabilities, nor has Stifel been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumed no responsibility for their accuracy.

        Stifel assumed, with the consent of the WillScot Special Committee, that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger would be satisfied and not waived. In addition, Stifel assumed that the definitive Merger Agreement and the WillScot 10-K would not differ materially from the drafts Stifel reviewed. Stifel also assumed that the Merger would be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by WillScot or any other party and without any adjustment to the Exchange Ratio, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger would not have an adverse effect on WillScot, Mobile Mini or the Merger. Stifel also assumed, with the consent of the WillScot Special Committee, that the Merger would qualify as a tax-free transaction. Stifel assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Stifel further relied upon the fact that WillScot obtained the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to WillScot, the Merger and the Merger Agreement, and assumed that all such advice was accurate.

        Stifel's opinion is limited to whether the Exchange Ratio was fair to WillScot, from a financial point of view, as of March 1, 2020, and does not address any other terms, aspects or implications of the Merger including, without limitation, the form or structure of the Merger, any consequences of the Merger on WillScot, its stockholders, creditors or otherwise, or any terms, aspects or implications of (including any consideration payable under) any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Stifel's opinion also does not consider, address or include: (i) any other strategic alternatives then-currently (or which had been or may be) contemplated by the WillScot Special Committee, the WillScot Board or WillScot; (ii) the legal, tax or accounting consequences of the Merger on WillScot or the holders of shares of WillScot Common Stock; (iii) the fairness of the amount or nature of any compensation to any of WillScot's officers, directors or employees, affiliates or class of such persons, relative to the consideration to be received by the holders of WillScot's securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of WillScot other than the shares of WillScot Common Stock, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; or (v) any advice or opinions provided by any other advisor to WillScot or Mobile Mini. Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which WillScot's or Mobile Mini's securities (including the WillScot Common Stock and the Mobile Mini Common Stock) would trade following public announcement or consummation of the Merger.

        Stifel was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of WillScot, Mobile Mini or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the WillScot Special Committee, the WillScot Board or any other party with respect to alternatives to the Merger. Stifel's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of WillScot or Mobile Mini or their respective advisors, or information otherwise reviewed by Stifel, as of the date of its opinion. It is understood that subsequent developments may affect the conclusion reached in Stifel's opinion and that Stifel does not have any obligation to update, revise or reaffirm its opinion. Stifel's opinion was for the information of, and directed to, the WillScot Special Committee (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger and may not be used for any other purpose without Stifel's prior written consent. Stifel's opinion does not constitute a recommendation to the WillScot Special Committee or the WillScot Board as to how the WillScot Special Committee or the WillScot Board should vote on the Merger or to any stockholder of WillScot or Mobile Mini as to how any such stockholder should vote at any stockholders' meeting at which the Merger is considered, or whether or not any stockholder of WillScot should enter into a voting, stockholders' or affiliates' agreement with respect to the Merger, or exercise any dissenters' or appraisal rights that may be available to such stockholder. In addition, Stifel's opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to WillScot or Mobile Mini and does not address the underlying business decision of the WillScot Special Committee, the WillScot Board or WillScot to proceed with or effect the Merger. Stifel assumed that the WillScot Common Stock to be issued in the Merger to the stockholders of Mobile Mini would be listed on Nasdaq.

        Stifel's opinion was provided to the WillScot Special Committee in connection with its evaluation of the Merger and was only one of many factors considered by the WillScot Special Committee in evaluating the Merger. Neither Stifel's opinion nor its analyses were determinative of the Exchange Ratio or of the views of the WillScot Special Committee or WillScot management with respect to the Merger. The type and amount of consideration payable in the Merger were determined through negotiation between WillScot and Mobile Mini, and the decision to enter into the Merger was solely that of the WillScot Special Committee and the WillScot Board.

        The following is a summary of the material financial analyses performed by Stifel in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. Some of the summaries of the financial analyses performed by Stifel include information presented in tabular format. In order to understand the financial analyses performed by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel's financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel made its determination as to the fairness, from a financial point of view, to WillScot of the Exchange Ratio in the Merger pursuant to the Merger Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data presented and the corresponding imputed ranges of value for Mobile Mini and WillScot should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.

        Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before February 28, 2020 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Mobile Mini Financial Analysis

Selected Company Analysis

        Stifel compared Mobile Mini, from a financial point of view, to 11 North American publicly-traded rental services and specialized business services companies that Stifel deemed to be relevant based on their business profiles and financial metrics, specifically, with Adj. EBITDA margins in excess of 15%. Stifel compared Mobile Mini's calendar year 2019 and estimated calendar year 2020 financial metrics, as prepared by Mobile Mini management and provided to Stifel by WillScot management, to the estimated calendar year 2019 and 2020 financial metrics, obtained from available public sources, of the 11 companies. Stifel believed that the companies listed below have business models similar to those of Mobile Mini, but noted that none of these companies have the same management, composition, size, operations or financial profile as Mobile Mini. The group of selected publicly-traded companies reviewed were as follows:

Company Name
United Rentals, Inc.
Herc Holdings Inc.
H&E Equipment Services, Inc.
McGrath RentCorp
General Finance Corporation
Waste Management, Inc.
Republic Services, Inc.
Cintas Corporation
Waste Connections, Inc.
Stericycle, Inc.
ServiceMaster Global Holdings, Inc.

        Based on this information, Stifel calculated and compared multiples for Mobile Mini and for the selected public companies of enterprise value ("EV"), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar year 2019 and 2020: (i) earnings before one-time charges, interest, taxes, depreciation and amortization ("Adj. EBITDA"); (ii) earnings before one-time charges, interest and taxes ("Adj. EBIT"); and (iii) Adj. EBITDA less net capital expenditures ("free cash flow" or "FCF"). For additional information, see the section entitled "Certain Unaudited Prospective Financial Information".

        The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected companies and the multiples implied by the Merger:

Multiple:	Mean	Median	Range of Multiples Utilized in the Analysis	Proposed Merger
CY 2019E EV/Adj. EBITDA	11.2x	12.9x	11.2x–12.9x	11.4x
CY 2020E EV/Adj. EBITDA	11.0x	12.3x	11.0x–12.3x	10.7x
CY 2019E EV/Adj. EBIT	18.1x	18.5x	18.1x–18.5x	16.1x
CY 2020E EV/Adj. EBIT	17.4x	18.2x	17.4x–18.2x	14.9x
CY 2019E EV/FCF	19.9x	21.9x	19.9x–21.9x	16.0x
CY 2020E EV/FCF	18.3x	19.5x	18.3x–19.5x	13.0x

        Based on its review of the multiples relative to the selected companies, Stifel applied the mean and median multiples of the selected companies to the corresponding estimated calendar year 2019 and 2020 Adj. EBITDA, Adj. EBIT and FCF for Mobile Mini as prepared by Mobile Mini management and provided to Stifel by WillScot management to derive the following ranges of implied per share equity values and compared such values to Mobile Mini's current per share price of $38.99 and Mobile Mini's per share price implied in the Merger of $42.18:

Benchmark	Range of Implied Per Share Equity Values
CY 2019E EV/Adj. EBITDA	$40.73–$49.96
CY 2020E EV/Adj. EBITDA	$43.47–$51.13
CY 2019E EV/Adj. EBIT	$49.83–$51.20
CY 2020E EV/Adj. EBIT	$52.58–$55.74
CY 2019E EV/FCF	$57.12–$64.91
CY 2020E EV/FCF	$67.36–$72.98

        No company utilized in the selected company analysis is identical to Mobile Mini. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Mobile Mini's control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in Mobile Mini's financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Selected Precedent Transactions Analysis

        Based on public information, Stifel calculated and compared the multiples of EV to last 12 month ("LTM") Adj. EBITDA, EV to LTM Adj. EBIT and EV to LTM FCF implied in the Merger Agreement for Mobile Mini to the corresponding multiples implied in the following 12 selected transactions which occurred since 2014 involving North American rental services or specialized business services target companies that Stifel deemed to have certain characteristics that are similar to those of Mobile Mini, although Stifel noted that none of the selected transactions or the companies that participated in the selected transactions were directly comparable to the Merger or to Mobile Mini, respectively. The group of selected transactions reviewed were as follows:

Announcement Date	Acquirer	Target
6/10/19	Harsco Corporation	CEHI Acquisition Corporation
4/15/19 (Not yet closed)	Waste Management, Inc.	Advanced Disposal Services, Inc.
11/13/18	Platinum Eagle Acquisition Corp.	Algeco US Holdings, LLC
9/10/18	United Rentals, Inc.	Vander Holding Corporation
7/2/18	United Rentals, Inc.	BakerCorp International Holdings, Inc.
6/22/18	WillScot	Modular Space Holdings, Inc.
8/21/17	Double Eagle Acquisition Corp.	Algeco Scotsman Global S.à r.l.
8/17/17	United Rentals, Inc.	Neff Corporation
1/25/17	United Rentals, Inc.	NES Rentals Holdings II, Inc.
8/16/16	Cintas Corporation	G&K Services, Inc.
7/15/15	Stericycle, Inc.	Shred-It International ULC
11/13/14	Mobile Mini	Gulf Tanks Holdings, Inc.

        The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected precedent transactions and the multiples implied by the Merger:

Multiple:	Mean	Median	Proposed Merger
LTM EV/Adj. EBITDA	9.4x	9.0x	11.4x
LTM EV/Adj. EBIT	22.2x	21.9x	16.1x
LTM EV/FCF	17.6x	17.1x	16.0x

        Based on its review of the selected precedent transactions, Stifel applied the mean and median multiples to the corresponding LTM Adj. EBITDA, LTM Adj. EBIT and LTM FCF of Mobile Mini as prepared by Mobile Mini management and provided to Stifel by WillScot management to derive the following range of implied equity values per share and compared such values to Mobile Mini's current per share price of $38.99 and Mobile Mini's per share price implied in the Merger of $42.18:

Benchmark	Range of Implied Per Share Equity Values
LTM EV/Adj. EBITDA	$29.32–$31.34
LTM EV/Adj. EBIT	$64.32–$65.50
LTM EV/FCF	$46.49–$48.07

        No transaction used in the precedent transactions analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies involved in the precedent transactions which, in turn, affect the enterprise value and equity value of the companies involved in the transactions to which Mobile Mini is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition of Mobile Mini or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the precedent transaction which, in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the Merger is being compared.
Discounted Cash Flow Analysis

        Stifel used financial forecasts of Mobile Mini for the calendar year 2020 through calendar year 2024, as prepared by Mobile Mini management and provided to Stifel by WillScot management, to perform a discounted cash flow analysis, which is designed to provide insight into a company's future cash flow projections by discounting them to arrive at the net present value of these cash flows. In conducting this analysis, Stifel assumed that Mobile Mini would perform in accordance with these forecasts. The forecasts and estimates supplied to and utilized by Stifel are set forth below in the section entitled "Certain Mobile Mini Unaudited Prospective Financial Information." Stifel first estimated the terminal value of the projected cash flows using the following assumptions:

  •
  Applying a range of exit multiples Stifel deemed relevant to Mobile Mini's estimated 2024 EBITDA, which multiples ranged from 9.5x to 10.5x; and

  •
  Applying a range of perpetuity growth percentages Stifel deemed relevant to Mobile Mini's estimated 2024 unlevered free cash flow, which percentages ranged from 1.75% to 2.25%.

        Stifel calculated projected unlevered free cash flow for the calendar year 2020 through calendar year 2024, as reviewed and approved by WillScot management for Stifel's use, as set forth below in the section entitled "Certain Mobile Mini Unaudited Prospective Financial Information" and discounted these cash flows and the terminal value to present values using discount rates of 8.7%–9.7%, based on Mobile Mini's weighted average cost of capital ("WACC") using the Capital Asset Pricing Model ("CAPM").

        This analysis resulted in the following implied enterprise value ranges, which Stifel compared to Mobile Mini's current per share price of $38.99 and Mobile Mini's per share price implied in the Merger of $42.18:

Methodology:	Range	Range of Implied Per Share Equity Values
EV/Adj. EBITDA Multiple	9.5x–10.5x	$41.05–$48.33
Perpetuity Growth %	1.75%–2.25%	$34.73–$46.29

WillScot Financial Analysis

Selected Company Analysis

        Stifel compared WillScot, from a financial point of view, to 11 North American publicly-traded rental services and specialized business services companies that Stifel deemed to be relevant based on their business profiles and financial metrics, specifically, with Adj. EBITDA margins in excess of 15%. Stifel compared WillScot's estimated calendar year 2019 and 2020 financial metrics, as prepared and provided by WillScot management, to the estimated calendar year 2019 and 2020 financial metrics, obtained from available public sources, of the 11 companies. Stifel believed that the companies listed below have business models similar to those of WillScot, but noted that none of these companies have the same management, composition, size, operations or financial profile as WillScot. The group of selected publicly-traded companies reviewed were as follows:

Company Name
United Rentals, Inc.
Herc Holdings Inc.
H&E Equipment Services, Inc.
McGrath RentCorp
General Finance Corporation
Waste Management, Inc.
Republic Services, Inc.
Cintas Corporation
Waste Connections, Inc.
Stericycle, Inc.
ServiceMaster Global Holdings, Inc.

        Based on this information, Stifel calculated and compared multiples for WillScot and selected public companies multiples of EV to estimated calendar year 2019 and 2020: (i) Adj. EBITDA; (ii) Adj. EBIT; and (iii) FCF.

        The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected companies and the multiples implied by the Merger:

Multiple:	Mean	Median	Range of Multiples Utilized in the Analysis	Proposed Merger
CY 2019E EV/Adj. EBITDA	11.2x	12.9x	11.2x–12.9x	11.0x
CY 2020E EV/Adj. EBITDA	11.0x	12.3x	11.0x–12.3x	9.2x
CY 2019E EV/Adj. EBIT	18.1x	18.5x	18.1x–18.5x	23.1x
CY 2020E EV/Adj. EBIT	17.4x	18.2x	18.2x–19.1x	17.6x
CY 2019E EV/FCF	19.9x	21.9x	19.9x–21.9x	19.2x
CY 2020E EV/FCF	18.3x	19.5x	18.3x–19.5x	18.9x

        Based on its review of the multiples relative to the selected companies, Stifel applied the mean and median multiples of the selected companies to the corresponding estimated calendar year 2019 and 2020 Adj. EBITDA, Adj. EBIT and FCF for WillScot as prepared and provided by WillScot management to derive the following ranges of implied per share equity values and compared such values to WillScot's current per share price of $17.54:

Benchmark	Range of Implied Per Share Equity Values
CY 2019E EV/Adj. EBITDA	$18.03–$22.86
CY 2020E EV/Adj. EBITDA	$23.52–$28.02
CY 2019E EV/Adj. EBIT	$10.86–$11.33
CY 2020E EV/Adj. EBIT	$17.33–$18.68
CY 2019E EV/FCF	$18.69–$21.96
CY 2020E EV/FCF	$16.60–$18.54

        No company utilized in the selected company analysis is identical to WillScot. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond WillScot's control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in WillScot's financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis

        Stifel used financial forecasts of WillScot for the calendar year 2020 through calendar year 2024, as prepared and provided by WillScot management, to perform a discounted cash flow analysis, which is designed to provide insight into a company's future cash flow projections by discounting them to arrive at the net present value of these cash flows. In conducting this analysis, Stifel assumed that WillScot would perform in accordance with these forecasts. The forecasts and estimates supplied to and utilized by Stifel are set forth below in the section entitled "Certain WillScot Unaudited Prospective Financial Information." Stifel first estimated the terminal value of the projected cash flows using the following assumptions:

  •
  Applying a range of exit multiples Stifel deemed relevant to WillScot's estimated 2024 EBITDA, which multiples ranged from 9.5x to 10.5x; and

  •
  Applying a range of perpetuity growth percentages Stifel deemed relevant to WillScot's estimated normalized 2024 unlevered free cash flow, which percentages ranged from 1.75% to 2.25%.

        Stifel calculated projected unlevered free cash flow for the calendar year 2020 through calendar year 2024, as reviewed and approved by WillScot management for Stifel's use, as set forth below in the section entitled "Certain WillScot Unaudited Prospective Financial Information" and discounted these cash flows and the terminal value to present values using discount rates of (i) 8.3%–9.3% for the calendar year 2020 through calendar year 2024 cash flows and (ii) 7.7%–8.7% for the terminal value, based on WillScot's WACC using the CAPM.

        This analysis resulted in the following implied enterprise value ranges which Stifel compared to WillScot's current per share price of $17.54:

Methodology:	Range	Range of Implied Per Share Equity Values
EV/Adj. EBITDA Multiple	9.5x–10.5x	$26.18–$31.26
Perpetuity Growth %	1.75%–2.25%	$17.03–$24.61

Miscellaneous

        The preparation of an opinion regarding fairness from a financial point of view is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel's analyses and opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel's view of the actual value of Mobile Mini or WillScot.

        Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Stifel has acted as financial advisor to WillScot in connection with the Merger and received a fee of $1.6 million, which was not contingent upon completion of the Merger. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, WillScot agreed to indemnify Stifel for certain liabilities arising out of its engagement. There were no other material relationships that existed during the two years prior to the date of Stifel's opinion or that were mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to WillScot, Mobile Mini or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel and its clients may transact in the securities of each of WillScot and Mobile Mini and may at any time hold a long or short position in such securities.

Opinions of Mobile Mini's Financial Advisors

Opinion of Barclays Capital Inc.

        Mobile Mini engaged Barclays to act as its financial advisor with respect to assessing certain strategic alternatives for Mobile Mini, including a possible sale of Mobile Mini, pursuant to an engagement letter dated March 1, 2020. On March 1, 2020, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Mobile Mini Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the Exchange Ratio offered to the Mobile Mini stockholders (other than WillScot and its affiliates and the holders of any Excluded Shares) in the Merger is fair to such stockholders.

        The full text of Barclays' written opinion, dated as of March 1, 2020, is attached as Annex H to this joint proxy statement/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays' opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Valuation and Fairness Opinion Committee, is addressed to the Mobile Mini Board, addresses only the fairness, from a financial point of view, of the Exchange Ratio offered to the Mobile Mini stockholders (other than WillScot and its affiliates and the holders of any Excluded Shares) and does not constitute a recommendation to any Mobile Mini stockholder as to how such stockholder should vote with respect to the Merger or any other matter. The terms of the Merger were determined through arm's-length negotiations between Mobile Mini and WillScot and were approved by the Mobile Mini Board. Barclays did not recommend any specific exchange ratio to Mobile Mini or recommend that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger. Barclays was not requested to address, and its opinion does not in any manner address, Mobile Mini's underlying business decision to proceed with or effect the Merger, the likelihood of the consummation of the Merger, or the relative merits of the Merger as compared to any other transaction in which Mobile Mini may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of the Sapphire Holding share exchange (as described in the section entitled "The Merger Agreement—Merger Consideration") or any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration offered to the Mobile Mini stockholders in the Merger. No limitations were imposed by the Mobile Mini Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays reviewed and analyzed, among other things:

  •
  the Merger Agreement and the specific terms of the Merger;

  •
  publicly available information concerning Mobile Mini that Barclays believed to be relevant to its analysis, including the Mobile Mini 10-K;

  •
  publicly available information concerning WillScot that Barclays believed to be relevant to its analysis, including WillScot's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, WillScot's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and a draft, received on February 9, 2020, of the WillScot 10-K;

  •
  financial and operating information with respect to the business, operations and prospects of Mobile Mini furnished to Barclays by Mobile Mini, including financial projections of Mobile Mini prepared by the management of Mobile Mini and furnished to Barclays by Mobile Mini;

  •
  financial and operating information with respect to the business, operations and prospects of WillScot furnished to Barclays by WillScot or Mobile Mini, including financial projections of WillScot prepared by the management of WillScot and confirmed by and furnished to Barclays by Mobile Mini;

  •
  the projected pro forma impact of the Merger on the future financial performance of the Combined Company, including cost synergies (the "cost synergies") and other strategic benefits expected by the management of Mobile Mini and the management of WillScot to result from a combination of the businesses, furnished to Barclays by Mobile Mini (together with the projections described in the previous two bullets, the "management projections" for purposes of this section);

  •
  published estimates of independent research analysts with respect to the future financial performance of each of Mobile Mini and WillScot and price targets of each of the Mobile Mini Common Stock and WillScot Class A Common Stock;

  •
  the relative projected contributions of Mobile Mini and WillScot to the future financial performance of the Combined Company on a pro forma basis following the Merger;

  •
  a recent trading history of each of the Mobile Mini Common Stock and the WillScot Class A Common Stock and a comparison of those trading histories with each other and, with respect to Mobile Mini Common Stock, the trading histories of other companies that Barclays deemed relevant; and

  •
  a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Barclays deemed relevant.

        In addition, Barclays had discussions with the managements of Mobile Mini and WillScot concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and with the management of Mobile Mini concerning the strategic rationale for the Merger. Barclays also undertook such other studies, analyses and investigations as Barclays deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information) and further relied upon the assurances of the managements of Mobile Mini and WillScot that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the management projections, upon the advice of Mobile Mini, Barclays assumed that (i) such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Mobile Mini as to the future financial performance of Mobile Mini, WillScot and the Combined Company and (ii) Mobile Mini, WillScot and the Combined Company will or would (as applicable) perform in accordance with such projections. Furthermore, upon the advice of Mobile Mini, Barclays assumed that the amounts and timing of the cost synergies are reasonable and that the cost synergies will be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Mobile Mini or WillScot and did not make or obtain any evaluations or appraisals of the assets or liabilities of Mobile Mini or WillScot. In addition, Barclays was not authorized by Mobile Mini to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Mobile Mini's business. Barclays' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 1, 2020. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after March 1, 2020. Barclays expressed no opinion as to (i) the prices at which shares of Mobile Mini Common Stock or shares of WillScot Class A Common Stock would trade following the announcement of the Merger or (ii) the potential effects of the volatility that was being experienced in the credit, financial and stock markets at the time of its opinion on shares of Mobile Mini Common Stock or shares of WillScot Class A Common Stock or the Merger. Barclays' opinion should not be viewed as providing any assurance that the market value of the shares of WillScot Class A Common Stock to be held by the former holders of shares of Mobile Mini Common Stock after the consummation of the Merger will be in excess of the market value of the shares of Mobile Mini Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Merger.

        Barclays assumed that the executed Merger Agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Mobile Mini, that all material governmental, regulatory and third party approvals, consents and releases for the Merger would be obtained within the constraints contemplated by the Merger Agreement and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays' opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Mobile Mini had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Mobile Mini Common Stock but rather made its determination as to fairness, from a financial point of view, of the Exchange Ratio offered to the Mobile Mini stockholders (other than WillScot and its affiliates and the holders of any Excluded Shares) in the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the Merger. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

  (1)
  Summary of Material Financial Analyses

        The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Mobile Mini Board. The summary of Barclays' analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays' opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

        For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Mobile Mini or any other parties to the Merger. No company, business or transaction considered in Barclays' analyses and reviews is identical to Mobile Mini, WillScot, Merger Sub or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays' analyses and reviews. None of Mobile Mini, WillScot, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays' analyses and reviews are inherently subject to substantial uncertainty.

        The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays' analyses and reviews.

  Selected Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Mobile Mini Common Stock and per share of WillScot Class A Common Stock by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to Mobile Mini and WillScot, respectively, with selected companies that Barclays, based on its experience in the specialty rental industry, deemed comparable to Mobile Mini and WillScot, respectively. The selected comparable companies with respect to Mobile Mini and WillScot were:

  •
  General Finance Corporation; and

  •
  McGrath Rentcorp.

        Barclays calculated and compared various financial multiples and ratios of Mobile Mini and WillScot and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company's ratio of (i) its enterprise value (referred to as "EV" for purposes of this section) to its adjusted earnings before interest, taxes, depreciation and amortization (referred to as "Adjusted EBITDA" for purposes of this section) for the years 2020 and 2021 and (ii) in the case of Mobile Mini, its EV to its Adjusted EBITDA, including the estimated run-rate cost synergies of $50 million for the years 2020 and 2021.

        For purposes of the foregoing calculations, the projected EVs and Adjusted EBITDAs of Mobile Mini, WillScot and the selected comparable companies were based on consensus equity research estimates obtained from FactSet. Barclays determined the financial ratios for each selected comparable company separately and averaged the results to obtain the financial ratios for the selected comparable companies as a group. In addition, Barclays calculated the financial multiples and ratios using the projected EV and the Adjusted EBITDA of Mobile Mini based on the management projections. For purposes of this section, the "Adjusted EBITDA" of Mobile Mini, WillScot or the Combined Company, as applicable, where based on the management projections, reflects the earnings before income tax expense, net interest expense, depreciation and amortization, excluding any non-cash items considered non-core to the business operations of Mobile Mini, WillScot or the Combined Company, as applicable. For purposes of the EV/Adjusted EBITDA and EV/Adjusted EBITDA plus cost synergies ratios based on the management projections, Barclays calculated an implied EV of Mobile Mini of approximately $2,775 million by multiplying the implied exchange ratio value by the number of fully diluted outstanding shares of Mobile Mini Common Stock provided by the management of Mobile Mini and adding the approximately $872 million of net debt (defined as debt less cash) of Mobile Mini as of December 31, 2019. For purposes of this section, the "implied exchange ratio value" refers to the implied value of the Exchange Ratio of $42.18, obtained by multiplying the Exchange Ratio of 2.4050x by the closing price per share of WillScot Class A Common Stock of $17.54 on February 28, 2020.

        The results of this selected comparable company analysis are summarized below:

	Management projections(1)	FactSet data(2)
Financial ratio	Mobile Mini	Mobile Mini	WillScot	Selected comparable companies
EV/Adjusted EBITDA
2020 (expected)	10.7x	10.4x	9.3x	7.4x
2021 (expected)	10.0x	9.8x	8.3x	7.1x	(3)
EV/Adjusted EBITDA + cost synergies
2020 (expected)	9.0x	8.7x	—	—
2021 (expected)	8.5x	8.3x	—	—

(1)
The projected EV of Mobile Mini was derived by Barclays as described in the preceding paragraph.

(2)
The projected EV and Adjusted EBITDA of each of Mobile Mini, WillScot and the selected comparable companies was based on publicly available market information sourced from FactSet data. The Adjusted EBITDA sourced from FactSet data is based on consensus equity research estimates and may not reflect the same adjustments as the Adjusted EBITDA of Mobile Mini sourced from the management projections as described above.

(3)
Reflects the financial ratio of McGrath Rentcorp. because data for the year 2021 (expected) was not available for General Finance Corporation on FactSet as of February 28, 2020.

        Barclays chose the selected comparable companies because their businesses and operating profiles are reasonably similar to that of Mobile Mini and WillScot. However, because of the inherent differences between the business, operations and prospects of Mobile Mini, WillScot and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Mobile Mini or WillScot, as applicable, and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk of Mobile Mini, WillScot and the selected comparable companies.

        Based on the foregoing judgments, Barclays applied a range of EV/Adjusted EBITDA multiples of 9.5x to 10.5x to the Adjusted EBITDA of Mobile Mini for the year 2020 based on the management projections. From the resulting estimated EV of Mobile Mini for the year 2020, Barclays subtracted the estimated net debt (defined as debt less cash) of Mobile Mini for the year 2020 to obtain the estimated equity value of Mobile Mini. Barclays then divided the result by the number of fully diluted outstanding shares of Mobile Mini Common Stock provided by the management of Mobile Mini to derive a range of implied prices per share of Mobile Mini Common Stock of between $35.00 and $41.00, rounded to the nearest $1.00. Barclays noted that on the basis of the selected comparable company analysis, the "implied exchange ratio value" of $42.18 per share was above the range of calculated implied values per share of Mobile Mini Common Stock.

  Selected Precedent Transaction Analysis

        Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Mobile Mini with respect to the size, mix, margins and other characteristics of their businesses. The selected transactions and their respective ratios of EV to last twelve months' Adjusted EBITDA (referred to as "EV/LTM Adj. EBITDA" for purposes of this section) as of December 31, 2019 were as follows:

Acquiror	Target	Announcement date	EV/LTM Adj. EBITDA multiple
Permira Holdings Limited	BakerCorp International Holdings, Inc.	April 2011	9.5x
Aggreko plc	Companhia Brasileira de Locações (POIT Energia)	March 2012	9.2x
Algeco Scotsman	Target Logistics Management LLC	February 2013	11.0x
United Rentals, Inc.	National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC	March 2014	7.6x
General Finance Corporation	Lone Star Tank Rental LP and KHM Rentals, LLC	March 2014	5.8x
Mobile Mini	Evergreen Tank Solutions	November 2014	9.0x
Acton Mobile	The wood mobile office units of Mobile Mini	April 2015	6.6x
ACON Investments, L.L.C., Fairfax Financial Holdings Limited and Albright Capital Management	APR Energy plc	October 2015	8.9x
Double Eagle Acquisition Corp.	Williams Scotsman	August 2017	9.0x
WillScot	Modular Space Holdings, Inc.	June 2018	9.9x
United Rentals, Inc.	BakerCorp International Holdings, Inc.	July 2018	9.0x
Platinum Eagle Acquisition Corp.	Target Logistics Management, LLC and RL Signor Holdings, LLC	November 2018	10.4x

        The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Mobile Mini and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Merger which would affect the acquisition values of the selected target companies and Mobile Mini. Based on these judgments, Barclays selected a range of EV/LTM Adj. EBITDA multiples as of December 31, 2019 of 9.5x to 10.5x and applied such range to the management projections to calculate a range of implied prices per share of Mobile Mini Common Stock of $32.00 to $37.00 per share, rounded to the nearest $1.00. The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Selected precedent transactions
Range applied to Mobile Mini
Financial ratio	Range	Median	Mean
EV/LTM Adj. EBITDA	5.8x–11.0x	9.0x	8.8x	9.5x–10.5x

        Barclays noted that on the basis of the selected precedent transaction analysis, the implied exchange ratio value of $42.18 per share was above the range of implied values per share of Mobile Mini Common Stock calculated using the management projections.

  Discounted Cash Flow Analyses

        In order to estimate the present values of Mobile Mini Common Stock on a standalone basis and pro forma for the Merger, Barclays performed discounted cash flow analyses of Mobile Mini and the Combined Company, respectively. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

  Mobile Mini Standalone Discounted Cash Flow Analysis

        Barclays first calculated the implied present value per share of Mobile Mini Common Stock. To calculate the estimated EV of Mobile Mini using the discounted cash flow method, Barclays added (i) Mobile Mini's projected unlevered free cash flows for fiscal years 2020 through 2024, based on the management projections, to (ii) the terminal value of Mobile Mini as of December 31, 2024, and discounted such amount to its present value as of December 31, 2019 using a range of selected discount rates. The unlevered free cash flows of Mobile Mini were calculated based on the management projections by taking the Adjusted EBITDA of Mobile Mini and (i) subtracting share-based compensation, non-cash items considered non-core to business operations, cash taxes (excluding any tax savings from the use of net operating losses), net capital expenditures (defined as capital expenditures in excess of dispositions), net property, plant and equipment (defined as additions of property, plant and equipment in excess of dispositions), gain on sale of fleet and property, plant and equipment, (ii) adding the provision for doubtful accounts and (iii) adjusting for changes in net working capital. The residual value of Mobile Mini at the end of the forecast period, or "terminal value," was estimated by selecting a range of perpetuity growth rates of 2.0% to 3.0%, which were derived by Barclays utilizing its professional judgment and experience. The range of after-tax discount rates of 8.5% to 9.5% was selected based on an analysis of the weighted average cost of capital of Mobile Mini and the selected comparable companies.

        Barclays then subtracted from the estimated EV of Mobile Mini calculated using the discounted cash flow method the net debt (defined as debt less cash) of Mobile Mini as of December 31, 2019. To obtain the estimated equity value of Mobile Mini, Barclays added the estimated present value of net operating losses of Mobile Mini of approximately $127 million based on the management projections. Barclays then divided such amount by the number of fully diluted outstanding shares of Mobile Mini Common Stock provided by the management of Mobile Mini to derive a range of illustrative present values per share of Mobile Mini Common Stock of $31.00 to $47.00, rounded to the nearest $1.00. Barclays noted that on the basis of the discounted cash flow analysis, the implied exchange ratio value of $42.18 per share was within the range of implied values per share of Mobile Mini Common Stock calculated using management projections.

  Combined Company Discounted Cash Flow Analysis

        Barclays calculated the implied present value per share of Mobile Mini Common Stock pro forma for the Merger. To calculate the estimated EV of the Combined Company using the discounted cash flow method, Barclays added (i) the Combined Company's projected unlevered free cash flows for fiscal years 2020 through 2024 based on the management projections to (ii) the terminal value of the Combined Company as of December 31, 2024, and discounted such amount to its present value as of December 31, 2019 using a range of selected discount rates. The unlevered free cash flows of the

Combined Company were calculated based on the management projections by taking the Adjusted EBITDA of the Combined Company and (i) subtracting share-based compensation, non-cash items considered non-core to business operations, cash taxes (excluding any tax savings from the use of net operating losses), certain non-operating expenses, net capital expenditures (defined as capital expenditures in excess of dispositions), net property, plant and equipment (defined as additions of property, plant and equipment in excess of dispositions), gain on sale of fleet and property, plant and equipment, (ii) adding the provision for doubtful accounts and proceeds from the sale of real estate and (iii) adjusting for changes in net working capital, all of which amounts were based on the management projections. The residual value of the Combined Company at the end of the forecast period, or "terminal value," was estimated by selecting a range of perpetuity growth rates of 2.25% to 3.25%, which were derived by Barclays utilizing its professional judgment and experience. The range of after-tax discount rates of 8.5% to 9.5% was selected based on an analysis of the weighted average cost of capital of the Combined Company and the selected comparable companies.

        Barclays then subtracted from the estimated EV of the Combined Company calculated using the discounted cash flow method the pro forma net debt (defined as debt less cash) of the Combined Company as of December 31, 2019 and estimated transaction fees in connection with the Merger, in each case based on the management projections. To obtain the estimated equity value of the Combined Company, Barclays added to such result the estimated present value of net operating losses of the Combined Company of approximately $1,010 million based on the management projections and the estimated present value of the net cost synergies of the Combined Company based on the management projections. The estimated present value of the net cost synergies of the Combined Company was obtained by discounting to present value the expected phased-in cost synergies in each applicable year, less the costs of achieving such cost synergies and the amount of additional tax expected to be incurred in respect of such cost synergies for each applicable year, in each case, as set forth in the management projections.

        Barclays then divided the estimated equity value of the Combined Company by the estimated number of fully diluted outstanding shares of Combined Company Common Stock following the Merger, based on information approved for Barclays' use by the management of Mobile Mini, to obtain an implied price per share of Combined Company Common Stock. Barclays then multiplied such share price by the Exchange Ratio of 2.4050 to derive a range of illustrative present values per share of Mobile Mini Common Stock pro forma for the Merger of $34.00 to $53.00, rounded to the nearest $1.00.

  Present Value of Future Share Price Analyses

        Barclays performed illustrative future share price analyses for each of Mobile Mini and the Combined Company. A future share price analysis is used to provide insight into the potential future equity value of a company as a function of its future earnings.

  Mobile Mini Standalone Present Value of Future Share Price Analysis

        Barclays first determined the present value of future share price of Mobile Mini Common Stock on a standalone basis, including the present value of accumulated future dividends.

        Barclays applied a range of multiples of EV to next twelve months' Adjusted EBITDA (referred to as "EV/NTM Adj. EBITDA" for purposes of this section) of 9.0x to 11.5x to the next twelve months' Adjusted EBITDA of Mobile Mini for each of the fiscal years 2020 to 2022 based on the management projections to calculate the implied EV of Mobile Mini. The illustrative EV/NTM Adj. EBITDA multiples were derived by Barclays utilizing its professional judgment and experience, taking into account current and historical trading data of Mobile Mini Common Stock and the current EV/NTM Adj. EBITDA multiple of Mobile Mini. Barclays then subtracted from the implied EV of Mobile Mini the amount of net debt (defined as debt less cash) of Mobile Mini for each of the fiscal years 2020 to 2022, based on the management projections, to determine the estimated undiscounted future equity value of Mobile Mini for each of the fiscal years 2020 to 2022. Barclays then determined the per share future values of future share price for each of 2020, 2021 and 2022 by dividing the future equity value in respect of each such year by the number of fully diluted outstanding shares of Mobile Mini Common Stock, as provided by the management of Mobile Mini. Lastly, Barclays added to these future equity values per share the anticipated amount of annual dividends per share of Mobile Mini Common Stock based on the management projections, and discounted the results to their present values as of December 31, 2019 using a discount rate of 12.4%, which rate reflects Mobile Mini's cost of equity as calculated using the midpoint of the company and peer based metric. The foregoing analysis yielded the following implied present values per share of Mobile Mini Common Stock:

	Present value of future share price of Mobile Mini Common Stock for the year ended December 31,
EV/NTM Adj. EBITDA multiple	2020	2021	2022
9.0x	$35.15	$36.62	$37.23
11.5x	$48.88	$49.58	$49.40

        Barclays determined in its professional judgment to focus on the year ended December 31, 2021 for purposes of its valuation analysis because such period represented one full year following the expected closing of the Merger and the range of results was representative of those in the forecasted period from the year ended December 31, 2020 to 2022. Barclays noted that on the basis of the present value of future share price analysis for the year ended December 31, 2021 of $37.00 to $50.00, rounded to the nearest $1.00, the implied exchange ratio value of $42.18 per share was within the range of implied values per share of Mobile Mini Common Stock calculated using the management projections.

  Combined Company Present Value of Future Share Price Analysis

        Barclays determined the present value of future share price of Mobile Mini Common Stock pro forma for the Merger. In accordance with the management projections, Barclays assumed that the Combined Company would not pay dividends in fiscal years 2020 to 2022.

        Barclays applied a range of multiples of EV/NTM Adj. EBITDA of 8.5x to 11.0x to the next twelve months' Adjusted EBITDA of the Combined Company for each of the fiscal years 2020 to 2022 based on the management projections to calculate the implied EV of the Combined Company. The illustrative EV/NTM Adj. EBITDA multiples were derived by Barclays utilizing its professional judgment and experience, taking into account current and historical trading data of Mobile Mini Common Stock and WillScot Class A Common Stock and the current EV/NTM Adj. EBITDA multiple of Mobile Mini and WillScot. The Adjusted EBITDA of the Combined Company included the phased-in cost synergies expected to result from the Merger and excluded the expected costs to achieve such cost synergies, in each case as set forth in the management projections. Barclays then subtracted from the implied EV of the Combined Company the amount of net debt (defined as debt less cash) of the Combined Company for each of the fiscal years 2020 to 2022, based on the management projections, to determine the estimated undiscounted future equity values of the Combined Company for each of the fiscal years 2020 to 2022.

        To determine the per share future value of future share price for Mobile Mini Common Stock, Barclays multiplied the undiscounted future equity values of the Combined Company by 46.2%, which reflect the proportion of expected relative ownership of the Combined Company by Mobile Mini stockholders following the Merger, and divided such amount by the number of fully diluted outstanding shares of Mobile Mini as provided by and approved for Barclays' use by the management of Mobile Mini. Lastly, Barclays discounted the resulting future equity value per share to its present value as of December 31, 2019 using a discount rate of 11.4%, which rate reflected the weighted average based on standalone equity values, rounded to the nearest 0.1%, of (i) the estimated cost of equity of Mobile Mini on a standalone basis of 12.4% as described above and (ii) the estimated costs of equity of

WillScot, which rate reflects WillScot's cost of equity as calculated using the midpoint of the company and peer based metric. The foregoing analysis yielded the following implied present values per share of Mobile Mini Common Stock:

	EV/NTM Adj. EBITDA multiple
Present value of future share price for year ended December 31,	8.5x	11.0x
2020	$38.38	$56.20
2021	$43.58	$61.44
2022	$47.43	$64.91

        Barclays determined in its professional judgment to focus on the year ended December 31, 2021 for purposes of its valuation analysis because such period represented one full year following the expected closing of the Merger and the range of results was representative of those in the forecasted period from the year ended December 31, 2020 to 2022. Barclays noted that on the basis of the present value of future share price analysis for the year ended December 31, 2021 of $44.00 to $61.00, rounded to the nearest $1.00, the implied exchange ratio value of $42.18 per share was below the range of implied values per share of Mobile Mini Common Stock calculated using the management projections.

  (2)
  Other Factors

        Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Historical Trading Range Analysis, the Transaction Premium Analysis, the Equity Analyst Target Prices Analysis, the Illustrative Contribution Analysis and the Illustrative Pro Forma Merger Analyses described below.

  Historical Trading Range Analyses

        To illustrate the trend in the historical trading prices of Mobile Mini Common Stock and WillScot Class A Common Stock, Barclays considered historical data with regard to the trading prices of Mobile Mini Common Stock and WillScot Class A Common Stock for the 52-week period ended February 28, 2020 and compared such data with the implied exchange ratio value of $42.18 and the closing price per share of WillScot Class A Common Stock as of February 28, 2020 of $17.54, respectively.

  Mobile Mini Historical Trading Range Analysis

        Barclays noted that the implied exchange ratio value represented a discount of 2.7% relative to $43.36, the highest closing price of Mobile Mini Common Stock during the 52-week period ended February 28, 2020, and a premium of 44.0% relative to $29.30, the lowest closing price of Mobile Mini Common Stock during such period. Barclays also noted that the implied exchange ratio value represented a premium of 8.2% relative to $38.99, the closing price of Mobile Mini Common Stock as of February 28, 2020. Further, Barclays noted that the implied exchange ratio value represented a premium of 27.3% relative to $33.13, the closing price of Mobile Mini Common Stock as of September 10, 2019, which was the last completed trading day prior to the publication of a report that The Donerail Group had built a stake in Mobile Mini and was pushing Mobile Mini to explore strategic alternatives, including a potential sale.

  WillScot Historical Trading Range Analysis

        Barclays noted that the closing price per share of WillScot Class A Common Stock on February 28, 2020 represented a discount of 43%, rounded to the nearest 1.0%, relative to $19.70, the highest closing price of WillScot Class A Common Stock during the 52-week period ended February 28, 2020, and represented a premium of 12%, rounded to the nearest 1.0%, relative to $9.96, the lowest closing price of WillScot Class A Common Stock during such period.

  Transaction Premium Analysis

        Barclays reviewed and analyzed, using publicly available information, the acquisition premia for all-stock transactions announced during the time period from January 1, 2014 through February 28, 2020 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $1 billion and $5 billion and where target shareholders were estimated at the time of signing to own 40% to 60% of the combined company on a pro forma basis following the transaction. For the entire period, using publicly available information, Barclays calculated the median premium of the price paid in such transactions relative to the target's last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 5.0% across the period. Barclays compared such amounts to the premium of 8.2% represented by the implied exchange ratio value compared to the closing price per share of Mobile Mini Common Stock as of February 28, 2020.

  Equity Analyst Target Prices Analysis

        Barclays reviewed the target prices, as of February 28, 2020, published by six equity research analysts covering Mobile Mini and seven equity research analysts covering WillScot.

        The per share price target range for Mobile Mini Common Stock was $44.00 to $53.00 (excluding one price target of $64.00 viewed by Barclays as an outlier), with a median of $47.50 (or $47.00 excluding the one price target of $64.00 viewed by Barclays as an outlier). The median price target represented a premium of 21.8% relative to the closing price per share of Mobile Mini Common Stock on February 28, 2020 of $38.99.

        The per share price target range for WillScot Class A Common Stock was $20.00 to $27.00, with a median of $21.00. The median price target represented a premium of 19.7% relative to the closing price per share of WillScot Class A Common Stock on February 28, 2020 of $17.54.

  Illustrative Contribution Analysis

        Barclays reviewed and analyzed the relative contributions of Mobile Mini and WillScot, respectively, to certain financial metrics of the Combined Company on a pro forma basis, based on the management projections. In connection with such review and analysis, Barclays compared the following metrics of Mobile Mini and WillScot on a standalone basis: (i) the estimated Adjusted EBITDA for fiscal years 2020 through 2024, (ii) discounted cash flows and (iii) market capitalization as of February 28, 2020. The estimated Adjusted EBITDA for each of Mobile Mini and WillScot was based on the management projections and reflected approximately $872 million and $1,660 million of net debt (defined as debt less cash), respectively. The discounted cash flows of each of Mobile Mini and WillScot were based on the assumptions regarding the terminal value and weighted cost of capital of each of Mobile Mini and WillScot on a standalone basis, as determined by Barclays utilizing its professional judgment and experience.

        Based on the relative contributions of each of Mobile Mini and WillScot in respect of each financial metric analyzed, Barclays calculated an illustrative implied exchange ratio for each financial metric analyzed, as set forth in the following table:

	Implied contribution (rounded to nearest 1.0%)
Financial metric	Mobile Mini	WillScot	Implied exchange ratio
Market Capitalization	44%	56%	2.2229x
Discounted Cash Flows	43%	57%	2.1168x
Adjusted EBITDA
2020E	40%	60%	1.8667x
2021E	39%	61%	1.7691x
2022E	37%	63%	1.6403x
2023E	35%	65%	1.5287x
2024E	35%	65%	1.4935x

        Barclays noted that, based on the Exchange Ratio and the number of fully diluted outstanding shares of Mobile Mini Common Stock and WillScot Class A Common Stock, as provided by the managements of Mobile Mini and WillScot and approved for Barclays' use by the management of Mobile Mini, the Mobile Mini stockholders and WillScot stockholders were expected to own approximately 46.2% and 53.8% of the Combined Company, respectively, following the Merger.

  Illustrative Pro Forma Merger Analyses

        Barclays calculated, for reference only, certain financial features of the Combined Company pro forma for the Merger.

        Based on the management projections (including the expected cost synergies), Barclays calculated the expected net financial leverage of the Combined Company pro forma for the Merger by dividing the sum of the net debt (defined as debt less cash) of each of Mobile Mini and WillScot as of June 30, 2020, by the sum of the projected last twelve months' Adjusted EBITDA as of June 30, 2020 of each of Mobile Mini and WillScot (including the run-rate cost synergies and excluding the cost to achieve such cost synergies). Such calculation resulted in an expected pro forma net financial leverage ratio of the Combined Company of 3.8x.

        Barclays performed an illustrative pro forma analysis of the impact of the Merger on the projected adjusted earnings per share of Mobile Mini Common Stock and WillScot Class A Common Stock for fiscal year 2021 to determine whether the Merger would be accretive or dilutive to the projected adjusted earnings per share of Mobile Mini Common Stock and WillScot Class A Common Stock for fiscal year 2021. Barclays first divided the projected adjusted net income of the Combined Company for 2021 (including the run-rate cost synergies and excluding the cost to achieve such cost synergies), based on the management projections, by the estimated number of fully diluted outstanding shares of Combined Company Common Stock following the Merger, based on information approved for Barclays' use by the management of Mobile Mini, to obtain the Combined Company adjusted earnings per share.

        Barclays then multiplied the Combined Company adjusted earnings per share by the Exchange Ratio of 2.4050x to derive the adjusted earnings per share of Mobile Mini Common Stock and, to obtain the accretion to Mobile Mini stockholders, divided that number by the expected 2021 adjusted earnings per share of Mobile Mini Common Stock on a standalone basis, based on the management projections. In order to obtain the adjusted earnings per share accretion to WillScot stockholders, Barclays divided the adjusted earnings per share of Combined Company Common Stock by the expected 2021 adjusted earnings per share of WillScot Common Stock on a standalone basis, based on the management projections.

        On the basis of the foregoing analysis, the illustrative adjusted earnings per share accretion of Mobile Mini Common Stock and WillScot Common Stock, pro forma for the Merger, in fiscal year 2021, will be 3.6% and 26.0%, respectively, compared to the management projections of the forecasted adjusted earnings per share of common stock of each company as of February 28, 2020.

        Barclays performed an illustrative value creation analysis to determine the illustrative price per share of Mobile Mini Common Stock and WillScot Class A Common Stock pro forma for the Merger assuming the cost synergies expected to result from the Merger, based on the management projections, were attributed to Mobile Mini stockholders and WillScot stockholders in proportion to their expected relative ownership in the Combined Company pro forma following the Merger.

        First, Barclays calculated the illustrative equity value of the Combined Company pro forma for the Merger. Barclays multiplied the expected run-rate cost synergies (excluding any cost to achieve such cost synergies) of the Combined Company, based on the management projections, by an EV/NTM Adj. EBITDA multiple of 9.3x to obtain an illustrative value of the capitalized synergies expected by management of Mobile Mini to result from the Merger. The EV/NTM Adj. EBITDA multiple was derived by Barclays based on its professional judgment by dividing the sum of the enterprise values of each of Mobile Mini and WillScot, by the sum of the next twelve months' Adjusted EBITDA of each of Mobile Mini and WillScot, based on the management projections. Barclays then added the illustrative value of capitalized synergies from the foregoing calculation to the implied equity value of the Combined Company, using the market capitalizations of Mobile Mini and WillScot as of February 28, 2020, and subtracted the estimated transaction fees and expenses to be incurred in the Merger to obtain an illustrative equity value of the Combined Company pro forma for the Merger of approximately $4,329 million.

        On the basis of information approved for Barclays' use by the management of Mobile Mini, Mobile Mini stockholders will own 46.2% of the Combined Company following the Merger. As a result, the illustrative pro forma equity value attributable to Mobile Mini stockholders will be approximately $1,998 million, rounded to the nearest million, or approximately $44.00, rounded to the nearest $1.00, per share of Mobile Mini Common Stock and represents a 14.0% premium to the closing price of Mobile Mini Common Stock as of February 28, 2020 of $38.99 per share. On the basis of information approved for Barclays' use by the management of Mobile Mini, WillScot stockholders will own 53.8% of the Combined Company following the Merger. As a result, the illustrative pro forma equity value attributable to WillScot stockholders will be approximately $2,331 million, rounded to the nearest million, or approximately $18.00, rounded to the nearest $1.00, per share of WillScot Common Stock, and represents a 5.0% premium to the closing price of WillScot Common Stock as of February 28, 2020 of $17.54 per share.

  (3)
  General

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Mobile Mini Board selected Barclays because of its familiarity with Mobile Mini and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

        Barclays is acting as financial advisor to Mobile Mini in connection with the Merger. As compensation for its services in connection with the Merger, Mobile Mini became obliged to pay Barclays an opinion fee of $4 million upon the delivery of Barclays' opinion. Additional compensation of $20 million will be payable at the closing of the Merger, against which the amounts paid for the opinion will be credited. In addition, Mobile Mini has agreed to reimburse Barclays for a portion of its expenses incurred in connection with the Merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Mobile Mini and the rendering of Barclays' opinion. Barclays has performed various investment banking services for Mobile Mini, WillScot and TDR Capital and certain of its affiliates and portfolio companies in the past, and, as of the date of Barclays' opinion was providing such services and expected to perform such services in the future, and had received, and was expected to receive, customary fees for such services. Specifically, in the two years prior to the date of Barclays' opinion letter, Barclays performed the following investment banking services: (i) for Mobile Mini, in March 2019, participated as a joint lead arranger and joint bookrunner in a refinancing of Mobile Mini's asset based loan revolving credit facility; and (ii) for WillScot, (A) in August 2018, participated as a joint lead arranger and joint bookrunner in a refinancing of WillScot's asset based loan revolving credit facility, (B) in August 2018, acted as bookrunner on WillScot's $500 million notes offering, (C) in July 2018, acted as lead left bookrunner on WillScot's registered equity offering and (D) in June 2018, acted as financial advisor to WillScot in connection with WillScot's acquisition of Modular Space Holdings, Inc. Further, affiliates of Barclays were performing the following financial services as of the date of Barclays' opinion letter: (i) acting as a lender under Mobile Mini's asset based loan revolving credit facility; and (ii) acting as lender under WillScot's asset based loan revolving credit facility. In the two years prior to the date of Barclays' opinion, Barclays received fees for investment banking and financial advisory services provided to Mobile Mini and its affiliates (other than for its services as financial advisor in connection with the Merger), and WillScot and its affiliates (other than TDR Capital) in the aggregate amount of approximately $0.2 million and approximately $11.4 million, respectively. In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to TDR Capital and certain of its affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to TDR Capital and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunnner and/or lender for TDR Capital and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by TDR Capital and certain of its portfolio companies and affiliates. In addition, an affiliate of Barclays was acting as a lender under the margin loan of Sapphire Holding as of the date of Barclays' opinion letter. Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the two years prior to the date of Barclays' opinion, Barclays received fees for investment banking and financial advisory services provided to TDR Capital and its portfolio companies and affiliates, including Sapphire Holding, in the aggregate amount of approximately $78.1 million. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Mobile Mini and WillScot for their respective accounts and for the accounts of their respective customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Goldman Sachs & Co. LLC

        Goldman Sachs rendered its opinion to the Mobile Mini Board that, as of March 1, 2020 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the Mobile Mini stockholders (other than WillScot and its affiliates).

        The full text of the written opinion of Goldman Sachs, dated March 1, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Mobile Mini Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any Mobile Mini stockholder should vote with respect to the Merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the Merger Agreement;

  •
  Annual Reports on Form 10-K of Mobile Mini for the five years ended December 31, 2019;

  •
  the Registration Statement on Form S-4 (Reg. No. 333-220356), including the prospectus contained therein, filed with the SEC by Double Eagle Acquisition Corp. (the predecessor of WillScot) and declared effective as of November 7, 2017, in respect of its acquisition of Williams Scotsman International, Inc.;

  •
  Annual Reports on Form 10-K of WillScot for the three years ended December 31, 2019, and a draft, received on February 9, 2020, of the WillScot 10-K;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Mobile Mini and WillScot;

  •
  certain other communications from Mobile Mini and WillScot to their respective stockholders;

  •
  certain publicly available research analyst reports for Mobile Mini and WillScot; and

  •
  certain internal financial analyses and forecasts for Mobile Mini prepared by its management and for WillScot prepared by its management, and certain financial analyses and forecasts for the Combined Company pro forma for the Merger prepared by the managements of Mobile Mini and WillScot, in each case as approved for Goldman Sachs' use by Mobile Mini (referred to collectively as the "management forecasts" for purposes of this section) including certain cost synergies projected by the managements of Mobile Mini and WillScot to result from the Merger, as approved for Goldman Sachs' use by Mobile Mini (referred to collectively as the "cost synergies" for purposes of this section).

        Goldman Sachs also held discussions with members of the senior managements of Mobile Mini and WillScot regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition, and future prospects of Mobile Mini and WillScot; reviewed the reported price and trading activity for the Mobile Mini Common Stock and the WillScot Class A Common Stock; compared certain financial and stock market information for Mobile Mini and WillScot with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the portable storage solutions industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with Mobile Mini's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Mobile Mini's consent that the management forecasts, including the cost synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Mobile Mini. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Mobile Mini or WillScot or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Mobile Mini or WillScot or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the

Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Mobile Mini to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Mobile Mini; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Mobile Mini or any other alternative transaction. Goldman Sachs' opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Exchange Ratio pursuant to the Merger Agreement to the Mobile Mini stockholders (other than WillScot and its affiliates). Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Mobile Mini; nor as to the fairness of the amount or nature of the Sapphire Holding share exchange (as described in the section entitled "The Merger Agreement—Merger Consideration") or any compensation to be paid or payable to any of the officers, directors or employees of Mobile Mini, or class of such persons in connection with the Merger, whether relative to the Exchange Ratio pursuant to the Merger Agreement or otherwise. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of Mobile Mini Common Stock or shares of WillScot Class A Common Stock will trade at any time or as to the impact of the Merger on the solvency or viability of Mobile Mini or WillScot or the ability of Mobile Mini or WillScot to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Mobile Mini Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 28, 2020, the last completed trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.

  Historical Stock Trading Analysis

        Goldman Sachs reviewed the historical trading prices and volumes of shares of Mobile Mini Common Stock for the 52-week period ended February 28, 2020. In addition, Goldman Sachs calculated the implied consideration per share of $42.18 to be paid to Mobile Mini stockholders, which is referred to as the "implied exchange ratio value" for purposes of this section, by multiplying the exchange ratio of 2.4050x pursuant to the Merger Agreement by the closing price per share of WillScot Class A Common Stock of $17.54 on February 28, 2020, and analyzed the implied exchange ratio value in relation to certain closing prices of Mobile Mini Common Stock during such period.

        This analysis indicated that the implied exchange ratio value of $42.18 represented:

  •
  a discount of 2.7% based on the highest closing price per share of Mobile Mini Common Stock for the 52-week period ended February 28, 2020 of $43.36;

  •
  a premium of 44.0% based on the lowest closing price per share of Mobile Mini Common Stock for the 52-week period ended February 28, 2020 of $29.30;

  •
  a premium of 8.2% based on the closing price per share of Mobile Mini Common Stock as of February 28, 2020 of $38.99; and

  •
  a premium of 27.3% based on the closing price per share of Mobile Mini Common Stock as of September 10, 2019 of $33.13 (which is referred to as the "undisturbed date" for purposes of this section), the last completed trading day prior to the publication of a report that The Donerail Group had built a stake in Mobile Mini and was pushing Mobile Mini to explore strategic alternatives, including a potential sale.

  Illustrative Discounted Cash Flow Analyses

        Goldman Sachs performed illustrative discounted cash flow analyses on Mobile Mini and on the Combined Company pro forma for the Merger, in each case using the management forecasts (which, in the case of the Combined Company, included the phased-in cost synergies and included the expected costs to achieve such cost synergies).

  Mobile Mini Standalone Discounted Cash Flow Analysis

        Using discount rates ranging from 6.50% to 7.50%, reflecting estimates of Mobile Mini's weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2019 (i) estimates of unlevered free cash flow for Mobile Mini for the years 2020 through 2024 as reflected in the management forecasts and (ii) a range of illustrative terminal values for Mobile Mini, which were calculated by applying perpetuity growth rates ranging from 1.00% to 2.00% to a terminal year estimate of the free cash flow to be generated by Mobile Mini, as reflected in the management forecasts. In addition, using discount rates ranging from 6.50% to 7.50%, reflecting an estimate of Mobile Mini's weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2019 the estimated benefits of Mobile Mini's net operating losses for the years 2020 through 2024 as reflected in the management forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the management forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Mobile Mini by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Mobile Mini the amount of Mobile Mini's net debt (defined as gross financial debt less cash) as of December 31, 2019, as provided by the management of Mobile Mini, to derive a range of illustrative equity values for Mobile Mini. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Mobile Mini Common Stock, as provided by the management of Mobile Mini, to derive a range of illustrative present values per share ranging from approximately $39.00 to $62.00, rounded to the nearest $1.00.

  Combined Company Pro Forma Discounted Cash Flow Analysis

        Using discount rates ranging from 6.75% to 7.75%, reflecting estimates of the Combined Company's weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2019 (i) estimates of unlevered free cash flow for the Combined Company for the years

2020 through 2024 as reflected in the management forecasts and (ii) a range of illustrative terminal values for the Combined Company, which were calculated by applying perpetuity growth rates ranging from 1.25% to 2.25%, to a terminal year estimate of the free cash flow to be generated by the Combined Company, as reflected in the management forecasts. In addition, using discount rates ranging from 6.75% to 7.75%, reflecting an estimate of the Combined Company's weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2019 the estimated benefits of the Combined Company's net operating losses for the years 2020 through 2024 and the estimated benefits of the phased-in cost synergies from the Merger (including the costs to achieve such cost synergies), in each case as reflected in the management forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the management forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for the Combined Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Combined Company the amount of the Combined Company's pro forma net debt (defined as gross financial debt less cash) as of December 31, 2019 and estimated transaction fees in connection with the Merger, as provided by the management of Mobile Mini, to derive a range of illustrative equity values for the Combined Company. Goldman Sachs then divided the range of illustrative equity values it derived by the estimated number of fully diluted outstanding shares of WillScot Common Stock following the Merger, based on information and assumptions approved for Goldman Sachs' use by the management of Mobile Mini. Lastly, Goldman Sachs multiplied such amount, representing the illustrative present value per share of the Combined Company Common Stock, by the Exchange Ratio of 2.4050x to derive a range of illustrative present values of the consideration to be received by Mobile Mini stockholders in respect of each share of Mobile Mini Common Stock ranging from approximately $43.00 to $69.00, rounded to the nearest $1.00.

  Illustrative Present Value of Future Share Price Analyses

        Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Mobile Mini Common Stock on a standalone basis and pro forma for the Merger.

  Mobile Mini Standalone Present Value of Future Share Price Analysis

        Goldman Sachs first calculated the implied present values per share of Mobile Mini Common Stock on a stand-alone basis, including the present value of cumulative future dividends in respect of fiscal years 2020 to 2022. This analysis is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples.

        Goldman Sachs derived a range of illustrative implied future enterprise values for Mobile Mini as of December 31 of each of 2020, 2021 and 2022 by applying a range of illustrative multiples of enterprise value to next twelve months' adjusted earnings before interest, taxes depreciation and amortization (which multiples are referred to as "EV/NTM Adj. EBITDA" for purposes of this section) of 9.0x to 11.5x to the adjusted earnings before interest, taxes, depreciation and amortization (referred to as "Adjusted EBITDA" for purposes of this section) for the following full year of Mobile Mini on a standalone basis, based on the management forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data of Mobile Mini Common Stock and the current enterprise value to Adjusted EBITDA multiple for Mobile Mini. For purposes of this section, the "Adjusted EBITDA" of Mobile

Mini, WillScot or the Combined Company, as applicable, where based on the management forecasts, reflects the earnings before income tax expense, net interest expense, depreciation and amortization, excluding any non-cash items considered non-core to the business operations of Mobile Mini, WillScot or the Combined Company, as applicable.

        To derive a range of illustrative implied future equity values for Mobile Mini on a standalone basis for each of the fiscal years 2020 to 2022, Goldman Sachs subtracted the amount of Mobile Mini's forecasted net debt (defined as gross financial debt less cash) for each of the fiscal year-ends 2020 to 2022 included in the management forecasts from the respective illustrative implied future enterprise values previously calculated. Goldman Sachs then divided the results by the number of fully diluted outstanding shares of Mobile Mini Common Stock, based on assumptions and information approved for Goldman Sachs' use by the management of Mobile Mini, to derive a range of implied future share prices per share of Mobile Mini Common Stock, excluding dividends. Goldman Sachs then added the cumulative dividends per share expected to be paid on shares of Mobile Mini Common Stock in each of the fiscal years 2020 to 2022, using the management forecasts.

        Goldman Sachs then discounted the illustrative implied future values per share back to December 31, 2019, using an illustrative discount rate of 8.0%, reflecting an estimate of Mobile Mini's cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Mobile Mini Common Stock of $36.00 to $56.00, rounded to the nearest $1.00.

  Pro Forma Present Value to be Received per Share of Mobile Mini Common Stock

        Goldman Sachs next calculated the implied present value of the Merger Consideration to be received by Mobile Mini stockholders per share of Mobile Mini Common Stock pro forma for the Merger. This analysis is designed to provide an indication of the present value of a theoretical future value of the pro forma Merger Consideration to be received per share of Mobile Mini Common Stock as a function of the Combined Company's financial multiples pro forma for the Merger.

        Goldman Sachs derived a range of illustrative implied future enterprise values for the Combined Company pro forma for the Merger as of December 31 of each of 2020, 2021 and 2022 by applying a range of illustrative EV/NTM Adj. EBITDA multiples of 8.5x to 11.0x to the estimated Adjusted EBITDA for the following full year of the Combined Company, including the phased-in cost synergies expected to result from the Merger and excluding the expected costs to achieve such cost synergies, in each case as set forth in the management forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and current and historical enterprise value to Adjusted EBITDA multiples for Mobile Mini and WillScot. To derive a range of illustrative implied future equity values for the Combined Company for each of the fiscal years 2020 to 2022, Goldman Sachs subtracted the amount of the Combined Company's pro forma net debt (defined as gross financial debt less cash and the expected costs to achieve the cost synergies) for each of the fiscal years 2020 to 2022 included in the management forecasts from the respective illustrative implied future enterprise values previously calculated.

        To determine the future values of the consideration to be received per share of Mobile Mini Common Stock following the Merger, Goldman Sachs then divided the range of illustrative implied future equity values for the Combined Company by the estimated number of fully diluted outstanding shares of WillScot Common Stock following the Merger, based on information and assumptions approved for Goldman Sachs' use, and multiplied the resulting implied per share value by the Exchange Ratio of 2.4050x. Goldman Sachs then added the cumulative dividends projected to be paid to Mobile Mini stockholders prior to June 30, 2020, the closing date of the Merger estimated by the management of Mobile Mini. As reflected in the management forecasts, the Combined Company was assumed not to pay dividends following the estimated closing of the Merger on June 30, 2020. Goldman Sachs discounted the resulting illustrative implied future values of the consideration to be received per share of Mobile Mini Common Stock back to December 31, 2019, using an illustrative discount rate of 9.0%, reflecting an estimate of the Combined Company's cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied pro forma present values of the consideration to be received per share of Mobile Mini Common Stock of $40.00 to $70.00, rounded to the nearest $1.00.

  Selected Transactions Multiples Analysis

        Goldman Sachs analyzed certain information relating to the following selected transactions in the specialty rentals industry since January 1, 2011 where sufficient public information was available to calculate the multiples of enterprise value to last twelve months' Adjusted EBITDA (referred to as "EV/LTM Adj. EBITDA" for purposes of this section):

Acquiror	Target	Announcement date	EV/LTM Adj. EBITDA multiple
Permira Holdings Limited	BakerCorp International Holdings, Inc.	April 2011	9.5x
Aggreko plc	Companhia Brasileira de Locações (POIT Energia)	March 2012	9.2x
Algeco Scotsman	Target Logistics Management LLC	February 2013	11.0x
United Rentals, Inc.	National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC	March 2014	7.6x
General Finance Corporation	Lone Star Tank Rental LP and KHM Rentals, LLC	March 2014	5.8x
Mobile Mini	Evergreen Tank Solutions	November 2014	9.0x
Acton Mobile	The wood mobile office units of Mobile Mini	April 2015	6.6x
ACON Investments, L.L.C., Fairfax Financial Holdings Limited and Albright Capital Management	APR Energy plc	October 2015	8.9x
Double Eagle Acquisition Corp.	Williams Scotsman	August 2017	9.0x
WillScot	Modular Space Holdings, Inc.	June 2018	9.9x
United Rentals, Inc.	BakerCorp International Holdings, Inc.	July 2018	9.0x
Platinum Eagle Acquisition Corp.	Target Logistics Management, LLC and RL Signor Holdings, LLC	November 2018	10.4x

        While none of the companies that participated in the selected transactions are directly comparable to Mobile Mini, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Mobile Mini's results, market size and product profile.

        The average and median EV/LTM Adj. EBITDA multiples for the selected transactions were 8.8x and 9.0x, respectively. On the basis of the EV/LTM Adj. EBITDA multiples analysis and using its professional judgment and experience, Goldman Sachs applied a reference range of 9.5x to 10.5x to Mobile Mini's last twelve months' Adjusted EBITDA as of December 31, 2019, which calculation resulted in a range of illustrative implied values per share of Mobile Mini Common Stock of approximately $32.00 to $37.00, rounded to the nearest $1.00.

  Historical Premia Analysis

        Goldman Sachs reviewed and analyzed, for reference only, using publicly available information, the acquisition premia for all-stock transactions announced during the time period from January 1, 2014 through February 28, 2020 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $1 billion and $5 billion and where target shareholders were estimated at the time of signing to own 40% to 60% of the combined company on a pro forma basis following the transaction. For the entire period, using publicly available information, Goldman Sachs calculated the median premium of the price paid in such transactions relative to the target's last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 5.0% across the period. Goldman Sachs compared such amounts to the premium of 8.2% represented by the implied exchange ratio value compared to the closing price per share of Mobile Mini Common Stock as of February 28, 2020.

  Illustrative Contribution Analysis

        Using the management forecasts and publicly available information, Goldman Sachs analyzed, for reference only, the implied equity contributions of Mobile Mini and WillScot to the pro forma Combined Company (excluding any cost synergies and costs to achieve such cost synergies) based on estimated future operating and financial information of each company on a stand-alone basis, including to (i) estimated Adjusted EBITDA for fiscal years 2020 through 2024, (ii) discounted cash flows analysis and (iii) market capitalization as of February 28, 2020. The discounted cash flows analysis for Mobile Mini assumed a discount rate of 7.0%, equal to the midpoint of 6.50% to 7.50%, reflecting estimates of Mobile Mini's weighted average cost of capital on a standalone basis, and a perpetuity growth rate of 1.5%. The discounted cash flows analysis for WillScot assumed a discount rate of 7.5%, reflecting estimates of WillScot's weighted average cost of capital on a standalone basis, and a perpetuity growth rate of 2.0%. The perpetuity growth rate for each of Mobile Mini and WillScot was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the management forecasts and market expectations regarding long-term real growth of gross domestic product and inflation.

        Goldman Sachs then compared the relative contributions of each of Mobile Mini and WillScot in respect of each financial metric analyzed to 46.2%, the portion of the Combined Company expected to be owned by the Mobile Mini stockholders following the closing of the Merger. The following table presents the results of this analysis:

	Implied contribution (rounded to nearest 1.0%)
Financial metric	Mobile Mini	WillScot	Implied exchange ratio
Market Capitalization	44%	56%	2.2229x
Discounted Cash Flows	44%	56%	2.1991x
Adjusted EBITDA
2020E	40%	60%	1.8667x
2021E	39%	61%	1.7691x
2022E	37%	63%	1.6403x
2023E	35%	65%	1.5287x
2024E	35%	65%	1.4935x

  Illustrative Pro Forma Merger Analysis

        Goldman Sachs calculated, for reference only, certain of the financial features of the Combined Company pro forma for the Merger.

        Based on the management forecasts (including the expected cost synergies), Goldman Sachs calculated the expected net financial leverage of the Combined Company pro forma for the Merger by adding together the net debt (defined as gross financial debt less cash) of each of Mobile Mini and WillScot as of December 31, 2019, and dividing that sum by the sum of the projected last twelve months' Adjusted EBITDA as of June 30, 2020 for each of Mobile Mini and WillScot (including the run-rate cost synergies and excluding the cost to achieve such cost synergies), therefore obtaining an expected pro forma net financial leverage ratio of 3.8x.

        Goldman Sachs then calculated an expected 2021 adjusted earnings per share accretion to the Mobile Mini stockholders of 2.4%, and to the WillScot stockholders of 26.2%, pro forma for the Merger. In order to obtain such result, Goldman Sachs divided the adjusted net income of the Combined Company for 2021 pro forma for the Merger (including the run-rate cost synergies and excluding the cost to achieve such cost synergies), based on the management forecasts, by the estimated number of fully diluted outstanding shares of Combined Company Common Stock following the Merger, based on information approved for Goldman Sachs' use by the management of Mobile Mini, to obtain the Combined Company adjusted earnings per share. Goldman Sachs then multiplied the Combined Company adjusted earnings per share by the Exchange Ratio of 2.4050x to derive the adjusted earnings per share of Mobile Mini Common Stock and, to obtain the accretion to Mobile Mini stockholders, divided that number by the expected 2021 adjusted earnings per share of Mobile Mini Common Stock on a standalone basis, based on the management forecasts. In order to obtain the adjusted earnings per share accretion to WillScot stockholders, Goldman Sachs divided the adjusted earnings per share of Combined Company Common Stock by the expected 2021 adjusted earnings per share of WillScot Common Stock on a standalone basis, based on the management forecasts.

        Goldman Sachs also conducted an illustrative value creation analysis to determine an illustrative price per share of Mobile Mini Common Stock and per share of WillScot Common Stock pro forma for the Merger assuming the cost synergies expected to result from the Merger are attributed to Mobile Mini stockholders and WillScot stockholders in proportion to their relative ownership in the Combined Company following the Merger.

        Goldman Sachs determined the equity value of the Combined Company pro forma for the Merger by calculating the sum of the public market equity value of each of Mobile Mini and WillScot as of February 28, 2020, based on publicly available information. To this sum, Goldman Sachs added the product obtained by multiplying the expected run rate cost synergies (excluding any cost to achieve such cost synergies), based on the management forecasts, by the blended enterprise value to the next twelve months' Adjusted EBITDA multiple of Mobile Mini and WillScot of 9.4x. Such multiple was obtained by adding the enterprise value of Mobile Mini and WillScot based on publicly available information and dividing that sum by the sum of the next twelve months' Adjusted EBITDA of each of Mobile Mini and WillScot, based on the analyst consensus. Goldman Sachs then subtracted estimated transaction fees in connection with the Merger, based on the management forecasts, to obtain an illustrative equity value of the Combined Company pro forma for the Merger of approximately $4,334 million.

        Goldman Sachs multiplied such illustrative equity value by 46.2%, representing the portion of the Combined Company expected to be owned by the Mobile Mini stockholders following the Merger, based on information approved for Goldman Sachs' use by the management of Mobile Mini. The foregoing calculation resulted in a pro forma equity value of Mobile Mini of $2,000 million, rounded to the nearest million, or, based on the number of fully diluted outstanding shares of Mobile Mini Common Stock as of February 28, 2020, as provided by the management of Mobile Mini, a value per share of Mobile Mini Common Stock of $44.00, rounded to the nearest $1.00. Such value corresponds to an illustrative value creation of 14.1% compared to the closing price of Mobile Mini Common Stock as of February 28, 2020 of $38.99 per share. An equivalent calculation for the WillScot stockholders, using 53.8% as the relevant portion of the Combined Company expected to be owned by the WillScot stockholders following the Merger, based on assumptions approved for Goldman Sachs' use by the management of Mobile Mini, resulted in an illustrative value creation of 5.1% compared to the closing price of WillScot Common Stock as of February 28, 2020 of $17.54 per share.

  Miscellaneous

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Mobile Mini or WillScot or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Mobile Mini Board as to the fairness from a financial point of view, as of the date of the opinion, of the Exchange Ratio pursuant to the Merger Agreement to the Mobile Mini stockholders (other than WillScot and its affiliates). These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Mobile Mini, WillScot, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

        The Exchange Ratio was determined through arm's-length negotiations between Mobile Mini and WillScot and was approved by the Mobile Mini Board. Goldman Sachs provided advice to Mobile Mini during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Mobile Mini or the Mobile Mini Board or recommend that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

        As described in the section entitled "The Merger—Mobile Mini Board's Recommendation and Reasons for the Merger," Goldman Sachs' opinion to the Mobile Mini Board was one of many factors taken into consideration by the Mobile Mini Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex I.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Mobile Mini, WillScot and any of their respective affiliates and third parties, including Sapphire Holding and TDR Capital and their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to Mobile Mini in connection with, and participated in certain of the negotiations leading to, the Merger. During the two year period ended March 1, 2020, Goldman Sachs did not recognize compensation for any financial advisory and/or underwriting services provided by its Investment Banking Division to Mobile Mini or WillScot. Goldman Sachs also has provided certain financial advisory and/or underwriting services to TDR Capital and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to the €80 million add on to the Term Loan B under the leveraged loan facility of Hurtigruten ASA, a portfolio company of TDR Capital, in November 2018; as sole bookrunner with respect to the public offering by Algeco Global Finance plc, a subsidiary of a portfolio company of TDR Capital, of its 6.50% Notes due 2023 and Senior Secured Floating Rate Notes due 2023 (aggregate principal amount €125,000,000) in November 2018; as financial advisor to TDR Capital with respect to its pending acquisition of Ei Group plc announced in July 2019; as joint bookrunner with respect to the offering by EG Global Finance plc, a subsidiary of a portfolio company of TDR Capital, of its 8.50% Secured Notes due 2025 (aggregate principal amount $635 million) and 6.25% Secured Notes due 2025 (aggregate principal amount €700 million) in October 2019; as joint bookrunner with respect to the offering by LeasePlan Corp N.V., a portfolio company of TDR Capital, of its 2.875% Senior Notes due 2024 (aggregate principal amount $750 million) in October 2019; and as financial advisor to EG Group Limited, a portfolio company of TDR Capital, in connection with its acquisition of Cumberland Farms, Inc. in October 2019. During the two-year period ended March 1, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to TDR Capital and/or its affiliates and portfolio companies of approximately $10.2 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Mobile Mini, WillScot, TDR Capital, Sapphire Holding and their respective affiliates and, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with TDR Capital and Sapphire Holding and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of TDR Capital and Sapphire Holding from time to time and may do so in the future.

        The Mobile Mini Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated February 29, 2020, Mobile Mini engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the engagement letter between Mobile Mini and Goldman Sachs, Mobile Mini has agreed to pay Goldman Sachs an advisory fee equal to $20 million, $4 million of which became payable in cash upon the presentation to the Mobile Mini Board of the results of the study Goldman Sachs undertook in connection with its fairness opinion and the remainder of which is payable upon the closing of the Merger. In addition, Mobile Mini has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Unaudited Prospective Financial Information

Certain Unaudited Prospective Financial Information Provided by WillScot Management

        WillScot does not, as a matter of general practice, make long-term projections as to anticipated future performance available to the public, other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. WillScot avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates inherent in such projections.

        In connection with a possible transaction with Mobile Mini, WillScot management prepared certain non-public, unaudited prospective financial information regarding the anticipated results of operations for fiscal years 2020 through 2024 of each of WillScot and Mobile Mini (together, the "WillScot Forecasts"). The WillScot Forecasts were provided by WillScot management to the WillScot Board and the WillScot Special Committee in connection with their respective evaluations of the Merger and, except as otherwise specified in the table below, to their financial advisors, Morgan Stanley and Stifel, respectively, in connection with their respective analyses and opinions described in the section "—Opinions of WillScot's Financial Advisors." Certain of the WillScot Forecasts were also provided by WillScot management to Mobile Mini management, as described below in the section entitled "—Certain Unaudited Prospective Financial Information Provided by Mobile Mini Management."

        Except as specifically noted herein, the WillScot Forecasts were prepared by WillScot management and are based on numerous estimates and assumptions, including assumptions regarding general market-level activity volume forecasts driven by market growth-rate projections, company-specific pricing growth projections, as well as anticipated margins and discretionary spending, and assume no new acquisitions, divestitures or new large investments or revenues. These forecasts were built on the assumption that macroeconomic conditions would remain stable in the U.S. and in the rest of North America, that the interest rate environment would remain stable, that competitor pricing would remain rational, that regulatory requirements would not change significantly, and that the tax laws, including corporate tax rates, would remain unchanged relative to such laws (including such rates).

        The WillScot Forecasts were based on information and market factors known to WillScot management as of February 23, 2020, and do not take into account any circumstances or events occurring after such date, including the announcement of the Merger, or any events or impact related to the COVID-19 pandemic. The WillScot Forecasts resulted from WillScot's 2020 annual strategic and financial planning process and the business case associated with the acquisitions of Acton and ModSpace, updated in February 2020 to reflect financial planning and updated projections for Acton and ModSpace synergies as of February 23, 2020. The WillScot Forecasts reflect WillScot's business on a standalone basis, without giving effect to the Merger, the impact of negotiating or executing the Merger, the expenses that have been or may be incurred in connection with consummating the Merger, or the potential synergies (including the Projected Synergies defined below) that may be achieved by the Combined Company as a result of the Merger.

        The forecasted financial information contained in this section entitled "Certain WillScot Unaudited Prospective Financial Information" was not prepared for public disclosure. The inclusion of this information in this joint proxy statement/prospectus does not constitute an admission or representation by WillScot or Mobile Mini that the information is material. You should note that this forecasted financial information constitutes forward-looking statements. See the section entitled "Cautionary Note Regarding Forward-Looking Statements."

        The summary of the WillScot Forecasts is included in this joint proxy statement/prospectus to give WillScot stockholders and Mobile Mini stockholders access to non-public information that was provided to the WillScot Board, Mobile Mini and WillScot's financial advisors in connection with evaluating the Merger and the other transactions contemplated by the Merger Agreement.

        WillScot uses certain financial measures in the WillScot Forecasts that have not been prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While WillScot believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of WillScot's competitors and may not be directly comparable to similarly titled measures of WillScot's competitors or other companies generally. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the WillScot Forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of "non-GAAP financial measures" under the rules of the SEC, and therefore the WillScot Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the WillScot Board, Mobile Mini, or WillScot's financial advisors in connection with the Merger. Accordingly, no reconciliation of the financial measures included in the WillScot Forecasts is provided in this joint proxy statement/prospectus.

        The following is a summary of the metrics included in the WillScot Forecasts (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2020E		2021E	2022E	2023E	2024E
WillScot
Revenue	1,161		1,238	1,320	1,400	1,457
Adjusted EBITDA(1)	426		473	526	580	621
Adjusted EBIT(2)	223		277	322	369	417
Unlevered Free Cash Flow(3)	158		175	202	229	258
Unlevered Free Cash Flow(4)	214		269	302	335	374
Estimated Tax Savings from Net Operating Losses(5)	21	(6)	43	58	74	90
Mobile Mini
Revenue(7)	642		675	706	735	765
Adjusted EBITDA(7)	258		278	294	311	328
Adjusted EBIT(8)	186		202	215	228	242
Unlevered Free Cash Flow(3)	151		150	161	172	183
Unlevered Free Cash Flow(4)	202		195	191	197	207
Estimated Tax Savings from Net Operating Losses(5)	17	(7)	21	6	2	0

(1)
A non-GAAP financial measure defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for, non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, and other discrete expenses.

(2)
A non-GAAP financial measure defined as net income before interest expenses, taxes, non-recurring expense and certain non-cash expenses and transactions that WillScot management believes are not indicative of WillScot's ongoing business.

(3)
A non-GAAP financial measure calculated by Morgan Stanley reflecting net cash provided by operating activities prior to after-tax interest expense, minus or plus, net cash used in or provided by investing activities. Excludes tax savings from the use of net operating losses and treats share-based compensation as cash expense. Reviewed and approved by WillScot management for Morgan Stanley's use in connection with its analysis and opinion as described in the sections entitled "Opinions of WillScot's Financial Advisors—Opinion of Morgan Stanley & Co. LLC" in this joint proxy statement/prospectus.

(4)
A non-GAAP financial measure calculated by Stifel reflecting net cash provided by operating activities prior to interest expense, minus or plus, net cash used in or provided by investing activities and including estimated tax savings from the use of net operating losses. Reviewed and approved by WillScot management for Stifel's use in connection with its analysis and opinion as described in the sections entitled "Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company, Incorporated" in this joint proxy statement/prospectus.

(5)
A non-GAAP financial measure calculated by Morgan Stanley reflecting estimated cash tax savings as a result of tax loss carryforwards that are expected to be available to offset future cash income taxes. Reviewed and approved by WillScot management for Morgan Stanley's use in connection with its analysis and opinion as described in the sections entitled "Opinions of WillScot's Financial Advisors—Opinion of Morgan Stanley & Co. LLC" in this joint proxy statement/prospectus.

(6)
2020E represents a partial year projection for estimated tax savings from net operating losses and accelerated depreciation and amortization for the six months ended December 31, 2020.

(7)
Provided by Mobile Mini management to WillScot management, calculated as described below in the section entitled "—Certain Unaudited Prospective Financial Information Provided by Mobile Mini Management," as reviewed and approved by WillScot management for Morgan Stanley's and Stifel's use in connection with their respective analyses and opinions as described in the sections entitled "Opinions of WillScot's Financial Advisors—Opinion of Morgan Stanley & Co. LLC" and "Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company, Incorporated," respectively, in this joint proxy statement/prospectus.

(8)
Provided by Mobile Mini management to WillScot management, calculated as described below in the section entitled "—Certain Unaudited Prospective Financial Information Provided by Mobile Mini Management," but excluding non-cash charges for stock compensation plans, as reviewed and approved by WillScot management for Morgan Stanley and Stifel's use in connection with their respective analyses and opinions as described in the sections entitled "Opinions of WillScot's Financial Advisors—Opinion of Morgan Stanley & Co. LLC" and "Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company, Incorporated," respectively, in this joint proxy statement/prospectus.

Certain Unaudited Prospective Financial Information Provided by Mobile Mini Management

        Mobile Mini does not, as a matter of course, make long-term projections as to anticipated future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. Mobile Mini avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates inherent in such projections.

        In connection with a possible transaction with WillScot, Mobile Mini management prepared certain non-public, unaudited prospective financial information regarding the anticipated results of operations for fiscal years 2020 through 2024 of each of Mobile Mini and WillScot (together, the "Mobile Mini Forecasts"). The Mobile Mini Forecasts were provided by Mobile Mini management to the Mobile Mini

Board in connection with its evaluation of the Merger and, except as otherwise specified in the table below, to Mobile Mini's financial advisors, Barclays and Goldman Sachs, in connection with their respective analyses and opinions described in the section "—Opinions of Mobile Mini's Financial Advisors". Certain of the Mobile Mini Forecasts were also provided by Mobile Mini management to WillScot management, as described above in the section entitled "—Certain Unaudited Prospective Financial Information Provided by WillScot Management."

        Except as specifically noted herein, the Mobile Mini Forecasts were prepared by Mobile Mini management in connection with Mobile Mini's evaluation of the Merger and are based on numerous estimates and assumptions, including assumptions regarding general market-level forecasts driven by market growth-rate projections, as well as anticipated margins and discretionary spending. The Mobile Mini Forecasts were built on the assumption that macroeconomic conditions would remain stable in the U.S. and in the rest of North America, that the interest rate environment would remain stable, that competitor pricing would remain rational, that regulatory requirements would not change significantly, and that the tax laws, including corporate tax rates, would remain unchanged relative to such laws (including such rates). The Mobile Mini Forecasts were based on information and market factors known to Mobile Mini management as of February 20, 2020, and do not take into account any circumstances or events occurring after such date, including the announcement of the Merger, or any events or impact related to the COVID-19 pandemic. The Mobile Mini Forecasts reflect Mobile Mini on a standalone basis, without giving effect to the Merger, the impact of negotiating or executing the Merger, the expenses that have been or may be incurred in connection with consummating the Merger, or the potential synergies (including the Projected Synergies defined below) that may be achieved by the Combined Company as a result of the Merger.

        The forecasted financial information contained in this section entitled "—Certain Mobile Mini Unaudited Prospective Financial Information" was not prepared for public disclosure. The inclusion of this information in this joint proxy statement/prospectus does not constitute an admission or representation by Mobile Mini or WillScot that the information is material. You should note that this forecasted financial information constitutes forward-looking statements. See the section entitled "Cautionary Note Regarding Forward-Looking Statements."

        The summary of the Mobile Mini Forecasts is included in this joint proxy statement/prospectus to give WillScot stockholders and Mobile Mini stockholders access to non-public information that was provided to the Mobile Mini Board, WillScot and Mobile Mini's financial advisors in connection with evaluating the Merger and the transactions contemplated by the Merger Agreement.

        Mobile Mini uses certain financial measures in the Mobile Mini Forecasts that have not been prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While Mobile Mini believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Mobile Mini's competitors and may not be directly comparable to similarly titled measures of Mobile Mini's competitors or other companies generally. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the Mobile Mini Forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of "non-GAAP financial measures" under the rules of the SEC, and therefore the Mobile Mini Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Mobile Mini Board, WillScot, or Mobile Mini's financial advisors in connection with the Merger. Accordingly, no reconciliation of the financial measures included in the Mobile Mini Forecasts is provided in this joint proxy statement/prospectus.

        The following is a summary of the metrics included in the Mobile Mini Forecasts (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2020E	2021E	2022E	2023E	2024E
Mobile Mini
Revenue	642	675	706	735	765
Adjusted EBITDA(1)	258	278	294	311	328
Adjusted EBIT(2)	175	190	203	216	229
Unlevered Free Cash Flow(3)	157	160	164	169	175
Unlevered Free Cash Flow(4)	149	152	163	174	185
WillScot
Revenue(5)	1,161	1,238	1,320	1,400	1,457
Adjusted EBITDA(5)	426	473	526	580	621
Adjusted EBIT(2)	210	260	305	352	400
Unlevered Free Cash Flow(3)	159	176	204	230	258
Unlevered Free Cash Flow(4)	154	173	199	225	254

(1)
A non-GAAP financial measure defined as earnings before income tax expense, net interest expense, depreciation and amortization, excluding any non-cash items considered non-core to business operations.

(2)
A non-GAAP financial measure defined as earnings before income tax expense and net interest expense, excluding any non-cash items considered non-core to business operations and as burdened by share-based compensation.

(3)
A non-GAAP financial measure calculated by Barclays as Adjusted EBITDA less share-based compensation, non-cash items considered non-core to business operations, cash taxes (excluding any tax savings from the use of net operating losses), net capital expenditures (defined as capital expenditures in excess of dispositions), net property, plant and equipment (defined as additions of property, plant and equipment in excess of dispositions), gain on sale of fleet and property, plant and equipment, plus the provision for doubtful accounts and adjusting for changes in net working capital, in each case, as set forth in the Mobile Mini Forecasts. This measure of Unlevered Free Cash Flow was reviewed and approved by Mobile Mini management for Barclays' use in connection with its illustrative discounted cash flow analyses described in the section entitled "Opinions of Mobile Mini's Financial Advisors—Opinion of Barclays Capital Inc." in this joint proxy statement/prospectus.

(4)
A non-GAAP financial measure calculated by Goldman Sachs as Adjusted EBITDA less share-based compensation, non-operating expenses considered non-core to business operations, taxes (excluding any tax savings from the use of net operating losses), net capital expenditures (including net property, plant and equipment, and defined as capital expenditures in excess of dispositions), and gain on sale of fleet and property, plant and equipment, plus the provision for doubtful accounts, and adjusting for changes in net working capital, in each case, as set forth in the Mobile Mini Forecasts. This measure of Unlevered Free Cash Flow was reviewed and approved by Mobile Mini management for Goldman Sachs' use in connection with its illustrative discounted cash flow analyses described in the section entitled "Opinions of Mobile Mini's Financial Advisors—Opinion of Goldman Sachs & Co. LLC" in this joint proxy statement/prospectus.

(5)
Provided by WillScot management to Mobile Mini management, calculated as described above in the section entitled "—Certain Unaudited Prospective Financial Information Provided by WillScot Management," as reviewed and approved by Mobile Mini management for Barclays' and Goldman

  Sachs' use in connection with their respective analyses and opinions as described in the sections entitled "Opinions of Mobile Mini's Financial Advisors—Opinion of Barclays Capital Inc." and "Opinions of Mobile Mini's Financial Advisors—Opinion of Goldman Sachs & Co. LLC," respectively, in this joint proxy statement/prospectus.

Certain Combined Company Unaudited Prospective Financial Information

        In connection with WillScot's and Mobile Mini's respective evaluations of the Merger, WillScot management and Mobile Mini management jointly prepared and made available to their respective financial advisors certain non-public, unaudited prospective financial information regarding the Combined Company's anticipated results of operations for fiscal years 2020 through 2024 (the "Combined Company Forecasts" and together with the WillScot Forecasts and the Mobile Mini Forecasts, the "Prospective Financial Information"). The Combined Company Forecasts were prepared jointly by WillScot management and Mobile Mini management on the basis of the WillScot Forecasts and the Mobile Mini Forecasts, with certain adjustments thereto based on the anticipated synergies (including the Projected Synergies defined below) that may be achieved by the Combined Company as a result of the Merger, the expected capital structure of the Combined Company, and the expected working capital needs of the Combined Company. The Combined Company Forecasts were provided by WillScot management to the WillScot Board and by Mobile Mini management to the Mobile Mini Board in connection with their respective evaluations of the Merger and, except as otherwise specified in the table below, were also provided by WillScot management to Morgan Stanley and Stifel and by Mobile Mini management to Barclays and Goldman Sachs in connection with their respective analyses and opinions described in the sections "Opinions of WillScot's Financial Advisors" and "Opinions of Mobile Mini's Financial Advisors," respectively.

        The Combined Company Forecasts were prepared jointly by WillScot management and Mobile Mini management in connection with each company's evaluation of the Merger and are based on numerous estimates and assumptions, including assumptions regarding general market-level forecasts driven by market growth-rate projections, as well as anticipated margins and discretionary spending. These forecasts were built on the assumption that macroeconomic conditions would remain stable in the U.S., Canada, Mexico, and the U.K., that the interest rate environment would remain stable, that competitor pricing would remain rational, that regulatory requirements would not change significantly, and that the tax laws, including corporate tax rates, would remain unchanged relative to such laws (including such rates). The underlying assumptions were generally based on information and market factors known to WillScot management and Mobile Mini management as of February 23, 2020 (and, as a result do not include any adjustments for the impact or potential impact of any events that took place thereafter, including, but not limited to, the impact of COVID-19).

        The forecasted financial information contained in this section entitled "Certain Combined Company Unaudited Prospective Financial Information" was not prepared for public disclosure. The inclusion of this information in this joint proxy statement/prospectus does not constitute an admission or representation by Mobile Mini or WillScot that the information is material. You should note that this forecasted financial information constitutes forward-looking statements. See the section entitled "Cautionary Note Regarding Forward-Looking Statements."

        The summary of the Combined Company Forecasts is included in this joint proxy statement/prospectus to give WillScot stockholders and Mobile Mini stockholders access to non-public information that was provided to the WillScot Board, the Mobile Mini Board, and Mobile Mini's and WillScot's respective financial advisors in connection with evaluating the Merger and the other transactions contemplated by the Merger Agreement.

        WillScot and Mobile Mini use certain financial measures in the Combined Company Forecasts that have not been prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While each of WillScot and Mobile Mini believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Combined Company's potential competitors and may not be directly comparable to similarly titled measures of the Combined Company's potential competitors or other companies generally. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the Combined Company Forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of "non-GAAP financial measures" under the rules of the SEC, and therefore the Combined Company Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the WillScot Board, the Mobile Mini Board, or Mobile Mini's or WillScot's respective financial advisors in connection with the Merger. Accordingly, no reconciliation of the financial measures included in the Combined Company Forecasts is provided in this joint proxy statement/prospectus.

        The following is a summary of the metrics included in the Combined Company Forecasts (amounts may reflect rounding):

	Fiscal Year (in millions, and all amounts in USD)
	2020E		2021E	2022E	2023E	2024E
Revenue	1,803		1,913	2,025	2,134	2,221
Adjusted EBITDA, Adjusted EBIT, and Levered Free Cash Flow including certain unaudited cost synergies and excluding any costs to achieve cost synergies:(1)
Adjusted EBITDA(2)	684		773	863	941	999
Adjusted EBIT(3)	409		501	579	647	709
Levered Free Cash Flow(4)	162	(5)	371	484	536	482
Adjusted EBITDA, Adjusted EBIT, and Unlevered Free Cash Flow before certain unaudited cost synergies and costs to achieve such cost synergies:(6)
Adjusted EBITDA(2)	684		751	820	891	949
Adjusted EBIT(7)	386		450	508	568	629
Unlevered Free Cash Flow(8)	311		333	363	394	428
Unlevered Free Cash Flow(9)	302		324	361	399	438

(1)
Adjusted EBITDA, Adjusted EBIT and Levered Free Cash Flow amounts presented in the table below include certain unaudited cost synergies expected to result from the Merger, reflected in the periods in which such synergies are expected to be realized, and exclude any costs to achieve such cost synergies. See "—Certain Projected Synergies" below. Such amounts were approved by WillScot management for Morgan Stanley's and Stifel's use in connection with their respective analyses and opinions as described in the sections entitled "Opinions of WillScot's Financial Advisors—Opinion of Morgan Stanley & Co. LLC" and "Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company, Incorporated," respectively, in this joint proxy statement/prospectus.

(2)
A non-GAAP financial measure defined as earnings before income tax expense, net interest expense, depreciation and amortization, excluding any non-cash items considered non-core to business operations.

(3)
A non-GAAP financial measure defined as net income (loss) before income tax expense, net interest expense, adjusted for non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, and other discrete expenses and disregards any impact of incremental depreciation and amortization resulting from purchase price allocation.

(4)
Levered Free Cash Flow as calculated by Morgan Stanley and provided to the WillScot Board is a non-GAAP financial measure defined as cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Reviewed and approved by WillScot management for Morgan Stanley's and Stifel's use in connection with their respective analyses and opinions as described in the sections entitled "Opinions of WillScot's Financial Advisors—Opinion of Morgan Stanley & Co. LLC" and "Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company, Incorporated," respectively, in this joint proxy statement/prospectus.

(5)
2020E assumes the Merger closes on July 1, 2020 and represents Levered Free Cash Flow projection for the six months ended December 31, 2020.

(6)
Adjusted EBITDA, Adjusted EBIT and Unlevered Free Cash Flow amounts presented in the table below do not reflect the effect of any cost synergies expected to result from the Merger or any costs to achieve such cost synergies. Such amounts were approved by Mobile Mini management for Barclays' and Goldman Sachs' use in connection with their respective analyses and opinions as described in the sections entitled "Opinions of Mobile Mini's Financial Advisors—Opinion of Barclays Capital Inc." and "Opinions of Mobile Mini's Financial Advisors—Opinion of Goldman Sachs & Co. LLC," respectively, in this joint proxy statement/prospectus.

(7)
A non-GAAP financial measure defined as earnings before income tax expense and net interest expense, excluding any non-cash items considered non-core to business operations and as burdened by share-based compensation.

(8)
A non-GAAP financial measure calculated by Barclays as Adjusted EBITDA of the Combined Company less share-based compensation, non-cash items considered non-core to business operations, cash taxes (excluding any tax savings from the use of net operating losses), certain non-operating expenses, net capital expenditures (defined as capital expenditures in excess of dispositions), net property, plant and equipment (defined as additions of property, plant and equipment in excess of dispositions), gain on sale of fleet and property, plant and equipment, plus the provision for doubtful accounts and proceeds from the sale of real estate, and adjusting for changes in net working capital, in each case, as set forth in the Mobile Mini Forecasts. This measure of Unlevered Free Cash Flow was approved by Mobile Mini management for Barclays' use in connection with its illustrative discounted cash flow analyses described in the section entitled "Opinions of Mobile Mini's Financial Advisors—Opinion of Barclays Capital Inc." in this joint proxy statement/prospectus.

(9)
A non-GAAP financial measure calculated by Goldman Sachs as Adjusted EBITDA less share-based compensation, taxes (excluding any tax savings from the use of net operating losses), certain non-operating expenses, net capital expenditures (including net property, plant and equipment, and defined as capital expenditures in excess of dispositions), gain on sale of fleet and property, plant and equipment, plus the provision for doubtful accounts and proceeds from the sale of real estate, and adjusting for changes in net working capital, in each case, as set forth in the Mobile Mini Forecasts. This measure of Unlevered Free Cash Flow was approved by Mobile Mini management for Goldman Sachs' use in connection with its illustrative discounted cash flow analyses described in the section entitled "Opinions of Mobile Mini's Financial Advisors—Opinion of Goldman Sachs & Co. LLC" in this joint proxy statement/prospectus.

Certain Projected Synergies

        In connection with the Merger, WillScot management and Mobile Mini management jointly prepared a schedule of certain unaudited cost synergies (the "Projected Synergies") anticipated to result from the Merger and be realized by the Combined Company on an annualized run-rate basis beginning with the fourth quarter of the fiscal year ended December 31, 2022, assuming, solely for the purposes of such estimates, that the completion of the Merger occurs by June 30, 2020. The Projected Synergies are expected to be fully realized by the end of the fiscal year ended December 31, 2023. WillScot management provided the Projected Synergies to the WillScot Board, Morgan Stanley and Stifel, and Mobile Mini management provided the Projected Synergies to the Mobile Mini Board, Barclays and Goldman Sachs, in each case in connection with the Merger.

        The Projected Synergies were prepared jointly by WillScot management and Mobile Mini management and are based on numerous estimates and assumptions and are generally based on information and market factors known to WillScot management and Mobile Mini management as of February 23, 2020 (and, as a result do not include any adjustments for the impact or potential impact of any events that took place thereafter, including, but not limited to, the impact of COVID-19). The Projected Synergies will be affected by, among other factors, the Combined Company's ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions are correct or that the Projected Synergies will be realized, and actual synergies likely will differ, and may differ materially, from those reflected in the Projected Synergies.

        The following table presents the Projected Synergies on a run-rate basis (and is not reflective of the phase-in of the Projected Synergies during preceding years or any costs required to achieve those synergies):

Run Rate, beginning in the fourth quarter of the year ended December 31, 2022 (in millions, and all amounts in USD)
Annualized gross pre-tax cost synergies	50

Important Information About the Unaudited Prospective Financial Information

        The prospective financial information contained in this section entitled "Certain Unaudited Prospective Financial Information" constitutes forward-looking information. While the Prospective Financial Information and the Projected Synergies were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding actual future events. The estimates and assumptions underlying the Prospective Financial Information and the Projected Synergies involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described in the sections of this joint proxy statement/prospectus entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements," all of which are difficult to predict and many of which are beyond the control of WillScot and Mobile Mini. The Prospective Financial Information and the Projected Synergies were built on the assumption that macroeconomic conditions would remain stable in the U.S. and in the rest of North America and that the interest rate environment would remain stable, and, as a result do not include any adjustments for the impact or potential impact of COVID-19. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in this section, whether or not the Merger is completed. In addition, because the unaudited prospective financial information contained in this section covers multiple years and, in certain cases, extends many years into the future, such information by its nature becomes less predictive with each successive year. As a result, the Prospective Financial Information and the Projected Synergies cannot be considered predictive of actual future operating results, nor should it be construed as financial guidance, and this information should not be relied on as such.

        Except as described above, the Prospective Financial Information and the Projected Synergies were prepared solely for internal use by WillScot, Mobile Mini and their respective financial advisors, as applicable. The Prospective Financial Information is the responsibility of WillScot management and Mobile Mini management, and was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections and forward-looking statements and the use of non-GAAP measures or GAAP. The inclusion of the Prospective Financial Information and the Projected Synergies in this joint proxy statement/prospectus is not an admission or representation by WillScot or Mobile Mini that such information is material or that the results contained in such information will be achieved. The Prospective Financial Information, other than the Combined Company Forecasts, does not reflect the impact of the Merger or the other transactions contemplated by the Merger Agreement.

        None of Ernst & Young LLP, KPMG LLP or PricewaterhouseCoopers LLP have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Prospective Financial Information or the Projected Synergies, and, accordingly, none of Ernst & Young LLP, KPMG LLP or PricewaterhouseCoopers LLP express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP reports, the PricewaterhouseCoopers LLP reports and the KPMG LLP reports incorporated by reference into this joint proxy statement/prospectus relate to WillScot's, ModSpace's and Mobile Mini's previously issued financial statements, respectively. They do not extend to the Prospective Financial Information or the Projected Synergies, and should not be read to do so. By including the Prospective Financial Information and the Projected Synergies in this joint proxy statement/prospectus, none of WillScot, Mobile Mini, or any of their advisors or other representatives, including Morgan Stanley, Stifel, Goldman Sachs and Barclays, has made or makes any representation to any person regarding the ultimate performance of WillScot, Mobile Mini or the Combined Company in the future, compared to such information contained herein. Such information covers multiple years and such information by its nature becomes less predictive and subject to greater uncertainty with each succeeding year.

        The Prospective Financial Information and the Projected Synergies are not included in this joint proxy statement/prospectus in order to induce any WillScot stockholder or Mobile Mini stockholder to vote in favor of the WillScot Stock Issuance Proposal, the WillScot Charter Amendment Proposal, the Mobile Mini Merger Proposal or any of the other proposals to be voted on at the WillScot special meeting or the Mobile Mini special meeting, as applicable, or to influence any WillScot stockholder or Mobile Mini stockholder to make any investment decision with respect to the Merger or otherwise.

        EXCEPT AS MAY BE REQUIRED BY FEDERAL SECURITIES LAWS, NEITHER WILLSCOT NOR MOBILE MINI INTENDS TO UPDATE, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE, OR OTHERWISE REVISE, THE FOREGOING PROSPECTIVE FINANCIAL INFORMATION OR PROJECTED SYNERGIES TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE INCORRECT OR NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM) OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

        In light of the foregoing and the uncertainties inherent in the Prospective Financial Information and the Projected Synergies, WillScot stockholders and Mobile Mini stockholders are cautioned not to place undue, if any, reliance on such information.

Interests of Certain of WillScot's Directors and Executive Officers in the Merger

        Certain of the directors and executive officers of WillScot have interests in the Merger that are different from, or in addition to, the interests of stockholders of WillScot generally. The members of the WillScot Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the stockholders of WillScot approve the WillScot Proposals. WillScot stockholders should take these interests into account in deciding whether to vote "FOR" the WillScot Proposals. The interests of each person who has served as a non-employee director or executive officer of WillScot since January 1, 2019, if any, are described in more detail below, and certain of them are quantified within the narrative disclosure. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Voting Agreement and Shareholders Agreement

        Concurrently with the execution and delivery of the Merger Agreement, Mobile Mini entered into the Voting Agreement with the TDR Parties. The Voting Agreement requires (i) Sapphire Holding to vote all of its shares of WillScot Class A Common Stock and WillScot Class B Common Stock (A) in favor of the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the WillScot Adjournment Proposal, (B) against any competing transaction and, in the event of any adverse recommendation by the WillScot Board to its stockholders involving or related to a "Parent Intervening Event" (as defined in the Merger Agreement), in the same proportion as the votes cast by the other WillScot stockholders, and (C) against any corporate action which would prevent or materially delay the transactions contemplated by the Merger Agreement or otherwise result in a material breach of any of WillScot's or Sapphire Holding's obligations under the Merger Agreement and Voting Agreement, as applicable, (ii) Sapphire Holding to not transfer its shares of WillScot Class A Common Stock or WillScot Class B Common Stock or shares of WSHC Stock, without the prior written consent of Mobile Mini, with certain limited exceptions, and (iii) each of the TDR Parties to not solicit an alternative acquisition proposal or participate in discussions or negotiations regarding an alternative acquisition proposal, except as authorized by the WillScot Board in certain circumstances.

        The Voting Agreement further provides that, on the closing date of the Merger, each of the TDR Parties will enter into the Shareholders Agreement. The Shareholders Agreement will provide for, among other things: (i) Sapphire Holding's right to require the Combined Company to nominate (a) two directors to the Combined Company Board for so long as the TDR Parties beneficially own at least 15% of the issued and outstanding shares of Combined Company Common Stock and (b) one director to the Combined Company Board for so long as the TDR Parties beneficially own at least 5%, but less than 15% of the issued and outstanding shares of Combined Company Common Stock, (ii) standstill obligations of the TDR Parties for so long as the TDR Parties beneficially own at least 5% of the issued and outstanding shares of Combined Company Common Stock, (iii) transfer restrictions on the TDR Parties, including a lock-up period of six months after the closing of the Merger and restrictions on the volume of shares of Combined Company Common Stock that may be transferred after the six month lock-up period expires, and (iv) certain confidentiality obligations of the TDR Parties.

Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  The relevant price per share of WillScot Class A Common Stock is $16.17, which is the average closing price per share of WillScot Class A Common Stock as reported on Nasdaq over the first five business days following the first public announcement of the Merger on March 2, 2020;

  •
  The Merger occurs on April 9, 2020, which is the assumed completion date of the Merger solely for purposes of the disclosure in this section; and

  •
  Each executive officer of WillScot experiences a qualifying termination of employment as defined in the relevant WillScot plans and agreements, on the assumed Merger date of April 9, 2020 and immediately following the completion of the Merger.

        These assumptions do not reflect the impact of applicable withholding or other taxes and do not take into account any additional equity or cash award grants, issuances or forfeitures that may occur prior to the closing. As a result of these assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by WillScot's executive officers may materially differ from the amounts set forth in this section.

Executive Employment Agreements

        In connection with the signing of the Merger Agreement, WillScot entered into executive employment agreements with Messrs. Soultz, Boswell and Lopez (the "WillScot Employment Agreements"), each as summarized below.

        The WillScot Employment Agreements do not provide for any gross-ups with respect to any excise tax imposed by Section 280G of the Code. In the event that any payments under the WillScot Employment Agreements would subject the executive officer to the excise tax under Section 280G of the Code, the amounts payable to the executive officer will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the participating executive officer.

Employment Agreement with Bradley Soultz

        In connection with the execution of the Merger Agreement, WillScot entered into an employment agreement with Bradley Soultz, the current Chief Executive Officer ("CEO") of WillScot, which becomes effective upon, and subject to the occurrence of, the Effective Time (the "Soultz Agreement"), and provides that Mr. Soultz will continue to serve as the CEO of the Combined Company for 24 months following the Effective Time, with no renewal provisions.

        The Soultz Agreement provides for an annual base salary of $850,000 and that Mr. Soultz will be eligible for an annual target bonus of $1,062,500, or 125% of his base salary, and annual equity awards with a target grant date value of $2,600,000, 40% in the form of time-based restricted stock units ("RSUs") vesting ratably over four years and 60% in the form of performance-based restricted stock units ("PSUs") vesting over three years. In connection with the Merger, Mr. Soultz will be eligible to receive a retention award with a target grant date value of $1,250,000, 40% in the form of time-based RSUs vesting ratably over four years and 60% in the form of PSUs vesting over three years. WillScot will also provide Mr. Soultz with, or reimburse him for reasonable and customary costs incurred by him in obtaining, certain benefits in connection with his relocation to Phoenix, Arizona. The Soultz Agreement also includes non-compete and employment non-solicitation provisions for 12 months post-termination of employment.

        The Soultz Agreement provides that in the event of a termination of employment without Cause (as defined in the Soultz Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Soultz Agreement), in addition to Accrued Benefits (as defined in the Soultz Agreement), Mr. Soultz will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 12 months and full vesting of the retention award and any annual equity awards granted within 24 months following the Merger

(based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Soultz will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the Merger or the 12-month period after any subsequent Change in Control (as defined in the Soultz Agreement) (a "Qualifying Termination"), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If payments will trigger an excise tax under Section 4999 pursuant to Section 280G of the Internal Revenue Code, they may be reduced to the minimum extent necessary to avoid being subject to any excise tax, unless the value of the payments as so reduced is less than the net benefit the executive would receive based on such payments being made inclusive of any such excise taxes.

        Based on the assumptions described above under "—Certain Assumptions", upon a Qualifying Termination of employment under the Soultz Agreement during the term of such agreement, (1) the estimated value of the aggregate cash severance Mr. Soultz would be entitled to receive is $4,993,750, (2) the estimated aggregate value of unvested equity awards held by Mr. Soultz that would become vested is $11,335,214 (with respect to performance-based awards, the estimated value assumes that the applicable performance goals are achieved at actual performance for the portion of any award for which the performance period has been completed prior to the qualifying termination date or target performance for the portion of any award for which the performance period has not been completed prior to the qualifying termination date), and (3) the estimated aggregate value of the continued health insurance coverage and outplacement benefits Mr. Soultz would be entitled to receive is $57,828.

Employment Agreement with Timothy Boswell

        In connection with the execution of the Merger Agreement, WillScot entered into an employment agreement with Timothy Boswell, the current Chief Financial Officer ("CFO") of WillScot, effective as of March 1, 2020 (except as otherwise indicated therein with respect to certain compensation related to the Merger) (the "Boswell Agreement"), which provides that Mr. Boswell will continue to serve as the CFO of the Combined Company for an initial term of 36 months following the later of March 1, 2020 or the Effective Time, which automatically renews for successive one-year periods, unless Mr. Boswell or the Combined Company gives 120-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable.

        The Boswell Agreement provides for an annual base salary prior to the Merger of $460,000 and after the Merger of $525,000 and that Mr. Boswell will be eligible for an annual target bonus prior to the Merger of $326,600, or 71% of his base salary, and after the Merger of $393,750 , or 75% of annual base salary, and annual equity awards with a target grant value prior to the Merger of $713,000, or 155% of his base salary, and after the Merger of $1,050,000, or 200% of his base salary, 40% in the form of time-based RSUs vesting ratably over four years and 60% in the form of PSUs vesting over three years. In connection with the Merger, Mr. Boswell will be eligible to receive a retention award with a target grant date value of $1,000,000, 40% in the form of time-based RSUs vesting ratably over four years and 60% in the form of PSUs vesting over three years. Under the Boswell Agreement, Mr. Boswell will relocate to Phoenix, Arizona within 18 months of the Merger and WillScot will provide him with certain benefits in connection with such relocation. The Boswell Agreement also includes non-compete and employment non-solicitation provisions for 12 months post-termination of employment.

        The Boswell Agreement provides that in the event of a termination of employment without Cause (as defined in the Boswell Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Boswell Agreement), in addition to

Accrued Benefits (as defined in the Boswell Agreement), Mr. Boswell will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 18 months and full vesting of the retention award and any annual equity awards granted within 24 months following the Merger, (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell will be entitled to the same benefits in the event of a Qualifying Termination, except that he will receive (i) a cash severance payment equal to the sum of his continued base salary for 24 months and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Boswell's employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Boswell is also eligible for certain additional relocation benefits.

        Based on the assumptions described above under "—Certain Assumptions", upon a Qualifying Termination of employment under the Boswell Agreement during the term of such agreement, (1) the estimated aggregate cash severance Mr. Boswell would be entitled to receive is $2,231,250, (2) the estimated aggregate value of unvested equity awards held by Mr. Boswell that would become vested is $3,639,200, and (3) the estimated aggregate value of the continued health insurance coverage, outplacement benefits and relocation package Mr. Boswell would be entitled to receive is $266,364.

Employment Agreement with Hezron Timothy Lopez

        In connection with the execution of the Merger Agreement, WillScot entered into an employment agreement with Hezron Lopez, the Vice President, General Counsel ("GC") & Corporate Secretary of WillScot, effective as of March 1, 2020 (except as otherwise indicated therein with respect to certain compensation related to the Merger) (the "Lopez Agreement"), and provides that prior to the Merger Mr. Lopez will continue to serve as Vice President, GC and Corporate Secretary of the Company, and after the Merger Mr. Lopez will serve as the Chief Human Resources Officer of the Company for an initial term of 36 months following the later of March 1, 2020 and the Effective Time, which automatically renews for successive one-year periods, unless Mr. Lopez or the Company gives 120-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable.

        The Lopez Agreement provides for an annual base salary of $425,000 and that Mr. Lopez will be eligible for an annual target bonus prior to the Merger of $255,000, or 60% of his base salary, and after the Merger of $318,750, or 75% of his base salary, and annual equity awards with a target grant date value prior to the Merger of $340,000 , or 80% of his base salary, and after the Merger of $425,000, or 100% of his base salary, 40% in the form of time-based RSUs vesting ratably over four years and 60% in the form of PSUs vesting over three years. In connection with the Merger, Mr. Lopez will be eligible to receive a retention award with a target grant date value of $212,500, 40% in the form of time-based RSUs vesting ratably over four years and 60% in the form of PSUs vesting over three years. Under the Lopez Agreement, Mr. Lopez will relocate to Phoenix, Arizona within six months of the Merger and WillScot will provide him with certain benefits in connection with such relocation. The Lopez Agreement also includes non-compete and employment non-solicitation provisions for 12 months post-termination.

        The Lopez Agreement provides that in the event of a termination of employment without Cause (as defined in the Lopez Agreement) or due to the delivery of a notice of non-renewal of the term by WillScot or a resignation for Good Reason (as defined in the Lopez Agreement), in addition to Accrued Benefits (as defined in the Lopez Agreement), Mr. Lopez will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target bonus for the year of termination, (iv) continued vesting of any annual equity awards for 12 months and full vesting of the retention award and any annual equity awards granted within 24 months of the Merger, (v) payments equal to the cost of continuing coverage under WillScot's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Lopez will be entitled to the same benefits in the event of a Qualifying Termination, except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the WillScot's health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Lopez's employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Lopez is also eligible for certain additional relocation benefits.

        Based on the assumptions described above under "—Certain Assumptions", upon a Qualifying Termination of employment under the Lopez Agreement during the term of such agreement, (1) the estimated aggregate cash severance Mr. Lopez would be entitled to receive is $1,753,125, (2) the estimated aggregate value of unvested equity awards held by Mr. Lopez that would become vested is $491,455, and (3) the estimated aggregate value of the continued health insurance coverage, outplacement benefits and relocation package Mr. Lopez would be entitled to receive is $266,668.

Quantification of Potential Payments and Benefits to WillScot's Named Executive Officers in Connection with the Merger

        The information set forth in the table below is intended to comply with Item 402(t) of the SEC's Regulation S-K, which requires disclosure of information regarding the potential payments and benefits the named executive officers of WillScot may receive in connection with, or otherwise related to the Merger. These benefits may be described as being granted immediately at the completion of the merger (i.e., on a "single trigger" basis) or upon a qualifying termination following the merger (i.e., on a "double trigger" basis). See "Executive Employment Agreements" and "Other Payments to WillScot's Directors and Executive Officers" for additional details regarding the terms of the payments and benefits described below.

        For the purposes of this disclosure, WillScot's named executive officers are determined with respect to WillScot's most recent annual proxy statement. Accordingly, the named executive officers of WillScot are: (i) Bradley L. Soultz, (ii) Timothy D. Boswell, (iii) Hezron Timothy Lopez and (iv) Sally J Shanks. The other named execuctive officer for 2019 was Bradley L. Bacon, who served as Vice President, General Counsel and Corporate Secretary until his employment ended on June 3, 2019.

        The amounts indicated below are estimates of amounts that may be payable based on multiple assumptions that may not actually occur, as outlined herein and above in "Certain Assumptions." The payments and benefits listed below are all considered "double trigger" and are provided pursuant to the employment agreements discussed above in "Executive Employment Agreements" assuming each named executive officer experiences a qualifying termination of employment on or immediately following the Merger and properly executes any required release and complies with all requirements necessary in order to receive such payments and benefits. The amounts below do not include amounts that the WillScot named executive officers were already entitled to receive or which have already vested as of the date of this prospectus. Additionally, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalents that may be accrued, prior to the Merger. As certain information is not currently available, and assumptions have been made which may or may not actually occur, the actual amounts, if any, that a named executive officer may receive may materially differe from the amounts set forth below.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Bradley L. Soultz	4,993,750	11,335,214	57,828	16,386,792
Timothy D. Boswell	2,231,250	3,639,200	266,364	6,136,814
Hezron Timothy Lopez	1,753,125	491,455	266,668	2,291,248
Sally Shanks	—	459,519	—	459,519
(1)
Cash.    Consists of the total cash severance payments payable to each of Messrs. Soultz, Boswell and Lopez. The cash severance is "double trigger" and becomes payable only upon a qualifying termination of employment under the terms of each of Messrs. Soultz, Boswell and Lopez's employment agreement on or following the completion of the Merger (see the section entitled "Executive Employment Agreements"). In the event of such a termination of employment, Messrs. Soultz, Boswell and Lopez would be entitled to receive their accrued benefits, a pro rata portion of the annual bonus they would have earned absent such termination, their target annual bonus for the year of termination, and a cash severance payment equal to a multiple of their base salary plus target annual bonus. The estimated total amount of these payments is shown in the table above and the estimated value of each such payment is shown in the table below. The amounts shown only include "double trigger" benefits, and do not include any severance payments that would be due upon a termination of employment without "cause" or resignation for "good reason" irrespective of the Merger. These figures do not include the value of any accrued benefits and the amount of each named executive officer's pro rata bonus and target bonus assumes each named executive officer had been employed the maximum number of days during the applicable fiscal period prior to termination, and as if all performance targets were met, in order to receive their full target bonus.

Named Executive Officer	Cash Severance ($)	Pro Rata Bonus ($)	Target Bonus ($)	Total ($)
Bradley L. Soultz	2,868,750	1,062,500	1,062,500	4,993,750
Timothy D. Boswell	1,443,750	393,750	393,750	2,231,250
Hezron Timothy Lopez	1,115,625	318,750	318,750	1,753,125
(2)
Equity.    Amounts shown reflect the estimated value received by each of the WillScot named executive officers in respect of the accelerated vesting of unvested WillScot equity awards (with unvested WillScot performance share units vesting at target) upon a qualifying termination of employment. These benefits are "double trigger," payable only upon a qualifying termination under the WillScot 2017 Equity Incentive Plan. Ms. Shanks' is not entitled to "double trigger" cash severance benefits specifically in connection with the Merger, and she has accordingly been omitted from the tables above. However, in the event of a qualifying termination in connection with a change in control, she is entitled to the accelerated vesting of certain equity awards under the WillScot 2017 Equity Incentive Plan and award agreements thereunder, as indicated below.

  The total estimated value of Ms. Shanks' equity awards that may become payable to Ms. Shanks' upon a qualifying termination is $459,519.

Named Executive Officer	Unvested Stock Options ($)	Unvested Time-Based RSUs ($)	Unvested Performance Share Units ($)	Total ($)
Bradley L. Soultz	3,302,698	4,312,187	3,720,329	11,335,214
Timothy D. Boswell	1,016,212	1,379,806	1,243,182	3,639,200
Hezron Timothy Lopez	—	196,579	294,876	491,455
Sally Shanks	—	283,492	176,027	459,519
(3)
Benefits.    Amounts shown reflect the estimated value of the continued health and welfare insurance benefits premiums including each of Messrs. Soultz, Boswell and Lopez's spouse and dependents, as applicable, the value of outplacement assistance and relocation benefits payable by WillScot to Messrs. Soultz, Boswell and Lopez. Such benefits are "double trigger" and become payable only upon a qualifying termination under the terms of Messrs. Soultz, Boswell and Lopez's employment agreements (see the section entitled "—Executive Employment Agreements"). The estimated value of each such benefit is shown in the following table.

Named Executive Officer	Health and Welfare Benefits ($)	Outplacement Benefits ($)	Relocation Benefits ($)	Total ($)
Bradley L. Soultz	32,828	25,000	—	57,828
Timothy D. Boswell	21,364	25,000	220,000	266,364
Hezron Timothy Lopez	21,668	25,000	220,000	266,668

Other Payments to WillScot's Directors and Executive Officers

        In addition to the compensation arrangements and other payments contemplated by the Soultz Agreement, the Boswell Agreement and the Lopez Agreement, as set forth in this joint proxy statement/prospectus, WillScot has reserved up to $4 million in the aggregate for the payment of transaction and retention bonuses to certain employees of WillScot in connection with the Merger. As of the date of this joint proxy statement/prospectus, no individualized arrangements have been made with any of WillScot's directors or executive officers in respect of such transaction or retention bonuses, except as otherwise disclosed in this joint proxy statement/prospectus.

Membership on the Combined Company's Board of Directors

        At the completion of the Merger, the Combined Company Board will consist of 11 directors, including six WillScot Continuing Directors (two of whom are TDR Continuing Directors). See the section entitled "The Merger—Governance of the Combined Company" elsewhere in this joint proxy statement/prospectus for additional information.

Interests of Mobile Mini's Directors and Executive Officers in the Merger

        The directors and executive officers of Mobile Mini have interests in the Merger that are different from, or in addition to, the interests of stockholders of Mobile Mini generally. The members of the Mobile Mini Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the stockholders of Mobile Mini adopt the Merger Agreement. Mobile Mini's stockholders should take these interests into account in deciding whether to vote "FOR" the Mobile Mini Merger Proposal. The interests of each person who has served as a non-employee director or executive officer of Mobile Mini since January 1, 2019 are described in more detail below, and certain of them are quantified within the narrative disclosure. The Merger will constitute a "change in control" for purposes of the compensation arrangements described below. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  The relevant price per share of Mobile Mini Common Stock is $38.91, which is the average closing price per share of Mobile Mini Common Stock as reported on the Nasdaq over the first five business days following the first public announcement of the Merger on March 2, 2020;

  •
  The Merger occurs on April 9, 2020, which is the assumed completion date of the Merger solely for purposes of the disclosure in this section; and

  •
  Each executive officer of Mobile Mini experiences a qualifying termination of employment as defined in the relevant Mobile Mini plans and agreements, on the assumed Merger completion date of April 9, 2020 and immediately following the completion of the Merger.

        As a result of these assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Mobile Mini's executive officers and one non-employee director may materially differ from the amounts set forth in this section. For purposes of the discussion in this section, "single trigger" refers to benefits that arise as solely as a result of the completion of the Merger and "double trigger" refers to benefits that require two conditions, which are the completion of the Merger as well as a qualifying termination of employment on or following the completion of the Merger.

Treatment of Mobile Mini Equity Awards

Mobile Mini Option Awards

        At the Effective Time, each outstanding and unexercised option to purchase shares of Mobile Mini Common Stock will be assumed by the Company and become an option to purchase shares of WillScot Class A Common Stock, on the same terms and conditions as applied to each such option immediately prior to the Effective Time, except that (A) the number of shares of WillScot Class A Common Stock subject to such option will equal the product of (i) the number of shares of Mobile Mini Common Stock that were subject to such option immediately prior to the Effective Time multiplied by (ii) 2.4050, rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (1) the exercise price per share of Mobile Mini Common Stock at which such option was exercisable immediately prior to the Effective Time, divided by (2) 2.4050, rounded up to the nearest whole cent.

Mobile Mini Restricted Stock Awards

        At the Effective Time, each unvested outstanding restricted stock award with respect to shares of Mobile Mini Common Stock shall become vested as of immediately prior to the Effective Time, by virtue of the Merger, and in accordance with its terms will be converted into the right to receive the Merger Consideration in respect of each underlying share of Mobile Mini Common Stock.

        See the section entitled "Quantification of Potential Payments and Benefits to Mobile Mini's Named Executive Officers in Connection with the Merger" for the estimated value of unvested Mobile Mini equity awards held by Mobile Mini's named executive officers. Based on the assumptions described above under "Certain Assumptions", the estimated aggregate amount that would be realized by one Mobile Mini non-employee director in respect of his unvested legacy Mobile Mini restricted stock awards as a result of a change in control is $2,154,797, which represents 2.2% of his total outstanding equity awards. The estimated aggregate amount that would be realized by the executive officers in respect of their unvested Mobile Mini restricted stock awards awards as a result of a change in control basis (assuming that any applicable performance goals are achieved at target) is $6,370,423. As of the date hereof, there are no unvested Mobile Mini option awards outstanding.

Executive Employment Agreements

        Mobile Mini is party to employment agreements with each of its named executive officers, referred to as the Mobile Mini employment agreements. However, upon the completion of the Merger, Mr. Williams' and Mr. Miner's Mobile Mini employment agreements will be superseded by their employment agreements with WillScot. See the section entitled "—Employment Agreement with Kelly Williams" and "—Employment Agreement with Christopher J. Miner".

        Each Mobile Mini employment agreement provides that upon a qualifying termination of the executive officer's employment by Mobile Mini on or within one year following a change in control other than for "cause", death, disability or by the executive for "good reason," each as defined in the Mobile Mini employment agreements, and subject to the executive officer's execution of a release of claims in favor of Mobile Mini, the executive officer will be entitled to receive the following payments and benefits:

  •
  A lump sum cash severance payment equal to the following amounts for each named executive officer:

  (i)
  For Mr. Williams, three times his base salary, payable within sixty days following the termination of employment;

  (ii)
  For Mr. Miner, the sum of two times (A) his base salary, plus (B) 75% of his base salary, payable within twenty-eight days following the termination of employment; and

  (iii)
  For Mr. Welch and Mr. Krivoruchka, the sum of two times (A) his base salary, plus (B) 75% of his base salary, payable within sixty days following the termination of employment.

  •
  Benefits pursuant to all health and welfare benefits under which the executive officer and the executive officer's family are eligible to receive benefits or coverage for 24 months following termination, at the same premium cost as in effect at the time notice of termination is given or, if the executive officer is terminated following a change in control, the benefits provided at the time of the change in control, if greater.

        The Mobile Mini employment agreements do not provide for any gross-up with respect to any excise tax imposed by Section 280G of the Code. The Mobile Mini employment agreements provide that in the event that any payment under the employment agreement would be subject to the excise tax, then such payment will either be delivered to the participant in full or delivered in such amount that no portion of the payment would be subject to the excise tax, whichever results in a greater benefit to the participant on an after-tax basis.

        The Mobile Mini employment agreements provide for single trigger accelerated vesting of outstanding equity awards (assuming that any applicable performance goals are achieved at target) upon the consummation of a change in control of Mobile Mini, as defined in the Mobile Mini employment agreements.

        See the section entitled "Quantification of Potential Payments and Benefits to Mobile Mini's Named Executive Officers in Connection with the Merger" for the estimated amount of severance benefits that the Mobile Mini named executive officers would receive under their Mobile Mini employment agreements upon a qualifying termination on or following the completion of the Merger.

Employment Agreement with Kelly Williams

        In connection with the execution of the Merger Agreement, WillScot entered into an employment agreement with Kelly Williams, the President and CEO of Mobile Mini, which becomes effective upon, and subject to the occurrence of, the Effective Time (the "Williams Agreement"), and provides that Mr. Williams will serve as the President and Chief Operating Officer ("COO") of the Combined Company for an initial term of 24 months from the Effective Time, subject to automatic renewal for successive one-year terms, unless Mr. Williams or the Combined Company gives 90-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable.

        The Williams Agreement provides for an annual base salary of $700,000 and that Mr. Williams will be eligible for an annual target bonus of $700,000, or 100% of his base salary, and annual equity awards with a target grant value of 250% of his base salary, 40% in the form of time-based RSUs vesting ratably over four years and 60% in the form of PSUs vesting over three years. In connection with the Merger, Mr. Williams will receive a retention award with a grant date value of $3,000,000 in the form of time-based RSUs vesting ratably over four years. The Williams Agreement also includes non-compete and employment non-solicitation provisions for 24 months post-termination of employment.

        The Williams Agreement provides that in the event of a termination of employment without Cause (as defined in the Williams Agreement) or due to the delivery of a notice of non-renewal of the term by the Combined Company or a resignation for Good Reason (as defined in the Williams Agreement), in addition to Accrued Compensation (as defined in the Williams Agreement), Mr. Williams will be entitled to receive (i) two times the sum of his base salary at the highest rate in effect at any time within the 90-day period prior to and ending on the date the notice of termination is given (or the date of the Change of Control (as defined in the Williams Agreement) if such termination is within the year following a Change of Control) plus the Payment Amount (defined in the Williams Agreement as 100% of his base salary in effect during the year in which termination occurs), (ii) certain health insurance amounts for a period of 12 months (or 24 months if such termination occurs within the year following the Merger or a Change of Control), and (iii) full vesting of any equity-based awards, subject to performance targets and goals, as applicable (and, in the event the retention award was either not granted or the target amount of which was reduced, the cash value of the retention award that would have been made had it been granted in full, less the value of any portion of the retention award to the extent granted). The Williams Agreement provides that in the event of a Change in Control any outstanding equity awards will immediately vest in full with any performance targets and goals deemed satisfied at target level of performance.

Employment Agreement with Christopher Miner

        In connection with the execution of the Merger Agreement, WillScot entered into an employment agreement with Christopher Miner, the GC of Mobile Mini, which becomes effective upon, and subject to the occurrence of, the Effective Time (the "Miner Agreement"), and provides that Mr. Miner will serve as the Senior Vice President, GC and Secretary of the Combined Company for an initial term of 36 months following the Effective Time, which automatically renews for successive one-year periods, unless Mr. Miner or the Combined Company gives 120-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable.

        The Miner Agreement provides for an annual base salary of $450,000 and that Mr. Miner will be eligible for an annual target bonus of $337,500, or 75% of his base salary, and annual equity awards with a target grant date value of $540,000, or 120% of his base salary, 40% in the form of time-based RSUs vesting ratably over four years and 60% in the form of PSUs vesting over three years. In connection with the Merger, Mr. Miner will be entitled to receive a retention award with a grant date value of $212,500, 40% in the form of time-based RSUs vesting ratable over four years and 60% in the form of PSUs vesting over three years. The Miner agreement also includes non-compete and employment non-solicitation provisions for 12 months post-termination of employment.

        The Miner Agreement provides that in the event of a termination of employment without Cause (as defined in the Miner Agreement) or due to the delivery of a notice of non-renewal of the term by the Combined Company or a resignation for Good Reason (as defined in the Miner Agreement), in addition to Accrued Benefits (as defined in the Miner Agreement), Mr. Miner will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months or 24 months if such termination occurs within one year following the Merger, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination or two times such target annual bonus if such termination occurs within one year following the Merger, (iv) full vesting of the retention award and any annual equity awards granted within 24 months of the Merger, and (v) payments equal to the cost of continuing coverage under the Combined Company's health insurance plan for 12 months. Mr. Miner will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12 month period after a Change in Control (as defined in the Miner Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Combined Company's health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.

Other New Employment and Compensation Arrangements with WillScot

        Any other executive officers who become officers or employees or who otherwise are retained to provide services to the Combined Company may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by the Combined Company. As of the date of this joint proxy statement/prospectus, no new individualized compensation arrangements between such persons and WillScot have been established.

Other Payments to Mobile Mini's Directors and Executive Officers

        In addition to the compensation arrangements and other payments contemplated by the Williams Agreement and the Miner Agreement set forth in this joint proxy statement/prospectus, Mobile Mini has reserved up to $4 million in the aggregate for the payment of transaction and retention bonuses to certain employees of Mobile Mini in connection with the Merger. As of the date of this joint proxy statement/prospectus, named executive officers received transaction bonuses in connection with the execution of the Merger Agreement in the following amounts: Kelly Williams, $350,000; Christopher J. Miner, $192,675; Van Welch, $257,244; Mark Krivoruchka, $199,856.

Membership on the Combined Company's Board of Directors

        At the completion of the Merger, the Combined Company Board will consist of 11 directors, including five Mobile Mini Continuing Directors. See the section entitled "The Merger—Governance of the Combined Company" for additional information.

Indemnification and Insurance

        The Merger Agreement provides that, for a period of six years following the completion of the Merger, the Combined Company will maintain in effect the current directors' and officers' liability insurance policies maintained by Mobile Mini (provided that the Combined Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the

Combined Company will not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date of the Merger Agreement by Mobile Mini for such insurance (the "Premium Cap"), and if the premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then the Combined Company will maintain insurance policies that, in the Combined Company's good faith determination, provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, Mobile Mini may (and at the request of WillScot, Mobile Mini will use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year "tail" policy under Mobile Mini's existing directors' and officers' insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

Quantification of Potential Payments and Benefits to Mobile Mini's Named Executive Officers in Connection with the Merger

        The information set forth in the table below is intended to comply with Item 402(t) of the SEC's Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Mobile Mini that is based on, or otherwise relates to, the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under "Interests of Mobile Mini Directors and Executive Officers in the Merger." Amounts payable to Mr. Williams and Mr. Miner under their employment agreements with WillScot following the completion of the Merger (including (1) post-Merger completion salary, annual bonus, annual incentive compensation and other compensation and benefits and (2) severance payable to Mr. Williams and Mr. Miner upon a qualifying termination of employment during the term of such agreement) are described under "—Employment Agreement with Kelly Williams" and "—Employment Agreement with Christopher J. Miner" and are not included in the table below.

        The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date hereof and before completion of the Merger. For purposes of calculating such amounts, the following assumptions were used:

  •
  The relevant price per share of Mobile Mini Common Stock is $38.91, which is the average closing price per share of Mobile Mini Common Stock as reported on the Nasdaq over the first five business days following the first public announcement of the Merger on March 2, 2020;

  •
  The Merger occurs on April 9, 2020, which is the assumed completion date of the Merger solely for purposes of the disclosure in this section; and

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  Each named executive officer of Mobile Mini experiences a qualifying termination of employment on the assumed completion date of the Merger of April 9, 2020 and immediately following the completion of the Merger.

        The calculations in the table below do not include amounts that the Mobile Mini named executive officers were already entitled to receive or vested in as of the date hereof. In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalents that may be accrued, prior to the closing of the Merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

        For purposes of this discussion, "single trigger" refers to benefits that arise solely as a result of the completion of the Merger and "double trigger" refers to benefits that require two conditions, which are the completion of the Merger as well as a qualifying termination of employment on or following the completion of the Merger.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Kelly Williams	2,450,000	3,137,897	24,960	5,612,857
Christopher J. Miner	1,541,400	910,105	24,202	2,475,707
Van Welch	2,057,952	1,432,005	16,910	3,506,867
Mark Krivoruchka	1,598,852	890,416	17,234	2,506,502

(1)
Cash.    Consists of the cash lump sum severance payment and a transaction bonus. The cash severance is "double trigger" and becomes payable only upon a qualifying termination under the terms of their employment agreements on or following the completion of the Merger (see the section entitled "Executive Employment Agreements"). The estimated amount of each such payment is shown in the following table. As Mr. Williams and Mr. Miner have entered into new employment agreements with WillScot that will supersede their Mobile Mini employment agreements upon the completion of the Merger, the amounts shown with respect to Mr. Williams' and Mr. Miner's Mobile Mini employment agreement with Mobile Mini are for illustration only. The transaction bonus is "single trigger" and was paid after the signing of the Merger Agreement.

Named Executive Officer	Severance ($)	Transaction Bonus ($)	Total ($)
Kelly Williams	2,100,000	350,000	2,450,000
Christopher J. Miner	1,348,725	192,675	1,541,400
Van Welch	1,800,708	257,244	2,057,952
Mark Krivoruchka	1,398,996	199,856	1,598,852
(2)
Equity.    Amounts shown reflect the estimated value received by the Mobile Mini named executive officers in respect of "single trigger" unvested Mobile Mini restricted stock awards as more fully described under "Treatment of Mobile Mini Equity Awards". In the case of Mobile Mini performance-based awards, this estimated value assumes that the applicable performance goals are achieved at target. No value is included in respect of Mobile Mini stock option awards because all such awards are fully vested prior to the assumed completion date.

Named Executive Officer	Single Trigger Mobile Mini Restricted Stock Awards ($)	Total ($)
Kelly Williams	3,137,897	3,137,897
Christopher J. Miner	910,105	910,105
Van Welch	1,432,005	1,432,005
Mark Krivoruchka	890,416	890,416
(3)
Benefits.    Amounts shown reflect the value of the applicable multiple of continued health and welfare insurance benefits premiums payable by Mobile Mini to the Mobile Mini named executive officer (and the Mobile Mini named executive officer's spouse and dependents, as applicable). Such benefits are "double trigger" and become payable only upon a qualifying termination under the terms of the name executive officers' employment agreements (see the section entitled "Executive Employment Agreements"). The estimated value of each such benefit is shown in the following table. As Mr. Williams and Mr. Miner have entered into a new employment agreement with WillScot that will supersede their employment agreements with Mobile Mini upon the completion of the Merger, the amount shown with respect to Mr. Williams' and Mr. Miner's Mobile Mini employment agreement with Mobile Mini is for illustration only.

Named Executive Officer	Benefits ($)
Kelly Williams	24,960
Christopher J. Miner	24,202
Van Welch	16,910
Mark Krivoruchka	17,234

Governance of the Combined Company

        At the Effective Time, WillScot will adopt the A&R Charter. The ticker symbol of the Combined Company following the completion of the Merger will be "[            ]."

        At the Effective Time, WillScot will adopt the A&R Bylaws.

        The Merger Agreement and the forms of the A&R Charter and A&R Bylaws, copies of which are attached to this joint proxy statement/prospectus as Annex A, Annex B and Annex C, respectively, contain certain provisions relating to the governance of the Combined Company following completion of the Merger, which reflects the merger of equals structure of the Merger as set forth below.

Headquarters

        As of the Effective Time, the Combined Company will have its headquarters in Phoenix, Arizona. Prior to 2023 Annual Stockholders Meeting, Supermajority Approval will be required to change the location of the Combined Company's headquarters.

Chief Executive Officer of the Combined Company; Other Officers

        As of the date of this joint proxy statement/prospectus, we expect that, pursuant to employment agreements entered into in connection with the signing of the Merger Agreement, the following members of the WillScot management team and the Mobile Mini management team will serve in the following roles in the Combined Company:

  •
  Bradley L. Soultz, the current CEO of WillScot, will be appointed to serve as the CEO of the Combined Company;

  •
  Kelly Williams, the current President and CEO of Mobile Mini, will be appointed to serve as the President and COO of the Combined Company;

  •
  Timothy D. Boswell, the current CFO of WillScot, will be appointed to serve as the CFO of the Combined Company;

  •
  Christopher J. Miner, the current Senior Vice President and GC of Mobile Mini, will be appointed to serve as the Senior Vice President, GC and Secretary of the Combined Company; and

  •
  Hezron Timothy Lopez, the current Vice President, GC and Secretary of WillScot, will be appointed to serve as Chief Human Resources Officer of the Combined Company.

        Each officer will take the office at the Combined Company referred to above at the Effective Time. Mr. Soultz will serve as CEO of the Combined Company for an initial term of 24 months, unless he sooner resigns or is removed from office in accordance with the A&R Bylaws. Mr. Williams, will serve as COO of the Combined Company for an initial term of 24 months. Mr. Boswell will serve as CFO of the Combined Company, Mr. Miner will serve as GC of the Combined Company and

Mr. Lopez will serve as the Chief Human Resources Officer of the Combined Company, in each case, for an initial term of 36 months.

Board of Directors

        The Combined Company Board as of the Effective Time is expected to be comprised of 11 members, consisting of:

  •
  six WillScot Continuing Directors. Two of the WillScot Continuing Directors will be TDR Continuing Directors and any individual elected to replace a TDR Continuing Director, whether as the immediately succeeding director or a future succeeding director for such individual, will be deemed a WillScot Continuing Director; and

  •
  five Mobile Mini Continuing Directors.

        As of the date of this joint proxy statement/prospectus, WillScot expects that the following six WillScot directors will be designated to serve on the Combined Company Board as WillScot Continuing Directors: Gerard E. Holthaus, Mark S. Bartlett, Gary Lindsay, Stephen Robertson, Jeff Sagansky and Bradley L. Soultz, with Gary Lindsay and Stephen Robertson as the TDR Continuing Directors. As of the date of this joint proxy statement/prospectus, Mobile Mini expects that the following five Mobile Mini directors will be designated to serve on the Combined Company Board as Mobile Mini Continuing Directors: Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, Erik Olsson and Michael W. Upchurch.

        Biographical information for the expected WillScot Continuing Directors is incorporated by reference from the Definitive Proxy Statement for WillScot's 2020 annual meeting of stockholders, filed with the SEC on March 20, 2020, as supplemented by the supplement, dated April 13, 2020, to the Definitive Proxy Statement for WillScot's 2020 annual meeting of stockholders (the "WillScot 2020 Proxy Statement"). Biographical information for the expected Mobile Mini Continuing Directors is incorporated by reference from the Definitive Proxy Statement for Mobile Mini's 2020 annual meeting of stockholders, filed with the SEC on March 16, 2020 (the "Mobile Mini 2020 Proxy Statement").

        Following the completion of the Merger and until the 2023 Annual Stockholders Meeting, absent Supermajority Approval, the Combined Company Board will continue to be comprised of WillScot Continuing Directors and Mobile Mini Continuing Directors, as described above.

Chairman of the Board of Directors

        The Combined Company Board will designate a Chairman of the Combined Company Board. Following the completion of the Merger and until the 2023 Annual Stockholders Meeting, absent Supermajority Approval to the contrary, unless he resigns or is removed from the Combined Company Board, we expect the Chairman of the Combined Company Board will be Mr. Erik Olsson.

Lead Independent Director

        The Combined Company Board will designate a Lead Independent Director of the Combined Company Board. Following the completion of the Merger and until the 2023 Annual Stockholders Meeting, absent Supermajority Approval to the contrary, unless he resigns or is removed from the Combined Company Board, we expect the Lead Independent Director to be Mr. Gerard E. Holthaus.

Committees of the Board of Directors

        Following the completion of the Merger and until the 2023 Annual Stockholders Meeting, absent a Supermajority Approval to the contrary, the Combined Company Board will have the following standing committees: the Audit Committee, the Compensation Committee, the Nominating and

Corporate Governance Committee and the Related Party Transactions Committee. Each such committee will have two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors, except that the Related Party Transactions Committee will have three qualifying directors from each of WillScot Continuing Directors (excluding the TDR Continuing Directors) and Mobile Mini Continuing Directors. The number of Mobile Mini Continuing Directors on any other committee of the Combined Company Board will be the same as the number of WillScot Continuing Directors on such other committee of the Combined Company Board. The TDR Continuing Directors are not permitted to be on any committee of the Combined Company Board other than any customary pricing committee.

        See the section entitled "The Merger Agreement—Governance of the Combined Company."

Treatment of Indebtedness

        In connection with the Merger, WillScot's existing asset-backed revolving credit facility (the "WillScot ABL Facility") will be replaced with the New ABL Facility (as defined herein). Mobile Mini's existing 5.875% senior notes, due 2024 (the "Mini 2024 Notes") will be repaid in full and Mobile Mini's $1.00 billion revolving credit facility will be repaid in full and terminated. WillScot's existing 7.875% senior secured notes due 2022 (the "WillScot 2022 Notes") and 6.875% senior secured notes due 2023 (the "WillScot 2023 Notes" and together with the WillScot 2022 Notes, the "WillScot Notes") are expected to remain outstanding following the completion of the Merger. For additional information about the treatment of the existing indebtedness of WillScot and Mobile Mini and the expected indebtedness of the Combined Company, see the section entitled "Description of Material Indebtedness" on page 223 of this joint proxy statement/prospectus.

Regulatory Approvals

        Under the HSR Act and related rules, the Merger may not be completed until the parties have filed notification and report forms with the FTC and the DOJ, and observe a statutory waiting period. The filing fees and other costs associated with making any filings and obtaining approval under HSR are borne equally by WillScot and Mobile Mini.

        At any time before or after the expiration of the statutory waiting periods under the HSR Act, the DOJ or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally permit completion of the Merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Timing of the Transaction

        The Merger is expected to be completed in the third quarter of 2020. Neither WillScot nor Mobile Mini can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each company's control, including obtaining necessary regulatory approvals. See the section entitled "The Merger Agreement—Conditions to Completion of the Merger."

Director and Officer Indemnification

        Under the Merger Agreement, certain indemnification and insurance rights exist in favor of Mobile Mini's current and former directors and officers. See the section entitled "The Merger

Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance" for information about these rights.

No Appraisal Rights in the Merger

        Appraisal rights are statutory rights that, if provided under applicable law, enable stockholders who comply with the applicable statutory requirements to dissent from a certain transaction, such as a merger, and to seek appraisal of the fair value for their shares, as determined by a court in a judicial proceeding, instead of receiving the consideration offered to stockholders in connection with such transaction.

        Appraisal rights are not available in all circumstances. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available for the shares of any classes or series of stock of a constituent corporation if the holders thereof are required by the terms of the merger agreement to accept for their shares anything other than: (i) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), (ii) shares of stock of any other corporation that is publicly listed or held by more than 2,000 holders of record (or depositary receipts in respect thereof), (iii) cash in lieu of fractional shares or fractional depositary receipts described above, or (iv) any combination of the foregoing. Because WillScot Class A Common Stock is listed on Nasdaq, a national securities exchange, and because Mobile Mini stockholders will receive as Merger Consideration only shares of WillScot Class A Common Stock (which will be reclassified as and converted into shares of Combined Company Common Stock), which will be publicly listed for trading on Nasdaq upon the completion of the Merger, and cash in lieu of fractional shares, WillScot stockholders and Mobile Mini stockholders will not be entitled to appraisal rights in connection with the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a discussion of material U.S. federal income tax consequences of the Merger. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect and available on the date of this joint proxy statement/prospectus and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this joint proxy statement/prospectus.

        This discussion applies only to U.S. holders (as defined below) of shares of Mobile Mini Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the Merger will be completed in accordance with the Merger Agreement and as described in this joint proxy statement/prospectus. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Mobile Mini Common Stock in light of their particular circumstances nor does it address tax considerations applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws (such as, for example, insurance companies, tax-exempt organizations, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, broker-dealers, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), or other pass-through entities or owners thereof, traders in securities who elect a mark-to-market method of accounting, holders who hold their Mobile Mini common stock as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," holders who acquired Mobile Mini Common Stock upon the exercise of employee stock options or otherwise as compensation, or U.S. holders whose functional currency is not the U.S. dollar). This discussion also does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Mobile Mini Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of Mobile Mini Common Stock that are partnerships and partners in such partnerships should consult their own tax advisors as to the tax consequences of the Merger.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of Mobile Mini Common Stock that is, for U.S. federal income tax purposes:

  •
  an individual citizen or a resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS OF MOBILE MINI COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AND ANY MOBILE MINI SPECIAL DIVIDEND TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

        It is a condition to each party's obligation to complete the Merger that each of WillScot and Mobile Mini receive an opinion of its respective outside counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The qualification of the Merger as a "reorganization" depends on numerous facts and circumstances, some of which are not known as of the date of this joint proxy statement/prospectus, and are outside of the parties' control. The opinions of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of WillScot and Mobile Mini. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any of the representations or covenants contained in any of the transaction-related agreements and documents or in any documents relating to the opinions of counsel are inaccurate or not complied with by WillScot or Mobile Mini, such opinions of counsel may be invalid and the conclusions reached therein could be jeopardized. An opinion of counsel represents the judgment of such counsel and is not binding on the IRS or any court and the IRS or a court may disagree with the conclusions in the opinions of counsel. Accordingly, notwithstanding receipt by WillScot and Mobile Mini of the opinions of counsel, there can be no assurance that the IRS will not assert that the Merger fails to qualify as a "reorganization" or that a court would not sustain such a challenge.

Treatment if the Merger Qualifies as a Reorganization

        Provided the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger to U.S. holders of Mobile Mini Common Stock will be as follows:

Exchange of Shares of Mobile Mini Common Stock for Shares of WillScot Class A Common Stock

        Mobile Mini stockholders who exchange their shares of Mobile Mini Common Stock for shares of WillScot Class A Common Stock will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of WillScot Class A Common Stock (in the manner described below). Each Mobile Mini stockholder's aggregate tax basis in the shares of WillScot Class A Common Stock received in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will equal such Mobile Mini stockholder's aggregate adjusted tax basis in the shares of Mobile Mini Common Sock surrendered in the Merger. The holding period of the shares of WillScot Class A Common Stock received by a Mobile Mini stockholder in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will include such Mobile Mini stockholder's holding period for the shares of Mobile Mini Common Stock surrendered in the Merger. If a Mobile Mini stockholder holds different blocks of Mobile Mini Common Stock (generally, Mobile Mini Common Stock acquired on different dates or at different prices), such Mobile Mini stockholder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of WillScot Class A Common Stock received in the Merger.

Cash in Lieu of Fractional Shares

        A U.S. holder of shares of Mobile Mini Common Stock who receives cash in lieu of a fractional share of WillScot Class A Common Stock will recognize capital gain or loss with respect to cash received in lieu of such fractional share equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above). Any gain or loss recognized will be long-term capital gain or loss if, as of the date such cash is received, the shares of Mobile Mini Common Stock surrendered in the Merger were held for more than one year. The deductibility of capital losses is subject to limitations.

Treatment if the Merger Does Not Qualify as a Reorganization

        If the Merger does not qualify as a "reorganization" for U.S. federal income tax purposes, the receipt of WillScot Class A Common Stock in exchange for Mobile Mini Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder whose shares of Mobile Mini Common Stock are converted into the right to receive WillScot Class A Common Stock in the Merger (which will be reclassified as and converted into shares of Combined Company Common Stock at the Effective Time) will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the value of the WillScot Class A Common Stock received in the Merger (plus the amount of any cash received in lieu of a fractional share of WillScot Class A Common Stock) and (ii) such U.S. holder's adjusted tax basis in the shares of Mobile Mini Common Stock exchanged in the Merger. Gain or loss, as well as holding period, will be determined separately for each block of shares of Mobile Mini Common Stock (generally, Mobile Mini Common Stock acquired on different dates or at different prices) surrendered in the Merger. Any gain or loss recognized will be long-term capital gain or loss if, as of the date such WillScot Class A Common Stock (plus the amount of any cash received in lieu of a fractional share of WillScot Class A Common Stock) is received, the shares of Mobile Mini Common Stock surrendered in the Merger were held for more than one year. The deductibility of capital losses is subject to limitations.

Treatment of the Mobile Mini Special Dividend

        It is expected, and the parties intend to take the position, that the Mobile Mini Special Dividend will be treated for U.S. federal income tax purposes as a dividend paid by Mobile Mini to the holders of Mobile Mini Common Stock, and not as consideration paid in connection with the Merger. If the Mobile Mini Special Dividend were treated as consideration paid in connection with the Merger, the U.S. federal income tax consequences of the Merger to holders of Mobile Mini Common Stock would differ from the consequences described above. U.S. holders of Mobile Mini Common Stock should consult their own tax advisors as to the U.S. federal income tax consequences of receiving the Mobile Mini Special Dividend.

Backup Withholding and Information Reporting

        The payment of the Mobile Mini Special Dividend to U.S. holders and payments of cash to U.S. holders of Mobile Mini Common Stock in lieu of a fractional share of WillScot Class A Common Stock generally will be subject to information reporting and, under certain circumstances, may be subject to backup withholding (currently, at a rate of 24%), unless a U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder's correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

        THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS OF MOBILE MINI COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AND ANY MOBILE MINI SPECIAL DIVIDEND TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Accounting Treatment

        WillScot and Mobile Mini prepare their respective financial statements in accordance with GAAP. The Merger will be accounted for as an acquisition of Mobile Mini by WillScot under the acquisition method of accounting in accordance with GAAP. WillScot will be treated as the acquirer for accounting purposes. In identifying WillScot as the accounting acquirer, WillScot and Mobile Mini considered the structure of the transaction and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the Combined Company Board, the relative size of WillScot and Mobile Mini, and the designation of certain senior management positions at the Combined Company. Accordingly, consideration paid or exchanged by WillScot to complete the Merger with Mobile Mini will be allocated to the assets and liabilities of Mobile Mini based on their estimated fair values as of the date of completion of the Merger. The acquisition method of accounting is dependent upon certain valuation assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Mobile Mini based on WillScot management's best estimates of fair value.

        All unaudited pro forma condensed combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the Merger is completed and after completion of an analysis to determine the estimated net fair value of Mobile Mini's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of Mobile Mini as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the Merger.

Nasdaq Listing; Delisting and Deregistration of Mobile Mini Common Stock

        Prior to the completion of the Merger, WillScot has agreed to use its reasonable best efforts to cause the shares of WillScot Class A Common Stock to be issued in connection with the Merger. The listing of the newly issued shares of WillScot Class A Common Stock, which will be reclassified as and converted into shares of Combined Company Common Stock at the Effective Time, on Nasdaq, subject to official notice of issuance, is also a condition to completion of the Merger.

        If the Merger is completed, Mobile Mini Common Stock will cease to be listed on Nasdaq and Mobile Mini Common Stock will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

        This section describes the material terms of the Merger Agreement. The descriptions of the Merger Agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to carefully read the entire Merger Agreement.

        This summary is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement is included to provide you with information regarding its terms. Neither the Merger Agreement nor the summary of its material terms included in this section is intended to provide any factual information about WillScot or Mobile Mini. Factual disclosures about WillScot and Mobile Mini contained in this joint proxy statement/prospectus and/or in the public reports of WillScot and Mobile Mini filed with the SEC (as described in the section entitled "Where You Can Find More Information") may supplement, update or modify the disclosures about WillScot and Mobile Mini contained in the Merger Agreement. The Merger Agreement contains representations and warranties and covenants of the parties customary for a merger of this nature. The representations and warranties contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in WillScot's or Mobile Mini's public disclosures. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about WillScot or Mobile Mini at the time they were made or otherwise.

Structure of the Merger

        The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, Merger Sub, a wholly owned, newly formed direct subsidiary of WillScot, will be merged with and into Mobile Mini at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and Mobile Mini will continue as the surviving entity in the Merger and as a wholly owned subsidiary of WillScot. At the Effective Time, the certificate of incorporation and the bylaws of WillScot will be amended and restated in their entirety to be in the forms attached to the Merger Agreement as Exhibit B and Exhibit C, respectively, copies of which are attached to this joint proxy statement/prospectus as Annex B and Annex C, respectively. At the Effective Time, WillScot's name will be changed to [            ].

Merger Consideration

        At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Mobile Mini Common Stock (other than Excluded Shares, which shall be cancelled with no consideration) will be converted into the right to receive:

  •
  2.4050 fully paid and nonassessable shares of WillScot Class A Common Stock; and

  •
  if applicable, cash in lieu of fractional shares of WillScot Class A Common Stock.

        Immediately thereafter, as contemplated by the Merger Agreement and upon the filing of the A&R Charter, all outstanding shares of WillScot Class A Common Stock will be reclassified as and converted into shares of Combined Company Common Stock.

        The Merger Agreement and the Voting Agreement further provide that Sapphire Holding will exchange all of its shares of WSHC Stock prior to the Effective Time, for shares of WillScot Class A Common Stock, at an exchange ratio of 1.3261x, without any subsequent adjustment, and, upon such exchange and immediately prior to the Effective Time, all issued and outstanding shares of WillScot Class B Common Stock will be cancelled automatically. As a result of this cancellation and the adoption of the A&R Charter, the Combined Company Common Stock will be the only series of common stock of the Combined Company issued and outstanding immediately following the Effective Time.

        No fractional shares of WillScot Class A Common Stock will be issued in the Merger. All fractional shares of WillScot Class A Common Stock that a Mobile Mini stockholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such Mobile Mini stockholder shall be entitled to receive, in lieu thereof, from WillScot an amount in cash (rounded to the nearest cent), without interest, determined by multiplying the fraction of such fractional share of WillScot Class A Common Stock by the arithmetic average of the closing price (rounded to the nearest one ten-thousandth) of WillScot Class A Common Stock on Nasdaq on the last five trading days preceding the closing date of the Merger.

        In accordance with Section 262 of the DGCL, no appraisal rights will be available to WillScot or Mobile Mini stockholders in connection with the Merger.

Treatment of Mobile Mini Equity Awards

Treatment of Mobile Mini Stock Options

        At the Effective Time, each outstanding and unexercised option to purchase shares of Mobile Mini Common Stock will, by virtue of the Merger, be assumed by the Combined Company and become an option to purchase shares of WillScot Class A Common Stock, on the same terms and conditions as applied to each such stock option immediately prior to the Effective Time, except that (A) the number of shares of WillScot Class A Common Stock subject to such option will equal the product of (i) the number of shares of Mobile Mini Common Stock that were subject to such option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (1) the exercise price per share of Mobile Mini Common Stock at which such option was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent.

Treatment of Mobile Mini Restricted Stock Awards

        At the Effective Time, each outstanding unvested restricted stock award with respect to shares of Mobile Mini Common Stock will become vested as of immediately prior to the Effective Time, by virtue of the Merger, and in accordance with its terms will be converted into the right to receive the Merger Consideration in respect of each underlying share of Mobile Mini Common Stock.

Closing and Effectiveness of the Merger

        Unless WillScot and Mobile Mini mutually agree in writing to another time, date or place, the closing of the Merger shall take place remotely via the electronic exchange of documents and signatures or in New York City at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York, 10020 at 10:00 a.m., Eastern time, on the fifth business day after the date the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or permitted waiver of such conditions) have been satisfied or waived.

        The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or such later time as WillScot and Mobile Mini shall agree and is specified in the certificate of merger.

Conversion of Shares; Exchange of Certificates; Fractional Shares

        At the Effective Time, the conversion of shares of Mobile Mini Common Stock (other than Excluded Shares, which shall be cancelled with no consideration) into the right to receive the Merger Consideration will occur by virtue of the Merger and without any action on the part of WillScot, Merger Sub, Mobile Mini or Mobile Mini stockholders. Immediately thereafter and upon the filing of the A&R Charter, all issued and outstanding shares of WillScot Class A Common Stock will be reclassified as and converted into shares of Combined Company Common Stock.

        Prior to the Effective Time, WillScot shall appoint an exchange agent reasonably acceptable to Mobile Mini (the "Exchange Agent"). Promptly after the Effective Time (but in any event, within five days), WillScot shall send, or shall cause the Exchange Agent to send, to each holder of shares of Mobile Mini Common Stock represented by a certificate or uncertificated shares at the Effective Time, a letter of transmittal and instructions that shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates or transfer of the uncertificated shares to the Exchange Agent for use in such exchange. WillScot shall cause the Exchange Agent to deliver (i) the Merger Consideration pursuant to the Merger Agreement, (ii) any dividends pursuant to the Merger Agreement and (iii) any cash in lieu of any fractional shares of Combined Company Common Stock pursuant to the Merger Agreement (clauses (i)—(iii) together, the "Exchange Payment").

        Each holder of shares of Mobile Mini Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Exchange Payment, upon (i) in the case of each share of Mobile Mini Common Stock represented by certificate, surrender to the Exchange Agent of a certificate, together with a properly completed letter of transmittal, or (ii) in the case of each uncertificated share, receipt of an "agent's message" by the Exchange Agent (or such other evidence of transfer as the Exchange Agent may reasonably request).

        As of the Effective Time, all outstanding shares of Mobile Mini Common Stock shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist. As of the Effective Time, each holder of any shares of Mobile Mini Common Stock will cease to have any rights with respect thereto, except the right to receive the Exchange Payment as described above and subject to the terms and conditions set forth in the Merger Agreement.

        All shares of WillScot Class A Common Stock issued and Combined Company Common Stock converted therefrom pursuant to the Merger Agreement will be in uncertificated book-entry form, unless a physical certificate is required under applicable law.

Governance of the Combined Company

        The Merger Agreement, the A&R Charter and the A&R Bylaws, copies of which are attached to this joint proxy statement/prospectus as Annex A, Annex B and Annex C, respectively, contain certain provisions relating to the governance of the Combined Company following completion of the Merger.

Amended and Restated Charter and Bylaws

        At the Effective Time, the certificate of incorporation and bylaws of WillScot will be amended and restated in their entirety as provided in the Merger Agreement, and as so amended and restated, the certificate of incorporation and bylaws of WillScot will be the A&R Charter and the A&R Bylaws, until thereafter amended as provided therein or in accordance with applicable law. The A&R Charter and the A&R Bylaws will implement certain governance matters for the Combined Company following the Effective Time.

Headquarters

        As of the Effective Time, the Combined Company will have its headquarters in Phoenix, Arizona, unless otherwise determined by resolution of the Combined Company Board; provided that any determination relating to the location of the Combined Company's headquarters and principal executive office prior to the 2023 Annual Stockholders Meeting shall require Supermajority Approval.

CEO and President and COO of the Combined Company; Other Officers

        As of the Effective Time, Bradley L. Soultz, the current CEO of WillScot, will serve as the CEO of the Combined Company, and Kelly Williams, the current President and CEO of Mobile Mini, will be serve as the President and COO of the Combined Company, in each case for an initial term of 24 months. The Combined Company Board, in its sole discretion, shall have the right to renew Mr. Soultz's appointment. To the extent the Combined Company Board does not renew Mr. Soultz's appointment, Mr. Soultz will cease to be the CEO at the end of the initial 24-month term. Not more than 60 days prior to the end of the initial 24-month term, the Combined Company Board shall determine by a majority vote, excluding Mr. Soultz, whether to renew Mr. Soultz's appointment; provided that, if the vote results in a deadlock, Mr. Soultz shall continue as the CEO until he resigns or is removed from office as provided in the A&R Bylaws. For additional information about Mr. Soultz's and Williams's employments with the Combined Company, see the sections entitled "The Merger—Interests of Certain of WillScot's Directors and Executive Officers—Employment Agreement with Bradley Soultz" and "The Merger—Interests of Mobile Mini's Directors and Executive Officers—Employment Agreement with Kelly Williams."

        In addition, as of the Effective Time, Timothy Boswell, the current CFO of WillScot will serve as the CFO of the Combined Company, Christopher Miner, the current Senior Vice President and GC of Mobile Mini, will serve as the Senior Vice President, GC and Secretary of the Combined Company, and Hezron Lopez, the current Vice President, GC and Secretary of WillScot, will serve as the Chief Human Resources Officer of the Combined Company. Prior to the Effective Time, WillScot and Mobile Mini shall cooperate and reasonably agree on additional individuals to be appointed officers of the Combined Company following the Effective Time, and WillScot shall, and shall cause the WillScot Board to, take all necessary action to cause each such individual to be so appointed.

The Combined Company Board

        As of the Effective Time, the Combined Company Board will consist of 11 directors. Six will be WillScot Continuing Directors (including two TDR Continuing Directors): Mark S. Bartlett, Gerard E. Holthaus, Gary Lindsay, Stephen Robertson, Jeff Sagansky and Bradley L. Soultz. Five will be Mobile Mini Continuing Directors: Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, Erik Olsson and

Michael W. Upchurch. Gary Lindsay and Stephen Robertson are the TDR Continuing Directors, and any individual elected to replace a TDR Continuing Director will be deemed a WillScot Continuing Director. Mr. Olsson will be the Chairman and Mr. Holthaus will be the Lead Director.

        As of the Effective Time, the Combined Company Board will be divided into three classes: Class I, Class II and Class III. Each Class I director, Class II director and Class III director will be elected to an initial term to expire at the first, second, and third annual meeting of stockholders following the Effective Time, respectively. Upon the expiration of the initial terms for each class of directors, the directors of each class will be elected for a term of three years to serve until their successors have been duly elected and qualified or until their earlier death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors shall shorten the term of any incumbent director. As of the Effective Time, the Combined Company Board shall consist of the following members in the classes noted below:

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  Class I: Ms. Dial, Mr. Holthaus, Mr. Lindsay and Ms. McWaters;

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  Class II: Mr. Goble, Mr. Robertson and Mr. Sagansky; and

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  Class III: Mr. Bartlett, Mr. Olsson, Mr. Soultz, and Mr. Upchurch.

Committees of the Combined Company Board

        Pursuant to the Merger Agreement, as of the Effective Time and at least until the 2023 Annual Stockholders Meeting (unless changed by Supermajority Approval) the committees of the Combined Company Board will include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Related Party Transactions Committee. For additional information about the composition and responsibilities of these committees, see the committee charters attached to the Merger Agreement as Exhibits G-1, G-2, G-3 and G-4, respectively.

Fiscal Year

        The fiscal year of the Combined Company will be the calendar year, unless otherwise determined by resolution of the Combined Company Board; provided that any such determination prior to the 2023 Annual Stockholders Meeting will require Supermajority Approval.

Representations and Warranties; Material Adverse Effect

        The representations and warranties made by Mobile Mini to WillScot, and by WillScot to Mobile Mini, under the Merger Agreement relate to, among other things:

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  due organization, valid existence, good standing and qualification to do business of WillScot and its subsidiaries and Mobile Mini and its subsidiaries, as applicable;

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  corporate authorization and enforceability of the Merger Agreement;

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  required consents and approvals from governmental entities;

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  the absence of any conflicts or violations of organizational documents and other agreements or laws;

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  capitalization;

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  capitalization and ownership of subsidiaries;

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  documents filed with the SEC and financial statements;

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  accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;

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  conduct of their businesses in the ordinary course and the absence of a material adverse effect;

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  the absence of certain undisclosed material liabilities;

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  internal controls and disclosure controls and procedures relating to financial reporting;

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  the absence of certain legal proceedings and investigations;

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  possession of, and compliance with, permits necessary for the conduct of business;

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  compliance with applicable laws (including certain domestic and foreign anti-corruption laws, customs and international trade laws and sanctions) and absence of governmental orders;

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  material contracts;

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  tax matters and the intended tax treatment of various transactions;

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  employee matters and employee benefit plans;

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  labor matters;

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  intellectual property, information technology and data protection;

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  environmental matters;

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  insurance coverage;

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  real property;

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  transactions with affiliates;

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  compliance with antitakeover statutes and the absence of antitakeover plans;

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  receipt of opinions from the party's financial advisors;

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  finder and transaction-related fees and expenses; and

  •
  absence of ownership interest in the other party's common stock.

        The Merger Agreement also contains additional representations and warranties by WillScot to Mobile Mini relating to Sapphire Holding's exchange of its shares of WSHC Stock for shares of WillScot Class A Common Stock, the financing of the transactions contemplated by the Merger Agreement and the capital structure and organization of Merger Sub, corporate authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement by Merger Sub and the valid and binding nature of the Merger Agreement with respect to Merger Sub.

        The representations and warranties of each of Mobile Mini and WillScot expire at the Effective Time. Except as specifically included in the Merger Agreement, the disclosure schedules or SEC filings incorporated by reference therein, each party expressly disclaims any other representation or warranty and expressly waives any reliance thereon and rights with respect thereto.

        Certain of the representations and warranties in the Merger Agreement are subject to materiality or "material adverse effect" qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a "material adverse effect" (as defined below) on the party making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications (that is, those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation or warranty did not have knowledge). Furthermore, each of the representations and warranties is subject to the qualifications set forth in the parties' disclosure schedules and SEC filings publicly available at least two business days prior to the date of the Merger Agreement (other than any disclosure contained in any SEC filings that are cautionary, predictive or forward-looking in nature).

        For purposes of the Merger Agreement, "material adverse effect," when used in reference to Mobile Mini or WillScot, means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, is or would reasonably be expected to result in a material adverse effect on (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party and its subsidiaries to consummate the Merger on the terms set forth in the Merger Agreement on or before nine months after the date of the Merger Agreement (the "End Date") or perform the agreements or covenants thereunder, excluding any event, circumstance, development, occurrence, change or effect to the extent that it results from, arises out of or relates to:

  •
  changes after the date of the Merger Agreement in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;

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  changes after the date of the Merger Agreement in conditions generally affecting the industry in which such party and its subsidiaries operate;

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  changes in national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets;

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  natural disasters or calamities;

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  any decline, in and of itself, in the market price or trading volume of such party's common stock (except that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or will be, a material adverse effect, unless otherwise excluded from this definition);

  •
  any failure, in and of itself, by such party or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (except that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or will be, a material adverse effect, unless otherwise excluded from this definition);

  •
  the execution and delivery of the Merger Agreement, the public announcement or the pendency of the Merger Agreement (except with respect to any representation or warranty is intended to address the consequences of the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger Agreement);

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  any changes after the date of the Merger Agreement in any applicable law or GAAP;

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  any action required by a governmental authority pursuant to antitrust laws in connection with transactions contemplated under the Merger Agreement that does not constitute a Regulatory Adverse Effect (as defined and discussed below); or

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  as applicable to WillScot, any action or omission taken by WillScot pursuant to the written consent or request of Mobile Mini and, as applicable to Mobile Mini, any action or omission taken by Mobile Mini pursuant to the written consent or request of WillScot.

        However, the exceptions described in the first, second, third, fourth and eighth bullet point will not apply to the extent any such event, circumstance, development, occurrence, change or effect described in such bullet points has a disproportionate impact on such party and its subsidiaries, taken as a whole, relative to other companies in the industries in which such party and its subsidiaries operate.

Covenants and Agreements

Conduct of Business

        Each of Mobile Mini and WillScot has agreed to certain covenants in the Merger Agreement regarding the conduct of their respective businesses. From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except as otherwise specifically contemplated by the Merger Agreement, as may be required by law or order of a governmental entity or as otherwise set forth in the applicable disclosure schedule), unless the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), each of Mobile Mini and WillScot (a) shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws and use its and their commercially reasonable efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, governmental authorities and other third parties having material business relationships with such party and its subsidiaries; (ii) keep available the services of the present directors, officers and employees of such party and its subsidiaries; and (iii) maintain in effect all material permits of such party and its subsidiaries, and (b) shall not, and shall cause each of its subsidiaries not to:

  •
  adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents;

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  (i) merge or consolidate with any other individual or entity; (ii) acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions in the ordinary course of business consistent with past practice in an amount not to exceed $10 million individually or $50 million in the aggregate that would not materially delay the transactions contemplated under the Merger Agreement; or (B) transactions (1) solely among each party and its wholly owned subsidiaries or (2) solely among each party's wholly owned subsidiaries; or (iii) adopt or publicly propose a plan, resolution or authorization of complete or partial liquidation, dissolution, recapitalization or restructuring;

  •
  (i) split, combine or reclassify any shares of its capital stock (other than transactions (A) solely among each party and its wholly owned subsidiaries or (B) solely among each party's wholly owned subsidiaries); (ii) amend any term or alter any rights of any of its outstanding equity securities; (iii) declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities (other than regular cash dividends in the ordinary course of business consistent with past practice or dividends or distributions by a subsidiary to each party and, in the case of Mobile Mini, the Mobile Mini Special Dividend); or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of each party or its subsidiaries or any rights, warrants or options to acquire any such shares or other securities, other than (A) repurchases of shares of common stock in connection with each party's equity-based awards (including stock options, restricted stock units, restricted stock awards and performance-based restricted stock units) outstanding as of the date of the Merger Agreement or (B) the completion of previously announced redemption of all of its outstanding warrants to purchase shares of common stock;

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  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of common stock in connection with such party's equity-based awards (including stock options, restricted stock units, restricted stock awards and performance-based restricted stock units) outstanding as of the date of the Merger Agreement or (ii) enter into any agreement with respect to the voting of any of its capital stock;

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  authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as set forth in the applicable disclosure schedule and (ii) any other capital expenditures not to exceed $150 million in the aggregate;

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  except for the real property noted as listed for sale in the applicable disclosure schedule, transfer, sell, lease or otherwise dispose of any subsidiary or any assets, securities or property, other than (i) transfers, sales, leases or other dispositions in the ordinary course of business consistent with past practice in an amount not to exceed $10 million in the aggregate for WillScot and $25 million in the aggregate for Mobile Mini; or (ii) transactions (A) solely among each party and its wholly owned subsidiaries or (B) solely among each party's wholly owned subsidiaries;

  •
  sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to third parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action necessary to maintain, any material patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by each party or any of its subsidiaries;

  •
  (i) make any material loans, advances or capital contributions, other than loans, advances or capital contributions (A) by each party to its wholly owned subsidiaries or (B) by its subsidiaries to each party or any other subsidiary, or (ii) incur, assume, guarantee, repay or repurchase any indebtedness, other than (w) any optional redemption by WSII of its 2023 Secured Notes (as defined below), as described in the Merger Agreement, (x) pursuant to the debt financing in connection with the Merger as contemplated in the Merger Agreement, (y) the incurrence or repayment of loans (or issuance or terminations of letters of credit or similar instruments) pursuant to the each party's ABL credit agreement currently in effect (as disclosed in the Merger Agreement) (A) in the ordinary course of business consistent with past practice and/or (B) in connection with the consummation of acquisitions or investments or the optional redemption otherwise permitted hereunder, but in an amount not to exceed $50 million in the aggregate and/or (z) the issuance of debt securities pursuant to the permitted refinancing of outstanding notes, as contemplated in the Merger Agreement;

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  other than in connection with the debt financing in connection with the Merger as contemplated in the Merger Agreement, create or incur any lien (except for a permitted lien) on any material asset;

  •
  other than in connection with the debt financing in connection with the Merger as contemplated in the Merger Agreement, (i) enter into any material contract (including by amendment), other than in the ordinary course of business consistent with past practice; (ii) terminate, renew, extend or amend in any material respect any material contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (iii) enter into, terminate, renew, extend or amend or waive any right under any contract with any related party;

  •
  terminate, suspend, abrogate, amend or modify any material permit in a manner material and adverse to each party and its subsidiaries, taken as a whole;

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  except as required by (x) applicable law or (y) the terms of any employee plan as in effect as of the date of the Merger Agreement, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of the current or former director, officer, employee or individual independent contractor of each party or its subsidiaries (together, "Service Providers"); (ii) enter into any employment, offer letter, term sheet, deferred compensation, consulting, bonus, change in control, severance or other similar agreement (or any amendment to any such existing agreement) with any of the current or former Service Providers; (iii) establish, adopt, amend or enter into any employee plan or collective bargaining agreement; (iv) grant or amend any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider; or (v) increase the compensation, bonus or other benefits payable to any current or former Service Providers (other than increases in base compensation of not more than 4% in the aggregate to management or high-level employees and in each case in the ordinary course of business consistent with past practice);

  •
  make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the Exchange Act, as approved by its independent public accountants;

  •
  (i) make or change any material tax election, (ii) change any annual tax accounting period, (iii) adopt or change any material method of tax accounting, (iv) enter into any material closing agreement with respect to taxes or (v) settle or surrender any material tax claim, audit or assessment;

  •
  except as set forth in the applicable disclosure schedule, settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation, or proceeding, pending or threatened, and involving or against each party or any of its subsidiaries, other than those involving only a monetary payment not to exceed $250,000 individually and $2,000,000 in the aggregate; provided that in no event shall either party or any of its subsidiaries settle or compromise, or propose to settle or compromise, without the other party's prior written consent, (i) any class action or collective action claims or (ii) any other claim, action, suit, investigation, regulatory examination or proceeding (A) that relates to the transactions contemplated under the Merger Agreement, (B) that seeks injunctive or other equitable relief, or (C) that relates to or asserts (1) infringement, misappropriation or other violation by such party or any of its subsidiaries of any intellectual property or (2) infringement, misappropriation or other violation by other persons of any intellectual property owned by such party or any of its subsidiaries;

  •
  enter into any transaction between a party or any of its subsidiaries, on the one hand, and any of such party's affiliates (other than itself and its subsidiaries), on the other hand;

  •
  knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty inaccurate in any respect at, or immediately prior to, the Effective Time;

  •
  write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business and consistent with past practice or (2) as may be consistent with such party's financial accounting policies and procedures and GAAP as determined in consultation with such party's outside auditor; or

  •
  agree, commit or publicly propose to do any of the foregoing.

No Solicitation of Alternative Transactions

        From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, each of WillScot and Mobile Mini shall not, and shall cause their controlled affiliates and its and their respective officers, directors, employees not to, and shall use reasonable efforts to cause its representatives not to, directly or indirectly:

  •
  solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Alternative

    Acquisition Proposal (as defined below) or any inquiry or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal;

  •
  enter into or participate in any discussions or negotiations with, furnish any information relating to such party or any of its subsidiaries or afford access to the business, properties, assets, books or records of such party or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party (excluding affiliates) that such party knows, or should reasonably be expected to know, is considering, seeking to make, or has made, an Alternative Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to an Alternative Acquisition Proposal;

  •
  effectuate any Board Recommendation Change (as defined below);

  •
  take any action to make any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any third party or any Alternative Acquisition Proposal; or

  •
  resolve, propose or agree to do any of the foregoing.

        For purposes of the Merger Agreement, an "Alternative Acquisition Proposal" refers to (i) any proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving such party or any of its subsidiaries with respect to assets that, taken together, constitute more than 20% of such party's consolidated assets, (ii) any proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding common stock or other securities representing more than 20% of the voting power of such party or (iii) any proposal or offer to acquire in any manner (including the acquisition of equity securities in any subsidiary of such party), directly or indirectly, in one or more transactions, assets or businesses of such party or any of its subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of such party, in each case, other than the transactions contemplated under the Merger Agreement.

        Notwithstanding these restrictions, the Merger Agreement provides that, if, at any time prior to the receipt of the Mobile Mini Stockholder Approval or the WillScot Stockholder Approval, as applicable, Mobile Mini or WillScot receives a proposal that the Mobile Mini Board or the WillScot Board, as applicable, determines in good faith (after consultation with its outside counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and which did not result from a breach of the non-solicitation obligations set forth in the Merger Agreement, then Mobile Mini or WillScot, as applicable, may (i) engage in negotiations or discussions with such third party, (ii) furnish non-public information with respect to itself and its subsidiaries to the third party making such proposal and its representatives and financing sources pursuant to a customary confidentiality agreement with terms no less favorable to Mobile Mini or WillScot, as applicable, than those contained in the confidentiality agreement entered into between Mobile Mini and WillScot (provided that all such non-public information, to the extent that such information has not been previously provided or made available to the other party, is provided or made available to the other party substantially concurrently with the time it is provided or made available to such third party) and (iii) following receipt of any such Superior Proposal, effectuate a Board Recommendation Change (as defined below) and/or terminate the Merger Agreement and simultaneously enter into an agreement with respect thereto; provided, however, that such party may not terminate the Merger Agreement unless concurrently with such termination such party pays the other party the applicable termination fee. For additional information on termination fees, see the section entitled "The Merger Agreement—Expenses and Termination Fees."

        The Merger Agreement also requires WillScot and Mobile Mini to first deliver written notice to the other party advising such party that it intends to engage in negotiations or discussions with a third party. In addition, WillScot and Mobile Mini must notify the other promptly, and in any event within twenty-four (24) hours of receipt, of any Alternative Acquisition Proposal (including material modifications thereto) or any related request for information or for access to the business, properties, assets, books or records of such party or its subsidiaries by any third party, that to the knowledge of WillScot or Mobile Mini or their respective boards of directors, as applicable, is considering making an Alternative Acquisition Proposal. The notice shall be provided in writing and shall include a summary of (i) any material correspondence relating thereto and (ii) the material terms and conditions of such Alternative Acquisition Proposal (including material modifications thereto) subject, in each case, to the terms of the confidentiality agreement with such third party.

        For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide, written Alternative Acquisition Proposal (other than an Alternative Acquisition Proposal that has resulted from a violation of the receiving party's non-solicitation obligations under the Merger Agreement) (with all references to "20%" in the definition of Alternative Acquisition Proposal being deemed to be references to "50%") on terms that the Mobile Mini Board or the WillScot Board or the WillScot Special Committee, as applicable, determines in good faith, after consultation with their respective financial advisors and outside legal counsel, and taking into account all the terms and conditions of the Alternative Acquisition Proposal that the Mobile Mini Board or the WillScot Board or the WillScot Special Committee, as applicable, considers to be appropriate (including the identity of the third party making the Alternative Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements, break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to Mobile Mini stockholders or WillScot stockholders, as applicable, from a financial point of view than the Merger (taking into account any proposal by the other party to amend the terms of the Merger Agreement); (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the third party, any approval requirements and all other financial, regulatory, legal and other aspects of such Alternative Acquisition Proposal; and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Mobile Mini Board or the WillScot Board or the WillScot Special Committee, as applicable.

Changes in Board Recommendations

        Mobile Mini and WillScot have agreed under the Merger Agreement to, through their respective boards of directors, recommend to Mobile Mini stockholders, the Mobile Mini Merger Proposal, and to WillScot stockholders, the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.

        From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, subject to the exceptions described below, each of the Mobile Mini Board and the WillScot Board, as applicable, shall not (i) fail to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to the other party, its recommendation to stockholders, (ii) fail to include the above recommendation in this joint proxy statement/prospectus, (iii) recommend, adopt or approve any Alternative Acquisition Proposal, or (iv) enter into or approve, recommend or declare advisable for Mobile Mini or WillScot or any of their respective subsidiaries, as applicable, to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar arrangement (other than a confidentiality agreement with third parties as described above) in connection with any Alternative Acquisition Proposal (any action in clauses (i) through (iii) is referred to as a "Board Recommendation Change"). For the avoidance of doubt, a "stop, look and listen" disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be a Board Recommendation Change.

        Notwithstanding the foregoing restrictions, in the event that, prior to the receipt of the Mobile Mini Stockholder Approval and the WillScot Stockholder Approval, the Mobile Mini Board or the WillScot Board or the WillScot Special Committee, as applicable, determines in good faith, after consultation with its outside financial advisor(s) and outside legal counsel, that it has received a Superior Proposal that was not solicited in violation of the Merger Agreement, the Mobile Mini Board or the WillScot Board, as applicable, may effect a Board Recommendation Change if (i) the Mobile Mini Board or the WillScot Board or the WillScot Special Committee, as applicable, determines in good faith, after consultation with its outside financial advisor(s) and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) it has notified the other party in writing at least four business days before taking such action that it intends to effect a Board Recommendation Change, (iii) it has provided the other party with a copy of the most current version of any proposed agreement, a detailed written summary of all material terms of such Superior Proposal and the identity of the offeror, (iv) if requested by the other party, during such four business day period, such party and its representatives have discussed and negotiated in good faith with the other party regarding any proposal by the other party to amend the terms of the Merger Agreement in response to such Superior Proposal, and (v) after such four business day period, the Mobile Mini Board or the WillScot Board or the WillScot Special Committee, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor(s), taking into account any proposal by the other party to amend the terms of the Merger Agreement, that such Alternative Acquisition Proposal continues to constitute a Superior Proposal.

        In addition, prior to the receipt of the Mobile Mini Stockholder Approval and the WillScot Stockholder Approval, the Mobile Mini Board or the WillScot Board, as applicable, may, in response to an "Intervening Event" (as defined below) effect a Board Recommendation Change only if (1) the Mobile Mini Board or the WillScot Board or the WillScot Special Committee, as applicable, determines in good faith, after consultation with its outside financial advisor(s) and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (2) it has notified the other party in writing at least four business days before taking such action that it intends to effect a Board Recommendation Change, (3) during such four business day period, such party and its representatives have negotiated in good faith with the other party regarding any proposal by the other party to amend the terms of the Merger Agreement, and (4) after such four business day period, the Mobile Mini Board or the WillScot Board or the WillScot Special Committee, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor(s), taking into account any proposal by the other party to amend the terms of the Merger Agreement, that failure to take such action would be inconsistent with its fiduciary duties under applicable law. For purposes of the Merger Agreement, an "Intervening Event" means any material event, change, effect, development or occurrence that (i) was not known or the material consequences of which were not known in each case to the Mobile Mini Board or the WillScot Board, as applicable, as of the date of the Merger Agreement, and (ii) does not relate to or involve any Alternative Acquisition Proposal.

Efforts to Obtain Required Stockholder Vote

        As promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, Mobile Mini shall, in consultation with WillScot, in accordance with applicable law and Mobile Mini's organizational documents, (i) duly call and give notice of the Mobile Mini special meeting; (ii) cause the joint proxy statement/prospectus (and all other proxy materials for the Mobile Mini special meeting) to be mailed to Mobile Mini stockholders; and (iii) duly convene and hold the Mobile Mini special meeting. Mobile Mini shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the receipt of the Mobile Mini Stockholder Approval, and shall comply with all legal requirements applicable to the Mobile Mini special meeting.

        As promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, WillScot shall, in consultation with Mobile Mini, in accordance with applicable law and WillScot's organizational documents, (i) duly call and give notice of the WillScot special meeting; (ii) cause the joint proxy statement/prospectus (and all other proxy materials for the WillScot special meeting) to be mailed to WillScot stockholders; and (iii) duly convene and hold the WillScot special meeting. WillScot shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause receipt of the WillScot Stockholder Approval, and shall comply with all legal requirements applicable to the WillScot special meeting.

        Each of Mobile Mini and WillScot shall coordinate with the other regarding the record date and the meeting date for the Mobile Mini special meeting and the WillScot special meeting, it being the intention of Mobile Mini and WillScot that the record date and meeting date for each such meeting of stockholders shall be the same.

Efforts to Obtain Regulatory Approval

        Each of WillScot and Mobile Mini shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated under the Merger Agreement, including: (i) preparing and filing as promptly as practicable, but in no event later than 20 business days from the date of the Merger Agreement, with any governmental authority or other third party all documentation to effect all necessary filings and resubmitting any such filings as soon as is reasonably practicable in the event such filings are rejected by the relevant governmental authority and (ii) using reasonable best efforts to obtain all consents required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated under the Merger Agreement). To the extent permitted by applicable law, WillScot and Mobile Mini shall deliver as promptly as practicable to the appropriate governmental authorities any additional information and documentary material requested in connection with the transactions contemplated under the Merger Agreement. The filing fees and other costs associated with making any filings and obtaining approval under the HSR Act or other antitrust laws shall be borne equally by WillScot and Mobile Mini.

        Notwithstanding the foregoing, WillScot, Mobile Mini or their respective affiliates or representatives shall not be obligated to take any action of "reasonable best efforts" as set forth in the Merger Agreement unless such action is conditioned upon the consummation of the Merger and in no event shall WillScot, Mobile Mini or their respective affiliates or representatives be obligated to agree to or commit to any actions that individually or in the aggregate would, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Combined Company, taken as a whole (a "regulatory adverse effect"). No party shall take any action or enter into any transaction that would reasonably be expected to have the effect of materially delaying, materially impeding or preventing consummation of the Merger.

        Each of Mobile Mini and WillScot shall, to the extent permitted by applicable law, (i) promptly notify the other party of any written communication made or received with any governmental authority relating to antitrust law and regarding transaction contemplated under the Merger Agreement and permit the other party to review in advance any proposed written communication to such governmental authority and incorporate such other party's reasonable comments to such communication; (ii) not agree to participate in any in-person meeting or substantive discussion with any governmental authority in respect of any filing, investigation or inquiry relating to antitrust law and regarding transaction contemplated under the Merger Agreement unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such governmental authority, gives such other party the opportunity to attend or participate, as applicable; (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between it and its affiliates and representatives, on the one hand, and such governmental authority or its respective staff, on the other hand, with respect to the Merger Agreement, ancillary transaction documents and the transactions contemplated thereunder; and (iv) consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any antitrust law prior to their submission.

Efforts to Obtain Financing

        WillScot shall, and shall cause its subsidiaries and representatives to, use commercially reasonable efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things that are necessary, proper or advisable to consummate the debt financing in connection with the Merger as contemplated in the Merger Agreement prior to the closing of the Merger, including by using commercially reasonable efforts to (i) negotiate, enter into and maintain in effect definitive financing documents, (ii) satisfy all conditions related to the debt financing, (iii) consummate the debt financing, (iv) enforce WillScot's rights with respect thereto against breaching counterparties and (v) arrange alternative financing if the debt financing as originally contemplated becomes unavailable. Mobile Mini shall, and shall cause its subsidiaries to, use commercially reasonable efforts to provide WillScot with all cooperation reasonably requested by WillScot in connection with the debt financing, including (i) providing to WillScot pertinent and customary information, including financial statements, of Mobile Mini and its subsidiaries, (ii) assisting WillScot in the preparation of financing documents related to Mobile Mini and its subsidiaries and (iii) executing and delivering financing documents as reasonably requested by financing sources. For additional information about the debt financing in connection with the Merger, see the section entitled "Description of Material Indebtedness."

Indemnification, Exculpation and Insurance

        From and after the Effective Time, WillScot shall, and shall cause Mobile Mini (as the surviving entity in the Merger) to, (i) indemnify and hold harmless each present and former director, officer or employee of Mobile Mini and its subsidiaries (collectively, "Mobile Mini Indemnified Parties") and shall advance expenses as incurred, in each case to the same extent (subject to applicable law) as such Mobile Mini Indemnified Parties are indemnified as of the date of the Merger Agreement by Mobile Mini and its subsidiaries; and (ii) cooperate in the defense of any such matter until it is determined that such Mobile Mini Indemnified Party is not eligible for indemnification.

        For a period of six years following the Effective Time, the Combined Company will cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by Mobile Mini (provided that the Combined Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Mobile Mini (as the surviving entity in the Merger) will not be obligated to expend, on an aggregate basis, an amount in excess of the Premium Cap, and if the premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then the Combined Company will maintain insurance policies that, in the Combined Company's good faith determination, provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, Mobile Mini may (and at the request of WillScot, Mobile Mini will use its reasonable best efforts to) obtain at or prior to the

Effective Time a six (6)-year "tail" policy under Mobile Mini's existing directors' and officers' insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

Employee Benefits Matters

        From the closing date of the Merger through December 31, 2021, the Combined Company will provide to employees of Mobile Mini and its subsidiaries who continue to be employed by Mobile Mini (as the surviving entity in the Merger), WillScot or any of WillScot's subsidiaries (the "Affected Employees") (i) base salaries, base wage rates, target bonus and other cash incentive compensation opportunities and target annual equity incentive opportunities that in each case are no less favorable in the aggregate than those provided to the Affected Employees immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to those (including health and welfare benefits, severance, vacation and paid time-off and charity support) provided to the Affected Employee immediately prior to the date of the Merger Agreement.

        In the event any Affected Employee becomes eligible to participate in employee benefit plans of the Combined Company, the Combined Company will (i) waive any pre-existing conditions, exclusions, waiting periods or other limitations except to the extent such limitations applied to such employee prior to the Effective Time, (ii) for the plan year in which the Effective Time occurs, credit any amounts paid by such Affected Employee prior to the Effective Time towards satisfying any applicable co-payment, deductible or out-of-pocket requirement, and (iii) recognize the Affected Employees' service with Mobile Mini and its subsidiaries prior to the Effective Time for all purposes (including determining vesting, eligibility to participate, level of benefits and benefit plan accruals); provided that such waivers or recognition shall not result in a duplication of benefits.

        The Combined Company will pay annual cash incentive payments to the Affected Employees in respect of services performed in 2020 in accordance with the terms of such Affected Employees' annual incentive plans with Mobile Mini or its subsidiaries prior to the Effective Time.

        From the closing date of the Merger through at least December 31, 2020, Mobile Mini shall continue to maintain and administer the Mobile Mini Profit Sharing Plan and Trust and the Affected Employees shall continue to participate in this plan in accordance with its terms.

Certain Tax Matters

        WillScot and Mobile Mini intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the treasury regulations promulgated thereunder (the "Treasury Regulations") and that the Merger Agreement is adopted as a "plan of reorganization" for purposes of Section 368 of the Code and the Treasury Regulations thereunder.

        Each of WillScot and Mobile Mini agrees to (i) provide customary representations reasonably requested by counsel in order to deliver the tax opinions described in the Merger Agreement and any tax opinions required in connection with the registration statement of which this joint proxy statement/prospectus is a part and (ii) use commercially reasonable efforts (A) to cause the Merger to qualify as a "reorganization" with respect to which WillScot and Mobile Mini will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code and (B) not to, and not permit or cause any of its respective subsidiaries or affiliates to, take or cause to be taken any action reasonably likely to cause the Merger to fail to qualify as a "reorganization" or prevent delivery of the tax opinions.

        Notwithstanding any provision in the Merger Agreement to the contrary, the Merger Agreement provides that none of WillScot, Mobile Mini or any of their respective subsidiaries shall have any liability or obligation to any Mobile Mini stockholders should the Merger fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Other Covenants

        The Merger Agreement contains certain other covenants, including covenants relating to:

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  cooperation between Mobile Mini and WillScot in connection with the redemption of the Mini 2024 Notes;

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  cooperation between Mobile Mini and WillScot in the preparation of this joint proxy statement/prospectus;

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  confidentiality and access by each of Mobile Mini and WillScot to certain information about the other party from the date of the Merger Agreement to the earlier of the Effective Time or the termination of the Merger Agreement;

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  cooperation between Mobile Mini and WillScot in connection with public announcements;

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  cooperation between Mobile Mini and WillScot in connection with delisting Mobile Mini Common Stock from Nasdaq and terminating its registration under the Exchange Act;

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  actions by Mobile Mini and WillScot to eliminate or minimize the effects of any antitakeover statute or regulation applicable to the transactions contemplated by the Merger Agreement;

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  cooperation between Mobile Mini and WillScot in connection with the exemption under Rule 16b-3 promulgated under the Exchange Act of the transactions contemplated under the Merger Agreement and any other dispositions of Mobile Mini Common Stock or acquisitions of WillScot Common Stock by directors or officers of Mobile Mini or WillScot or the Combined Company; and

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  keeping the other party reasonably informed regarding any stockholder demands or similar proceedings regarding the transactions contemplated by the Merger Agreement commenced after the date of the Merger Agreement and giving such other party the opportunity to consult with respect to the defense or settlement of such litigation (provided that no such settlement shall be agreed without the other party's prior consent).

Conditions to Completion of the Merger

        The obligations of each of WillScot, Mobile Mini and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

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  the approval of the Mobile Mini Merger Proposal by Mobile Mini stockholders;

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  the approval of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal by WillScot stockholders;

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  the debt financing contemplated by the Commitment Letter entered into by WillScot in connection with the Merger having been obtained;

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  the termination or expiration of any applicable waiting period or periods under the HSR Act without the imposition of a regulatory adverse effect;

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  the absence of any law, injunction, judgment, order or decree of a governmental authority prohibiting or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the ancillary agreements;

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  the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending such effectiveness;

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  the approval for the listing on Nasdaq of the shares of WillScot Class A Common Stock to be issued in the Merger, which will be reclassified as and converted into shares of Combined Company Common Stock at the Effective Time; and

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  the filing and declaration of effectiveness of the A&R Charter by the Secretary of State of the State of Delaware.

        In addition to the mutual closing conditions described above, the obligations of each of WillScot and Merger Sub, on the one hand, and Mobile Mini, on the other hand, are subject to the satisfaction or waiver of certain other conditions, including:

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  Mobile Mini or each of WillScot and Merger Sub, as applicable, having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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  certain representations and warranties of Mobile Mini and WillScot, as applicable, relating to capitalization being true and correct in all respects, subject only to de minimis exceptions, as of the date of the Merger Agreement and as of the Closing as if made on the closing date (or, if applicable, as of the date made);

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  certain representations and warranties of Mobile Mini and WillScot, as applicable, relating to corporate existence and power, corporate authorization, non-contravention with respect to organizational documents, capitalization, preemptive rights and other agreements granting certain rights with respect to capital stock, antitakeover statutes, the receipt of opinions of financial advisors, brokers, and stockholder rights plan being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as if made on the closing date (or, if applicable, as of the date made);

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  each other representation and warranty of Mobile Mini or WillScot, as applicable, (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) being true and correct as of the date of the Merger Agreement and as of the Closing as if made on the closing date (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

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  the absence of a material adverse effect with respect to Mobile Mini and WillScot since the date of the Merger Agreement;

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  in the case of Mobile Mini, the completion of the share exchange under which Sapphire Holding will exchange all of its shares of WSHC Stock immediately prior to the Effective Time for shares of WillScot Class A Common Stock at an exchange ratio of 1.3261x;

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  the receipt of a certificate executed by an executive officer of the other party confirming the satisfaction of the applicable conditions described above;

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  the occurrence of the annual meetings of the stockholders of Mobile Mini and WillScot, respectively; and

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  the receipt by each of Mobile Mini and WillScot of an opinion of its outside tax counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Termination

        The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the requisite stockholder approvals, under the following circumstances:

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  by mutual written agreement of Mobile Mini and WillScot;

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  by either Mobile Mini or WillScot if:

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  the Merger has not been consummated on or before the End Date, provided that the End Date will be extended for an additional three months if regulatory approval has not yet been obtained;

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  if there is in effect a law enacted after the date of the Merger Agreement that permanently enjoins, prevents and prohibits the consummation of the Merger and transactions contemplated by the Merger Agreement and if such law is a judgment, order or decree, such judgment, order or decree has become final and non-appealable;

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  the required vote of Mobile Mini stockholders is not obtained at the Mobile Mini special meeting; or

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  the required vote of WillScot stockholders is not obtained at the WillScot special meeting;

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  by Mobile Mini or WillScot, as the case may be, if

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  the other party has effectuated a Board Recommendation Change at any time prior to its stockholders meeting;

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  a breach of any representation or warranty or failure to perform any covenant or agreement by the other party shall have occurred that would cause any of the closing conditions with respect thereto to not be satisfied and such breach or failure to perform is incapable of being cured by the End Date or has not been cured within thirty days following written notice to such party with respect thereto;

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  prior to the receipt of the requisite stockholder approval, the Board of Directors of the party authorizes the party to enter into a definitive agreement with respect to a Superior Proposal and such party has complied in all material respects with its obligations with respect thereto;

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  the other party willfully breaches its obligations relating to non-solicitation of alternative transactions prior to the receipt of its stockholder approval; or

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  by Mobile Mini if Sapphire Holding has willfully breached its obligations relating to non-solicitation of alternative transactions under the Voting Agreement.

        If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect without liability of any party, except in the case of a willful breach of the Merger Agreement or fraud. The provisions of the Merger Agreement relating to fees and expenses, effects of termination, notices, non-survival of representations and warranties, amendment and waivers, references to disclosure schedule and SEC filings, binding effect, benefit, assignment, governing law, jurisdiction/venue, waiver of jury trial, counterparts, entire agreement, severability, and limitation on liabilities will continue in effect notwithstanding termination of the Merger Agreement.

Expenses and Termination Fees

        Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such cost or expense. Following the closing of the Merger, any additional filing fees or costs associated with information and documentary material requested in connection with transactions contemplated under the Merger Agreement shall be the sole responsibility of the Combined Company.

        In the event of a termination of the Merger Agreement under certain circumstances relating primarily to alternative transactions and non-solicitation obligations, WillScot may be required to pay a termination fee of $66,600,000 to Mobile Mini, and Mobile Mini may be required to pay a termination fee of $57,086,000 to WillScot.

        Mobile Mini or WillScot, as the case may be, would be required to pay the other party the applicable termination fee described above if the Merger Agreement is terminated (i) by the other party prior to receipt of the requisite approval by the party's stockholders as a result of a change in the recommendation of the party's board of directors, (ii) by the other party due to the party's willful breach of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions, or (iii) by either party if the requisite approval by the party's stockholders is not obtained and, at the time of termination, the Merger Agreement was terminable under clause (i) or (ii) above. In addition, Mobile Mini or WillScot, as the case may be, would be required to pay the other party the applicable termination fee described above if prior to receipt of the requisite approval by the party's stockholders, the party's board of directors authorizes the party to enter into a definitive agreement with respect to a Superior Proposal, subject to certain conditions and limitations. Furthermore, Mobile Mini or WillScot, as the case may be, would be required to pay the other party the applicable termination fee described above if (w) the required vote of the party's stockholders is not obtained, (x) prior to such vote, an alternative acquisition of the party was publicly disclosed or announced or made known to the management or board of directors of the party and was not timely withdrawn, (y) the Merger Agreement is terminated by either party and (z) within 12 months after such termination, the party consummates such alternative transaction or enters into an agreement for such alternative transaction (and such alternative transaction is subsequently consummated within or after 12 months of such termination). Lastly, Mobile Mini or WillScot, as the case may be, would be required to pay the other party the applicable termination fee described above if (A) either party terminates the Merger Agreement on the basis the Merger has not been consummated on or prior to the End Date and the required vote of the party's stockholders has not been obtained at the party's special meeting of stockholders at the time of termination, (B) at or prior to the time of termination, an acquisition of the party was publicly proposed or announced or made known to the management or board of directors of the party and was not timely withdrawn, and (C) within 12 months after such termination, the party consummates such alternative transaction or enters into an agreement for such alternative transaction (and such alternative transaction is subsequently consummated within or after 12 months of such termination).

Amendment and Waiver

        At any time prior to the Effective Time, subject to compliance with applicable law, the Merger Agreement may be amended or waived, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that no amendment, waiver or termination of relevant provisions that is adverse the interests of any lender or financing source to the parties shall be effective against such lender or financing source without its prior written consent. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise preclude any further exercise or the exercise of any other right, power or privilege.

Third-Party Beneficiaries

        The provisions of the Merger Agreement shall be binding upon only the parties thereto and are not intended to confer upon any person any rights, benefits, remedies, obligations or liabilities, except for: (i) following the Effective Time, the right of Mobile Mini stockholders to receive the Merger Consideration and the holders of Mobile Mini equity awards to receive equity awards of the Combined Company, (ii) the right of Mobile Mini Indemnified Parties to enforce the provisions relating to indemnification and (iii) the right of each of the lenders and financing sources as an express third-party beneficiary under certain provisions of the Merger Agreement.

Governing Law; Waiver of Jury Trial

Governing Law

        The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

Waiver of Jury Trial

        The parties have agreed to waive all rights to trial by jury in any litigation directly or indirectly arising out of or relating to the Merger Agreement.

Enforcement

        The parties have agreed that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of the provisions of the Merger Agreement or (b) in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms. The parties have agreed that except where the Merger Agreement is terminated pursuant to its provisions, they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

THE 2020 INCENTIVE PLAN PROPOSAL

Overview

        In connection with and subject to the consummation of the Merger, WillScot expects that the WillScot Board will approve and adopt, subject to stockholder approval, the Combined Company 2020 Incentive Plan, under which the Combined Company would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which it competes. The Combined Company 2020 Incentive Plan is intended as the successor to and continuation of the WillScot 2017 Incentive Plan. The Combined Company 2020 Incentive plan seeks to: (i) increase the number of shares of Combined Company Common Stock authorized for issuance under the Combined Company 2020 Incentive Plan to a total of [            ] shares, (ii) revise the definition of "Change in Control" to align with such definition as set forth in the employment agreements for Messrs. Soultz, Williams, Boswell, Miner and Lopez, entered into in connection with the signing of the Merger Agreement and make certain other conforming changes and updates to reflect changes in law and practice, and (iii) rename the WillScot 2017 Incentive Plan as the "Combined Company 2020 Incentive Award Plan," and change all references to WillScot therein to the Combined Company. From and after the Effective Time, no additional awards will be granted under the WillScot 2017 Incentive Plan. All awards granted on or after the Effective Time will be granted under this Combined Company 2020 Incentive Plan. All awards granted under the WillScot 2017 Incentive Plan will remain subject to the terms of the WillScot 2017 Incentive Plan. A copy of the Combined Company 2020 Incentive Plan is attached to this proxy statement/prospectus as Annex E. The WillScot Board is still in the process of developing and approving the Combined Company 2020 Incentive Plan and the implementation of such plan will only occur upon the consummation of the Merger. Accordingly, there can be no assurance that the Combined Company 2020 Incentive Plan will be implemented. Completion of the Merger is not conditioned upon the approval of the Combined Company 2020 Incentive Plan.

Purpose of the Combined Company 2020 Incentive Plan

        The purpose of the Combined Company 2020 Incentive Plan is to assist the Combined Company in attracting, motivating and retaining selected individuals who will serve as its employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of its operation. WillScot believes that the equity-based awards to be issued under the Combined Company 2020 Incentive Plan will motivate recipients to offer their maximum effort to the Combined Company and help focus them on the creation of long-term value consistent with the interests of Combined Company stockholders. WillScot believes that grants of incentive awards are necessary to enable the Combined Company to attract and retain top talent; if the Combined Company 2020 Incentive Plan is not approved, WillScot believes its recruitment and retention capabilities will be adversely affected.

Reasons for the Approval of the 2020 Incentive Plan Proposal

        Stockholder approval of the Combined Company 2020 Incentive Plan is necessary in order to (1) meet the stockholder approval requirements of Nasdaq, (2) grant incentive stock options ("ISOs") thereunder, and (3) satisfy WillScot's obligations under the Merger Agreement and certain employment agreements being entered into in connection therewith.

        Specifically, approval of the Combined Company 2020 Incentive Plan will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.

        If stockholders do not approve this proposal or the Merger is not consummated, the Combined Company 2020 Incentive Plan will not become effective and none of WillScot, Mobile Mini or the Combined Company will be able to grant equity awards under the Combined Company 2020 Incentive Plan.

Material Terms of the Combined Company 2020 Incentive Plan

        The material terms of the Combined Company 2020 Incentive Plan, as currently contemplated by the WillScot Board, are summarized below. As noted above, the WillScot Board is still in the process of developing, approving and implementing the Combined Company 2020 Incentive Plan and, accordingly, there can be no assurance that the Combined Company 2020 Incentive Plan will be implemented or will contain the terms described below. Accordingly, this summary is subject to change. A copy of the Combined Company 2020 Incentive Plan is attached to this proxy statement/prospectus as Annex E.

        Administration.    The compensation committee of the Combined Company Board (the "Compensation Committee") will administer the Combined Company 2020 Incentive Plan. The Compensation Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Combined Company 2020 Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Combined Company 2020 Incentive Plan. The Compensation Committee will have full discretion to administer and interpret the Combined Company 2020 Incentive Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the Combined Company 2020 Incentive Plan.

        Eligibility.    Employees, directors, officers, advisors or consultants and prospective employees, directors, officers, advisors or consultants of the Combined Company or its affiliates are eligible to participate in the Combined Company 2020 Incentive Plan. The basis for participation in the Combined Company 2020 Incentive Plan is the Compensation Committee's decision, in its sole discretion, that an award to an eligible participant will further its purposes.

        Number of Shares Authorized.    The Combined Company 2020 Incentive Plan provides for an aggregate of [            ] shares of Combined Company Common Stock to be delivered. No more than 1,500,000 shares of Combined Company Common Stock may be granted under the Combined Company 2020 Incentive Plan to any participant during any single year with respect to stock options and stock appreciation rights ("SARs"), no more than 1,500,000 shares of Combined Company Common Stock may be granted under the Combined Company 2020 Incentive Plan to any participant during any single year with respect to performance compensation awards that are restricted stock, restricted stock units or stock bonus awards. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Combined Company 2020 Incentive Plan during any fiscal year may not exceed a total value of $600,000 in shares of Combined Company Common Stock underlying awards under the Combined Company 2020 Incentive Plan that are forfeited, cancelled, expired, unexercised or are settled in cash will be available again for new awards under the Combined Company 2020 Incentive Plan. If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares of Combined Company Common Stock reserved for issuance under the Combined Company 2020 Incentive Plan, the number of shares of Combined Company Common Stock covered by awards then outstanding under the Combined Company 2020 Incentive Plan, the limitations on awards under the Combined Company 2020 Incentive Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

        Term.    The Combined Company 2020 Incentive Plan will have a term of ten years from the date it is approved by stockholders and no further awards may be granted under the Combined Company 2020 Incentive Plan after that date.

        Awards Available for Grant.    The Compensation Committee may grant awards of nonqualified stock options, ISOs, SARs, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

        Options.    The Compensation Committee will be authorized to grant options to purchase shares of Combined Company Common Stock that are either "qualified," meaning they are intended to satisfy the requirements of Section 422 of the Code, for ISOs, or "nonqualified," meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Combined Company 2020 Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. In general, the exercise price per shares of Combined Company Common Stock for each option granted under the Combined Company 2020 Incentive Plan will not be less than the fair market value of such share at the time of grant. The maximum term of an option granted under the Combined Company 2020 Incentive Plan will be ten years from the date of grant (or five years in the case of ISOs granted to a 10% stockholder). However, if the option (including any options granted under the Combined Company 2020 Incentive Plan prior to the present amendment and restatement that are currently outstanding) would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Compensation Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is thirty (30) calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Unless otherwise provided in an award agreement, options granted under the Combined Company 2020 Incentive Plan will vest on the fourth anniversary of the grant date. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Compensation Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the Compensation Committee may determine to be appropriate.

        Stock Appreciation Rights.    The Compensation Committee will be authorized to award SARs under the Combined Company 2020 Incentive Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Combined Company Common Stock or any combination of cash and shares of Combined Company Common Stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Combined Company 2020 Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. SARs shall be subject to terms established by the Compensation Committee and reflected in the award agreement. Unless otherwise provided in an award agreement, SARs granted pursuant to the Combined Company 2020 Incentive Plan will vest and become exercisable on the fourth anniversary of the grant date.

        Restricted Stock.    The Compensation Committee will be authorized to award restricted stock under the Combined Company 2020 Incentive Plan. Unless otherwise provided by the Compensation Committee and specified in an award agreement, restrictions on restricted stock will lapse after four years of service with us. The Compensation Committee will determine the terms of such restricted stock awards, including any dividend or voting rights. Restricted stock is shares of Combined Company

Common Stock that generally are non-transferable and subject to other restrictions determined by the Compensation Committee for a specified period. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the Compensation Committee shall be distributed to the Participant in cash or, at the sole discretion of the Compensation Committee, in shares of Combined Company Common Stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, if the applicable share is forfeited, the participant shall have no right to such dividends (except as otherwise provided in the applicable award agreement).

        Restricted Stock Unit Awards.    The Compensation Committee will be authorized to award restricted stock unit awards. Unless otherwise provided by the Compensation Committee and specified in an award agreement, restricted stock units will vest after four years of service with us. The Compensation Committee will determine the terms of such restricted stock units, including any dividend rights. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Compensation Committee, the participant will receive a number of shares of Combined Company Common Stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Combined Company Common Stock at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee. Dividends, if any, that may have been withheld by the Compensation Committee shall be distributed to the Participant in cash or, at the sole discretion of the Compensation Committee, in shares of Combined Company Common Stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, if the applicable share is forfeited, the participant shall have no right to such dividends (except as otherwise provided in the applicable award agreement).

        Stock Bonus Awards.    The Compensation Committee will be authorized to grant awards of unrestricted shares of Combined Company Common Stock or other awards denominated in shares of Combined Company Common Stock, either alone or in tandem with other awards, under such terms and conditions as the Compensation Committee may determine.

        Performance Compensation Awards.    The Compensation Committee will be authorized to grant any award, including in the form of cash, under the Combined Company 2020 Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis. The Compensation Committee may establish these performance goals with reference to one or more of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or revenue growth; (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company's equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) objective measures of customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) objective measures of personal targets, goals or completion of projects; or any combination of the foregoing.

        Minimum Vesting.    Notwithstanding any provision of the Combined Company 2020 Incentive Plan to the contrary, awards granted under the Combined Company 2020 Incentive Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the award is granted. Certain awards are exempt from the minimum vesting requirement, which include any (i) Substitute Awards (as defined in the Combined Company 2020 Incentive Plan), (ii) common shares delivered in lieu of fully vested cash awards, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year's annual meeting, and (iv) additional awards the Compensation Committee may grant; provided, that, such awards may be granted up to 5% of the available share reserve. The minimum vesting requirement does not apply to the Compensation Committee's discretion to provide for accelerated exercisability or vesting of any award including, but not limited to, cases of retirement, death, disability or a Change in Control (as defined in the Combined Company 2020 Incentive Plan).

        Transferability.    Each award may be exercised during the participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Compensation Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

        Amendment and Termination.    In general, the Combined Company Board may amend, suspend or terminate the Combined Company 2020 Incentive Plan at any time. However, stockholder approval to amend the Combined Company 2020 Incentive Plan may be necessary if the law or the Combined Company 2020 Incentive Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

        Change in Control.    Except as otherwise provided in an award agreement or the Combined Company 2020 Incentive Plan, if a participant experiences a "Qualifying Termination" (as defined in the Combined Company 2020 Incentive Plan), in the event of a "Change in Control" (as defined in the Combined Company 2020 Incentive Plan), the Compensation Committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the Combined Company 2020 Incentive Plan will become fully vested and performance compensation awards will vest based on the level of attainment of the specified performance goals. The Compensation Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a Change in Control.

Material U.S. Federal Income Tax Consequences

        The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Combined Company 2020 Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

        Non-Qualified Stock Options.    If an optionee is granted a non-qualified stock option under the Combined Company 2020 Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee's basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Combined Company Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Combined Company Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

        Stock Appreciation Rights.    Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares of common stock received. We or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant's income.

        Restricted Stock.    A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price, if any, paid for the restricted stock. Stock bonus awards are taxed in a similar manner as when a restricted stock award is no longer subject to a substantial risk of forfeiture.

        If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price, if any, for the restricted stock, and we or our subsidiaries or affiliates will be entitled to a deduction for the same amount.

        Restricted Stock Units.    A participant will not recognize taxable income at the time of the grant of the restricted stock units, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction.

        Cash-Based Awards.    A participant generally will not recognize taxable income at the time of the grant of a cash-based award, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When any such cash-based award is paid, whether in cash or common stock, the participant will have ordinary income equal to the cash paid, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction.

Section 409A of the Code.

        Certain types of awards under the Combined Company 2020 Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% tax (and, potentially, certain interest and penalties). To the extent applicable, the Combined Company 2020 Incentive Plan and awards granted under the Combined Company 2020 Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the plan administrator, the Combined Company 2020 Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

        Grants of awards under the Combined Company 2020 Incentive Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Combined Company 2020 Incentive Plan.

Recommendation

        The WillScot Board believes that the Combined Company 2020 Incentive Plan will provide the Combined Company with the continued ability to link participants' pay to stockholder returns, is a critical compensation component in its ability to attract, retain and motivate employees by aligning their interests with the interests of stockholders.

        THE WILLSCOT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WILLSCOT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 2020 INCENTIVE PLAN PROPOSAL.

THE WILLSCOT SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to WillScot stockholders as part of a solicitation of proxies by the WillScot Board for use at the WillScot special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides WillScot stockholders with information they need to know to be able to vote or instruct their vote to be cast at the WillScot special meeting.

Date, Time and Place

        The WillScot special meeting will be held at WillScot's headquarters, 901 S. Bond Street, #600, Baltimore, Maryland 21231 on [            ], 2020 at [            ] Eastern Time. WillScot intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the WillScot special meeting on or about [            ], 2020.

Purpose of the WillScot Special Meeting

        At the WillScot special meeting, WillScot stockholders will be asked to consider and vote on the following:

  1.
  Approval of the WillScot Stock Issuance.    To vote on a proposal to approve the issuance of WillScot Class A Common Stock as the Merger Consideration to Mobile Mini stockholders in connection with the Merger;

  2.
  Approval of the Combined Company Charter Amendment.    To vote on a proposal to approve and adopt the A&R Charter in the form attached as Annex B to this joint proxy statement/prospectus;

  3.
  Approval of the 2020 Incentive Plan.    To vote on a proposal to amend and restate, in its entirety, the WillScot 2017 Incentive Plan, as the Combined Company 2020 Incentive Plan, to: (i) increase the number of shares of Combined Company Common Stock authorized for issuance under the Combined Company 2020 Incentive Plan to a total of [                                ] shares, (ii) revise the definition of "Change in Control" to align with such definition as set forth in the employment agreements for Messrs. Soultz, Williams, Boswell, Miner and Lopez, entered into in connection with the signing of the Merger Agreement and make certain other conforming changes and updates to reflect changes in law and practice, and (iii) rename the WillScot 2017 Incentive Plan as the "Combined Company 2020 Incentive Award Plan," and change all references to WillScot therein to the Combined Company, in each case, as set forth in the form of Combined Company 2020 Incentive Plan attached as Annex E to this joint proxy statement/prospectus, and to be effective upon, and subject to, the closing of the Merger and the other transactions contemplated by the Merger Agreement; and

  4.
  Adjournment of the WillScot Special Meeting.    To vote on a proposal to approve the adjournment of the WillScot special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the WillScot special meeting to approve the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal.

        Completion of the Merger is conditioned on, among other things, the approval of the WillScot Stock Issuance Proposal and the Combined Company Charter Amendment Proposal.

Recommendation of the WillScot Board

        On March 1, 2020, the WillScot Board unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger, certain governance arrangements, the WillScot Issuance Proposal and the Combined Company Charter Amendment Proposal), are advisable and fair to and in the best interests of WillScot and its stockholders. Accordingly, the WillScot Board unanimously recommends that WillScot stockholders vote "FOR" the WillScot Stock Issuance Proposal, "FOR" the Combined Company Charter Amendment Proposal, "FOR" the 2020 Incentive Plan Proposal and "FOR" the WillScot Adjournment Proposal.

        WillScot stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Merger and the other transactions contemplated by the Merger Agreement.

WillScot Record Date; WillScot Stockholders Entitled to Vote

        Only holders of record of WillScot Class A Common Stock and WillScot Class B Common Stock at the close of business on [                ], 2020, will be entitled to notice of, and to vote at, the WillScot special meeting or any adjournments or postponements thereof.

        As of the close of business on [                ], 2020, there were [            ] shares of WillScot Class A Common Stock and [            ] shares of WillScot Class B Common Stock outstanding and entitled to vote at the WillScot special meeting. Each share of WillScot Class A Common Stock and WillScot Class B Common Stock outstanding on the WillScot Record Date entitles the holder thereof to one vote on each proposal to be considered at the WillScot special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the WillScot special meeting. Your vote is important. We expect that many WillScot stockholders will not attend the WillScot special meeting in person, and instead will be represented by proxy. Most WillScot stockholders have a choice of voting over the Internet, by using a toll-free telephone number, or by returning a completed WillScot proxy card or voting instruction form. Please check your notice, proxy card or the information forwarded by your broker, bank or other holder of record, to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate WillScot stockholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for WillScot stockholders of record will close at 11:59 p.m. Eastern Time on [                ], 2020. If your shares are held through a broker, bank or other holder of record, and Internet or telephone facilities are made available to you, these facilities may close sooner than those for WillScot stockholders of record.

        You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the WillScot special meeting. Executing your proxy in advance will not limit your right to vote at the WillScot special meeting if you decide to attend in person. However, if your shares are held in the name of a broker, bank or other holder of record, you cannot vote at the WillScot special meeting unless you have a legal proxy, executed in your favor, from the holder of record.

        All shares entitled to vote and represented by properly executed proxies received prior to the WillScot special meeting and not revoked will be voted at the WillScot special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the WillScot Board recommends for such proposal.

        A complete list of WillScot stockholders entitled to vote at the WillScot special meeting will be available for examination by any WillScot stockholder in the Corporate Secretary's Office at WillScot Corporation, 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231, for purposes pertaining to the WillScot special meeting, during ordinary business hours for a period of ten days before the WillScot special meeting, and at the time and place of the WillScot special meeting.

Voting by WillScot's Directors and Executive Officers

        As of the close of business on [            ], 2020, the most recent practicable date for which such information was available, directors and executive officers of WillScot and their affiliates owned and were entitled to vote [            ] shares of WillScot Class A Common Stock and [            ] shares of WillScot Class B Common Stock, approximately [            ]% and [            ]% of the shares of WillScot Class A Common Stock and WillScot Class B Common Stock outstanding on that date, respectively. The number and percentage of shares of WillScot Common Stock owned by directors and executive officers of WillScot and their affiliates as of the WillScot Record Date are not expected to be meaningfully different from the number and percentage as of [            ], 2020. It is currently expected that WillScot's directors and executive officers will vote their shares of WillScot Common Stock in favor of each of the proposals to be considered at the WillScot special meeting.

        Pursuant to the terms of the Voting Agreement, Sapphire Holding, which currently holds [            ]% of issued and outstanding shares of WillScot Common Stock, agreed to vote all of its shares of WillScot Class A Common Stock and WillScot Class B Common Stock in favor of each of the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the WillScot Adjournment Proposal to be considered at the WillScot special meeting. Mr. Stephen Robertson, a member of the WillScot Board, is a managing partner of TDR Capital and may be deemed to beneficially own the shares of WillScot Common Stock held by Sapphire Holding. Other than the obligations set forth in the Voting Agreement, to which Mr. Robertson, as a partner in TDR Capital and a member of the WillScot Board, is subject to, none of WillScot's officers or directors have entered into any agreements obligating them to vote their shares of WillScot Class A Common Stock and WillScot Class B Common Stock in favor of the proposals set forth in this joint proxy statement/prospectus. For information with respect to WillScot Common Stock owned by directors and executive officers of WillScot, please see the section entitled "WillScot Beneficial Ownership Table."

Quorum

        The WillScot bylaws provide that the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum for the transaction of business at the WillScot special meeting.

        Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the WillScot special meeting.

        Broker non-votes, if any, will not be counted for the purpose of determining the presence of a quorum for the transaction of business at the WillScot special meeting.

Required Vote

        The required votes to approve the WillScot Proposals are as follows:

  •
  The WillScot Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock entitled to vote on the matter at a duly called and held meeting of WillScot stockholders at which a quorum is present (in person or by proxy), voting together as a single class.

  •
  The Combined Company Charter Amendment Proposal requires the affirmative vote of the holders of each of: (i) a majority of the issued and outstanding shares of WillScot Class A Common Stock and WillScot Class B Common Stock that are entitled to vote, voting together as a single class, (ii) a majority of the issued and outstanding shares of WillScot Class A Common

    Stock, voting as a separate class, and (iii) a majority of the issued and outstanding shares of WillScot Class B Common Stock, voting as a separate class.

  •
  The 2020 Incentive Plan Proposal requires the affirmative vote of a majority of the issued and outstanding shares of WillScot Common Stock entitled to vote (in person or by proxy) on the matter at the WillScot special meeting, voting together as a single class.

  •
  The WillScot Adjournment Proposal requires that the votes cast in favor of such proposal by holders of shares of WillScot Common Stock exceed the votes cast against such proposal by the holders of shares of WillScot Common Stock.

Voting of Proxies by Holders of Record

        If you were the record holder of your shares of WillScot Common Stock as of the WillScot Record Date, you may submit your proxy to vote by mail, by telephone or via the Internet.

Voting via the Internet or by Telephone

        To submit your proxy via the Internet, go to www.proxyvote.com. Have your WillScot proxy card in hand when you access the website and follow the instructions to vote your shares.

        To submit your proxy by telephone, call [                    ]. Have your WillScot proxy card in hand when you call and then follow the instructions to vote your shares.

        If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m. Eastern Time on [            ], 2020.

Voting by Mail.

        As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

        To submit your proxy by mail, simply mark, sign and date your WillScot proxy card and return it in the pre-paid envelope that has been provided, or in an envelope addressed to: Broadridge, Vote Processing, 51 Mercedes Way, Edgewood, NY 11717.

        If you vote by mail, your WillScot proxy card must be received no later than 11:59 p.m. Eastern Time on [            ], 2020.

General

        Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

        All properly signed proxies that are timely received and that are not revoked will be voted at the WillScot special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the WillScot Board.

Treatment of Abstentions; Failure to Vote

        For purposes of the WillScot special meeting, an abstention occurs when a WillScot stockholder attends the WillScot special meeting, either in person or by proxy, but abstains from voting. For each of the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal and the 2020 Incentive Plan Proposal, if a WillScot stockholder present in person at the WillScot special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" such proposal. For the WillScot Adjournment Proposal, if a WillScot stockholder present in person at the WillScot special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have no effect on such proposal. If a WillScot stockholder is not present in person at the WillScot special meeting and does not respond by proxy, it will have no effect on the vote count for the WillScot Stock Issuance Proposal, the 2020 Incentive Plan Proposal and the WillScot Adjournment Proposal. A failure to vote your shares, or to provide instructions to your bank, brokers or nominee as to how to vote to your shares, is the equivalent of a vote "AGAINST" the Combined Company Charter Amendment Proposal.

Shares Held in Street Name

        If your shares of WillScot Common Stock are held in an account at a bank, broker or other nominee holder of record (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a WillScot proxy card directly to WillScot or by voting in person at the WillScot special meeting unless you provide a "legal proxy," which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of WillScot Common Stock on behalf of their customers may not give a proxy to WillScot to vote those shares with respect to the WillScot Proposals, without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on these "non-routine" matters. Under the current rules of the New York Stock Exchange, each of the proposals to be considered at the WillScot special meeting as described in this joint proxy statement/prospectus are considered non-routine. These New York Stock Exchange rules are applicable to the votes to be held at the WillScot special meeting even though the WillScot Common Stock is currently listed on Nasdaq. Therefore banks, brokers and other nominee holders of record do not have discretionary authority to vote on any of the proposals to be considered at the WillScot special meeting. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

        Therefore, if you are a WillScot stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the WillScot Proposals, which broker non-votes, if any, will not count for purposes of determining whether a quorum is present, will have no effect on the vote count for the WillScot Stock Issuance Proposal, the 2020 Incentive Plan Proposal or the WillScot Adjournment Proposal, but will have the same effect as a vote count "AGAINST" the Combined Company Charter Amendment Proposal.

Attendance at the WillScot Special Meeting and Voting in Person

        You or your authorized proxy may attend the WillScot special meeting if you were a registered or beneficial stockholder of WillScot Common Stock as of the WillScot record date.

        You will need to obtain an admission ticket in advance to attend the WillScot special meeting. To do so, please make your request by mail to Office of the Corporate Secretary, 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231, email at [            ] or by phone at [            ]. WillScot's Corporate Secretary must receive your request for an admission ticket on or before [            ], 2020. Seating will be limited and requests for tickets will be processed in the order in which they are received.

        If you own shares in street name through an account with a bank, broker or other nominee, then send proof of your WillScot share ownership as of the WillScot record date (for example, a brokerage firm account statement or a "legal proxy" from your intermediary) along with your ticket request. If you are not sure what proof to send, check with your intermediary.

        If your shares are registered in your name with WillScot's stock registrar and transfer agent, Continental, no proof of ownership is required because WillScot can verify your ownership.

        For security reasons, be prepared to show a form of government-issued photo identification when presenting your ticket for admission to the WillScot special meeting. If you forget to bring your ticket, you will be admitted only if you provide photo identification. If you do not request a ticket in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a stockholder of WillScot Common Stock as of the WillScot Record Date. If you need special assistance at the WillScot special meeting because of a disability, please contact WillScot's Corporate Secretary's Office.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the WillScot special meeting.

Revocability of Proxies

        Any WillScot stockholder of record giving a proxy has the power to revoke it. If you are a WillScot stockholder of record, you may revoke your proxy in any of the following ways:

  •
  By delivering, before the close of business on [            ], 2020 to WillScot's Corporate Secretary (at WillScot's executive offices at 901 S. Bond Street, #600, Baltimore, Maryland 21231) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

  •
  By duly executing a subsequently dated proxy relating to the same shares of WillScot Common Stock and delivering it to WillScot's Corporate Secretary at the address in the bullet point above before the close of business on [            ], 2020;

  •
  By duly submitting a subsequently dated proxy relating to the same shares of WillScot Common Stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before 11:59 p.m. Eastern Time on [            ], 2020; or

  •
  By attending the WillScot special meeting in person and voting such shares during the WillScot special meeting as described above, although attendance at the WillScot special meeting will not, by itself, revoke a proxy.

        If your shares of WillScot Common Stock are held by a bank, broker or other nominee, you may change your voting instructions by submitting new voting instructions to your bank, broker or other nominee. You must contact your bank, broker or other nominee, to find out how to do so.

Solicitation of Proxies; Expenses of Solicitation

        The WillScot Board is soliciting proxies for the WillScot special meeting from its stockholders. WillScot will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the WillScot proxy card and any additional materials furnished to WillScot stockholders. Proxies may be solicited by directors, officers and a small number of WillScot's regular employees by mail, email, in person and by telephone, but such persons will not receive any additional compensation for these activities. WillScot has retained Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies and will pay Georgeson LLC an initial fee of $12,000 plus additional fees to be determined at the conclusion of the solicitation and reasonable out-of-pocket expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of WillScot common stock of record for beneficial owners for forwarding to such beneficial owners. WillScot may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

        If you need assistance with voting via the Internet, voting by telephone or completing your WillScot proxy card, or have questions regarding the WillScot special meeting, please contact Georgeson LLC, the proxy solicitor for WillScot: 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, Phone 866-785-7395 (toll-free) or 781-575-2137 (collect).

        Your vote is very important regardless of the number of shares of WillScot Common Stock that you own and the matters to be considered at the WillScot special meeting are of great importance to the stockholders of WillScot. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed WillScot proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed WillScot proxy card.

        Please vote your shares via the Internet or by telephone, or sign, date and return a WillScot proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the WillScot special meeting in person.

Tabulation of Votes

        WillScot expects to appoint Broadridge to serve as the Inspector of Election for the WillScot special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Adjournments

        Subject to certain restrictions contained in the Merger Agreement, the WillScot special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the WillScot special meeting at which the adjournment was taken unless:

  •
  the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each WillScot stockholder of record entitled to vote at the WillScot special meeting; or

  •
  if, after the adjournment, a new record date for determination of WillScot stockholders entitled to vote is fixed for the adjourned meeting, in which case the WillScot Board will fix as the record date for determining WillScot stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of WillScot stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each WillScot stockholder of record as of such record date.

        At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the WillScot special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

THE MOBILE MINI SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to the Mobile Mini stockholders as part of a solicitation of proxies by the Mobile Mini Board for use at the Mobile Mini special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Mobile Mini stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Mobile Mini special meeting.

Date, Time and Place of the Mobile Mini Special Meeting

        The Mobile Mini special meeting will be held at Mobile Mini headquarters, 4646 E. Van Buren Street, Phoenix, Arizona 85008 on [            ], 2020, at [            ], Phoenix local time. Mobile Mini intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote (in person or by proxy) at the Mobile Mini special meeting on or about [            ].

Purpose of the Mobile Mini Special Meeting

        At the Mobile Mini special meeting, Mobile Mini stockholders will be asked to consider and vote on the following:

        1.    Adoption of the Merger Agreement.    To vote on a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

        2.    Mobile Mini Merger-Related Compensation.    To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Mobile Mini's named executive officers in connection with the Merger contemplated by the Merger Agreement; and

        3.    Adjournment of the Mobile Mini Special Meeting.    To vote on a proposal to approve the adjournment of the Mobile Mini special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Mobile Mini special meeting to approve the Mobile Mini Merger Proposal.

        Completion of the Merger is conditioned on the approval of the Mobile Mini Merger Proposal.

Recommendation of the Mobile Mini Board

        On March 1, 2020, the Mobile Mini Board approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and in the best interests of Mobile Mini stockholders. Accordingly, the Mobile Mini Board recommends that Mobile Mini stockholders vote "FOR" the Mobile Mini Merger Proposal, "FOR" the Mobile Mini Merger-Related Compensation Proposal and "FOR" the Mobile Mini adjournment proposal.

        Mobile Mini stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Merger and the other transactions contemplated by the Merger Agreement.

Mobile Mini Record Date; Mobile Mini Stockholders Entitled to Vote

        Only holders of record of Mobile Mini Common Stock at the close of business on [            ], 2020, will be entitled to notice of, and to vote at, the Mobile Mini special meeting or any adjournments or postponements thereof.

        As of the close of business on [                    ], 2020, there were [            ] shares of Mobile Mini Common Stock outstanding and entitled to vote at the Mobile Mini special meeting. Each share of Mobile Mini Common Stock outstanding on the Mobile Mini Record Date entitles the holder thereof to one vote on each proposal to be considered at the Mobile Mini special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Mobile Mini special meeting.

        Your vote is important. We expect that many Mobile Mini stockholders will not attend the Mobile Mini special meeting in person, and instead will be represented by proxy. Most Mobile Mini stockholders have a choice of voting over the Internet, by using a toll-free telephone number, or by returning a completed proxy card or voting instruction form. Please check your notice, proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for Mobile Mini stockholders of record will close at [11:59 p.m. Eastern Time on [                    ], 2020]. If your shares are held through a broker, bank or other holder of record and Internet or telephone facilities are made available to you, these facilities may close sooner than those for Mobile Mini stockholders of record.

        You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Mobile Mini special meeting. Executing your proxy in advance will not limit your right to vote at the Mobile Mini special meeting if you decide to attend in person. However, if your shares are held in the name of a broker, bank or other holder of record, you cannot vote at the Mobile Mini special meeting unless you have a legal proxy, executed in your favor, from the holder of record.

        All shares entitled to vote and represented by properly executed proxies received prior to the Mobile Mini special meeting and not revoked will be voted at the Mobile Mini special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Mobile Mini Board recommends for such proposal.

        A complete list of Mobile Mini stockholders entitled to vote at the Mobile Mini special meeting will be available for examination by any Mobile Mini stockholder in the Investor Relations Department at Mobile Mini's corporate office at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008 for purposes pertaining to the Mobile Mini special meeting, during ordinary business hours for a period of ten days before the Mobile Mini special meeting, and at the time and place of the Mobile Mini special meeting.

Voting by Mobile Mini's Directors and Executive Officers

        As of the close of business on [                    ], 2020, the most recent practicable date for which such information was available, directors and executive officers of Mobile Mini and their affiliates owned and were entitled to vote [            ] shares of Mobile Mini Common Stock or less than [        ]% of the shares of Mobile Mini Common Stock outstanding on that date. The number and percentage of shares of Mobile Mini common stock owned by directors and executive officers of Mobile Mini and their affiliates as of the Mobile Mini Record Date are not expected to be meaningfully different from the number and percentage as of [                    ], 2020. With the exception of Mr. Martell (see the section entitled "The Merger—Mobile Mini Board's Recommendation and Reasons for the Merger—View of Dissenting Mobile Mini Director"), none of Mobile Mini's directors and executive officers have notified Mobile Mini in writing that he or she intends to oppose any of the proposals to be considered at the Mobile Mini special meeting. For information with respect to Mobile Mini common stock owned by directors and executive officers of Mobile Mini, please see the section entitled "Mobile Mini Beneficial Ownership Table."

        The number of shares reflected above does not include shares underlying outstanding Mobile Mini stock options or Mobile Mini restricted stock awards. For information with respect to Mobile Mini stock options or Mobile Mini restricted stock awards, please see the sections entitled "The Merger Agreement—Treatment of Mobile Mini Equity Awards—Treatment of Mobile Mini Stock Options" and "—Treatment of Mobile Mini Restricted Stock Awards."

Quorum

        The Mobile Mini bylaws provide that the holders of a majority of the outstanding shares of Mobile Mini Common Stock entitled to vote at the Mobile Mini special meeting, represented in person or by proxy, will constitute a quorum for the transaction of business at the Mobile Mini special meeting.

        Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Mobile Mini special meeting.

        Broker non-votes, if any, will not be counted for the purpose of determining the presence of a quorum for the transaction of business at the Mobile Mini special meeting.

Required Vote

        The required votes to approve the Mobile Mini proposals are as follows:

  •
  The Mobile Mini Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting.

  •
  The Mobile Mini Merger-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Mobile Mini Common Stock represented (in person or by proxy) at the Mobile Mini special meeting and entitled to vote on the proposal, assuming a quorum. Because the vote on the Mobile Mini Merger-Related Compensation Proposal is advisory only, it will not be binding on either Mobile Mini or WillScot.

  •
  The Mobile Mini adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Mobile Mini Common Stock entitled to vote (in person or by proxy) at the Mobile Mini special meeting.

        If the Mobile Mini Merger Proposal is approved and the Merger is completed, the Mobile Mini Merger-Related Compensation will be payable to Mobile Mini's named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Mobile Mini Merger-Related Compensation Proposal.

Voting of Proxies by Holders of Record

        If you were the record holder of your Mobile Mini shares as of the Mobile Mini Record Date, you may submit your proxy to vote by mail, by telephone or via the Internet. For additional information, please see the section entitled "The Mobile Mini Special Meeting—Mobile Mini Record Date; Mobile Mini Stockholders Entitled to Vote."

Voting via the Internet or by Telephone

  •
  To submit your proxy via the Internet, go to the website listed on your enclosed Mobile Mini proxy card. Have your Mobile Mini proxy card in hand when you access the website and follow the instructions to vote your shares.

  •
  To submit your proxy by telephone, call [1-800-690-6903]. Have your Mobile Mini proxy card in hand when you call and then follow the instructions to vote your shares.

  •
  If you vote via the Internet or by telephone, you must do so no later than [11:59 p.m. Eastern Time on [                    ], 2020].

Voting by Mail

        As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

  •
  To submit your proxy by mail, simply mark your Mobile Mini proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed Mobile Mini proxy card to the following address: [Broadridge, Vote Processing, 51 Mercedes Way, Edgewood, NY 11717].

  •
  If you vote by mail, your Mobile Mini proxy card must be received no later than the close of business on [                    ], 2020.

General

        Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

        All properly signed proxies that are timely received and that are not revoked will be voted at the Mobile Mini special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Mobile Mini Board.

Treatment of Abstentions; Failure to Vote

        For purposes of the Mobile Mini special meeting, an abstention occurs when a Mobile Mini stockholder attends the Mobile Mini special meeting, either in person or by proxy, but abstains from voting.

  •
  For the Mobile Mini Merger Proposal, if a Mobile Mini stockholder present in person at the Mobile Mini special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the effect of a vote cast "AGAINST" such proposal. If a Mobile Mini stockholder is not present in person at the Mobile Mini special meeting and does not respond by proxy, it will have the effect of a vote cast "AGAINST" such proposal.

  •
  For the Mobile Mini Merger-Related Compensation Proposal, if a Mobile Mini stockholder present in person at the Mobile Mini special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" such proposal. If a Mobile Mini stockholder is not present in person at the Mobile Mini special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

  •
  For the Mobile Mini Adjournment Proposal, if a Mobile Mini stockholder present in person at the Mobile Mini special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" such proposal. If a Mobile Mini stockholder is not present in person at the Mobile Mini special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Shares Held in Street Name

        If your shares of Mobile Mini Common Stock are held in an account at a bank, broker or other nominee holder of record (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a Mobile Mini proxy card directly to Mobile Mini or by voting in person at the Mobile Mini special meeting unless you provide a "legal proxy," which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of Mobile Mini Common Stock on behalf of their customers may not give a proxy to Mobile Mini to vote those shares with respect to the Mobile Mini Merger Proposal, the Mobile Mini Merger-Related Compensation Proposal and the Mobile Mini Adjournment Proposal without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on these "non-routine" matters. Under the current rules of the New York Stock Exchange, each of the three proposals to be considered at the Mobile Mini special meeting as described in this joint proxy statement/prospectus are considered non-routine. The New York Stock Exchange rules are applicable to the votes to be held at the Mobile Mini special meeting even though the Mobile Mini Common Stock is currently listed on Nasdaq. Therefore, banks, brokers and other nominee holders of record do not have discretionary authority to vote on any of the three proposals to be considered at the Mobile Mini special meeting. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

        Therefore, if you are a Mobile Mini stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

  •
  your bank, broker or other nominee may not vote your shares on the Mobile Mini Merger Proposal, which broker non-votes, if any, will have the same effect as a vote "AGAINST" such proposal;

  •
  your bank, broker or other nominee may not vote your shares on the Mobile Mini Merger-Related Compensation Proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (assuming a quorum is present); and

  •
  your bank, broker or other nominee may not vote your shares on the Mobile Mini Adjournment Proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal.

        Any broker non-votes will also not count for purposes of determining whether a quorum is present.

Attendance at the Mobile Mini special meeting and Voting in Person

        You or your authorized proxy may attend the Mobile Mini special meeting if you were a registered or beneficial stockholder of Mobile Mini Common Stock as of the Mobile Mini Record Date.

        You will need to obtain an admission ticket in advance to attend the Mobile Mini special meeting. To do so, please make your request by mail to Office of the Corporate Secretary, 4646 E. Van Buren Street, Phoenix, Arizona 85008, email at CorpSecretary@mobilemini.com or by phone at (480) 894-6311. Mobile Mini's Corporate Secretary must receive your request for an admission ticket on or before [                    ], 2020. Seating will be limited and requests for tickets will be processed in the order in which they are received.

        If you own shares in street name through an account with a bank, broker or other nominee, then send proof of your Mobile Mini share ownership as of the Mobile Mini Record Date (for example, a brokerage firm account statement or a "legal proxy" from your intermediary) along with your ticket request. If you are not sure what proof to send, check with your intermediary.

        If your shares are registered in your name with Mobile Mini's stock registrar and transfer agent, Broadridge Corporate Issuer Solutions, no proof of ownership is required because Mobile Mini can verify your ownership.

        For security reasons, be prepared to show a form of government-issued photo identification when presenting your ticket for admission to the Mobile Mini special meeting. If you forget to bring your ticket, you will be admitted only if you provide photo identification. If you do not request a ticket in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a stockholder of Mobile Mini Common Stock as of the Mobile Mini Record Date. If you need special assistance at the Mobile Mini special meeting because of a disability, please contact Mobile Mini's Corporate Secretary's Office.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Mobile Mini special meeting.

Revocability of Proxies

        Any Mobile Mini stockholder of record giving a proxy has the power to revoke it. If you are a Mobile Mini stockholder of record, you may revoke your proxy in any of the following ways:

  •
  By delivering, before the close of business on [            ], 2020 to Mobile Mini's Corporate Secretary (at the Office of the Corporate Secretary, 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

  •
  By duly executing a subsequently dated proxy relating to the same shares of Mobile Mini Common Stock and delivering it to Mobile Mini's Corporate Secretary at the address in the bullet point above before the close of business on [            ], 2020;

  •
  By duly submitting a subsequently dated proxy vote relating to the same shares of Mobile Mini Common Stock by telephone or via the Internet (using the original instructions provided to you) in a timely manner; or

  •
  By attending the Mobile Mini special meeting in person and voting such shares during the Mobile Mini special meeting as described above, although attendance at the Mobile Mini special meeting will not, by itself, revoke a proxy.

        If your shares are held by a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. You must contact your bank, broker or other nominee to find out how to do so.

Solicitation of Proxies; Expenses of Solicitation

        The Mobile Mini Board is soliciting proxies for the Mobile Mini special meeting from its stockholders. Mobile Mini will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the Mobile Mini proxy card and any additional materials furnished to Mobile Mini stockholders. Proxies may be solicited by directors, officers and a small number of Mobile Mini's regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Mobile Mini has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies and will pay Innisfree M&A Incorporated an initial fee of $25,000 plus additional fees to be determined at the conclusion of the solicitation and reasonable out-of-pocket expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Mobile Mini Common Stock of record for beneficial owners for forwarding to such beneficial owners. Mobile Mini may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

        If you need assistance with voting via the Internet, voting by telephone or completing your Mobile Mini proxy card, or have questions regarding the Mobile Mini special meeting, please contact Mobile Mini's Corporate Secretary at (480) 894-6311 or Innisfree M&A Incorporated at (877) 800-5195 (toll-free) or (212) 750-5833 (collect).

        Your vote is very important regardless of the number of shares of Mobile Mini Common Stock that you own and the matters to be considered at the Mobile Mini special meeting are of great importance to the stockholders of Mobile Mini. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or, if applicable, complete, date, sign and promptly return the enclosed Mobile Mini proxy card or voting instruction form in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed Mobile Mini proxy card.

        Please vote your shares via the Internet or by telephone, or sign, date and return a Mobile Mini proxy card or voting instruction form promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Mobile Mini special meeting in person.

Tabulation of Votes

        Mobile Mini has appointed [              ] to serve as the Inspector of Election for the Mobile Mini special meeting. [              ] will independently tabulate affirmative and negative votes and abstentions.

Adjournments

        Subject to certain restrictions contained in the Merger Agreement, the Mobile Mini special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the Mobile Mini special meeting at which the adjournment was taken unless:

  •
  the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each Mobile Mini stockholder of record entitled to vote at the Mobile Mini special meeting; or

  •
  if, after the adjournment, a new record date for determination of Mobile Mini stockholders entitled to vote is fixed for the adjourned meeting, in which case the Mobile Mini Board will fix as the record date for determining Mobile Mini stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Mobile Mini stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each Mobile Mini stockholder of record as of such record date.

        At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Mobile Mini special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the financial condition and results of operations of WillScot to give effect to the following items:

  i.
  the estimated effects of the Merger of Mobile Mini with and into Merger Sub, one of WillScot's wholly-owned subsidiaries, inclusive of the estimated effects of debt assumed and debt repaid; and

  ii.
  the estimated extinguishment of WillScot's existing ABL Facility and a contemporaneous arrangement to enter into the New ABL Facility, with an increased commitment (collectively, with the Merger, the "Transactions").

        The following unaudited pro forma condensed combined financial information is based on the historical financial statements of WillScot and Mobile Mini described below. In preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, certain reclassifications were made to the reported financial information of Mobile Mini to conform to the reporting classifications of WillScot.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the unaudited pro forma condensed balance sheet as of December 31, 2019 are based on, derived from, and should be read in conjunction with, WillScot's historical audited financial statements as set forth in WillScot's 2019 Annual Report on Form 10-K (the "WillScot 10-K"), incorporated by reference into this joint proxy statement/prospectus. The aforementioned pro forma financial statements are also based on, derived from, and reclassified from Mobile Mini's historical audited financial statements for the fiscal year ended December 31, 2019 and should be read in conjunction with Mobile Mini's historical audited financial statements as set forth in Mobile Mini's 2019 Annual Report on Form 10-K (the "Mobile Mini 10-K"), incorporated by reference into this joint proxy statement/prospectus.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 assumes that the Transactions occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Transactions occurred on December 31, 2019. The unaudited pro forma condensed combined financial information has been prepared by WillScot and Mobile Mini management for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations of the Combined Company. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the Transactions. Furthermore, the accompanying unaudited pro forma condensed combined statements of operations also does not include the impact of any non-recurring activity and one-time transaction related costs. The historical combined financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions related thereto, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results.

        The Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, "Business Combinations," ("ASC 805") and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Under ASC 805, WillScot values assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions by management, including estimating future cash flows, and developing appropriate discount rates. Under ASC 805, transaction costs are not included as a component of consideration transferred, and are expensed as incurred. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the Merger. The assignment of purchase price to assets acquired and liabilities assumed is subject to completion of the final analysis of the fair value of the assets and liabilities of Mobile Mini as of the effective date of the Merger. Accordingly, the assignment of purchase price in the unaudited pro forma condensed combined financial statements is preliminary and adjustments could be material. The fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions developed using currently available data.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(In thousands)

	Historical WillScot as of December 31, 2019	Historical Mobile Mini (as reclassified) as of December 31, 2019	Combined Historical Financial Statements as of December 31, 2019	Debt Adjustments (see Note 3)			Merger Adjustments (see Note 4)			Pro Forma Combined
Assets
Cash and cash equivalents	$3,045	$8,053	$11,098	$897,900	(3a	)	$(897,900)	(4a	)	$11,098
Trade receivables, net of allowance for doubtful accounts	247,596	103,544	351,140	—			—			351,140
Inventories	15,387	9,517	24,904	—			—			24,904
Prepaid expenses and other current assets	14,621	9,668	24,289	—			—			24,289
Assets held for sale	11,939	—	11,939	—			—			11,939

Total current assets	292,588	130,782	423,370	897,900			(897,900)			423,370
Rental equipment, net	1,944,436	966,223	2,910,659	—			185,784	(4b	)	3,096,443
Property, plant and equipment, net	147,689	157,183	304,872	—			2,467	(4c	)	307,339
Operating lease assets	146,698	93,116	239,814	—			—			239,814
Goodwill	235,177	713,404	948,581	—			(322,524)	(4d	)	626,057
Intangible assets, net	126,625	51,185	177,810	—			543,815	(4e	)	721,625
Other non-current assets	4,436	—	4,436	(2,121)	(3b	)	—			2,315

Total long-term assets	2,605,061	1,981,111	4,586,172	(2,121)			409,542			4,993,593

Total assets	$2,897,649	$2,111,893	$5,009,542	$895,779			$(488,358)			$5,416,963

Liabilities
Accounts payable	$109,926	$30,326	$140,252	$—			$—			$140,252
Accrued liabilities	82,355	28,398	110,753	—			—			110,753
Accrued interest	16,020	8,155	24,175	(2,348)	(3c	)	(8,155)	(4f	)	13,672
Deferred revenue and customer deposits	82,978	41,744	124,722	—			—			124,722
Operating lease liabilities – current	29,133	16,526	45,659	—			—			45,659
Finance lease liabilities – current	—	14,136	14,136	—			—			14,136
Current portion of long-term debt	—	—	—	—			—			—

Total current liabilities	320,412	139,285	459,697	(2,348)			(8,155)			449,194
Long-term debt	1,632,589	797,543	2,430,132	918,003	(3d	)	(797,543)	(4f	)	2,550,592
Deferred tax liabilities	70,693	195,034	265,727	(5,068)	(3e	)	94,324	(4g	)	354,983
Deferred revenue and customer deposits	12,342	—	12,342	—			—			12,342
Operating lease liabilities – non-current	118,429	78,406	196,835	—			—			196,835
Finance lease liabilities – non-current	—	60,263	60,263	—			—			60,263
Other non-current liabilities	34,229	—	34,229	—			—			34,229

Long-term liabilities	1,868,282	1,131,246	2,999,528	912,935			(703,219)			3,209,244

Total liabilities	2,188,694	1,270,531	3,459,225	910,587			(711,374)			3,658,438
Commitments and Contingencies
Class A common stock	11	504	515	—			(492)	(4h	)	23
Class B common stock	1	—	1	—			(1)	(4h	)	—
Additional paid-in-capital	2,396,501	638,083	3,034,584	—			514,580	(4h	)	3,549,164
Accumulated other comprehensive (loss) / income	(62,775)	(65,093)	(127,868)	—			65,093	(4h	)	(62,775)
Retained earnings / (accumulated deficit)	(1,689,373)	445,285	(1,244,088)	(14,808)	(3f	)	(468,991)	(4h	)	(1,727,887)
Treasury stock	—	(177,417)	(177,417)	—			177,417	(4h	)	—

Total shareholders' equity	644,365	841,362	1,485,727	(14,808)			287,606			1,758,525
Non-controlling interest	64,590	—	64,590	—			(64,590)	(4h	)	—

Total equity	708,955	841,362	1,550,317	(14,808)			223,016			1,758,525

Total liabilities and invested equity	$2,897,649	$2,111,893	$5,009,542	$895,779			$(488,358)			$5,416,963

See notes to unaudited pro forma condensed combined financial statements.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR TWELVE MONTHS ENDED DECEMBER 31, 2019

(In thousands, except earnings per share data)

	Historical WillScot for the twelve months ended December 31, 2019	Historical Mobile Mini (as reclassified) for the twelve months ended December 31, 2019	Debt Adjustments (see Note 3)			Merger Adjustments (see Note 5)			Pro Forma Combined
Revenues:
Leasing and service revenue:
Modular leasing	$744,185	$440,242	$—			$—			$1,184,427
Modular delivery and installation	220,057	141,415	—			—			361,472
Sales:
New units	59,085	17,255	—			—			76,340
Rental units	40,338	13,713	—			—			54,051

Total revenues	1,063,665	612,625	—			—			1,676,290
Costs:
Cost of leasing and services:
Modular leasing	213,151	60,003	—			—			273,154
Modular delivery and installation	194,107	99,634	—			—			293,741
Cost of sales:
New units	42,160	10,885	—			—			53,045
Rental units	26,255	9,480	—			—			35,735
Depreciation of rental equipment	174,679	31,784	—			4,918	(5a	)	211,381

Gross profit	413,313	400,839	—			(4,918)			809,234
Expenses:
Selling, general and administrative	271,004	208,098	—			1,553	(5b	)	480,655
Other depreciation and amortization	12,395	38,799	—			15,659	(5c	)	66,853
Impairment losses on long-lived assets	2,848	—	—			—			2,848
Lease impairment expense and other related charges	8,674	—	—			—			8,674
Restructuring costs	3,755	—	—			—			3,755
Currency (gains) losses, net	(688)	274	—			—			(414)
Other (income) expense, net	(2,200)	100	—			—			(2,100)

Operating income (loss)	117,525	153,568	—			(22,130)			248,963
Interest expense	122,504	41,366	5,375	(3g	)	(39,672)	(5d	)	129,573
Loss on extinguishment of debt	8,755	123	—			—			8,878

Income / (loss) before income tax	(13,734)	112,079	(5,375)			17,542			110,512
Income tax expense (benefit)	(2,191)	28,345	(1,371)	(3h	)	4,473	(5e	)	29,256

Net income / (loss)	(11,543)	83,734	(4,004)			13,069			81,256
Net loss attributable to non-controlling interest, net of tax	(421)	—	—			421	(5f	)	—

Total income / (loss) attributable to WSC	$(11,122)	$83,734	$(4,004)			$12,648			$81,256

Net (loss) income per share attributable to WSC—basic and diluted
Basic	$(0.10)								$0.36
Diluted	$(0.10)								$0.35
Weighted Average Shares
Basic	108,683,820					117,385,312	(5g	)	226,069,132
Diluted	108,683,820					121,665,049	(5g	)	230,348,869

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

1. Mobile Mini Merger

        On March 1, 2020, WillScot, Mobile Mini and Merger Sub, entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain customary closing conditions, Merger Sub will be merged with and into Mobile Mini, with Mobile Mini surviving as a wholly-owned subsidiary of WillScot. In connection with the Merger, each share of Mobile Mini Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares held by Mobile Mini as treasury shares or owned by a subsidiary of Mobile Mini), will be converted into the right to receive 2.4050 shares of WillScot Class A Common Stock (the "Merger Consideration"). Immediately thereafter, as contemplated by the Merger Agreement and upon the filing of the A&R Charter with the Secretary of State of the state of Delaware at the Effective Time, all outstanding shares of WillScot Class A Common Stock will be reclassified as and converted into shares of Combined Company Common Stock.

        Furthermore, each outstanding and unexercised option to purchase shares of Mobile Mini Common Stock will be assumed by the Combined Company and become an option to purchase shares of Combined Company Common Stock, on the same terms and conditions as applied to each such option immediately prior to the Effective Time, except that (A) the number of shares of Combined Company Common Stock subject to such option will equal the product of (i) the number of shares of Mobile Mini Common Stock that were subject to such option immediately prior to the Effective Time multiplied by (ii) 2.4050, rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (i) the exercise price per share of Mobile Mini Common Stock at which such option was exercisable immediately prior to the Effective Time, divided by (ii) 2.4050, rounded up to the nearest whole cent.

        In connection with the Merger, on March 1, 2020, WillScot also entered into a commitment letter pursuant to which certain financial institutions committed to provide the New ABL Facility in an aggregate principal amount of $2.4 billion. The proceeds of the New ABL Facility will be available to (i) refinance the existing ABL credit agreements of WillScot and Mobile Mini, (ii) to redeem the existing Mobile Mini 2024 Notes, and (iii) pay the fees, costs and expenses incurred in connection with the Transactions, subject to customary conditions.

        The following table summarizes the components of the estimated total purchase price included in the pro forma condensed combined financial statements as if the Merger had been completed on December 31, 2019:

In thousands, except share and per share amounts
Mobile Mini common stock outstanding	44,384,402
Share conversion ratio (per Mobile Mini share)	2.4050
Estimated total WillScot common stock to be issued	106,744,487
WillScot common stock per share price as of April 13, 2020	$10.07

Fair value of shares of WillScot common stock issued	$1,074,917
Fair value of Mobile Mini Options converted to WillScot Options	14,667
Mobile Mini ABL borrowings repaid	555,400
Mobile Mini ABL interest repaid	811

Total consideration attributable to Mobile Mini debt repayment	556,211

Estimated total purchase price	$1,645,795

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

1. Mobile Mini Merger (Continued)

        Estimated total purchase price at closing may change materially from the amount shown above as a result of (1) changes in the WillScot Class A Common Stock share price, (2) changes in fair value measurement of the Mobile Mini stock options and (3) changes in the fair value measurement of the debt assumed by WillScot. A $1.00 change in the price per share of WillScot Class A Common Stock would increase or decrease the pro forma estimated total purchase price by approximately $107 million. The change in purchase consideration would be expected to be assigned primarily to goodwill.

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of WillScot and Mobile Mini. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is assigned to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date the acquisition is consummated. Such fair values are based on available information and certain assumptions that we believe are reasonable. Management has made a preliminary assignment of the estimated purchase price to the tangible (including rental equipment) and intangible assets to be acquired and liabilities to be assumed based on various preliminary assumptions and estimates. The final determination of these estimated fair values, the assets' useful lives and the amortization methods are subject to completion of an ongoing assessment and will be available as soon as practicable but no later than one year after the consummation of the Merger. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The results of the final assignment could be materially different from the preliminary assignment set forth in these unaudited pro forma condensed combined financial statements, including but not limited to, the assignment related to identifiable intangible assets, rental equipment, property, plant and equipment, operating lease assets, inventories, deferred taxes, goodwill, operating lease liabilities, finance lease liabilities, debt, and the resulting impacts on depreciation and amortization, interest expense and income taxes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

1. Mobile Mini Merger (Continued)

        The following table summarizes the preliminary purchase price assignment, as if the Merger had been completed on December 31, 2019:

In thousands
Purchase Price	$1,645,795
Cash and cash equivalents	8,053
Trade receivables, net	103,544
Inventories	9,517
Prepaid expenses and other current assets	9,668
Rental equipment	1,152,007
Property, plant and equipment, net	159,650
Operating lease assets	93,116
Intangible assets	595,000

Total identifiable assets acquired	2,130,555
Accounts payable	(30,326)
Accrued liabilities	(28,398)
Accrued interest	(7,344)
Deferred revenue and customer deposits	(41,744)
Operating lease liabilities	(94,932)
Finance lease liabilities	(74,399)
Long-term debt	(250,000)
Deferred tax liabilities	(348,497)

Total identifiable liabilities acquired	(875,640)

Goodwill Identified	$390,880

2. Accounting Policies and Reclassifications

        During the preparation of these unaudited pro forma condensed combined financial statements, WillScot made a preliminary assessment as to any material differences between accounting policies of the two companies. These unaudited pro forma condensed combined financial statements do not present any material differences in accounting policies between the two companies based on the preliminary assessment, which will be subject to further review subsequent to the close of the Merger.

        Following the Merger, the Combined Company will finalize the review of Mobile Mini's accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification between the accounting policies of the two companies that when conformed, could be materially different from the amounts set forth in these unaudited pro forma condensed combined financial statements.

        Financial information presented in the "Historical Mobile Mini" column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

2. Accounting Policies and Reclassifications (Continued)

to the historical presentation of WillScot as follows (primarily related to classification of current and non current amounts):

Historical Mobile Mini Balance Sheet

	As of December 31, 2019 (in 000's)	(As reclassified) as of December 31, 2019 (in 000s)
Assets
Cash and cash equivalents	$8,053	$8,053
Trade receivables, net	104,390	103,544
Inventories	9,517	9,517
Prepaid expenses and other current assets	—	9,668

Total current assets		130,782
Rental equipment, net	966,223	966,223
Property, plant and equipment, net	157,183	157,183
Operating lease assets	93,116	93,116
Other assets	13,806	—
Goodwill	713,404	713,404
Intangible assets, net	51,185	51,185
Total long-term assets		1,981,111

Total assets	$2,116,877	$2,111,893

Liabilities
Accounts payable	$31,554	$30,326
Accrued liabilities	77,069	28,398
Accrued interest	—	8,155
Deferred revenue and customer deposits	—	41,744
Operating lease liabilities – current	94,932	16,526
Finance lease liabilities – current	74,399	14,136

Total current liabilities		139,285
Lines of credit	555,400	—
Long-term debt	247,127	797,543
Deferred tax liabilities	195,034	195,034
Operating lease liabilities – non-current	—	78,406
Finance lease liabilities – non-current	—	60,263

Long-term liabilities		1,131,246

Total liabilities	1,275,515	1,270,531
Commitments and contingencies
Common stock	504	504
Additional paid-in capital	638,083	638,083
Accumulated other comprehensive (loss)	(65,093)	(65,093)
Retained earnings	445,285	445,285
Treasury stock	(177,417)	(177,417)

Total equity	841,362	841,362

Total liabilities and equity	$2,116,877	$2,111,893

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

2. Accounting Policies and Reclassifications (Continued)

Historical Mobile Mini Statement of Operations

	For the twelve months ended December 31, 2019 (in 000's)	(As reclassified) for the twelve months ended December 31, 2019 (in 000's)
Revenues
Rental revenue	$581,657	$—
Modular leasing	—	440,242
Modular delivery and installation	—	141,415
Sales revenue	30,394	—
New units	—	17,255
Rental units	—	13,713
Other revenue	574	—

Total revenues	612,625	612,625
Costs
Cost of leasing and services—Modular leasing	—	60,003
Cost of leasing and services—Modular delivery and installation	—	99,634
Cost of sales	18,675	—
Cost of sales—New units	—	10,885
Cost of sales—Rental units	—	9,480
Depreciation of rental equipment	—	31,784

Gross profit		400,839
Expenses
Selling, general and administrative	—	208,098
Rental, selling and general expenses	369,525	—
Depreciation and amortization	70,583	—
Other depreciation and amortization	—	38,799
Currency (gains) losses, net	274	274
Other (income) expense, net	—	100

Operating income (loss)	153,568	153,568
Interest expense	41,378	41,366
Interest income	(12)	—
Deferred financing costs write-off	123	—
Loss on extinguishment of debt	—	123

Income before income tax	112,079	112,079

Income tax provision	28,345	28,345

Net income	$83,734	$83,734

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

3. Debt Related Pro Forma Adjustments

        The following summarizes the pro forma adjustments related to WillScot's borrowings under the New ABL Facility entered into in connection with the Merger. At the Effective Time, proceeds from the New ABL Facility borrowings will be used to repay (1) the WillScot ABL Facility, and (2) the borrowings of Mobile Mini outstanding as of the Effective Time. Pursuant to the redemption notice (the "Mobile Mini Redemption Notice") to be delivered at or prior to the Effective Time, certain New ABL Facility proceeds will be paid to the trustee of the Mobile Mini 2024 Notes for payment to bond holders upon completion of the 30 day redemption period. Repayment of Mobile Mini's existing ABL borrowings and redemption of the Mobile Mini 2024 Notes is presented in note 4. (Merger Related Pro Forma Condensed Combined Balance Sheet Adjustments).

        The Transactions are presented assuming an extinguishment of the WillScot ABL Facility and existing Mobile Mini revolving credit facility. This presentation is preliminary and subject to change as additional information becomes available to finalize the accounting treatment.

  a)
  Adjustment to cash consists of the following:

In thousands	As of December 31, 2019
Amount borrowed under the New ABL Facility	$1,832,248
Cash paid to redeem the WillScot ABL Facility	(903,000)
Cash paid for accrued interest associated with the WillScot ABL Facility	(2,348)
Cash paid for deferred financing costs associated with the New ABL Facility	(29,000)

Net adjustment to cash	$897,900

  b)
  Adjustment to other non-current assets represents the elimination of deferred financing costs associated with the WillScot ABL Facility specifically related to the Canadian portion of the WillScot ABL Facility which had no borrowings at December 31, 2019.

  c)
  Adjustment to accrued interest represents accrued interest that is repaid in connection with the repayment of the WillScot ABL Facility.

  d)
  Adjustment to long-term debt represents the following:

In thousands	As of December 31, 2019
Amount borrowed under the New ABL Facility	$1,832,248
Cash paid for deferred financing costs related to the New ABL Facility	(29,000)
Outstanding borrowings on the WillScot ABL Facility repaid	(903,000)
Elimination of deferred financing costs associated with the WillScot ABL Facility	17,755

Net adjustment to long-term debt	$918,003

  e)
  Adjustment represents the tax effect on the elimination of deferred financing costs associated with the existing WillScot ABL Facility.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

3. Debt Related Pro Forma Adjustments (Continued)

  f)
  Adjustment represents the increase in accumulated deficit of $14,808 as a result of (i) elimination of unamortized deferred financing costs associated with WillScot ABL Facility, comprised of $17,755 previously presented as a component of long-term debt, (ii) $2,121 previously presented in other non-current assets related to WillScot's undrawn portion of its ABL Facility specific to Canada and (iii) the associated tax effect of $5,068.

  g)
  Adjustment to interest expense represents the following:

In thousands	As of December 31, 2019
Interest expense related to the New ABL Facility	$51,559
Amortization of deferred financing costs for the New ABL Facility	5,800
Interest expense on WillScot's ABL Facility	(43,781)
Amortization of deferred financing costs on WillScot ABL Facility	(8,203)

Net adjustment to interest expense	$5,375

    Interest on outstanding borrowings of the New ABL Facility are based off the London Interbank Offered Rate (LIBOR). The 2.81% per annum rate used in the above calculation assumes the one month USD LIBOR interest rate as of April 13, 2020 of 0.81%, and a 2.00% spread as specified by the New ABL Facility commitments. A 1/8% change in interest rate to the drawn portion of the New ABL Facility which is subject to a variable interest rate would increase or decrease the pro forma cash interest expense on the $1.83 billion New ABL Facility borrowings by approximately $2,290 annually.

  h)
  Adjustment to recognize the income tax impacts of the pro forma adjustments for which a tax expense is recognized using a U.S. federal and state statutory tax rate of 25.5% for the year ended December 31, 2019. These rates may vary from the effective tax rates of the historical and combined businesses.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

4. Merger Related Pro Forma Condensed Combined Balance Sheet Adjustments

        The following summarizes the pro forma adjustments in connection with the Merger to give effect as if it had been completed on December 31, 2019 for the purposes of pro forma condensed combined balance sheet:

  a)
  Adjustment to cash consists of the following:

In thousands	As of December 31, 2019
Repayment of Mobile Mini's ABL Facility	$(555,400)
Repayment of Mobile Mini's 2024 Notes assumed	(250,000)
Repayment of Mobile Mini's accrued interest associated with ABL Facility	(811)
Repayment of Mobile Mini's accrued interest associated with 2024 Notes	(7,344)
Redemption premium on repayment of Mobile Mini 2024 Notes	(7,345)
Estimated non-recurring transaction costs paid with proceeds from New ABL Facility borrowings	(77,000)

Net adjustment to cash	$(897,900)

  b)
  Adjustment to recognize the estimated step-up in fair value of rental equipment acquired. We have preliminarily assigned the purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the Merger. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

  c)
  Adjustment to recognize the estimated step-up in fair value of property, plant and equipment acquired, net of $5.1 million of previously capitalized assets eliminated and recognized as an intangible asset in the Pro Forma Condensed Combined Balance Sheet of the Combined Company. We have preliminarily assigned the purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the Merger. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

  d)
  Represents an adjustment to goodwill to reflect the balance that would have been recorded if the Merger occurred on December 31, 2019. We have preliminarily assigned the purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the Merger. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired has been recorded as goodwill as of December 31, 2019. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

4. Merger Related Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

  e)
  Adjustment to recognize the estimated step-up in fair value of intangible assets acquired consisting of a trade name, acquired technology, and customer relationships. The fair value of the intangible assets acquired is as follows:

In thousands	As of December 31, 2019
Trade name	$301,000
Customer relationships	263,000
Technology	31,000

Fair value of intangible assets acquired	595,000
Mobile Mini historical carrying value of intangible assets	(51,185)

Total adjustment to intangible assets, net	$543,815

  The ranges of calculated values for the trade name and developed technology were determined using the relief-from-royalty method of the income approach. The principle behind this method is that the value of the intangible asset is equal to the present value of the after-tax royalty savings attributable to owning the intangible asset. In estimating ranges of calculated values, Management utilized various assumptions in order to assess the reasonableness of the selection of a royalty rate and life of the intangible asset. The selected calculated value for the trade name intangible asset reflects the calculated value under an indefinite-life assumption, which is subject to change based on a final determination grounded in both the terms of the merger agreement and assumed market participant treatment of the acquired trade name.

  The range of calculated values for the customer relationships intangible asset was determined using the multi-period excess earnings method of the income approach. The principle behind this method is that the value of the intangible asset is equal to the present value of the after-tax cash flows solely attributable to the intangible asset, following the application of post-tax contributory asset charges that reflect the return on other assets that contribute to the generation of the forecasted cash flows. The above calculated values are preliminary and subject to change and could vary materially from the final purchase price assignment.

  f)
  Represents the repayment of Mobile Mini's long-term debt, elimination of deferred financing costs and repayment of accrued interest in connection with the Merger. The Mobile Mini ABL facility outstanding of $555,400 will be repaid at the Merger close and the redemption of the Mobile Mini 2024 Notes of $250,000, is expected to occur upon completion of the 30 day redemption period. These actions are specifically contemplated within the Merger Agreement. The related deferred financing costs of $7,857 will be eliminated at close. In addition, accrued interest of $8,155 will be repaid in connection with the Mobile Mini ABL Facility and Mobile Mini 2024 Notes.

  g)
  The identified basis differences between both (a) the fair value and historic carrying value and (b) as a result of recordation of non-recurring transaction costs, have been tax effected at the appropriate jurisdictional statutory tax rates, primarily, 25.5% for US Federal and state rate and removal of historic WillScot valuation allowance (see 4h(viii) below for additional details). These rates may vary from the effective tax rates of the historical and combined businesses.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

4. Merger Related Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

    The estimate of deferred tax balances is preliminary and is subject to change based upon certain factors including tax attribute limitation analysis and final determination of the fair value of assets acquired and liabilities assumed by taxing jurisdiction. In addition, deferred taxes associated with deductible non-recurring items as described in note 4g are included in the balance sheet at the statutory tax rates of the applicable jurisdictions.

  WillScot's results for income taxes presented herein is WillScot's best estimate based on the factors described herewith. The tax results may differ from the actual tax balances and effective tax rates of the Combined Company and is dependent on several factors including fair value adjustments and post-combination restructuring actions.

  h)
  The changes to equity are as follows:

	Class A common stock	Class B common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated earnings / (deficit)	Treasury stock	Non-controlling interest	Total stockholders equity
(i) Elimination of Mobile Mini's equity	$(504)	$—	$(638,083)	$65,093	$(445,285)	$177,417	$—	$(841,362)
(ii) Issuance of common stock, par value $0.0001 per share	11	—	1,074,906	—	—	—	—	1,074,917
(iii) Non recurring transaction costs estimate	—	—	—	—	(66,218)	—	—	(66,218)
(iv) Fair value of Mobile Mini Options exchanged for WillScot Options	—	—	14,667	—	—	—	—	14,667
(v) Non-recurring equity issuance costs estimate	—	—	(1,500)	—	—	—	—	(1,500)
(vi) Class B extinguishment and issuance of new Class A shares in exchange for shares of WSHC common stock	1	(1)	64,590	—	—	—	(64,590)	—
(vii) Mobile Mini 2024 Notes redemption premium	—	—	—	—	(7,345)	—	—	(7,345)
(viii) Federal valuation allowance	—	—	—	—	49,857	—	—	49,857

	$(492)	$(1)	$514,580	$65,093	$(468,991)	$177,417	$(64,590)	$223,016

    i)
    Represents the adjustment to eliminate Mobile Mini's historical stockholder's equity

    ii)
    Represents the adjustment to reflect the issuance of 106,744,487 shares of WillScot common stock based on the closing price of $10.07 per share on Nasdaq on April 13, 2020

    iii)
    Represents an adjustment to accumulated deficit of $66,218 for non-recurring transaction costs, as adjusted for the impact of the associated deferred tax asset (presented as a component of the deferred tax liabilities)

    iv)
    Represents the exchange of all Mobile Mini vested options outstanding for 2.4050 stock options reflecting the right to acquire shares of Combined Company Common Stock. Note that the adjusted exercise price is equal to the exercise price at which such stock

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

4. Merger Related Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

      option was exercisable immediately prior to the Merger, divided by 2.4050 (subject to rounding).

    v)
    Represents an adjustment to additional paid-in capital to record non-recurring equity issuance costs of $1,500, incurred in connection with the Merger.

    vi)
    Represents an adjustment to reflect the exchange of all shares of common stock of WSHC held by Sapphire Holding, immediately prior to the Effective Time, for newly-issued shares of WillScot Class A Common Stock, at an exchange ratio of 1.3261x, resulting in the extinguishment of all issued and outstanding shares of WillScot Class B Common Stock and the related elimination of the associated non-controlling interest, which is stipulated by the Merger Agreement and the Voting Agreement.

    vii)
    Represents an adjustment to Accumulated Deficit associated with redemption premium paid in connection with repayment of Mobile Mini 2024 Notes outstanding.

    viii)
    WillScot's historical Federal valuation allowance on net operating losses ("NOLs") and business interest limitation was provisionally removed for pro forma purposes based on the combined tax attributes of the merged companies which is subject to final determinations of fair value of assets and liabilities and completion of certain tax attribute calculations.

5. Merger Related Pro Forma Combined Condensed Statement of Operations Adjustments

  a)
  Adjustment to recognize depreciation expense associated with the estimated step-up in fair value of rental equipment acquired. The average remaining useful lives of the rental equipment acquired ranges from 12 to 19 years.

  b)
  Adjustment to selling, general and administrative expense represents the estimated equity based compensation expense associated with the executive retention agreements entered into in connection with the Merger. The underlying executive employment agreements have terms of 24 to 36 months, and the respective equity based awards vest over 36 to 48 months.

  c)
  Adjustment to recognize depreciation expense on property, plant and equipment and amortization expense on intangible assets, relating to the fair value purchase accounting adjustments, as shown below. Estimated Fair Value of the Property, plant and equipment is

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

5. Merger Related Pro Forma Combined Condensed Statement of Operations Adjustments (Continued)

    net of $5.1 million of previously capitalized assets eliminated and recognized as an intangible asset in the Pro Forma Condensed Combined Balance Sheet of the Combined Company.

In thousands	Estimated Useful Life	Estimated Fair Value	Depreciation and Amortization expense for the year ended December 31, 2019
Trade name	Indefinite	$301,000	$—
Customer relationships	13 years	263,000	20,231
Technology	15 years	31,000	2,067
Mobile Mini historical amortization expense			(6,574)

Pro forma adjustment for amortization			15,724
Property, plant and equipment	Various	$159,650	32,160
Mobile Mini historical depreciation expense			(32,225)

Pro forma adjustment for depreciation			(65)

Net adjustment to other depreciation and amortization			$15,659

  d)
  Represents the elimination of Mobile Mini's interest expense associated with its historical ABL Facility and the Mobile Mini 2024 Notes repaid in connection with the Merger.

  e)
  Adjustment to record the income tax impacts of the pro forma adjustments using a statutory tax rate of 25.5% for the year ended December 31, 2019. These rates do not reflect the Combined Company's effective tax rate, which includes foreign taxes and other items and may differ from the rates assumed for purposes of preparing these statements. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. Further, the Combined Company's ability to use NOL carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general, under Section 382 of Code, a corporation that undergoes an "ownership change" is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Based on the information available the Combined Company provisionally expects the ability to utilize all tax attributes, subject to a formal Section 382 analysis upon closing.

  f)
  Reflects the pro forma adjustment for the extinguishment of non-controlling interest as a result of the exchange of all issued and outstanding shares of WSHC common stock held by Sapphire Holding for newly-issued shares of WillScot Class A Common Stock at an exchange ratio of 1.3261x and the resulting cancellation of all issued and outstanding shares of WillScot Class B Common Stock, immediately prior to the Merger, as provided by the Merger Agreement and the Voting Agreement.

  g)
  Pro forma earnings per common share for the year ended December 31, 2019, has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding has been calculated as if the Merger shares had been issued and outstanding on January 1, 2019.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

5. Merger Related Pro Forma Combined Condensed Statement of Operations Adjustments (Continued)

        The following table sets forth the computation of pro forma weighted average common and diluted shares outstanding as of December 31, 2019:

In thousands	As of December 31, 2019
Historical WillScot weighted average shares	108,683,820
Shares of WillScot Class A common stock issued as Merger Consideration	106,744,487
WillScot Class A shares issued in exchange for shares of WSHC shares of common stock	10,640,825

Pro forma weighted-average shares used in computing net earnings per share—basic	226,069,132
Dilutive Securities – WillScot Dilution (i)	3,551,053
Dilutive Securities – Mobile Mini Stock options (ii)	728,684

Pro forma weighted-average shares used in computing net earnings per share – diluted	230,348,869

    i.
    WillScot's Historical Consolidated Statement of Operations for the year ended December 31, 2019 was in a net loss position, thus WillScot's stock options and stock awards were excluded from the computation of diluted EPS because their effect would have been anti-dilutive. This adjustment represents the dilutive impact of WillScot's securities which are no longer anti-dilutive, as the pro forma condensed combined statement of operations for the year ended December 31, 2019 has net income attributable to the Combined Company. The impact of dilutive shares was calculated based on average share price for 2019 and may not reflect dilution under current market conditions.

    ii.
    Represents the dilutive impact of Mobile Mini's stock options on Mobile Mini's Consolidated Statement of Operations for the year ended December 31, 2019, multiplied by the 2.4050 Merger exchange ratio. Each stock option of Mobile Mini will be exchanged into 2.4050 stock options reflecting the right to acquire shares of Combined Company Common Stock, with the adjusted exercise price equal to the exercise price at which such stock option was exercisable immediately prior to the Merger, divided by 2.4050 (subject to rounding). The impact of dilutive shares was calculated based on average share price for 2019 and may not reflect dilution under current market conditions.

WILLSCOT BENEFICIAL OWNERSHIP TABLE

        The following table shows information as of March 16, 2020, regarding the beneficial ownership of WillScot Common Stock by: (1) each director; (2) each named executive officer; (3) the directors and executive officers as a group; and (4) each WillScot stockholder that WillScot knows to be the beneficial owner of more than 5% of the outstanding shares of WillScot Common Stock, as determined based on a review by WillScot of filings with the SEC. Unless otherwise noted, each person named in the table has sole voting power and sole investment power. The beneficial ownership of WillScot Common Stock is based on 110,316,368 shares of WillScot Class A Common Stock and 8,024,419 shares of WillScot Class B Common Stock issued and outstanding, as of March 16, 2020.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner	Number of Shares	%	Number of Shares	%
Directors and Executive Officers(1)
Bradley L. Soultz(2)	185,385	*	—	—
Timothy D. Boswell(2)	52,734	*	—	—
Hezron T. Lopez(2)	—	—	—	—
Sally J. Shanks(2)	2,788	*	—	—
Gerard E. Holthaus(3)	367,738	*	—	—
Gary Lindsay	—	—	—	—
Stephen Robertson(4)(9)(10)	62,233,536	50.44%	8,024,419	100%
Mark S. Bartlett(5)	101,414	*	—	—
Jeff Sagansky(6)	4,166,346	3.71%	—	—
Rebecca L. Owen(7)	16,057	—	—	—
All executive officers and directors as a group	67,125,998	53.51%	8,024,419	100%
Five Percent Holders
JPMorgan Chase & Co(8)	7,747,172	7.02%	—	—
383 Madison Avenue, New York, NY 10179
Sapphire Holding S.à r.l.(9)(10)	62,133,536	50.36%	8,024,419	100%
20 Bentinck Street, London, UK W1U 2EU

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options or warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each stockholder listed above is 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231.

(2)
Does not include any unvested stock options or unvested RSUs granted under the WillScot 2017 Incentive Plan, all of which are subject to forfeiture. Mr. Soultz holds 83,261 Class A shares, 102,124 vested stock options, 306,373 unvested stock options, and 540,784 unvested RSUs. Mr. Boswell holds 21,312 Class A shares, 31,422 vested stock options, 94,269 unvested stock options, and 192,085 unvested RSUs. Mr. Lopez holds 30,393 unvested RSUs. Ms. Shanks holds 2,788 Class A shares and 34,147 unvested RSUs. Each stock option represents the right upon vesting to buy one Class A share for $13.60 per share, and the stock options vest in four equal installments on each of the first four anniversaries of the grant date (March 20, 2018). Each RSU represents a contingent right to receive upon vesting one share of WillScot Class A Common Stock or its cash equivalent. Time-based RSUs vest in four equal installments on each of the first four anniversaries of the grant date (March 20, 2018, March 21, 2019 and March 5, 2020, respectively), and Market-Based RSUs vest on the third anniversary of the grant date (March 21, 2019 and March 5, 2020, respectively).

(3)
Includes 18,720 unvested restricted shares of WillScot Class A Common Stock that are subject to forfeiture, which were granted to Mr. Holthaus in June 2019 as part of WillScot's annual non-executive director compensation program.

(4)
TDR Capital manages TDR Holdings, the investment fund which is the ultimate beneficial owner of Sapphire Holding. TDR Capital controls all of TDR Holdings' voting rights in respect of its investments and no one else has equivalent control over the investments. TDR Holdings' investors are passive investors (as they are limited partners) and no investor individually directly or indirectly beneficially owns 20% or more of the shares or voting rights through their investment in the fund. TDR Capital is run by its board and investment committee which consists of the partners of the firm. Mr. Robertson may be deemed to beneficially own the securities held by Sapphire Holding through his ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through his role at the TDR Holdings, contract, understanding or otherwise. Mr. Robertson disclaims beneficial ownership of such securities, except to the extent of his pecuniary interests in the funds owned or managed by TDR Capital. The reported number also includes 100,000 shares of WillScot Class A Common Stock shares held directly by Mr. Robertson.

(5)
Includes 6,807 unvested restricted shares of WillScot Class A Common Stock that are subject to forfeiture, which were granted to Mr. Bartlett in June 2019 as part of WillScot's annual non-executive director compensation program.

(6)
Includes 6,807 unvested restricted shares of WillScot's Class A Common Stock that are subject to forfeiture, which were granted to Mr. Sagansky in June 2019 as part of WillScot's annual non-executive director compensation program, 2,219,539 shares held directly by Mr. Sagansky, and 1,940,000 shares underlying 3,880,000 warrants held by Mr. Sagansky.

(7)
Includes 6,807 unvested restricted shares of WillScot Class A Common Stock that are subject to forfeiture, which were granted to Ms. Owen in June 2019 as part of WillScot's annual non-executive director compensation program.

(8)
According to a Schedule 13G/A filed January 21, 2020 on behalf of JPMorgan Chase & Co., JPMorgan Chase & Co. has beneficial ownership over the shares reported.

(9)
According to a Schedule 13D/A filed with the SEC on March 4, 2020 on behalf of Sapphire Holding, TDR Holdings, TDR Capital, Manjit Dale, and Mr. Robertson (the "TDR Group"), the TDR Group has beneficial ownership over the reported shares. TDR Holdings is the sole equity holder of Sapphire Holding, TDR Capital manages TDR Holdings, and Messrs. Dale and Robertson are the founding partners of TDR Capital. The shares reported include (a) 49,053,740 shares of WillScot Class A Common Stock, (b) 13,614 unvested restricted shares of WillScot Class A Common Stock that are subject to forfeiture, which were issued to Messrs. Robertson and Lindsay as part of WillScot's annual non-executive director compensation program and subsequently transferred to Sapphire Holding, (c) 2,425,000 shares of WillScot Class A Common Stock issuable upon exercise of the 4,850,000 warrants held by Sapphire, and (d) 10,641,182 shares of WillScot Class A Common Stock issuable upon the exchange of 8,024,419 shares of WSHC Stock held by Sapphire Holding, as set forth in the Merger Agreement and the Voting Agreement. In connection therewith, all issued and outstanding shares of Class B common stock held by Sapphire will be cancelled.

(10)
In connection with the Merger Agreement, on March 1, 2020, the TDR Group entered into the Voting Agreement with Mobile Mini, pursuant to which, among other things, Sapphire Holding is required to vote all of its shares of WillScot Class A Common Stock and WillScot Class B Common Stock in favor of the Merger and the other transactions contemplated by the Merger Agreement. Solely by virtue of its entry in to the Voting Agreement, Mobile Mini may be deemed to beneficially own certain of our shares owned by the TDR Group as reported on Mobile Mini's SC 13D, filed with the SEC on March 11, 2020.

 MOBILE MINI BENEFICIAL OWNERSHIP TABLE

        The table below sets forth information known to Mobile Mini regarding the number of shares of Mobile Mini Common Stock beneficially owned as of the close of business on March 3, 2020, by (i) each of Mobile Mini's directors, (ii) certain Mobile Mini named executive officers, (iii) all of Mobile Mini's directors and executive officers as a group, and (iv) each Mobile Mini stockholder that Mobile Mini knows to be the beneficial owner of more than 5% of the outstanding shares of Mobile Mini Common Stock, as determined based on a review by Mobile Mini of filings with the SEC.

Name of Beneficial Owner(1)	Shares(2)	Restricted Stock(3)	Shares Acquirable Within 60 Days	Total	Percent of Class Owned(4)
Directors and Executive Officers:
Erik Olsson	167,794	31,145	2,452,526	2,651,465	5.7%
Michael L. Watts	83,727	—	—	83,727	*
Sara R. Dial	15,701	—	—	15,701	*
Jeffrey S. Goble	17,803	—	—	17,803	*
James J. Martell	45,162	—	—	45,162	*
Stephen A McConnell	89,688	—	—	89,688	*
Frederick G. McNamee, III	31,860	—	—	31,860	*
Kimberly J. McWaters	15,701	—	—	15,701	*
Lawrence Trachtenberg	32,615	—	—	32,615	*
Michael W. Upchurch	2,899	—	—	2,899	*
Kelly Williams	49,832	42,329	158,713	250,874	*
Van Welch	21,344	20,453	30,754	72,551	*
Mark Krivoruchka	12,908	12,747	39,730	65,385	*
Christopher J. Miner	30,160	12,329	127,976	170,465	*
All Directors and executive officers as a group (14 persons)	617,194	119,003	2,809,699	3,545,896	7.5%
5% Holders:
BlackRock, Inc.(5)	7,500,091	—	—	7,500,091	17.0%
55 East 52nd Street, New York, NY 10055
The Vanguard Group(6)	4,916,456	—	—	4,916,456	11.1%
100 Vanguard Blvd., Malvern, PA 19355
Dimensional Fund Advisors LP(7)	3,400,803	—	—	3,400,803	7.7%
Building One, 6300 Bee Cave Road, Austin, TX 78746
Prudential Financial, Inc.(8)	2,624,054	—	—	2,624,054	6.0%
751 Broad Street, Newark, NJ 07102

*
Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes of this table.

(2)
The number of shares shown in this column does not include restricted stock awards subject to vesting requirements, which are shown in the adjacent column. Shares reported include shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority except as noted. Shares owned by Mr. McNamee include 18,568 shares of Mobile Mini Common Stock held in trust.

(3)
Restricted stock awards subject to time-based vesting requirements. This column does not include restricted stock awards subject to performance-based vesting requirements.

(4)
Percent of class owned was calculated on the basis of 44,365,377 shares of common stock outstanding as of March 3, 2020, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 3, 2020.

(5)
According to a Schedule 13G/A filed February 4, 2020 on behalf of BlackRock, Inc., BlackRock, Inc. has beneficial ownership over the shares reported. BlackRock, Inc. has sole voting power with respect to 7,280,650 shares and sole dispositive power with respect to 7,500,091 shares.

(6)
According to a Schedule 13G/A filed February 12, 2020 on behalf of The Vanguard Group, The Vanguard Group has beneficial ownership over the shares reported. The Vanguard Group has sole and shared voting power with respect to 59,249 shares and 7,117 shares, respectively, and sole and shared dispositive power with respect to 4,855,997 shares and 60,459 shares, respectively.

(7)
According to a Schedule 13G/A filed February 12, 2020 on behalf of Dimensional Fund Advisors LP, Dimensional Fund Advisors LP has beneficial ownership over the shares reported. Dimensional Fund Advisors LP has sole voting power with respect to 3,329,893 shares and sole dispositive power with respect to 3,400,803 shares.

(8)
According to a Schedule 13G/A filed February 3, 2020 on behalf of Prudential Financial, Inc., Prudential Financial, Inc. has beneficial ownership over the shares reported. Prudential Financial, Inc. has sole and shared voting power with respect to 43,895 shares and 2,580,159 shares, respectively, and sole and shared dispositive power with respect to 43,895 shares and 2,580,159 shares, respectively. Of the shares beneficially owned by Prudential Financial, Inc., 2,436,702 shares are owned by its subsidiary, Jennison Associates LLC, 84,323 are held by its subsidiary, Quantitative Management Associates LLC, 72,850 are held by its subsidiary, The Prudential Insurance Company of America, and 30,179 shares are held by its subsidiary, Prudential Retirement Insurance and Annuity Company.

DESCRIPTION OF MATERIAL INDEBTEDNESS

        In connection with the Merger Agreement, on March 1, 2020, WillScot entered into a commitment letter (as amended and restated on March 24, 2020 for the purpose of joining an additional financial institution, the "Commitment Letter") pursuant to which certain financial institutions have committed to provide a senior secured asset based revolving credit facility (the "New ABL Facility") in an aggregate principal amount of $2.4 billion. The New ABL Facility will be entered into concurrently with the consummation of the Merger and the proceeds of the New ABL Facility will be available to (x) refinance the existing ABL credit facilities of WillScot and Mobile Mini and to repay the existing senior notes of Mobile Mini, and (y) pay the fees, costs and expenses incurred in connection with the Merger and the related transactions, subject to customary conditions.

        The following is a description of the principal indebtedness that the Combined Company is expected to have following the Merger.

New ABL Facility

        The New ABL Facility will mature after five years and will consist of a $2.4 billion asset-backed revolving credit facility available to be drawn by WSII and certain of its subsidiaries organized in the United States (the "US Borrowers"), Canada (the "Canadian Borrowers") and the United Kingdom (the "UK Borrowers" and collectively, the "Borrowers"). Borrowings by Canadian Borrowers and UK Borrowers will be subject to an aggregate subfacility cap of $400.0 million (the "Non-US Sublimit"). The New ABL Facility will include an accordion feature that permits the Borrowers to increase the New ABL Facility in an aggregate amount not to exceed $600.0 million plus the amount of any voluntary prepayments of the New ABL Facility that are accompanied by permanent commitment reductions, subject to the satisfaction of customary conditions.

        The New ABL Facility will be available to be drawn in US Dollars, Canadian Dollars, Euros and British Pounds Sterling. Borrowings under the New ABL Facility will initially bear interest at (i) in the case of US Dollars, at the applicable US Borrower's option, either an adjusted LIBOR rate plus 1.50% or alternative base rate plus 0.50%, (ii) in the case of Canadian Dollars, at the applicable Canadian Borrower's option, either a Canadian BA rate plus 1.50% or Canadian prime rate plus 0.50%, and (iii) in the case of Euros and British Pounds Sterling, an adjusted LIBOR rate plus 1.50%. Each such interest rate shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Merger based on the daily average availability to be drawn under the New ABL Facility during the preceding quarter.

        Borrowing availability under the New ABL Facility is subject to each of the borrowing bases described below and, in the case of the Canadian Borrowers and the UK Borrowers, the Non-US Sublimit.

        The borrowing base applicable to the US Borrowers (the "US Borrowing Base") is, at any time of determination, an amount equal to the sum, without duplication, of:

        (a)   85% of the net book value of the US Borrowers' and the US Guarantors' (as defined below) eligible accounts receivable, plus

        (b)   the lesser of

    (i)
    95% of the net book value of the US Borrowers' and the US Guarantors' eligible rental equipment and

    (ii)
    the product of (x) 90% multiplied by (y) the lower of (A) cost and (B) net orderly liquidation value percentage identified in the most recent appraisal multiplied by the net book value of the US Borrowers' and the US Guarantors' eligible rental equipment (or, in the case of custom containers and ISO containers that are presold, the lower of (A) cost and (B) sales invoice price), plus

  (c)
  subject to a cap to be agreed (which, in any event, shall be no less than $100.0 million) in respect of this clause (c) individually, and a shared cap to be agreed (which, in any event, shall be no less than $150.0 million) in respect of this clause (c), clause (c) of the UK Borrowing Base (as defined below) and clause (c) of the Canadian Borrowing Base (as defined below), the sum of:

  (i)
  90% of the net book value of the US Borrowers' and the US Guarantors' eligible modular and container inventory held for sale,

  (ii)
  90% of net book value of the US Borrowers' and the US Guarantors' eligible work in process modular and container inventory, and

  (iii)
  65% of the cost of US Borrowers' and the US Guarantors' eligible raw material inventory (or, in the case of steel, lumber, plywood, or paint, for purposes of fiscal year end calculations, 65% of the lower of the cost or market value of such eligible raw materials), in each case, other than any of the foregoing items that consist of eligible rental equipment which are subject to clause (b) above, plus

  (d)
  subject to a cap to be agreed, the sum of:

  (i)
  85% of the net orderly liquidation value of the US Borrowers' and the US Guarantors' eligible machinery and equipment (other than rental equipment which is subject to clause (b) above), and

  (ii)
  solely at WSII's option, 60% of the appraised fair market value of eligible real property, plus

  (e)
  100% of the US Borrowers' and the US Guarantors' unrestricted cash and cash equivalents that are subject to a first priority lien and control agreement in favor of the New ABL Facility's collateral agent, minus

  (f)
  customary reserves.

        The borrowing base applicable to the UK Borrowers (the "UK Borrowing Base") is, at any time of determination, an amount equal to the sum, without duplication, of:

  (a)
  85% of the net book value of the UK Borrowers' and the Guarantors' (as defined below) eligible accounts receivable, plus

  (b)
  the lesser of:

  (i)
  95% of the net book value of the UK Borrowers' and the Guarantors' eligible rental equipment, and

  (ii)
  the product of (x) 90% multiplied by (y) the lower of (A) cost and (B) net orderly liquidation value percentage identified in the most recent appraisal multiplied by the net book value of the UK Borrowers' and the Guarantors' eligible rental equipment (or, in the case of custom containers and ISO containers that are presold, the lower of (A) cost and (B) sales invoice price), plus

  (c)
  subject to a cap to be agreed (which, in any event, shall be no less than $100.0 million) in respect of this clause (c) individually, and a shared cap to be agreed (which, in any event, shall be no less than $150.0 million) in respect of this clause (c), clause (c) of the US

    Borrowing Base and clause (c) of the Canadian Borrowing Base (as defined below), the sum of:

    (i)
    90% of the net book value of the UK Borrowers' and the Guarantors' eligible modular and container inventory held for sale,

    (ii)
    90% of net book value of the UK Borrowers' and the Guarantors' eligible work in process modular and container inventory, and

    (iii)
    65% of the cost of the UK Borrowers' and the Guarantors' eligible raw material inventory (or, in the case of steel, lumber, plywood, or paint, for purposes of fiscal year end calculations, 65% of the lower of the cost or market value of such eligible raw materials), in each case, other than any of the foregoing items that consist of eligible rental equipment which are subject to clause (b) above, plus

  (d)
  subject to a cap to be agreed, the sum of 85% of the net orlderly liquidation value of the UK Borrowers' and the Guarantors' eligible machinery and equipment (other than rental equipment which is subject to clause (b) above, plus

  (e)
  100% of the UK Borrowers' and the Guarantors' unrestricted cash and cash equivalents that are subject to a first priority lien and fixed charge in favor of the New ABL Facility's collateral agent, plus

  (f)
  the unutilized portion of (i) the US Borrowing Base and (ii) the Canadian Borrowing Base (as defined below), minus

  (g)
  customary reserves.

The borrowing base applicable to the Canadian Borrowers (the "Canadian Borrowing Base") is, at any time of determination, an amount equal to the sum, without duplication, of:

  (a)
  85% of the net book value of the Canadian Borrowers' and the Guarantors' eligible accounts receivable, plus

  (b)
  the lesser of:

  (i)
  95% of the net book value of the Canadian Borrowers' and the Guarantors' eligible rental equipment, and

  (ii)
  the product of (x) 90% multiplied by (y) the lower of (A) cost and (B) net orderly liquidation value percentage identified in the most recent appraisal ordered by the ABL Administrative Agent multiplied by the net book value of the Canadian Borrowers' and the Guarantors' eligible rental equipment (or, in the case of custom containers and ISO containers that are presold, the lower of (A) cost and (B) sales invoice price), plus

  (c)
  subject to a cap to be agreed (which, in any event, shall be no less than $100.0 million) in respect of this clause (c) individually, and a shared cap to be agreed (which, in any event, shall be no less than $150.0 million) in respect of this clause (c), clause (c) of the US Borrowing Base and clause (c) of the UK Borrowing Base, the sum:

  (i)
  90% of the net book value of the Canadian Borrowers' and the Guarantors' eligible modular and container inventory held for sale,

  (ii)
  90% of net book value of the Canadian Borrowers' and the Guarantors' eligible work in process modular and container inventory, and

  (iii)
  65% of the cost of the Canadian Borrowers' and the Guarantors' eligible raw material inventory, (except, in the case of steel, lumber, plywood, or paint where, for purposes of fiscal year end calculations in which case it is 65% of the lower of the cost or market value of such eligible raw materials), in each case, other than any of the foregoing items that consist of eligible rental equipment which are subject to clause (b) above, plus

  (d)
  subject to a cap to be agreed, 85% of the net orderly liquidation value of the Canadian Borrowers' and the Guarantors' eligible machinery and equipment (other than rental equipment which is subject to clause (b) above), plus

  (e)
  100% of the Canadian Borrower's and the Guarantors' unrestricted cash and cash equivalents that are subject to a first priority lien and control agreement in favor of the New ABL Facility's collateral agent, plus

  (f)
  the unutilized portion of (i) the US Borrowing Base and (ii) the UK Borrowing Base, minus

  (g)
  customary reserves.

        Borrowing capacity under the New ABL Facility is made available to the US Borrowers for up to $125.0 million of letters of credit, to the UK Borrowers for up to $20.0 million of letters of credit and to the Canadian Borrowers for up to $75 million of letters of credit. Additionally, US Borrowers may incur up to $100.0 million of swingline loans, UK Borrowers may incur up to $20.0 million of swingline loans and Canadian Borrowers may incur up to $50.0 million of swingline loans, in each case as a subfacility of the New ABL Facility and subject only to same-day notice and customary conditions.

        Obligations of the US Borrowers will be unconditionally guaranteed by WS Holdings and each of its direct or indirect wholly-owned material restricted subsidiaries that are organized in the United States (the "US Guarantors"). Obligations of the Canadian Borrowers and UK Borrowers will be unconditionally guaranteed by WS Holdings and each of its direct or indirect wholly-owned material restricted subsidiaries that is organized in the United States (including US Borrowers), Canada (including Canadian Borrowers) and England and Wales (including UK Borrowers) (collectively, the "Guarantors").

        The terms of the New ABL Facility will include customary representations and warranties and affirmative and negative covenants (including, without limitation, negative covenants limiting the ability of WSII and its restricted subsidiaries to incur debt, issue disqualified stock, grant liens, engage in certain fundamental changes, make asset sales, investments and acquisitions, make payments on account of equity interests, prepay junior indebtedness, enter into agreements involving negative pledges or restrictions on subsidiary distributions, make certain changes in the conduct of their businesses, amend organizational documents, change fiscal year, enter into certain hedge agreements and a negative covenant with respect to unit subsidiaries and amendments to master lease agreements). In addition, if availability under the New ABL Facility is less than a certain threshold, the terms of the New ABL Facility will require quarterly compliance with a fixed charge coverage ratio of no less than 1.00:1.00.

        The final terms of the New ABL Facility are subject in certain respects to market conditions and accordingly, the actual terms of the New ABL Facility may differ materially from those described in this joint proxy statement/prospectus.

2022 Senior Secured Notes

        In connection with the closing of the 2017 Business Combination, WSII issued $300.0 million aggregate principal amount of 7.875% senior secured notes due December 15, 2022 (the "2022 Secured Notes") under an indenture dated November 29, 2017 (the "2022 Notes Indenture"). The 2022 Notes Indenture was entered into by and among WSII, the guarantors named therein (the "Note Guarantors"), and Deutsche Bank Trust Company Americas, as trustee and as collateral agent. Interest is payable semiannually on June 15 and December 15 beginning June 15, 2018.

        Prior to December 15, 2019, WSII was able to redeem the 2022 Secured Notes at a redemption price equal to 100% of the principal amount thereof, plus a customary make whole premium for the 2022 Secured Notes being redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date. On December 13, 2019, WSII completed a partial redemption of $30.0 million of the 2022 Secured Notes at a redemption price of 103% using proceeds from the Existing ABL Facility. Following the redemption, $270.0 million of 2022 Secured Notes were outstanding as of December 31, 2019.

        On or after December 15, 2019, WSII, at its option, may redeem the 2022 Secured Notes, in whole or in part, at the redemption prices expressed as percentages of principal amount set forth below, plus accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of 2022 Secured Note holders on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the 12 month period beginning on December 15 of each of the years set forth below:

Year	Redemption Price
2019	103.938%
2020	101.969%
2021 and thereafter	100.000%

        The 2022 Secured Notes are unconditionally guaranteed by the Note Guarantors. WillScot is not a guarantor of the 2022 Secured Notes. The Note Guarantors, as well as certain of the WSII's non-US subsidiaries, are guarantors or borrowers under the ABL Facility. To the extent that lenders under the Existing ABL Facility release the guarantee of any Note Guarantor, such Note Guarantor will also be released from obligations under the 2022 Secured Notes. These guarantees are secured by a second priority security interest in substantially all of the assets of WSII and the Note Guarantors, subject to customary exclusions. The guarantees of the 2022 Secured Notes by WillScot Equipment II, LLC, a Delaware limited liability company which holds certain of WSII's assets in the U.S., will be subordinated to its obligations under the Existing ABL Facility.

2023 Senior Secured Notes

        On August 6, 2018, a special purpose subsidiary of WSII completed a private offering of $300.0 million in aggregate principal amount of its 6.875% senior secured notes due August 15, 2023 (the "Initial 2023 Secured Notes"). The issuer entered into an indenture dated August 6, 2018 with Deutsche Bank Trust Company Americas, as trustee ("2023 Notes Indenture"), which governs the terms of the Initial 2023 Secured Notes. In connection with the ModSpace acquisition, the issuer merged with and into WSII and WSII assumed the Initial 2023 Secured Notes. Interest is payable semiannually on February 15 and August 15 of each year, beginning February 15, 2019.

        On May 14, 2019, WSII completed a tack-on offering of $190.0 million in aggregate principal amount to the Initial 2023 Secured Notes (the "Tack-On Notes"). The Tack-on Notes were issued as additional securities under the 2023 Notes Indenture. The Tack-On Notes and the Initial 2023 Secured Notes (the "2023 Secured Notes", and together with the 2022 Secured Notes) are treated as a single class of debt securities under the 2023 Notes Indenture. The Tack-On Notes have identical terms to the Initial 2023 Secured Notes, other than with respect to the issue date and issue price. WSII incurred a total of $3.0 million in debt issuance costs in connection with the tack-on offering, which were deferred and will be amortized through the August 15, 2023 maturity date. The Tack-On Notes were issued at a premium of $0.5 million which will be amortized through the August 15, 2023 maturity date. The proceeds of the Tack-On Notes were used to repay a portion of the US ABL Facility.

        WSII may redeem the 2023 Secured Notes at any time before August 15, 2020 at a redemption price equal to 100% of the principal amount thereof, plus a customary make whole premium for the

2023 Secured Notes being redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date. Before August 15, 2020, WSII may redeem up to 40% of the aggregate principal amount of the 2023 Secured Notes at a price equal to 106.875% of the principal amount of the 2023 Secured Notes being redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date with the net proceeds of certain equity offerings. WSII may also redeem up to 10% of the aggregate principal amount of the 2023 Secured Notes at any time prior to August 6, 2020 at a redemption price equal to 103% of the principal amount of the 2023 Secured Notes being redeemed during each 12-month period commencing with the issue date, plus accrued and unpaid interest, if any, to but not including the redemption date. If WSII undergoes a change of control or sells certain of its assets, WSII may be required to offer to repurchase the 2023 Secured Notes.

        On and after August 15, 2020, WSII may redeem the 2023 Secured Notes, in whole or in part, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest to but not including the applicable redemption date (subject to the holders' right to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the 12 month period beginning on August 15 of each of the years set forth below.

Year	Redemption Price
2020	103.438%
2021	101.719%
2022 and thereafter	100.000%

        The 2023 Secured Notes are unconditionally guaranteed by the Note Guarantors. WillScot is not a guarantor of the 2023 Secured Notes. The Note Guarantors and certain of WSII's non-US subsidiaries are guarantors or borrowers under the ABL Facility. These guarantees are secured by a second priority security interest in substantially all of the assets of WSII and the Note Guarantors (subject to customary exclusions) and are subordinated to WSII's obligations under the Existing ABL Facility.

DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY

        This section of the joint proxy statement/prospectus summarizes certain terms of the Combined Company's capital stock that will be in effect if the Merger is completed. As of the Effective Time, the current certificate of incorporation and bylaws of WillScot will be amended and restated, including certain governance provisions that will be applicable to the Combined Company, and will be in the form attached to the Merger Agreement as Exhibit B and Exhibit C, respectively, copies of which are attached to this joint proxy statement/prospectus as Annex B and Annex C, respectively. The A&R Charter and the A&R Bylaws are described in the section entitled "The Merger Agreement—Governance of the Combined Company." The following summary does not describe every aspect of the Combined Company's capital stock and is qualified in its entirety by reference to all the provisions of WillScot's current certificate of incorporation, WillScot's current bylaws, the A&R Charter attached hereto as Annex B and the A&R Bylaws attached hereto as Annex C. Copies of the documents referred to in this description may be obtained as described under the section entitled "Where You Can Find More Information." All references within this section to common stock mean Combined Company Common Stock as defined in the Definitions section, unless otherwise noted.

Authorized Shares

        The Combined Company's authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

        Combined Company Common Stock will be listed on Nasdaq under the symbol "[            ]." As of the Effective Time, we expect that there will be approximately 227.7 million fully paid and nonassessable shares of Combined Company Common Stock outstanding.

        Holders of Combined Company Common Stock will be entitled to one vote for each share held on all matters properly submitted to the stockholders on which holders of Combined Company Common Stock are entitled to vote. For the purpose of electing directors, holders of Combined Company Common Stock do not have cumulative voting rights.

        Holders of Combined Company Common Stock will be entitled to share equally in the dividends, if any, that may be declared by the Combined Company Board out of funds that are legally available to pay dividends

        Holders of Combined Company Common Stock will not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Combined Company Common Stock will be subject to the rights of the holders of any series of preferred stock that the Combined Company has designated and issued or that the Combined Company may designate and issue in the future.

        Delaware law and the A&R Bylaws permit the Combined Company to issue uncertificated shares of common stock by resolution of the Combined Company Board.

Preferred Stock

        As noted above, the rights, preferences and privileges of holders of Combined Company Common Stock may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that the Combined Company Board will have the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series, and to fix the designations, rights (including voting rights), powers, preferences and privileges of each series, which may be greater than the rights of Combined Company Common Stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of holders of

Combined Company Common Stock until the Combined Company Board determines the specific rights of the holders of that series. However, the effects might include, among other things:

  •
  restricting dividends on Combined Company Common Stock;

  •
  diluting the voting power of Combined Company Common Stock;

  •
  impairing the liquidation rights of Combined Company Common Stock; or

  •
  delaying or preventing a change in control of the Combined Company without further action by the stockholders.

        At the Effective Time, we expect that there will be no shares of preferred stock outstanding.

Charter and Bylaw Provisions

        The total number of directors shall be fixed from time to time by the affirmative vote of a majority of the Combined Company Board and shall be not less than three or more than 13. As of the Effective Time and until the 2023 Annual Stockholders Meeting, absent Supermajority Approval, the number of directors of the Combined Company Board will be fixed at 11, consisting of six WillScot Continuing Directors and five Mobile Mini Continuing Directors. As of the date of this joint proxy statement/prospectus, WillScot expects to designate the following six WillScot directors to the Combined Company Board: Gerard E. Holthaus, Mark S. Bartlett, Gary Lindsay, Stephen Robertson, Jeff Sagansky and Bradley L. Soultz. Among the six WillScot Continuing Directors, Gary Lindsay and Stephen Robertson are expected to be TDR Continuing Directors. As of the date of this joint proxy statement/prospectus, Mobile Mini expects to designate the following five Mobile Mini directors to the Combined Company Board: Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, Erik Olsson and Michael W. Upchurch. For more information about the directors and executive officers of WillScot and Mobile Mini, see WillScot's proxy statement, dated March 20, 2020 for the 2020 Annual Meeting of Stockholders and Mobile Mini's proxy statement, dated March 16, 2020 for its 2020 Annual Meeting of Stockholders, respectively, each of which are incorporated by reference in to this joint proxy statement/prospectus.

        The members of the Combined Company Board will be designated into three classes: Class I, Class II and Class III. Each Class I director, Class II director and Class III director will be elected to an initial term to expire at the first, second, and third annual meeting of stockholders following the Effective Time, respectively. Upon the expiration of the initial terms, the directors of each class will be elected for a term of three years to serve until their successors have been duly elected and qualified or until their earlier resignation or removal. The directors as of the Effective Time will be classified as follows:

  1)
  Class I: Ms. Dial, Mr. Holthaus, Mr. Lindsay and Ms. McWaters;

  2)
  Class II: Mr. Goble, Mr. Robertson and Mr. Sagansky; and

  3)
  Class III: Mr. Bartlett, Mr. Olsson, Mr. Soultz, and Mr. Upchurch.

        The Combined Company Board may choose a Chairman and a Vice Chairman of the Combined Company Board and select a Lead Director, who shall not be an officer of the Combined Company. At the Effective Time, Erik Olsson will be the Chairman and Gerald E. Holthaus will be the Lead Director. Following the second annual meeting of stockholders following the Effective Time, the Combined Company Board will reevaluate and determine the independence of Mr. Olsson under applicable laws and regulations.

        Unless otherwise restricted by the A&R Charter or the A&R Bylaws, any action required or permitted to be taken at any meeting of the Combined Company Board, or of any committee thereof, may be taken without a meeting, without prior notice and without a vote, if all members of the

Combined Company Board or such committee, as the case may be, consent in writing or by electronic transmission. After an action is taken, the consents shall be filed with the minutes of proceedings of the Combined Company Board or such committee.

        Subject to the rights of the holders of any series of preferred stock, vacancies occurring on the Combined Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only: (i) prior to the 2023 Annual Stockholders Meeting, by the Nominating and Corporate Governance Committee of the Combined Company and (ii) from and after the 2023 Annual Stockholders Meeting, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

        The A&R Charter will include provisions eliminating the personal liability of the Combined Company's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL. The A&R Bylaws will include provisions indemnifying Covered Persons (as defined in the A&R Bylaws, including directors and officers of the Combined Company) to the fullest extent permitted by applicable law. The A&R Bylaws will additionally include provisions permitting the Combined Company, to the fullest extent permitted by applicable law, to reimburse the expenses incurred by a Covered Person in defense of a proceeding in advance of the final disposition of any such proceeding.

        The A&R Bylaws will establish notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of the Combined Company Board. Stockholders of record at the relevant time who comply with the notice procedures set forth in the A&R Bylaws may have their proposals or nominations brought before stockholder meetings of the Combined Company. In addition, special meetings of stockholders may be called at any time only by the Combined Company Board, the Chairman of the Combined Company Board or the Chief Executive Officer of the Combined Company. The ability of stockholders to call a special meeting is specifically denied under the A&R Chater and the A&R Bylaws.

        As a general matter, under Delaware law, the approval of the Combined Company Board and the affirmative vote of the holders of a majority of the shares entitled to vote on the matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation requires a greater percentage. Accordingly, prior to the first annual meeting of stockholders following the Effective Time, amending, supplementing or repealing any provision of the A&R Charter or the A&R Bylaws will require Supermajority Approval; thereafter (A) until the second annual meeting of stockholders following the Effective Time, amending, supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) Section 2.4 of the A&R Bylaws will require Supermajority Approval and (B) until the 2023 Annual Stockholders Meeting, amending, supplementing or repealing (or adopting any certificate of incorporation or bylaw provision that is directly or indirectly inconsistent with) Articles V, VI, VII, XI or XII of the A&R Charter or Sections 1.3, 1.11, 2.1, 2.2, the definition of "Whole Board" as set forth in Section 2.4, 2.6, 2.7, 2.9(c), 2.11, 2.12, 3.1, the first sentence of Section 3.2, 4.1, 4.2(a), 4.2(b), 7.2, 7.4(a) or 7.8 of the A&R Bylaws will require Supermajority Approval.

        Certain of the provisions of the A&R Charter and the A&R Bylaws discussed above could discourage the acquisition of control of a substantial block of the Combined Company's stock or a proxy contest. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Combined Company, even though an attempt to obtain control of the Combined Company might be beneficial to the Combined Company and its stockholders.

        See the sections entitled "The Merger Agreement—Governance of the Combined Company" and "Comparison of the Rights of Stockholders" for additional information regarding, among other governance provisions, the committees of the Combined Company Board, the Chief Executive Officer and the Chairman of the Combined Company.

Change of Control

        Section 203 of the DGCL, under certain circumstances, may prohibit the Combined Company from engaging in a business combination, as defined in Section 203 of the DGCL, with a person who is an "Interested Stockholder," as defined in Section 203, for a three-year period unless certain requirements are met. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, the A&R Charter and the A&R Bylaws will not exclude the Combined Company from these restrictions, and these restrictions will apply to the Combined Company.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

        Both WillScot and Mobile Mini are incorporated under the laws of the State of Delaware, and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. The Combined Company will continue to be a Delaware corporation following completion of the Merger and will be governed by the DGCL.

        As of the Effective Time, Mobile Mini stockholders immediately prior to the Effective Time will receive WillScot Class A Common Stock, which will be automatically reclassified as and converted into Combined Company Common Stock immediately thereafter upon the filing of the A&R Charter. Mobile Mini's pre-Merger stockholders will hold approximately 46%, and WillScot's pre-Merger stockholders will hold approximately 54%, of the outstanding shares of Combined Company Common Stock as of the Effective Time. The rights of the former Mobile Mini stockholders and former WillScot stockholders will thereafter be governed by the DGCL and by the A&R Charter and the A&R Bylaws.

        As of the Effective Time, the current certificate of incorporation and bylaws of WillScot will be amended and restated as the A&R Charter and the A&R Bylaws, respectively, in the forms attached to the Merger Agreement as Exhibit B and Exhibit C, respectively. Copies of the A&R Charter and the A&R Bylaws are attached to this joint proxy statement/prospectus as Annex B and Annex C, respectively. The rights of the Combined Company stockholders following the Merger are generally consistent with the rights of WillScot stockholders prior to the Merger, other than with respect to the governance provisions that will be implemented in connection with the Merger as described in the section entitled "The Merger Agreement—Governance of the Combined Company."

        The following description summarizes the material differences between rights of WillScot stockholders and Mobile Mini stockholders based on the governing documents of WillScot and Mobile Mini that are currently in effect and the rights of the Combined Company stockholders based on the A&R Charter and the A&R Bylaws. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the current certificate of incorporation and bylaws of WillScot, the current certificate of incorporation and bylaws of Mobile Mini, and the A&R Charter and the A&R Bylaws, attached hereto as Annex B and Annex C. Copies of the documents referred to in this summary may be obtained as described under the section entitled "Where You Can Find More Information."

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
Authorized Capital Stock	The authorized capital stock of Mobile Mini consists of 95,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.	The authorized capital stock of WillScot consists of 400,000,000 shares of Class A common stock, par value $0.0001 per share, 100,000,000 Class B common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.	The authorized capital stock of the Combined Company will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
Preferred Stock	—	WillScot's certificate of incorporation provides that the WillScot Board may authorize the issue of one or more series of preferred stock and fix by resolution the number, designations, powers, preferences and rights (including rights related to dividend, conversion, voting, redemption and liquidation), and the qualifications, limitations or restrictions thereof.	The A&R Charter will provide that the Combined Company Board will have the exclusive authority to authorize the issue of one or more series of preferred stock and fix by resolution the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, as well as the qualifications, limitations or restrictions of the series.
Dividends
Mobile Mini's bylaws provide that the Mobile Mini Board has the power to declare and pay dividends on the shares of Mobile Mini's capital stock, to set aside, in the absolute discretion of the Mobile Mini Board, a reserve or reserves for any purpose as the Mobile Mini Board shall think conducive to the interest of Mobile Mini out of any of the funds of Mobile Mini available for dividends and to modify or abolish any such reserve.
WillScot's bylaws provide that the WillScot Board has the power to declare and pay dividends on the shares of WillScot's capital stock, to set apart a reserve or reserves for any proper purpose out of any of the funds of WillScot available for dividends and to abolish any such reserve.
WillScot's certificate of incorporation provides that holders of WillScot Class B Common Stock shall not be entitled to any dividends.
The A&R Bylaws will provide that the Combined Company Board has the power to declare and pay dividends on the shares of the Combined Company's capital stock, to set apart out of any of the funds of the Combined Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.
Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders

Mobile Mini's certificate of incorporation and bylaws provide that special meetings of the stockholders may be called by the Chairman of the Mobile Mini Board and shall be called by the Secretary at the written request, or by resolution adopted by the affirmative vote, of a majority of the Mobile Mini Board. Such request shall state the purpose or purposes of the proposed meeting. Stockholders shall not be entitled to request a special meeting of the stockholders.

WillScot's bylaws provide that special meetings of the stockholders may be called at any time only by the WillScot Board, the Chairman of the WillScot Board or the Chief Executive Officer of WillScot. The ability of the stockholders to call a special meeting is specifically denied.

The A&R Charter and the A&R Bylaws will provide that special meetings of the Combined Company stockholders may be called at any time only by the Combined Company Board, the Chairman or the Chief Executive Officer of the Combined Company, subject to the rights of the holders of any series of preferred stock. The ability of the Combined Company stockholders to call a special meeting is specifically denied.

Special Meetings of the Board of Directors
Mobile Mini's bylaws provide that special meetings of the Mobile Mini Board may be held whenever and wherever (within the continental United States) called for by the Chairman of Mobile Mini Board, the President or the number of directors required to constitute a quorum.
WillScot's bylaws provide that special meetings of the WillScot Board may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, any Vice President, or the Secretary of WillScot or by a majority of the WillScot Board. If the notice of the meeting is: (i) delivered personally by hand, by courier, or by telephone; (ii) sent by facsimile; or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the meeting. If the notice is sent by United States first-class mail, postage prepaid, it shall be deposited in the United States mail at least four days before the time of the meeting. Any oral notice may be communicated to the director.
The A&R Bylaws will provide that prior to the 2023 Annual Stockholders Meeting, special meetings of the Combined Company Board may be held at any time but shall be held at the Combined Company's headquarters and principal executive office unless both the Chairman of the Combined Company Board and the Chief Executive Officer determine otherwise in their mutual discretion. From and after the 2023 Annual Stockholders Meeting, special meetings of the Combined Company Board may be held at any time or place whenever called by the Chief Executive Officer, the Chairman of the Board or a majority of the Combined Company Board.

Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
Quorum and Manner of Acting at Meetings of the Board	A majority of the number of directors then serving constitutes a quorum for the transaction of business at any meeting or adjourned meeting of the Mobile Mini Board; provided, however, that in no event shall fewer than two directors constitute a quorum unless only one director is then serving. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Mobile Mini Board.	A majority of the whole WillScot Board constitutes a quorum for the transaction of business. Except in cases in which the certificate of incorporation, the bylaws or any agreement binding upon WillScot otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the WillScot Board.	A majority of the total number of authorized directors of the Combined Company Board whether or not there exist any vacancies in previously authorized directorships will constitute a quorum for the transaction of business at any meeting. Except in cases in which the A&R Charter, the A&R Bylaws or any agreements binding upon the Combined Company otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Combined Company Board.

Until the 2023 Annual Stockholders Meeting, the following businesses shall require Supermajority Approval (i) any material changes to the Synergies Plan or the Strategic Plan Provisions (each as defined in the A&R Bylaws), (ii) the designation or formation of any committee (other than (x) the initial committees at the Effective Time (the "Initial Committees") and (y) a customary pricing committee to approve pricing in capital markets transactions), (iii) changes to the charter of any of the Initial Committees, (iv) determinations about the fiscal year of the Combined Company, (v) determination relating to the location of the Combined Company's headquarters and principal executive office, and (vi) supplementing or repealing (or adopting any

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
provision that is directly or indirectly inconsistent with) Articles V, VI, VII, XI or XII of the A&R Charter.

Prior to the first annual meeting of Combined Company stockholders following the Effective Time, amending, supplementing or repealing any provision of the A&R Charter and the A&R Bylaws shall require Supermajority Approval. Thereafter (A) until the second annual meeting of Combined Company stockholders following the Effective Time, amending, supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) Section 2.4 of the A&R Bylaws shall require Supermajority Approval and (B) until the 2023 Annual Stockholders Meeting, amending, supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) Sections 1.3, 1.11, 2.1, 2.2, the definition of "Whole Board" as set forth in Section 2.4, 2.6, 2.7, 2.9(c), 2.11, 2.12, 3.1, the first sentence of Section 3.2, 4.1, 4.2(a), 4.2(b), 7.2, 7.4(a) or 7.8 of the A&R Bylaws shall require Supermajority Approval.
Stockholder Action by Written Consent
Under the DGCL, any action that is required or permitted to taken at any annual or special meeting of stockholders of a corporation may also be taken by stockholders without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise.

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
	Mobile Mini's certificate of incorporation and bylaws provide that Mobile Mini stockholders shall not have the power to act by means of a written consent.	WillScot stockholders may take action by written consent pursuant to certain procedural requirements as set forth in Section 1.11 of WillScot's bylaws.	The A&R Charter will provide that subject to the rights of the holders of preferred stock, any action required or permitted to be taken by the Combined Company stockholders must be effected at a duly called annual or special meeting of Combined Company stockholders and may not be effected by any consent in writing by such stockholders.
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors
Mobile Mini's bylaws allow stockholders who are record holders on the date of notice and, at the time of an annual meeting or special meeting, as applicable, who are entitled to vote at the meeting and who timely gave notice in writing to the Secretary of Mobile Mini prior to the meeting, to nominate candidates for election to the Mobile Mini Board or submit other business before the annual meeting of stockholders.
Such proposals and nominations (other than stockholder proposals included in the proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act and director nominations submitted for inclusion in the proxy materials pursuant to Mobile Mini's bylaws) may only be made in accordance with the applicable provision of Mobile Mini's bylaws.
WillScot's bylaws allow stockholders who are record holders on the date of notice, who are entitled to vote at the meeting and who timely gave notice in writing to the Secretary at the principal executive office of WillScot prior to the meeting, to nominate candidates for election to the WillScot Board or to propose business to be considered by stockholders at an annual meeting, or special meeting, as applicable.
Such proposals and nominations may only be brought in accordance with the applicable provision of WillScot's bylaws (other than matters properly brought under Rule 14a-8 under the Exchange Act and indicated in WillScot's notice of meeting).
To be timely with respect to an annual meeting of stockholders, notice of such proposals and nominations must be
The A&R Bylaws will allow Combined Company stockholders who are record holders at the time notice is provided in accordance with the A&R Bylaws, who are entitled to vote at the meeting and who comply with the notice procedures set forth in the A&R Bylaws, including but not limited to giving timely notice in writing to the Secretary at the principal executive office of the Combined Company, to nominate candidates for election to the Combined Company Board or to propose business to be considered by Combined Company stockholders at an annual meeting, or special meeting, as applicable.
Such proposals and nominations (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Exchange Act and indicated in the Combined Company's notice of

Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
To be timely, notice of such business and nominations to be submitted before the annual meeting of stockholders shall be delivered to and received at the principal executive offices of Mobile Mini not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; provided, that if date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business of the 90th day prior to such annual meeting or the 10th day following the day on which such notice of the date of such meeting was mailed or such public announcement was made.

To be timely, notice of nominations made at any special meeting of stockholders shall be delivered to the Secretary at the principal executive offices of Mobile Mini not earlier than 90 days prior to such meeting and not later than the close of business on the later of the 60th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Mobile Mini Board to be elected at such meeting.	received by the Secretary at WillScot's principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided that, however, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by WillScot.

To be timely, notice of nominations made at any special meeting of stockholders shall be received by the Secretary of WillScot at the principal executive offices of WillScot not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the WillScot Board to be elected at such special meeting.	meeting) may only be brought in accordance with the applicable provision of the A&R Bylaws.
To be timely with respect to an annual meeting of stockholders, notice of such proposals and nominations must be delivered to the Secretary at the Combined Company's principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided that, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Combined Company stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the Combined Company.

To be timely with respect to a special meeting of stockholders, notice of nominations in compliance with the A&R Bylaws, must be received by the Secretary at the Combine Company's principal executive offices of the

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Combined Company Board to be elected at such special meeting.
Proxy Access for Director Nominations
Mobile Mini's bylaws provide that a stockholder or group of no more than 20 stockholders who continuously owned for at least three years at least 3% of Mobile Mini Common Stock may nominate a person for election to Mobile Mini Board. When Mobile Mini solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to certain limitations, Mobile Mini shall include in its proxy materials for the annual meeting the name and certain required information, as stipulated in the bylaws, of any such person nominated for election to Mobile Mini Board.
The maximum number of stockholder nominees that may be included in the proxy materials pursuant to the proxy access provision shall not exceed the greater of (1) two or (2) 20% (rounded down to the nearest whole number) of the number of directors in office as of the last day on which a stockholder nomination may be delivered.
WillScot's certificate of incorporation and bylaws do not include provisions on proxy access. In order that proposals or nominations may be included in WillScot's proxy materials for the annual stockholder meeting of a particular year, stockholders shall follow Rule 14a-8 under the Exchange Act and instructions in the previous year's proxy materials or other public announcements by WillScot.
The A&R Charter and the A&R Bylaws do not include provisions on proxy access. In order that proposals or nominations may be included in the Combined Company's proxy materials for the annual stockholder meeting of a particular year, stockholders shall follow Rule 14a-8 under the Exchange Act and instructions in the previous year's proxy materials or other public announcements by the Combined Company.

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
To be timely, a stockholder's notice shall be delivered to, or mailed to and received by, the Secretary of Mobile Mini no earlier than 150 days and no later than 120 days before the anniversary of the date that Mobile Mini issued its proxy statement for the previous year's annual meeting.
Number of Directors
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation's by-laws unless the certificate of incorporation fixes the number of directors.

Mobile Mini's certificate of incorporation provides that the Mobile Mini Board shall have the sole authority to determine the number of directors, subject to the restriction that the number of directors shall be a minimum of three and a maximum of 13 persons.
There are currently 11 directors serving on the Mobile Mini Board.
WillScot's certificate of incorporation provides that the number of directors that constitutes the initial WillScot Board is seven and shall be fixed from time to time by resolution of the WillScot Board in accordance with its bylaws.
There are currently seven directors serving on the WillScot Board.
The number of directors shall be not less three or more than 13 and shall be fixed from time to time by the affirmative vote of a majority of the authorized directors of the Combined Company Board. At the Effective Time, the number of directors of the Combined Company Board will be fixed at 11.
See below the section entitled "Board Composition" for more information on the Combined Company Board at the Effective Time.
Election of Directors
The DGCL provides that, unless the certificate of incorporation or by-laws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. The DGCL also permits classified boards.

Mobile Mini's certificate of incorporation provides that all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.
The WillScot Board is divided into three classes: Class I, Class II and Class III. The directors of each class shall be elected for a term of three years until their successors have been duly elected and qualified or until their earlier resignation or removal. If the number of directors is changed, no
As of the Effective Time, the Combined Company Board will be divided into three classes designated Class I, Class II and Class III. The number of directors elected to each class will be as nearly equal in number as possible. Each Class I director, Class II director and Class III director will

Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
The Mobile Mini Board is not classified.
Mobile Mini's directors are elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, that if the number of nominees exceeds the number of directors to be elected, the directors must be elected by the vote of a plurality of the votes cast. A majority of the votes cast means that the number of votes cast "for" a director nominee must exceed the votes cast "against" that nominee.

If a director then serving on Mobile Mini Board does not receive the required majority, the director shall tender his or her resignation to Mobile Mini Board. Within 90 days of the certification of the election results, the Nominating and Corporate Governance Committee shall make a recommendation to Mobile Mini Board whether to accept the resignation or take any other actions.	decrease in the number of directors shall shorten the term of any incumbent director.
WillScot's directors are elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present; provided that if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

In an uncontested election of directors, any incumbent director nominee who receives a greater number of votes "against" than votes "for" his or her election will, within five days following the certification of the election results, tender his or her resignation to the Chairman of the WillScot Board. The Nominating and Corporate Governance Committee shall, consider such resignation and, within 45 days following the stockholder meeting, make a recommendation to the WillScot Board whether to accept the resignation.	be elected to an initial term to expire at the first, second, and third annual meeting of Combined Company stockholders following the Effective Time, respectively. Upon the expiration of the initial terms for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors have been duly elected and qualified or until their earlier death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors shall shorten the term of any incumbent director.

The Combined Company's directors are elected by a majority of the votes cast at any meeting of the Combined Company stockholders for the election of directors at which a quorum is present; provided that if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.
In an uncontested election of directors, any incumbent director nominee who does not receive a greater number of votes "for" than votes "against" his or her election will, within five days following the certification of the election results, tender his or her resignation to the

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
Chairman of the Combined Company Board. The Nominating and Corporate Governance Committee shall consider such resignation and, within 45 days following the Combined Company stockholder meeting, make a recommendation to the Combined Company Board whether to accept such resignation.
Removal of Directors
The DGCL provides that, in the case of a corporation whose board of directors is classified, any director or the entire board of directors may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors to the board.

Mobile Mini's certificate of incorporation provides that any director (i) serving in a class of directors for a term expiring at the third annual meeting of stockholders following the election of such class may be removed from office at any time, but only for cause, and (ii) serving for a term expiring at the next succeeding annual meeting of stockholders may be removed from office at any time, with or without cause; provided, however, that in any case such removal shall be only by the affirmative vote of the holders of a majority of the combined voting power of all outstanding voting securities of Mobile Mini entitled to vote in the election of directors, voting together as a single class.

	Mobile Mini's bylaws further provide that except as otherwise provided by the certificate of incorporation, at a meeting of the stockholders called	WillScot's certificate of incorporation and bylaws do not include provisions related to the removal of directors from the WillScot Board.	The A&R Charter and A&R Bylaws do not include provisions related to the removal of directors from the Combined Company Board.

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
expressly for that purpose, directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.
Vacancies of Directors
Mobile Mini's certificate of incorporation and bylaws provide that in case of vacancy because of death, resignation, retirement, disqualification, removal, an increase in the authorized number of directors or any other cause, the Mobile Mini Board shall have the sole and exclusive authority to, at any meeting, by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, to fill such vacancy until the next election for which such director shall have been chosen.

If one or more directors shall resign from the Mobile Mini Board, effective at a future time, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies.
If at any time, by reason of death or resignation or other cause, Mobile Mini should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee, guardian or personal representative of a stockholder, or other fiduciary entrusted with
WillScot's certificate of incorporation provides that vacancies occurring on the WillScot Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the WillScot Board, although less than a quorum, or by a sole remaining director, at any meeting of the WillScot Board. A person so elected by the WillScot Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.
The A&R Charter will provide that subject to the rights of the holders of any series of preferred stock, vacancies occurring on the Combined Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only: (i) prior to the 2023 Annual Stockholders Meeting, by the Nominating and Corporate Governance Committee and (ii) from and after the 2023 Annual Stockholders Meeting, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.
See also "Board Composition" and the section entitled "The Merger—
Governance of the Combined Company."

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders.

If, as a result of a disaster or emergency, it becomes impossible to ascertain whether or not vacancies exist, and a person is elected by directors, who in good faith believe themselves to be a majority of the remaining directors, to fill a vacancy that said remaining directors in good faith believe exists, then the acts of such person so elected as directors shall be valid and binding upon Mobile Mini and its stockholders.

If at any time Mobile Mini should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee, guardian or personal representative of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders.
Chairman and CEO Positions; Succession
The Mobile Mini Board may elect a Chairman of the Board to serve as a general executive officer of Mobile Mini and, if specifically designated as such by the Mobile Mini Board, as the Chief Executive Officer and principal executive officer of Mobile Mini. If elected, the Chairman will preside at all meetings of Mobile Mini Board and be vested with such other powers and duties as Mobile Mini Board may from time to time delegate to him.
The WillScot Board may choose a Chairman of the Board and appoint a Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of WillScot and shall have general supervision over the business of WillScot and shall have such other powers and duties as chief executive officers of corporations usually have or as the WillScot Board may assign.
The Combined Company Board may choose a Chairman of the Combined Company Board.
The Chief Executive Officer shall be the principal executive officer, of the Combined Company and shall have general supervision over the business of the Combined Company and shall have such other powers and duties as chief executive officers of corporations usually have or as the Combined Company Board may assign.

Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
The President will be the chief operating officer of Mobile Mini and will supervise the business and affairs of Mobile Mini and the performance by all of its other officers of their respective duties, subject to the control of the Chairman, if the Chairman has been specifically designated as the Chief Executive Officer of the Corporation (failing which the President will be such Chief Executive Officer and principal executive officer).

The current non-executive Chairman of the Mobile Mini Board is Erik Olsson, and the current President and Chief Executive Officer of Mobile Mini is Kelly Williams.	The current nonexecutive Chairman of the WillScot Board is Gerard Holthaus, and the current Chief Executive Officer of WillScot is Bradley Soultz.	The President & Chief Operating Officer shall be the chief operations officer and shall have general supervision over the business of the Combined Company to the extent not the responsibility of the Chief Executive Officer. and shall have such other powers and duties as presidents of corporations usually have or as the Combined Company Board may assign.
As of the Effective Time, Erik Olsson will be the Chairman of the Board. As of the Effective Time, Bradley L. Soultz, the Chief Executive Officer of WillScot, will serve as the Chief Executive Officer of the Combined Company, and Kelly Williams, the President and Chief Executive Officer of Mobile Mini, will be appointed to serve as the President and Chief Operating Officer of the Combined Company, in each case for an initial term of 24 months.

The Combined Company Board, in its sole discretion, will have the right to renew Mr. Soultz's appointment. To the extent the Combined Company Board does not renew Mr. Soultz's appointment, Mr. Soultz will cease to be the Chief Executive Officer at the end of the initial 24-month term. Not more than 60 days prior to the end of the initial 24-month term, the Combined Company Board shall determine by a majority vote, excluding Mr. Soultz, whether to renew

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
Mr. Soultz's appointment; provided that, if the vote results in a deadlock, Mr. Soultz shall continue as the Chief Executive Officer until he resigns or is removed from office as provided in the A&R Bylaws.

Except as otherwise provided in the A&R Bylaws, each officer will hold office for the term for which he or she is elected or appointed and until his or her successor has been elected or appointed and qualified, or until his or her death, or until he or she shall resign, or until he or she shall have been removed. Any officer may resign at any time upon written or electronic notice to the Combined Company. The Combined Company Board may remove any officer with or without cause at any time, without prejudice to the contractual rights of such officer, with the Combined Company.
Board Composition
At the Effective Date, the Combined Company Board will consist of 11 directors. Six of such directors: Mark S. Bartlett, Gerard E. Holthaus, Gary Lindsay, Stephen Robertson, Jeff Sagansky and Bradley L. Soultz will be the WillScot Continuing Directors. Five of such directors: Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, Erik Olsson and Michael W. Upchurch will be the Mobile Mini Continuing Directors. Gary Lindsay and Stephen Robertson will be appointed by TDR

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
Capital, and any individual elected to replace a TDR Continuing Director will be deemed a WillScot Continuing Director.
At the Effective Time, Mr. Olsson will be the Chairman of the Combined Company Board and Mr. Holthaus shall be the Lead Director.
As discussed in "Election of Directors" above, the Combined Company Board will be designated into three classes, which will consist of the following directors as of the Effective Time:
(1) Class I: Ms. Dial, Mr. Holthaus, Mr. Lindsay and Ms. McWaters;
(2) Class II: Mr. Goble, Mr. Robertson and Mr. Sagansky; and
(3) Class III: Mr. Bartlett, Mr. Olsson, Mr. Soultz, and Mr.Upchurch.
Committees			As of the Effective Time and at least until the 2023 Annual Stockholders Meeting, the Combined Company Board will have the following committees
(1) Audit Committee: two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors;
(2) Compensation Committee: two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors;

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
(3) Nominating and Corporate Governance Committee: two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors; and

(4) Related Party Transactions Committee: three qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors. Such committee will not include any TDR Continuing Director and will be disbanded on the first date on which TDR and its affiliates, in the aggregate, beneficially own less than 5% of the outstanding shares of the Combined Company.
Limitation on Liability of Directors
The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director for any breach of fiduciary duty. A corporation may not eliminate liability for a director's breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

In accordance with the DGCL Mobile Mini's certificate of incorporation provides that the personal liability of the directors of Mobile Mini is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended and supplemented.
In accordance with the DGCL, WillScot's certificate of incorporation provides that a director of WillScot shall not be personally liable to WillScot or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, and that no amendment to or repeal of such provision, nor adoption of any provision of the certificate
In accordance with the DGCL, the A&R Charter will provide that to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Combined Company shall not be personally liable to the Combined Company or to its stockholders for monetary damages for any breach of fiduciary duty as a director and that no amendment to, modification of, or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
		of incorporation inconsistent with such provision, shall apply to or have any effect on the liability or alleged liability of any director of WillScot for or with respect to any acts or omissions of such director that would accrue or arise prior to such amendment or repeal.	the Combined Company for or with respect to any acts or omissions of such director occurring prior to such amendment.
Indemnification of Directors and Officers
Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys' fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation's request against expenses (including attorney's fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. However, with respect to actions by or in the rights of the corporation, no indemnification may be paid for judgments and settlements or to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such.

In accordance with the DGCL, Mobile Mini's certificate of incorporation and bylaws provide that, Mobile Mini shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL and other Delaware law, as the same may be amended and supplemented, indemnify and pay the expenses of any and all persons who is
In accordance with the DGCL, WillScot's certificate of incorporation provides that WillScot shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is
In accordance with the DGCL, the A&R Charter and the A&R Bylaws will provide that the Combined Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any covered person who was or is made or is threatened to be made a party or is

Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
or was made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee, trustee or agent of or for Mobile Mini or is or was serving at the request or with the prior approval of Mobile Mini as a director, officer, employee, trustee or agent of another corporation, trust or enterprise against any liability asserted against him or her and incurred by him or her in any capacity or arising out of his or her status as such, whether or not Mobile Mini would have the power to indemnify him or her against such liability under the provisions of the bylaws. The indemnification provided for in the certificate of incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.	otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of WillScot), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of WillScot or, while a director or officer of WillScot, is or was serving at the request of WillScot as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, among other things, attorneys' fees) reasonably incurred by such indemnitee. Claims for indemnification shall be made pursuant to the procedural requirements of WillScot's bylaws.
Notwithstanding the foregoing and subject to certain exceptions, WillScot shall be required to indemnify an indemnitee in connection with a proceeding (or a part thereof) commenced by such indemnitee only if the commencement was authorized in the specific case by the WillScot Board.
Any right to indemnification of indemnitee under the certificate of incorporation	otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Combined Company or, while a director or officer of the Combined Company, is or was serving at the request of the Combined Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such covered person.

Notwithstanding the foregoing and subject to certain exceptions, the Combined Company shall be required to indemnify a Covered Person in connection with a proceeding commenced by such covered person only if the commencement was authorized in the specific case by the Combined Company Board.
In accordance with the A&R Bylaws, the Combined Company shall to the fullest extent permitted by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
shall not be adversely affected by an amendment to or repeal of the certificate of incorporation after the occurrence of the act or omission that is the subject of the proceeding for which indemnification is sought.
Pursuant to WillScot's bylaws, unless ordered by a court, WillScot will only indemnify a person if: (i) such person has been successful on the merits or otherwise in defense of the proceeding for which such person is entitled to indemnification or (ii) a determination has been made that such person has met the applicable standard for right to indemnification set forth in WillScot's bylaws. In addition, in the event the indemnification rights are unavailable to a person, WillScot shall contribute to the amount incurred by such person in such proportion as set forth in WillScot's bylaws.	proceeding in advance of its final disposition as long as the Covered Person provides an undertaking to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified.
The rights of Covered Persons under the A&R Bylaws shall not be exclusive of any other rights which such Covered Persons may have under any statute, the A&R Charter and A&R Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
Any right to indemnification or advancement of expenses of covered person under the A&R Bylaws shall not be eliminated or impaired by an amendment to or repeal of the A&R Bylaws after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought.
Amendments to Certificate of Incorporation
Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of any class entitled to vote thereon as a class, if any.
	Generally, the DGCL standard for amendment to the certificate of incorporation described above applies. However, Articles IV, VIII, XII, XIV and XVI of Mobile Mini's certificate of incorporation	Generally, the DGCL standard for amendment to the certificate of incorporation described above applies. However, Articles V, VI, VII, VIII, IX, X, XI, and XII of WillScot's	Generally, the DGCL standard for amendment to the certificate of incorporation described above applies. However, the A&R Bylaws will require higher standards for certain amendments to

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
	may only be amended or repealed by an affirmative vote of the holders of two-thirds of each class of stock of Mobile Mini entitled to vote.	certificate of incorporation may only be amended or repealed by an affirmative vote of the holders of a majority of the outstanding shares of all capital stock entitled to vote upon such amendment or repeal, voting as a single class.	the A&R Charter specified as follows: (i) amending, supplementing or repealing any provision of the certificate of incorporation prior to the first annual meeting of Combined Company stockholders following the Effective Time shall require Supermajority Approval, and (ii) amending, supplementing or repealing (or adopting any provision that is directly or indirectly inconsistent with) Articles V, VI, VII, XI or XII of the certificate of incorporation prior to the 2023 Annual Stockholders Meeting shall require Supermajority Approval.
Amendments to Bylaws
Mobile Mini's bylaws provide that the bylaws may be repealed, altered or amended, or substituted bylaws may be adopted at any time, only by resolution duly adopted by a majority of the full Mobile Mini Board, subject to repeal or change by action of Mobile Mini stockholders.
WillScot's bylaws may only be amended or repealed by the stockholders at an annual or special meeting, the notice for which designates that an amendment or repeal of one or more of such sections is to be considered, only by an affirmative vote of the stockholders holding a majority of all shares entitled to vote upon such amendment or repeal, voting as a single class; provided, however, that Article 1, Section 2.2, Article 6 and Section 7.8 of WillScot's bylaws may only be amended or repealed by the stockholders at an annual or special meeting, the notice for which designates that an amendment or repeal of one or more of such sections is to be considered, only by an affirmative vote of the stockholders holding a majority of the voting power of the stockholders
The Combined Company Board will have the power to amend, supplement or repeal the A&R Bylaws of, or adopt new bylaws for, the Combined Company; provided that: (i) prior to the first annual meeting of Combined Company stockholders following the Effective Time, amending, supplementing or repealing any provision of the A&R Bylaws shall require a resolution passed by Supermajority Approval and (ii) thereafter (A) until the second annual meeting of Combined Company stockholders following the Effective Time, amending, supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) any provision of Section 2.4 of the A&R Bylaws shall require a resolution passed by Supermajority Approval and (B) until the 2023 Annual Stockholders Meeting, amending,

	Rights of Current Mobile Mini Stockholders	Rights of Current WillScot Stockholders	Rights of the Combined Company Stockholders
entitled to vote at an election for directors of WillScot, voting as a single class.
		The WillScot Board has the power to amend or repeal the bylaws of, or adopt new bylaws for, WillScot. Any such bylaws, or any alternation, amendment or repeal of the bylaws, may be subsequently amended or repealed by the stockholders of WillScot.	supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) Sections 1.3, 1.11, 2.1, 2.2, the definition of "Whole Board" as set forth in Section 2.4, 2.6, 2.7, 2.9(c), 2.11, 2.12, 3.1, the first sentence of Section 3.2, 4.1, 4.2(a), 4.2(b), 7.2, 7.4(a) or 7.8 of the A&R Bylaws shall require Supermajority Approval. Any such bylaws, or any alternation, amendment, supplement or repeal of the A&R Bylaws, may be subsequently amended, supplemented or repealed by the Combined Company stockholders as provided in the A&R Charter.
Certain Business Combinations
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an interested stockholder (which is defined to include any person that owns 15% or more of the corporation's outstanding voting stock) for three years following the time that person becomes an "interested stockholder", unless (i) prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a meeting. The DGCL allows a corporation's certificate of incorporation or bylaws to contain a provision expressly electing not to be governed by Section 203 of the DGCL.
	Because Mobile Mini's certificate of incorporation or bylaws do not contain a provision electing to opt out of Section 203 of the DGCL, Mobile Mini remains subject to such provision.	Because WillScot's certificate of incorporation or bylaws do not contain a provision electing to opt out of Section 203 of the DGCL, WillScot remains subject to such provision.	Because the A&R Charter and the A&R Bylaws do not contain a provision electing to opt out of Section 203 of the DGCL, the Combined Company will remain subject to such provision.
Stockholder Rights Plan	The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law.
	Mobile Mini does not have a stockholder rights plan currently in effect.	WillScot does not have a stockholder rights plan currently in effect.	The Combined Company will not have a stockholder rights plan in effect at the Effective Time.

VALIDITY OF COMMON STOCK

        The validity of the shares of WillScot Class A Common Stock offered hereby will be passed upon for WillScot by Allen & Overy LLP, New York, NY.

 EXPERTS

        The consolidated financial statements of WillScot appearing in WillScot's Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of WillScot's internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The audited historical consolidated financial statements of Modular Space Holdings, Inc. as of September 30, 2017 and for the period from March 3, 2017 to September 30, 2017 ("Successor") included on Exhibit 99.1 of WillScot Corporation's Current Report on Form 8-K/A dated September 17, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Modular Space Holdings, Inc.'s joint prepackaged plan of reorganization and emergence from bankruptcy, as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited historical consolidated financial statements of Modular Space Holdings, Inc. as of September 30, 2016 and for the period from October 1, 2016 to March 2, 2017, and for each of the two years in the period ended September 30, 2016 ("Predecessor") included on Exhibit 99.1 of WillScot Corporation's Current Report on Form 8-K/A dated September 17, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Modular Space Holdings, Inc.'s joint prepackaged plan of reorganization and emergence from bankruptcy, as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Mobile Mini as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 included in Mobile Mini's Annual Report on Form 10-K have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

 WILLSCOT STOCKHOLDER PROPOSALS

        Under WillScot's certificate of incorporation and bylaws and applicable SEC rules, the deadlines for stockholder proposals to be brought before WillScot's 2021 annual meeting of stockholders (the "WillScot 2021 Annual Meeting") or to nominate candidates for election as directors are as follows:

        Stockholder Proposals.    To submit a stockholder proposal to be considered for inclusion in WillScot's proxy statement for the WillScot 2021 Annual Meeting under SEC Rule 14a-8, stockholders must send the proposal to WillScot's Corporate Secretary for receipt at the office of WillScot's Corporate Secretary on or before November 20, 2020. To introduce a proposal to be acted upon at the WillScot 2021 Annual Meeting (other than a stockholder proposal included in the proxy statement in accordance with SEC Rule 14a-8), WillScot's bylaws require that the stockholder send advance written notice of the proposal to WillScot's Corporate Secretary for receipt at the office of WillScot's Corporate Secretary no earlier than January 11, 2021 and no later than February 10, 2021. This notice must include the information specified by Section 1.12 of WillScot's bylaws, a copy of which is available under the Corporate Governance section of WillScot's website at www.willscot.com.

        Director Nominations at the WillScot 2021 Annual Meeting.    WillScot's bylaws require that a stockholder who wishes to nominate a candidate for election as a director at the WillScot 2021 Annual Meeting must send advance written notice of the nomination to WillScot's Corporate Secretary for receipt at the office of WillScot's Corporate Secretary no earlier than January 11, 2021 and no later than February 10, 2021. This notice must include the information specified by Section 1.12 of WillScot's bylaws, a copy of which is available under the Corporate Governance section of WillScot's website at www.willscot.com.

        WillScot's Corporate Secretary address is: WillScot Corporation c/o Corporate Secretary, 901 S. Bond Street, Suite 600, Baltimore, MD 21231. Notice must include the information required by WillScot's bylaws, a copy of which is available under the Corporate Governance section of WillScot's website at www.willscot.com.

 MOBILE MINI STOCKHOLDER PROPOSALS

        Upon the completion of the Merger, Mobile Mini will become a wholly owned subsidiary of WillScot and, consequently, will no longer hold annual meetings of its public company stockholders in 2021. Mobile Mini intends to hold an annual meeting of stockholders in 2021 (the "Mobile Mini 2021 Annual Meeting") only if the merger is not completed within the expected time frame.

        Stockholder Proposals (Rule 14a-18).    Any stockholder proposals intended to be presented at the Mobile Mini 2021 Annual Meeting and considered for inclusion in Mobile Mini's proxy materials must be received by Mobile Mini's Corporate Secretary no later than the close of business Phoenix local time on November 16, 2020. Such proposals must be sent to: Office of the Corporate Secretary, 4646 E. Van Buren Street, Phoenix, Arizona 85008. Such proposals also must comply with the SEC's rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in Mobile Mini-sponsored proxy materials.

        Other Business Proposals.    In order for a Mobile Mini stockholder proposal to be raised from the floor during the Mobile Mini 2021 Annual Meeting instead of being submitted for inclusion in Mobile Mini's proxy statement, the stockholder's written notice must be received by Mobile Mini's Corporate Secretary no earlier than the close of business Phoenix local time on January 1, 2021 and no later than the close of business Phoenix local time on January 31, 2021, unless the Mobile Mini 2020 Annual Meeting is more than 30 calendar days before or more than 60 calendar days after the anniversary date of the Mobile Mini 2020 Annual Meeting, in which case the stockholder's written notice must be received no earlier than the close of business on the 120th calendar day prior to the Mobile Mini 2021 Annual Meeting and not later than the close of business on the later of the 90th calendar day prior to the Mobile Mini 2021 Annual Meeting or the 10th calendar day following the calendar day on which public announcement of the date of the Mobile Mini 2021 Annual Meeting is first made by Mobile Mini. The notice must be submitted in accordance with Section 4.8 of Mobile Mini's bylaws and contain the information required by Mobile Mini's bylaws.

        Director Nominations by Proxy Access.    Mobile Mini's bylaws permit a group of stockholders (up to 20) who have owned a significant amount of Mobile Mini's common stock (at least 3%) for a significant amount of time (at least three years) the ability to submit director nominees (up to the greater of (i) two directors or (ii) 20% of the Mobile Mini Board, rounded down to the nearest whole number) for inclusion in Mobile Mini's proxy materials if the stockholder(s) provides timely written notice of such nomination(s) and the stockholder(s) and the nominee(s) satisfy the requirements specified in Mobile Mini's bylaws. To be timely for inclusion in Mobile Mini's proxy materials for the Mobile Mini 2021 Annual Meeting, the notice must be received between October 17, 2020, and November 16, 2020 (between 120 and 150 days before the one-year anniversary of the date on which Mobile Mini issued this proxy statement). The notice must contain the information required by Mobile Mini's bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in the Mobile Mini bylaws relating to the inclusion of stockholder nominees in Mobile Mini's proxy materials.

        You may contact Mobile Mini's Corporate Secretary at Office of the Corporate Secretary, 4646 E. Van Buren Street, Phoenix, Arizona 85008, for a copy of the relevant provisions of Mobile Mini's bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

 HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to WillScot stockholders residing at the same address and only one copy of this joint proxy statement/prospectus is being delivered to Mobile Mini stockholders residing at the same address, unless such stockholders have notified WillScot or Mobile Mini, as applicable, of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact WillScot or Mobile Mini, as applicable, at the respective address identified below. WillScot or Mobile Mini, as applicable, will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed, as applicable, to: Corporate Secretary, WillScot Corporation, 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231 or by e-mail at investors@willscot.com, or Mobile Mini Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008, Attn: Investor Relations, or by contacting Mobile Mini by telephone at (480) 894-6311.

        A number of brokerage firms have instituted householding for shares held in "street name." If you and members of your household have multiple accounts holding shares of WillScot Common Stock or Mobile Mini Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

 WHERE YOU CAN FIND MORE INFORMATION

        WillScot has filed a registration statement on Form S-4 to register with the SEC the shares of WillScot Class A Common Stock to be issued to Mobile Mini stockholders in connection with the Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of WillScot in addition to being proxy statements of WillScot and Mobile Mini for their respective special meetings. The registration statement, including the attached exhibits and annexes, contains additional relevant information about WillScot and Mobile Mini. The rules and regulations of the SEC allow WillScot and Mobile Mini to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        WillScot and Mobile Mini file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC also maintains a website that contains reports, proxy statements and other information about WillScot and Mobile Mini. The address of that site is http://www.sec.gov. The reports and other information filed by WillScot and Mobile Mini with the SEC are also available at their respective websites, which are http://www.willscot.com and http://www.mobilemini.com. Information on these websites is not part of this joint proxy statement/prospectus.

        The SEC allows WillScot and Mobile Mini to "incorporate by reference" information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that WillScot and Mobile Mini have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the respective dates of the Mobile Mini and WillScot special meetings (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about WillScot and Mobile Mini and their respective financial performance.

        This joint proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by WillScot (File No. 001-37552):

  •
  Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020;

  •
  Current Reports on Form 8-K or 8-K/A, as applicable (to the extent "filed" and not "furnished"), filed on September 17, 2018 (only with respect to Exhibits 99.1 and 99.2 thereto), January 24, 2020, March 2, 2020 and March 5, 2020; and

  •
  Definitive Proxy Statement on Schedule 14A, filed on March 20, 2020, as supplemented by the supplement, filed April 13, 2020, to the Definitive Proxy Statement for WillScot's 2020 annual meeting of stockholders.

        This joint proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by Mobile Mini (File No. 001-12804):

  •
  Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 3, 2020;

  •
  Current Reports on Form 8-K (only to the extent "filed" and not "furnished"), filed on January 3, 2020, March 2, 2020 and March 5, 2020; and

  •
  Definitive Proxy Statement on Schedule 14A, filed on March 16, 2020, as supplemented by the additional materials filed on April 10, 2020.

        WillScot has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to WillScot, as well as all pro forma financial information, and Mobile Mini has supplied all such information relating to Mobile Mini.

        Documents incorporated by reference are available from WillScot or Mobile Mini, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Mobile Mini stockholders or WillScot stockholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

WillScot Corporation 901 S. Bond Street, Suite 600 Baltimore, Maryland 21231 Attention: Corporate Secretary (410) 931-6000 investors@willscot.com	Mobile Mini, Inc. 4646 E. Van Buren Street, Suite 400 Phoenix, Arizona 85008 Attention: Investor Relations (480) 894-6311 etadano@mobilemini.com

        To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable special meeting. Therefore, if you would like to request documents from WillScot, please do so by [            ], 2020 in order to receive them before the WillScot special meeting. If you would like to request documents from Mobile Mini, please do so by [            ], 2020 in order to receive them before the Mobile Mini special meeting.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on the Mobile Mini Merger Proposal, the Mobile Mini Adjournment Proposal, the Mobile Mini Merger-Related Compensation Proposal, the WillScot Stock Issuance Proposal, the Combined Company Charter Amendment Proposal, the 2020 Incentive Plan Proposal and the WillScot Adjournment Proposal. Neither WillScot nor Mobile Mini has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

        If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

        This joint proxy statement/prospectus is dated [            ], 2019. You should not assume that the information in it (or incorporated by reference) is accurate as of any date other than that date or the date of such incorporated document, as applicable, and neither its mailing to Mobile Mini stockholders or WillScot stockholders nor the issuance of shares of WillScot Class A Common Stock in the Merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 1, 2020

BY AND AMONG

WILLSCOT CORPORATION

PICASSO MERGER SUB, INC.

and

MOBILE MINI, INC.

Exhibits
Exhibit A	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	Parent Charter Amendment
Exhibit C	Amended and Restated Bylaws of Parent
Exhibit D	Certificate of Merger
Exhibit E	Form of Voting Agreement
Exhibit F	Shareholders Agreement
Exhibit G-1	Audit Committee Charter
Exhibit G-2	Compensation Committee Charter
Exhibit G-3	Nominating and Corporate Governance Committee Charter
Exhibit G-4	Related Party Transaction Committee Charter
Exhibit G-5	Securities Trading Policy

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 1, 2020, is by and among WillScot Corporation, a Delaware corporation ("Parent"), Picasso Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of Parent ("Merger Sub"), and Mobile Mini, Inc., a Delaware corporation (the "Company").

        WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company's stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger); (c) directed that the approval and adoption of this Agreement (including the Merger) be submitted to a vote at a meeting of the Company's stockholders; and (d) recommended the approval and adoption of this Agreement (including the Merger) by the Company's stockholders;

        WHEREAS, the Board of Directors of Parent, acting upon the unanimous recommendation of a special committee of the Board of Directors of Parent consisting only of independent and disinterested directors of Parent (the "Parent Special Committee"), has unanimously (a) determined that this Agreement and the Transactions (including the Parent Share Issuance and the Parent Charter Amendment) are fair to and in the best interests of Parent's stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Parent Share Issuance and the Parent Charter Amendment); (c) directed that the Parent Share Issuance and the Parent Charter Amendment be submitted to a vote at a meeting of Parent's stockholders; and (d) recommended the approval of the Parent Share Issuance and the Parent Charter Amendment by Parent's stockholders;

        WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the sole stockholder of Merger Sub; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger); (c) directed that this Agreement (including the Merger) be submitted for approval and adoption by the sole stockholder of Merger Sub; and (d) recommended the approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub;

        WHEREAS, the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the treasury regulations promulgated thereunder (the "Treasury Regulations") and that this Agreement be, and hereby is, adopted as a "plan of reorganization" for purposes of Section 368 of the Code and the Treasury Regulations thereunder;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Sapphire Holding S.à r.l., a Luxembourg société à responsabilité limitée (the "Significant Stockholder") is entering into a voting agreement with the Company in the form attached hereto as Exhibit E (the "Voting Agreement") pursuant to which, among other things, the Significant Stockholder is agreeing, subject to the terms of the Voting Agreement, to vote all shares of Parent Common Stock owned by such Significant Stockholder in favour of the Parent Share Issuance and the Parent Charter Amendment;

        WHEREAS, as a condition to the willingness of the parties to enter into this Agreement, Parent and the Significant Stockholder shall enter into a shareholders agreement at Closing in the form attached hereto as Exhibit F (the "Shareholders Agreement") setting forth certain rights and obligations of Significant Stockholder and Parent;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, certain executive officers of Parent and the Company are respectively entering into employment agreements with Parent, to be effective as of the Closing Date; and

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

        1.    DEFINITIONS

        1.1    Definitions.

        As used in this Agreement, the following terms have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "Ancillary Agreements" means the Voting Agreement and the Shareholders Agreement.

          "Anti-Bribery Legislation" means all and any of the following: the FCPA; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889, the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001, the Bribery Act 2010, the Proceeds of Crime Act 2002, and any other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or other Applicable Laws relating to bribery or corruption.

          "Antitrust Laws" shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          "Applicable Law(s)" means, with respect to any Person, any Law that is binding upon or applicable to such Person or any of such Person's properties or assets. References to "Applicable Law" or "Applicable Laws" shall be deemed to include Antitrust Laws.

          "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Collective Bargaining Agreement" means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or Parent or any of their Subsidiaries, as applicable, and any labor organization or other authorized employee representative representing Company Service Providers or Parent Service Providers, as applicable.

          "Company Acquisition Proposal" means (A) any proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving the Company or any of its Subsidiaries with respect to assets that, taken together, constitute more than 20% of the Company's consolidated assets, (B) any proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Company Common Stock or securities of the Company representing more than 20% of the voting power of the Company or (C) any proposal or offer to acquire in any manner (including the acquisition of equity securities in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of the Company, in each case, other than the Transactions.

          "Company Balance Sheet" means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, and the footnotes to such consolidated balance sheet, in each case set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2019.

          "Company Balance Sheet Date" means December 31, 2019.

          "Company Common Stock" means the common stock, par value $0.01, of the Company.

          "Company Credit Agreement" means that certain Second Amended and Restated ABL Credit Agreement among the Company, the other borrowers and guarantors party thereto, the various lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, dated as of March 22, 2019.

          "Company Disclosure Schedule" means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

          "Company Employee Plan" means any Employee Plan (a) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any Company Service Provider, or (b) for which the Company or any of its Subsidiaries has any direct or indirect liability.

          "Company Equity Awards" means Company Stock Options and Company Restricted Stock Awards.

          "Company International Plan" means any Company Employee Plan that is not a Company U.S. Plan.

          "Company IT Systems" means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by the Company or any of its Subsidiaries.

          "Company Material Adverse Effect" means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, is or would reasonably be expected to result in a material adverse effect on (x) the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company and its Subsidiaries to consummate the Closing (including the Merger) on the terms set forth herein by the End Date, or to perform their agreements or covenants hereunder; provided that no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (a) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) any changes after the date hereof in conditions generally affecting the industry in which the Company and its Subsidiaries operate; (c) changes in national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets; (d) natural disasters or calamities; (e) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse

  Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (f) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (g) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement); (h) any changes after the date hereof in any Applicable Law or GAAP; (i) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions that does not constitute a Regulatory Adverse Effect; or (j) any action or omission taken by the Company pursuant to the written consent or request of Parent, except in the case of each of clause (a), (b), (c), (d) or (h), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which the Company and its Subsidiaries operate.

          "Company Notes Indenture" means the indenture, dated as of May 9, 2016, by and among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas as trustee.

          "Company Owned IP" means all Registered Company IP and all other material Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

          "Company Service Provider" means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

          "Company Stock Plans" means the Company 1999 Stock Option Plan and the Company Amended and Restated Equity Incentive Plan, as amended from time to time.

          "Company U.S. Plan" means any Company Employee Plan that covers Company Service Providers located primarily within the United States.

          "Consent" means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

          "Contract" means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

          "Employee Plan" means any (a) "employee benefit plan" as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers' compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written.

          "Environmental Claims" means any and all administrative, regulatory, judicial or arbitral suits, actions, claims, other proceedings, demands, investigations, judgments, penalties, directives, Liens or notices of noncompliance or violation by or from any Person alleging Environmental Liability or otherwise related to Environmental Law or Hazardous Substances.

          "Environmental Law" means any Applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) worker health and safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances.

          "Environmental Liability" means any obligation, liability, fine, penalty, judgment, award, settlement, loss, damage, cost, fee (including attorneys' and consultants' fees), expense, or disbursement that is related to: exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production. Release or disposal of, Hazardous Substances or (b) any Environmental Laws or any Order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity under Environmental Law.

          "Environmental Permits" means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, Orders, certificates, approvals and other similar authorizations of Governmental Authorities required by or issued pursuant to Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "ERISA Affiliate" means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "FCPA" means the U.S. Foreign Corrupt Practices Act of 1977.

          "Filing" means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

          "Financing" means debt financing contemplated by the Commitment Letter.

          "Financing Sources" means the Persons, including each agent, arranger, Lender and other entities that have committed to provide or have otherwise entered into agreements (including any Commitment Letter or Financing Document), in each case, in connection with all or any part of the Financing or any Alternative Financing or other financing in connection with the Transactions, including the parties to any commitment letters, engagement letters, joinder agreements, indentures, credit agreements or loan agreements relating thereto, including the Lenders, together with their respective Affiliates and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns; it being understood that Parent, Merger Sub, Company and/or any of their respective Affiliates shall not be Financing Sources for any purposes hereunder.

          "GAAP" means United States generally accepted accounting principles in effect from time to time.

          "Government Official" means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local Governmental Authority, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (e.g., the United Nations, World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or Persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government.

          "Governmental Authority" means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, instrumentality or commission, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, including any arbitrator.

          "Group" means a "group" as defined in Section 13(d) of the Securities Exchange Act.

          "Hazardous Substance" means any substance, material or waste that is listed, defined, designated, classified or regulated as hazardous, toxic, radioactive, dangerous or a "pollutant" or "contaminant" or words of similar meaning under any Applicable Law relating to the environment or natural resources, including petroleum or any derivative or by product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

          "Holdings" means Williams Scotsman Holdings Corp., a Delaware corporation.

          "Holdings Exchange Agreement" means that certain Exchange Agreement dated as of November 29, 2017 by and among Parent, Holdings, Algeco Scotsman Global S.à r.l., a Luxembourg société à responsabilité limitée and Algeco Scotsman Holdings Kft., a Hungarian limited liability company, and, pursuant to that certain Joinder Agreement dated as of December 6, 2017, the Significant Stockholder (as permitted transferee of each of Algeco Scotsman Global S.à r.l. and Algeco Scotsman Holdings Kft.).

          "Holdings Shareholders Agreement" means that certain Shareholders Agreement dated as of November 29, 2017 by and among Parent, Holdings, Algeco Scotsman Global S.à r.l., a Luxembourg société à responsabilité limitée and Algeco Scotsman Holdings Kft., a Hungarian limited liability company, and, pursuant to that certain Joinder Agreement dated as of December 6, 2017, the Significant Stockholder (as permitted transferee of each of Algeco Scotsman Global S.à r.l. and Algeco Scotsman Holdings Kft.).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "Indebtedness" means, with respect to a Person, as at a specified date, without duplication, all (a) obligations for borrowed money of such Person and its Subsidiaries, if applicable, including with respect to Parent, the Parent Credit Agreement and with respect to the Company, the Company Credit Agreement; (b) long or short-term obligations evidenced by notes (including, in the case of the Company, the Company Notes), bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) capital lease obligations; (e) obligations under any letter of credit, performance bonds, banker's acceptance or similar credit transactions; (f) customer deposits; (g) guaranties of all or any part of the indebtedness of the type referred to in the foregoing clauses (a) through (f) of any other Person; and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

          "Intellectual Property" means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (a) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (b) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (c) registered and unregistered copyrights (including those in software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (d) trade secrets and rights in confidential technology and information (including know-how, inventions, schematics, drawings, techniques, protocols, improvements, processes, formulae, models, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, "Trade Secrets"); (e) rights in databases and data collections (including knowledge databases, and customer databases); (f) Internet domain name registration; (g) other similar types of proprietary or intellectual property; and (h) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

          "IRS" means the Internal Revenue Service.

          "knowledge" of any Person that is not an individual means the knowledge, after reasonable inquiry, of those officers of the Company or Parent, as the case may be, set forth in Section 1.1(a) of the Company Disclosure Schedule or Section 1.1(a) of the Parent Disclosure Schedule, as applicable.

          "Law" means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, policy, guideline, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case as amended or supplemented from time to time and including any rules, regulations or interpretations promulgated thereunder.

          "Lenders" means each of Bank of America, N.A., BofA Securities, Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A.

          "Lien" means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

          "NASDAQ" means The NASDAQ Stock Market LLC, or any successor thereto.

          "OFAC" means the Office of Foreign Asset Control of the U.S. Department of the Treasury or any successor thereto.

          "Order" means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

          "Parent Acquisition Proposal" means (A) any proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving Parent or any of its Subsidiaries with respect to assets that, taken together, constitute more than 20% of Parent's consolidated assets, (B) any proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Parent Common Stock or securities of Parent representing more than 20% of the voting power of Parent or (C) any proposal or offer to acquire in any manner (including the acquisition of equity securities in any Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of Parent, in each case, other than the Transactions.

          "Parent Balance Sheet" means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2019, and the footnotes to such consolidated balance sheet, in each case set forth in the draft of the Parent's annual report on Form 10-K for the year ended December 31, 2019 set forth on Section 1.1(b) of the Parent Disclosure Schedule.

          "Parent Balance Sheet Date" means December 31, 2019.

          "Parent Class A Common Stock" means the Class A common stock, par value $0.0001, of Parent.

          "Parent Class B Common Stock" means the Class B common stock, par value $0.0001, of Parent.

          "Parent Common Stock" means, (a) prior to the effectiveness of the Parent Charter Amendment, the Parent Class A Common Stock and the Parent Class B Common Stock and, (b) after the effectiveness of the Parent Charter Amendment, the common stock, par value $0.0001, of Parent.

          "Parent Credit Agreement" means that certain ABL Credit Agreement, dated November 29, 2017 (as amended by: First Amendment to the ABL Credit Agreement, dated as of July 9, 2018, Second Amendment to the ABL Agreement, dated as of July 24, 2018, and Third Amendment to the ABL Credit Agreement, dated as of July 9, 2018), among Williams Scotsman International, Inc., Williams Scotsman, Inc., WillScot Equipment II, LLC, Williams Scotsman of Canada, Inc., Acton Mobile Holdings, LLC, New Acton Mobile Industries LLC, Onsite Space LLC, Modular Space, LLC, ModSpace Government Financial Service, LLC, and Resun ModSpace, LLC, as borrowers and guarantors, Resun Chippewa, LLC as guarantors, Holdings, the lenders party thereto from time to time, and Bank of America, N.A. as administrative agent and collateral agent.

          "Parent Disclosure Schedule" means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

          "Parent Employee Plan" means any Employee Plan (a) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries for the current or future benefit of any Parent Service Provider, or (b) for which Parent or any of its Subsidiaries has any direct or indirect liability.

          "Parent International Plan" means any Parent Employee Plan that is not a Parent U.S. Plan.

          "Parent IT Systems" means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by Parent or any of its Subsidiaries.

          "Parent Material Adverse Effect" means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, is or would reasonably be expected to result in a material adverse effect on (x) the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) the ability of Parent and its Subsidiaries to consummate the Closing (including the Merger) on the terms set forth herein by the End Date, or to perform their agreements or covenants hereunder; provided that no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (a) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) any changes after the date hereof in conditions generally affecting the industry in which Parent and its Subsidiaries operate; (c) changes in national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets; (d) natural disasters or calamities;

  (e) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); (f) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); (g) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement); (h) any changes after the date hereof in any Applicable Law or GAAP; (i) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions that does not constitute a Regulatory Adverse Effect; or (j) any action or omission taken by Parent pursuant to the written consent or request of the Company, except in the case of each of clause (a), (b), (c), (d) or (h), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Parent and its Subsidiaries operate.

          "Parent Notes" means, collectively, all of Williams Scotsman International Inc.'s outstanding (i) 7.875% senior notes due 2022 and (ii) 6.875% senior notes due 2023.

          "Parent Notes Permitted Refinancing" means, a refinancing, in whole or in part, of the Parent Notes with new debt securities issued by Williams Scotsman International Inc., in each case undertaken in consultation with the Company, and which additionally satisfies each of the following requirements: (i) the principal amount of such debt securities issued shall not exceed the outstanding principal amount of the Parent Notes refinanced by the proceeds thereof plus an amount equal to the accrued interest on the Parent Notes refinanced and the fees and expenses of the offering of any such new debt securities (subject to the other limitations of this definition), (ii) the weighted average annual interest cost of such debt securities issued shall not exceed the weighted average annual interest cost of the Parent Notes refinanced by the proceeds thereof, (iii) the fees paid to the underwriters and/or initial purchasers of such debt securities (and/or Persons acting in equivalent roles), in aggregate, shall not exceed 1.50% of the principal amount of such debt securities issued, (iv) such debt securities shall have a maturity date of not less than 5 years from the date of issuance, (v) the covenants (and other material terms and conditions not expressly addressed in this definition) contained in the applicable indenture(s), shall in no respect be less favorable, taken as a whole, to Williams Scotsman International Inc. and its Subsidiaries than the covenants contained in the existing Parent Notes (as in effect on the date hereof), (vi) the terms and conditions, including all covenants contained in the applicable indenture(s) shall in all respects permit the consummation of all transactions contemplated by this Agreement, including the consummation of the Merger and the incurrence of the Financing (including on the terms contemplated on the date hereof), (vii) the debt securities shall not be issued at a discount to par greater than 200 basis points; (viii) the "no call" period for such new debt securities shall be no greater than (A) 2 years (from the date of issuance), in the case of debt securities with a maturity of 5 years or less, (B) 3 years (from the date of issuance), in the case of debt securities with a maturity date greater than 5 years and less than 10 years or (C) 5 years (from the date of issuance) in the case of debt securities with a maturity date of 10 years (and in each case shall permit the redemption of such debt securities during such "no call" period subject to a customary make-whole premium, with the spread over comparable treasury applicable thereto not greater than 50 bps); and (ix) the initial prepayment premium applicable to such new debt securities after the expiration of the "no call" period shall not be in excess of 50% of the stated interest rate of such new debt securities.

          "Parent Owned IP" means all Registered Parent IP and all other material Intellectual Property owned or purported to be owned by Parent or its Subsidiaries.

          "Parent Service Provider" means any director, officer, employee or individual independent contractor of Parent or any of its Subsidiaries.

          "Parent Stock Plans" means the Parent 2017 Incentive Award Plan, as amended from time to time.

          "Parent U.S. Plan" means any Parent Employee Plan that covers Parent Service Providers located primarily within the United States.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permitted Lien" means (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens, in each case, arising in the ordinary course of business and that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings; (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business; (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, individually or in the aggregate, materially detract from the value or the use of the property subject thereto; (e) statutory landlords' Liens and liens granted to landlords under any lease; (f) any Liens that are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto; (g) any Liens that are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, or (h) any non-exclusive license with respect to Intellectual Property granted in the ordinary course of business.

          "Person" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

          "Personal Information" means any personal information regulated or protected by any Applicable Laws.

          "Proceeding" means any legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or written inquiries of any nature.

          "Related Party" means any (a) executive officer or director of the Company or Parent, as applicable, (b) record or, to the knowledge of the Company or Parent, as applicable, beneficial owner of five percent (5%) or more of the voting securities of the Company or Parent, as applicable, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act) or "associates" (or members of any of their "immediate family") (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act) of any such executive officer, director or beneficial owner or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner.

          "Related Party Contract" means any Contracts or other transactions with any Related Party.

          "Release" means any actual or threatened release, spill, leak, discharge, emission, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, escape or migration into or through the environment or within any building, structure, facility or fixture.

          "Sanctioned Jurisdiction" means a country, territory, or region that is the target of comprehensive, country-wide or territory-wide Sanctions broadly prohibiting and restricting dealings in and with such country or territory (including, as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

          "Sanctioned Person" means any Person that is (a) identified on, or directly or indirectly owned or controlled (as such terms are defined by the relevant Sanctions Authority) by any Person identified on, any Sanctions List, (b) resident, domiciled, or located in, or organized or incorporated under the Laws of, a Sanctioned Jurisdiction, (c) a Governmental Authority of any Sanctioned Jurisdiction, (d) otherwise a target of Sanctions (where "target of Sanctions" refers to any Person with whom a Person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by the Sanctions Authority from doing business).

          "Sanctions" means any economic, trade or financial sanctions Laws, embargoes or restrictive measures issued, administered, or enforced by any Sanctions Authority.

          "Sanctions Authority" means the United States of America, the United Nations Security Council, the European Union, the United Kingdom, or any Governmental Entity of the foregoing, including, without limitation, OFAC, the U.S. Department of State, the Council of the European Union, and Her Majesty's Treasury.

          "Sanctions List" means OFAC's List of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty's Treasury, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission, and any similar list maintained by, or public announcement of a Sanctions designation made by, any Sanctions Authorities, each as amended, supplemented or substituted from time to time.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933.

          "Securities Exchange Act" means the Securities Exchange Act of 1934.

          "Significant Subsidiary" means, with respect to any Person, each Subsidiary of such Person that is a "significant subsidiary" (as defined in Regulation S-X) of such Person.

          "Software" means any and all (a) computer programs, software, firmware, middleware and other code (including operating systems, platforms, applications and interfaces), in each case, in source code, object code or any other form; (b) data files and databases; and (c) documentation related to the foregoing (including protocols, specifications and flow charts).

          "Subsidiary" means, when used with reference to a Person, (a) any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the issued and outstanding voting securities of which, are owned, directly or indirectly, by such first Person or (b) any other Person with respect to which such first Person controls the management. For purposes of this Agreement, a Subsidiary shall be considered a "wholly owned Subsidiary" of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

          "Tax" means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any tax return or other Filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

          "Tax Counsel" means (i) with respect to Parent, Allen & Overy LLP, (ii) with respect to the Company, Davis Polk & Wardwell LLP, or (iii) in either case, such other nationally recognized Tax counsel reasonably satisfactory to the other party, as the case may be.

          "Tax Return" means any report, return, document, statement, declaration or other information or Filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          "Tax Sharing Agreement" means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

          "Taxing Authority" means any Governmental Authority responsible for the imposition or collection of any Tax.

          "Third Party" means any Person or Group, other than the Company, Parent, any of their respective Subsidiaries or Affiliates or the Representatives of any such Persons acting in such capacity.

          "Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements (including the Merger and the Financing).

          "WARN" means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local Law.

Affected Employees	7.5(a)
Agreement	Preamble
Alternative Financing	8.4(a)
Assumed Stock Option	2.5(a)
Bankruptcy and Equity Exceptions	4.2(a)
Benefits Continuation Period	7.5(a)
Board Designees	8.11(b)
Borrowers	5.28
Certificate	2.3(d)
Certificate of Merger	2.2(a)
Closing	2.1
Closing Date	2.1
Collection Expenses	10.3(d)
Company	Preamble
Company Adverse Recommendation Change	6.3(a)
Company 401(k) Plan	7.5(e)
Company Board Recommendation	4.2(b)
Combined Business	8.1(e)
Commitment Letter	5.28
Company Acceptable Confidentiality Agreement	6.3(b)
Company Approval Time	6.3(b)
Company Annual Meeting	8.3(c)
Company Board Designees	8.11(b)
Company Governmental Authorizations	4.3
Company Indemnified Parties	7.4(a)
Company Insurance Policies	4.21
Company Intervening Event	6.3(g)
Company Material Contract	4.15(a)
Company Notes	8.5
Company Organizational Documents	4.1
Company Permits	4.13
Company Preferred Stock	4.5(a)
Company Restricted Stock Award	2.5(b)
Company Restricted Stock Award Consideration	2.5(b)
Company SEC Documents	4.7(b)
Company Securities	4.5(a)
Company Stock Option	2.5(a)
Company Stockholder Approval	4.2(a)
Company Stockholder Meeting	8.3(a)
Company Superior Proposal	6.3(f)
Company Termination Fee	10.3(a)
Confidentiality Agreement	6.2(a)
DGCL	2.2(a)
Double Eagle	7.1(c)
Discharge	8.5
Discharge Instructions	8.5
Effective Time	2.2(a)
Eligibility Criteria	8.11(c)
End Date	10.1(b)(i)
Exchange Agent	2.4(a)
Exchange Fund	2.4(a)
Exchange Ratio	2.3(a)

Excluded Shares	2.3(a)
Financing Documents	8.4(a)
internal controls	4.7(f)
Joint Proxy Statement/Prospectus	8.2(a)
Merger	2.2(b)
Merger Consideration	2.3(a)
Merger Sub	Preamble
Parent	Preamble
Parent Acceptable Confidentiality Agreement	7.2(b)
Parent Adverse Recommendation Change	7.2(a)
Parent Annual Meeting	8.3(c)
Parent Approval Time	7.2(b)
Parent Board Recommendation	5.2(b)
Parent Charter Amendment	3.3
Parent Equity Awards	5.5(a)
Parent Governmental Authorizations	5.3
Parent Insurance Policies	5.21
Parent Intervening Event	7.2(g)
Parent Material Contract	5.15(a)
Parent Board Designees	8.11(b)
Parent Organizational Documents	5.1
Parent Permits	5.13
Parent Plan	7.5(b)
Parent Preferred Stock	5.5(a)
Parent PSU Awards	5.5(a)
Parent Restricted Stock Awards	5.5(a)
Parent RSU Awards	5.5(a)
Parent SEC Documents	5.7(a)
Parent Securities	5.5(a)
Parent Share Issuance	5.2(a)
Parent Special Committee	Recitals
Parent Stock Options	5.5(a)
Parent Stockholder Approval	5.2(a)
Parent Stockholder Meeting	8.3(b)
Parent Superior Proposal	7.2(f)
Parent Termination Fee	10.3(b)
Premium Cap	7.4(b)
principal executive officer	4.7(e)
principal financial officer	4.7(e)
Redemption Notices	8.5
Registered Company IP	4.19(a)
Registered Parent IP	5.19(a)
Registration Statement	8.2(a)
Regulation S-K	4.11
Regulation S-X	6.1(m)
Regulatory Adverse Effect	8.1(e)
Representatives	6.3(a)
Shareholders Agreement	Recitals
Significant Stockholder	Recitals
Significant Stockholder Share Exchange	3.4
Surviving Corporation	2.2(b)
Trade Secrets	1.1
Transaction Litigation	8.9
Treasury Regulations	Recitals
Uncertificated Share	2.3(d)
Voting Agreement	Recitals

        1.2    Other Definitional and Interpretative Provisions

        The following rules of interpretation shall apply to this Agreement: (a) the words "hereof," "hereby," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (c) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (d) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (e) any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (f) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (g) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import; (h) "writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any Contract or Laws are to that Contract or Laws as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (j) references to any Person include the successors and permitted assigns of that Person; (k) references "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including," respectively; (l) references to "dollars" and "$" means U.S. dollars; (m) the term "made available" and words of similar import mean that the relevant documents, instruments or materials were (i) posted and made available to the other party on the Intralinks, Inc. due diligence data site, with respect to the Company, or on the Merrill DatsiteOne due diligence data site, with respect to Parent, as applicable, maintained by such party in connection with the Transactions, in each case, prior to the date hereof; (ii) provided via electronic mail or in person prior to the date hereof; or (iii) filed or furnished to the SEC and publicly available on the SEC's EDGAR reporting system prior to the date hereof; (n) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other theory extends and such phrase shall not mean "if"; and (o) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        2.    CLOSING; MERGER

        2.1    Closing.

        The closing of the Merger (the "Closing") shall take place remotely via the electronic exchange of documents and signatures or in New York City at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York, 10020 at 10:00 a.m., Eastern time, on the fifth Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing (the date on which the Closing occurs, the "Closing Date").

        2.2    The Merger.

  (a)
  As soon as practicable following the Closing on the Closing Date, the Company shall file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State and make all other Filings or recordings required by the General Corporation Law of the State of Delaware (the "DGCL") in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the Certificate of Merger).

  (b)
  At the Effective Time, Merger Sub shall be merged (the "Merger") with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

  (c)
  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

        2.3    Conversion of Shares.

        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock:

  (a)
  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to Section 2.3(b) (the "Excluded Shares"), shall be converted into the right to receive 2.4050 (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock (subject to the following sentence, the "Merger Consideration"). For the avoidance of doubt, shares of Company Common Stock held by the Company as treasury stock or owned by any Subsidiary of the Company will not be considered to be "issued and outstanding" for purposes of this Section 2.3(a);

  (b)
  each share of Company Common Stock held immediately prior to the Effective Time by the Company as treasury stock or owned by any Subsidiary of the Company shall be cancelled, and no consideration shall be paid with respect thereto;

  (c)
  all of the shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation; and

  (d)
  all outstanding shares of Company Common Stock and common stock of Merger Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (i) each share of Company Common Stock that was immediately prior to the Effective Time represented by a certificate (each, a "Certificate") and (ii) each uncertificated share of Company Common Stock (an "Uncertificated Share") that immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends pursuant to Section 2.4(f) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7, in each case to be issued or paid in accordance with Section 2.4, without interest.

        2.4    Surrender and Payment.

  (a)
  Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the "Exchange Agent") and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) Certificates and (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock. As of or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.4 through the Exchange Agent, evidence of shares in book-entry form representing the aggregate amount of shares of Parent Common Stock issuable pursuant to Section 2.3(a) in exchange for issued and outstanding shares of Company Common Stock. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed cash sufficient to pay any dividends to which such holders are entitled pursuant to Section 2.4(f) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.7. Promptly after the Effective Time (but in any event, within five days), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock represented by a Certificate or Uncertificated Shares at the Effective Time a letter of transmittal and instructions that shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent for use in such exchange. All evidence of shares in book-entry form, any dividends with respect thereto and cash deposited with the Exchange Agent pursuant to this Section 2.4 shall be referred to in this Agreement as the "Exchange Fund." Parent shall cause the Exchange Agent to deliver the Merger Consideration (and any dividends pursuant to Section 2.4(f) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7) contemplated to be issued or paid pursuant to this Article 2 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the dividends to which holders of Company Common Stock are entitled pursuant to Section 2.4(f) or cash in lieu of fractional interests to which holders of Company Common Stock are entitled pursuant to Section 2.7. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

  (b)
  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) in the case of each share of Company Common Stock represented by Certificate, surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) in the case of each Uncertificated Share, receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) (A) the Merger Consideration and (B) cash in lieu of any fractional shares of Parent Common Stock and any dividends with respect thereto as contemplated by Section 2.7 and Section 2.4(f)). The shares of Parent Common Stock constituting part of such Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.

  (c)
  If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Common Stock or any dividends with respect thereto contemplated by Section 2.7 or Section 2.4(f)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and

    (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

  (d)
  Upon the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends with respect to the Merger Consideration as contemplated by Section 2.7 and Section 2.4(f)) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article 2.

  (e)
  Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends with respect thereto as contemplated by Section 2.7 and Section 2.4(f)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

  (f)
  Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.4, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (A) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.7, and (B) the aggregate amount of all dividends payable with respect to such shares of Parent Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends payable with respect to whole shares of Parent Common Stock constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.7, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.4.

  (g)
  The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax

    Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

        2.5    Company Equity Awards

  (a)
  Company Stock Options. Each stock option to purchase shares of Company Common Stock under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a "Company Stock Option") shall, by virtue of the Merger and without further action on the part of the Company, Parent or the holder thereof, be converted, as of the Effective Time, into an option (an "Assumed Stock Option") to purchase, on the same terms and conditions (including applicable exercise and expiration provisions) as applied to each such Company Stock Option immediately prior to the Effective Time, shares of Parent Common Stock, except that (i) the number of shares of Parent Common Stock subject to such Assumed Stock Option shall equal the product of (A) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock, and (ii) the per-share exercise price shall equal the quotient of (A) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time, divided by (B) the Exchange Ratio, rounded up to the nearest whole cent; provided that each Company Stock Option (x) that is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424 of the Code and (y) shall be adjusted in a manner that complies with Section 409A of the Code.

  (b)
  Company Restricted Stock. Each restricted stock award with respect to shares of Company Common Stock that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time (each, a "Company Restricted Stock Award"), shall, by virtue of the Merger and without further action on the part of the Company, Parent or the holder thereof, be vested as of immediately prior to the Effective Time in accordance with the terms of the Company Stock Plans and applicable award agreements thereunder, and subject to Section 2.8, each holder thereof shall be entitled to receive, in full satisfaction of the rights with respect to such Company Restricted Stock Award (subject to adjustments provided herein), the consideration the holder thereof would be entitled to receive pursuant to Section 2.3(a) in respect of the total number of shares of Company Common Stock that were subject to such Company Restricted Stock Award as of immediately prior to the Effective Time (with the number of shares of Company Common Stock earned with respect to any Company Restricted Stock Award subject to performance-based vesting to be determined based on the target level performance), rounded to the nearest whole share (the "Company Restricted Stock Award Consideration").

  (c)
  Fractional Shares. All adjustments to Company Equity Awards pursuant to this Section 2.5 shall be in accordance with, and no amounts shall be payable with respect thereto, as applicable, prior to the time permissible under, the requirements under Section 409A of the Code. All rounding described in this Section 2.5 shall be done on an aggregate basis per vesting tranche of each Company Equity Award and any holder of a Company Equity Award the adjustment of which results in fractional shares shall be entitled to a cash payment as provided under Section 2.7 in respect of such fractional share.

  (d)
  Reservation of Shares. On or prior to the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the issuance of the shares of Parent Common Stock subject to the Assumed Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Stock Options remain outstanding.

  (e)
  Board Actions. Prior to the Effective Time, the Board of Directors of the Company and the Board of Directors of Parent shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.5.

        2.6    Adjustments.

        Without limiting or affecting any of the provisions of Section 6.1 or Section 7.1, if, during the period between the date of this Agreement and the Effective Time, any change in the issued and outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange, consolidation, subdivision or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into the Company Common Stock or Parent Common Stock, as applicable) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

        2.7    Fractional Shares.

        Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, from Parent an amount in cash (rounded to the nearest cent), without interest, determined by multiplying the fraction of such fractional share of Parent Common Stock by the arithmetic average of the closing price (rounded to the nearest one ten thousandth) of Parent Common Stock on NASDAQ on the last five trading days preceding the Closing Date.

        2.8    Withholding Rights.

        Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax Law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds and pays over all amounts so withheld to the appropriate Taxing Authority within the period required under Applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding. The Exchange Agent, Parent or the Surviving Corporation, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.

        2.9    Lost Certificates.

        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2 (and any dividends or other distributions pursuant to

Section 2.4(f) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7).

        2.10    Further Assurances.

        At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        3.    ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS

        3.1    Certificate of Incorporation and Bylaws of the Surviving Corporation.

        At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth on Exhibit A. From and after the Effective Time, the certificate of incorporation of the Company as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to conform to the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the corporation reflected therein shall be "Mobile Mini, Inc." From and after the Effective Time, the bylaws of the Company as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or in the Certificate of Incorporation or by Applicable Law.

        3.2    Directors and Officers of the Surviving Corporation.     From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, the parties will take such action so that (a) the persons set forth on Section 3.2 of the Company Disclosure Schedule shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

        3.3    Certificate of Incorporation, Bylaws, Name and Ticker Symbol of Parent.

        Immediately prior to the Effective Time, the certificate of incorporation of Parent shall be amended and restated so that it reads in its entirety as set forth on Exhibit B (the "Parent Charter Amendment") and the bylaws of Parent shall be amended so that they read in their entirety as set forth on Exhibit C. The parties shall cause the name and ticker symbol of Parent to be changed as shall be mutually agreed upon by the Company and Parent prior to or as of the Effective Time.

        3.4    Significant Stockholder Shares.

        Immediately prior to the Effective Time, (a) each issued and outstanding share of common stock of Holdings owned by the Significant Stockholder shall be exchanged for 1.3261 shares of newly issued Parent Class A Common Stock in accordance with the Holdings Exchange Agreement and that certain Side Letter between the Significant Stockholder and Parent dated as of the date hereof, and such exchange ratio shall not be subject to any amendment or adjustment, irrespective of the occurrence of any Dilution Protection Event (as defined in the Exchange Agreement), and (b) upon the exchange thereof and immediately prior to the Effective Time, all outstanding shares of Parent Class B Common Stock shall be automatically cancelled for no consideration (such exchange and cancellation, the "Significant Stockholder Share Exchange"). Upon completion of the Significant Stockholder Share Exchange, Parent shall cause the Holdings Exchange Agreement and the Holdings Shareholders Agreement to be terminated in accordance with their respective terms.

        4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Section 11.5, except (x) as disclosed in any publicly available Company SEC Document filed at least two (2) Business Days prior to the date of this Agreement (other than any disclosure contained in any part of any Company SEC Document entitled "Risk Factors" or "Cautionary Statement about Forward Looking Statements" or any other disclosures in any Company SEC Document that are cautionary, predictive or forward-looking in nature) or (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

        4.1    Corporate Existence and Power.

        The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the "Company Organizational Documents").

        4.2    Corporate Authorization.

  (a)
  Assuming the accuracy of the representations in Section 5.27, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, are within the corporate powers of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy of the representations in Section 5.27, the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote approving and adopting this Agreement is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger (collectively, the "Company Stockholder Approval"). This Agreement has been duly executed and delivered by the Company, and each of the Ancillary Agreements to which the Company is a party, has been (or will be) duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the "Bankruptcy and Equity Exceptions")).

  (b)
  At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company's stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Merger); (iii) directing that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company's stockholders; and (iv) recommending approval and adoption of this Agreement (including the Merger) by the Company's stockholders (such recommendation, the "Company Board Recommendation"). Except as permitted by Section 6.3, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

        4.3    Governmental Authorization.

        The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or is specified to be a party, and the consummation by the Company of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of NASDAQ; (d) the Consents set forth on Section 4.3 of the Company Disclosure Schedule; and (e) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (clauses (a) through (e), collectively "Company Governmental Authorizations").

        4.4    Non-contravention.

        The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or is specified to be a party, and the consummation of the Transactions, do not and will not (a) assuming receipt of the receipt of the Company Stockholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents; (b) assuming compliance with the matters referred to in Section 4.3 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.3 and receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the Company or any of its Subsidiaries or any of its or their respective assets or businesses, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.5    Capitalization.

  (a)
  The authorized capital stock of the Company consists of (x) 95,000,000 shares of Company Common Stock and (y) 20,000,000 shares of preferred stock, par value $0.01 ("Company Preferred Stock"). As of February 28, 2020, there were issued and outstanding (i) 43,939,526 shares of Company Common Stock (none of which is subject to vesting conditions or is treasury stock or is owned by the Company or any of its Subsidiaries); (ii) no shares of Company Preferred Stock; (iii) Company Stock Options to purchase an aggregate of 3,092,698 shares of Company Common Stock; (iv) 444,876 shares of Company Common Stock were subject to outstanding Company Restricted Stock Awards (of which 195,323 shares were subject to outstanding Company Restricted Stock Awards subject to performance-based vesting, determined assuming target performance levels were achieved); and (v) 836,071 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. Except as set forth in this Section 4.5(a) and for changes since February 28, 2020 resulting from (A) the exercise or vesting and settlement of Company Equity Awards outstanding on such date or (B) the issuance of Company Equity Awards after such date, in each case as and to the extent permitted by Section 6.1, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the "Company Securities").

  (b)
  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company. The Company has furnished to Parent a true and complete list of all outstanding Company Equity Awards as of February 28, 2020, including with respect to each such equity award, the holder, date of grant, vesting schedule, whether subject to performance conditions, number of shares of Company Common Stock subject to such award (assuming target performance levels were achieved, if applicable), and, for Company Stock Options, the applicable exercise price, expiration date and whether it is an incentive stock option. Five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of the foregoing list, updated as of such date. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

  (c)
  There are no shareholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the capital stock or other equity interests of the Company. None of the Company or any Subsidiaries of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

        4.6    Subsidiaries.

  (a)
  Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.6(a) of the Company Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of the Company as of the date of this Agreement, and its jurisdiction of incorporation or organization.

  (b)
  All of the issued and outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company; (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or any securities described in the foregoing clauses (i) through (iii) of this Section 4.6(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

        4.7    Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

  (a)
  The Company and each of its Subsidiaries have timely filed with or furnished all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Company SEC Documents") with the SEC, and have paid all material fees and assessments due and payable in connection therewith.

  (b)
  As of its filing date, each Company SEC Document filed since January 1, 2018 prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.9 is true and correct) will comply, in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

  (c)
  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed since January 1, 2018 prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.9 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to any Company SEC Documents.

  (d)
  The Company is, and since January 1, 2018 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

  (e)
  The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic and current reports required under the Securities Exchange Act. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

  (f)
  The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) ("internal controls"). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP. The Company's principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by the Company's principal executive officer and principal financial officer to the Company's auditors and audit committee of the Board of Directors of the Company since January 1, 2018.

  (g)
  The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Securities Exchange Act with respect to such reports.

  (h)
  Since January 1, 2018, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are true and complete.

        4.8    Financial Statements and Financial Matters.

  (a)
  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

  (b)
  From January 1, 2018 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

  (c)
  Any other financial statements delivered by the Company pursuant to Section 8.4(a) shall be deemed "financial statements" of the Company for purposes of this Agreement, will present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods covered thereby and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved, with reasonable care and attention, on a basis consistent with the audited consolidated financial statements included in the Company SEC Documents.

        4.9    Disclosure Documents.

        The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, and (b) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and Parent and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        4.10    Absence of Certain Changes.

  (a)
  Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  (b)
  Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of Section 6.1.

        4.11    No Undisclosed Material Liabilities.

        There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act ("Regulation S-K") that have not been so described in the Company SEC Documents.

        4.12    Litigation.

        There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.

        4.13    Permits.

        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the "Company Permits"). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are and since January 1, 2018, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of the Company, threatened that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.14    Compliance with Applicable Laws.

  (a)
  The Company and each of its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Applicable Laws and are not in default under or in violation of any Applicable Laws. None of the Company nor any of its Subsidiaries has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

  (b)
  Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to the Company or any of its Subsidiaries.

  (c)
  Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, to the knowledge of the Company:

  (i)
  the Company, each of its Subsidiaries, and each of their respective directors, officers, employees, and agents, representatives, sales intermediaries or any other Third Party acting on their behalf, has, since November 29, 2017, complied with and is in compliance with the FCPA and all other applicable Anti-Bribery Legislation;

  (ii)
  neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees is, or since January 1, 2018 has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries, in any way relating to the FCPA or any other applicable Anti-Bribery Legislation;

  (iii)
  neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or agents, representatives, sales intermediaries or any other Third Party acting on their behalf is a Sanctioned Person;

  (iv)
  neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or agents, representatives, sales intermediaries or any other Third Party acting on their behalf, has, since January 1, 2018, or is currently, engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of applicable Sanctions; and

  (v)
  no officer, director or employee of the Company or any of its Subsidiaries is a Government Official.

  (d)
  The Company and its Subsidiaries and Affiliates have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with the FCPA and any other applicable Anti-Bribery Legislation.

        4.15    Material Contracts.

  (a)
  Section 4.15(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a "Company Material Contract"):

  (i)
  any Contract that is a "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K;

  (ii)
  any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Corporation, Parent, the Company or any of their respective Affiliates after the Effective Time, (B) contains any material exclusivity or "most favored nation" obligations or restrictions or similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Effective Time, that would be binding on the Surviving Corporation, Parent or any of their respective Affiliates) or (C) otherwise limits or restricts, in any material respect, the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation, Parent or any of their respective Affiliates) from hiring or soliciting any Person for employment;

    (iii)
    promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to the obligations, liabilities or Indebtedness of any other Person, in each case in a principal amount in excess of $1,000,000;

    (iv)
    any Contract restricting the payment of dividends or the making of distributions to stockholders of the Company or the repurchase of stock or other equity of the Company;

    (v)
    any Contract that would require the disposition of any material assets or line of business of the Company or its Subsidiaries as a result of the consummation of the Merger;

    (vi)
    any material joint venture, profit-sharing, partnership, strategic alliance, collaboration or other similar agreements;

    (vii)
    any Contract pursuant to which the Company or any of its Subsidiaries receives from any Third Party a license or similar right to any Intellectual Property that is material to the Company or any of its Subsidiaries, other than licenses with respect to non-customized Software that is generally available and licensed pursuant to standard commercial terms;

    (viii)
    any Contract pursuant to which the Company or any of its Subsidiaries grant to any Third Party a license or similar right to any Intellectual Property that is material to the Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business;

    (ix)
    Contracts with (A) the top ten (10) customers of the Company based on revenues for the year ended December 31, 2019 and (B) the top ten (10) vendors of the Company based on costs for the year ending December 31, 2019;

    (x)
    any Related Party Contract;

    (xi)
    any Contract involving the settlement of any action or threatened action (or series of related actions) that will (A) involve payments after the date hereof in excess of $100,000 or (B) impose material monitoring or reporting obligations outside the ordinary course of business consistent with past practice;

    (xii)
    any Contract that is a lease of real property to which the Company or any of its Subsidiaries is a party, as lessee and which provides for annual lease payments in excess of $500,000;

    (xiii)
    any Collective Bargaining Agreement;

    (xiv)
    any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries (other than any such Contracts that are terminable by the Company or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice); and

    (xv)
    any Contract that relates to the acquisition or disposition of any Person, business or asset (other than any Contract or arrangement that provides solely for the acquisition of equipment or products in the ordinary course of business) and under which the Company or its Subsidiaries have a material continuing obligation, including any material "earn-out" or similar contingent payment obligation.

  (b)
  All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries, such termination must be in the ordinary course of business), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract, except such terminations or challenges that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.16    Taxes.

        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

  (a)
  All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete.

  (b)
  The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

  (c)
  All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

  (d)
  There is no Proceeding (including an audit) pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

  (e)
  There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

  (f)
  During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

  (g)
  There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

  (h)
  No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company's Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

  (i)
  Neither the Company nor any of its Subsidiaries (1) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (2) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (3) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

  (j)
  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent (1) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) the delivery of the tax opinions referenced in Section 9.2(f) and Section 9.3(g).

        4.17    Employees and Employee Benefit Plans.

  (a)
  Section 4.17 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan and specifies whether each such Company Employee Plan is a Company U.S. Plan or a Company International Plan. For each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed IRS Forms 5500; (iv) the most recent favorable determination or opinion letter from the IRS; (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan; (vi) all material documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the IRS or any other Governmental Authority during the past year; and (vii) all current employee handbooks, manuals and policies.

  (b)
  Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2013, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

  (c)
  Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Company Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

  (d)
  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC. To the knowledge of the Company, since January 1, 2018, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  (e)
  Except as provided in Section 2.5, with respect to each current or former Company Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or the Surviving Corporation to merge, amend or terminate any Company Employee Plan.

  (f)
  Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law).

  (g)
  There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law.

  (h)
  Without limiting the generality of Section 4.17(f), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

  (i)
  Each Company Employee Plan, and any award thereunder, that is or forms part of a "nonqualified deferred compensation plan" within the meaning of Sections 409A or 457A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code in all material respects.

  (j)
  With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

  (k)
  Each Company International Plan (i) has been maintained in compliance with its terms and Applicable Law, except for failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

        4.18    Labor Matters.

  (a)
  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

  (b)
  Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any officer of the Company or its Subsidiaries who manages or supervises or, at any time, managed or supervised two (2) or more employees, and (ii) there are no Proceedings pending or, to the knowledge of the Company, threatened related to any allegations of sexual harassment or other sexual misconduct by any officer of the Company or its Subsidiaries. Since January 1, 2018, neither the Company nor any of its Affiliates have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any officer of the Company or its Subsidiaries who manages or supervises or, at any time, managed or supervised two (2) or more employees.

  (c)
  Neither the Company nor any of its Subsidiaries is, or since January 1, 2018 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of the Company there are no threatened, organizational campaigns, card solicitations, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Service Provider. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any

    Company Service Provider with respect to the Company or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

  (d)
  The Company and each of its Subsidiaries is, and has been since January 1, 2018, in material compliance with WARN and has no material liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates or the Surviving Corporation or its Affiliates to have any material liability or other obligation following the Closing Date under WARN.

        4.19    Intellectual Property and Information Technology.

  (a)
  Section 4.19(a) of the Company Disclosure Schedule sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by the Company or any of its Subsidiaries ("Registered Company IP"). The Registered Company IP is subsisting and, excluding any pending applications contained therein, to the knowledge of the Company, is valid and enforceable. The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets material to their respective businesses.

  (b)
  The Company or its Subsidiaries solely own, free and clear of all Liens (other than Permitted Liens), or have the rights to use, all Company Owned IP and Company IT Systems material to the conduct of their respective businesses as currently conducted. The foregoing representation and warranty is not intended to be a representation or warranty regarding the absence of infringement, misappropriation or other violation of Intellectual Property, which is addressed in Section 4.19(e) below.

  (c)
  (i) There are no pending or, to the knowledge of the Company, threatened written claims against the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries, and, to the knowledge of the Company, the operations of the businesses (including the products and services) of the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) there are no pending or threatened written claims by the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Company Owned IP and to the knowledge of the Company, no Third Party has since January 1, 2018, infringed, misappropriated or otherwise violated any material Company Owned IP.

  (d)
  To the knowledge of the Company, since January 1, 2018, the Company IT Systems have not suffered any material security breach or failure (including any malfunction, cyber-attacks or other material disruption or impairment). The Company and each of its Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to monitor and protect the confidentiality, integrity, availability, operation and security of the Company IT Systems, including implementing and maintaining appropriate backup, business continuity and disaster recovery policies, procedures and facilities, and Software support arrangements.

  (e)
  The Company and each of its Subsidiaries is in material compliance with (i) all of its binding policies relating to privacy, data protection or the collection, use, storage, processing, transfer or disclosure of Personal Information; (ii) all Applicable Laws relating to privacy, data breach notification, or the protection, security, use, destruction or transfer of Personal Information; and (iii) all applicable payment card industry data security standards. There are no pending or, to the knowledge of the Company, threatened written claims against the Company or any of its Subsidiaries by any Person or Governmental Entity alleging a material violation of any of the foregoing and to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such claim.

        4.20    Environmental Matters.

        The Company has made available all material, non-privileged audits, investigations and sampling or similar reports with respect to the Company or its Subsidiaries that are in its possession or control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except (x) as set forth in Section 4.20 of the Company Disclosure Schedule or (y) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

  (a)
  the Company and each of its Subsidiaries is, and has been since January 1, 2018, in compliance with all Environmental Laws;

  (b)
  the Company and each of its Subsidiaries possesses and is, and has been since January 1, 2018, in compliance with all applicable Environmental Permits and all such Environmental Permits are valid and in good standing;

  (c)
  there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or operations;

  (d)
  there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, the Company or any of its Subsidiaries; and

  (e)
  neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of the Company, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in an Environmental Claim or Environmental Liability related to the Company or any of its Subsidiaries.

        4.21    Insurance.

        The Company has made available to Parent, prior to the date of this Agreement, a list and summaries of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or that covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the "Company Insurance Policies"). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the Transactions. Section 4.21 of the Company Disclosure Schedule sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company's existing directors' and officers' insurance policies.

        4.22    Properties.

        Schedule 4.22 sets forth the address of each real property owned by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens and (b) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is a valid and binding agreement of the Company or of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any such lease, sublease or license.

        4.23    Transactions with Affiliates.

        To the knowledge of the Company, since January 1, 2018, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

        4.24    Antitakeover Statutes.

        Assuming the accuracy of the representations and warranties set forth in Section 5.27, neither the restrictions on business combinations set forth in Section 203 of the DGCL nor any other "control share acquisition," "fair price," "moratorium" or other antitakeover Laws enacted under U.S. state or federal Laws apply to this Agreement, any Ancillary Agreement or any of the Transactions.

        4.25    Opinion of Financial Advisors.

        The Board of Directors of the Company has received an opinion from each of Barclays Capital Inc. and Goldman, Sachs & Co. LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than, as applicable, Parent and its Affiliates and holders of Excluded Shares).

        4.26    Finders' Fees.

        Except for Barclays Capital Inc. and Goldman Sachs & Co. LLC, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

        4.27    No Ownership of Parent Common Stock.

        Neither the Company nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or (b) has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is an "interested stockholder" of Parent nor Merger Sub (with the meaning of each foregoing word in quotation marks as defined in Section 203 of the DGCL).

        4.28    No Rights Plan.

        As of the date of this Agreement, there is no stockholder rights plan, "poison pill," antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject or a party or by which the Company or any of its Subsidiaries is otherwise bound.

        4.29    No Other Company Representations and Warranties.

        Except for the representations and warranties made by the Company in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.5 and the introduction to this Article 4) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any "data rooms", "virtual data rooms", management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.5 and the introduction to Article 5) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.29 shall not limit Parent's, Merger Sub's or the Company's remedies in the case of fraud with respect to the representations and warranties made in this Agreement.

        5.    REPRESENTATIONS AND WARRANTIES OF PARENT

        Subject to Section 11.5, except (x) as disclosed in any publicly available Parent SEC Document filed at least two (2) Business Days prior to the date of this Agreement (other than any disclosure contained in any part of any Parent SEC Document entitled "Risk Factors" or "Cautionary Note Regarding Forward Looking Statements" or any other disclosures in any Parent SEC Document that are cautionary, predictive or forward-looking in nature) or (y) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

        5.1    Corporate Existence and Power.

        Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case, as in effect on the date of this Agreement (the "Parent Organizational Documents"). Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        5.2    Corporate Authorization.

  (a)
  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approval (as defined below) and the required approval and adoption of the Merger Agreement by Parent in its capacity as the sole stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The affirmative vote of (i) the holders of a majority of the issued and outstanding shares of Parent Common Stock entitled to vote at a duly called and held meeting of Parent's stockholders at which a quorum is present (in person or represented by proxy) approving the issuance of shares of Parent Common Stock in connection with the Merger (the "Parent Share Issuance") and (ii) the holders of (a) a majority of the issued and outstanding shares of Parent Common Stock that are entitled to vote, (b) a majority of the issued and outstanding shares of Parent Class A Common Stock, voting as a separate class, and (c) a majority of the issued and outstanding shares of Parent Class B Common Stock, voting as a separate class, approving the Parent Charter Amendment are the only votes of the holders of any of Parent's capital stock necessary in connection with the consummation of the Merger (collectively, the "Parent Stockholder Approval"). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and each of the Ancillary Agreements to which Parent or Merger Sub is a party has been (or will be) duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of such Person enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

  (b)
  At a meeting duly called and held, the Board of Directors of Parent, acting upon the unanimous recommendation of the Parent Special Committee, unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Parent Share Issuance and the Parent Charter Amendment) are fair to and in the best interests of Parent's stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Parent Share Issuance and the Parent Charter Amendment); (iii) directing that the Parent Share Issuance and the Parent Charter Amendment be submitted to a vote at a meeting of Parent's stockholders; and (iv) recommending approval of the Parent Share Issuance and the Parent Charter Amendment by Parent's stockholders (such recommendation, the "Parent Board Recommendation"). The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the sole stockholder of Merger Sub; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Merger); (iii) directing that this Agreement be submitted for approval and adoption by the sole stockholder of Merger Sub; and (iv) recommending approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub. Except as permitted by Section 7.2, the Board of Directors of neither Parent nor Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

        5.3    Governmental Authorization.

        The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Parent and Merger Sub of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of each of the Certificate of Merger and Parent Charter Amendment with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of NASDAQ; (d) the Consents set forth on Section 5.3 of the Parent Disclosure Schedule; and (e) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (clauses (a)-(e), collectively the "Parent Governmental Authorizations").

        5.4    Non-contravention.

        The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions, do not and will not (a) assuming receipt of the Parent Stockholder Approval and approval of Parent in its capacity as sole stockholder of Merger Sub, contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents; (b) assuming compliance with the matters referred to in Section 5.3 and receipt of the Parent Stockholder Approval and approval of Parent in its capacity as sole stockholder of Merger Sub, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 5.3 and receipt of the Parent Stockholder Approval and approval of Parent in its capacity as sole stockholder of Merger Sub, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, Parent or any of its Subsidiaries or any of its or their respective assets or businesses; or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.5    Capitalization.

  (a)
  The authorized capital stock of Parent as of the date hereof consists of (x) 400,000,000 shares of Parent Class A Common Stock, (y) 100,000,000 shares of Parent Class B Common Stock and (z) 1,000,000 shares or preferred stock, par value $0.0001 ("Parent Preferred Stock"). As of the Closing Date, following the Parent Charter Amendment, the authorized capital stock of Parent shall consist of 500,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of February 27, 2020, there were issued and outstanding (i) 110,316,368 shares of Parent Class A Common Stock; (ii) 8,024,419 shares of Parent Class B Common Stock; (iii) no shares of Parent Preferred Stock; (iv) options to purchase shares of Parent Class A Common Stock ("Parent Stock Options") with respect to an aggregate of 400,642 shares of Parent Class A Common Stock (of which options to purchase an aggregate of 133,546 shares of Parent Common Stock were exercisable and 400,642 were incentive stock options); (v) restricted stock awards with respect to 52,755 shares of Parent

    Class A Common Stock ("Parent Restricted Stock Awards"); (vi) restricted stock units with respect to an aggregate of 1,065,305 shares of Parent Class A Common Stock ("Parent RSU Awards"); (vii) performance-based restricted stock units with respect to an aggregate of 288,281 shares of Parent Class A Common Stock ("Parent PSU Awards," together with Parent Stock Options, Parent Restricted Stock Awards, Parent RSU Awards and any other equity or equity-linked awards granted after February 27, 2020, "Parent Equity Awards"), determined assuming maximum performance levels were achieved; (viii) 1,478,666 additional shares of Parent Class A Common Stock were reserved for issuance pursuant to the Parent Stock Plans; (ix) (A) 24,367,867 warrants exercisable for 12,183,933 shares of Parent Class A Common Stock at an exercise price of $11.50 per whole share and (B) 9,999,579 warrants exercisable for 9,999,579 shares of Parent Class A Common Stock at an exercise price of $15.50 per whole share. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right. Except for the shares of common stock of Holdings owned by the Significant Stockholder, as otherwise set forth in this Section 5.5(a) and for changes since February 27, 2020 resulting from (A) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or (B) the issuance of Parent Equity Awards after such date, in each case as and to the extent permitted by Section 7.1, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the "Parent Securities"). Parent owns all of the issued and outstanding capital stock of Merger Sub.

  (b)
  All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any Parent Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Parent has furnished to the Company a true and complete list of all outstanding Parent Equity Awards as of February 5, 2020, including with respect to each such equity award, the holder, date of grant, vesting schedule, whether subject to performance conditions, number of shares of Parent Common Stock subject to such award (assuming maximum performance levels were achieved, if applicable), and, for Parent Stock Options, the applicable exercise price, expiration date and whether it is an incentive stock option. Five (5) Business Days prior to the Closing Date, Parent shall provide the Company with a revised version of the foregoing list, updated as of such date. No Subsidiary of Parent owns any shares of capital stock of Parent. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.

  (c)
  Except for the Holdings Shareholders Agreement and Holdings Exchange Agreement, which shall respectively terminate upon the Significant Stockholder Share Exchange, there are no shareholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the capital stock or other equity interests of Parent. Except for the Holdings Shareholders Agreement and Holdings Exchange Agreement, which shall respectively terminate upon the Significant Stockholder Share Exchange, none of Parent, Merger Sub or any other Subsidiaries of Parent has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

  (d)
  The shares of Parent Common Stock owned by the Significant Stockholder and subject to the Voting Agreement represent approximately 48.2% of the issued and outstanding shares of Parent Common Stock as of the date hereof, based on the total number of shares of Parent Common Stock issued and outstanding on the date hereof as set forth in Section 5.5(a) of this Agreement.

  (e)
  Immediately prior to the Effective Time, each issued and outstanding share of common stock of Holdings owned by the Significant Stockholder shall be exchanged for 1.3261 shares of newly issued Parent Class A Common Stock in accordance with the Holdings Exchange Agreement and that certain Side Letter between the Significant Stockholder and Parent dated as of the date hereof, and such exchange ratio shall not be subject to any amendment or adjustment, irrespective of the occurrence of any Dilution Protection Event (as defined in the Exchange Agreement).

        5.6    Subsidiaries.

  (a)
  Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 5.6(a) of the Parent Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of Parent as of the date of this Agreement, and its jurisdiction of incorporation or organization.

  (b)
  Except as set forth on Section 5.6(b) of the Parent Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent; (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent or any securities described in the foregoing clauses (i) through (iii) of this Section 5.6(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any entity, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

        5.7    Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

  (a)
  Parent and each of its Subsidiaries have timely filed with or furnished all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Parent SEC Documents") with the SEC, and have paid all material fees and assessments due and payable in connection therewith.

  (b)
  As of its filing date, each Parent SEC Document filed since January 1, 2018 prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.9 is true and correct) will comply, in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

  (c)
  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed since January 1, 2018 prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.9 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to any Parent SEC Documents.

  (d)
  Parent is, and since January 1, 2018 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

  (e)
  Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and principal financial officer to material information required to be included in Parent's periodic and current reports required under the Securities Exchange Act.

  (f)
  Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent's financial statements for external purposes in accordance with GAAP. Parent's principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent's auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by Parent's principal executive officer and principal financial officer to Parent's auditors and audit committee of the Board of Directors of Parent since January 1, 2018.

  (g)
  The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Securities Exchange Act with respect to such reports.

  (h)
  Since January 1, 2018, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are true and complete.

        5.8    Financial Statements and Financial Matters.

  (a)
  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

  (b)
  From January 1, 2018 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

        5.9    Disclosure Documents.

        The information relating to Parent and its Subsidiaries that is provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (a) in the case of the

Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, and (b) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and Parent and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        5.10    Absence of Certain Changes.

  (a)
  Since the Parent Balance Sheet Date through the date of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

  (b)
  Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company's consent, would constitute a breach of Section 7.1.

        5.11    No Undisclosed Material Liabilities.

        There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

        5.12    Litigation.

        There is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.

        5.13    Permits.

        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the "Parent Permits"). All Parent

Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are and since January 1, 2018, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.14    Compliance with Applicable Laws.

  (a)
  Parent and each of its Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all Applicable Laws and are not in default under or in violation of any Applicable Laws. None of Parent nor any of its Subsidiaries has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

  (b)
  Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries.

  (c)
  Except as set forth in Section 5.14(c) of the Parent Disclosure Schedules, to the knowledge of Parent:

  (i)
  Parent, each of its Subsidiaries, and each of their respective directors, officers, employees, and agents, representatives, sales intermediaries and any other Third Party acting on their behalf, has, since January 1, 2018, complied with and is in compliance with the FCPA and all other applicable Anti-Bribery Legislation;

  (ii)
  neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers or employees is, or since January 1, 2018 has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any of its Subsidiaries, in any way relating to the FCPA or any other applicable Anti-Bribery Legislation;

  (iii)
  neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or any of its agents, representatives, sales intermediaries or any other Third Party acting on their behalf is a Sanctioned Person;

  (iv)
  neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor agents, representatives, sales intermediaries or any other Third Party acting on their behalf, has, since January 1, 2018, or is currently, engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of applicable Sanctions; and

  (v)
  no officer, director or employee of Parent or any of its Subsidiaries is a Government Official.

  (d)
  Parent and its Subsidiaries and Affiliates have in place policies, procedures and controls that are reasonably designed to promote compliance with the FCPA and any other applicable Anti-Bribery Legislation.

        5.15    Material Contracts.

  (a)
  Section 5.15 of the Parent Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Parent or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Parent or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a "Parent Material Contract"):

  (i)
  any Contract that is a "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K;

  (ii)
  any Contract that (A) limits or purports to limit, in any material respect, the freedom of Parent or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Corporation, Parent or any of their respective Affiliates after the Effective Time, (B) contains any material exclusivity or "most favored nation" obligations or restrictions or similar provisions that are binding on Parent or any of its Subsidiaries (or, after the Effective Time, that would be binding on the Surviving Corporation or any of its Affiliates) or (C) otherwise limits or restricts, in any material respect, Parent or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Affiliates) from hiring or soliciting any Person for employment;

  (iii)
  promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by Parent or any of its Subsidiaries of, or any similar commitment by Parent or any of its Subsidiaries with respect to the obligations, liabilities or Indebtedness of any other Person, in each case in a principal amount in excess of $1,000,000, which shall include, for the avoidance of doubt, the Parent Notes;

  (iv)
  any Contract restricting the payment of dividends or the making of distributions to stockholders of Parent or the repurchase of stock or other equity of Parent;

  (v)
  any Contract that would require the disposition of any material assets or line of business of Parent or its Subsidiaries as a result of the consummation of the Merger;

  (vi)
  any material joint venture, profit-sharing, partnership, strategic alliance, collaboration or other similar agreements;

  (vii)
  any Contract pursuant to which Parent or any of its Subsidiaries receives from any Third Party a license or similar right to any Intellectual Property that is material to Parent or any of its Subsidiaries, other than licenses with respect to non-customized Software that is generally available and licensed pursuant to standard commercial terms;

  (viii)
  any Contract pursuant to which the Parent or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to Parent or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business;

  (ix)
  Contracts with (A) the top ten (10) customers of Parent based on revenues for the year ending December 31, 2019 and (B) the top ten (10) vendors of Parent based on costs for the year ending December 31, 2019;

  (x)
  any Related Party Contract;

    (xi)
    any Contract involving the settlement of any action or threatened action (or series of related actions) that will (A) involve payments after the date hereof in excess of $100,000 or (B) impose material monitoring or reporting obligations outside the ordinary course of business consistent with past practice;

    (xii)
    any Contract that is a lease of real property to which Parent or any of its Subsidiaries is a party, as lessee and which provides for annual lease payments in excess of $500,000;

    (xiii)
    any Collective Bargaining Agreement;

    (xiv)
    any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Parent or any of its Subsidiaries (other than any such Contracts that are terminable by Parent or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice); and

    (xv)
    any Contract that relates to the acquisition or disposition of any Person, business or asset (other than any Contract or arrangement that provides solely for the acquisition of equipment or products in the ordinary course of business) and under which Parent or its Subsidiaries have a material continuing indemnification obligation, including a material "earn-out" or similar contingent payment obligations.

  (b)
  All of the Parent Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (except for such Parent Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of Parent or any of its Subsidiaries, such termination must be in the ordinary course of business), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no Person is seeking to terminate or challenge the validity or enforceability of any Parent Material Contract, except such terminations or challenges that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Parent Material Contract, except for those violations and defaults (or potential defaults) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.16    Taxes.

        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

  (a)
  All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete.

  (b)
  Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books and records.

  (c)
  All federal income Tax Returns of the affiliated group of which Parent is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

  (d)
  There is no Proceeding (including an audit) pending or, to the knowledge of Parent, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

  (e)
  There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between Parent or any of its Subsidiaries and any Taxing Authority.

  (f)
  During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

  (g)
  There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

  (h)
  No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and/or Parent's Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

  (i)
  Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

  (j)
  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent (1) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) the delivery of the tax opinions referenced in Section 9.2(f) and Section 9.3(g).

        5.17    Employees and Employee Benefit Plans.

  (a)
  Section 5.17 of the Parent Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Parent Employee Plan, and specifies whether each such Parent Employee Plan is a Parent U.S. Plan or a Parent International Plan. For each material Parent Employee Plan and each Parent Employee Plan that is subject to ERISA, Parent has made available to the Company a copy of such plan (or a description, if such plan is not written) and all amendments thereto, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed IRS Forms 5500; (iv) the most recent favorable determination or opinion letter from the IRS; (v) the most recently prepared actuarial reports and financial statements in connection with each such Parent Employee Plan; (vi) all material documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the IRS or any other Governmental Authority during the past year; and (vii) all current employee handbooks, manuals and policies.

  (b)
  Neither Parent nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2013, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

  (c)
  Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of Parent, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Parent Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

  (d)
  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2018, each Parent Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of Parent, is threatened against or reasonably expected to involve, any Parent Employee Plan before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC. To the knowledge of Parent, since January 1, 2018, no events have occurred with respect to any Parent Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Parent or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

  (e)
  With respect to each current or former Parent Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Parent Employee Plan; or (iii) limit or restrict the right of Parent or any of its Subsidiaries or, after the Closing, the Surviving Corporation to merge, amend or terminate any Parent Employee Plan.

  (f)
  Neither Parent nor any of its Subsidiaries has any current or projected liability for, and no Parent Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Parent Service Provider (other than coverage mandated by Applicable Law).

  (g)
  There has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Parent Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Parent Balance Sheet Date, except as required in order to comply with Applicable Law.

  (h)
  Without limiting the generality of Section 5.17(f), no amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Parent Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

  (i)
  Each Parent Employee Plan, and any award thereunder, that is or forms part of a "nonqualified deferred compensation plan" within the meaning of Sections 409A or 457A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and Parent and its Subsidiaries have complied in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code in all material respects.

  (j)
  With respect to any Parent Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause Parent or any of its Subsidiaries to incur any material liability under ERISA or the Code.

  (k)
  Each Parent International Plan (i) has been maintained in compliance with its terms and Applicable Law, except for failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

        5.18    Labor Matters.

  (a)
  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

  (b)
  Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any officer of Parent or its Subsidiaries who manages or supervises or, at any time, managed or supervised two (2) or more employees, and (ii) there are no Proceedings pending or, to the knowledge of Parent, threatened related to any allegations of sexual harassment or other sexual misconduct by any officer of Parent or its Subsidiaries. Since January 1, 2018, neither Parent nor any of its Affiliates have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any officer of Parent or its Subsidiaries who manages or supervises or, at any time, managed or supervised two (2) or more employees.

  (c)
  Except as otherwise set forth on Section 5.15(a)(xiii) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is, or since January 1, 2018 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective

    Bargaining Agreement, and there have not been any, and to the knowledge of Parent there are no threatened, organizational campaigns, card solicitations, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Parent Service Provider. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any Parent Service Provider with respect to Parent or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the Transactions.

  (d)
  Parent and each of its Subsidiaries is, and has been since January 1, 2018, in material compliance with WARN and has no material liabilities or other obligations thereunder. Neither Parent nor any of its Subsidiaries has taken any action that would reasonably be expected to cause the Surviving Corporation or any of its Affiliates or the Surviving Corporation or its Affiliates to have any material liability or other obligation following the Closing Date under WARN.

        5.19    Intellectual Property and Information Technology.

  (a)
  Section 5.19(a) of the Parent Disclosure Schedule sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by Parent or any of its Subsidiaries ("Registered Parent IP"). The Registered Parent IP is subsisting and, excluding any pending applications contained therein, to the knowledge of Parent, is valid and enforceable. Parent and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets material to their respective businesses.

  (b)
  Parent or its Subsidiaries solely own, free and clear of all Liens (other than Permitted Liens), or have the rights to use, all Parent Owned IP and Parent IT Systems material to the conduct of their respective businesses as currently conducted. The foregoing representation and warranty is not intended to be a representation or warranty regarding the absence of infringement, misappropriation or other violation of Intellectual Property, which is addressed in Section 5.19(e) below.

  (c)
  (i) There are no pending or, to the knowledge of Parent, threatened written claims against Parent or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by Parent or any of its Subsidiaries, and, to the knowledge of Parent, the operations of the businesses (including the products and services) of Parent and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) there are no pending or threatened written claims by Parent or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Parent Owned IP and to the knowledge of Parent, no Third Party has since January 1, 2018, infringed, misappropriated or otherwise violated any material Parent Owned IP.

  (d)
  To the knowledge of Parent, since January 1, 2018, the Parent IT Systems have not suffered any material security breach or failure (including any malfunction, cyber attacks or other material disruption or impairment). Parent and each of its Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to monitor and protect the confidentiality, integrity, availability, operation and security of the Parent IT Systems, including implementing and maintaining appropriate backup, business continuity and disaster recovery policies, procedures and facilities, and Software support arrangements.

  (e)
  Parent and each of its Subsidiaries is in material compliance with (i) all of its binding policies relating to privacy, data protection or the collection, use, storage, processing, transfer or disclosure of Personal Information; (ii) all Applicable Laws relating to privacy, data breach notification, or the protection, security, use, destruction or transfer of Personal Information; and (iii) all applicable payment card industry data security standards. There are no pending or, to the knowledge of Parent, threatened written claims against Parent or any of its Subsidiaries by any Person or Governmental Entity alleging a material violation of any of the foregoing and to the knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such claim.

        5.20    Environmental Matters.

        Parent has made available all material non-privileged audits, investigations and sampling or similar reports with respect to Parent and its Subsidiaries that are in its possession or control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except (x) as set forth in Section 5.20 of the Parent Disclosure Schedule or (y) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

  (a)
  Parent and each of its Subsidiaries is, and has been since January 1, 2018, in compliance with all Environmental Laws;

  (b)
  Parent and each of its Subsidiaries possesses and is, and has been since January 1, 2018, in compliance with all applicable Environmental Permits and all such Environmental Permits are valid and in good standing;

  (c)
  there are no Environmental Claims pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or their respective properties or operations;

  (d)
  there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, Parent or any of its Subsidiaries; and

  (e)
  neither Parent nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of Parent, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in an Environmental Claim or Environmental Liability related to Parent or any of its Subsidiaries.

        5.21    Insurance.

        Parent has made available to the Company, prior to the date of this Agreement, a list and summaries of all material insurance policies and fidelity bonds for which Parent or any of its Subsidiaries is a policyholder or that covers the business, operations, employees, officers, directors or assets of Parent or any of its Subsidiaries (the "Parent Insurance Policies"). Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Parent reasonably believes, based on past experience, is adequate for the businesses and operations of Parent and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material

Adverse Effect, the Parent Insurance Policies (i) are sufficient for compliance by Parent and its Subsidiaries with all Parent Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the Transactions. Section 5.21 of the Parent Disclosure Schedule sets forth the amount per annum Parent paid in its last full fiscal year ending prior to the date of this Agreement for Parent's existing directors' and officers' insurance policies.

        5.22    Properties.

        Schedule 5.22 sets forth the address of each real property owned by Parent or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of Parent or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens and (b) each lease, sublease or license under which Parent or any of its Subsidiaries leases, subleases or licenses any real property is a valid and binding agreement of Parent or of its Subsidiaries, as the case may be, and is in full force and effect, and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in default or breach under the terms of any such lease, sublease or license.

        5.23    Transactions with Affiliates.

        To the knowledge of Parent, since January 1, 2018, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Parent SEC Documents filed prior to the date hereof.

        5.24    Antitakeover Statutes.

        Assuming the accuracy of the representations set forth in Section 4.27, neither the restrictions on business combinations set forth in Section 203 of the DGCL nor any other "control share acquisition," "fair price," "moratorium" or other antitakeover Laws enacted under U.S. state or federal Laws apply to this Agreement, any Ancillary Agreement or any of the Transactions.

        5.25    Opinion of Financial Advisor.

        Parent has received the written opinion of Morgan Stanley & Co. LLC, financial advisor to Parent, and the Parent Special Committee has received the written opinion of Stifel Financial Corp., financial advisor to the Parent Special Committee, in each case, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.

        5.26    Finders' Fees.

        Except for Morgan Stanley & Co. LLC, Stifel Financial Corp., Rothschild & Co. Inc., J.P. Morgan Securities LLC, BofA Securities, Inc. and Deutsche Bank Securities Inc., copies of whose engagement agreements have been provided to the Company prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the Transactions.

        5.27    No Ownership of Company Common Stock.

        Neither Parent nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or (b) has any rights to acquire any shares of Company Common Stock.

There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. None of Parent nor any of its Subsidiaries is an "interested stockholder" of the Company (with the meaning of each foregoing word in quotation marks as defined in Section 203 of the DGCL).

        5.28    Financing.

        Concurrently with the execution of this Agreement, Parent has obtained and delivered to the Company a true, complete and fully executed debt commitment letter, dated as of the date hereof (such letter, together with all annexes and exhibits attached thereto and the executed fee letter, dated as of the date hereof, as amended, modified, waived, supplemented, extended or replaced in accordance with the terms therein and herein, collectively, the "Commitment Letter"), pursuant to which the Financing Sources have committed, subject solely to the terms and conditions expressly set forth in the Commitment Letter, to lend to the Subsidiaries of Parent named therein (the "Borrowers") the amounts set forth therein for, among other things, the purposes of the Financing. As of the date hereof, the Commitment Letter, in the form so delivered, is in full force and effect in accordance with the terms thereof and is the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exceptions. As of the date of this Agreement, to the knowledge of Parent, no such commitment provided for in the Commitment Letter has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated other than as set forth in the Commitment Letter with respect to the Parent's ability to add additional arrangers thereunder. Neither Parent, nor, to the knowledge of Parent, any other counterparty thereto has committed any material breach of any of its covenants or other obligations set forth in, or is in default under, the Commitment Letter, and, as of the date of this Agreement, to the knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute or result in a material breach or default on the part of any Person under the Commitment Letter, (b) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Commitment Letter, (c) make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate in any material respect or (d) otherwise result in any portion of the Financing not being available. As of the date of this Agreement, assuming satisfaction or waiver of the conditions set forth in Section 9.1 and Section 9.2 and the compliance in all material respects by the Company with Section 8.4, Parent has no reason to believe (both before and after giving effect to any "flex" provisions contained in the Commitment Letter) that Parent will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Commitment Letter or that the full amounts committed pursuant to the Commitment Letter will not be available as of the Closing if the terms or conditions to be satisfied by them contained in the Commitment Letter are satisfied. There are no conditions precedent (directly or indirectly) or other conditions related to the Financing and the funding thereof other than the terms thereof expressly set forth in the Commitment Letter. Other than the Commitment Letter and the fee letter contemplated therein, there are no other contracts or written agreements (or other arrangements or agreements that are material) entered into by the Parent or any Affiliate thereof that are materially related to the funding of the Financing (except for (i) customary engagement letters, true and correct copies of which have been provided to the Company and (ii) customary non-disclosure agreements which do not impact the conditionality of the Financing).

        5.29    No Other Parent Representations and Warranties.

        Except for the representations and warranties made by Parent in this Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.5 and the introduction to this Article 5) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any "data rooms", "virtual data rooms", management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.5 and the introduction to Article 4) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.29 shall not limit Parent's, Merger Sub's or the Company's remedies in the case of fraud with respect to the representations and warranties made in this Agreement.

        6.    COVENANTS OF THE COMPANY

        The Company agrees that:

        6.1    Conduct of the Company.

        From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.1 of the Company Disclosure Schedule or (z) as otherwise required or expressly permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and use its and their commercially reasonable efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, Governmental Authorities with jurisdiction over the Company's operations and other Third Parties having material business relationships with the Company and its Subsidiaries; (ii) keep available the services of the present directors, officers and employees of the Company or its Subsidiaries; and (iii) maintain in effect all material Company Permits; provided that neither the Company nor any of its Subsidiaries shall take any action to comply with the foregoing that would breach any of Sections 6.1(a) through 6.1(s). Without limiting the generality of the foregoing, except (A) as required by Applicable Law, (B) as set forth in Section 6.1 of the Company Disclosure Schedule or (C) as otherwise required or expressly permitted by this Agreement, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

  (a)
  adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);

  (b)
  (i) merge or consolidate with any other Person; (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions in the ordinary course of business consistent with past practice in an amount not to exceed $10 million individually or $50 million in the aggregate for all such acquisitions; provided that no transaction otherwise permitted under this clause (A) shall be permitted if it, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions, or (B) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company's wholly owned Subsidiaries; or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

  (c)
  (i) split, combine or reclassify any shares of its capital stock (other than transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company's wholly owned Subsidiaries); (ii) amend any term or alter any rights of any of its outstanding equity securities; (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (A) in the case of the Company, regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed $0.303 per share of Company Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Stock), or (B) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company; or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of the Company or any Subsidiary of the Company or any rights, warrants or options to acquire any such shares or other securities, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or the vesting or settlement of Company Restricted Stock Awards, in each case outstanding as of the date of this Agreement in accordance with the present terms of the Company Stock Plans and applicable award agreements of such Company Stock Options and Company Restricted Stock Awards;

  (d)
  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or the vesting or settlement of shares of Company Restricted Stock Awards that are outstanding on the date of this Agreement in accordance with the present terms of the Company Stock Plans and applicable award agreements of such Company Stock Options and Company Restricted Stock Awards or (ii) enter into any agreement with respect to the voting of any of its capital stock;

  (e)
  authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as set forth in Section 6.1(e) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $150,000,000 in the aggregate;

  (f)
  transfer, sell, lease or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property, other than (i) transfers, sales, leases or other dispositions in the ordinary course of business consistent with past practice in an amount not to exceed $25 million in the aggregate for all such dispositions; or (ii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company's wholly owned Subsidiaries;

  (g)
  sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action necessary to maintain any material Company Owned IP;

  (h)
  (i) make any material loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions (A) by the Company to one or more of its wholly owned Subsidiaries or (B) by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (ii) incur, assume, guarantee, repay or repurchase any Indebtedness other than (x) pursuant to the Financing or (y) the incurrence and/or repayment of loans (or issuance or terminations of letters of credit or similar instruments) pursuant to the Company Credit Agreement (A) in the ordinary course of business consistent with past practice and/or (B) in connection with the consummation of acquisitions or investments otherwise permitted hereunder, but in an amount not to exceed $50,000,000 in the aggregate for all such incurrences pursuant to this clause (B).

  (i)
  create or incur any Lien (except for a Permitted Lien) on any material asset (including any Company Owned IP);

  (j)
  (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract), other than in the ordinary course of business consistent with past practice; (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (iii) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract;

  (k)
  terminate, suspend, abrogate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

  (l)
  except as required by (x) Applicable Law or (y) the terms of any Company Employee Plan as in effect as of the date hereof, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of the current or former Company Service Providers; (ii) enter into any employment, offer letter, term sheet, deferred compensation, consulting, bonus, change in control, severance or other similar agreement (or any amendment to any such existing agreement) with any of the current or former Company Service Providers; (iii) establish, adopt, amend or enter into any Company Employee Plan or Collective Bargaining Agreement; (iv) grant or amend any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Company Service Provider; or (v) increase the compensation, bonus or other benefits payable to any current or former Company Service Provider (other than increases in base compensation of not more than 4% in the aggregate to management or high-level employees and in each case in the ordinary course of business consistent with past practice);

  (m)
  make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the Securities Exchange Act ("Regulation S-X"), as approved by its independent public accountants;

  (n)
  (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any material method of Tax accounting, (iv) enter into any material closing agreement with respect to Taxes or (v) settle or surrender any material Tax claim, audit or assessment;

  (o)
  except as set forth in Section 6.1(o) of the Company Disclosure Schedule, settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation, or

    Proceeding, pending or threatened, and involving or against the Company or any of its Subsidiaries, other than those involving only a monetary payment by the Company or any of its Subsidiaries not to exceed $250,000 individually and $2,000,000 in the aggregate; provided that in no event shall the Company or any of its Subsidiaries settle or compromise, or propose to settle or compromise, without Parent's prior written consent, (i) any class action or collective action claims or (ii) any other claim, action, suit, investigation, regulatory examination or Proceeding (A) that relates to the Transactions, (B) that seeks injunctive or other equitable relief, or (C) that relates to or asserts (1) infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Person's Intellectual Property or (2) infringement, misappropriation or other violation by any Person of any Company Owned IP;

  (p)
  enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any of the Company's Affiliates (other than the Company and its Subsidiaries), on the other hand;

  (q)
  knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any respect at, or immediately prior to, the Effective Time;

  (r)
  write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be consistent with the Company's financial accounting policies and procedures and GAAP as determined in consultation with the Company's outside auditor; or

  (s)
  agree, commit or publicly propose to do any of the foregoing.

        6.2    Access to Information; Confidentiality.

  (a)
  Upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, books, contracts and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent all other information concerning its businesses, properties and personnel as Parent may reasonably request, and instruct its Representatives to reasonably cooperate with Parent in its investigation. All information furnished pursuant to this Agreement shall be subject to the mutual confidentiality agreement, dated as of April 30, 2019, between Parent and the Company (the "Confidentiality Agreement"); provided, however, notwithstanding anything to the contrary contained herein, Parent and the Company consent and agree that all information referenced in Section 8.4 may be shared with and delivered to the Financing Sources (subject to customary confidentiality arrangements). No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

  (b)
  Notwithstanding anything to the contrary in this Section 6.2, Section 8.1 or Section 8.2, neither the Company nor any of its Subsidiaries shall be required to provide access to its properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement; provided that the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements in effect on or after the date hereof and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns); provided, however, that in no event shall Parent have access to individual performance or evaluation records, medical histories or other similar information that the disclosure of which, in the reasonable opinion of the Company, would reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability.

        6.3    No Solicitation by the Company.

  (a)
  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.3, the Company shall not, and shall cause its Subsidiaries, controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their respective investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Company Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party (excluding Affiliates) that the Company knows, or should reasonably be expected to know, is considering, seeking to make, or has made, a Company Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Proposal; (iii) (A) fail to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (C) recommend, adopt or approve any Company Acquisition Proposal, (D) enter into or approve, recommend or declare advisable for the Company or any of its Subsidiaries to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar arrangement (other than a Company Acceptable Confidentiality Agreement) in connection with any Company Acquisition Proposal (any of the foregoing in this clause (iii), a "Company Adverse Recommendation Change"); (iv) take any action to make any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar anti-takeover Laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any Third Party or any Company Acquisition Proposal; or (v) resolve, propose or agree to do any of the foregoing.

  (b)
  Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approval (the "Company Approval Time") (and in no event after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof that was not solicited in breach of, and does not otherwise result in a violation of this Section 6.3, the Board of Directors of the Company (or committee thereof) may, subject to compliance with this Section 6.3(b), Section 6.3(c) and Section 6.3(e) , and to the determination of the Board of Directors of the Company in good faith, after consultation with the Company's financial advisor and outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under Applicable Law, (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with Section 6.3(a), has made after the date of this Agreement an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a Company Superior Proposal; (ii) furnish to such Third Party and its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not include any standstill terms and shall not provide such person with any exclusive right to negotiate with the Company) (a "Company Acceptable Confidentiality Agreement"), a copy of which shall be provided substantially concurrently with its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party; provided further that no Company Acceptable Confidentiality Agreement shall contain Section 3 of the Confidentiality Agreement and upon entry into any Company Acceptable Confidentiality Agreement, the Company and Parent hereby agree that the Confidentiality Agreement shall be amended to remove and replace Section 3 thereof with "[Reserved]"; and (iii) following receipt of a Company Superior Proposal after the date of this Agreement, (A) make a Company Adverse Recommendation Change and/or (B) terminate this Agreement pursuant to Section 10.1(d)(iii) and simultaneously enter into a definitive agreement implementing such Company Superior Proposal (provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination of this Agreement pursuant to the foregoing clause (B) shall be void and of no force and effect, unless concurrently with such termination the Company pays the Company Termination Fee to Parent and otherwise complies with the provisions of Sections 10.1 and 10.3). Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.3; or (y) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of this Section 6.3(b), Section 6.3(c) and Section 6.3(e) and even if permitted by this section, shall have the consequences set forth in this Agreement. For the avoidance of doubt, a "stop, look and listen" disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Company Adverse Recommendation Change.

  (c)
  In addition to the requirements set forth in Section 6.3(b) and subject to compliance with Section 6.3(d) and Section 6.3(e), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.3(b) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take the action referred to in Section 6.3(b)(i). In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal (including material modifications thereto) or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of its Board of Directors, is considering making a Company Acquisition Proposal, which notice shall be provided in writing and shall include a written summary of (i) any material correspondence relating thereto and (ii) the material terms and conditions of such Company Acquisition Proposal (including material modifications thereto) subject, in each case, to the terms of any Company Acceptable Confidentiality Agreement.

  (d)
  Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event after the Company Approval Time), and after giving effect to the rights offered to Parent in this Section 6.3(d), the Board of Directors of the Company may effect a Company Adverse Recommendation Change involving or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided that prior to effecting any such Company Adverse Recommendation Change (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action at least four (4) Business Days before taking such action and (B) negotiate in good faith with Parent for four (4) Business Days following such notice regarding revisions, if any, to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the four (4) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith taking into account any proposal by Parent to amend the terms of this Agreement, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

  (e)
  Without limiting or affecting Section 6.3(a), Section 6.3(b) or Section 6.3(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change involving or relating to a Company Superior Proposal or terminate this Agreement to accept a Company Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least four (4) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement and a detailed written summary of all material terms of such Company Superior Proposal and the identity of the offeror; (ii) if requested by Parent, during such four (4) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal; and (iii) after such four (4) Business Day period, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal (including any change to the exchange ratio or merger consideration), a new written notification from the Company consistent with that described in clause (i) of this Section 6.3(e) shall be required and a new notice period under clause (i) of this Section 6.3(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.3(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)).

  (f)
  "Company Superior Proposal" means any bona fide, written Company Acquisition Proposal (other than a Company Acquisition Proposal that has resulted from a violation of this Section 6.3) (with all references to "20%" in the definition of Company Acquisition Proposal being deemed to be references to "50%") on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to the Company's stockholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement); (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal; and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

  (g)
  "Company Intervening Event" means any material event, change, effect, development or occurrence that (i) was not known or the material consequences of which were not known in each case to the Board of Directors of the Company as of the date of this Agreement, and (ii) does not relate to or involve any Company Acquisition Proposal.

  (h)
  The Company shall, and shall cause its Subsidiaries, controlled affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause its and their respective Representatives to: (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and instruct any such Third Party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about the Company that was furnished by or on behalf of the Company to return or destroy all such information and (ii) other than with respect to Parent and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Company Acquisition Proposal.

  (i)
  Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the making of any Company Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may the Company or any of its Subsidiaries enter into any legally binding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement) and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Company Stockholder Meeting.

        7.    COVENANTS OF PARENT

        Parent agrees that:

        7.1    Conduct of Parent.

        From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.1 of the Parent Disclosure Schedule or (z) as otherwise required or expressly permitted by this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and use its and their commercially reasonable efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, Governmental Authorities with jurisdiction over Parent's operations and other Third Parties having material business relationships with Parent and its Subsidiaries; (ii) keep available the services of the present directors, officers and employees of Parent and its Subsidiaries; and (iii) maintain in effect all material Parent Permits; provided that neither Parent nor any of its Subsidiaries shall take any action to comply with the foregoing that would breach any of Sections 7.1(a) through 7.1(s). Without limiting the generality of the foregoing, except (A) as required by Applicable Law, (B) as set forth in Section 7.1 of the Parent Disclosure Schedule or (C) as otherwise required or expressly permitted by this Agreement, without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

  (a)
  adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Parent Organizational Documents);

  (b)
  (i) merge or consolidate with any other Person; (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions in the ordinary course of business consistent with past practice in an amount not to exceed $10 million individually or $50 million in the aggregate for all such acquisitions; provided that no transaction otherwise permitted under this clause (A) shall be permitted if it, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions, or (B) transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among Parent's wholly owned Subsidiaries; or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

  (c)
  (i) split, combine or reclassify any shares of its capital stock (other than transactions (A) solely among Parent and one or more of its wholly owned Subsidiaries or (B) solely among Parent's wholly owned Subsidiaries); (ii) amend any term or alter any rights of any of its outstanding equity securities; (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent; or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Parent or any Subsidiary of Parent or any rights, warrants or options to acquire any such shares or other securities, other than (A) repurchases of shares of Parent Common Stock in connection with the exercise of Parent Stock Options or the vesting or settlement of Parent Restricted Stock Awards, Parent RSU Awards or Parent PSU Awards, in each case outstanding as of the date of this Agreement in accordance with the present terms of the Parent Stock Plans and applicable award agreements of such Parent Stock Options, Parent Restricted Stock Awards, Parent RSU Awards and Parent PSU Awards or (B) the completion of Parent's previously announced redemption of all of its outstanding warrants to purchase shares of Parent Common Stock that were issued under the Warrant Agreement, dated September 10, 2015, by and between Double Eagle Acquisition Corp. ("Double Eagle") and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in Double Eagle's initial public offering;

  (d)
  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of Parent Common Stock upon the exercise of Parent Stock Options, the vesting or settlement of shares of Parent Restricted Stock Awards, Parent RSU Awards or Parent PSU Awards that are outstanding on the date of this Agreement in accordance with the present terms of the Parent Stock Plans and applicable award agreements of such Parent Stock Options, Parent Restricted Stock Awards, Parent RSU Awards and Parent PSU Awards or (ii) enter into any agreement with respect to the voting of any of its capital stock;

  (e)
  authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as set forth in Section 7.1(e) of the Parent Disclosure Schedule and (ii) any other capital expenditures not to exceed $150,000,000 in the aggregate;

  (f)
  except for the real property noted as listed for sale in Section 5.22 of the Parent Disclosure Schedule, transfer, sell, lease or otherwise dispose of any Subsidiary or any division thereof or of Parent or any assets, securities or property, other than (i) transfers, sales, leases or other dispositions in the ordinary course of business consistent with past practice in an amount not to exceed $10 million in the aggregate for all such dispositions; or (ii) transactions (A) solely among Parent and one or more of its wholly owned Subsidiaries or (B) solely among Parent's wholly owned Subsidiaries;

  (g)
  sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action necessary to maintain, enforce or protect, any material Parent Owned IP;

  (h)
  (i) make any material loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions (A) by Parent to one or more of its wholly owned Subsidiaries or (B) by any Subsidiary of Parent to Parent or any wholly owned Subsidiary of Parent, or (ii) incur, assume, guarantee, repay or repurchase any Indebtedness, other than (w) any optional redemption by Williams Scotsman International, Inc. of up to 10% of the aggregate principal amount of its outstanding 6.875% Senior Secured Notes due 2023 in accordance with Section 3.7(e) of the Indenture, dated August 6, 2018, by and between Mason Finance Sub, Inc., as escrow issuer, and Deutsche Bank Trust Company Americas, as trustee and collateral agent, as supplemented from time to time, (x) pursuant to the Financing, (y) the incurrence or repayment of loans (or issuance or terminations of letters of credit or similar instruments) pursuant to the Parent Credit Agreement (A) in the ordinary course of business consistent with past practice and/or (B) in connection with the consummation of acquisitions or investments otherwise permitted hereunder or to fund the redemption contemplated by clause (w) above, but in an amount not to exceed $50,000,000 in aggregate for all such incurrences pursuant to this clause (y)(B) and/or (z) the issuance of debt securities pursuant to a Parent Notes Permitted Refinancing;

  (i)
  other than in connection with the Financing, create or incur any Lien (except for a Permitted Lien) on any material asset (including any Parent Owned IP);

  (j)
  other than in connection with the Financing, (i) enter into any Parent Material Contract (including by amendment of any Contract that is not a Parent Material Contract such that such Contract becomes a Parent Material Contract), other than in the ordinary course of business consistent with past practice; (ii) terminate, renew, extend or amend in any material respect any Parent Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (iii) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract (including, for the avoidance of doubt, the Shareholders Agreement and the Holdings Shareholders Agreement);

  (k)
  terminate, suspend, abrogate, amend or modify any material Parent Permit in a manner material and adverse to Parent and its Subsidiaries, taken as a whole;

  (l)
  except as required by (x) Applicable Law or (y) the terms of any Parent Employee Plan as in effect as of the date hereof including the grant of annual equity-based awards in the ordinary course of business consistent with past practice, with the aggregate grant date fair value of such awards not to exceed an aggregate grant date fair value of $9.9 million: (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of the current or former Parent Service Providers; (ii) enter into any employment, offer letter, term sheet, deferred compensation, consulting, bonus, change in control, severance or other similar agreement (or any amendment to any such existing agreement) with any of the current or former Parent Service Providers; (iii) establish, adopt, amend or enter into any Parent Employee Plan or Collective Bargaining Agreement; (iv) grant or amend any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Parent Service Provider; or (v) increase the compensation, bonus or other benefits payable to any current or former Parent Service Providers (other than increases in base compensation of not more than 4% in the aggregate to management or high-level employees and in each case in the ordinary course of business consistent with past practice);

  (m)
  make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X, as approved by its independent public accountants;

  (n)
  (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any material method of Tax accounting, (iv) enter into any material closing agreement with respect to Taxes or (v) settle or surrender any material Tax claim, audit or assessment;

  (o)
  except as set forth in Section 7.1(o) of the Parent Disclosure Schedule, settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation, or Proceeding, pending or threatened, and involving or against Parent or any of its Subsidiaries, other than those involving only a monetary payment by Parent or any of its Subsidiaries not to exceed $250,000 individually and $2,000,000 in the aggregate; provided that in no event shall Parent or any of its Subsidiaries settle or compromise, or propose to settle or compromise, without the Company's prior written consent, (i) any class action or collective action claims or (ii) any other claim, action, suit, investigation, regulatory examination or Proceeding (A) that relates to the Transactions, (B) that seeks injunctive or other equitable relief, or (C) that relates to or asserts (1) infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any Person's Intellectual Property or (2) infringement, misappropriation or other violation by any Person of any Parent Owned IP;

  (p)
  enter into any transaction between Parent or any of its Subsidiaries, on the one hand, and any of Parent's Affiliates (other than Parent and its Subsidiaries), on the other hand;

  (q)
  knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of Parent hereunder inaccurate in any respect at, or immediately prior to, the Effective Time;

  (r)
  write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be consistent with

    Parent's financial accounting policies and procedures and GAAP as determined in consultation with Parent's outside auditor; or

  (s)
  agree, commit or publicly propose to do any of the foregoing.

        7.2    No Solicitation by Parent.

  (a)
  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 7.2, Parent shall not, and shall cause its Subsidiaries, controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their respective Representatives (which shall include, in the case of Parent, the members of, and advisors to, the Parent Special Committee) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party (excluding Affiliates) that Parent knows, or should reasonably be expected to know, is considering, seeking to make, or has made, a Parent Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Acquisition Proposal; (iii) (A) fail to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to the Company, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (C) recommend, adopt or approve any Parent Acquisition Proposal, (D) enter into or approve, recommend or declare advisable for Parent or any of its Subsidiaries to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar arrangement (other than a Parent Acceptable Confidentiality Agreement) in connection with any Parent Acquisition Proposal (any of the foregoing in this clause (iii) a "Parent Adverse Recommendation Change"); (iv) take any action to make any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar anti-takeover Laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any Third Party or any Parent Acquisition Proposal; or (v) resolve, propose or agree to do any of the foregoing.

  (b)
  Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approval (the "Parent Approval Time") (and in no event after the Parent Approval Time), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date hereof that was not solicited in breach of, or otherwise result in a violation of this Section 7.2, the Board of Directors of Parent (or committee thereof) (including the Parent Special Committee) may, subject to compliance with this Section 7.2(b), Section 7.2(c) and Section 7.2(e), and to the determination of the Board of Directors of Parent in good faith, after consultation with Parent's financial advisor and outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under Applicable Law, (i) engage in negotiations or discussions with any Third Party that, subject to Parent's compliance with Section 7.2(a), has made after the date of this Agreement an unsolicited bona fide written Parent Acquisition Proposal that the Board of Directors of Parent (or Parent Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a Parent Superior Proposal; (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not include any standstill terms and shall not provide such person with any exclusive right to negotiate with Parent) (a "Parent Acceptable Confidentiality Agreement"), a copy of which shall be provided substantially concurrently with its execution, to the Company for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party; provided further that no Parent Acceptable Confidentiality Agreement shall contain Section 3 of the Confidentiality Agreement and upon entry into any Parent Acceptable Confidentiality Agreement or Shareholder Acceptable Confidentiality Agreement (as defined in the Voting Agreement), the parties hereby agree that the Confidentiality Agreement shall be amended to remove and replace Section 3 thereof with "[Reserved]"; and (iii) following receipt of a Parent Superior Proposal after the date of this Agreement, (A) make (at the recommendation of the Parent Special Committee) a Parent Adverse Recommendation Change and/or (B) terminate this Agreement pursuant to Section 10.1(c)(iii) and simultaneously enter into a definitive agreement implementing such Parent Superior Proposal (provided, however, that Parent shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination of this Agreement pursuant to the foregoing clause (B) shall be void and of no force and effect, unless concurrently with such termination Parent pays the Parent Termination Fee to the Company and otherwise complies with the provisions of Sections 10.1 and 10.3). Nothing contained herein shall prevent the Board of Directors of Parent from (x) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Parent Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.2; or (y) making any required disclosure to the stockholders of Parent if the Board of Directors of Parent (or Parent Special Committee) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with Applicable Law; provided that any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 7.2(b), Section 7.2(c) and Section 7.2(e) and even if permitted by this section, shall have the consequences set forth in this Agreement. For the avoidance of doubt, a "stop, look and listen" disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Parent Adverse Recommendation Change.

  (c)
  In addition to the requirements set forth in Section 7.2(b) and subject to compliance with Section 7.2(d) and Section 7.2(e), neither the Board of Directors of Parent nor the Parent Special Committee shall take any of the actions referred to in clauses (i) through (iii) of Section 7.2(b) unless Parent shall have first delivered to the Company written notice advising the Company that Parent intends to take the action referred to in Section 7.2(b)(i). In addition, Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal (including material modifications thereto) or any request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of its Board of Directors, is considering making or has made a Parent Acquisition Proposal, which notice shall be provided in writing and shall include a summary of (i) any material correspondence relating thereto and (ii) the material terms and conditions of such Parent Acquisition Proposal (including material modifications thereto) subject, in each case, to the terms of any Parent Acceptable Confidentiality Agreement.

  (d)
  Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), and after giving effect to the rights offered to the Company in this Section 7.2(d), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event if the Board of Directors of Parent or the Parent Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided that prior to effecting any such Parent Adverse Recommendation Change (i) Parent shall (A) promptly notify the Company in writing of its intention to take such action at least four (4) Business Days before taking such action and (B) negotiate in good faith with the Company for four (4) Business Days following such notice regarding revisions, if any, to the terms of this Agreement proposed by the Company, and (ii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the four (4) Business Day period described in the foregoing clause (B), the Board of Directors of Parent determines in good faith taking into account any proposal by the Company to amend the terms of this Agreement, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

  (e)
  Without limiting or affecting Section 7.2(a), Section 7.2(b) or Section 7.2(c), the Board of Directors of Parent shall not make a Parent Adverse Recommendation Change involving or relating to a Parent Superior Proposal or terminate this Agreement to accept a Parent Superior Proposal unless (i) Parent promptly notifies the Company, in writing at least four (4) Business Days before taking such action, that Parent intends to take such action, which notice attaches the most current version of any proposed agreement, a detailed written summary of all material terms of such Parent Superior Proposal and the identity of the offeror; (ii) if requested by the Company, during such four (4) Business Day period, Parent and its Representatives have discussed and negotiated in good faith with the Company regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Superior Proposal; and (iii) after such four (4) Business Day period, the Board of Directors of Parent or the Parent Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, taking into account any proposal by the Company to amend the terms of this Agreement, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Parent Superior Proposal (including any change to the exchange ratio or merger consideration), a new written notification from Parent consistent with that described in clause (i) of this Section 7.2(e) shall be required and a new notice period under clause (i) of this Section 7.2(e) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 7.2(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)).

  (f)
  "Parent Superior Proposal" means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal that has resulted from a violation of this Section 7.2) (with all references to "20%" in the definition of Parent Acquisition Proposal being deemed to be references to "50%") on terms that the Board of Directors of Parent or the Parent Special Committee determines in good faith, after consultation with their respective financial advisors and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal that the Board of Directors of Parent or the Parent Special Committee, as applicable, considers to be appropriate (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to Parent's stockholders from a financial point of view than the Merger (taking into account any proposal by the Company to amend the terms of this Agreement); (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Parent Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Parent Acquisition Proposal; and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Parent or the Parent Special Committee, as applicable.

  (g)
  "Parent Intervening Event" means any material event, change, effect, development or occurrence that (i) was not known or the material consequences of which were not known in each case to the Board of Directors of Parent as of the date of this Agreement, and (ii) does not relate to or involve any Parent Acquisition Proposal.

  (h)
  Parent shall, and shall cause its Subsidiaries, controlled affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause its and their respective Representatives to: (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal and instruct any such Third Party (or its agents or advisors) (other than Significant Stockholder or its Affiliates) in possession of confidential, non-public information or documents or material incorporating non-public information about the Company that was furnished by or on behalf of the Company to return or destroy all such information and (ii) other than with respect to the Company and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Parent Acquisition Proposal.

  (i)
  Notwithstanding (i) any Parent Adverse Recommendation Change, (ii) the making of any Parent Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may Parent or any of its Subsidiaries enter into any legally binding merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting a Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement) and (y) Parent shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Parent Stockholder Meeting.

        7.3    Obligations of Merger Sub and the Surviving Corporation.

        Until the Effective Time, Parent shall at all times be the direct owner of all of the issued and outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall execute and deliver a written consent as sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and provide a copy of such written consent to the Company, and thereafter neither Parent nor any of its Subsidiaries shall amend, modify or withdraw such consent.

        7.4    Director and Officer Liability.

  (a)
  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the governing or organizational documents of any Subsidiary of the Company and any indemnification agreements in existence as of the date hereof, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the "Company Indemnified Parties") against any fees, costs or expenses (including reasonable attorneys' fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions; provided that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification; and (ii) cooperate in the defense of any such matter until it is determined that such Company Indemnified Party is not eligible for indemnification.

  (b)
  For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent shall cause to be maintained policies of insurance that, in Parent's good faith determination, provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, the Company may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year "tail" policy under the Company's existing directors' and officers' insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

  (c)
  The provisions of this Section 7.4 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, Parent and/or the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Corporation, as applicable, will expressly assume the obligations set forth in this Section 7.4.

        7.5    Employee Matters.

  (a)
  From the Closing Date through December 31, 2021 (the "Benefits Continuation Period"), the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to the individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and to the extent they continue as employees of the Surviving Corporation, Parent or any of Parent's Subsidiaries (including Subsidiaries of the Surviving Corporation) during all or a portion of the Benefits Continuation Period (the

    "Affected Employees") (i) base salaries or base wage rates that are no less favorable than the base salary or wage rate provided to such Affected Employee by the Company and its Subsidiaries immediately prior to the Effective Time; (ii) target cash bonus and other annual cash incentive compensation opportunities that are no less favorable than the target cash bonus and other annual cash incentive compensation opportunities provided to such Affected Employee by the Company and its Subsidiaries immediately prior to the Effective Time; (iii) to the extent applicable, a target annual equity incentive opportunity that is no less favorable than the target annual equity incentive opportunity that was provided to such Affected Employee by the Company and its Subsidiaries immediately prior to the Effective Time; provided that, for the avoidance of doubt, equity or equity-based benefits will be provided to the Affected Employee in the form of equity or equity-based benefits under the Parent Stock Plans; and (iv) employee benefits that are substantially comparable in the aggregate to the employee benefits (including health and welfare benefits, severance, vacation and paid time-off and charity support) provided to such Affected Employee by the Company and its Subsidiaries immediately prior to the date of this Agreement; provided that, for purposes of each of the foregoing, defined benefit pension plan benefits, retiree medical benefits and retention or change in control payments or awards shall not be taken into account.

  (b)
  In the event any Affected Employee becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a "Parent Plan") following the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to, use commercially reasonable best efforts to: (i) waive, or cause to be waived, any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any Parent Plan providing health and welfare benefits to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods would have been waived or satisfied under the applicable Company Employee Plan such Affected Employee participated in immediately prior to the Effective Time and (ii) provide, or cause to be provided, such Affected Employee with credit for any copayments, deductibles and similar expenses incurred by such Affected Employee under a Company Employee Plan during the calendar year in which the Effective Time occurs, to the same extent such credit was given under the Company Employee Plan such Affected Employee participated in immediately prior to the Effective Time, in satisfying such year's applicable copayment, deductible or out-of-pocket requirements under such Parent Plan; provided that nothing herein shall result in the duplication of any benefits.

  (c)
  As of the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to, recognize all service of each Affected Employee prior to the Effective Time with the Company and its Subsidiaries and their respective predecessors for all purposes, including for purposes of determining vesting, eligibility to participate, level of benefits and benefit plan accruals (other than benefit accrual under a defined benefit pension plan), under any Parent Employee Plan in which any Affected Employee is eligible to participate on or after the Effective Time. In no event shall anything contained in this Section 7.5(c) result in any duplication of benefits for the same period of service.

  (d)
  Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to, pay annual cash incentive payments to Affected Employees in respect of services performed in 2020 in accordance with the terms of the Company's annual incentive plans.

  (e)
  From the Closing Date through at least December 31, 2020, the Surviving Corporation shall continue to maintain and administer the Mobile Mini Profit Sharing Plan and Trust (the "Company 401(k) Plan") and Affected Employees shall continue to participate in the Company 401(k) Plan in accordance with its terms as of the date hereof.

  (f)
  Without limiting Section 2.5, prior to the Closing Date, the Company shall take all actions that are necessary to cause the Company Stock Plans to terminate as of the Effective Time, pursuant to resolutions of the Company's Board of Directors that are reasonably satisfactory to Parent. Notwithstanding the foregoing, the Company shall not terminate the Company Stock Plans if, not later than five Business Days prior to the Closing Date, Parent requests that the Company not terminate the Company Stock Plans. For a minimum period of at least from the Closing Date through December 31, 2020, each Company Employee Plan, other than the Company Stock Plans pursuant to this Section 7.5(f), shall remain in effect for the Company Service Providers.

  (g)
  Without limiting the generality of Section 11.6, nothing contained in this Section 7.5 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates (including the Surviving Corporation) to be obligated to continue to employ or engage any Person, including any Affected Employees, for any period of time following the Effective Time; (ii) shall prevent Parent or its Affiliates (including the Surviving Corporation) from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time that is assumed, established, sponsored or maintained by any of them; (iii) shall establish or be construed as an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any Company Employee Plan or Parent Plan; or (iv) is intended to or shall create any third-party beneficiary rights in any Person other than the parties hereto, including any present or former Company Service Provider (including any beneficiary or dependent of such individual), except as provided in Section 7.4.

        7.6    Access to Information; Confidentiality.

  (a)
  Upon reasonable notice and subject to Applicable Law, Parent shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, books, contracts and records, and, during such period, Parent shall, and shall cause its Subsidiaries to, make available to the Company all other information concerning its businesses, properties and personnel as the Company may reasonably request, and instruct its Representatives to reasonably cooperate with the Company in its investigation. All information furnished pursuant to this Agreement shall be subject to the Confidentiality Agreement; provided, however, notwithstanding anything to the contrary contained herein, Parent and the Company consent and agree that all information referenced in Section 8.4 may be shared with and delivered to the Financing Sources. No information or knowledge obtained in any investigation pursuant to this Section 7.6 shall affect or be deemed to modify any representation or warranty made by Parent or the Company pursuant to this Agreement.

  (b)
  Notwithstanding anything to the contrary in this Section 7.6, Section 8.1 or Section 8.2, neither Parent nor any of its Subsidiaries shall be required to provide access to its properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Parent or any of its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement; provided that Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements in effect on or after the date hereof and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns); provided, however, that in no event shall the Company have access to individual performance or evaluation records, medical histories or other similar information that the disclosure of which, in the reasonable opinion of Parent, would reasonably be expected to subject Parent or any of its Subsidiaries to risk of liability.

        8.    COVENANTS OF PARENT AND THE COMPANY

        Parent and the Company hereby agree that:

        8.1    Reasonable Best Efforts.

  (a)
  Subject to the terms and conditions of this Agreement, each of the Company, Merger Sub and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing as promptly as practicable, but in no event later than 20 Business Days from the date hereof, with any Governmental Authority or other Third Party all documentation to effect all necessary Filings (and, absent the prior written consent of the other party, not withdrawing any such Filings) and resubmitting any such Filings as soon as is reasonably practicable in the event such Filings are rejected for any reason whatsoever by the relevant Governmental Authority and (ii) using reasonable best efforts to obtain all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions). To the extent permitted by Applicable Law, the Company and Parent shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. The filing fees and other costs associated with making any Filings and obtaining approval under the HSR Act or other Antitrust Laws shall be borne equally by Parent and the Company.

  (b)
  Each of the Company and Parent shall, to the extent permitted by Applicable Law (i) promptly notify the other party of any written communication made or received by the Company or Parent, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to Section 8.1(a)) and regarding this Agreement, the Ancillary Agreements, the Merger or any of the other Transactions, and, if permitted by Applicable Law and reasonably practical, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party's (and any of their respective outside counsel's) reasonable comments to such proposed written communication; (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to Section 8.1(a)) and regarding this Agreement, the Ancillary Agreements or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend or participate, as applicable; and (iii) promptly furnish the other party with copies of all correspondence, Filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Ancillary Agreements and the Transactions. Any materials exchanged in connection with this Section 8.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.1 as "outside counsel only."

  (c)
  No party shall take any action or enter into any transaction that would reasonably be expected to have the effect of materially delaying, materially impeding or preventing consummation of the Merger.

  (d)
  In furtherance of and not in limitation of the foregoing, each party hereto agrees to (i) as promptly as practicable, file, or cause to be filed, any notification and report forms and related material that it may be required to file with United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act; (ii) use reasonable best efforts to obtain an early termination of the applicable waiting period; (iii) make any further Filings or information submissions pursuant thereto that may be necessary, proper or advisable; and (iv) use reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act and to contest and resist any action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order that restricts, prevents or prohibits the consummation of the Transactions under the HSR Act.

  (e)
  The Parties further agree that "reasonable best efforts" required by this Section 8.1 shall include (i) promptly complying with any requests for additional information by any Governmental Authority; (ii) if necessary to obtain clearance by any Governmental Authority before the End Date, offering, negotiating, committing to, taking and effecting, by consent order, the sale, divestiture, license or other disposition of any assets of Parent, the Company or any of their respective direct and indirect Subsidiaries (as used in this paragraph, the "Combined Business"); (iii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Parent, the Company or any of their respective Subsidiaries; and (iv) contesting, defending and appealing any lawsuit or other legal Proceeding, whether judicial or administrative, threatened or pending, preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any Party to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided that, notwithstanding the foregoing, (x) no party to this Agreement or their respective Affiliates or Representatives shall be obligated to take any action set forth in this Section 8.1(e) unless such action is conditioned upon the consummation of the Merger and (y) in no event shall any party to this Agreement or their respective Affiliates or Representatives be obligated to agree to or commit to any actions that individually or in the aggregate would, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Combined Business, taken as a whole (a "Regulatory Adverse Effect").

  (f)
  In the event any Proceeding by any Governmental Authority or other Third Party is commenced that questions the validity or legality of, or otherwise challenges, the Transactions, or seeks damages in connection therewith, Parent and the Company shall, subject to the provisions set forth in this Section 8.1(f), reasonably cooperate and use reasonable best efforts to defend against such Proceeding, and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

  (g)
  Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with Proceedings under or relating to any Antitrust Law prior to their submission. The Company and Parent shall jointly (i) control the strategy for obtaining any waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits and authorizations for the Transactions; (ii) control the overall development of the positions to be taken and the regulatory actions to be requested in any Filing with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions, including any investigation relating to the applicability of any Antitrust Law to the Transactions, and of all other regulatory matters incidental thereto; and (iii) shall be responsible for negotiating with any Governmental Authority with respect to the obligations necessary to satisfy its reasonable best efforts described in this Section 8.1, including the nature and scope of any assets to be sold, licensed, divested or otherwise disposed of pursuant to Section 8.1(e).

  (h)
  The Company and Parent shall reasonably cooperate with each other and their respective Representatives in obtaining any other Consents that may be required in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Parent or any of its Affiliates to, and without Parent's prior written consent neither the Company nor any of its controlled Affiliates shall, make, or to cause to be made, any payment or other accommodation to any Third Party in order to obtain the Consent of such Third Party under any Material Contract.

        8.2    Certain Filings; SEC Matters.

  (a)
  As promptly as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with all amendments and supplements thereto, the "Joint Proxy Statement/Prospectus") in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 that shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the "Registration Statement") relating to the registration of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Parent Share Issuance. The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Law.

  (b)
  Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after each of the Parent Annual Meeting and the Company Annual Meeting, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Securities Exchange Act, DGCL and the rules of NASDAQ in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the stockholders of each of the Company and Parent thereunder. Subject to Section 6.3, the Joint Proxy Statement Prospectus shall include the Company Board Recommendation, and, subject to Section 7.2, the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation.

  (c)
  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of NASDAQ and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on NASDAQ no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or "blue sky" permits and approvals required to carry out the Transactions (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

  (d)
  Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or NASDAQ in connection with the Transactions, including the Registration Statement and the Joint Proxy Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Joint Proxy Statement/Prospectus.

  (e)
  If at any time prior to the later of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of the Company and Parent.

        8.3    Stockholder Meetings.

  (a)
  Following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date for the Company Stockholder Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) duly call and give notice of a special meeting of the stockholders of the Company entitled to vote on the Merger (the "Company Stockholder Meeting") at which meeting the Company shall seek the Company Stockholder Approval; (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its stockholders; and (iii) duly convene and hold the Company Stockholder Meeting. Subject to Section 6.3, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting.

  (b)
  Following the execution of this Agreement, Parent shall, in consultation with the Company, set a record date for the Parent Stockholder Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, the Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) duly call and give notice of a special meeting of the stockholders of Parent entitled to vote on the Parent Share Issuance and the Parent Charter Amendment (the "Parent Stockholder Meeting") at which meeting Parent shall seek the Parent Stockholder Approval; (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Stockholder Meeting) to be mailed to its stockholders; and (iii) duly convene and hold the Parent Stockholder Meeting on the same date and at the same time as the Company Stockholder Meeting. Subject to Section 7.2, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Stockholder Approval to be received at the Parent Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Stockholder Meeting.

  (c)
  Following the execution of this Agreement, Parent and the Company shall each set a record date for their respective annual meetings of stockholders (respectively, the "Parent Annual Meeting" and "Company Annual Meeting") and shall use commercially reasonable efforts to duly call, give notice of and hold such annual meetings of stockholders as soon as is reasonably practicable following the date hereof, and in any event prior to May 15, 2020.

  (d)
  Each of the Company and Parent shall coordinate with the other regarding the record date and the meeting date for the Company Stockholder Meeting and the Parent Stockholder Meeting, it being the intention of the Company and Parent that the record date and meeting date for each such meeting of stockholders shall be the same.

  (e)
  Notwithstanding (i) any Company Adverse Recommendation Change or Parent Adverse Recommendation Change; or (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of a Company Acquisition Proposal or the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Acquisition Proposal, unless this Agreement is terminated in accordance with its terms and subject to the fiduciary duties of the Board of Directors of the Company and the Board of Directors of Parent, as applicable, under Applicable Law, the obligations of the Company and Parent under Section 8.2 and this Section 8.3 shall continue in full force and effect.

        8.4    Financing and Financing Cooperation.

  (a)
  Parent shall, and shall cause the Borrowers and its and their Subsidiaries and Representatives, in each case to, use commercially reasonable efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable such that prior to the Closing, Parent may consummate the Financing, including by using commercially reasonable efforts to (i) negotiate and enter into definitive agreements with respect to the Financing (the "Financing Documents") (in each case on terms and conditions taken as a whole not less favorable than those described in the Commitment Letter on the date hereof); (ii) satisfy (or, if deemed advisable by both Parent and the Company, seek a waiver of) on a timely basis all conditions in any Financing Documents that are within its control and otherwise comply with all of its obligations thereunder; (iii) maintain in effect the Commitment Letter and any Financing Documents until the Financing is consummated or this Agreement is terminated in accordance with its terms; (iv) assuming that all conditions contained in the Commitment Letter have been satisfied, consummate the Financing; and (v) enforce Parent's rights under the Commitment Letter and/or any Financing Documents (as applicable) in the event of a breach by any counterparty thereto that would reasonably be expected to prevent the refinancing of the Company Credit Agreement, Parent Credit Agreement and Company Notes at the Closing. Parent shall give the Company prompt oral and written notice of any material breach or default by any party to any Financing Documents or any Alternative Financing (as defined below), in each case of which it has become aware, and any purported termination or repudiation by any party to any Financing Documents or any Alternative Financing, in each case of which it has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to any Financing Documents or any Alternative Financing or any Financing Source. Neither Parent, nor any Subsidiary of Parent, shall amend, waive or modify any material provision of the Commitment Letter (or the terms of the Financing referred to therein) without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Furthermore, notwithstanding the foregoing, in no event shall Parent (or any Subsidiary of Parent) amend, supplement, terminate, waive or otherwise modify the Commitment Letter, in any manner, if such amendment, supplement, termination, waiver or other modification shall (A) reduce (or have the effect of reducing) the aggregate amount of available financing, (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Financing as set forth in the existing Commitment Letter in a manner that would reasonably be expected to delay or prevent the Closing, (C) shorten the length of the commitment period provided in any Commitment Letter and/or (D) change the fees, interest rates, maturity date and/or eligibility and/or availability criteria, in each case, without the written consent of the Company. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in any Financing Documents (or such other terms reasonably satisfactory to each of Parent and the Company), each of Parent and the Company shall use commercially reasonable efforts to promptly arrange to obtain alternative financing in the form of an ABL credit facility ("Alternative Financing") from alternative sources in an equivalent amount (on terms and conditions taken as a whole no less favorable to Parent and the Company (and their respective Subsidiaries) than the terms and conditions under the Commitment Letter (as in effect on the date hereof)). In such event (except as otherwise set forth herein, and except for purposes of Section 5.28), the term "Financing" as used in this Agreement shall be deemed to include any Alternative Financing and the term "Commitment Letter" as used in this Agreement shall be deemed to include any amendment to the Commitment Letter entered into in accordance with the terms hereof and any commitment letters entered into with respect to any Alternative Financing.

  (b)
  From and after the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide Parent with all cooperation reasonably requested by Parent in connection with the Financing (for the avoidance of doubt, except as otherwise permitted by Section 8.4(d) below (on account of such mutual consent), solely in the form of an ABL credit facility), in each case including using such commercially reasonable efforts to (i) provide to Parent pertinent and customary financial and other information regarding the Company and its Subsidiaries (in each case, to the extent readily obtainable from the existing books and records of the Company or consistent with information required to be delivered pursuant to the Parent Credit Agreement) and to cause the Company's senior management to participate in a reasonable number of meetings (upon reasonable advance notice and at times and locations to be mutually agreed) to discuss any such information; (ii) provide to Parent all of the financial statements (and related audit reports) described in paragraph 9 of Exhibit C of the Commitment Letter as in effect as of the date hereof and all customary and reasonably requested financial information and data readily available from the historical books and records of the Company and its Subsidiaries that is required or advisable to permit Parent and Merger Sub to prepare the pro forma financial statements required pursuant to paragraph 8 of Exhibit C of the Commitment Letter as in effect as of the date hereof; provided that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Transactions for use in connection with the offering of the Financing, it being understood that the Company shall cooperate with Parent in the preparation of such pro forma information to the extent its cooperation relates to customary and reasonably requested financial information and data readily available from the Company's historical books and records; (iii) participate in and to cause the Company's senior management to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for and prospective lenders for the Financing), conference calls, presentations, due diligence sessions and sessions with actual and prospective Financing Sources, prospective lenders and rating agencies; (iv) provide reasonable assistance in the preparation of those sections of any information memoranda or other customary materials for the syndication of an ABL credit facility that relate to the Company and its Subsidiaries and the business of the Company and its Subsidiaries; (v) assist Parent, the Borrowers and the Financing Sources with their marketing efforts with respect to the Financing, including in the preparation of materials for rating agency presentations, lender presentations, bank information memoranda or other marketing documents customarily used to arrange the Financing contemplated by the Commitment Letter (and identifying any portion of information provided that constitutes material non-public information) and to execute and deliver customary representation/authorization letters for the syndication of an ABL credit facility consistent with the requirements of the Commitment Letter as in effect on the date hereof; (vi) execute and deliver, as of the Closing (but in no event prior thereto), any definitive financing documents, including any credit agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, or any amendments thereto, the pledge of collateral and other customary matters ancillary to the Financing as may be reasonably requested by any Financing Sources in connection with the applicable Financing and otherwise reasonably facilitating the pledging of collateral to the extent required by the terms of the Financing, as applicable; (vii) assist Parent and the Borrowers in obtaining customary payoff letters, Lien terminations and instruments of discharge to allow for the payoff, discharge, release and termination of all Indebtedness and release of all related Liens and guarantees, in each case in respect of the Company Credit Agreement; and (viii) provide to Parent at least three (3) Business Days prior to the Closing Date all documentation and other information with respect to the Company and their Subsidiaries as shall have been reasonably requested in writing by Parent at least five (5) Business Days prior to the Closing Date that is required in connection with the Financing by U.S. and Canadian regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act, and the requirements of 31 CFR § 1010.230 and that are required by paragraph 5 of Exhibit C of the Commitment Letter; (ix) assisting with the preparation of a customary borrowing base certificate, including relating to the borrowing base contemplated by the Commitment Letter, delivering applicable supporting information and documentation and assisting with, and providing access and cooperation with respect to, customary appraisals and field exams (in each case, solely to the extent required by the terms of the Financing); (x) take all corporate or equivalent actions necessary (in each case to the extent customary and contingent on the Closing) to permit the consummation of the Financing and to permit the gross proceeds thereof to be made available to fund the Financing; and (xi) subject to the receipt of necessary approvals or consents (but without requiring any Person to pay fees or expenses or incur liabilities in connection therewith) provide copies of field exams and appraisals prepared in connection with the Company Credit Agreement, provided that such exams and appraisals were otherwise completed prior to Closing in the ordinary course of business with respect to the Company Credit Agreement.

  (c)
  Notwithstanding the foregoing, nothing in this Section 8.4 shall require the Company or any of its Subsidiaries to (i) take any action in respect of the Financing to the extent that such action would cause any condition to Closing set forth herein to fail to be satisfied by the required time or otherwise result in a breach of this Agreement by the Company; (ii) take any action in respect of the Financing that would violate the Company's or any of its Subsidiaries' organizational documents or any Applicable Law, in each case in a manner that would have a Company Material Adverse Effect, or result in a non de-minimis breach of, or non de-minimis default under, any Material Contract to which the Company or any of its Subsidiaries is a party to the extent such Material Contract is with a Third Party that is unaffiliated with the Company; (iii) take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated; (iv) execute and deliver any letter, agreement, document or certificate in connection with the Financing or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing; (v) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to, or cause or permit any Lien to be placed on, any of their respective assets in connection with the Financing prior to the Closing Date; (vi) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege (but the Company or such Subsidiary shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege); (vii) subject any of the Company's or its Subsidiaries' respective directors, managers, officers or employees to any actual or potential personal liability; (viii) cause the directors and managers of the Company or any of its Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless such resolutions are contingent upon the occurrence of, or only effective as of, the Closing or some other date following the Closing upon which such directors and managers are or will still be directs and managers of such Company or such Subsidiary; (viii) waive or amend any terms of this Agreement or any other Contract to which the Company or any of its Subsidiaries is party; or (ix) (A) take any action that would subject it to actual or potential liability, (B) bear any cost or expense or (C) make any other payment or agree to provide any indemnity in connection with the Commitment Letter, the definitive documents related to the Financing, the Financing or any information utilized in connection therewith (in each case except following the Closing).

  (d)
  Notwithstanding the foregoing, if Parent and the Company mutually agree in writing (each in its sole discretion) to effect an offering of debt securities in lieu of obtaining a portion of the Financing contemplated by the Commitment Letter, then each of Parent and the Company and their respective Subsidiaries may take such actions as thereafter mutually agreed to effectuate the foregoing, and no party hereto shall be in breach of the provisions of Section 8.4(a) and/or Section 8.4(b) (as applicable) for failing to pursue (or cooperate in respect of) such portion of the Financing for which such debt securities will be substituted. Nothing in this Section 8.4 shall limit the ability of the Parent to pursue a refinancing of the Parent Notes as permitted by Section 7.1(h) pursuant to a Parent Notes Permitted Refinancing. For the avoidance of doubt, entry by Parent or its Affiliates into any engagement letter in connection with the execution of the Commitment Letter (or otherwise) shall not in any manner be inferred to be consent by the Company to any debt securities financing in connection with the Transactions.

  (e)
  The Company hereby consents to the use of the logos of the Company and/or each of its Subsidiaries by Parent, Merger Sub and the Borrowers, to the extent applicable, in connection with the Financing; provided that Parent, Merger Sub and the Borrowers shall ensure that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of its Subsidiaries.

        8.5    Redemptions of Company Notes.

        Concurrently with the Closing, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent to, and use commercially reasonable efforts to, take such actions as are necessary to effect the applicable satisfaction and discharge (the "Discharge") on the Closing Date of all outstanding 5.875% senior notes due July 1, 2024 (the "Company Notes") and Company Notes Indenture (including a concurrent delivery of a redemption notice with respect to the Company Notes). The Company shall, at Parent's reasonable written request, (w) assist the Buyer in preparing notices of redemption ("Redemption Notices") or irrevocable instructions relating to the Discharge ("Discharge Instructions") with respect to the Company Notes pursuant to the requisite provisions of the Company Notes Indenture; (x) use its commercially reasonable efforts to give, or request the trustee under the Company Notes Indenture to give, to holders of the Company Notes on the Company's behalf, any such Redemption Notices or Discharge Instructions on the Closing Date in accordance with the Company Notes Indenture, and shall provide the trustee with any officer's certificate or opinion required by the Company Notes Indenture in connection therewith; (y) reasonably cooperate with Parent pursuant to the terms of the Company Notes Indenture to facilitate the Discharge on the Closing Date of the Company Notes Indenture, to the extent such Discharge is permitted by the Company Notes Indenture; and (z) use its commercially reasonable efforts to cause the trustee of the Company Notes to cooperate with Parent to facilitate such redemptions and/or Discharge. Notwithstanding the above, nothing in this Section 8.5 shall require the Company or any of its Subsidiaries to (i) pay or deposit any amounts required to redeem or Discharge the Company Notes except to the extent such amounts have been previously provided by Parent to the Company or its Subsidiaries, as applicable, in accordance with this Agreement (which amounts, for the avoidance of doubt, shall take into account the redemption prices set forth in the Indenture and shall include interest accrued through the date of the redemption), or (ii) issue any Redemption Notices prior to the Closing.

        8.6    Public Announcements.

        The initial press release concerning this Agreement, the Ancillary Agreements and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the Transactions and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.6 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.3 with respect to the matters contemplated by Section 6.3, (b) made or proposed to be made by Parent in compliance with Section 7.2 with respect to the matters contemplated by Section 7.2, or (c) in connection with any dispute between the parties regarding this Agreement, any Ancillary Agreement or the Transactions.

        8.7    Notices of Certain Events.

        Each of the Company and Parent shall promptly advise the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.7 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 9 to be satisfied.

        8.8    Section 16 Matters.

        Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

        8.9    Transaction Litigation.

        Each of the Company and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, "Transaction Litigation") and shall keep the other party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party's advice due consideration with respect to such Transaction Litigation. Prior to the Effective Time, none of Parent, the Company nor any of their respective Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Parent and its Subsidiaries, the Company, and, in the case of the Company and its Subsidiaries, Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

        8.10    Stock Exchange Delisting.

        Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate its registration under the Securities Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.

        8.11    Governance Matters.

  (a)
  Parent shall take all actions necessary to cause each individual who is a member of the Board of Directors of Parent as of the date hereof to deliver to Parent concurrently with the execution by the parties hereto of this Agreement (and each other individual appointed or elected to the Board of Directors of Parent prior to the Effective Time to deliver to Parent concurrently with such appointment or election) an executed letter of resignation, such resignation to become effective as of the Effective Time.

  (b)
  Parent shall, and shall cause the Board of Directors of Parent to, take all necessary action (including by passing the appropriate resolutions) to cause (i) the size of the Board of Directors to be fixed at 11 as of the Effective Time and (ii) (A) six individuals designated by Parent (each such individual and her successors, a "Parent Board Designee"), three of whom shall meet applicable independence standards, and (B) five individuals designated by the Company (each such individual and her successors, a "Company Board Designee" and, together with the Parent Board Designees, the "Board Designees")), four of whom shall meet applicable independence standards, to be appointed to the Board of Directors of Parent as of the Effective Time, including, to the extent necessary, by increasing the size of the Board of Directors of Parent and appointing the New Board Designees to fill the resulting vacancies. Subject to Section 8.11(c), (x) the Parent Board Designees shall be Gerard E. Holthaus (as lead director), Mark S. Bartlett, Gary Lindsay, Stephen Robertson, Jeff Sagansky and Bradley L. Soultz and (y) the Company Board Designees shall be Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, Erik Olsson and Michael W. Upchurch. Parent shall, and shall cause the Board of Directors of Parent to, take all necessary action (including by passing the appropriate resolutions) to cause that Erik Olsson be appointed as chairman of the Board of Directors of Parent as of the Effective Time.

  (c)
  Each of the Company Board Designees shall meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board of Directors of Parent and shall otherwise be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors of Parent (the "Company Eligibility Criteria") and each of the Parent Board Designees shall meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board of Directors of, and shall otherwise be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the "Parent Eligibility Criteria" and together with the Company Eligibility Criteria, the "Eligibility Criteria"). If the

    Board of Directors of Parent or the Board of Directors of the Company, determine prior to the Effective Time, after consultation in good faith with the Company and Parent that any Company Board Designee or Parent Board Designee, respectively, does not meet the applicable Eligibility Criteria or any Board Designee is unwilling or unable to serve on the Board of Directors of Parent commencing on the Closing Date, Parent or the Company, as applicable, may propose another individual as a Board Designee, who must satisfy the applicable Eligibility Criteria. Each of Parent and the Company acknowledges and agrees that, as of the date hereof, it does not have any reason to believe that the Board Designees set forth in Section 8.11(b) do not satisfy the applicable Eligibility Criteria as in effect as of the date hereof.

  (d)
  The New Board Designees shall be divided into three classes at the direction of Parent as follows: (i) the class of directors that will stand for election at the 2021 annual shareholders meeting shall consist of and Sara R. Dial, Gerard E. Holthaus, Gary Lindsay and Kimberly J. McWaters; (ii) the class of directors that will stand for election at the 2022 annual shareholders meeting shall consist of and Jeffrey S. Goble, Stephen Robertson and Jeff Sagansky; and (iii) the class of directors that will stand for election at the 2023 annual shareholders meeting shall consist of Mark S. Bartlett, Erik Olsson, Bradley L. Soultz and Michael W. Upchurch.

  (e)
  Parent shall, and shall cause the Board of Directors of Parent, to take all necessary actions to have the following four committees of the Board of Parent as of the Effective Time: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee and (iv) Related Party Transactions Committee. Parent shall, and shall cause the Board of Directors of Parent, to take all necessary actions to cause effective as of the Effective Time, (x) the charters for Parent's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be automatically amended and restated to reflect the charter for each such committee attached hereto in Exhibit G-1, Exhibit G-2 and Exhibit G-3, respectively, and (y) the Related Party Transactions Committee to be governed by the charter for such committee attached hereto in Exhibit G-4. Until the 2023 annual shareholders meeting, Parent shall cause the Board of Directors of Parent to appoint Board Designees to the committees as follows: (x) each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee shall include only two Parent Board Designees and two Company Board Designees; (y) the Related Party Transactions Committee shall include three Parent Board Designees and only three Company board Designees; and (z) any other committee formed by the Board of Directors of Parent following the Closing shall include only an equal number of Parent Board Designees and Company Board Designees, in each case, to hold office in accordance with the Parent Organizational Documents.

  (f)
  Parent shall, and shall cause the Board of Directors of Parent to, take all necessary action to cause that the following individuals be appointed as officers of Parent effective as of the Effective Time: (i) Bradley L. Soultz as Chief Executive Officer, (ii) Kelly Williams as Chief Operating Officer and President, (iii) Tim Boswell as Chief Financial Officer, (iv) Chris Miner as SVP General Counsel and (v) Hezron Timothy Lopez as Chief Human Resources Officer. Prior to the Closing, Parent and the Company shall cooperate and reasonably agree on additional individuals to be appointed officers of Parent following the Effective Time, and Parent shall, and shall cause the Board of Directors of Parent to, take all necessary action to cause that each such individual be so appointed.

  (g)
  Parent and the Company agree that effective as of the Effective Time the headquarters of Parent will be moved to the Company's existing facilities in Phoenix, Arizona.

        8.12    Post-Closing Contribution.

        Immediately following the Effective Time, Parent shall, and shall cause its Subsidiaries to, contribute the shares in the Surviving Corporation to Williams Scotsman, Inc.

        8.13    State Takeover Statutes.

        Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar state anti-takeover Laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents is or becomes applicable to this Agreement, the Merger or any of the other Transactions, and (b) if any such anti-takeover Law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

        8.14    Tax Matters.

  (a)
  Each of Parent and the Company shall (i) provide customary representations reasonably requested by counsel in order to deliver the tax opinions described under Section 9.2(f) and Section 9.3(g) and any tax opinions required in connection with the Joint Proxy Statement Prospectus and the Registration Statement and (ii) use commercially reasonable efforts (A) to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code and (B) not to, and not permit or cause any of its respective Subsidiaries or Affiliates to, take or cause to be taken any action reasonably likely to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or prevent delivery of the tax opinions described under Section 9.2(f) and Section 9.3(g).

  (b)
  Parent and the Company intend to report the Merger for U.S. federal tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any Subsidiary of either thereof shall have any liability or obligation to any holder of Company Common Stock should the Merger fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        9.    CONDITIONS TO THE MERGER

        9.1    Conditions to the Obligations of Each Party.

        The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:

  (a)
  the Company Stockholder Approval shall have been obtained;

  (b)
  the Parent Stockholder Approval shall have been obtained;

  (c)
  the Financing shall have been obtained;

  (d)
  any applicable waiting period or periods under the HSR Act shall have expired or been terminated without the imposition of a Regulatory Adverse Effect;

  (e)
  no Order issued by any Governmental Authorities or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect that prohibits or makes illegal consummation of the Merger or any of the other Transactions;

  (f)
  the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

  (g)
  the shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on NASDAQ subject to official notice of issuance; and

  (h)
  the Parent Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

        9.2    Conditions to the Obligations of Parent and Merger Sub.

        The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

  (a)
  the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

  (b)
  (i) the representations and warranties of the Company contained in Section 4.5(a) shall be true and correct in all respects, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.1 (other than the third sentence thereof), Section 4.2, Section 4.4(a), Sections 4.5(b) and 4.5(c), Section 4.6(b), Section 4.24, Section 4.25, Section 4.26 and Section 4.28 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  (c)
  since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  (d)
  Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c);

  (e)
  the Company Annual Meeting shall have occurred; and

  (f)
  Parent shall have received an opinion of Tax Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (and, in rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel).

        9.3    Conditions to the Obligations of the Company.

        The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

  (a)
  each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

  (b)
  (i) the representations and warranties of Parent contained in Section 5.5(a) shall be true and correct in all respects, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.1 (other than the third sentence thereof), Section 5.2, Section 5.4(a), Section 5.5(b) and 5.5(c), Section 5.6(b), Section 5.24, Section 5.25 and Section 5.26 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of Parent contained in Section 5.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

  (c)
  since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

  (d)
  the Significant Stockholder Share Exchange shall have occurred;

  (e)
  the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 9.3(d);

  (f)
  the Parent Annual Meeting shall have occurred; and

  (g)
  the Company shall have received an opinion of Tax Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (and, in rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel).

        10.    TERMINATION

        10.1    Termination.

        This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval, the Parent Stockholder Approval or Voting Agreement, except in the case of Section 10.1(c)(i) and Section 10.1(d)(i)), in which case, at any time prior to the Company Stockholders Meeting and Parent Stockholder Meeting, as applicable):

  (a)
  by mutual written agreement of the Company and Parent;

  (b)
  by either the Company or Parent, if:

  (i)
  the Merger has not been consummated on or before the date that is nine months after the date of this Agreement (as such date may be extended pursuant to the following proviso, the "End Date"); provided that, if on such date, one or more of the conditions to the Closing set forth in (A) Section 9.1(d) or (B) Section 9.1(e) (if, in the case of clause (B), the Order or Applicable Law relates to the matter referenced in Section 9.1(d)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived on such date) or waived, then the End Date shall be extended for an additional three months if either the Company or Parent notifies the other party in writing on or prior to 5:00 pm New York time on the date that is nine months after the date of this Agreement, of its election to so extend the End Date; provided that the right to terminate this Agreement or extend the End Date pursuant to this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

  (ii)
  there shall be in effect any Applicable Law enacted after the date hereof in the United States or any of its territories that permanently enjoins, prevents or prohibits the consummation of the Transactions (including the Merger) and, if such Applicable Law is an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party who has failed to perform its obligations under this Agreement, including its obligations under Section 8.1;

  (iii)
  the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting (including any adjournment or postponement thereof); or

  (iv)
  the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting (including any adjournment or postponement thereof).

  (c)
  by Parent, if:

  (i)
  a Company Adverse Recommendation Change shall have occurred at any time prior to the Company Stockholder Meeting;

  (ii)
  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within thirty (30) days following written notice to the Company from Parent of such breach or failure to perform, but

      Parent may terminate this Agreement under this Section 10.1(c)(ii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied;

    (iii)
    prior to receipt of the Parent Stockholder Approval, the Board of Directors of Parent authorizes Parent to enter into a definitive agreement with respect to a Parent Superior Proposal; provided that Parent shall not be entitled to terminate the Agreement under this Section 10.1(c)(iii) unless Parent has complied in all material respects with all of its obligations under Section 7.2 with respect to such Parent Superior Proposal (including with respect to the Parent Acquisition Proposal underlying or leading to such Parent Superior Proposal); provided further that prior to or concurrently with such termination Parent pays, or causes to be paid, to the Company the Parent Termination Fee due under Section 10.3(b); or

    (iv)
    the Company shall have willfully breached any of its obligations under Section 6.3; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.1(c)(iv) following the receipt of the Company Stockholder Approval.

  (d)
  by the Company, if:

  (i)
  a Parent Adverse Recommendation Change shall have occurred at any time prior to the Parent Stockholder Meeting;

  (ii)
  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within thirty (30) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 10.1(d)(ii) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied;

  (iii)
  prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company to enter into a definitive agreement with respect to a Company Superior Proposal; provided that the Company shall not be entitled to terminate the Agreement under this Section 10.1(d)(iii) unless the Company has complied in all material respects with all of its obligations under Section 6.3 with respect to such Company Superior Proposal (including with respect to the Company Acquisition Proposal underlying or leading to such Company Superior Proposal); provided further that prior to or concurrently with such termination the Company pays, or causes to be paid, to Parent the Company Termination Fee due under Section 10.3(a); or

  (iv)
  Parent shall have willfully breached any of its obligations under Section 7.2 and/or the Significant Stockholder shall have willfully breached any of its obligations under Section 4.03 of the Voting Agreement; provided that in no event shall the Company be entitled to terminate this Agreement pursuant to this Section 10.1(d)(iv) following the receipt of the Parent Stockholder Approval.

        The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other party.

        10.2    Effect of Termination.

        If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party hereto, except as provided in Section 10.3; provided that, (i) subject to Section 10.3(d), neither Parent nor the Company shall be released from any liabilities or damages arising out of any (a) fraud by any party or (b) the willful breach by any party of any provision set forth in this Agreement and (ii) any payment of the Company Termination Fee or the Parent Termination Fee shall not relieve either party from any liability or obligation under Section 11.4. The provisions of this Section 10.2, Section 10.3 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.1. In addition, the termination of this Agreement shall not affect the parties' respective obligations under the Confidentiality Agreement.

        10.3    Termination Fees.

  (a)
  If this Agreement is terminated:

  (i)
  by Parent pursuant to Section 10.1(c)(i) or Section 10.1(c)(iv) or by the Company or Parent pursuant to Section 10.1(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 10.1(c)(i) or Section 10.1(c)(iv);

  (ii)
  by the Company pursuant to Section 10.1(d)(iii);

  (iii)
  by the Company or Parent pursuant to Section 10.1(b)(iii) and: (A) at or prior to the Company Stockholder Meeting a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of the Company and not withdrawn at least three (3) days in advance of the Company Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement, (1) a transaction relating to such Company Acquisition Proposal is consummated or (2) a definitive agreement relating to such Company Acquisition Proposal is entered into by the Company (and such Company Acquisition Proposal is subsequently consummated before or after the first (1st) anniversary of such termination of this Agreement); or

  (iv)
  by the Company or Parent pursuant to Section 10.1(b)(i) (without the Company Stockholder Approval having been obtained) and: (A) at or prior to the time of termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of the Company and not withdrawn at least three (3) days in advance of the End Date; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement, (1) a transaction relating to such Company Acquisition Proposal is consummated or (2) a definitive agreement relating to such Company Acquisition Proposal is entered into by the Company (and such Company Acquisition Proposal is subsequently consummated before or after the first (1st) anniversary of such termination of this Agreement).

    then, in each case, the Company shall pay to Parent, in cash at the time specified in the following sentence, a fee in the amount of $57,086,000 (the "Company Termination Fee"). The Company Termination Fee shall be paid as follows: (x) in the case of clause (i) of this Section 10.3(a), within three (3) Business Days after the date of termination of this Agreement; (y) in the case of clause (ii) of this Section 10.3(a), immediately prior to or concurrently with such termination; or (z) in the case of clause (iii) or (iv) of this Section 10.3(a), within three (3) Business Days after the consummation of the applicable transaction. For purposes of clauses (iii)(B) and (iv)(B) of this Section 10.3(a), "Company Acquisition Proposal" shall have the meaning assigned thereto in Section 1.1 except that references in the definition to "20%" shall be replaced by "50%".

  (b)
  If this Agreement is terminated:

  (i)
  by the Company pursuant to Section 10.1(d)(i) or Section 10.1(d)(iv) or by Parent or the Company pursuant to Section 10.1(b)(iv) at a time when this Agreement was terminable by the Company pursuant to Section 10.1(d)(i) or Section 10.1(d)(iv);

  (ii)
  by Parent pursuant to Section 10.1(c)(iii);

  (iii)
  by the Company or Parent pursuant to Section 10.1(b)(iv), and: (A) at or prior to the Parent Stockholder Meeting a Parent Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of Parent and not withdrawn at least three (3) days in advance of the Parent Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement, (1) a transaction relating to such Parent Acquisition Proposal is consummated or (2) a definitive agreement relating to such Parent Acquisition Proposal is entered into by Parent (and such Parent Acquisition Proposal is subsequently consummated before or after the first (1st) anniversary of such termination of this Agreement); or

  (iv)
  by the Company or Parent pursuant to Section 10.1(b)(i) (without the Parent Stockholder Approval having been obtained) and: (A) at or prior to the time of termination of this Agreement, a Parent Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of Parent and not withdrawn at least three (3) days in advance of the End Date; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement, (1) a transaction relating to such Parent Acquisition Proposal is consummated or (2) a definitive agreement relating to such Parent Acquisition Proposal is entered into by Parent (and such Parent Acquisition Proposal is subsequently consummated before or after the first (1st) anniversary of such termination of this Agreement).

    then, in each case, Parent shall pay to the Company, in cash at the time specified in the following sentence, a fee in the amount of $66,600,000 (the "Parent Termination Fee"). The Parent Termination Fee shall be paid as follows: (x) in the case of clause (i) of this Section 10.3(b), within three (3) Business Days after the date of termination of this Agreement; (y) in the case of clause (ii) of this Section 10.3(b), immediately prior to or concurrently with such termination; or (z) in the case of clause (iii) or (iv) of this Section 10.3(b), within three (3) Business Days after the consummation of the applicable transaction. For purposes of clauses (iii)(B) and (iv)(B) of this Section 10.3(b), "Parent Acquisition Proposal" shall have the meaning assigned thereto in Section 1.1 except that references in the definition to "20%" shall be replaced by "50%".

  (c)
  Any payment of the Company Termination Fee or the Parent Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

  (d)
  The parties agree and understand that (i) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion and (ii) in no event shall Parent be entitled, pursuant to this Section 10.3, to receive an amount greater than the Company Termination Fee plus any Collection Expenses and in no event shall the Company be entitled, pursuant to this Section 10.3, to receive an amount greater than the Parent Termination Fee plus any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or willful breach, (x) if Parent receives the Company Termination Fee from the Company pursuant to this Section 10.3 or if the Company receives the Parent Termination Fee from Parent pursuant to this Section 10.3, such payment

    (together with any Collection Expenses) shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (y) if (A) Parent or Merger Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this Section 10.3 or (B) the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Fee pursuant to this Section 10.3, the amount of such Company Termination Fee or Parent Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Termination Fee or Parent Termination Fee, as applicable, in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.3 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.3, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.3 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (such interest, together with costs and expenses of enforcement as provided in the immediately preceding sentence, "Collection Expenses").

        11.    MISCELLANEOUS

        11.1    Notices.

        All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Parent or Merger Sub:
WillScot Corporation 901 S. Bond Street, #600 Attn: Bradley L. Soultz Hezron Lopez
Phone:	(401) 931-6000
Email:	Bradley.soultz@willscot.com Hezron.lopez@willscot.com
With a copy to:
Allen & Overy LLP 1221 Avenue of the Americas New York, NY 10020
Attn:	William Schwitter
Phone:	(212) 610-6442
Email:	William.schwitter@allenovery.com

If to the Company:
Mobile Mini, Inc. 4646 E. Van Buren Street Phoenix, AZ 85008
Attn:	Kelly Williams Chris Miner
Phone:	(480) 719-5676 (480) 477-0241
Email:	kwilliams@mobilemini.com cminer@mobilemini.com
With a copy to:
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
Attn:	Phillip R. Mills
Phone:	(212) 450-4618
Email:	Phillip.mills@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

        11.2    Survival.

        The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article 2, Section 7.4, Section 7.5, Section 8.11, Section 8.12 and this Article 11.

        11.3    Amendments and Waivers.

  (a)
  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the stockholders of Parent under Applicable Law without such approval having first been obtained. Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of this Section 11.3, Section 10.3, Section 11.6, Section 11.7, Section 11.8, Section 11.9, Section 11.11 or Section 11.14 (and in each case any of the defined terms used therein and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions or defined terms) that is adverse to the interests of any Lender or Financing Source will be effective against a Lender or a Financing Source without the prior written consent of such Lender or Financing Source so adversely affected.

  (b)
  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        11.4    Expenses.

        Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, including the provision of any information and documentary material requested in connection therewith in connection with any Filings under the HSR Act or any other Antitrust Laws or requests or compliance obligations, if any, made prior to Closing by any Antirust Authority under any Antitrust Law. Following Closing, any additional filing fees or costs associated with information and documentary material requested in connection therewith shall be the sole responsibility of Parent.

        11.5    Disclosure Schedule References and SEC Document References.

        The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.15(a) of the Company Disclosure Schedule and Section 5.15(a) of the Parent Disclosure Schedule, in each case, for which an explicit reference in any other section shall be required in order to apply to such section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections.

        11.6    Binding Effect; Benefit; Assignment.

  (a)
  The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, are not intended to confer upon any Person other than the Parties any rights, benefits, remedies, obligations or liabilities hereunder, except for: (i) only following the Effective Time, the right of (A) the Company's stockholders to receive the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.3 and (B) the holders of Company Equity Awards to receive, as applicable, Assumed Stock Options or Company Restricted Stock Award Consideration pursuant to Section 2.5, (ii) the right of the Company Indemnified Parties to enforce the provisions of Section 7.4 and (iii) the right of each of the Lenders and Financing Sources as an express third-party beneficiary of Section 10.3, Section 11.3, this Section 11.6, Section 11.7, Section 11.8, Section 11.9 or Section 11.14.

  (b)
  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may assign its rights and interests (but not its obligations) hereunder to any Financing Source as collateral for security purposes in connection with the Financing without prior consent; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

        11.7    Governing Law.

        Except as provided in Section 11.8, this Agreement and all Proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of

Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        11.8    Jurisdiction/Venue.

        Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or Proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.1 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.8 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its property in any action or Proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or Proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware; (e) waives any objection that it may now or hereafter have to the venue of any such action or Proceeding in any such court or that such action or Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding anything to the contrary contained in this Agreement, each of the parties, their respective Affiliates and their and their respective Affiliates' shareholders, officers, directors, employees, controlling persons, agents, and Representatives (x) agrees that it will not bring or support any Person in any Proceeding, including cross-claims and Third Party claims, before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letter or the Financing or the performance thereof or the transactions or financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York (and any appellate courts thereof), (y) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, and (z) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in Contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

        11.9    WAIVER OF JURY TRIAL.

        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (INCLUDING BUT NOT LIMITED TO LITIGATION) OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS THEREOF, INCLUDING ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY LENDER OR FINANCING SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.9.

        11.10    Counterparts; Effectiveness.

        This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        11.11    Entire Agreement.

        This Agreement, the Ancillary Agreements (as applicable) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

        11.12    Severability.

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        11.13    Specific Performance.

        The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.3(d), monetary damages and (y) nothing contained in this Section 11.13 shall require any party to institute any Proceeding for (or limit any party's right to institute any Proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.1 or pursuing damages nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party's right to terminate this Agreement in accordance with the terms of Section 10.1 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing, if the Closing does not occur due to termination pursuant to Article 10, which termination results in the payment of a Parent Termination Fee or Company Termination Fee under Section 10.3, the payment of such Parent Termination Fee or Company Termination Fee, as the case may be, shall be the sole and exclusive remedy of the terminating party and under no circumstances shall a party or any of its Affiliates or Representatives be permitted or entitled to receive a grant of specific performance in such event.

        11.14    No Recourse; Limitation of Liability.

        Notwithstanding any provision of this Agreement or otherwise, the parties hereto agree, on their own behalf and on behalf of their respective Subsidiaries and Affiliates, that (a) this Agreement may only be enforced against, and any claim for breach of this Agreement may only be made against, the parties hereto and then only with respect to the specific obligations set forth herein with respect to such party and (b) with respect to each party hereto, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, Lender, Financing Source, Representative or agent of such party shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party hereto against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such party or for any claim based on, arising out of or related to this Agreement or the Transactions. Notwithstanding anything to the contrary contained herein, the parties hereto (each on behalf of itself and any of its Subsidiaries and Affiliates, and their respective directors, officers, employees, agents and Representatives) hereby waive any rights or claims, whether at law or at equity, in contract, in tort or otherwise against the Financing Sources in connection with this Agreement and hereby agree that in no event shall the Financing Sources have any liability or obligation hereunder to the parties hereto or their respective Subsidiaries, Affiliates, and their respective directors, officers, employees, agents and Representatives and (c) in no event shall the parties hereto (x) seek or obtain, (y) support any person to seek or obtain, or (z) permit any of its Subsidiaries and Affiliates and their and their Affiliates' respective directors, officers, employees, agents and Representatives to seek or obtain, any damages of any kind against any Financing Source (including special, consequential, indirect or punitive damages or damages of a tortious nature), in each case in connection with this Agreement; provided that, notwithstanding the foregoing, in no event shall this Section 11.14 or any other provision of this Agreement modify or impair the rights and remedies of the parties to the Commitment Letter (including any related fee letter or engagement letter) or any definitive documentation with respect to the Financing, and all such rights and remedies shall be as set forth in such agreements and as otherwise provided by Applicable Law.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WILLSCOT CORPORATION
By:	/s/ BRADLEY L. SOULTZ
	Name:	Bradley L. Soultz
	Title:	President and Chief Executive Officer
PICASSO MERGER SUB, INC.
By:	/s/ BRADLEY L. SOULTZ
	Name:	Bradley L. Soultz
	Title:	President and Chief Executive Officer
MOBILE MINI, INC.
By:	/s/ KELLY WILLIAMS
	Name:	Kelly Williams
	Title:	President and Chief Executive Officer

Signature page to Agreement and Plan of Merger

EXHIBIT A
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF SURVIVING CORPORATION

        MOBILE MINI, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

          A.    That the name of the Corporation is MOBILE MINI, INC.

          B.    That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 1993 (the "Original Certificate of Incorporation"), and that the Original Certificate of Incorporation was subsequently amended on August 12, 1993, amended on November 12, 1993, amended on December 22, 1993, amended on February 3, 1994, amended on November 16, 1995, amended and restated on November 19, 1997, amended on July 24, 2000, amended on June 26, 2008, and amended on September 14, 2015.

          C.    Effective upon the acceptance of this Amended and Restated Certificate of Incorporation for filing by the Secretary of State of the State of Delaware (the "Effective Time"), the Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

        ARTICLE FIRST.    The name of the corporation is MOBILE MINI, INC. (the "Corporation").

        ARTICLE SECOND.    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        ARTICLE THIRD.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        ARTICLE FOURTH.    The total number of shares of stock that the Corporation shall have authority to issue is 100. All such shares are to be common stock, par value of $0.01 per share, and are to be of one class.

        ARTICLE FIFTH.    Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.

        ARTICLE SIXTH.    A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under any provision of the DGCL, as the same now exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        ARTICLE SEVENTH.    To the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, the Corporation shall indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, including directors and officers of the Corporation who were directors or officers of the Corporation prior to the Effective Time, and the Corporation may, in the sole discretion of the Corporation's Board of Directors (the "Board") and to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL, indemnify and hold harmless those individuals who served as employees or agents of the Corporation prior to the Effective Time. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        ARTICLE EIGHTH.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw.

        ARTICLE NINTH.    The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

2

EXHIBIT B
PARENT CHARTER AMENDMENT

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[COMBINED CORPORATION]

        The present name of the corporation is WillScot Corporation. The corporation was incorporated under the name "Double Eagle Acquisition Corp." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 29, 2017. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

Name

        The name of the Corporation is [Combined Corporation] (the "Corporation").

ARTICLE II

Registered Agent; Registered Office

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV

[Reserved]

ARTICLE V

Capital Stock

        1.    Authorized Shares.

          (a)   The total number of shares of all classes of stock that the Corporation is authorized to issue is 501,000,000 shares of stock, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock") and (ii) 500,000,000 shares of common stock, par value $0.0001 per share ("Common Stock").

          (b)   Immediately upon the effectiveness (the "Effective Time") of this Amended and Restated Certificate of Incorporation (as amended from time to time, the "Certificate of Incorporation"), each share of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock") issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without the need for any further action, be reclassified as, and shall be converted into, one validly issued, fully paid and nonassessable share of Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of Class A Common

  Stock shall from and after the Effective Time be deemed to represent shares of Common Stock into which the shares formerly represented by such certificate have been reclassified and converted, without the need for surrender or exchange thereof.

        2.    Preferred Stock.     Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the "Board") and the filing of a certificate pursuant to the applicable law of the State of Delaware (a "Preferred Designation"), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to obtaining a vote of the holders of any series of Preferred Stock, if such a vote is required pursuant to the terms of the Certificate of Incorporation (including any Preferred Designation).

        3.    Common Stock.

          (a)   Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Designation), the holders of the Common Stock shall possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Designation) or pursuant to the Section 242(b)(2) of the DGCL (or any other similar, successor provision thereof).

          (b)   Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

          (c)   Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

          (d)   Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation.

2

 ARTICLE VI

Bylaws

        In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the "Bylaws") without any action on the part of the stockholders. The Bylaws may also be amended, supplemented or repealed by the stockholders at an annual or special meeting of the stockholders, the notice for which designates that an amendment, supplement or repeal of one or more of such sections is to be considered, and only by an affirmative vote of the holders of a majority in voting power of the outstanding shares of stock entitled to vote upon such amendment, supplement or repeal, voting as a single class.

ARTICLE VII

Directors

        1.    Board of Directors.     The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by the Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        2.    Number; Term; Election; Qualification.     The number of directors that constitutes the Board shall be fixed from time to time by resolution of the Board in accordance with the Bylaws, and shall consist of not less than three or more than thirteen directors. The Board shall be divided into three classes designated Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Each Class I director shall be elected to an initial term to expire at the first annual meeting of stockholders following the Effective Time, each Class II director shall be elected to an initial term to expire at the second annual meeting of stockholders following the Effective Time and each Class III director shall be elected to an initial term to expire at the third annual meeting of stockholders following the Effective Time. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors have been duly elected and qualified or until their earlier resignation or removal, except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

        3.    Removal and Vacancies.     Subject to the rights of the holders of any series of Preferred Stock, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only: (i) prior to the third annual meeting of stockholders following the Effective Time, by the Nominating and Corporate Governance Committee and (ii) from and after the third annual meeting of stockholders following the Effective Time, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

        4.    Written Ballot.     Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

3

 ARTICLE VIII

Limitation of Liability and Indemnification

        1.    Limitation of Liability.     To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Article VIII, Section 1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment..

        2.    Indemnification.     The Corporation shall, in accordance with this Certificate of Incorporation and the Bylaws, indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation), any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board. Any amendment, repeal or modification of this Section 2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

        3.    Insurance.     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX

Exclusive Jurisdiction for Certain Actions

        1.    Exclusive Forum.     Unless the Board or one of its duly authorized committees otherwise approves in writing, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a "Covered Proceeding").

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        2.    Personal Jurisdiction.     If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Section 1 above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a "Foreign Action") in the name of any person or entity (a "Claiming Party") without the prior written approval of the Board or one of its duly authorized committees, such Claiming Party shall, to the fullest extent permitted by law, be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Section 1 above (an "Enforcement Action") and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party's counsel in the Foreign Action as agent for such Claiming Party.

        3.    Notice and Consent.     Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.

ARTICLE X

Severability

        If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any section of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of the Certificate of Incorporation (including, without limitation, each such portion of any section of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

Corporate Opportunity

        The Corporation hereby renounces pursuant to Section 122(17) of the DGCL any interest or expectancy in, or being offered an opportunity to participate in, any business opportunity or classes or categories of business opportunities that are presented to any of the Corporation's non-employee directors or any of their affiliates (together, an "Identified Person") which may be a corporate opportunity for such Identified Person and the Corporation or any of its affiliates. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its affiliates, such Identified Person shall, to the fullest extent permitted by the DGCL, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Company, its affiliates or its stockholders for breach of any fiduciary duty as a stockholder or director of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation or its affiliates. Notwithstanding the foregoing, the Corporation does not renounce its interest or expectancy in any

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corporate opportunity offered to any Identified Person if such opportunity is expressly offered to such Identified Person solely in his or her capacity as a director of the Corporation, and the foregoing provisions of this Article XI shall not apply to any such corporate opportunity. Notwithstanding anything to contrary herein, the provisions of this Article XI shall have no further force or effect from and after the earlier of such time as (i) TDR Capital LLP ("TDR") ceases to beneficially own at least 5% of the outstanding shares of Common Stock and (ii) TDR is not entitled to designate one or more members of the Board in accordance with the Shareholders Agreement, by and among the Corporation, TDR and the other parties thereto (as amended from time to time).

ARTICLE XII

Amendment

        Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on [    •    ], 2020.

[COMBINED CORPORATION]
By:
	Name:	Bradley Soultz
	Title:	Chief Executive Officer

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EXHIBIT C

AMENDED AND RESTATED BYLAWS

OF

[COMBINED CORPORATION]

[    •    ], 2020

Article 1

Stockholders

        1.1    Place of Meetings.    Meetings of stockholders of [Combined Corporation], a Delaware corporation (the "Corporation"), shall be held at the place, either within or without the State of Delaware, as may be designated by the Board of Directors of the Corporation (the "Board of Directors") from time to time; provided, that the Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the "DGCL").

        1.2    Annual Meetings.    Annual meetings of stockholders shall be held at such date and time as fixed by the Board of Directors for the purpose of electing directors and transacting any other business as may properly come before such meetings.

        1.3    Special Meetings.    Except as otherwise required by law, special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation, to be held at such date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the Corporation's notice of meeting required by Section 1.4 may be conducted at the special meetings. The ability of the stockholders to call a special meeting is specifically denied.

        1.4    Notice of Meetings.    Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Corporation's Amended and Restated Certificate of Incorporation (as the same may be amended or restated from time to time, the "Certificate of Incorporation") or these Amended and Restated Bylaws (the "Bylaws"), the notice of any meeting shall be given no fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

        1.5    Postponement; Adjournments.    The Board of Directors, acting by resolution, may postpone and reschedule or cancel any previously scheduled annual meeting or special meeting of stockholders. Any annual meeting or special meeting may be adjourned from time to time, whether or not there is a quorum: (a) at any time, upon a resolution by stockholders, if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group; or (b) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board of Directors or pursuant to a resolution of the Board of Directors. If the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

        1.6    Quorum.    Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. In the absence of a quorum, the stockholders so present may adjourn the meeting from time to time in the manner provided in Section 1.5 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or any direct or indirect subsidiary of the Corporation shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

        1.7    Organization.    Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of the Directors, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

        1.8    Voting; Proxies.

        (a)    Generally.    Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

        (b)    Voting Matters Other than Elections of Directors.    Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, in the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of the Nasdaq Stock Market or any other exchange or quotation system on which the capital stock of the Corporation is quoted or traded, the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any provision of the Internal Revenue Code of 1986, as amended (the "Code"), the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Code provision, as the case may be.

        (c)    Proxies.    Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Such authorization may be in a writing executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission, or other reliable reproduction of the proxy (including any electronic transmission) authorized by this Section 1.8(c) may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

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        1.9    Fixing of Record Dates.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date for stockholders entitled to receive notice of the meeting of stockholders or any other action, which, in the case of a meeting, shall not be more than 60 nor fewer than 10 days before the date of such meeting or, in the case of any other action, shall not be more than 60 days prior to such other action. If the Board of Directors so fixes a date for the determination of stockholders entitled to receive notice of a meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote.

        1.10    List of Stockholders Entitled to Vote.    The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, (i) on a reasonably accessible electronic network, provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the Corporation's principal place of business. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        1.11    Notice of Stockholder Business; Nominations.

        (a)    Annual Meetings of Stockholders.    Nominations of one or more individuals to the Board of Directors (each, a "Nomination," and more than one, "Nominations," and the individual who is the subject of a Nomination, a "Nominee") and the proposal of business other than Nominations ("Business") to be considered by the stockholders of the Corporation may be made at an annual meeting of stockholders only: (1) pursuant to the Corporation's notice of meeting or any supplement thereto (provided, however, that reference in the Corporation's notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations); (2) by or at the direction of the Board of Directors; or (3) by any stockholder of the Corporation who is a stockholder of record of the Corporation at the time the notice provided for in this Section 1.11 is received by the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 1.11. Subclause (3) shall be the exclusive means for a stockholder to make nominations or submit business (other than matters

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properly brought under Rule 14a-8 (or any successor thereto) under the Exchange Act and indicated in the Corporation's notice of meeting) before an annual meeting of stockholders.

        (b)    Special Meetings of Stockholders.    Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before the meeting pursuant to the Corporation's notice of meeting (provided, however, that reference in the Corporation's notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations). Nominations may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting: (1) by or at the direction of the Board of Directors; or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.11 is received by the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 1.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may make Nominations of one or more individuals (as the case may be) for election to such positions as specified in the Corporation's notice of meeting, if the stockholder's notice required by Section 1.11(c)(1) shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with Section 1.11(c)(1)(E).

        (c)    Stockholder Nominations and Business.    For Nominations and Business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.11(a)(3), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.11, and any such proposed Business must constitute a proper matter for stockholder action. For Nominations to be properly brought before a special meeting by a stockholder pursuant to Section 1.11(b)(2), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.11. In either case, the stockholder shall also provide an Update (as defined below) at the times and in the forms required by this Section 1.11.

        (1)    Stockholder Nominations.

          (A)  Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.11 shall be eligible for election at an annual or special meeting of stockholders of the Corporation, and any individuals subject to a Nomination not made in compliance with this Section 1.11 shall not be considered nor acted upon at such meeting of stockholders.

          (B)  For Nominations to be properly brought before an annual or special meeting of stockholders of the Corporation by a stockholder pursuant to Section 1.11(a)(3) or Section 1.11(b)(2) , respectively, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive offices of the Corporation pursuant to this Section 1.11. To be timely, the stockholder's notice must be received by the Secretary of the Corporation as provided in Section 1.11(c)(1)(C) or Section 1.11(c)(1)(D), in the case of an annual meeting of stockholders of the Corporation, and Section 1.11(c)(1)(E), in the case of a special meeting of stockholders of the Corporation, respectively. In addition, the stockholder shall provide an Update at the times and in the forms required by this Section 1.11.

          (C)  In the case of an annual meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.11(a)(3) shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such

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  anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (D)  Notwithstanding Section 1.11(c)(1)(C), in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders of the Corporation is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, the stockholder's notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

          (E)  In the case of a special meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.11(b)(2) shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (F)  To be in proper form, a stockholder's notice of Nomination(s) pursuant to Section 1.11(a)(3) or Section 1.11(b)(2) shall be signed by one or more stockholders of record and by the beneficial owners or owners, if any, on whose behalf the stockholder or stockholders are acting, shall bear the date of signature of each such stockholder and any such beneficial owner and shall set forth:

              (i)  the name and address, as they appear on this Corporation's books, of each such stockholder and the name and address of any such beneficial owner who seeks to make a Nomination or Nominations;

             (ii)  the Share Information (as defined below) relating to each such stockholder and beneficial owner making such Nomination(s);

            (iii)  a representation that each such stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and such stockholder (or qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination(s);

            (iv)  any other information relating to such stockholder and any such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including a representation whether the stockholder or any such beneficial owner intends, or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the

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    Corporation's outstanding capital stock required to elect the Nominee(s); and/or (y) otherwise to solicit proxies from stockholders of the Corporation in support of such Nominee(s);

             (v)  the manner in which each such stockholder and any such beneficial owner intend to comply with Regulation 14A under the Exchange Act in seeking to make any Nomination(s);

            (vi)  the name and residence address of each Nominee of any such stockholder and any such beneficial owner;

           (vii)  the Share Information relating to each Nominee; for purposes of these Bylaws, "Share Information" shall include: (i) the class or series and number of shares of the Corporation that are owned, directly or indirectly, of record and/or beneficially by the person in question and any of its affiliates; (ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by the person in question and any of its affiliates, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (iii) any proxy, agreement, arrangement, understanding, or relationship pursuant to which such person or any of its affiliates has a right to vote any shares of any security of the Corporation; (iv) any short interest in any security of the Corporation of such person or any of its affiliates (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any agreement, arrangement, understanding, relationship, or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (v) any rights to dividends on the shares of the Corporation owned beneficially by such person and any of its affiliates that are separated or separable from the underlying shares of the Corporation; (vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such person or any of its affiliates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than asset-based fee) that such person or any of its affiliates is entitled to, based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person's immediate family sharing the same household;

          (viii)  a description of all agreements, arrangements or understandings between or among each such stockholder and any such beneficial owner and the Nominee, and any other person or persons (naming such person or persons) pursuant to which such stockholder and any such beneficial owner are seeking to elect or re-elect such Nominee, including without limitation any agreement, arrangement or understanding with any person as to how each Nominee, if elected as a director of the Corporation, will act or vote on any issue or question;

            (ix)  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any such beneficial owner and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each Nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 in Regulation S-K, promulgated by the SEC, if such stockholder and beneficial owner, or any affiliate or associate thereof or person acting

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    in concert therewith, were the "registrant" for purposes of such rule and each Nominee were a director or executive officer of such registrant;

             (x)  such other information regarding each Nominee as would be required to be disclosed in contested solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act;

            (xi)  the written consent of each Nominee to be named in the Corporation's proxy statement and to serve as a director of the Corporation if so elected;

           (xii)  any written representations or agreements reasonably requested by the Corporation with respect to or from any such Nominee; and

          (xiii)  such other information as may reasonably be requested by the Board of Directors or the Corporation from such stockholder and any such beneficial owner seeking to elect or re-elect a Nominee and/or from any Nominee such stockholder and any such beneficial owner are seeking to elect or re-elect to determine the background, qualifications, stock ownership, and the eligibility of such Nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the background, qualifications, stock ownership, and independence (or lack thereof) of such Nominee.

        (2)    Stockholder Business.

          (A)  Only such Business shall be conducted at an annual or special meeting of stockholders of the Corporation as shall have been brought before such meeting in compliance with the procedures set forth in this Section 1.11, and any Business not brought in accordance with this Section 1.11 shall not be considered nor acted upon at such meeting of stockholders.

          (B)  In the case of an annual meeting of stockholders of the Corporation, to be timely, any such written notice of a proposal of Business pursuant to Section 1.11(a)(3) shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. In addition, the stockholder shall provide an Update at the times and in the forms required by this Section 1.11.

          (C)  To be in proper form, a stockholder's notice of a proposal of Business pursuant to Section 1.11(a)(3) shall be signed by one or more stockholders of record and by the beneficial owners or owners, if any, on whose behalf the stockholder or stockholders are acting, shall bear the date of signature of each such stockholder and any such beneficial owner and shall set forth:

              (i)  as to the Business proposed by such stockholder: (a) a brief description of the corporate action desired to be authorized or taken; (b) the text of the proposal or Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment); (c) the reasons of each such stockholder and any such beneficial owner for authorizing or taking such corporate action; (d) any material interest in such corporate action of each such stockholder and any such beneficial owner; and (e) a

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    description of all agreements, arrangements or understandings between such stockholder and any such beneficial owner and any other person or persons (naming such person or persons) in connection with the proposal of such business by such stockholder;

             (ii)  the name and address, as they appear on this Corporation's books, of each such stockholder and any such beneficial owner who seeks to propose such Business;

            (iii)  the Share Information relating to each such stockholder and beneficial owner seeking to propose such Business;

            (iv)  a representation that each such stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and such stockholder (or qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Business;

             (v)  any other information relating to such stockholder and any such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal, including a representation whether the stockholder or any such beneficial owner intends, or is part of a group that intends:

              (a)   to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve such Business; and/or

              (b)   otherwise to solicit proxies from stockholders of the Corporation in support of such Business; and

            (vi)  the manner in which each such stockholder and any such beneficial owner intend to comply with Regulation 14A under the Exchange Act in proposing such Business.

              (d)   General.

                (1)   Except as otherwise provided by law, the Chairman of the meeting of stockholders of the Corporation shall have the power and duty (A) to determine whether a Nomination or Business proposed to be brought before such meeting was made or proposed in accordance with the procedures set forth in this Section 1.11, and (B) if any proposed Nomination or Business was not made or proposed in compliance with this Section 1.11, to declare that such Nomination or Business shall be disregarded or that such proposed Nomination or Business shall not be considered or transacted. Notwithstanding the foregoing provisions of this Section 1.11, if a stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

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                (2)   For purposes of this Section 1.11, "public announcement" shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the SEC.

                (3)   Nothing in this Section 1.11 shall be deemed to affect (a) the rights or obligations, if any, of stockholders of the Corporation to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 (or any successor thereto) under the Exchange Act or (b) the rights, if any, of the holders of any series of preferred stock of the Corporation to elect directors pursuant to any applicable provisions of the certificate of incorporation of the Corporation.

                (4)   A stockholder proposing a Nomination or Nominations or Business shall update and supplement its notice (an "Update") to the Corporation of its intent to propose Nominations or Business at an annual meeting of stockholders of the Corporation, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such Update shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of an Update required to be made as of such record date) and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of an Update required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof) (such Updates within such time periods, "Timely Updates"). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation's rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal or new or additional Nominee, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

Article 2
Board of Directors

        2.1    Regular Meetings.    Prior to the third annual meeting of stockholders following the date of these Bylaws (the "Third AMS"), regular meetings of the Board of Directors shall be held at the Corporation's headquarters and principal executive office, unless both the Chairman of the Board of Directors and the Chief Executive Officer determine otherwise in their mutual discretion, at such times as the Board of Directors may from time to time determine. From and after the Third AMS, regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given.

        2.2    Special Meetings.    Prior to the Third AMS, special meetings of the Board of Directors may be held at any time but shall be held at the Corporation's headquarters and principal executive office unless both the Chairman of the Board of Directors and the Chief Executive Officer determine otherwise in their mutual discretion. From and after the Third AMS, special meetings of the Board of

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Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, the Chairman of the Board of Directors or a majority of the Whole Board.

        2.3    Telephonic Meetings Permitted.    Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.3 shall constitute presence in person at such meeting.

        2.4    Quorum; Vote Required for Action.    At all meetings of the Board of Directors a majority of the Whole Board shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or any agreement binding upon the Corporation otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors and the Corporate Governance Committee shall endeavor to fill any vacancies as promptly as practicable.

        2.5    Organization.    Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

        2.6    Chairman, Vice Chairman, and Lead Director of the Board of Directors.    The Board of Directors may, if it so determines, choose a Chairman of the Board of Directors. In addition, the Board of Directors may, if it so determines, choose a Vice Chairman of the Board of Directors from among its members, who shall undertake duties as the Board of Directors may assign. Further, the Board of Directors may, if it so determines, also select a Lead Director of the Board of Directors, who, if any, shall be a director of the Corporation who is not also an officer of the Corporation and who shall undertake duties as the Board of Directors may assign, including, but not limited to, duties otherwise assigned to the Chairman of the Board of Directors or the Vice Chairman of the Board of Directors. Among other duties, the Chairman of the Board of Directors will assist with, manage or delegate to the Lead Director, as appropriate, the following tasks: (i) acting as the principal liaison between the Corporation's independent directors and the Chief Executive Officer; (ii) overseeing and providing guidance with regard to agendas for meetings of the Board of Directors; (iii) leading meetings of the Board of Directors, including executive sessions, but excluding any sessions with only independent directors, which shall be led by the Lead Director for any period in which the Chairman of the Board of Directors is not independent; and (iv) addressing any other responsibilities as the Board of Directors may designate, from time to time.

        2.7    Board of Directors Action by Written Consent Without a Meeting.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, without prior notice and without a vote, if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions. After an action is taken, the consents shall be filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if such minutes are maintained in paper form and shall be in electronic form if such minutes are maintained in electronic form.

        2.8    Fees and Compensation of Directors.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors, or may delegate such authority to an appropriate committee.

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        2.9    Elections of Directors.

          (a)   Except as set forth in this Section 2.9, a majority of the votes cast at any meeting of the stockholders for the election of directors at which a quorum is present shall elect directors. For purposes of this provision, a "majority of the votes cast" means that the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include votes "for" and "against" that director's election, in each case and exclude abstentions and broker nonvotes with respect to that director's election. In the event of a Contested Election, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this provision, a "Contested Election" is an election of directors of the Corporation as to which the Chairman of the Board of Directors determines that, at the Determination Date, the number of persons properly nominated to serve as directors exceeds the number of directors to be elected in such election. The "Determination Date" is: (1) the day after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, when such meeting occurs after the last day on which a stockholder may propose the nomination of a director for election in such election pursuant to the Certificate of Incorporation or these Bylaws; or (2) the day after the last day on which a stockholder may propose the nomination of a director for election in such election pursuant to the Certificate of Incorporation or these Bylaws, when the last day for such a proposal occurs after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, whichever of clause (1) or (2) is applicable. This determination that an election is a Contested Election shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. In all cases, once an election is determined to be a Contested Election, directors shall be elected by the vote of a plurality of the votes cast.

          (b)   If, in an election of directors that is not a Contested Election, an incumbent director does not receive a greater number of votes "for" his or her election than votes "against" his or her election, then such incumbent director shall, within five days following the certification of the election results, tender his or her written resignation to the Chairman of the Board of Directors contingent on acceptance by the Board of Directors for consideration by the Nominating and Corporate Governance Committee (the "Corporate Governance Committee"). The Corporate Governance Committee shall consider such resignation and, within 45 days following the date of the stockholders' meeting at which the election of directors occurred, shall make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Corporate Governance Committee shall consider all factors deemed relevant by the members of the Corporate Governance Committee including, without limitation: (1) the stated reason or reasons (if any) why stockholders voted against such director's reelection; (2) the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board of Directors (the "Audit Committee") as an "audit committee financial expert" and whether there are one or more other directors qualified, eligible, and available to serve on the Audit Committee in such capacity); (3) relevant stock exchange listing standards and rules and regulations, including those of the Nasdaq Stock Market and the SEC; and (4) whether the director's resignation from the Board of Directors would be in the best interests of the Corporation and its stockholders.

        The Corporate Governance Committee also shall consider a range of possible alternatives concerning the director's tendered resignation as the members of the Corporate Governance Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Corporate Governance Committee to have substantially resulted in such director failing to receive the required number of votes for re-election.

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The Board of Directors shall take formal action on the Corporate Governance Committee's recommendation no later than 90 days following the date of the stockholders' meeting at which the election of directors occurred. In considering the Corporate Governance Committee's recommendation, the Board of Directors shall consider the information, factors, and alternatives considered by the Corporate Governance Committee and such additional information, factors, and alternatives as the Board of Directors deems relevant in its sole discretion. No director who, in accordance with these provisions, is required to tender his or her resignation shall participate in the Corporate Governance Committee's deliberations or recommendation, or in the deliberations or determination of the Board of Directors, with respect to accepting or rejecting his or her resignation as a director.

        If a majority of the members of the Corporate Governance Committee fail to receive the required number of votes for re-election, then the Board of Directors will establish an ad hoc committee composed of independent directors then serving on the Board of Directors who were elected at the stockholders' meeting at which the election occurred, and independent directors, if any, who were not standing for election at such stockholders' meeting (the "Ad Hoc Committee"), consisting of such number of directors as the Board of Directors may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Corporate Governance Committee and perform the Corporate Governance Committee's duties for purposes of these provisions. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it, the entire Board (other than the individual directors whose resignations are being considered) shall make the determination to accept or reject the tendered resignations without any recommendation from the Corporate Governance Committee and without the creation of an Ad Hoc Committee. Following the decision of the Board of Directors on the Corporate Governance Committee's recommendation, the Corporation, within four business days after such decision is made, shall publicly disclose, in a Form 8-K filed with the SEC, the decision of the Board of Directors, together with an explanation of the process by which the decision was made and, if applicable, the reason or reasons of the Board of Directors for rejecting the tendered resignation.

          (c)   If a director's resignation is accepted by the Board of Directors pursuant to this Section 2.9, if a nominee for director is not elected and the nominee is not an incumbent director whose term would otherwise have expired at the time of the election if a successor had been elected or if a director is no longer entitled to serve as a director, then such position may be filled only: (i) third AMS, by the Corporate Governance Committee and (ii) from and after the Third AMS, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

        2.10    Additional Requirements For Valid Nomination of Candidates to Serve as Director and, If Elected, to Be Seated as Directors.

          (a)   To be eligible to be a candidate for election as a director of the Corporation at an annual meeting or special meeting of stockholders of the Corporation, a Nominee must be nominated in the manner prescribed in Section 1.11 and the Nominee, whether nominated by the Board of Directors or by a stockholder, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such Nominee given by or on behalf of the Board of Directors), to the Secretary of the Corporation at the principal executive offices of the Corporation: (1) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership, and independence of such Nominee; and (2) a written representation and agreement (in form provided by the Corporation) that such Nominee: (A) is not and, if elected as a director, during his or her term of office, will not become a party to: (i) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment"); or

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  (ii) any Voting Commitment that could limit or interfere with such Nominee's ability to comply, if elected as a director of the Corporation, with such Nominee's fiduciary duties under applicable law; (B) is not, and will not become a party to, any agreement, arrangement, or understanding with any person or entity, other than the Corporation, with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein; (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading, and other policies and guidelines of the Corporation applicable to directors and in effect during such person's term in office as a director (and, if requested by any Nominee, the Secretary of the Corporation shall provide to such Nominee all such policies and guidelines then in effect); and (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such Nominee would face re-election.

          (b)   The Board of Directors may also require any Nominee to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such Nominee's nomination is to be acted upon for the Board of Directors to determine the eligibility of such Nominee to be an independent director of the Corporation.

        2.11    Board Composition.

          (a)   The total number of authorized directors shall be fixed from time to time by the affirmative vote of a majority of the Whole Board. The Board of Directors as of the date of these Bylaws shall consist of eleven directors. Six of such directors shall be Mark S. Bartlett, Gerard E. Holthaus, Gary Lindsay, Stephen Robertson, Jeff Sagansky and Bradley L. Soultz, each of which shall be designated by WillScot Corporation ("WillScot") (such individuals, together with each individual elected to replace such individuals, whether as the immediately succeeding director or a future succeeding director for such individual, the "WillScot Continuing Directors"). Five of such directors shall be Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, Erik Olsson and Michael W. Upchurch, each of which shall be designated by Mobile Mini, Inc. ("Mobile Mini") (such individuals, together with each individual elected to replace such individuals, whether as the immediately succeeding director or a future succeeding director for such individual, the "Mobile Mini Continuing Directors"). For the avoidance of doubt, Gary Lindsay and Stephen Robertson shall be appointed by TDR Capital LLP ("TDR"), and any individual (the "TDR Continuing Directors") elected to replace a TDR Continuing Director, whether as the immediately succeeding director or a future succeeding director for such individual, shall be deemed a WillScot Continuing Director. Mr. Olsson shall be the Chairman of the Board of Directors and Mr. Holthaus shall be the Lead Director of the Board of Directors (the "Lead Director").

          (b)   The members of the Board of Directors shall be designated into three classes: (i) the Class I Directors, (ii) the Class II Directors and (iii) the Class III Directors. The individuals classified as Class I Directors shall be subject to reelection at the first annual meeting of the stockholders following the effectiveness of these Bylaws. The individuals classified as Class II Directors shall be subject to reelection at the second annual meeting of the stockholders following the effectiveness of these Bylaws. The individuals classified as Class III Directors shall be subject to reelection at the third annual meeting of the stockholders following the effectiveness of these Bylaws. The directors as of the date of these Bylaws shall be classified as follows:

            (1)   Class I:    Ms. Dial, Mr. Holthaus, Mr. Lindsay and Ms. McWaters;

            (2)   Class II:    Mr. Goble, Mr. Robertson and Mr. Sagansky; and

            (3)   Class III:    Mr. Bartlett, Mr. Olsson, Mr. Soultz, and Mr. Upchurch.

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          (c)   Following the second annual meeting of stockholders following effectiveness of these Bylaws, the Board of Directors shall reevaluate and determine the independence of Mr. Olsson under applicable laws and regulations.

        2.12    Powers of the Board.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute, by the Certificate of Incorporation or these Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. As of the date of these Bylaws, the Board of Directors has approved that certain (i) Business Plan, Operating Model and Financial Plan and (ii) Synergies Plan (together with clause (i), the "Company Strategic Plans"). The Board of Directors shall have the power to amend or repeal the Company Strategic Plans; provided that, prior to the Third AMS, any material changes to the Synergies Plan, or the provisions relating to: (a) the SAP operating system, (b) the storage branch network, (c) the Mobile Mini branch managers retaining P&L and (d) the Mobile Mini insider sales representative structure, each included in the Company Strategic Plans (such provisions (a)-(d), the "Strategic Plan Provisions"), shall require Supermajority Approval (as defined in Section 3.1(c)). For the avoidance of doubt, except as expressly provided in this Section 2.12, the implementation and execution of the Company Strategic Plans shall be conducted by the Corporation's management team with appropriate oversight and supervision by the Board, from time to time.

Article 3

Committees

        3.1    Committees.

          (a)   Subject to Section 3.1(b) and Section 3.1(c), the Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation (each, a "Committee"). The Board of Directors may designate one or more directors as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of the committee; provided that, until the Third AMS, any alternate who replaces any absent or disqualified member on any Committee, including any Initial Committee (as defined below), must be a (x) WillScot Continuing Director, if the absent or disqualified member is a WillScot Continuing Director or (y) Mobile Mini Continuing Director, if the absent or disqualified member is a Mobile Mini Continuing Director. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all pages that may require it.

          (b)   The Corporation shall have the following committees (the "Initial Committees") to serve at least until the Third AMS. The Initial Committees shall have the powers and responsibilities set forth in the respective charter for each committee (as attached to the Agreement and Plan of Merger, dated as of March 1, 2020, by and among WillScot, Mobile Mini and Picasso Merger Sub, Inc.) and shall be comprised of only the directors meeting the following qualifications:

            (1)   Audit Committee:    two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors;

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            (2)   Compensation Committee:    two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors;

            (3)   Corporate Governance Committee:    two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors; and

            (4)   Related Party Transactions Committee:    subject to Section 3.1(d), three qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors, excluding any director nominated or appointed by TDR or otherwise considered interested as it relates to TDR; provided that, such committee shall be disbanded on the first date on which TDR and its affiliates, in the aggregate, beneficially own less than 5% of the outstanding shares of the Corporation.

          (c)   Notwithstanding anything to the contrary in Section 3.1(a), until the Third AMS (i) the designation or formation of any committee (other than (x) the Initial Committees (including the Ad Hoc Committee, if applicable) and (y) a customary pricing Committee to approve pricing in capital markets transactions (a "Customary Pricing Committee"), which shall require a resolution passed by a majority of the Whole Board) shall require a resolution passed by at least eight directors ("Supermajority Approval") and (ii) all Committees (other than a Customary Pricing Committee) shall consist of an equal number of directors from the WillScot Continuing Directors and the Mobile Mini Continuing Directors.

          (d)   Any TDR Continuing Director may be appointed to the Customary Pricing Committee at any time after the date hereof. To the extent a TDR Continuing Director satisfies all applicable independence requirements for any committee, including any Initial Committee, pursuant to applicable laws and regulations, such TDR Continuing Director may be appointed to such Committee by the Board; provided that under no circumstances shall a TDR Continuing Director be entitled to be appointed to the Related Party Transactions Committee.

        3.2    Committee Charters and Rules.    Unless the Board of Directors or the charter of any such committee otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business; including such rules as may be contained in such committee's charter; provided that, prior to the Third AMS, making any change to the charter of any of the Initial Committees shall require a resolution passed by Supermajority Approval. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 2 of these Bylaws. Each committee and subcommittee shall keep regular minutes of its meetings and report the same to the board of directors, or the committee, when required.

Article 4

Officers

        4.1    Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies.    The Board of Directors as of the date of these Bylaws shall appoint the following officers of the Corporation, to take office as of the date of these Bylaws: a Chief Executive Officer, President & Chief Operating Officer, Chief Financial Officer and General Counsel. The Board of Directors or Chief Executive Officer or other duly appointed officer authorized by the Board of Directors may also elect or appoint such other officers as it, he or she shall deem necessary or appropriate to the management and operation of the Corporation, including, without limitation, a Chief Human Resources Officer, Chief Information Officer, Chief Administrative Officer, Chief Marketing Officer, and one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Controllers, Assistant Controllers, and such other officers as the Board of Directors or officer making the election or appointment deems necessary. Except as set forth in Section 4.2(b) hereof, each such officer shall

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hold office for the term for which he or she is elected or appointed and until his or her successor has been elected or appointed and qualified, or until his or her death, or until he or she shall resign, or until he or she shall have been removed in the manner hereinafter provided. Any officer may resign at any time upon written or electronic notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. An officer that elects or appoints another officer may remove such officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise may be filled for the unexpired portion of the term at any regular or special meeting of the Board of Directors (or by any officer authorized to fill such vacancy).

        4.2    Powers and Duties of Executive Officers.    (a) The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors, and to the extent not so prescribed, they shall each have such powers and authority and perform such duties in the management of the property and affairs of the Corporation, subject to the control of the Board of Directors, as generally pertain to their respective offices. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties. Without limitation of the foregoing:

          (1)    Chief Executive Officer.    The Chief Executive Officer shall be the principal executive officer of the Corporation. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general supervision over the business of the Corporation and shall have such other powers and duties as chief executive officers of corporations usually have or as the Board of Directors may assign. The Chief Executive Officer shall maintain his or her primary office in Phoenix, Arizona.

          (2)    President & Chief Operating Officer.    The President & Chief Operating Officer shall be the chief operations officer of the Corporation. Subject to the control of the Board of Directors, the President & Chief Operating Officer shall have general supervision over the business of the Corporation, to the extent not the responsibility of the Chief Executive Officer, and shall have such other powers and duties as presidents of corporations usually have or as the Board of Directors may assign. The President & Chief Operating Officer shall maintain his or her primary office in Phoenix, Arizona.

          (3)    Chief Financial Officer.    The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have custody of all funds and securities of the Corporation and shall sign all instruments and documents as require his or her signature. The Chief Financial Officer shall undertake such other duties or responsibilities as the Board of Directors may assign. The Chief Financial Officer shall maintain his or her primary office in Phoenix, Arizona; provided, however, he or she may remain in Baltimore for a limited period of time following the date hereof to ensure a smooth transition of duties and responsibilities., in accordance with the Company Strategic Plan.

          (4)    General Counsel.    The General Counsel shall serve as the Corporation's primary in-house legal counsel and shall have such other powers and duties as the Board of Directors or the Chief Executive Officer may assign. The General Counsel shall maintain his or her primary office in Phoenix, Arizona.

          (5)    Vice President.    Each Vice President shall have such powers and duties as the Board of Directors or Chief Executive Officer may assign.

          (6)    Secretary.    The Secretary shall issue notices of all meetings of the stockholders and the Board of Directors where notices of such meetings are required by law or these Bylaws and shall

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  keep the minutes of such meetings. The Secretary shall sign such instruments and attest such documents as require his or her signature of attestation and affix the corporate seal thereto where appropriate.

        (b)   As of the date of these Bylaws, Bradley Soultz shall be the Chief Executive Officer, Kelly Williams shall be the President and Chief Operating Officer, Tim Boswell shall be the Chief Financial Officer, Chris Miner shall be the General Counsel, until removed or replaced in accordance with Section 4.1 or Section 4.2(b)(1).

          (1)    Chief Executive Officer.    Mr. Soultz shall serve as Chief Executive Officer of the Corporation for 24 months beginning on the date of effectiveness of these Bylaws (the "Initial CEO Term") unless he sooner resigns or is removed from office as provided in these Bylaws. The Board of Directors, in its sole discretion, shall have the right to renew Mr. Soultz's appointment as Chief Executive Officer in the manner hereinafter provided. To the extent the Board of Directors does not renew Mr. Soultz's appointment as Chief Executive Officer, Mr. Soultz will cease to be the Chief Executive Officer of the Corporation at the end of the Initial CEO Term. Not more than 60 days prior to the end of the Initial CEO Term, if Mr. Soultz remains in office as Chief Executive Officer at such time, the Board of Directors shall determine by the affirmative vote of a majority of the Whole Board, excluding Mr. Soultz, whether to renew Mr. Soultz's appointment as Chief Executive Officer; provided that, if the vote of the Whole Board results in a deadlock, Mr. Soultz shall continue as Chief Executive Officer after the end of the Initial CEO Term until he resigns or is removed from office as provided in these Bylaws.

        4.3    Compensation.    The salaries of the officers shall be fixed from time to time by the Board of Directors. Nothing contained herein shall preclude any officer from serving the Corporation in any other capacity, including that of director, or from serving any of its stockholders, subsidiaries or affiliated entities in any capacity and receiving proper compensation therefor.

        4.4    Representation of Shares of Other Entities.    Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any other person authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or interests of any other entities standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Article 5

Stock

        5.1    Certificates.

          (a)   The shares of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. The shares of the common stock of the Corporation shall be registered on the books of the Corporation in the order in which they shall be issued. Any certificates for shares of the common stock, and any other shares of capital stock of the Corporation represented by certificates, shall be numbered and shall be signed by any two of the Chairman of the Board of Directors, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, or any other authorized officers of the Corporation. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it

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  were such officer, transfer agent or registrar at the date of issue. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send, or cause to be sent, to the record owner thereof a notice in writing or by electronic transmission setting forth the name of the Corporation, the name of the stockholder, the number and class of shares and such other information as is required by law, including Section 151(f) of the DGCL. Any stock certificates issued and any notices given shall include such other information and legends as shall be required by law or necessary to give effect to any applicable transfer, voting or similar restrictions.

          (b)   No certificate representing shares of stock shall be issued until the full amount of consideration therefor has been paid, except as otherwise permitted by law.

        5.2    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.    The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. If shares represented by a stock certificate alleged to have been lost, stolen or destroyed have become uncertificated shares, the Corporation may, in lieu of issuing a new certificate, cause such shares to be reflected on its books as uncertificated shares and may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate.

        5.3    Dividends.    The Board of Directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation's capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation's capital stock, subject to the provisions of the Certificate of Incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

        5.4    Transfer of Shares.

          (a)   Transfers of shares shall be made upon the books of the Corporation (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

          (b)   The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

        5.5    Transfer Agent; Registrar.    The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make, or authorize any such agent to make, all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

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 Article 6

Indemnification of Officers and Directors

        6.1    Right of Indemnification.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.5, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

        6.2    Advancement of Expenses.    The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 6 or otherwise.

        6.3    Claims.    If a claim for indemnification under this Article 6 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article 6 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        6.4    Non-Exclusivity of Rights.    The rights conferred on any Covered Person by this Article 6 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        6.5    Other Sources.    The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        6.6    Amendment or Repeal.    Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

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        6.7    Other Indemnification and Advancement of Expenses.    This Article 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Article 7

Miscellaneous

        7.1    Execution of Corporate Contracts and Instruments.    Subject to such limitations, restrictions, or prohibitions as the Board of Directors or any officer may impose, the officers of the Corporation shall have power or authority to bind the Corporation by any contract or engagement and to pledge its credit or to render it liable for any purpose or for any amount.

        7.2    Fiscal Year; Headquarters and Principal Executive Office.

          (a)   The fiscal year of the Corporation shall be the calendar year, unless otherwise determined by resolution of the Board of Directors; provided that any such determination prior to the Third AMS shall require Supermajority Approval.

          (b)   The Corporation's headquarters and principal executive office shall be located in Phoenix, Arizona, unless otherwise determined by resolution of the Board of Directors; provided that any determination relating to the location of the Corporation's headquarters and principal executive office prior to the Third AMS shall require Supermajority Approval.

        7.3    Seal.    The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

        7.4    Notices.

          (a)    Notice to Directors.    Whenever under applicable law, the Certificate of Incorporation, or these Bylaws notice is required to be given to any director, such notice shall be given: (1) in writing and sent by mail, hand delivery or by a nationally recognized delivery service; (2) by means of facsimile telecommunication or other form of electronic transmission; or (3) by oral notice given personally or by telephone. A notice to a director will be deemed given and shall be timely as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director at least 24 hours before the time of the meeting; (B) if sent through the United States mail, after being deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director's address appearing on the records of the Corporation at least four days prior to the meeting; (C) if sent for delivery by a nationally recognized delivery service, if deposited for next day delivery with an overnight delivery service, with fees thereon prepaid, addressed to the director at the director's address appearing on the records of the Corporation at least two days prior to the meeting; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation at least 24 hours prior to the time of the meeting; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation at least 24 hours prior to the time of the meeting; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation at least 24 hours prior to the time of the meeting.

          (b)    Notice to Stockholders.    Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder's mailing address (or by electronic transmission directed to the stockholder's electronic mail address, as applicable) as it appears on the records of the

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  Corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder's address, or (iii) if given by electronic mail, when directed to such stockholder's electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the DGCL.

          (c)    Electronic Transmission.    "Electronic transmission" means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

          (d)    Notice to Stockholders Sharing Same Address.    Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder's consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

          (e)    Exceptions to Notice Requirements.    Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom: (1) notice of two consecutive annual meetings of stockholders and all notices of stockholders' meetings during the period between such two consecutive annual meetings; or (2) all, and at least two, payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder's address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and

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effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder's then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in Section 7.4(e)(1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

        7.5    Waiver of Notice of Meetings of Stockholders, Directors and Committees.    Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

        7.6    Interested Directors; Quorum.    No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. All directors, including interested directors, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

        7.7    Form of Records.    Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall convert any records so kept into clearly legible paper form upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL. When records are kept in such manner, a clearly legible paper form prepared from or by means of the information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases) shall be valid and admissible in evidence, and accepted for all other purposes, to the same extent as an original paper record of the same information would have been, provided the paper form accurately portrays the record.

        7.8    Amendments.

          (a)   The Board of Directors shall have the power to amend, supplement or repeal these Bylaws of, or adopt new bylaws for, the Corporation; provided that: (i) prior to the first annual

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  meeting of stockholders following the Effective Time, amending, supplementing or repealing any provision of these Bylaws shall require a resolution passed by Supermajority Approval and (ii) thereafter (A) until the Second AMS, amending, supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) any provision of Section 2.4 of these Bylaws shall require a resolution passed by Supermajority Approval and (B) until the Third AMS, amending, supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) any provision of Section 1.3, Section 1.11, Section 2.1, Section 2.2, the definition of "Whole Board" as set forth in Section 2.4, Section 2.6, Section 2.7, Section 2.9(c), Section 2.11, Section 2.12, Section 3.1, the first sentence of Section 3.2, Section 4.1, Section 4.2(a), Section 4.2(b), Section 7.2, Section 7.4(a) or Section 7.8 of these Bylaws shall require a resolution passed by Supermajority Approval. Any such bylaws, or any alternation, amendment, supplement or repeal of these Bylaws, may be subsequently amended, supplemented or repealed by the stockholders as provided in the Certificate of Incorporation.

          (b)   Amending, supplementing or repealing any provision of the Certificate of Incorporation prior to the first annual meeting of stockholders following the Effective Time shall require a resolution of the Board of Directors passed by Supermajority Approval. Amending, supplementing or repealing (or adopting any provision that is directly or indirectly inconsistent with) Articles V, VI, VII, XI or XII of the Certificate of Incorporation prior to the Third AMS shall require a resolution of the Board of Directors passed by Supermajority Approval.

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EXHIBIT D
CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

OF

PICASSO MERGER SUB, INC.
(a Delaware corporation)

WITH AND INTO

MOBILE MINI, INC.
(a Delaware corporation)

        Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), the undersigned, the duly elected and acting Chief Executive Officer of MOBILE MINI, INC. hereby certifies that:

          1.     The names and states of incorporation of the constituent corporations participating in the merger (the "Merger") are:

            (a)   PICASSO MERGER SUB, INC., which is incorporated under the laws of the State of Delaware; and

            (b)   MOBILE MINI, INC., which is incorporated under the laws of the State of Delaware.

          2.     An Agreement and Plan of Merger, dated as of March 1, 2020 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251 of the DGCL.

          3.     The name of the corporation surviving the Merger is MOBILE MINI, INC., a Delaware corporation (the "Surviving Corporation").

          4.     The Amended and Restated Certificate of Incorporation of the Surviving Corporation, as set forth in Exhibit A attached hereto, shall be the Certificate of Incorporation of the Surviving Corporation until further amended pursuant to the DGCL.

          5.     The executed Merger Agreement is on file at 4646 E Van Buren St #400, Phoenix, AZ 85008, the place of business of the Surviving Corporation.

          6.     A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

          7.     The Merger shall be effective upon the filing of this certificate of merger with the office of the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the Surviving Corporation has caused this certificate to be signed by an authorized officer as of this [    •    ] day of [    •    ], 2020.

MOBILE MINI, INC.
By:
Name:
Title:

Signature Page to Certificate of Merger

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOBILE MINI, INC.

        MOBILE MINI, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

          A.    That the name of the Corporation is MOBILE MINI, INC.

          B.    That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 1993 (the "Original Certificate of Incorporation"), and that the Original Certificate of Incorporation was subsequently amended on August 12, 1993, amended on November 12, 1993, amended on December 22, 1993, amended on February 3, 1994, amended on November 16, 1995, amended and restated on November 19, 1997, amended on July 24, 2000, amended on June 26, 2008, and amended on September 14, 2015.

          C.    Effective upon the acceptance of this Amended and Restated Certificate of Incorporation for filing by the Secretary of State of the State of Delaware (the "Effective Time"), the Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

        ARTICLE FIRST.    The name of the corporation is MOBILE MINI, INC. (the "Corporation").

        ARTICLE SECOND.    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        ARTICLE THIRD.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        ARTICLE FOURTH.    The total number of shares of stock that the Corporation shall have authority to issue is 100. All such shares are to be common stock, par value of $0.01 per share, and are to be of one class.

        ARTICLE FIFTH.    Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.

        ARTICLE SIXTH.    A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under any provision of the DGCL, as the same now exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        ARTICLE SEVENTH.    To the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, the Corporation shall indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, including directors and officers of the Corporation who were directors or officers of the Corporation prior to the Effective Time, and the Corporation may, in the sole discretion of the Corporation's Board of Directors (the "Board") and to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL, indemnify and hold harmless those individuals who served as employees or agents of the Corporation prior to the Effective Time. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        ARTICLE EIGHTH.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw.

        ARTICLE NINTH.    The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

EXHIBIT E

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement") dated as of March 1, 2020, is by and among Mobile Mini, Inc., a Delaware corporation (the "Company"), Sapphire Holding S.à.r.l., a Luxembourg société à responsabilité limitée ("Shareholder"), TDR Capital II Holdings L.P., a limited partnership registered under the laws of England and Wales ("Holdings"), and TDR Capital LLP, a limited liability partnership incorporated under the laws of England and Wales, in its capacity as manager of Holdings ("Capital", together with Shareholder and Holdings, the "Shareholder Parties").

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, WillScot Corporation, a Delaware corporation ("Parent") and Picasso Merger Sub, Inc., a Delaware corporation, are entering into that certain Agreement and Plan of Merger (together with all exhibits and schedules thereto, the "Merger Agreement"), a copy of which, in the form to be entered into, was provided to Shareholder immediately prior to the execution of this Agreement); and

        WHEREAS, in order to induce the Company to enter into the Merger Agreement and as a condition thereto, the Company has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to the shares of Parent Common Stock set forth on Schedule A hereto and such additional shares of Parent Common Stock as become Covered Shares pursuant to Section 4.05 (collectively, the "Covered Shares").

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT

        Section 1.01.    Voting Agreement.     (a) Subject to Section 5.02 and Section 1.01(c), Shareholder hereby irrevocably and unconditionally agrees to, at the Parent Stockholder Meeting and at any other meeting of the stockholders of Parent, however called, including any postponement or adjournment thereof, (i) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted, in person or by proxy) with respect to all of the Covered Shares that Shareholder is entitled to vote thereon or consent thereto at the time of any vote:

            (i)  in favor of any proposal to (A) approve the issuance of shares of Parent Common Stock in connection with the Merger and (B) adopt the amendment to Parent's certificate of incorporation in the form set forth on Schedule B hereto (the proposals in (A) and (B) collectively, the "Transaction Proposals"); and

           (ii)  against the approval of any (A) Parent Acquisition Proposal or Parent Superior Proposal or (B) corporate action the consummation of which would prevent or materially delay the consummation of the Transactions or result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement or of the Shareholder in this Agreement.

        (b)   Subject to Section 5.02, Shareholder shall take any other action reasonably requested by the Company in furtherance of the foregoing, including, without limitation, voting in favor of any proposal to adjourn or postpone any meeting of the stockholders of Parent at which any of the foregoing matters in Section 1.01(i) are submitted for consideration and vote of the stockholders of Parent to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of these matters.

        (c)   Notwithstanding anything to the contrary contained in this Agreement, in the event of a Parent Adverse Recommendation Change involving or related to a Parent Intervening Event, Shareholder irrevocably and unconditionally agrees to, at the Parent Stockholder Meeting and at any other meeting of the stockholders of Parent, however called, including any postponement or adjournment thereof, (i) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted, in person or by proxy) on any Transaction Proposal with respect to all of the Covered Shares that Shareholder is entitled to vote thereon or consent thereto at the time of any vote in the same proportion as the votes cast by all shares of Common Stock not beneficially owned by the Shareholder on such Transaction Proposal, and Shareholder shall not have any other obligations with respect to this Section 1.01.

        Section 1.02.    Other Voting Rights.     Notwithstanding anything to the contrary herein, Shareholder shall remain free to vote in any manner Shareholder deems appropriate in its sole discretion with respect to the Covered Shares on any matter not covered by Section 1.01.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Shareholder represents and warrants to the Company that, as of the date hereof:

        Section 2.01.    Authorization.     Shareholder is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization. The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary entity action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exceptions.

        Section 2.02    Non-Contravention.     The execution, delivery and performance by Shareholder of this Agreement and the performance or compliance by Shareholder with any of the terms or provisions hereof do not and will not (a) conflict with or result in any breach of the organizational or governing documents of Shareholder, (b) violate any order, writ, injunction, decree or Law applicable to Shareholder or any of the Covered Shares or require Shareholder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority (other than the filing of any required reports with the SEC), (c) result in a violation or breach of, constitute a default under, or give rise to any right of termination, cancelation or acceleration under any agreement or other instrument binding on Shareholder or the Covered Shares except as would not reasonably be expected to materially impair Shareholder's ability to perform its obligations hereunder or (d) result in the imposition of any Lien on any of the Covered Shares.

        Section 2.03.    Ownership of Covered Shares.     (a) Shareholder is the record and beneficial owner of the Covered Shares and has the right to vote all of the Covered Shares. Shareholder has good and valid title to the Covered Shares, free and clear of any Liens other than pursuant to this Agreement, under applicable federal or state securities Laws, pursuant to any written policies of Parent only with respect to restrictions upon the trading of securities under applicable securities Laws, pursuant to the Shareholders Agreement, dated as of November 29, 2017, by and among Shareholder, Parent and Williams Scotsman Holdings Corp., or pursuant to the Margin Loan Agreement, dated as of August 22, 2018, among Shareholder (as borrower), the lenders party thereto and Barclays Bank plc (as administrative agent and calculation agent) (as amended, the "Margin Loan Agreement") or the accompanying Pledge and Security Agreement. Shareholder has sole voting power (including the right to control such vote as contemplated herein) and sole power of disposition.

        (b)   Holdings is the sole shareholder of Shareholder and has the power to vote and dispose of the Covered Shares held by Shareholder. Capital, as the manager of Holdings, has the power to vote and dispose of all of the outstanding equity securities of Shareholder held by Holdings.

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        Section 2.04.    Absence of Litigation.    There is no action, suit, investigation or proceeding pending against or, to the knowledge of Shareholder, threatened against or affecting Shareholder before or by any Governmental Entity that would reasonably be expected to materially impair Shareholder's ability to perform its obligations hereunder.

        Section 2.05.    Adequate Information.     Shareholder is a sophisticated holder with respect to the Covered Shares and has adequate information concerning the Transactions contemplated and concerning the business and financial condition of the Company and Parent to make an informed decision regarding the matters referred to herein and has independently, without reliance upon the Company, Parent, any of their Affiliates or any of the respective Representatives of the foregoing, and based on such information as Shareholder has deemed appropriate, made Shareholder's own analysis and decision to enter into this Agreement. Shareholder has received and reviewed a copy of this Agreement and the Merger Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement, including that the consummation of the Merger is subject to the conditions set forth in the Merger Agreement, and as such there can be no assurance that the Merger will be consummated.

        Section 2.06.    Finder's Fee.     Except as set forth in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement pursuant to any arrangement or agreement made by or on behalf of Shareholder.

        Section 2.07.    13D.     As of the date hereof, the information disclosed in Items 2 and 6 on the Schedule 13D/A filed on August 30, 2018 by Shareholder is true, complete and correct in all respects, except as it relates to the transactions contemplated under the Merger Agreement or this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Shareholder that, as of the date hereof:

        Section 3.01.    Authorization.     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Shareholder, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exceptions.

        Section 3.02    Non-Contravention.     The execution, delivery and performance by the Company of this Agreement and the performance or compliance by the Company with any of the terms or provisions hereof do not and will not (a) conflict with or result in any breach of the organizational or governing documents of the Company, (b) violate any order, writ, injunction, decree or Law applicable to the Company, or (c) result in a violation or breach of, constitute a default under, or give rise to any right of termination, cancelation or acceleration under any agreement or other instrument binding on the Company, in each case, except as would not reasonably be expected to materially impair the Company's ability to perform its obligations hereunder.

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 ARTICLE 4
COVENANTS OF SHAREHOLDER

        Shareholder hereby covenants and agrees that:

        Section 4.01.    No Proxy, Transfer of Voting Rights or Encumbrance with respect to Covered Shares.     Except as contemplated by this Agreement, from and after the date hereof until the earlier of (a) the termination of this Agreement or (b) the Closing, Shareholder shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (i) grant any proxy, consent or power of attorney, or enter into any voting trust or other similar agreement, in each case with respect to the voting of any Covered Shares on the matters set forth in Section 1.01, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract with respect to, the sale, assignment, transfer, encumbrance or other disposition of any of the Covered Shares or Holdco Shares (as defined in the Exchange Agreement) (each such action in the foregoing clauses (i) and (ii), a "Transfer") unless the proposed Transfer is to an Affiliate of Shareholder (a "Permitted Transfer") or (iii) take any action that would have the effect of preventing or disabling Shareholder from performing any of its obligations under this Agreement; provided, however, that the transferee in a Permitted Transfer shall be required to execute a joinder to this Agreement pursuant to which such transferee agrees to be bound by all of the terms of this Agreement. Notwithstanding anything to the contrary herein, Shareholder shall be permitted to (A) surrender to Parent shares of Parent Class B Common Stock in connection with Shareholder's exchange of the Holdco Shares (as defined in the Exchange Agreement) into shares of Parent Class A Common Stock pursuant to the Exchange Agreement or (B) Transfer any Covered Shares solely in connection with the pledging thereof or any exercise of lender's rights or remedies, including without limitation any subsequent Transfer by such lender, pursuant to the Margin Loan Agreement or the accompanying Pledge and Security Agreement. Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by Shareholder or any of its Affiliates prior to the execution of this Agreement in respect of the voting of the Covered Shares, if any, are not irrevocable and Shareholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Covered Shares. For the avoidance of doubt, any exercise of any lender's rights and/or remedies under the Margin Loan Agreement and any transfer following any exercise of such remedies shall not be limited or restricted by any provision of this Agreement.

        Section 4.02    Grant of Proxy.     Shareholder hereby irrevocably appoints, and at the request of the Company will cause its Affiliates to irrevocably appoint, as its and their proxy and attorney-in-fact the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote the Covered Shares in accordance with Section 1.01 at the Parent Stockholder Meeting and at any annual or special meetings of stockholders of Parent (or adjournments or postponements thereof) prior to the termination of this Agreement in accordance with Section 5.02 at which any of the matters described in Section 1.01 is to be considered; provided, that such proxy and attorney-in-fact shall become effective if, and only if, (i) Shareholder has not delivered to Parent at least three (3) Business Days prior to such Parent Stockholder Meeting or annual or special meeting of stockholders of Parent a duly executed proxy card voting the Covered Shares in accordance with Section 1.01 or (ii) such duly executed proxy card is subsequently modified or revoked. This proxy (and any proxy granted by an Affiliate of Shareholder will be), if it becomes effective, is (or will be, as applicable) coupled with an interest, is (or will be, as applicable) given as an additional inducement of the Company to enter into the Merger Agreement and shall be irrevocable prior to the termination of this Agreement or the termination of Shareholder's obligations under Section 1.01, whichever is earlier, in accordance with Section 5.02, at which time any such proxy shall automatically terminate. Shareholder (solely in its capacity as such) shall take such further actions or execute such other instruments (and shall cause its Affiliates to do so) as may be reasonably necessary to effectuate

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the intent of this proxy. The Company may terminate this proxy with respect to Shareholder (or any Affiliates) at any time at its sole election by written notice provided to Shareholder.

        Section 4.03.    Non-Solicitation.

          (a)   Each of the Shareholder Parties shall not, and shall cause its Subsidiaries (if any) and its controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (b) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that such Shareholder Party knows, or should reasonably be expected to know, is considering, seeking to make, or has made, a Parent Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Acquisition Proposal, (c) enter into or approve, recommend or declare advisable for such Shareholder Party (or any of its Subsidiaries or controlled Affiliates) to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar arrangement in connection with any Parent Acquisition Proposal or (d) resolve, propose or agree to do any of the foregoing. Each of the Shareholder Parties shall, and shall cause its Subsidiaries (if any), its controlled Affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause its and their Representatives to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal. In addition, each of the Shareholder Parties shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by such Shareholder Party (or any of its controlled Affiliates or Representatives) of any Parent Acquisition Proposal (including material modifications thereto) or any request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of such Shareholder Party, is considering making or has made, a Parent Acquisition Proposal, which notice shall be provided in writing and shall include a written summary of (i) any material correspondence relating thereto and (ii) the material terms and conditions of such Parent Acquisition Proposal (including material modifications thereto), subject, in each case, to the terms of any Shareholder Acceptable Confidentiality Agreement.

          (b)   Notwithstanding Section 4.03(a), if at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), (i) the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date hereof that was not solicited in breach of, and does not otherwise result from a violation of Section 7.2 of the Merger Agreement or Section 4.03 and (ii) the Board of Directors of Parent (or committee thereof) (including the Parent Special Committee) determines in good faith and after consultation with Parent's financial advisor and outside legal counsel that (x) the failure of Parent to take the actions set forth in Section 7.2(b)(i) and Section 7.2(b)(ii) of the Merger Agreement would be inconsistent with the fiduciary duties of the Board of Directors of Parent (or, if applicable, committee thereof) under Applicable Law and (y) it is advisable for the Shareholder Parties to take the actions set forth in Section 4.03(b)(1)-(2), then (and only then) the Shareholder Parties shall be permitted to (1) engage in negotiations or discussions with any Third Party that, subject to Parent's compliance with Section 7.2(a) of the Merger Agreement and the Shareholder Parties' compliance with Section 4.03(a), has made after the date of this Agreement an unsolicited bona fide written Parent

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  Acquisition Proposal that the Board of Directors of Parent (or Parent Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a Parent Superior Proposal and (2) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to such Shareholder Party pursuant to a confidentiality agreement with terms no less favorable to Shareholder than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not include any standstill terms and shall not provide such person with any exclusive right to negotiate with Parent or any Shareholder Party) (a "Shareholder Acceptable Confidentiality Agreement"), a copy of which shall be provided substantially concurrently with its execution, to the Company for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party; provided further that no Shareholder Acceptable Confidentiality Agreement shall contain Section 3 of the Confidentiality Agreement and upon entry into any Shareholder Acceptable Confidentiality Agreement or Parent Acceptable Confidentiality Agreement, the parties hereby agree that the Confidentiality Agreement shall be amended to remove and replace Section 3 thereof with "[Reserved]".

        Section 4.04.    Directors and Officers.     Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit, restrict or otherwise affect any Affiliate, designee or other representative of Shareholder, in such person's capacity as a director or officer of Parent, from acting in such capacity or voting on any matter, including the taking of any action pursuant to Section 7.2 of the Merger Agreement (it being expressly acknowledged by the Company that this Agreement shall apply to Shareholder solely in Shareholder's capacity as the record and beneficial owner of the Covered Shares and not in any other capacity). The Company shall not assert any claim that any action taken by any Affiliate, designee or other representative of Shareholder (or the failure by any such person to take any action) in such person's capacity as a director or officer of Parent, including the taking of any action pursuant to Section 7.2 of the Merger Agreement, violates any provision of this Agreement.

        Section 4.05.    Additional Covered Shares.     In the event that Shareholder acquires record or beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of any shares of Parent Common Stock after the date hereof, such shares shall, without further action of the parties, be subject to the provisions of this Agreement and included in the definition of "Covered Shares" for so long as they are held or otherwise beneficially owned by Shareholder. Shareholder hereby agrees to notify the Company as promptly as reasonably practicable (and in any event within five Business Days after receipt) orally and in writing of the number of any additional shares of Parent Common Stock or other securities of Parent of which Shareholder acquires Beneficial Ownership on or after the date hereof.

        Section 4.06.    Exchange of Shares.

          (a)   Shareholder hereby (i) agrees not to Transfer (as defined in the Stockholders Agreement) any of the HoldCo Shares that it beneficially owns, (ii) waives any and all preemptive rights it has or may have in connection with the consummation of the Merger and (iii) agrees to, pursuant to Section 2.01 of the Exchange Agreement and that certain Side Letter between the Shareholder and Parent dated as of the date hereof, exercise at or prior to the Closing its right to exchange all of the HoldCo Shares it beneficially owns for a number of newly issued shares of Common Stock (the "Exchanged Shares") prior to the Closing at an exchange ratio of 1.3261 shares of Common Stock for each HoldCo Share beneficially owned by the Shareholder which exchange ratio shall not be subject to any amendment or adjustment, irrespective of the occurrence of any Dilution Protection Event (as defined in the Exchange Agreement). Concurrently with such exchange and pursuant to the Exchange Agreement, Shareholder will surrender for cancellation all of its shares of Parent

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  Class B Common Stock such that Parent has no Parent Class B Common Stock outstanding at or prior to the Closing.

          (b)   In addition to any legends required by Applicable Law and the Stockholders Agreement, each certificate (if any) representing the Exchanged Shares shall bear a legend substantially in the following form:

        "NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH SECTION 3.01 OF THE SHAREHOLDERS AGREEMENT, INCLUDING THE WRITTEN APPROVAL OF THE COMPANY."

        Section 4.07    Actions.     Shareholder hereby agrees (i) not to commence or participate as a plaintiff in (and to waive) and (ii) to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of Parent in connection with this Agreement, the Merger Agreement or the Transactions. Nothing in this Section 4.07 shall affect or impair any of Shareholder's rights or remedies in connection with this Agreement.

        Section 4.08    Documentation and Information.     Except as required by Applicable Law (in which case Shareholder will notify the Company in advance of such public announcement), Shareholder shall not make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby without the prior written consent of the Company. Shareholder consents to and authorizes the publication and disclosure by the Company and Parent of Shareholder's identity and holding of Shareholder's Covered Shares, the nature of Shareholder's commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information regarding Shareholder, in each case that the Company or Parent reasonably determine, upon advice of outside counsel, is required to be disclosed by Applicable Law in the Joint Proxy Statement/Prospectus or the Registration Statement (including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Transactions (including a Schedule 13D), and the inclusion of any such information in any press release. Shareholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by or on behalf of Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

        Section 4.09    Cooperation.    Shareholder shall, at the Company's request, reasonably cooperate with the Company and Parent in connection with the Company and/or Parent's efforts to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary to consummate the Transactions.

        Section 4.10    Shareholders Agreement.    At the Closing, each of the Shareholder Parties shall deliver to Parent a duly executed counterpart to the Shareholders Agreement, which Shareholders Agreement shall be in the form attached hereto as Exhibit A.

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 ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Other Definitional and Interpretative Provisions.    The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The word "or" shall not be exclusive. References to (a) any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date, (b) from or through any date means, unless otherwise specified, from and including or through and including, respectively, (c) the "date hereof" means the date of this Agreement and (d) a "party" or the "parties" mean the parties to this Agreement unless otherwise specified or the context otherwise requires. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The term "Affiliate" as used with respect to any Shareholder Party shall not include Parent or any of its Subsidiaries, and solely for purposes of Section 4.03(a), shall not include any portfolio companies of any Shareholder Party, so long as the applicable directors, officers or employees of such portfolio companies are not, directly or indirectly, directed or encouraged by a Shareholder Party or any of its partners, directors, officers, employees or other Representatives to act in violation of Section 4.03(a). The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 5.02.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. In addition to the foregoing, the obligations of Shareholder set forth in Section 1.01 may be terminated by Shareholder upon written notice to the Company at any time following (i) a Parent Adverse Recommendation Change involving or relating to a Parent Superior Proposal, (ii) any change to the Merger Consideration that is adverse to Shareholder or (iii) any other amendment to the Merger Agreement that is adverse to Shareholder in any material respect. Notwithstanding the foregoing, the provisions of this Section 5.02 and Sections 5.01, 5.04, 5.05, 5.06, 5.07, 5.08, 5.10, 5.12, 5.13, 5.14, 5.15 and 5.16 of this Agreement shall survive any termination of this Agreement and nothing herein shall relieve any party from liability for any breach of this Agreement; provided that with respect to any breach of Section 4.03 of this Agreement, the Company's sole and exclusive remedy against the Shareholder Parties shall be equitable remedies pursuant to Section 5.11.

        Section 5.03.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to any Covered Shares. All rights, ownership and economic

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benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder or Shareholder's permitted transferee, and the Company shall have no authority to direct Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

        Section 5.04.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense,

        Section 5.05.    Successors and Assigns.     The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Shareholder may transfer or assigns its rights and obligations to the applicable transferee in connection with a Permitted Transfer.

        Section 5.06.    Governing Law.     This Agreement and all Proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        Section 5.07.    Jurisdiction.    Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or Proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 5.12 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 5.07 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its property in any action or Proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or Proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware; (e) waives any objection that it may now or hereafter have to the venue of any such action or Proceeding in any such court or that such action or Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

        Section 5.08.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

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INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08.

        Section 5.09.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 5.10.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        Section 5.11.    Specific Performance.     The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 5.02, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

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        Section 5.12.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

if to the Company, to:
Mobile Mini, Inc. 4646 E. Van Buren Street Phoenix, AZ 85008
Attention:	Kelly Williams Chris Miner
Email:	kwilliams@mobilemini.com cminer@mobilemini.com
with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
Attention:	Phillip R. Mills
Email:	phillip.mills@davispolk.com
if to Shareholder, to:
Sapphire Holding S.à.r.l. 20, rue Eugene Ruppert Luxembourg, L-2453 Luxembourg
Attention:	Directors
Email:	tdrlux@tdrcapital.com notifications@tdrcapital.com
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP 601 Lexington Ave. New York, NY 10022
Attention:	Eric Schiele David Klein
Email:	eric.schiele@kirkland.com dklein@kirkland.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

        Section 5.13.    Defined Terms.     All other capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement; provided that, for purposes of this Agreement, Parent shall not be deemed a Subsidiary or Affiliate of Shareholder.

        Section 5.14.    No Partnership, Agency or Joint Venture.     This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

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        Section 5.15.    No Third Party Beneficiaries.     The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

        Section 5.16.    Entire Agreement.     This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

[Signature Pages Follow]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as a deed as of the date first above written.

MOBILE MINI, INC.
By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

SAPPHIRE HOLDING S.À.R.L.
By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

TDR CAPITAL II HOLDINGS L.P. acting by its manager TDR CAPITAL LLP
By:
Name:
Title:
in the presence of: Signature of witness: Name of witness: Address:

[SIGNATURE PAGE TO VOTING AGREEMENT]

TDR CAPITAL LLP In its capacity as manager to TDR Capital II Holdings L.P.
By:
Name:
Title:
in the presence of: Signature of witness: Name of witness: Address:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Exhibit A

Form of Shareholders Agreement
(See attached.)

Schedule A

Covered Shares

Class of Capital Stock	Total Number of Shares Owned by Shareholder
Class A Common Stock, par value $0.0001 per share	49,067,354	*
Class B Common Stock, par value $0.0001 per share	8,024,419

*
Includes 13,614 shares of restricted Class A Common Stock

Schedule B

Amendment to Certificate of Incorporation
(See attached.)

EXHIBIT F

SHAREHOLDERS AGREEMENT

dated as of
[    •    ], 2020
among
 SAPPHIRE HOLDING S.À.R.L.,
TDR CAPITAL II HOLDINGS L.P.,
TDR CAPITAL LLP,
and
 [COMBINED CORPORATION]

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SHAREHOLDERS AGREEMENT

        This SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of [    •    ], 2020, is entered into by and among [Combined Corporation], a Delaware corporation (the "Company"), Sapphire Holding S.à.r.l. ("Holdings"), TDR Capital II Holdings L.P. ("Parent") and TDR Capital LLP, in its capacity as manager of Parent ("Manager", together with Holdings, Parent and each Person that has executed and delivered to the Company a joinder to this Agreement in accordance with Section 3.01(d), the "Shareholders").

        WHEREAS, the Company and Holdings desire to terminate that certain Shareholders Agreement, dated as of November 29, 2017 (the "Original Shareholders Agreement"), by and among Williams Scotsman Holdings Corp., the Company, Holdings, Algeco Scotsman Global S.à.r.l., Algeco Scotsman Holdings Kft., and solely for the purposes of Section 2.01 thereof, Double Eagle Acquisition LLC and Harry E. Sloan pursuant to the terms thereof;

        WHEREAS, the Company, Mobile Mini, Inc., a Delaware corporation ("Mobile Mini"), and Picasso Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of the Company ("Merger Sub"), have entered into that certain Agreement and Plan of Merger dated as of March 1, 2020 providing for the merger of Merger Sub with and into Mobile Mini (the "Merger Agreement"); and

        WHEREAS, the Shareholders and the Company deem it in their best interests and in the best interests of the Company to enter into this Agreement to set forth their respective rights, duties and obligations in connection with the consummation of the merger contemplated by the Merger Agreement and Holdings' investment in the Company.

        NOW, THEREFORE, for good and valuable consideration the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

        Section 1.01    Definitions.

        Capitalized terms used herein and not otherwise defined shall have the meaning set forth in this Article I.

        "15% Condition" has the meaning set forth in Section 2.02(a).

        "5% Condition" has the meaning set forth in Section 2.02(a).

        "Affiliate" means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the preamble.

        "Applicable Law" means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, orders, writs, judgments, awards, injunctions or rulings of any Governmental Authority.

        "Board" means the board of directors of the Company.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York, London or Phoenix, Arizona are authorized or required by law to close.

        "Bylaws" means the bylaws of the Company adopted on November 14, 2019, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement or as contemplated in the Merger Agreement.

        "Certificate of Incorporation" means the certificate of incorporation of the Company, as filed on November 29, 2017 with the Secretary of the State of Delaware and as the same may be amended, modified, supplemented or restated from time to time (including as contemplated in the Merger Agreement).

        "Change of Control" means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that (a) results in or is in connection with any Third Party Purchaser or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock, (b) results in or is in connection with the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries (if any), on a consolidated basis, to any Third Party Purchaser or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith), or (c) results in the then-current holders of Common Stock collectively owning less than a majority of the voting power of the surviving entity immediately following consummation thereof.

        "Common Stock" means the Class A common stock, par value $0.0001 per share, of the Company and any voting securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, or internal reorganization in the form of merger, consolidation or exchange, or similar transaction.

        "Company" has the meaning set forth in the preamble.

        "Competitively Sensitive Information" means Confidential Information designated by the general counsel of the Company that is competitively sensitive with respect to the applicable recipient in the reasonable discretion of the general counsel of the Company, including without limitation, such Confidential Information with respect to profit margins, product and brand costs and profit and loss information, price lists, customer and supplier lists and other customer and supplier specific information, customer contracts, purchase orders, statements of work, plans to increase or reduce production outside of the ordinary course, plans to enter or leave product or geographic markets or similar information, new products plans, purchasing patterns and pricing, supply arrangements, strategic alliances, promotional plans and advertising plans, to the extent that such information is not aggregated, redacted, anonymized or otherwise desensitized. For the avoidance of doubt, information regarding the overall financial performance of the Company or aggregated information that does not include any specific information on any of the matters set forth above shall not be deemed to be Competitively Sensitive Information.

        "Confidential Information" means all confidential and proprietary information and data of the Company or any of its Subsidiaries disclosed or otherwise made available to any Shareholder or any Representative (in such Person's capacity as such) thereof (together, for this purpose, a "Recipient") pursuant to the terms of this Agreement, whether disclosed electronically, orally or in writing or through other methods made available to the Recipient. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information (a) already in the public domain at the date of the transmission, or which has become generally available to the public other than as a result of a disclosure by the Recipient in breach of this Agreement, (b) in the Recipient's possession and which is not, or was not at the time of acquisition of possession, to the Recipient's actual knowledge, covered by any confidentiality agreements between the Recipient, on the one hand, and the Company or any of its Subsidiaries, on the other hand, (c) which the Recipient may receive on

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a non-confidential basis from a third party and which is not, to the Recipient's actual knowledge, covered by a confidentiality agreement with the Company or any of its respective Subsidiaries or (d) that was provided prior to the date hereof and is subject to the Confidentiality Agreement.

        "Confidentiality Agreement" means that certain Mutual Confidentiality Agreement, dated as of April 30, 2019 and amended as of January 7, 2020, by and among the Company, Mobile Mini and Manager.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Government Approval" means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

        "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi- governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

        "Holdings" has the meaning set forth in the preamble.

        "Holdings Board Member" has the meaning set forth in Section 2.02(a).

        "Joinder Agreement" means the joinder agreement in form and substance of Exhibit A attached hereto.

        "Lock-up Period" has the meaning set forth in Section 3.01(a).

        "Manager" has the meaning set forth in the preamble.

        "Merger Agreement" has the meaning set forth in the preamble.

        "Organizational Documents" means the Bylaws and the Certificate of Incorporation.

        "Overlapping Business" means any Person that offers products or services that directly compete with products or services offered by the Company in the same geographic area ("Competing Products"), which Competing Products generate annual revenue that is at least 15% of the consolidated annual revenue of the Company.

        "Parent" has the meaning set forth in the preamble.

        "Permitted Transferee" means, with respect to any Shareholder, an Affiliate of such Shareholder, a general partner or manager of such Shareholder or any of its Affiliates (excluding any other portfolio company thereof), any fund which has the same general partner or manager as such Shareholder or any of their Affiliates, any fund in respect of which such Shareholder or one of its/their Affiliates is a general partner or manager, including, with respect to Holdings, without limitation TDR Capital Nominees Limited.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

        "SEC" has the meaning set forth in Section 2.03(c).

        "Securities Act" means the Securities Act of 1933, as amended.

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        "Shareholders" has the meaning set forth in the preamble.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Third Party Purchaser" means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Stock or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Stock.

        "Transfer" means to, directly or indirectly, offer, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person, including establishing or increasing a put equivalent position, or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any shares of Common Stock beneficially owned by such Shareholder.

ARTICLE II.
CONFIDENTIALITY; BOARD DESIGNATION; STANDSTILL

        Section 2.01    Confidentiality.

  (a)
  Each Shareholder will, and will cause its Representatives to, (i) keep confidential all Confidential Information received by it from the Company or any of its Subsidiaries or controlled Affiliates and not disclose or reveal any such information to any Person without the prior written consent of the Company, other than to such Shareholder's Representatives whom such Shareholder determines in good faith need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by such Shareholder in the Company, and (ii) use its reasonable best efforts to cause its Representatives to observe the terms of this Section 2.01 as if they were parties to this Agreement; provided, however, that nothing herein will prevent any Shareholder from disclosing any information that is required to be disclosed by Applicable Law so long as, prior to such disclosure, such Shareholder, unless prohibited by Applicable Law, uses its reasonable efforts to notify the Company of any such disclosure, uses reasonable efforts (at the Company's sole expense) to limit the disclosure to only those portions that are required to be disclosed under such Applicable Law and maintains the confidentiality of such other information to the maximum extent permitted by Applicable Law.

  (b)
  In furtherance and not in limitation of the foregoing, each Holdings Board Member shall be permitted to share Confidential Information with Holdings, Parent and Manager and any of each of Holdings', Parent's and Manager's Representatives or Permitted Transferees; provided that, under no circumstances shall any Holdings Board Member or any of Holdings, Parent, Manager or any of their respective Representatives or Permitted Transferees be permitted to share Confidential Information with (i) any portfolio company of Parent or any portfolio company of any of Parent's Affiliates or (ii) any Person who holds a management position in a portfolio company of Parent or a portfolio company of any of Parent's Affiliates that is an Overlapping Business. Parent agrees on behalf of itself and its Affiliates that any Person who receives Competitively Sensitive Information pursuant to this Agreement will not, until the date that is 9 months following the latest time at which any such Person received such Competitively Sensitive Information, hold a management position in an Overlapping Business.

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  (c)
  With respect to Parent, Holdings, Manager and their respective Representatives, including each Holdings Board Member, the restrictions set forth in this Section 2.01 shall survive until the date that is two years after the date on which the 5% Condition is no longer satisfied.

  (d)
  Notwithstanding anything to the contrary in the foregoing, the parties acknowledge that each Shareholder and its Affiliates, partners, officers and employees may serve as directors (or in similar roles) of portfolio companies of Parent or its Affiliates ("Dual Role Persons"), and such Shareholder shall not be deemed to be in breach of its obligations in this Section 2.01, and any such portfolio company will not be deemed to have received Confidential Information, solely due to the dual role of any such Dual Role Person so long as such Dual Role Person does not (i) provide or otherwise communicate any Confidential Information to such portfolio company or the directors, officers, employees, consultants or advisors of any such portfolio company, other than another Dual Role Person, (ii) direct or encourage such portfolio company to act with respect to any Confidential Information or (iii) use such Confidential Information other than in connection with evaluating, monitoring or taking any other action with respect to the investment by such Shareholder in the Company; provided that no officer or employee of any Shareholder or any of its Affiliates who has received any Competitively Sensitive Information may serve as director (or in similar role) of any portfolio company of Parent or any of its Affiliates that is an Overlapping Business for as long as such information received remains Competitively Sensitive Information. For purposes of this Section 2.01(d), the Company shall, upon request of Parent, use reasonable efforts to aggregate, anonymize, redact or otherwise desensitize Confidential Information to the extent practicable such that it no longer constitutes Competitively Sensitive Information.

  (e)
  Notwithstanding anything to the contrary provided herein, any partner, officer or employee of any Shareholder or any of their respective Affiliates may serve as a director (or in similar role) of a portfolio company of any Shareholder or any of its Affiliates that is an Overlapping Business (provided that, for purposes of this Section 2.01(e), the reference to "is at least 15%" in the definition of Overlapping Business shall be deemed to be a reference to "represents any"), and serve as a Holdings Board Member; provided that, in such circumstances, the Company shall have the right, in the reasonable discretion of the general counsel of the Company, to deny any such Holdings Board Member access to any Competitively Sensitive Information. For purposes of this Section 2.01(e), the Company shall, upon request of Parent, use reasonable efforts to aggregate, anonymize, redact or otherwise desensitize Confidential Information to the extent practicable such that it no longer constitutes Competitively Sensitive Information.

  (f)
  Nothing in this Section 2.01 shall prohibit any Shareholder or any of its Affiliates from acquiring or owning securities or other investments in any Overlapping Business.

        Section 2.02    Board Designation.

  (a)
  From and after the date hereof, (i) for so long as Holdings, together with its Permitted Transferees, beneficially owns at least 15% of the outstanding shares of Common Stock (the "15% Condition"), Holdings shall have the right to require the Company to nominate, and use its best efforts to have elected to the Board at any annual or special meeting of the Company's stockholders, two individuals designated by Holdings and who satisfy the director qualification criteria set forth in the charter of the Nominating and Corporate Governance Committee of the Company (each, a "Holdings Board Member"), (ii) for so long as Holdings, together with its Permitted Transferees, beneficially owns at least 5% but less than 15% of the outstanding shares of Common Stock (the "5% Condition"), Holdings shall have the right to require the Company to nominate, and use its best efforts to have elected to the Board at any annual or special meeting of the Company's stockholders, one Holdings Board Member. The

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    initial Holdings Board Members shall be Gary Lindsay and Stephen Robertson. If neither the 15% Condition nor the 5% Condition is satisfied, Holdings shall not have the right to designate a Holdings Board Member to the Board. Upon being appointed as a Holdings Board Member, such Holdings Board Member shall execute a resignation letter, tendering his or her resignation from the Board, effective upon the 15% Condition or the 5% Condition, as applicable, no longer being satisfied; provided, that if Holdings no longer has the right to designate a Holdings Board Member because the 15% Condition is no longer satisfied, Holdings shall be entitled to designate which Holdings Board Member shall resign.

  (b)
  If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board with respect to a Holdings Board Member, (i) Holdings may designate another individual who satisfies the director qualification criteria set forth in the charter of the Nominating and Corporate Governance Committee of the Company (the "Replacement Nominee") to fill such vacancy and serve as a Holdings Board Member and (ii) the Company will cause the Board to promptly appoint the Replacement Nominee to the Board.

        Section 2.03    Standstill Restrictions.    From the date of this Agreement and until the date on which Parent ceases to beneficially own a number of shares of Common Stock that constitutes less than 5% of the outstanding Common Stock (the "Standstill Period"), Holdings shall not, and shall cause all of its respective Subsidiaries and Affiliates not to, directly or indirectly through another Person, unless expressly invited in a writing with the approval of the Board (provided, that the Holding Board Members shall not participate in such decision).

  (a)
  acquire, agree to acquire, propose, seek or offer to acquire or announce the intention to acquire, or knowingly facilitate the acquisition or ownership of (whether publicly or otherwise and whether or not subject to conditions) any equity securities, loans, debt securities or assets of the Company or any of its Subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities, loans or assets;

  (b)
  enter into, agree to enter into, propose, or seek or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction (including a Change of Control) involving the Company or any of its Subsidiaries;

  (c)
  initiate, knowingly encourage, make, or in any way participate or engage in, any "solicitation" of "proxies" as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the "SEC") to vote, or seek to advise or influence any person (other than any Permitted Transferees) with respect to the voting of, any voting securities of the Company (including, for the avoidance of doubt, indirectly by means of communication with the press or media), in each case, other than in a manner in accordance with the recommendation of the Board;

  (d)
  file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of the Company or its shareholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the Exchange Act;

  (e)
  nominate or recommend for nomination a person for election at any shareholder meeting of the Company at which directors of the Board are to be elected, other than pursuant to Section 2.02;

  (f)
  submit any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting of the Company;

  (g)
  initiate, knowingly encourage, or actively participate or engage in, any "withhold" campaign with respect to any shareholder meeting of the Company;

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  (h)
  form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, other than with the Permitted Transferees;

  (i)
  call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the Shareholders;

  (j)
  otherwise act, alone or in concert with others, to seek to control the management of the Company;

  (k)
  disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

  (l)
  advise, assist or knowingly encourage or enter into any negotiations, agreements or arrangements with any other persons (other than any Permitted Transferees) in connection with the foregoing (provided, that this paragraph (l) shall not restrict a Shareholder's ability to Transfer its Common Stock in accordance with Section 3.01);

provided that the foregoing limitations will (i) in no way limit the activities of any Person appointed to the Board pursuant to the terms of the Merger Agreement or this Agreement taken in his or her capacity as a director of the Company, (ii) not preclude the exercise of any rights received as a dividend or other distribution in a rights offering or other issuance in respect of any Common Stock beneficially owned by Holdings, (iii) not require Holdings or any of its Affiliates to vote its Common Stock with respect to any matter in any given manner or at all and not restrict Holdings or any of its Affiliates from publicly stating how it intends to vote on any particular matter and (iv) not limit Holdings or its Affiliates from participating in any auction process initiated by the Company or any of its Subsidiaries with respect to its assets in which the Company has invited in writing Holdings or any of its Affiliates to participate. Holdings further agrees that during the Standstill Period it will not (and will ensure that its controlled Affiliates and any person acting on behalf of or in concert with it or any of its controlled Affiliates will not), directly or indirectly (x) make any request directly or indirectly, to amend or waive any provision of this Section 2.03 (including this sentence), or (y) take any action (except as expressly permitted herein) that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other extraordinary transaction described in this Section 2.03 with it or any of its controlled Affiliates. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 2.03 shall be inoperative and of no force or effect if (A) the Company enters into a definitive agreement providing for a Change of Control (solely for the purposes of this sentence, whether or not such Change of Control is with a Third Party Purchaser) or (B) the Board fails to publicly recommend against any tender or exchange offer for Common Stock commenced by another Person within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act.

ARTICLE III.
RESTRICTIONS ON TRANSFER

        Section 3.01    General Restrictions on Transfer.

  (a)
  Except as permitted by Section 3.01(b), Holdings will not, and will cause each of its Permitted Transferees not to, from the date hereof until the six month anniversary of the date hereof (the "Lock-up Period"), Transfer any of the Common Stock that it beneficially owns; provided that such restriction may be waived or amended by (x) the Related Party Transactions Committee of the Board, or (y) if such committee is no longer in existence, the Board. Following the expiration of the Lock-up Period, Holdings and each of its Permitted Transferees may Transfer any Common Stock held by Holdings; provided that Holdings shall not, and shall cause each of its Permitted Transferees not to, Transfer (i) more than 50% of

7

    the Common Stock held by Holdings as of the date of this Agreement during the one year period following the Lock-up Period, (ii) Common Stock to any "person" or "group" (in each case within the meaning of Section 13(d) of the 1934 Act), in a single transaction or series of related transactions, if such "person" or "group" beneficially owns more than 5.0% of the then-outstanding shares of Common Stock or would hold, as a result of such transfer, more than 5.0% of the then-outstanding shares of Common Stock or (iii) until such time that Holdings, together with its Permitted Transferees, beneficially owns less than 5% of the then-outstanding shares of Common Stock, Common Stock constituting more than 2.5% of the then-outstanding Common Stock in any 90-day period in an open market sale or block trade, unless through a marketed offering or a privately negotiated sale so long as any such privately negotiated sale is to the ultimate investor and not an intermediary; provided, further, that the foregoing requirements may be waived or amended by (x) the Related Party Transactions Committee of the Board, or (y) if such committee is no longer in existence, the Board (provided, that the Holdings Board Members shall not participate in such decision). Without limiting the foregoing, Holdings shall comply with the Securities Trading Policy of the Company with respect to each Transfer of Common Stock.

  (b)
  (a) The provisions of Section 3.01(a) shall not apply to any Transfer by Holdings or its Permitted Transferees (i) of all (or a portion of) of its Common Stock to a Permitted Transferee, (ii) pursuant to a merger, stock sale, consolidation or other business combination of the Company with a Person that is unaffiliated with the Shareholders or (iii) solely in connection with the pledging of any Common Stock or any exercise of lender's rights or remedies, including without limitation any subsequent Transfer by such lender, pursuant to any loan agreement with a bona fide financial institution. For the avoidance of doubt, any exercise of any lender's rights and/or remedies under any such loan agreement and any transfer following any exercise of such remedies shall not be limited or restricted by any provision of this Agreement.

  (c)
  In addition to any legends required by Applicable Law, each certificate (if any) representing the Common Stock of the Company held by the Shareholders shall bear a legend substantially in the following form:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT."

  (d)
  Prior notice shall be given to the Company by the transferor of any Transfer permitted by this Section 3.01 (whether or not to a Permitted Transferee) of any Common Stock at least three Business Days prior to the date of any such Transfer. Prior to or concurrently with the consummation of any Transfer to a Permitted Transferee, Holdings shall cause the transferee to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by Holdings of any of its Common Stock to a Permitted Transferee, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

  (e)
  Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, (ii) if it would cause the

8

    Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974, as amended, or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company.

  (f)
  Any attempt to Transfer any Common Stock that is not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company's stock records to such attempted Transfer and the purported transferee in any such Transfer shall not be treated as the owner of such Common Stock for any purposes of this Agreement.

ARTICLE IV.

OTHER AGREEMENTS

        Section 4.01    Termination of Original Agreement.

        Pursuant to Section 7.01 of the Original Shareholders Agreement, Holdings and the Company hereby agree to terminate the Original Shareholders Agreement in its entirety effective as of the date hereof.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

        Section 5.01    Shareholder Representations and Warranties.    Each Shareholder represents and warrants to the Company and each other Shareholder that:

  (a)
  Such Shareholder is an entity duly organized and validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

  (b)
  The execution and delivery of this Agreement, the performance by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other company action of such Shareholder. Such Shareholder has duly executed and delivered this Agreement.

  (c)
  This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority (other than the filing of any required reports with the SEC).

  (d)
  The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Shareholder is a party.

9

  (e)
  Except for this Agreement, the Amended and Restated Registration Rights Agreement, dated as of November 29, 2017, by and among the Company, Holdings and certain other parties, and the Margin Loan Agreement, dated as of August 22, 2018, among Holdings, the lenders party thereto and Barclays Bank plc (as administrative agent and calculation agent) and the accompanying Pledge and Security Agreement, to the extent applicable, such Shareholder is not bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (regardless of whether or not such agreements and arrangements are with the Company or any other Shareholder).

ARTICLE VI.

TERM AND TERMINATION

        Section 6.01    Termination.

        This Agreement shall terminate upon the earliest of: (a) the date on which neither Holdings nor any of its Permitted Transferee(s) beneficially owns at least 5% of the then outstanding Common Stock; provided that, Section 2.01 shall survive for the duration specified therein; (b) the dissolution, liquidation, or winding up of the Company; or (c) upon the written agreement of the Company and Holdings.

        Section 6.02    Effect of Termination.

  (a)
  The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not effect: (i) the existence of the Company; (ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination; (iii) the rights which any Shareholder may have by operation of law as a Shareholder; or (iv) the rights contained herein which are intended to survive termination of this Agreement.

  (b)
  The following provisions shall survive the termination of this Agreement: this Section 6.02 and Section 7.02, Section 7.09, Section 7.10 and Section 7.12.

ARTICLE VII.

MISCELLANEOUS

        Section 7.01    Expenses.

        Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        Section 7.02    Notices.

        All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such

10

communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

  if to Holdings, Parent or Manager:

  Sapphire Holding S.à.r.l.
  20, rue Eugene Ruppert
  Luxembourg, L-2453 Luxembourg
  Attention: Directors
  Email: tdrlux@tdrcapital.com
                 notifications@tdrcapital.com

  with a copy to (which shall not constitute notice):

  Kirkland & Ellis LLP
  601 Lexington Avenue
  New York, NY 10022
  Attention: David M. Klein, P.C., Eric Schiele, P.C.
  E-mail: dklein@kirkland.com, eric.schiele@kirkland.com

  if to the Company to:

  [Combined Corporation]
  901 S. Bond Street, #600
  Baltimore, MD 21231
  Attention: Tim Lopez
  E-mail: hezron.lopez@willscot.com

  with a copy to (which shall not constitute notice):

  Allen & Overy LLP
  1221 Avenue of the Americas
  New York, NY 10020
  Attention: William Schwitter
  Facsimile: (212) 610-6399
  E-mail: william.schwitter@allenovery.com

        Section 7.03    Interpretation.

        For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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        Section 7.04    Severability.

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

        Section 7.05    Entire Agreement.

        This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

        Section 7.06    Amendment and Modification; Waiver.

        This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Company and Holdings. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        Section 7.07    Successors and Assigns.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, to the extent permitted under Article III hereof.

        Section 7.08    No Third-Party Beneficiaries.

        This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 7.09    Governing Law; Jurisdiction.

  (a)
  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

  (b)
  Each of the parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the "Chosen Courts") and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that mailing of process or other papers in

12

    connection with any such action or proceeding in the manner provided in Section 7.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 7.09 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 7.09. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        Section 7.10    Equitable Remedies.

        Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney's fees and expenses.

        Section 7.11    Counterparts.

        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

        Section 7.12    Waiver of Jury Trial.

        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 7.13    Actions by the Company.

        Any actions, including without limitation any decisions, waivers, requests or consents, to be taken or made by the Company under this Agreement shall only be made with (i) prior approval of the Related Party Transactions Committee of the Board, or (ii) if such committee is no longer in existence, prior approval of the Board (provided, that the Holdings Board Members shall not participate in such decision).

        Section 7.14    Section 16 Matters.

        So long as the Shareholders have the right to designate a Holdings Board Member, the Board shall take such action as is reasonably necessary to cause the exemption of any acquisition or disposition of Common Stock or other equity securities by the Shareholders in connection with a sale of the Company from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3, including by passing one or more exemptive resolutions in connection with each purported acquisition or disposition of Common Stock or other equity securities by the Shareholders in connection with a sale of the Company.

        Section 7.15    Trading Restriction Periods.

        For so long as Holdings is entitled to designate a Holdings Board Member, Holdings shall, and shall cause each of its controlled Affiliates to, abide by the provisions of the Securities Trading Policy

13

of the Company in the form attached hereto in Exhibit B that are generally applicable to any Covered Person under the headings (i) "Quarterly Trading Restrictions" and (ii) "Event-Specific Trading Restriction Periods" (and, for purposes of this clause (ii), solely with respect to restrictions that are communicated reasonably in advance in writing to Holdings by the Company), but subject to the permitted exceptions therein.

[Signature Page Immediately Follows]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Company:
[COMBINED CORPORATION]
By:
Name:
Title:
Shareholders:
SAPPHIRE HOLDING S.À.R.L.
By:
Name:
Title:
TDR CAPITAL II HOLDINGS L.P. acting by its manager TDR CAPITAL LLP
By:
Name:
Title:
In presence of:
Signature of Witness:
Name of Witness:
Address:

[Signature Page to Shareholders Agreement]

TDR CAPITAL LLP In its capacity as manager to TDR Capital II Holdings L.P.
By:
Name:
Title:
In presence of:
Signature of Witness:
Name of Witness:
Address:

Exhibit A

EXHIBIT A JOINDER AGREEMENT

        This Joinder Agreement (this "Joinder Agreement") is made as of the date written below by the undersigned (the "Joining Party") in accordance with the Shareholders Agreement dated as of [    •    ] (as the same may be amended from time to time, the "Shareholders Agreement") among [Combined Corporation], a Delaware corporation (the "Company"), Sapphire Holding S.à.r.l. ("Holdings"), TDR Capital II Holdings L.P. ("Parent") and TDR Capital LLP ("Manager", together with Holdings, Parent and each Person that has executed and delivered to the Company a joinder to this Agreement in accordance with Section 3.01(d), the "Shareholders").

        Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

        The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the Shareholder from whom it has acquired the Common Stock (to the extent permitted by the Shareholders Agreement) as if it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below. Date: [            ], 20[    ]

[NAME OF JOINING PARTY]
By:
Name:
Title:
Address for Notices: AGREED ON THIS [ ], 20[ ]:
By:
Name:
Title:

A-1

Exhibit B

SECURITIES TRADING POLICY

EXHIBIT G-1
[Combined Corporation]
AUDIT COMMITTEE CHARTER

PURPOSE

        The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of [Combined Corporation] (the "Company") is to oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements and internal control over financial reporting. In that regard, the Committee assists the Board in monitoring: (i) the integrity of the Company's financial statements and accounting and financial reporting processes; (ii) the Company's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications, performance, and independence; (iv) the performance of the Company's internal audit and disclosure controls functions; and (v) the Company's risk management framework. As used herein, the term "independent auditor" includes any registered public accounting firm engaged by the Company for the purpose of preparing an audit report or performing audit, review or attest services.

        The Committee shall also prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

COMPOSITION

        The Committee shall be comprised of four directors, two of which shall be WillScot Continuing Directors (as defined in the Bylaws of the Company) and two of which shall be Mobile Mini Continuing Directors (as defined in the Bylaws of the Company). Each such director shall be determined by the Board to be "independent" as required by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Nasdaq Stock Market ("Nasdaq"). Each member of the Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement.

        At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication. At least one member of the Committee must be an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, as determined by the Board. A person who satisfies this definition of audit committee financial expert will also be presumed to have financial sophistication.

        Appointments to the Committee (including determination that appointees are financially literate, designation of the Chair of the Committee, and identification of at least one Committee member as an "audit committee financial expert") shall be made by the Board on an annual basis upon recommendation of the Nominating and Corporate Governance Committee of the Board. Each member shall be subject to annual reconfirmation and may be removed by the Board at any time, with or without cause.

        The Committee shall not include any member who: (i) participated in the preparation of the Company's or any of its subsidiaries' financial statements at any time during the past three years; (ii) accepted any consulting, advisory, or other compensatory fee (directly or indirectly) from the Company, other than in his or her capacity as a member of the Committee, the Board, or another committee of the Board; or (iii) is an affiliate of the Company as defined by the SEC's rules, other than a director who meets Nasdaq's independence requirements.

        No member of the Committee may serve simultaneously on the audit committee of more than three other public companies.

POWER & AUTHORITY

        The Committee shall have the sole authority to appoint, determine funding for, and oversee the outside auditors (subject, if applicable, to stockholder ratification). The Committee shall be directly responsible for the appointment, compensation, retention, termination, and oversight of the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (subject, if applicable, to stockholder ratification). The independent auditor shall report directly to the Committee. Similarly, the Committee shall oversee aspects of the internal audit function, as set forth in this Charter (the "Charter").

        The Committee shall approve all auditing services, internal control-related services and permitted non-audit services (including the range of fees and terms thereof) to be performed for the Company by the independent auditor before the auditor is engaged to render such services, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. The Committee shall review and discuss with the independent auditor any documentation supplied by the independent auditor as to the nature and scope of any tax or non-audit services to be approved, as well as the potential effects of the provision of such services on the auditor's independence.

        The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services pursuant to pre-approval policies and procedures established by the Committee, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

        The Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

        The Committee shall make regular reports to the Board. These reports shall include a review of any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the independence and performance of the Company's independent auditor, the performance of the internal audit function, and any other matters that the Committee deems appropriate or is requested to include by the Board.

        The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Nominating and Corporate Governance Committee for its review.

        The Committee shall be given full access to the employees of the Company's internal audit function, corporate officers, employees, and independent auditors, as necessary, to carry out these responsibilities.

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RESPONSIBILITIES

        The Committee shall:

Financial Statement & Disclosure Matters

        1.     Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

        2.     Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management's discussion and analysis and the results of the independent auditor's review of the quarterly financial statements.

        3.     Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles; the clarity of the financial disclosures made by the Company; and information regarding any "second" opinions sought by management from an independent auditor with respect to the accounting treatment of a particular event or transaction.

        4.     Review and discuss with management (including one or more senior internal audit executives) and the independent auditor the Company's internal controls report and, if applicable, the independent auditor's attestation report prior to the filing of the Company's Form 10-K.

        5.     Review and discuss quarterly reports from the independent auditors on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within U.S. generally accepted accounting principles ("GAAP") that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

        6.     Obtain, review, and approve, if applicable, a timely analysis from management relating to any significant proposed or contemplated changes to the Company's accounting principles, policies, estimates, internal controls, disclosure controls, procedures, practices, and auditing plans (including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof).

        7.     Discuss with management in advance the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general, consisting of discussing the types of information to be disclosed and the types of presentations to be made.

        8.     Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

        9.     Review with management, the head of internal audit, and/or the independent auditor the Company's policies (including, without limitation, the Company's risk assessment and enterprise risk management policies) with respect to significant risks and exposures, including risks affecting the Company financially, operationally, and virtually (e.g., cyber-security and data-protection risks), and the steps taken to assess, monitor and manage such risks.

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        10.   Review and approve the Company's policies and processes governing the use of derivative transactions and hedging strategy, and approve the Company's decisions to enter into swaps and other derivative transactions.

        11.   Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work and management's response thereto, any restrictions on the scope of activities or access to requested information, any accounting adjustments that were noted or proposed by the auditor but were not adopted or reflected, any communications between the audit team and the audit firm's national office regarding auditing or accounting issues presented by the engagement, any management or internal control letter issued, or proposed to be issued, by the auditor, and any significant disagreements with management. In connection with its oversight responsibilities, the Committee shall be directly responsible for the resolution of any disagreements between management and the auditor regarding the Company's financial reporting.

        12.   Periodically discuss with the independent auditor and employees of the internal audit function, without management being present: (a) their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting; and (b) the completeness and accuracy of the Company's financial statements.

        13.   Review disclosures made to the Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein which are reasonably likely to affect the Company's ability to record, process, summarize and report financial information and any fraud involving management or other employees who have a significant role in the Company's internal controls.

        14.   Ensure that a public announcement of the Company's receipt of an audit opinion that contains a going concern qualification is made promptly.

Oversight of the Committee's Relationship with Independent Auditors

        15.   In connection with the Committee's sole authority to appoint the independent auditor, before the engagement of the independent auditor by the Committee and at least annually thereafter, review and discuss with the independent auditor the independent auditor's written communications to the Committee regarding the relationships between the auditor and the Company that, in the auditor's professional judgment, may reasonably be thought to bear on its independence and affirming in writing to the Committee that the auditor is independent.

        16.   Obtain and review, at least annually, all material written communications between the independent auditor and management, including, but not limited to: (a) engagement agreement(s); (b) management representation letters; and (c) internal counsel representation letters.

        17.   Review and evaluate the lead partner of the independent auditor team.

        18.   Obtain and review a report from the independent auditor at least annually regarding: (a) the independent auditor's internal quality control procedures; (b) any material issues raised by the most recent internal quality-control review, peer review, or Public Company Accounting Oversight Board ("PCAOB") review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor; and (c) any steps taken to deal with any such issues. Also evaluate the qualifications, performance, and independence of the independent auditor, including considering whether the independent auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence and taking into

4

account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

        19.   Obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Company, consistent with applicable requirements of the PCAOB. It is the responsibility of the Committee to engage actively in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for purposes of taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

        20.   Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditor on a regular basis.

        21.   Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor.

        22.   Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit, including with respect to the overall audit strategy, the scope and timing of the annual audit, and other related matters.

        23.   Review and discuss with the Company's independent auditors: (1) the auditors' responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process; (2) any significant risks identified during the auditors' risk assessment procedures; and (3) when completed, the results, including significant findings, of the annual audit.

        24.   Keep the Company's independent auditors informed of the Committee's understanding of the Company's relationships and transactions with related parties that are significant to the Company; additionally, review and discuss with the Company's independent auditors the auditors' evaluation of the Company's identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company's relationships and transactions with related parties.

        25.   Determine whether to seek stockholder ratification of the selection of the independent auditor and, if such ratification is sought and not received, determine how to proceed.

Oversight of the Company's Internal Audit Function

        26.   Review the significant reports to management prepared by the internal audit function (e.g., the internal audit function's annual report) and management's responses.

        27.   Discuss with the independent auditor and management the responsibilities, budget, and staffing of the internal audit function, and any recommended changes in the planned internal audit activities.

        28.   Review and evaluate the internal audit function, the annual audit plan and changes to the audit plan.

        29.   Review the appointment and replacement of the senior internal audit executive(s).

        30.   Interface with the internal audit department as necessary, with the internal audit department reporting directly to the Committee and with the internal audit department maintaining dotted-line reporting to the Company's Chief Financial Officer for operational matters, as set forth in greater detail in the charter of the internal audit department.

5

Compliance Oversight Responsibilities

        31.   Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act, regarding any illegal acts that may be discovered or come to the attention of the independent auditor during the course of its audit, has not been implicated.

        32.   Obtain reports from management, the Company's senior internal audit executive(s) and the independent auditor that the Company and its subsidiaries are in conformity with applicable legal requirements and the Company's Code of Business Conduct and Ethics. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations, and with the Company's Code of Business Conduct and Ethics. Review and consider any requests for waivers under the Code of Business Conduct and Ethics for directors, executive officers or other senior financial officers of the Company, and make a recommendation to the Board in respect of such request.

        33.   Except as otherwise approved by the Board, review and oversee all related-party transactions in accordance with the Company's Policy on Related Person Transactions (including, for the avoidance of doubt, arrangements required to be disclosed pursuant to Item 404 of Regulation S-K).

        34.   Establish, oversee, and periodically review and edit, with the assistance of the General Counsel, if applicable, the Company's Whistleblower Policy, with regard to procedures for the receipt, retention, and treatment of complaints received by the Company through authorized whistleblower channels regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

        35.   Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

        36.   Discuss with the Company's General Counsel legal matters, including any major litigation or investigations against the Company, that may have a material impact on the financial statements or the Company's compliance policies.

        37.   Under the oversight of the Nominating and Corporate Governance Committee, evaluate, at least annually, the effectiveness of the Committee and its members, including an evaluation of the Committee's compliance with this Charter, and present the results to the Board.

        38.   Perform such other functions as assigned by law, the Company's charter or bylaws, or the Board.

MEETINGS

        The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Chair of the Committee shall preside at each meeting and, in the absence of the Chair, one of the other members of the Committee shall be designated as the acting chair of the meeting. The Chair of the Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter. Written minutes of Committee meetings shall be maintained.

        The Committee shall meet periodically in separate executive sessions with management, members of the internal audit department, and the independent auditor and have such other direct and independent interaction with such persons from time to time as the members of the Committee deem appropriate. The Committee may request any officer or employee of the Company or the Company's

6

outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

LIMITATION OF AUDIT COMMITTEE'S ROLE

        While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

        This Charter was adopted by the Board on [    •    ](1).

(1)
Note to Draft: To be the closing date of the proposed transaction.

7

EXHIBIT G-2
[Combined Corporation]
COMPENSATION COMMITTEE CHARTER

PURPOSE

        The purpose of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of [Combined Corporation] (the "Company") is to discharge the Board's responsibilities relating to the compensation and benefits of the Company's Chief Executive Officer ("CEO") and other officers who are "executive officers" for purposes of Item 401(b) of Regulation S-K (collectively, the "Executive Officers"). In this role, the Committee has overall responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they affect the Executive Officers.

        The Board has adopted this charter to establish the governing principles of the Committee (the "Charter").

COMPOSITION

        The Committee shall be comprised of four directors, two of which shall be WillScot Continuing Directors (as defined in the Bylaws of the Company) and two of which shall be Mobile Mini Continuing Directors (as defined in the Bylaws of the Company). Each such director shall: (i) be determined by the Board to be "independent" in accordance with Section 10C-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any rules and regulations promulgated thereunder by the SEC; (ii) be determined by the Board to meet the independence requirements of the Nasdaq Stock Market ("NASDAQ"), including pursuant to NASDAQ Rule 5605(a)(2); and (iii) satisfy the additional composition requirements of NASDAQ Rule 5605(d)(2); provided, however, that pursuant to NASDAQ Rule 5605(d)(2)(B), one director, who does not meet the requirements of paragraph 5605(d)(2)(A) and is not currently an Executive Officer or employee or a family member of an Executive Officer, may be appointed to the Committee if the board, under exceptional and limited circumstances, determines that such individual's membership on the committee is required by the best interests of the Company and its stockholders; and provided, further, that at all times the Committee shall maintain compliance with the applicable NASDAQ rules.

        All members of the Committee also shall qualify as "non-employee" directors within the meaning of Rule 16b-3 promulgated under the Exchange Act.

        In considering whether a member of the Board is qualified to serve on the Committee, the Board shall consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company (affiliate as defined within the meaning of Rule 405 promulgated under the Securities Exchange Act of 1934).

        Appointments to the Committee (including the aforementioned Board determinations and designation of the Chair of the Committee) shall be made by the Board on an annual basis taking into consideration the recommendations of the Nominating and Corporate Governance Committee of the Board. Each member shall be subject to annual reconfirmation and may be removed by the Board at any time, with or without cause.

        A member of the Board shall not serve on the Committee if any Executive Officer serves on the board of directors of an entity that employs such Board member as an executive officer. No Committee member shall accept, directly or indirectly, any consulting, advisory or other compensatory fee from the

1

Company or any subsidiary; provided that such compensatory fees shall not include: (i) fees received as a member of the Committee, the Board, or any other committee of the Board; or (ii) the receipt of fixed amounts of compensation under a retirement plan, including deferred compensation, for prior service with the Company; provided that such compensation is not contingent in any way on continued service.

OUTSIDE ADVISORS

        The Committee shall have the authority, in its sole discretion, to engage or obtain advice or assistance from compensation consultants or legal, accounting or other professional advisors as the Committee considers necessary or appropriate to perform its duties hereunder. The Committee shall be responsible for the appointment, compensation, and oversight of any consultants or professional advisors retained by the Committee. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the consultants and advisors engaged by the Committee, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its responsibilities.

        In retaining or seeking advice from compensation consultants and other advisors (other than the Company's in-house counsel), the Committee must take into consideration the factors specified in NASDAQ Rule 5605(d)(3)(D). The Committee may retain, or receive advice from, any such consultants or advisors, including ones that are not considered to be independent, after considering the specified factors. The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to: (i) consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of Executive Officers or directors and that is generally available to all salaried employees; or (ii) providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

        The Committee shall not be required to implement or act consistently with the advice or recommendations of any compensation consultant or other advisor retained by the Committee, and the authority granted to the Committee herein shall not affect the ability or obligation of the Committee to exercise its own judgment in the fulfillment of its duties.

RESPONSIBILITIES

        The Committee shall:

  1.
  Review management proposals regarding compensation philosophy and compensation plans and guidelines for the members of the Board and Executive Officers and report conclusions to the Board. Such review includes plans and administration of plans related to base salary, short-term incentives, and long-term incentives.

  2.
  At least annually, review and approve the annual base salaries and annual incentive opportunities of the CEO and, with the CEO's assistance, the other Executive Officers. The CEO shall not be present during any Committee deliberations or voting with respect to his or her compensation. When a stockholder advisory vote on executive compensation ("Say on Pay Vote") is required for the Company under the SEC's rules and regulations, including Section 14A of the Exchange Act, the Committee, in evaluating and determining compensation for the Executive Officers, shall consider the results of the most recent Say on Pay Vote.

  3.
  Periodically, and as and when appropriate, review and approve the following as they affect the Executive Officers: (a) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (b) any employment agreements and severance

2

    arrangements; (c) any change in control agreements and severance protection plans and change in control provisions affecting any elements of compensation and benefits, including equity-based awards; and (d) any special or supplemental compensation and benefits for the Executive Officers and individuals who formerly served as Executive Officers. In doing so, the Committee shall consider the results of the most recent Say on Pay Vote.

  4.
  Review and make recommendations to the Board with respect to the adoption, amendment, or termination of the Company's compensation plans, as well as any equity compensation plans or other compensation arrangements, to the extent that such plans and arrangements affect the Executive Officers. In doing so, the Committee shall consider the results of the most recent Say on Pay Vote.

  5.
  Establish and administer annual and long-term incentive compensation for the CEO and, with the CEO's assistance, the other Executive Officers, including: (a) establishing performance objectives and certifying or otherwise determining performance achievement; and (b) reviewing and approving all equity-based compensation plans of the Company and making all grants of equity-based awards thereunder.

  6.
  Oversee the Company's regulatory compliance with respect to compensation matters (including, without limitation, compliance with the requirements of the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers) and, as and when required, establishing performance goals and certifying that performance goals have been obtained.

  7.
  Evaluate whether any compensation consultant retained or to be retained by the Committee has any conflict of interest in accordance with Item 407(e)(3) of Regulation S-K and, if applicable, consider how to address the conflict and make necessary disclosures in the Company's proxy statement.

  8.
  When required for the Company under the SEC's rules and regulations, review and discuss with management the Compensation Discussion and Analysis ("CD&A") and other executive compensation information required to be included the Company's annual proxy statement or annual report on Form 10-K, as applicable, and, based on that review and discussion, determine whether or not to recommend to the Board that the CD&A and other executive compensation information be so included.

  9.
  Produce the compensation committee report required for inclusion in the Company's annual proxy statement in compliance with the SEC's rules and regulations.

  10.
  When required for the Company under the SEC's rules and regulations, review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company's proxy statement.

  11.
  Oversee engagement with stockholders and proxy advisory firms with respect to executive compensation matters and consider feedback on an on-going basis from stockholders and other sources regarding such matters.

  12.
  Review periodically compensation programs and total compensation levels for Executive Officers, including: (a) reviewing whether compensation program elements are properly coordinated and are appropriate to achieve intended objectives; (b) reviewing comparative analyses of total compensation paid or payable to Company executives and that is paid or payable to executives at comparable companies; (c) quantifying maximum payouts to Company executives under performance-based incentive plans and total payments under various

3

    termination scenarios, including upon a change in control of the Company, and (d) reviewing the impact and potential impact of tax and accounting rule changes.

  13.
  Review, at least annually, the Company's compensation policies and practices, including any incentive plans, to determine whether they encourage excess risk-taking or are reasonably likely to have a material adverse effect on the Company and evaluate policies and practices that could mitigate any such risks.

  14.
  Establish stock ownership guidelines for the members of the Board and Executive Officers, review such guidelines at least annually, and monitor compliance with such guidelines.

  15.
  As needed and at least annually, review and participate in short-term and long-term succession planning with members of management and with the Board, with respect to Executive Officers and senior management members, as applicable, including evaluating and developing processes regarding any unexpected resignations, retirements, emergencies or other events that may occur.

  16.
  Review and reassess, at least annually, the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee of the Board any changes to this charter that the Committee considers necessary or appropriate for approval.

  17.
  Under the oversight of the Nominating and Corporate Governance Committee of the Board, evaluate, at least annually, the effectiveness of the Committee and its members, including an evaluation of the Committee's compliance with this charter, and present the results to the Board.

  18.
  Review periodically, but at least annually, the form and amount of compensation and benefits of the Company's directors and make recommendations to the Board with respect thereto, taking into consideration the directors' responsibilities and the fees paid by other companies comparable to the Company.

  19.
  Report regularly to the Board on significant matters covered by the Committee and, if appropriate, make recommendations to the Board concerning those matters.

  20.
  From time to time as the Committee determines it to be necessary or appropriate, and at least on an annual basis, review the goals and objectives of the Company relating to the Company's workforce, including with regard to such matters as diversity and inclusion and human capital management (HCM), and recommend to the Board or management, as appropriate, such measures and actions that the Committee believes may be appropriate related to these matters.

  21.
  Perform any other functions required to be performed by the Committee under applicable law, the Company's charters and governance policies, and resolutions or other directives of the Board.

MEETINGS

        The Committee shall meet as often as it determines necessary or appropriate to carry out its responsibilities under this Charter, but it is expected that the Committee will meet at least three times each year. The Committee shall meet periodically in separate executive sessions with management and have such other direct and independent interaction with management or other persons from time to time as the members of the Committee deem appropriate. The Committee may request any director, officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes of Committee meetings shall be maintained.

4

        Meetings of the Committee may be called by any member of the Committee. The Chairman of the Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this Charter. Committee members shall be given notice of a meeting at least 24 hours in advance by telephone, facsimile or electronic transmission. Any such notice need not be given to any Committee member who attends such meeting without protesting the lack of notice to him or her prior to or at the commencement of such meeting, or to any member who submits a signed waiver of notice, whether before or after such meeting.

DELEGATION OF AUTHORITY

        The Committee may form subcommittees composed of one or more of its independent members for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. The Committee may also delegate to one or more officers of the Company the authority to make grants and awards of cash or options or other equity securities to any non-Section 16 officers of the Company under the Company's incentive-compensation or other equity-based plans as the Committee deems appropriate and in accordance with the terms of such plan; provided, that such delegation is in compliance with the plans and applicable law.

Effective date: [    •    ], 2020(1)

(1)
Note to Draft: To be the closing date of the proposed transaction.

5

EXHIBIT G-3
[Combined Corporation]
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

PURPOSE

        The purpose of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of [Combined Corporation] (the "Company") is to help ensure that the Company's system of corporate governance performs well. In this regard, the Committee will consider and report periodically to the Board on matters relating to the identification, selection, and qualification of Board members and candidates nominated to the Board; advise and make recommendations to the Board on corporate governance matters; and provide leadership to the Company on matters relating to corporate governance.

        The Board has adopted this charter to establish the governing principles of the Committee (the "Charter").

COMPOSITION

        The Committee shall be comprised of four directors, two of which shall be WillScot Continuing Directors (as defined in the Bylaws of the Company) and two of which shall be Mobile Mini Continuing Directors (as defined in the Bylaws of the Company). Each such director shall be determined by the Board to be "independent" in accordance with applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the rules of the Nasdaq Stock Market ("NASDAQ"). Appointments to the Committee, including determination of independence and designation of the Chair of the Committee, shall be made by the Board on an annual basis. Each member shall be subject to annual reconfirmation and may be removed by the Board at any time, with or without cause.

OUTSIDE ADVISORS

        The Committee has the right at any time to obtain advice, reports, or opinions from internal and external counsel and expert advisors and has the authority to hire and terminate independent legal, financial, and other advisors as it may deem necessary, at the Company's expense, without consulting with, or obtaining approval from, any officer of the Company in advance. The Committee may request any director, officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee, meet with any members of, or consultants to, the Committee and provide such pertinent information as the Committee may request.

RESPONSIBILITIES

        The Committee shall:

  1.
  Identify and screen individuals qualified to become members of the Board, develop a slate of nominees annually for consideration by the Board, and select and approve or recommend the selection and approval by the Board of Directors nominees to fill vacancies and newly created directorships based on, among other things, their independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, qualifications, skills, including financial literacy, and experience in the context of the needs of the Board, taking into account, as applicable, any contractual arrangements entered into by the Company or to which the Company is otherwise subject, with the approval of the Board, relating to or granting director nomination or designation rights to any third party. For the avoidance of doubt, the Committee shall nominate or appoint successors to the Mobile Mini Continuing Directors and the WillScot Continuing Directors or any director replacing a TDR Continuing Director (as defined in the Bylaws of the Company) if TDR Capital LLP loses its right to designate a director to the Board. The Committee shall also consider unsolicited inquiries and director nominees recommended by stockholders in the same manner as nominees from all other sources.

  2.
  Approve the officer slate and board composition for Mobile Mini, Inc. and each of its wholly owned subsidiaries.

  3.
  Oversee the annual performance evaluation processes for the Board and its committees, including conducting surveys or one-on-one interviews, as appropriate, to obtain observations, suggestions, and preferences.

  4.
  Consider the performance of incumbent members of the Board (including, without limitation, compliance with committee charters or the Company's corporate governance policies) in determining whether to recommend that they be nominated for reelection.

  5.
  Develop approval standards for determining whether a director has a relationship with the Company that would impair its independence and make recommendations to the Board regarding any such independence determinations.

  6.
  At least once annually, after consultation with the Company's Chief Executive Officer and the Chairman of the Board, determine and propose to the Board which directors should serve as members and chairs of the various committees of the Board, and also consider the rotation of committee members and chairs. In making such determinations and proposals, the Committee may take into account various criteria, factors, and circumstances, including, but not limited to: (a) balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints that may result from the rotation of committee members and chairs; (b) subject matter expertise; (c) applicable legal or other requirements; (d) tenure; (e) the desires of individual members of the Board; and (f) as applicable, the independence standards that may be required of members of such committees.

  7.
  With respect to members of the Board: (a) evaluate and recommend termination of committee membership of individual directors in accordance with the Company's Bylaws and corporate governance guidelines, for cause or for other appropriate reasons; and (b) review any director resignation letter tendered in accordance with the Company's director resignation policy and evaluate and recommend to the Board whether such resignation should be accepted.

  8.
  From time to time, and at least once annually, consider matters of corporate governance, including reviewing proposed changes to the charters of other committees of the Board (to the extent that such committees propose any changes to their respective charters) and, if appropriate, recommending such proposed changes to the Board, as well as considering input from such other committees of the Board with respect to the responsibilities and organization of such committees and recommending, as appropriate, any proposed changes regarding the responsibilities and organization of such committees to the Board.

  9.
  From time to time, and at least annually, with respect to other corporate governance matters and policies, the Committee will also consider: (a) modifications to the Company's various corporate policies, as appropriate; and (b) to the extent applicable, inclusion of disclosure relating to the Committee's operations, the operations of other committees of the Board, and director independence in the Company's proxy statement or annual report.

  10.
  Review the Committee's Charter, structure, processes, and membership requirements and submit any recommended changes to the Board at least once a year.

  11.
  Review the Company's corporate governance guidelines and code(s) of business ethics and conduct and recommend any proposed changes to the Board. The Committee shall also oversee compliance with the Company's corporate governance guidelines and code(s) of

2

    business ethics and conduct, and review and consider any requests for waivers of the Company's corporate governance guidelines or code(s) of business ethics and conduct for Company directors, executive officers and other senior financial officers, and make a recommendation to the Board with respect to such request for a waiver.

  12.
  Report regularly to the Board concerning the Committee's activities, as appropriate.

  13.
  Periodically review information or data concerning governance developments or trends, as appropriate.

  14.
  From time to time as the Committee determines it to be necessary or appropriate, and at least on an annual basis, review the goals and objectives of the Company relating to sustainability and corporate social responsibility and recommend to the Board or management, as appropriate, such measures and actions that the Committee believes may be appropriate related to these matters.

  15.
  Develop and oversee a Company orientation program for new directors, as appropriate, and make directors aware of continuing education programs; and periodically to review these programs and update them as necessary.

  16.
  Conduct an annual evaluation of the performance of its duties under this Charter and present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

  17.
  Perform such other functions as assigned by law, the Corporation's Charter or Bylaws, or the Board.

        Notwithstanding anything in this Charter, the Committee shall not exercise any powers or duties, or take any action, that: (i) may not be delegated by the Board under the General Corporation Law of the State of Delaware or the Company's bylaws; or (ii) have or has been delegated to other committees of the Board.

MEETINGS

        The Committee shall meet as often as necessary or appropriate to carry out its responsibilities under this Charter, but it is expected that the Committee will meet at least two times each year. Meetings of the Committee may be called by any member of the Committee. The Chairman of the Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this Charter. Committee members shall be given notice of a meeting at least 24 hours in advance by telephone, facsimile or electronic transmission. Any such notice need not be given to any Committee member who attends such meeting without protesting the lack of notice to him or her prior to or at the commencement of such meeting, or to any member who submits a signed waiver of notice, whether before or after such meeting. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. Written minutes of Committee meetings shall be maintained and filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested. The Committee shall determine its own rules and procedures.

Effective date: [    •    ], 2020(1)

(1)
Note to Draft: To be the closing date of the proposed transaction.

3

EXHIBIT G-4
[COMBINED CORPORATION]
RELATED PARTY TRANSACTIONS COMMITTEE CHARTER

PURPOSE

        The Related Party Transactions Committee (the "Committee") shall be a committee of the Board of Directors (the "Board") of [Combined Corporation] (the "Company") and shall operate according to the procedures provided in this charter. The Board has adopted this charter to establish the governing principles of the Committee (the "Charter").

COMPOSITION

        The Committee shall be comprised of six directors, three of which shall be WillScot Continuing Directors (as defined in the Bylaws of the Company) and three of which shall be Mobile Mini Continuing Directors (as defined in the Bylaws of the Company). Each such director shall: (i) be determined by the Board to be "independent" in accordance with Section 10C-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any rules and regulations promulgated thereunder by the SEC, (ii) be determined by the Board to meet the independence requirements of the Nasdaq Stock Market ("Nasdaq"), including pursuant to Nasdaq Rule 5605(a)(2) and (iii) be determined by the Board to not be affiliated with (x) TDR Capital LLP ("TDR"), (y) directors, officers, employees, consultants, advisors, accountants and other agents and representatives of TDR, and (z) investors who beneficially own a 15% or more interest in any funds advised by TDR. The Committee shall not include any TDR Continuing Directors (as defined in the Bylaws of the Company).

        Appointments to the Committee (including the aforementioned Board determinations and designation of the chairperson of the Committee) shall be made by the Board on an annual basis taking into consideration the recommendations of the Nominating and Corporate Governance Committee of the Board. Each member shall be subject to annual reconfirmation and may be removed by the Board at any time, with or without cause.

POLICIES AND PROCEDURES

        1.    Policy.     It is the policy of the Board that all Related Party Transactions, as that term is defined below, including material modifications to Related Party Transactions, shall be subject to approval or ratification in accordance with the procedures set forth below. In addition, any existing Related Party Transaction shall not continue past its next contractual termination date nor shall any material provision in any existing Related Party Transaction be waived or amended unless, in each case, it is approved in accordance with the procedures set forth below. The Committee shall review and may amend this policy from time to time, as appropriate.

        2.    Procedures.     The Committee shall review the material facts of all Related Party Transactions and either approve or disapprove of the Related Party Transaction, subject to the exceptions described below. In determining whether to approve or ratify a Related Party Transaction, the Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the Related Party's interest in the transaction, the significance of the transaction to the Related Party, the nature of the Related Party's relationship with the Company, the significance of the transaction to the Company, and whether the transaction would be likely to impair the judgment of a director or executive officer of the Company.

    No director shall participate in any discussion or approval of a Related Party Transaction as to which he or she (or as to which a family member of such director) is a Related Party, except that the director shall provide all material information concerning the Related Party Transaction to the Committee.

    If any executive officer of the Company becomes aware of a Related Party Transaction that the Committee has not approved or ratified, he or she shall promptly inform the Committee. The

    Committee shall consider all of the relevant facts and circumstances available to the Committee, and if the Related Party Transaction is pending or ongoing, the Committee may ratify, amend or terminate the transaction; if the Related Party Transaction has been completed, the Committee may ratify or rescind the Transaction; and in either case, the Committee may direct one or more executive officers, the Company's internal auditors, or the Company's independent auditors to evaluate the Company's internal controls and procedures to determine why the transaction was not submitted to the Committee for prior approval and to report whether any changes to the Company's internal controls and procedures are recommended.

    If a Related Party Transaction will be ongoing, the Committee may establish guidelines for the Company's management to follow in its ongoing dealings with the Related Party. Thereafter, the Committee, on at least an annual basis, shall review and assess ongoing transactions with the Related Party to determine that they are in compliance with the Committee's guidelines and that the Related Party Transaction remains appropriate.

        3.    Standing Pre-Approval for Certain Related Party Transactions.     The Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to be pre-approved by the Committee, even if the aggregate amount involved is expected to exceed $120,000.

  (a)
  Any employment arrangement with, or compensation or benefit for, an executive officer of the Company if (i) the compensation is required to be reported in the Company's proxy statement pursuant to Item 402 of Regulation S-K or would have been required to be reported in the Company's proxy statement pursuant to Item 402 of Regulation S-K if the executive officer had been a "named executive officer," and (ii) the Company's Compensation Committee approved such arrangement, compensation or benefit, or such arrangement, compensation or benefit is available to employees generally.

  (b)
  Any compensation paid to a director if the compensation is required to be reported in the Company's proxy statement pursuant to Item 402 of Regulation S-K.

  (c)
  Any transaction where the Related Party's interest arises solely from the ownership of the Company's common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (e.g., dividends).

        4.    Definitions.

  (a)
  A "Related Party Transaction" is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or is expected to exceed $120,000 in any calendar year, (b) the Company or its subsidiaries is a participant, and (c) any Related Party has a direct or indirect material interest. For the avoidance of doubt, the Shareholders Agreement dated as of [            ] by and among the Company, Sapphire Holding S.à.r.l., TDR Capital II Holdings L.P. and TDR Capital LLP is a Related Party Transaction and the Company's entry into this Shareholders Agreement prior to the date hereof is acknowledged by the Committee.

  (b)
  A "Related Party" is any (a) person who is or was (since the beginning of the last fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5 percent beneficial owner of the Company's common shares, (c) an immediate family member of any of the foregoing, or (d) a firm, corporation or other entity at which a person described in (a), (b) or (c) is employed or in which he or she is a partner or principal or in a similar position or has a 5 percent or greater beneficial ownership interest.

2

  (c)
  "Immediate family member" includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers-and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

MEETINGS

        The Committee shall meet as often as it determines necessary or appropriate to carry out its responsibilities under this Charter. The members of the Committee may designate by majority vote a member to act as chairperson at meetings of the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall be fully empowered to obtain assistance from employees of the Company, including its legal and financial staff, to retain independent legal, financial and other advisors, at the Company's expense, as the Committee deems reasonably necessary and to not approve any transaction or other matter submitted to the Committee for approval (and such non-approval shall be binding on the Board). The Committee shall have sole authority to approve related fees and retention terms. Written minutes of Committee meetings shall be maintained.

        Meetings of the Committee may be called by any member of the Committee. The chairperson of the Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this Charter. Committee members shall be given notice of a meeting at least 24 hours in advance by telephone, facsimile or electronic transmission. Any such notice need not be given to any Committee member who attends such meeting without protesting the lack of notice to him or her prior to or at the commencement of such meeting, or to any member who submits a signed waiver of notice, whether before or after such meeting.

Effective date: [    •    ], 2020(1)

(1)
To be the closing date of the proposed transaction.

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EXHIBIT G-5
[Combined Corporation]
SECURITIES TRADING POLICY

PURPOSE

        The Board of Directors (the "Board") of [Combined Corporation] (the "Company") has adopted this Securities Trading Policy (this "Policy") to provide guidelines to all officers, directors and employees of the Company with respect to transactions in the Company's securities, and the handling of confidential information about the Company and the companies with which the Company does business, including compliance with securities laws that prohibit certain persons who are aware of material non-public information (commonly known as "MNPI") about a company from (i) trading in securities of that company and (ii) providing material non-public information to other persons who may trade on the basis of that information.

        Federal and state securities laws prohibit the purchase or sale of a company's securities by anyone who is aware of material information about a company that is not generally known by or available to the public. These laws also prohibit anyone who is aware of material non-public information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

        This Policy is designed to prevent insider trading or even allegations of insider trading. Your strict adherence to this Policy will help safeguard both your and our reputation and will further ensure that we conduct our business with the highest level of integrity and in accordance with the highest ethical standards.

COVERED PERSONS

        This Policy applies to:

  •
  you as an officer, director and/or employee of the Company or one of its subsidiaries;

  •
  the family members and others who reside in your household, and to any family members who do not live in your household but whose transactions in Company Securities (as defined below) are directed by you or are subject to your influence or control (such as parents, in-laws or children who consult with you before they trade in Company Securities) ("Family Members");

  •
  any entities, such as corporations, partnerships or trusts, that you influence or control ("Controlled Entities"); and

  •
  our contractors or consultants, who have access to material non-public information about the Company, and their Family Members and Controlled Entities.

        We refer to the individuals and entities listed above as "Covered Persons" in this Policy, and to be clear, transactions by your Family Members and Controlled Entities will be treated as your transactions under this Policy and federal securities laws.

COVERED TRANSACTIONS

        This Policy applies to virtually all transactions in the Company's securities, including common stock, options to purchase common stock, preferred stock, warrants, debt securities (e.g., convertible, senior or subordinated notes) and any other securities issued by the Company ("Company Securities"). Company Securities also include derivative securities relating to the Company's stock, even if not issued by the Company, such as exchange-traded options (e.g., puts and calls).

1

RESPONSIBILITY

        You have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material non-public information. You are responsible for making sure that you and your Family Members and Controlled Entities comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, our General Counsel, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below under the heading "Consequences of Violations."

ADMINISTRATION

        This Policy will be administered by our General Counsel and any other employees of the Company designated by the General Counsel. All determinations and interpretations by our General Counsel will be final and not subject to review.

POLICY STATEMENT

        It is the Company's policy that a Covered Person, who is aware of material non-public information relating to the Company, may not, directly or indirectly through other persons or entities:

  •
  engage in transactions in Company Securities, except as specified in this Policy under the headings "Transactions Under Company Plans," "Transactions Not Involving a Purchase or Sale" and "Rule 10b5- 1 Plans;"

  •
  recommend the purchase or sale of any Company Securities;

  •
  disclose material non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (including, but not limited to, family, friends, business associates, investors and third-party service providers, such as consulting firms), unless any such disclosure is made in accordance with the Company's policies regarding the protection or authorized external disclosure of information regarding the Company; or

  •
  assist anyone engaged in the above activities.

        In addition, it is our policy that no Covered Person who, in the course of working for or with the Company, learns of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

        Unless specified in this Policy, there are no exceptions to this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. Federal securities laws do not recognize mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

        Remember, it makes no difference whether or not you relied upon or used material non-public information in deciding to trade: the bottom line is that if you are aware of material non-public information about the Company, the prohibitions set forth in this Policy apply.

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MATERIAL NON-PUBLIC INFORMATION

        Material Information.    Information is considered "material" if a reasonable investor would consider the information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company's stock price (positively or negatively) should be considered material. There is no bright-line standard for assessing materiality; instead, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

  •
  projections of future earnings or losses, or other earnings guidance;

  •
  changes to prior earnings guidance, or the decision to suspend earnings guidance;

  •
  a proposed merger, acquisition, or joint venture;

  •
  a proposed acquisition or disposition of a significant asset;

  •
  a restructuring;

  •
  a significant related-party transaction;

  •
  a change in dividend policy, the declaration of a stock split, or offering additional securities;

  •
  changes in bank borrowings or other financing transactions out of the ordinary course;

  •
  the establishment of a repurchase program for Company Securities;

  •
  a change in management;

  •
  a change in auditors or notification that the auditor's reports may no longer be relied upon;

  •
  pending or threatened significant litigation, regulatory action or investigation, or the resolution of such litigation, action or investigation;

  •
  impending bankruptcy or the existence of severe liquidity problems;

  •
  cybersecurity risks and incidents, including vulnerabilities and breaches;

  •
  the gain or loss of a significant customer or supplier; or

  •
  the imposition of a ban on trading in Company Securities or the securities of another company.

        When Information is Considered Public.    Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information is considered to be widely disseminated if it has been disclosed through channels such as Bloomberg, the Dow Jones "broad tape," newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the "SEC") that are available on the SEC's website. By contrast, information is probably not considered to be widely disseminated if available only to the Company's employees, if it is only available to a select group of analysts, brokers and institutional investors or if it only appears on the Company's website.

        Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information in order to avoid the implication of impropriety. Ordinarily, information should not be considered public until two full business days have passed after its formal release to the market. For example, (i) if the Company makes an announcement before the market opens on a Monday, you should not trade in Company Securities until Wednesday; or (ii) if the Company makes an announcement after the market closes on a Friday, you should not trade in

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Company Securities until Wednesday. Depending on the circumstances and the importance of the information at hand, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

TRANSACTIONS UNDER COMPANY PLANS

        This Policy does not apply to the following transactions, except as specifically noted:

  •
  Stock Option Exercises.  This Policy does not apply to the exercise of a stock option acquired by a director, officer or employee pursuant to the Company's incentive compensation plans or to the exercise of a tax withholding right pursuant to which a Covered Person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

  •
  Restricted Stock Awards.  This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

  •
  401(k) Plan.  This Policy does not apply to purchases of Company Securities in the Company's 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage or amount of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; and (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance.

  •
  Other Similar Transactions.  Any other purchase of Company Securities directly from the Company or sales of Company Securities to the Company are not subject to this Policy.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

        Bona fide gifts are not transactions subject to this Policy, unless the person making the gift (i) has reason to believe that the recipient intends to sell the Company Securities while the Covered Person is aware of material non-public information or (ii) is subject to the trading restrictions specified below under the heading "Additional Procedures" and the sales by the recipient of the Company Securities occur during a Blackout Period (as defined below). Moreover, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

        Certain types of transactions pose a heightened legal risk and/or appearance of improper conduct. We have therefore adopted the following specific policies:

  •
  Short-Term Trading.  Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company's short-term stock market performance rather than the Company's long-term business objectives. For these reasons, any director or Section 16 officer who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six-month period following the purchase (or vice versa).

  •
  Frequent Trading.  Frequent trading can be time consuming and distracting, and frequent trading of Company Securities can create an appearance of wrongdoing even if the decision to trade was

4

    based solely on public information. Therefore, we strongly discourage frequent trading of Company Securities and encourage our employees not to trade Company Securities for short-term trading profit.

  •
  Short Sales.  Short sales of Company Securities (i.e., the sale of a security that the seller does not own) by any officer, director or employee are prohibited. Short sales may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company's prospects. Short sales may also reduce a seller's incentive to seek to improve the Company's performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") prohibit officers and directors of the Company from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned "Hedging Transactions.")

  •
  Publicly-Traded Options.  Given the relatively short term of publicly-traded options, transactions in options may create the appearance that you are trading based on material non-public information or focusing on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in put options and/or call options involving Company Securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned "Hedging Transactions.")

  •
  Hedging Transactions.  Hedging or monetization transactions by any officer, director or employee are prohibited. These transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company's other stockholders.

  •
  Margin Accounts and Pledged Securities.  Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities, officers, directors and employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned "Hedging Transactions.")

  •
  Standing and Limit Orders.  Standing and limit orders (except standing and limit orders under approved 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing or limit instructions to a broker, and as a result the broker could execute a transaction when you are in possession of material non-public information. We therefore discourage placing standing or limit orders on Company Securities. If you must use a standing order or limit order, then the order should be limited to the shortest duration possible and should otherwise comply with the restrictions and procedures outlined below under the heading "Additional Procedures."

5

ADDITIONAL PROCEDURES

        The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information and to avoid the appearance of any impropriety.

        Individuals and entities subject to our quarterly or event-specific trading restrictions as described below, including directors, officers, and employees of the Company or one of its subsidiaries, as well as their respective Family Members and Controlled Entities, as such individuals have been designated and notified by our General Counsel, are referred to herein as "Designated Persons."

Pre-Clearance Procedures

        Designated Persons may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction in writing from our General Counsel, who must consult with the Chairman of the Board (or, if the Chairman of the Board proposes to make any transaction in Company Securities, then a member of the Audit Committee of the Board) on any request for pre-clearance. A request for pre-clearance should be submitted to our General Counsel in writing at least three business days in advance of the proposed transaction. Our General Counsel will make every effort to respond to requests as quickly and expeditiously as possible. However, our General Counsel is not obligated to approve a transaction submitted for pre-clearance, and he or she may determine not to permit the trade.

        If our General Counsel proposes to make any transaction in Company Securities, then our Chief Executive Officer (who must consult with the Chairman of the Board and with assistance from counsel other than our General Counsel) will be responsible for pre-clearing or denying the proposed trade in accordance with the procedures outlined herein.

        If a request for pre-clearance is denied, then the individual who made the request should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction. If a request for pre-clearance is approved, then the individual who made the request has three business days to affect the transaction (or, if sooner, before commencement of a quarterly or event-driven Blackout Period). In the case of a pre-clearance for a 10b5-1 Plan, the plan must be established within seven business days (or, if sooner, before commencement of a quarterly or event-driven Blackout Period).

        When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company and should describe fully those circumstances when requesting pre-clearance.

        To facilitate the process, the Company has prepared the pre-clearance form attached to this Policy as Exhibit A. You are encouraged to complete and provide the pre-clearance form to our General Counsel when requesting pre- clearance. You remain obligated to timely submit pre-clearance requests in writing, however, should you choose not to complete and return the pre-clearance form attached to this Policy.

        Under no circumstance may a person trade or initiate a 10b5-1 Plan while aware of material non-public information about the Company, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed or the 10b5-1 Plan has been initiated, then you must not affect the pre-cleared transaction or initiate the pre-cleared plan.

6

Quarterly Trading Restrictions

        Designated Persons must not trade Company Securities during certain periods ("Blackout Periods") closely related to the preparation and announcement of our earnings. Our General Counsel, in consultation with our Chief Executive Officer and Chief Financial Officer, will determine which employees will be subject to these quarterly trading restrictions and notify such Designated Persons that they are subject to the restrictions. Our Blackout Periods include:

  •
  with respect to our first fiscal quarter, the Blackout Period will begin on the 20th calendar day of March and end after two full business days have passed after the public release of our earnings results for the first quarter;

  •
  with respect to our second fiscal quarter, the Blackout Period will begin on the 20th calendar day of June and after two full business days have passed after the public release of our earnings results for the second quarter;

  •
  with respect to our third fiscal quarter, the Blackout Period will begin on the 20th calendar day of September and end after two full business days have passed after the public release of our earnings results for the third quarter; and

  •
  with respect to our fourth fiscal quarter, the Blackout Period will begin on the 15th calendar day of December and end on the third business day following the date of the public release of our earnings results for the fourth quarter.

        Under very limited circumstances, a person (other than our directors and Section 16 officers) subject to this restriction may be permitted to trade during a Blackout Period, but only if our General Counsel concludes that the person does not in fact possess material non-public information. Persons wishing to trade during a Blackout Period must contact our General Counsel for approval at least three business days in advance of any proposed transaction involving Company Securities, as described above.

Event-Specific Trading Restriction Periods

        There may be times when our directors or a limited number of officers and employees have knowledge of an event (e.g., a potential transaction) that is or may be material to the Company. It may be appropriate in these circumstances to prohibit those directors, officers and employees, as well as their Family Members and Controlled Entities, from trading Company Securities while the event remains material and nonpublic. Our General Counsel, in consultation with our Chief Executive Officer and Chief Financial Officer, will determine whether an event is material, and whether certain officers and employees will be subject to the event-specific trading restrictions, and notify such Designated Persons.

        Moreover, our financial results may be sufficiently material in a particular quarter that, in the judgment of our General Counsel, these situations would require that Designated Persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, our General Counsel may notify Designated Persons that they should not trade in the Company's Securities, without disclosing the reason for the restriction.

        The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to other persons. Even if our General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information. Exceptions will not be granted during an event-specific trading restriction period.

7

Exceptions

        Quarterly and event-driven trading restrictions do not apply to transactions not subject to this Policy, as described above under the headings "Transactions Under Company Plans" and "Transactions Not Involving a Purchase or Sale." In addition, the requirement for pre-clearance and the quarterly and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading "Rule 10b5- 1 Plans."

RULE 10B5-1 PLANS

        Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a "10b5-1 Plan"). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold under the 10b5-1 Plan without regard to certain insider trading restrictions. To comply with the Policy, a 10b5-1 Plan must be approved by our General Counsel and meet the requirements of Rule 10b5-1. In general, a 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

        Any 10b5-1 Plan must be submitted for approval 14 days prior to the entry into the 10b5-1 Plan. No further pre- approval of transactions conducted pursuant to the 10b5-1 Plan will be required.

POST-TERMINATION TRANSACTIONS

        This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading "Additional Procedures" above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATION

        The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company's Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, state enforcement authorities and private plaintiffs as well as under the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

        While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

        In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Of course, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

8

SUPPORT

        Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from our General Counsel, who can be reached by telephone at [    •    ] or by e-mail at [    •    ].

CERTIFICATION

        Each of Designated Persons must certify their understanding of, and intent to comply with, this Policy. A form of certification is attached to this Policy as Exhibit B.

        This Policy was adopted by the Board on [    •    ].

9

Exhibit A
Request for Pre-Clearance Form

To:	General Counsel [Combined Corporation] (the "Company")
From:
Re:	Proposed transaction in Company Securities

        This is to advise you that the undersigned intends to execute a transaction in the Company's securities on [                    ] [    ], 20[    ], and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by its Securities Trading Policy (the "Policy").

        The general nature of the transaction is as follows (e.g., open market purchase of 10,000 shares of common stock through NASDAQ or privately-negotiated sale of warrants for the purchase of 5,000 shares of common stock):

        The undersigned is not in possession of material non-public information (as described in the Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of any material non-public information about the Company between the date hereof and the proposed trade execution date.

        The undersigned has read and understands the Policy [and the Company's Section 16 Compliance Policy] and certifies that the above proposed transaction will not violate the Policy [and the Section 16 Compliance Policy].*

        The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Dated: , 20[ ]
Very truly yours, [Signature] [Print Name]
Approved:
General Counsel of [Combined Corporation] Dated: , 20[ ]

*
Bracketed language in this paragraph need only appear in forms submitted by directors and Section 16 directors and officers.

10

Exhibit B
Form of Compliance Certification

CERTIFICATION

I certify that:

  (i)
  I have read and understand [Combined Corporation]'s (the "Company") Securities Trading Policy (the "Policy"). I understand that the General Counsel is available to answer any questions I have regarding the Policy.

  (ii)
  Since the date on which the Policy was adopted, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

  (iii)
  I will continue to comply with the Policy for as long as I am subject to it.

Print name:
Signature:
Date:

11

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[COMBINED CORPORATION]

        The present name of the corporation is WillScot Corporation. The corporation was incorporated under the name "Double Eagle Acquisition Corp." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 29, 2017. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

Name

        The name of the Corporation is [Combined Corporation] (the "Corporation").

ARTICLE II

Registered Agent; Registered Office

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV

[Reserved]

 ARTICLE V

Capital Stock

        1.    Authorized Shares.

        (a)   The total number of shares of all classes of stock that the Corporation is authorized to issue is 501,000,000 shares of stock, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock") and (ii) 500,000,000 shares of common stock, par value $0.0001 per share ("Common Stock").

        (b)   Immediately upon the effectiveness (the "Effective Time") of this Amended and Restated Certificate of Incorporation (as amended from time to time, the "Certificate of Incorporation"), each share of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock") issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without the need for any further action, be reclassified as, and shall be converted into, one validly issued, fully paid and nonassessable share of Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of Class A Common Stock shall from and after the Effective Time be deemed to represent shares of Common Stock into which the shares formerly represented by such certificate have been reclassified and converted, without the need for surrender or exchange thereof.

        2.    Preferred Stock.     Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the "Board") and the filing of a certificate pursuant to the applicable law of the State of Delaware (a "Preferred Designation"), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to obtaining a vote of the holders of any series of Preferred Stock, if such a vote is required pursuant to the terms of the Certificate of Incorporation (including any Preferred Designation).

        3.    Common Stock.

        (a)   Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Designation), the holders of the Common Stock shall possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Designation) or pursuant to the Section 242(b)(2) of the DGCL (or any other similar, successor provision thereof).

        (b)   Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

        (c)   Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        (d)   Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation.

 ARTICLE VI

Bylaws

        In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the "Bylaws") without any action on the part of the stockholders. The Bylaws may also be amended, supplemented or repealed by the stockholders at an annual or special meeting of the stockholders, the notice for which designates that an amendment, supplement or repeal of one or more of such sections is to be considered, and only by an affirmative vote of the holders of a majority in voting power of the outstanding shares of stock entitled to vote upon such amendment, supplement or repeal, voting as a single class.

ARTICLE VII

Directors

        1.    Board of Directors.     The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by the Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        2.    Number; Term; Election; Qualification.     The number of directors that constitutes the Board shall be fixed from time to time by resolution of the Board in accordance with the Bylaws, and shall consist of not less than three or more than thirteen directors. The Board shall be divided into three classes designated Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Each Class I director shall be elected to an initial term to expire at the first annual meeting of stockholders following the Effective Time, each Class II director shall be elected to an initial term to expire at the second annual meeting of stockholders following the Effective Time and each Class III director shall be elected to an initial term to expire at the third annual meeting of stockholders following the Effective Time. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors have been duly elected and qualified or until their earlier resignation or removal, except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

        3.    Removal and Vacancies.     Subject to the rights of the holders of any series of Preferred Stock, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only: (i) prior to the third annual meeting of stockholders following the Effective Time, by the Nominating and Corporate Governance Committee and (ii) from and after the third annual meeting of stockholders following the Effective Time, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

        4.    Written Ballot.     Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

 ARTICLE VIII

Limitation of Liability and Indemnification

        1.    Limitation of Liability.     To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Article VIII, Section 1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        2.    Indemnification.     The Corporation shall, in accordance with this Certificate of Incorporation and the Bylaws, indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation), any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board. Any amendment, repeal or modification of this Section 2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

        3.    Insurance.     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX

Exclusive Jurisdiction for Certain Actions

        1.    Exclusive Forum.     Unless the Board or one of its duly authorized committees otherwise approves in writing, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a "Covered Proceeding").

        2.    Personal Jurisdiction.     If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Section 1 above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a "Foreign Action") in the name of any person or entity (a "Claiming Party") without the prior written approval of the Board or one of its duly authorized committees, such Claiming Party shall, to the fullest extent permitted by law, be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Section 1 above (an "Enforcement Action") and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party's counsel in the Foreign Action as agent for such Claiming Party.

        3.    Notice and Consent.     Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.

ARTICLE X

Severability

        If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any section of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of the Certificate of Incorporation (including, without limitation, each such portion of any section of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

Corporate Opportunity

        The Corporation hereby renounces pursuant to Section 122(17) of the DGCL any interest or expectancy in, or being offered an opportunity to participate in, any business opportunity or classes or categories of business opportunities that are presented to any of the Corporation's non-employee directors or any of their affiliates (together, an "Identified Person") which may be a corporate opportunity for such Identified Person and the Corporation or any of its affiliates. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its affiliates, such Identified Person shall, to the fullest extent permitted by the DGCL, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Company, its affiliates or its stockholders for breach of any fiduciary duty as a stockholder or director of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation or its affiliates. Notwithstanding the foregoing, the Corporation does not renounce its interest or expectancy in any corporate opportunity offered to any Identified Person if such opportunity is expressly offered to such Identified Person solely in his or her capacity as a director of the Corporation, and the foregoing provisions of this Article XI shall not apply to any such corporate opportunity. Notwithstanding anything to contrary herein, the provisions of this Article XI shall have no further force or effect from and after the earlier of such time as (i) TDR Capital LLP ("TDR") ceases to beneficially own at least 5% of the outstanding shares of Common Stock and (ii) TDR is not entitled to designate one or more members of the Board in accordance with the Shareholders Agreement, by and among the Corporation, TDR and the other parties thereto (as amended from time to time).

ARTICLE XII

Amendment

        Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on [    •    ], 2020.

[COMBINED CORPORATION]
By:
	Name:	Bradley Soultz
	Title:	Chief Executive Officer

Annex C

AMENDED AND RESTATED BYLAWS

OF

[COMBINED CORPORATION]

[    •    ], 2020

Article 1

Stockholders

        1.1    Place of Meetings.     Meetings of stockholders of [Combined Corporation], a Delaware corporation (the "Corporation"), shall be held at the place, either within or without the State of Delaware, as may be designated by the Board of Directors of the Corporation (the "Board of Directors") from time to time; provided, that the Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the "DGCL").

        1.2    Annual Meetings.     Annual meetings of stockholders shall be held at such date and time as fixed by the Board of Directors for the purpose of electing directors and transacting any other business as may properly come before such meetings.

        1.3    Special Meetings.     Except as otherwise required by law, special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation, to be held at such date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the Corporation's notice of meeting required by Section 1.4 may be conducted at the special meetings. The ability of the stockholders to call a special meeting is specifically denied.

        1.4    Notice of Meetings.     Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Corporation's Amended and Restated Certificate of Incorporation (as the same may be amended or restated from time to time, the "Certificate of Incorporation") or these Amended and Restated Bylaws (the "Bylaws"), the notice of any meeting shall be given no fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

        1.5    Postponement; Adjournments.     The Board of Directors, acting by resolution, may postpone and reschedule or cancel any previously scheduled annual meeting or special meeting of stockholders. Any annual meeting or special meeting may be adjourned from time to time, whether or not there is a quorum: (a) at any time, upon a resolution by stockholders, if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group; or (b) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board of Directors or pursuant to a resolution of the Board of Directors. If the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

        1.6    Quorum.     Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. In the absence of a quorum, the stockholders so present may adjourn the meeting from time to time in the manner provided in Section 1.5 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or any direct or indirect subsidiary of the Corporation shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

        1.7    Organization.     Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of the Directors, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

        1.8    Voting; Proxies.

        (a)    Generally.     Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

        (b)    Voting Matters Other than Elections of Directors.     Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, in the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of the Nasdaq Stock Market or any other exchange or quotation system on which the capital stock of the Corporation is quoted or traded, the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any provision of the Internal Revenue Code of 1986, as amended (the "Code"), the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Code provision, as the case may be.

        (c)    Proxies.     Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Such authorization may be in a writing executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission, or other reliable reproduction of the proxy (including any electronic transmission) authorized by this Section 1.8(c) may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

        1.9    Fixing of Record Dates.     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date for stockholders entitled to receive notice of the meeting of stockholders or any other action, which, in the case of a meeting, shall not be more than 60 nor fewer than 10 days before the date of such meeting or, in the case of any other action, shall not be more than 60 days prior to such other action. If the Board of Directors so fixes a date for the determination of stockholders entitled to receive notice of a meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote.

        1.10    List of Stockholders Entitled to Vote.     The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, (i) on a reasonably accessible electronic network, provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the Corporation's principal place of business. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        1.11    Notice of Stockholder Business; Nominations.

        (a)    Annual Meetings of Stockholders.     Nominations of one or more individuals to the Board of Directors (each, a "Nomination," and more than one, "Nominations," and the individual who is the subject of a Nomination, a "Nominee") and the proposal of business other than Nominations ("Business") to be considered by the stockholders of the Corporation may be made at an annual meeting of stockholders only: (1) pursuant to the Corporation's notice of meeting or any supplement thereto (provided, however, that reference in the Corporation's notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations); (2) by or at the direction of the Board of Directors; or (3) by any stockholder of the Corporation who is a stockholder of record of the Corporation at the time the notice provided for in this Section 1.11 is received by the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 1.11. Subclause (3) shall be the exclusive means for a stockholder to make nominations or submit business (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Exchange Act and indicated in the Corporation's notice of meeting) before an annual meeting of stockholders.

        (b)    Special Meetings of Stockholders.     Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before the meeting pursuant to the Corporation's notice of meeting (provided, however, that reference in the Corporation's notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations). Nominations may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting: (1) by or at the direction of the Board of Directors; or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.11 is received by the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 1.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may make Nominations of one or more individuals (as the case may be) for election to such positions as specified in the Corporation's notice of meeting, if the stockholder's notice required by Section 1.11(c)(1) shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with Section 1.11(c)(1)(E).

        (c)    Stockholder Nominations and Business.     For Nominations and Business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.11(a)(3), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.11, and any such proposed Business must constitute a proper matter for stockholder action. For Nominations to be properly brought before a special meeting by a stockholder pursuant to Section 1.11(b)(2), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.11. In either case, the stockholder shall also provide an Update (as defined below) at the times and in the forms required by this Section 1.11.

        (1)   Stockholder Nominations.

          (A)  Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.11 shall be eligible for election at an annual or special meeting of stockholders of the Corporation, and any individuals subject to a Nomination not made in compliance with this Section 1.11 shall not be considered nor acted upon at such meeting of stockholders.

          (B)  For Nominations to be properly brought before an annual or special meeting of stockholders of the Corporation by a stockholder pursuant to Section 1.11(a)(3) or Section 1.11 (b)(2), respectively, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive offices of the Corporation pursuant to this Section 1.11. To be timely, the stockholder's notice must be received by the Secretary of the Corporation as provided in Section 1.11(c)(1)(C) or Section 1.11(c)(1)(D), in the case of an annual meeting of stockholders of the Corporation, and Section 1.11(c)(1)(E), in the case of a special meeting of stockholders of the Corporation, respectively. In addition, the stockholder shall provide an Update at the times and in the forms required by this Section 1.11.

          (C)  In the case of an annual meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.11(a)(3) shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (D)  Notwithstanding Section 1.11(c)(1)(C), in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders of the Corporation is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, the stockholder's notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

          (E)  In the case of a special meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.11(b)(2) shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (F)  To be in proper form, a stockholder's notice of Nomination(s) pursuant to Section 1.11(a)(3) or Section 1.11(b)(2) shall be signed by one or more stockholders of record and by the beneficial owners or owners, if any, on whose behalf the stockholder or stockholders are acting, shall bear the date of signature of each such stockholder and any such beneficial owner and shall set forth:

              (i)  the name and address, as they appear on this Corporation's books, of each such stockholder and the name and address of any such beneficial owner who seeks to make a Nomination or Nominations;

             (ii)  the Share Information (as defined below) relating to each such stockholder and beneficial owner making such Nomination(s);

            (iii)  a representation that each such stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and such stockholder (or qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination(s);

            (iv)  any other information relating to such stockholder and any such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including a representation whether the stockholder or any such beneficial owner intends, or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the

    Corporation's outstanding capital stock required to elect the Nominee(s); and/or (y) otherwise to solicit proxies from stockholders of the Corporation in support of such Nominee(s);

             (v)  the manner in which each such stockholder and any such beneficial owner intend to comply with Regulation 14A under the Exchange Act in seeking to make any Nomination(s);

            (vi)  the name and residence address of each Nominee of any such stockholder and any such beneficial owner;

           (vii)  the Share Information relating to each Nominee; for purposes of these Bylaws, "Share Information" shall include: (i) the class or series and number of shares of the Corporation that are owned, directly or indirectly, of record and/or beneficially by the person in question and any of its affiliates; (ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by the person in question and any of its affiliates, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (iii) any proxy, agreement, arrangement, understanding, or relationship pursuant to which such person or any of its affiliates has a right to vote any shares of any security of the Corporation; (iv) any short interest in any security of the Corporation of such person or any of its affiliates (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any agreement, arrangement, understanding, relationship, or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (v) any rights to dividends on the shares of the Corporation owned beneficially by such person and any of its affiliates that are separated or separable from the underlying shares of the Corporation; (vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such person or any of its affiliates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than asset-based fee) that such person or any of its affiliates is entitled to, based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person's immediate family sharing the same household;

          (viii)  a description of all agreements, arrangements or understandings between or among each such stockholder and any such beneficial owner and the Nominee, and any other person or persons (naming such person or persons) pursuant to which such stockholder and any such beneficial owner are seeking to elect or re-elect such Nominee, including without limitation any agreement, arrangement or understanding with any person as to how each Nominee, if elected as a director of the Corporation, will act or vote on any issue or question;

            (ix)  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any such beneficial owner and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each Nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 in Regulation S-K, promulgated by the SEC, if such stockholder and beneficial owner, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and each Nominee were a director or executive officer of such registrant;

             (x)  such other information regarding each Nominee as would be required to be disclosed in contested solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act;

            (xi)  the written consent of each Nominee to be named in the Corporation's proxy statement and to serve as a director of the Corporation if so elected;

           (xii)  any written representations or agreements reasonably requested by the Corporation with respect to or from any such Nominee; and

          (xiii)  such other information as may reasonably be requested by the Board of Directors or the Corporation from such stockholder and any such beneficial owner seeking to elect or re-elect a Nominee and/or from any Nominee such stockholder and any such beneficial owner are seeking to elect or re-elect to determine the background, qualifications, stock ownership, and the eligibility of such Nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the background, qualifications, stock ownership, and independence (or lack thereof) of such Nominee.

        (2)   Stockholder Business.

          (A)  Only such Business shall be conducted at an annual or special meeting of stockholders of the Corporation as shall have been brought before such meeting in compliance with the procedures set forth in this Section 1.11, and any Business not brought in accordance with this Section 1.11 shall not be considered nor acted upon at such meeting of stockholders.

          (B)  In the case of an annual meeting of stockholders of the Corporation, to be timely, any such written notice of a proposal of Business pursuant to Section 1.11(a)(3) shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. In addition, the stockholder shall provide an Update at the times and in the forms required by this Section 1.11.

          (C)  To be in proper form, a stockholder's notice of a proposal of Business pursuant to Section 1.11(a)(3) shall be signed by one or more stockholders of record and by the beneficial owners or owners, if any, on whose behalf the stockholder or stockholders are acting, shall bear the date of signature of each such stockholder and any such beneficial owner and shall set forth:

              (i)  as to the Business proposed by such stockholder: (a) a brief description of the corporate action desired to be authorized or taken; (b) the text of the proposal or Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment); (c) the reasons of each such stockholder and any such beneficial owner for authorizing or taking such corporate action; (d) any material interest in such corporate action of each such stockholder and any such beneficial owner; and (e) a description of all agreements, arrangements or understandings between such stockholder and any such beneficial owner and any other person or persons (naming such person or persons) in connection with the proposal of such business by such stockholder;

             (ii)  the name and address, as they appear on this Corporation's books, of each such stockholder and any such beneficial owner who seeks to propose such Business;

            (iii)  the Share Information relating to each such stockholder and beneficial owner seeking to propose such Business;

            (iv)  a representation that each such stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and such stockholder (or qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Business;

             (v)  any other information relating to such stockholder and any such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal, including a representation whether the stockholder or any such beneficial owner intends, or is part of a group that intends:

              (a)   to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve such Business; and/or

              (b)   otherwise to solicit proxies from stockholders of the Corporation in support of such Business; and

            (vi)  the manner in which each such stockholder and any such beneficial owner intend to comply with Regulation 14A under the Exchange Act in proposing such Business.

        (d)   General.

          (1)   Except as otherwise provided by law, the Chairman of the meeting of stockholders of the Corporation shall have the power and duty (A) to determine whether a Nomination or Business proposed to be brought before such meeting was made or proposed in accordance with the procedures set forth in this Section 1.11, and (B) if any proposed Nomination or Business was not made or proposed in compliance with this Section 1.11, to declare that such Nomination or Business shall be disregarded or that such proposed Nomination or Business shall not be considered or transacted. Notwithstanding the foregoing provisions of this Section 1.11, if a stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

          (2)   For purposes of this Section 1.11, "public announcement" shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the SEC.

          (3)   Nothing in this Section 1.11 shall be deemed to affect (a) the rights or obligations, if any, of stockholders of the Corporation to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 (or any successor thereto) under the Exchange Act or (b) the rights, if any, of the holders of any series of preferred stock of the Corporation to elect directors pursuant to any applicable provisions of the certificate of incorporation of the Corporation.

          (4)   A stockholder proposing a Nomination or Nominations or Business shall update and supplement its notice (an "Update") to the Corporation of its intent to propose Nominations or Business at an annual meeting of stockholders of the Corporation, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such Update shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of an Update required to be made as of such record date) and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of an Update required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof) (such Updates within such time periods, "Timely Updates"). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation's rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal or new or additional Nominee, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

Article 2

Board of Directors

        2.1    Regular Meetings.     Prior to the third annual meeting of stockholders following the date of these Bylaws (the "Third AMS"), regular meetings of the Board of Directors shall be held at the Corporation's headquarters and principal executive office, unless both the Chairman of the Board of Directors and the Chief Executive Officer determine otherwise in their mutual discretion, at such times as the Board of Directors may from time to time determine. From and after the Third AMS, regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given.

        2.2    Special Meetings.     Prior to the Third AMS, special meetings of the Board of Directors may be held at any time but shall be held at the Corporation's headquarters and principal executive office unless both the Chairman of the Board of Directors and the Chief Executive Officer determine otherwise in their mutual discretion. From and after the Third AMS, special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, the Chairman of the Board of Directors or a majority of the Whole Board.

        2.3    Telephonic Meetings Permitted.     Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.3 shall constitute presence in person at such meeting.

        2.4    Quorum; Vote Required for Action.     At all meetings of the Board of Directors a majority of the Whole Board shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or any agreement binding upon the Corporation otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors and the Corporate Governance Committee shall endeavor to fill any vacancies as promptly as practicable.

        2.5    Organization.     Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

        2.6    Chairman, Vice Chairman, and Lead Director of the Board of Directors.     The Board of Directors may, if it so determines, choose a Chairman of the Board of Directors. In addition, the Board of Directors may, if it so determines, choose a Vice Chairman of the Board of Directors from among its members, who shall undertake duties as the Board of Directors may assign. Further, the Board of Directors may, if it so determines, also select a Lead Director of the Board of Directors, who, if any, shall be a director of the Corporation who is not also an officer of the Corporation and who shall undertake duties as the Board of Directors may assign, including, but not limited to, duties otherwise assigned to the Chairman of the Board of Directors or the Vice Chairman of the Board of Directors. Among other duties, the Chairman of the Board of Directors will assist with, manage or delegate to the Lead Director, as appropriate, the following tasks: (i) acting as the principal liaison between the Corporation's independent directors and the Chief Executive Officer; (ii) overseeing and providing guidance with regard to agendas for meetings of the Board of Directors; (iii) leading meetings of the Board of Directors, including executive sessions, but excluding any sessions with only independent directors, which shall be led by the Lead Director for any period in which the Chairman of the Board of Directors is not independent; and (iv) addressing any other responsibilities as the Board of Directors may designate, from time to time.

        2.7    Board of Directors Action by Written Consent Without a Meeting.     Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, without prior notice and without a vote, if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions. After an action is taken, the consents shall be filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if such minutes are maintained in paper form and shall be in electronic form if such minutes are maintained in electronic form.

        2.8    Fees and Compensation of Directors.     Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors, or may delegate such authority to an appropriate committee.

        2.9    Elections of Directors.

        (a)   Except as set forth in this Section 2.9, a majority of the votes cast at any meeting of the stockholders for the election of directors at which a quorum is present shall elect directors. For purposes of this provision, a "majority of the votes cast" means that the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include votes "for" and "against" that director's election, in each case and exclude abstentions and broker nonvotes with respect to that director's election. In the event of a Contested

Election, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this provision, a "Contested Election" is an election of directors of the Corporation as to which the Chairman of the Board of Directors determines that, at the Determination Date, the number of persons properly nominated to serve as directors exceeds the number of directors to be elected in such election. The "Determination Date" is: (1) the day after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, when such meeting occurs after the last day on which a stockholder may propose the nomination of a director for election in such election pursuant to the Certificate of Incorporation or these Bylaws; or (2) the day after the last day on which a stockholder may propose the nomination of a director for election in such election pursuant to the Certificate of Incorporation or these Bylaws, when the last day for such a proposal occurs after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, whichever of clause (1) or (2) is applicable. This determination that an election is a Contested Election shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. In all cases, once an election is determined to be a Contested Election, directors shall be elected by the vote of a plurality of the votes cast.

        (b)   If, in an election of directors that is not a Contested Election, an incumbent director does not receive a greater number of votes "for" his or her election than votes "against" his or her election, then such incumbent director shall, within five days following the certification of the election results, tender his or her written resignation to the Chairman of the Board of Directors contingent on acceptance by the Board of Directors for consideration by the Nominating and Corporate Governance Committee (the "Corporate Governance Committee"). The Corporate Governance Committee shall consider such resignation and, within 45 days following the date of the stockholders' meeting at which the election of directors occurred, shall make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Corporate Governance Committee shall consider all factors deemed relevant by the members of the Corporate Governance Committee including, without limitation: (1) the stated reason or reasons (if any) why stockholders voted against such director's reelection; (2) the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board of Directors (the "Audit Committee") as an "audit committee financial expert" and whether there are one or more other directors qualified, eligible, and available to serve on the Audit Committee in such capacity); (3) relevant stock exchange listing standards and rules and regulations, including those of the Nasdaq Stock Market and the SEC; and (4) whether the director's resignation from the Board of Directors would be in the best interests of the Corporation and its stockholders.

        The Corporate Governance Committee also shall consider a range of possible alternatives concerning the director's tendered resignation as the members of the Corporate Governance Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Corporate Governance Committee to have substantially resulted in such director failing to receive the required number of votes for re-election. The Board of Directors shall take formal action on the Corporate Governance Committee's recommendation no later than 90 days following the date of the stockholders' meeting at which the election of directors occurred. In considering the Corporate Governance Committee's recommendation, the Board of Directors shall consider the information, factors, and alternatives considered by the Corporate Governance Committee and such additional information, factors, and alternatives as the Board of Directors deems relevant in its sole discretion. No director who, in accordance with these provisions, is required to tender his or her resignation shall participate in the Corporate Governance Committee's deliberations or recommendation, or in the deliberations or determination of the Board of Directors, with respect to accepting or rejecting his or her resignation as a director.

        If a majority of the members of the Corporate Governance Committee fail to receive the required number of votes for re-election, then the Board of Directors will establish an ad hoc committee composed of independent directors then serving on the Board of Directors who were elected at the stockholders' meeting at which the election occurred, and independent directors, if any, who were not standing for election at such stockholders' meeting (the "Ad Hoc Committee"), consisting of such number of directors as the Board of Directors may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Corporate Governance Committee and perform the Corporate Governance Committee's duties for purposes of these provisions. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it, the entire Board (other than the individual directors whose resignations are being considered) shall make the determination to accept or reject the tendered resignations without any recommendation from the Corporate Governance Committee and without the creation of an Ad Hoc Committee. Following the decision of the Board of Directors on the Corporate Governance Committee's recommendation, the Corporation, within four business days after such decision is made, shall publicly disclose, in a Form 8-K filed with the SEC, the decision of the Board of Directors, together with an explanation of the process by which the decision was made and, if applicable, the reason or reasons of the Board of Directors for rejecting the tendered resignation.

        (c)   If a director's resignation is accepted by the Board of Directors pursuant to this Section 2.9, if a nominee for director is not elected and the nominee is not an incumbent director whose term would otherwise have expired at the time of the election if a successor had been elected or if a director is no longer entitled to serve as a director, then such position may be filled only: (i) third AMS, by the Corporate Governance Committee and (ii) from and after the Third AMS, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

        2.10    Additional Requirements For Valid Nomination of Candidates to Serve as Director and, If Elected, to Be Seated as Directors.

        (a)   To be eligible to be a candidate for election as a director of the Corporation at an annual meeting or special meeting of stockholders of the Corporation, a Nominee must be nominated in the manner prescribed in Section 1.11 and the Nominee, whether nominated by the Board of Directors or by a stockholder, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such Nominee given by or on behalf of the Board of Directors), to the Secretary of the Corporation at the principal executive offices of the Corporation: (1) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership, and independence of such Nominee; and (2) a written representation and agreement (in form provided by the Corporation) that such Nominee: (A) is not and, if elected as a director, during his or her term of office, will not become a party to: (i) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment"); or (ii) any Voting Commitment that could limit or interfere with such Nominee's ability to comply, if elected as a director of the Corporation, with such Nominee's fiduciary duties under applicable law; (B) is not, and will not become a party to, any agreement, arrangement, or understanding with any person or entity, other than the Corporation, with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein; (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading, and other policies and guidelines of the Corporation applicable to directors and in effect during such person's term in office as a director (and, if requested by any Nominee, the Secretary of the Corporation shall provide to such Nominee all such policies and guidelines then in effect); and (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such Nominee would face re-election.

        (b)   The Board of Directors may also require any Nominee to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such Nominee's nomination is to be acted upon for the Board of Directors to determine the eligibility of such Nominee to be an independent director of the Corporation.

        2.11    Board Composition.

        (a)   The total number of authorized directors shall be fixed from time to time by the affirmative vote of a majority of the Whole Board. The Board of Directors as of the date of these Bylaws shall consist of eleven directors. Six of such directors shall be Mark S. Bartlett, Gerard E. Holthaus, Gary Lindsay, Stephen Robertson, Jeff Sagansky and Bradley L. Soultz, each of which shall be designated by WillScot Corporation ("WillScot") (such individuals, together with each individual elected to replace such individuals, whether as the immediately succeeding director or a future succeeding director for such individual, the "WillScot Continuing Directors"). Five of such directors shall be Sara R. Dial, Jeffrey S. Goble, Kimberly J. McWaters, Erik Olsson and Michael W. Upchurch, each of which shall be designated by Mobile Mini, Inc. ("Mobile Mini") (such individuals, together with each individual elected to replace such individuals, whether as the immediately succeeding director or a future succeeding director for such individual, the "Mobile Mini Continuing Directors"). For the avoidance of doubt, Gary Lindsay and Stephen Robertson shall be appointed by TDR Capital LLP ("TDR"), and any individual (the "TDR Continuing Directors") elected to replace a TDR Continuing Director, whether as the immediately succeeding director or a future succeeding director for such individual, shall be deemed a WillScot Continuing Director. Mr. Olsson shall be the Chairman of the Board of Directors and Mr. Holthaus shall be the Lead Director of the Board of Directors (the "Lead Director").

        (b)   The members of the Board of Directors shall be designated into three classes: (i) the Class I Directors, (ii) the Class II Directors and (iii) the Class III Directors. The individuals classified as Class I Directors shall be subject to reelection at the first annual meeting of the stockholders following the effectiveness of these Bylaws. The individuals classified as Class II Directors shall be subject to reelection at the second annual meeting of the stockholders following the effectiveness of these Bylaws. The individuals classified as Class III Directors shall be subject to reelection at the third annual meeting of the stockholders following the effectiveness of these Bylaws. The directors as of the date of these Bylaws shall be classified as follows:

          (1)   Class I: Ms. Dial, Mr. Holthaus, Mr. Lindsay and Ms. McWaters;

          (2)   Class II: Mr. Goble, Mr. Robertson and Mr. Sagansky; and

          (3)   Class III: Mr. Bartlett, Mr. Olsson, Mr. Soultz, and Mr. Upchurch.

        (c)   Following the second annual meeting of stockholders following effectiveness of these Bylaws, the Board of Directors shall reevaluate and determine the independence of Mr. Olsson under applicable laws and regulations.

        2.12    Powers of the Board.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute, by the Certificate of Incorporation or these Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. As of the date of these Bylaws, the Board of Directors has approved that certain (i) Business Plan, Operating Model and Financial Plan and (ii) Synergies Plan (together with clause (i), the "Company Strategic Plans"). The Board of Directors shall have the power to amend or repeal the Company Strategic Plans; provided that, prior to the Third AMS, any material changes to the Synergies Plan, or the provisions relating to: (a) the SAP operating system, (b) the storage branch network, (c) the Mobile Mini branch managers retaining P&L and (d) the Mobile Mini insider sales representative structure, each included in the Company Strategic Plans (such provisions (a)-(d), the "Strategic Plan Provisions"), shall require Supermajority Approval (as defined in Section 3.1(c)). For the avoidance of doubt, except as expressly provided in this Section 2.12, the implementation and execution of the Company Strategic Plans shall be conducted by the Corporation's management team with appropriate oversight and supervision by the Board, from time to time.

Article 3

Committees

        3.1    Committees.

        (a)   Subject to Section 3.1(b) and Section 3.1(c), the Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation (each, a "Committee"). The Board of Directors may designate one or more directors as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of the committee; provided that, until the Third AMS, any alternate who replaces any absent or disqualified member on any Committee, including any Initial Committee (as defined below), must be a (x) WillScot Continuing Director, if the absent or disqualified member is a WillScot Continuing Director or (y) Mobile Mini Continuing Director, if the absent or disqualified member is a Mobile Mini Continuing Director. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all pages that may require it.

        (b)   The Corporation shall have the following committees (the "Initial Committees") to serve at least until the Third AMS. The Initial Committees shall have the powers and responsibilities set forth in the respective charter for each committee (as attached to the Agreement and Plan of Merger, dated as of March 1, 2020, by and among WillScot, Mobile Mini and Picasso Merger Sub, Inc.) and shall be comprised of only the directors meeting the following qualifications:

          (1)    Audit Committee:    two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors;

          (2)    Compensation Committee:    two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors;

          (3)    Corporate Governance Committee:    two qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors; and

          (4)    Related Party Transactions Committee:    subject to Section 3.1(d), three qualifying directors from each of the WillScot Continuing Directors and the Mobile Mini Continuing Directors, excluding any director nominated or appointed by TDR or otherwise considered interested as it relates to TDR; provided that, such committee shall be disbanded on the first date on which TDR and its affiliates, in the aggregate, beneficially own less than 5% of the outstanding shares of the Corporation.

        (c)   Notwithstanding anything to the contrary in Section 3.1(a), until the Third AMS (i) the designation or formation of any committee (other than (x) the Initial Committees (including the Ad Hoc Committee, if applicable) and (y) a customary pricing Committee to approve pricing in capital markets transactions (a "Customary Pricing Committee"), which shall require a resolution passed by a majority of the Whole Board) shall require a resolution passed by at least eight directors ("Supermajority Approval") and (ii) all Committees (other than a Customary Pricing Committee) shall consist of an equal number of directors from the WillScot Continuing Directors and the Mobile Mini Continuing Directors.

        (d)   Any TDR Continuing Director may be appointed to the Customary Pricing Committee at any time after the date hereof. To the extent a TDR Continuing Director satisfies all applicable independence requirements for any committee, including any Initial Committee, pursuant to applicable laws and regulations, such TDR Continuing Director may be appointed to such Committee by the Board; provided that under no circumstances shall a TDR Continuing Director be entitled to be appointed to the Related Party Transactions Committee.

        3.2    Committee Charters and Rules.     Unless the Board of Directors or the charter of any such committee otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business; including such rules as may be contained in such committee's charter; provided that, prior to the Third AMS, making any change to the charter of any of the Initial Committees shall require a resolution passed by Supermajority Approval. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 2 of these Bylaws. Each committee and subcommittee shall keep regular minutes of its meetings and report the same to the board of directors, or the committee, when required.

Article 4

Officers

        4.1    Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies.     The Board of Directors as of the date of these Bylaws shall appoint the following officers of the Corporation, to take office as of the date of these Bylaws: a Chief Executive Officer, President & Chief Operating Officer, Chief Financial Officer and General Counsel. The Board of Directors or Chief Executive Officer or other duly appointed officer authorized by the Board of Directors may also elect or appoint such other officers as it, he or she shall deem necessary or appropriate to the management and operation of the Corporation, including, without limitation, a Chief Human Resources Officer, Chief Information Officer, Chief Administrative Officer, Chief Marketing Officer, and one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Controllers, Assistant Controllers, and such other officers as the Board of Directors or officer making the election or appointment deems necessary. Except as set forth in Section 4.2(b) hereof, each such officer shall hold office for the term for which he or she is elected or appointed and until his or her successor has been elected or appointed and qualified, or until his or her death, or until he or she shall resign, or until he or she shall have been removed in the manner hereinafter provided. Any officer may resign at any time upon written or electronic notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. An officer that elects or appoints another officer may remove such officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise may be filled for the unexpired portion of the term at any regular or special meeting of the Board of Directors (or by any officer authorized to fill such vacancy).

        4.2    Powers and Duties of Executive Officers.     (a) The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors, and to the extent not so prescribed, they shall each have such powers and authority and perform such duties in the management of the property and affairs of the Corporation, subject to the control of the Board of Directors, as generally pertain to their respective offices. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties. Without limitation of the foregoing:

          (1)   Chief Executive Officer.    The Chief Executive Officer shall be the principal executive officer of the Corporation. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general supervision over the business of the Corporation and shall have such other powers and duties as chief executive officers of corporations usually have or as the Board of Directors may assign. The Chief Executive Officer shall maintain his or her primary office in Phoenix, Arizona.

          (2)   President & Chief Operating Officer.    The President & Chief Operating Officer shall be the chief operations officer of the Corporation. Subject to the control of the Board of Directors, the President & Chief Operating Officer shall have general supervision over the business of the Corporation, to the extent not the responsibility of the Chief Executive Officer, and shall have such other powers and duties as presidents of corporations usually have or as the Board of Directors may assign. The President & Chief Operating Officer shall maintain his or her primary office in Phoenix, Arizona.

          (3)   Chief Financial Officer.    The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have custody of all funds and securities of the Corporation and shall sign all instruments and documents as require his or her signature. The Chief Financial Officer shall undertake such other duties or responsibilities as the Board of Directors may assign. The Chief Financial Officer shall maintain his or her primary office in Phoenix, Arizona; provided, however, he or she may remain in Baltimore for a limited period of time following the date hereof to ensure a smooth transition of duties and responsibilities., in accordance with the Company Strategic Plan.

          (4)   General Counsel.    The General Counsel shall serve as the Corporation's primary in-house legal counsel and shall have such other powers and duties as the Board of Directors or the Chief Executive Officer may assign. The General Counsel shall maintain his or her primary office in Phoenix, Arizona.

          (5)   Vice President.    Each Vice President shall have such powers and duties as the Board of Directors or Chief Executive Officer may assign.

          (6)   Secretary.    The Secretary shall issue notices of all meetings of the stockholders and the Board of Directors where notices of such meetings are required by law or these Bylaws and shall keep the minutes of such meetings. The Secretary shall sign such instruments and attest such documents as require his or her signature of attestation and affix the corporate seal thereto where appropriate.

        (b)   As of the date of these Bylaws, Bradley Soultz shall be the Chief Executive Officer, Kelly Williams shall be the President and Chief Operating Officer, Tim Boswell shall be the Chief Financial Officer, Chris Miner shall be the General Counsel, until removed or replaced in accordance with Section 4.1 or Section 4.2(b)(1).

          (1)   Chief Executive Officer.    Mr. Soultz shall serve as Chief Executive Officer of the Corporation for 24 months beginning on the date of effectiveness of these Bylaws (the "Initial CEO Term") unless he sooner resigns or is removed from office as provided in these Bylaws. The Board of Directors, in its sole discretion, shall have the right to renew Mr. Soultz's appointment as

  Chief Executive Officer in the manner hereinafter provided. To the extent the Board of Directors does not renew Mr. Soultz's appointment as Chief Executive Officer, Mr. Soultz will cease to be the Chief Executive Officer of the Corporation at the end of the Initial CEO Term. Not more than 60 days prior to the end of the Initial CEO Term, if Mr. Soultz remains in office as Chief Executive Officer at such time, the Board of Directors shall determine by the affirmative vote of a majority of the Whole Board, excluding Mr. Soultz, whether to renew Mr. Soultz's appointment as Chief Executive Officer; provided that, if the vote of the Whole Board results in a deadlock, Mr. Soultz shall continue as Chief Executive Officer after the end of the Initial CEO Term until he resigns or is removed from office as provided in these Bylaws.

        4.3    Compensation.     The salaries of the officers shall be fixed from time to time by the Board of Directors. Nothing contained herein shall preclude any officer from serving the Corporation in any other capacity, including that of director, or from serving any of its stockholders, subsidiaries or affiliated entities in any capacity and receiving proper compensation therefor.

        4.4    Representation of Shares of Other Entities.     Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any other person authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or interests of any other entities standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Article 5

Stock

        5.1    Certificates.

        (a)   The shares of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. The shares of the common stock of the Corporation shall be registered on the books of the Corporation in the order in which they shall be issued. Any certificates for shares of the common stock, and any other shares of capital stock of the Corporation represented by certificates, shall be numbered and shall be signed by any two of the Chairman of the Board of Directors, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, or any other authorized officers of the Corporation. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it were such officer, transfer agent or registrar at the date of issue. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send, or cause to be sent, to the record owner thereof a notice in writing or by electronic transmission setting forth the name of the Corporation, the name of the stockholder, the number and class of shares and such other information as is required by law, including Section 151(f) of the DGCL. Any stock certificates issued and any notices given shall include such other information and legends as shall be required by law or necessary to give effect to any applicable transfer, voting or similar restrictions.
        (b)   No certificate representing shares of stock shall be issued until the full amount of consideration therefor has been paid, except as otherwise permitted by law.

        5.2    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.     The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. If shares represented by a stock certificate alleged to have been lost, stolen or destroyed have become uncertificated shares, the Corporation may, in lieu of issuing a new certificate, cause such shares to be reflected on its books as uncertificated shares and may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate.

        5.3    Dividends.     The Board of Directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation's capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation's capital stock, subject to the provisions of the Certificate of Incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

        5.4    Transfer of Shares.

        (a)   Transfers of shares shall be made upon the books of the Corporation (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

        (b)   The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

        5.5    Transfer Agent; Registrar.     The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make, or authorize any such agent to make, all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

Article 6

Indemnification of Officers and Directors

        6.1    Right of Indemnification.     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.5, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

        6.2    Advancement of Expenses.     The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 6 or otherwise.

        6.3    Claims.     If a claim for indemnification under this Article 6 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article 6 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        6.4    Non-Exclusivity of Rights.     The rights conferred on any Covered Person by this Article 6 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        6.5    Other Sources.     The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        6.6    Amendment or Repeal.     Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

        6.7    Other Indemnification and Advancement of Expenses.     This Article 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Article 7

Miscellaneous

        7.1    Execution of Corporate Contracts and Instruments.     Subject to such limitations, restrictions, or prohibitions as the Board of Directors or any officer may impose, the officers of the Corporation shall have power or authority to bind the Corporation by any contract or engagement and to pledge its credit or to render it liable for any purpose or for any amount.

        7.2    Fiscal Year; Headquarters and Principal Executive Office.

        (a)   The fiscal year of the Corporation shall be the calendar year, unless otherwise determined by resolution of the Board of Directors; provided that any such determination prior to the Third AMS shall require Supermajority Approval.

        (b)   The Corporation's headquarters and principal executive office shall be located in Phoenix, Arizona, unless otherwise determined by resolution of the Board of Directors; provided that any determination relating to the location of the Corporation's headquarters and principal executive office prior to the Third AMS shall require Supermajority Approval.

        7.3    Seal.     The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

        7.4    Notices.

        (a)    Notice to Directors.     Whenever under applicable law, the Certificate of Incorporation, or these Bylaws notice is required to be given to any director, such notice shall be given: (1) in writing and sent by mail, hand delivery or by a nationally recognized delivery service; (2) by means of facsimile telecommunication or other form of electronic transmission; or (3) by oral notice given personally or by telephone. A notice to a director will be deemed given and shall be timely as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director at least 24 hours before the time of the meeting; (B) if sent through the United States mail, after being deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director's address appearing on the records of the Corporation at least four days prior to the meeting; (C) if sent for delivery by a nationally recognized delivery service, if deposited for next day delivery with an overnight delivery service, with fees thereon prepaid, addressed to the director at the director's address appearing on the records of the Corporation at least two days prior to the meeting; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation at least 24 hours prior to the time of the meeting; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation at least 24 hours prior to the time of the meeting; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation at least 24 hours prior to the time of the meeting.

        (b)    Notice to Stockholders.     Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder's mailing address (or by electronic transmission directed to the stockholder's electronic mail address, as applicable) as it appears on the records of the Corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder's address, or (iii) if given by electronic mail, when directed to such stockholder's electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the DGCL.

        (c)    Electronic Transmission.     "Electronic transmission" means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

        (d)    Notice to Stockholders Sharing Same Address.     Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder's consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

        (e)    Exceptions to Notice Requirements.     Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom: (1) notice of two consecutive annual meetings of stockholders and all notices of stockholders' meetings during the period between such two consecutive annual meetings; or (2) all, and at least two, payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder's address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder's then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in Section 7.4(e)(1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

        7.5    Waiver of Notice of Meetings of Stockholders, Directors and Committees.     Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

        7.6    Interested Directors; Quorum.     No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. All directors, including interested directors, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

        7.7    Form of Records.     Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall convert any records so kept into clearly legible paper form upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL. When records are kept in such manner, a clearly legible paper form prepared from or by means of the information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases) shall be valid and admissible in evidence, and accepted for all other purposes, to the same extent as an original paper record of the same information would have been, provided the paper form accurately portrays the record.

        7.8    Amendments.

        (a)   The Board of Directors shall have the power to amend, supplement or repeal these Bylaws of, or adopt new bylaws for, the Corporation; provided that: (i) prior to the first annual meeting of stockholders following the Effective Time, amending, supplementing or repealing any provision of these Bylaws shall require a resolution passed by Supermajority Approval and (ii) thereafter (A) until the Second AMS, amending, supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) any provision of Section 2.4 of these Bylaws shall require a resolution passed by Supermajority Approval and (B) until the Third AMS, amending, supplementing or repealing (or adopting any bylaw that is directly or indirectly inconsistent with) any provision of Section 1.3, Section 1.11, Section 2.1, Section 2.2, the definition of "Whole Board" as set forth in Section 2.4, Section 2.6, Section 2.7, Section 2.9(c), Section 2.11, Section 2.12, Section 3.1, the first sentence of Section 3.2, Section 4.1, Section 4.2(a), Section 4.2(b), Section 7.2, Section 7.4(a) or Section 7.8 of these Bylaws shall require a resolution passed by Supermajority Approval. Any such bylaws, or any alternation, amendment, supplement or repeal of these Bylaws, may be subsequently amended, supplemented or repealed by the stockholders as provided in the Certificate of Incorporation.

        (b)   Amending, supplementing or repealing any provision of the Certificate of Incorporation prior to the first annual meeting of stockholders following the Effective Time shall require a resolution of the Board of Directors passed by Supermajority Approval. Amending, supplementing or repealing (or adopting any provision that is directly or indirectly inconsistent with) Articles V, VI, VII, XI or XII of the Certificate of Incorporation prior to the Third AMS shall require a resolution of the Board of Directors passed by Supermajority Approval.

Annex D

SHAREHOLDERS AGREEMENT
dated as of
[    •    ], 2020
among

SAPPHIRE HOLDING S.À.R.L.,
TDR CAPITAL II HOLDINGS L.P.,
TDR CAPITAL LLP,
and
 [COMBINED CORPORATION]

i

SHAREHOLDERS AGREEMENT

        This SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of [    •    ], 2020, is entered into by and among [Combined Corporation], a Delaware corporation (the "Company"), Sapphire Holding S.à.r.l. ("Holdings"), TDR Capital II Holdings L.P. ("Parent") and TDR Capital LLP, in its capacity as manager of Parent ("Manager", together with Holdings, Parent and each Person that has executed and delivered to the Company a joinder to this Agreement in accordance with Section 3.01(d), the "Shareholders").

        WHEREAS, the Company and Holdings desire to terminate that certain Shareholders Agreement, dated as of November 29, 2017 (the "Original Shareholders Agreement"), by and among Williams Scotsman Holdings Corp., the Company, Holdings, Algeco Scotsman Global S.à.r.l., Algeco Scotsman Holdings Kft., and solely for the purposes of Section 2.01 thereof, Double Eagle Acquisition LLC and Harry E. Sloan pursuant to the terms thereof;

        WHEREAS, the Company, Mobile Mini, Inc., a Delaware corporation ("Mobile Mini"), and Picasso Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of the Company ("Merger Sub"), have entered into that certain Agreement and Plan of Merger dated as of March 1, 2020 providing for the merger of Merger Sub with and into Mobile Mini (the "Merger Agreement"); and

        WHEREAS, the Shareholders and the Company deem it in their best interests and in the best interests of the Company to enter into this Agreement to set forth their respective rights, duties and obligations in connection with the consummation of the merger contemplated by the Merger Agreement and Holdings' investment in the Company.

        NOW, THEREFORE, for good and valuable consideration the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

        Section 1.01    Definitions.

        Capitalized terms used herein and not otherwise defined shall have the meaning set forth in this Article I.

        "15% Condition" has the meaning set forth in Section 2.02(a).

        "5% Condition" has the meaning set forth in Section 2.02(a).

        "Affiliate" means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the preamble.

        "Applicable Law" means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, orders, writs, judgments, awards, injunctions or rulings of any Governmental Authority.

        "Board" means the board of directors of the Company.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York, London or Phoenix, Arizona are authorized or required by law to close.

        "Bylaws" means the bylaws of the Company adopted on November 14, 2019, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement or as contemplated in the Merger Agreement.

        "Certificate of Incorporation" means the certificate of incorporation of the Company, as filed on November 29, 2017 with the Secretary of the State of Delaware and as the same may be amended, modified, supplemented or restated from time to time (including as contemplated in the Merger Agreement).

        "Change of Control" means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that (a) results in or is in connection with any Third Party Purchaser or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock, (b) results in or is in connection with the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries (if any), on a consolidated basis, to any Third Party Purchaser or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith), or (c) results in the then-current holders of Common Stock collectively owning less than a majority of the voting power of the surviving entity immediately following consummation thereof.

        "Common Stock" means the Class A common stock, par value $0.0001 per share, of the Company and any voting securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, or internal reorganization in the form of merger, consolidation or exchange, or similar transaction.

        "Company" has the meaning set forth in the preamble.

        "Competitively Sensitive Information" means Confidential Information designated by the general counsel of the Company that is competitively sensitive with respect to the applicable recipient in the reasonable discretion of the general counsel of the Company, including without limitation, such Confidential Information with respect to profit margins, product and brand costs and profit and loss information, price lists, customer and supplier lists and other customer and supplier specific information, customer contracts, purchase orders, statements of work, plans to increase or reduce production outside of the ordinary course, plans to enter or leave product or geographic markets or similar information, new products plans, purchasing patterns and pricing, supply arrangements, strategic alliances, promotional plans and advertising plans, to the extent that such information is not aggregated, redacted, anonymized or otherwise desensitized. For the avoidance of doubt, information regarding the overall financial performance of the Company or aggregated information that does not include any specific information on any of the matters set forth above shall not be deemed to be Competitively Sensitive Information.

        "Confidential Information" means all confidential and proprietary information and data of the Company or any of its Subsidiaries disclosed or otherwise made available to any Shareholder or any Representative (in such Person's capacity as such) thereof (together, for this purpose, a "Recipient") pursuant to the terms of this Agreement, whether disclosed electronically, orally or in writing or through other methods made available to the Recipient. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information (a) already in the public domain at the date of the transmission, or which has become generally available to the public other than as a result of a disclosure by the Recipient in breach of this Agreement, (b) in the Recipient's possession and which is not, or was not at the time of acquisition of possession, to the Recipient's actual knowledge, covered by any confidentiality agreements between the Recipient, on the one hand, and the Company or any of its Subsidiaries, on the other hand, (c) which the Recipient may receive on a non-confidential basis from a third party and which is not, to the Recipient's actual knowledge, covered by a confidentiality agreement with the Company or any of its respective Subsidiaries or (d) that was provided prior to the date hereof and is subject to the Confidentiality Agreement.

        "Confidentiality Agreement" means that certain Mutual Confidentiality Agreement, dated as of April 30, 2019 and amended as of January 7, 2020, by and among the Company, Mobile Mini and Manager.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Government Approval" means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

        "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi- governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

        "Holdings" has the meaning set forth in the preamble.

        "Holdings Board Member" has the meaning set forth in Section 2.02(a).

        "Joinder Agreement" means the joinder agreement in form and substance of Exhibit A attached hereto.

        "Lock-up Period" has the meaning set forth in Section 3.01(a).

        "Manager" has the meaning set forth in the preamble.

        "Merger Agreement" has the meaning set forth in the preamble.

        "Organizational Documents" means the Bylaws and the Certificate of Incorporation.

        "Overlapping Business" means any Person that offers products or services that directly compete with products or services offered by the Company in the same geographic area ("Competing Products"), which Competing Products generate annual revenue that is at least 15% of the consolidated annual revenue of the Company.

        "Parent" has the meaning set forth in the preamble.

        "Permitted Transferee" means, with respect to any Shareholder, an Affiliate of such Shareholder, a general partner or manager of such Shareholder or any of its Affiliates (excluding any other portfolio company thereof), any fund which has the same general partner or manager as such Shareholder or any of their Affiliates, any fund in respect of which such Shareholder or one of its/their Affiliates is a general partner or manager, including, with respect to Holdings, without limitation TDR Capital Nominees Limited.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

        "SEC" has the meaning set forth in Section 2.03(c).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shareholders" has the meaning set forth in the preamble.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Third Party Purchaser" means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Stock or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Stock.

        "Transfer" means to, directly or indirectly, offer, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person, including establishing or increasing a put equivalent position, or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any shares of Common Stock beneficially owned by such Shareholder.

ARTICLE II.

CONFIDENTIALITY; BOARD DESIGNATION; STANDSTILL

        Section 2.01    Confidentiality.

  (a)
  Each Shareholder will, and will cause its Representatives to, (i) keep confidential all Confidential Information received by it from the Company or any of its Subsidiaries or controlled Affiliates and not disclose or reveal any such information to any Person without the prior written consent of the Company, other than to such Shareholder's Representatives whom such Shareholder determines in good faith need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by such Shareholder in the Company, and (ii) use its reasonable best efforts to cause its Representatives to observe the terms of this Section 2.01 as if they were parties to this Agreement; provided, however, that nothing herein will prevent any Shareholder from disclosing any information that is required to be disclosed by Applicable Law so long as, prior to such disclosure, such Shareholder, unless prohibited by Applicable Law, uses its reasonable efforts to notify the Company of any such disclosure, uses reasonable efforts (at the Company's sole expense) to limit the disclosure to only those portions that are required to be disclosed under such Applicable Law and maintains the confidentiality of such other information to the maximum extent permitted by Applicable Law.

  (b)
  In furtherance and not in limitation of the foregoing, each Holdings Board Member shall be permitted to share Confidential Information with Holdings, Parent and Manager and any of each of Holdings', Parent's and Manger's Representatives or Permitted Transferees; provided that, under no circumstances shall any Holdings Board Member or any of Holdings, Parent, Manager or any of their respective Representatives or Permitted Transferees be permitted to share Confidential Information with (i) any portfolio company of Parent or any portfolio company of any of Parent's Affiliates or (ii) any Person who holds a management position in a portfolio company of Parent or a portfolio company of any of Parent's Affiliates that is an Overlapping Business. Parent agrees on behalf of itself and its Affiliates that any Person who receives Competitively Sensitive Information pursuant to this Agreement will not, until the date that is 9 months following the latest time at which any such Person received such Competitively Sensitive Information, hold a management position in an Overlapping Business.

  (c)
  With respect to Parent, Holdings, Manager and their respective Representatives, including each Holdings Board Member, the restrictions set forth in this Section 2.01 shall survive until the date that is two years after the date on which the 5% Condition is no longer satisfied.

  (d)
  Notwithstanding anything to the contrary in the foregoing, the parties acknowledge that each Shareholder and its Affiliates, partners, officers and employees may serve as directors (or in similar roles) of portfolio companies of Parent or its Affiliates ("Dual Role Persons"), and such Shareholder shall not be deemed to be in breach of its obligations in this Section 2.01, and any such portfolio company will not be deemed to have received Confidential Information, solely due to the dual role of any such Dual Role Person so long as such Dual Role Person does not (i) provide or otherwise communicate any Confidential Information to such portfolio company or the directors, officers, employees, consultants or advisors of any such portfolio company, other than another Dual Role Person, (ii) direct or encourage such portfolio company to act with respect to any Confidential Information or (iii) use such Confidential Information other than in connection with evaluating, monitoring or taking any other action with respect to the investment by such Shareholder in the Company; provided that no officer or employee of any Shareholder or any of its Affiliates who has received any Competitively Sensitive Information may serve as director (or in similar role) of any portfolio company of Parent or any of its Affiliates that is an Overlapping Business for as long as such information received remains Competitively Sensitive Information. For purposes of this Section 2.01(d), the Company shall, upon request of Parent, use reasonable efforts to aggregate, anonymize, redact or otherwise desensitize Confidential Information to the extent practicable such that it no longer constitutes Competitively Sensitive Information.

  (e)
  Notwithstanding anything to the contrary provided herein, any partner, officer or employee of any Shareholder or any of their respective Affiliates may serve as a director (or in similar role) of a portfolio company of any Shareholder or any of its Affiliates that is an Overlapping Business (provided that, for purposes of this Section 2.01(e), the reference to "is at least 15%" in the definition of Overlapping Business shall be deemed to be a reference to "represents any"), and serve as a Holdings Board Member; provided that, in such circumstances, the Company shall have the right, in the reasonable discretion of the general counsel of the Company, to deny any such Holdings Board Member access to any Competitively Sensitive Information. For purposes of this Section 2.01(e), the Company shall, upon request of Parent, use reasonable efforts to aggregate, anonymize, redact or otherwise desensitize Confidential Information to the extent practicable such that it no longer constitutes Competitively Sensitive Information.

  (f)
  Nothing in this Section 2.01 shall prohibit any Shareholder or any of its Affiliates from acquiring or owning securities or other investments in any Overlapping Business.

        Section 2.02    Board Designation.

  (a)
  From and after the date hereof, (i) for so long as Holdings, together with its Permitted Transferees, beneficially owns at least 15% of the outstanding shares of Common Stock (the "15% Condition"), Holdings shall have the right to require the Company to nominate, and use its best efforts to have elected to the Board at any annual or special meeting of the Company's stockholders, two individuals designated by Holdings and who satisfy the director qualification criteria set forth in the charter of the Nominating and Corporate Governance Committee of the Company (each, a "Holdings Board Member"), (ii) for so long as Holdings, together with its Permitted Transferees, beneficially owns at least 5% but less than 15% of the outstanding shares of Common Stock (the "5% Condition"), Holdings shall have the right to require the Company to nominate, and use its best efforts to have elected to the Board at any annual or special meeting of the Company's stockholders, one Holdings Board Member. The initial Holdings Board Members shall be Gary Lindsay and Stephen Robertson. If neither the 15% Condition nor the 5% Condition is satisfied, Holdings shall not have the right to designate a Holdings Board Member to the Board. Upon being appointed as a Holdings Board Member, such Holdings Board Member shall execute a resignation letter, tendering his or her resignation from the Board, effective upon the 15% Condition or the 5% Condition, as applicable, no longer being satisfied; provided, that if Holdings no longer has the right to designate a Holdings Board Member because the 15% Condition is no longer satisfied, Holdings shall be entitled to designate which Holdings Board Member shall resign.

  (b)
  If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board with respect to a Holdings Board Member, (i) Holdings may designate another individual who satisfies the director qualification criteria set forth in the charter of the Nominating and Corporate Governance Committee of the Company (the "Replacement Nominee") to fill such vacancy and serve as a Holdings Board Member and (ii) the Company will cause the Board to promptly appoint the Replacement Nominee to the Board.

        Section 2.03    Standstill Restrictions.    From the date of this Agreement and until the date on which Parent ceases to beneficially own a number of shares of Common Stock that constitutes less than 5% of the outstanding Common Stock (the "Standstill Period"), Holdings shall not, and shall cause all of its respective Subsidiaries and Affiliates not to, directly or indirectly through another Person, unless expressly invited in a writing with the approval of the Board (provided, that the Holding Board Members shall not participate in such decision).

  (a)
  acquire, agree to acquire, propose, seek or offer to acquire or announce the intention to acquire, or knowingly facilitate the acquisition or ownership of (whether publicly or otherwise and whether or not subject to conditions) any equity securities, loans, debt securities or assets of the Company or any of its Subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities, loans or assets;

  (b)
  enter into, agree to enter into, propose, or seek or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction (including a Change of Control) involving the Company or any of its Subsidiaries;

  (c)
  initiate, knowingly encourage, make, or in any way participate or engage in, any "solicitation" of "proxies" as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the "SEC") to vote, or seek to advise or influence any person (other than any Permitted Transferees) with respect to the voting of, any voting securities of the Company (including, for the avoidance of doubt, indirectly by means of communication with the press or media), in each case, other than in a manner in accordance with the recommendation of the Board;

  (d)
  file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of the Company or its shareholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the Exchange Act;

  (e)
  nominate or recommend for nomination a person for election at any shareholder meeting of the Company at which directors of the Board are to be elected, other than pursuant to Section 2.02;

  (f)
  submit any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting of the Company;

  (g)
  initiate, knowingly encourage, or actively participate or engage in, any "withhold" campaign with respect to any shareholder meeting of the Company;

  (h)
  form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, other than with the Permitted Transferees;

  (i)
  call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the Shareholders;

  (j)
  otherwise act, alone or in concert with others, to seek to control the management of the Company;

  (k)
  disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

  (l)
  advise, assist or knowingly encourage or enter into any negotiations, agreements or arrangements with any other persons (other than any Permitted Transferees) in connection with the foregoing (provided, that this paragraph (l) shall not restrict a Shareholder's ability to Transfer its Common Stock in accordance with Section 3.01);

provided that the foregoing limitations will (i) in no way limit the activities of any Person appointed to the Board pursuant to the terms of the Merger Agreement or this Agreement taken in his or her capacity as a director of the Company, (ii) not preclude the exercise of any rights received as a dividend or other distribution in a rights offering or other issuance in respect of any Common Stock beneficially owned by Holdings, (iii) not require Holdings or any of its Affiliates to vote its Common Stock with respect to any matter in any given manner or at all and not restrict Holdings or any of its Affiliates from publicly stating how it intends to vote on any particular matter and (iv) not limit Holdings or its Affiliates from participating in any auction process initiated by the Company or any of its Subsidiaries with respect to its assets in which the Company has invited in writing Holdings or any of its Affiliates to participate. Holdings further agrees that during the Standstill Period it will not (and will ensure that its controlled Affiliates and any person acting on behalf of or in concert with it or any of its controlled Affiliates will not), directly or indirectly (x) make any request directly or indirectly, to amend or waive any provision of this Section 2.03 (including this sentence), or (y) take any action (except as expressly permitted herein) that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other extraordinary transaction described in this Section 2.03 with it or any of its controlled Affiliates. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 2.03 shall be inoperative and of no force or effect if (A) the Company enters into a definitive agreement providing for a Change of Control (solely for the purposes of this sentence, whether or not such Change of Control is with a Third Party Purchaser) or (B) the Board fails to publicly recommend against any tender or exchange offer for Common Stock commenced by another Person within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act.

ARTICLE III.

RESTRICTIONS ON TRANSFER

        Section 3.01    General Restrictions on Transfer.

  (a)
  Except as permitted by Section 3.01(b), Holdings will not, and will cause each of its Permitted Transferees not to, from the date hereof until the six month anniversary of the date hereof (the "Lock-up Period"), Transfer any of the Common Stock that it beneficially owns; provided that such restriction may be waived or amended by (x) the Related Party Transactions Committee of the Board, or (y) if such committee is no longer in existence, the Board. Following the expiration of the Lock-up Period, Holdings and each of its Permitted Transferees may Transfer any Common Stock held by Holdings; provided that Holdings shall not, and shall cause each of its Permitted Transferees not to, Transfer (i) more than 50% of the Common Stock held by Holdings as of the date of this Agreement during the one year period following the Lock-up Period, (ii) Common Stock to any "person" or "group" (in each case within the meaning of Section 13(d) of the 1934 Act), in a single transaction or series of related transactions, if such "person" or "group" beneficially owns more than 5.0% of the then-outstanding shares of Common Stock or would hold, as a result of such transfer, more than 5.0% of the then-outstanding shares of Common Stock or (iii) until such time that Holdings, together with its Permitted Transferees, beneficially owns less than 5% of the then-outstanding shares of Common Stock, Common Stock constituting more than 2.5% of the then-outstanding Common Stock in any 90-day period in an open market sale or block trade, unless through a marketed offering or a privately negotiated sale so long as any such privately negotiated sale is to the ultimate investor and not an intermediary; provided, further, that the foregoing requirements may be waived or amended by (x) the Related Party Transactions Committee of the Board, or (y) if such committee is no longer in existence, the Board (provided, that the Holdings Board Members shall not participate in such decision). Without limiting the foregoing, Holdings shall comply with the Securities Trading Policy of the Company with respect to each Transfer of Common Stock.

  (b)
  The provisions of Section 3.01(a) shall not apply to any Transfer by Holdings or its Permitted Transferees (i) of all (or a portion of) of its Common Stock to a Permitted Transferee, (ii) pursuant to a merger, stock sale, consolidation or other business combination of the Company with a Person that is unaffiliated with the Shareholders or (iii) solely in connection with the pledging of any Common Stock or any exercise of lender's rights or remedies, including without limitation any subsequent Transfer by such lender, pursuant to any loan agreement with a bona fide financial institution. For the avoidance of doubt, any exercise of any lender's rights and/or remedies under any such loan agreement and any transfer following any exercise of such remedies shall not be limited or restricted by any provision of this Agreement.

  (c)
  In addition to any legends required by Applicable Law, each certificate (if any) representing the Common Stock of the Company held by the Shareholders shall bear a legend substantially in the following form:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT."

  (d)
  Prior notice shall be given to the Company by the transferor of any Transfer permitted by this Section 3.01 (whether or not to a Permitted Transferee) of any Common Stock at least three Business Days prior to the date of any such Transfer. Prior to or concurrently with the consummation of any Transfer to a Permitted Transferee, Holdings shall cause the transferee to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by Holdings of any of its Common Stock to a Permitted Transferee, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

  (e)
  Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, (ii) if it would cause the

    Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974, as amended, or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company.

  (f)
  Any attempt to Transfer any Common Stock that is not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company's stock records to such attempted Transfer and the purported transferee in any such Transfer shall not be treated as the owner of such Common Stock for any purposes of this Agreement.

ARTICLE IV.

OTHER AGREEMENTS

        Section 4.01    Termination of Original Agreement.    Pursuant to Section 7.01 of the Original Shareholders Agreement, Holdings and the Company hereby agree to terminate the Original Shareholders Agreement in its entirety effective as of the date hereof.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

        Section 5.01    Shareholder Representations and Warranties.    Each Shareholder represents and warrants to the Company and each other Shareholder that:

  (a)
  Such Shareholder is an entity duly organized and validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

  (b)
  The execution and delivery of this Agreement, the performance by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other company action of such Shareholder. Such Shareholder has duly executed and delivered this Agreement.

  (c)
  This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority (other than the filing of any required reports with the SEC).

  (d)
  The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Shareholder is a party.

  (e)
  Except for this Agreement, the Amended and Restated Registration Rights Agreement, dated as of November 29, 2017, by and among the Company, Holdings and certain other parties, and the Margin Loan Agreement, dated as of August 22, 2018, among Holdings, the lenders party thereto and Barclays Bank plc (as administrative agent and calculation agent) and the accompanying Pledge and Security Agreement, to the extent applicable, such Shareholder is not bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (regardless of whether or not such agreements and arrangements are with the Company or any other Shareholder).

ARTICLE VI.

TERM AND TERMINATION

        Section 6.01    Termination.

        This Agreement shall terminate upon the earliest of: (a) the date on which neither Holdings nor any of its Permitted Transferee(s) beneficially owns at least 5% of the then outstanding Common Stock; provided that, Section 2.01 shall survive for the duration specified therein; (b) the dissolution, liquidation, or winding up of the Company; or (c) upon the written agreement of the Company and Holdings.

        Section 6.02    Effect of Termination.

  (a)
  The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not effect: (i) the existence of the Company; (ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination; (iii) the rights which any Shareholder may have by operation of law as a Shareholder; or (iv) the rights contained herein which are intended to survive termination of this Agreement.

  (b)
  The following provisions shall survive the termination of this Agreement: this Section 6.02 and Section 7.02, Section 7.09, Section 7.10 and Section 7.12.

ARTICLE VII.

MISCELLANEOUS

        Section 7.01    Expenses.

        Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        Section 7.02    Notices.

        All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

    if to Holdings, Parent or Manager:

    Sapphire Holding S.à.r.l.
    20, rue Eugene Ruppert
    Luxembourg, L-2453 Luxembourg
    Attention: Directors
    Email: tdrlux@tdrcapital.com
                 notifications@tdrcapital.com

    with a copy to (which shall not constitute notice):

    Kirkland & Ellis LLP
    601 Lexington Avenue
    New York, NY 10022
    Attention: David M. Klein, P.C., Eric Schiele, P.C.
    E-mail: dklein@kirkland.com, eric.schiele@kirkland.com

    if to the Company to:

    [Combined Corporation]
    901 S. Bond Street, #600
    Baltimore, MD 21231
    Attention: Tim Lopez
    E-mail: hezron.lopez@willscot.com

    with a copy to (which shall not constitute notice):

    Allen & Overy LLP
    1221 Avenue of the Americas
    New York, NY 10020
    Attention: William Schwitter
    Facsimile: (212) 610-6399
    E-mail: william.schwitter@allenovery.com

        Section 7.03    Interpretation.

        For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

        Section 7.04    Severability.

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

        Section 7.05    Entire Agreement.

        This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

        Section 7.06    Amendment and Modification; Waiver.

        This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Company and Holdings. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        Section 7.07    Successors and Assigns.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, to the extent permitted under Article III hereof.

        Section 7.08    No Third-Party Beneficiaries.

        This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 7.09    Governing Law; Jurisdiction.

  (a)
  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

  (b)
  Each of the parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the "Chosen Courts") and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 7.09 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 7.09. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        Section 7.10    Equitable Remedies.

        Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney's fees and expenses.

        Section 7.11    Counterparts.

        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

        Section 7.12    Waiver of Jury Trial.

        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 7.13    Actions by the Company.

        Any actions, including without limitation any decisions, waivers, requests or consents, to be taken or made by the Company under this Agreement shall only be made with (i) prior approval of the Related Party Transactions Committee of the Board, or (ii) if such committee is no longer in existence, prior approval of the Board (provided, that the Holdings Board Members shall not participate in such decision).

        Section 7.14    Section 16 Matters.

        So long as the Shareholders have the right to designate a Holdings Board Member, the Board shall take such action as is reasonably necessary to cause the exemption of any acquisition or disposition of Common Stock or other equity securities by the Shareholders in connection with a sale of the Company from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3, including by passing one or more exemptive resolutions in connection with each purported acquisition or disposition of Common Stock or other equity securities by the Shareholders in connection with a sale of the Company.

        Section 7.15    Trading Restriction Periods.

        For so long as Holdings is entitled to designate a Holdings Board Member, Holdings shall, and shall cause each of its controlled Affiliates to, abide by the provisions of the Securities Trading Policy of the Company in the form attached hereto in Exhibit B that are generally applicable to any Covered Person under the headings (i) "Quarterly Trading Restrictions" and (ii) "Event-Specific Trading Restriction Periods" (and, for purposes of this clause (ii), solely with respect to restrictions that are communicated reasonably in advance in writing to Holdings by the Company), but subject to the permitted exceptions therein.

[Signature Page Immediately Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Company:
[COMBINED CORPORATION]
By:
Name:
Title:
Shareholders:
SAPPHIRE HOLDING S.À.R.L.
By:
Name:
Title:
TDR CAPITAL II HOLDINGS L.P. acting by its manager TDR CAPITAL LLP
By:
Name:
Title:
In presence of:
Signature of Witness:
Name of Witness:
Address:

[Signature Page to Shareholders Agreement]

TDR CAPITAL LLP In its capacity as manager to TDR Capital II Holdings L.P.
By:
Name:
Title:
In presence of:
Signature of Witness:
Name of Witness:
Address:

[Signature Page to Shareholders Agreement]

Exhibit A

EXHIBIT A JOINDER AGREEMENT

        This Joinder Agreement (this "Joinder Agreement") is made as of the date written below by the undersigned (the "Joining Party") in accordance with the Shareholders Agreement dated as of [    •    ] (as the same may be amended from time to time, the "Shareholders Agreement") among [Combined Corporation], a Delaware corporation (the "Company"), Sapphire Holding S.à.r.l. ("Holdings"), TDR Capital II Holdings L.P. ("Parent") and TDR Capital LLP ("Manager", together with Holdings, Parent and each Person that has executed and delivered to the Company a joinder to this Agreement in accordance with Section 3.01(d), the "Shareholders").

        Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

        The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the Shareholder from whom it has acquired the Common Stock (to the extent permitted by the Shareholders Agreement) as if it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below. Date: [            ], 20[            ]

[NAME OF JOINING PARTY]
By:
Name:
Title:

Address for Notices:
AGREED ON THIS [ ], 20[ ]:
By:
Name:
Title:

A-1

 Exhibit B

SECURITIES TRADING POLICY

A-2

SECURITIES TRADING POLICY

PURPOSE

        The Board of Directors (the "Board") of [Combined Corporation] (the "Company") has adopted this Securities Trading Policy (this "Policy") to provide guidelines to all officers, directors and employees of the Company with respect to transactions in the Company's securities, and the handling of confidential information about the Company and the companies with which the Company does business, including compliance with securities laws that prohibit certain persons who are aware of material non-public information (commonly known as "MNPI") about a company from (i) trading in securities of that company and (ii) providing material non-public information to other persons who may trade on the basis of that information.

        Federal and state securities laws prohibit the purchase or sale of a company's securities by anyone who is aware of material information about a company that is not generally known by or available to the public. These laws also prohibit anyone who is aware of material non-public information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

        This Policy is designed to prevent insider trading or even allegations of insider trading. Your strict adherence to this Policy will help safeguard both your and our reputation and will further ensure that we conduct our business with the highest level of integrity and in accordance with the highest ethical standards.

COVERED PERSONS

        This Policy applies to:

  •
  you as an officer, director and/or employee of the Company or one of its subsidiaries;

  •
  the family members and others who reside in your household, and to any family members who do not live in your household but whose transactions in Company Securities (as defined below) are directed by you or are subject to your influence or control (such as parents, in-laws or children who consult with you before they trade in Company Securities) ("Family Members");

  •
  any entities, such as corporations, partnerships or trusts, that you influence or control ("Controlled Entities"); and

  •
  our contractors or consultants, who have access to material non-public information about the Company, and their Family Members and Controlled Entities.

        We refer to the individuals and entities listed above as "Covered Persons" in this Policy, and to be clear, transactions by your Family Members and Controlled Entities will be treated as your transactions under this Policy and federal securities laws.

COVERED TRANSACTIONS

        This Policy applies to virtually all transactions in the Company's securities, including common stock, options to purchase common stock, preferred stock, warrants, debt securities (e.g., convertible, senior or subordinated notes) and any other securities issued by the Company ("Company Securities"). Company Securities also include derivative securities relating to the Company's stock, even if not issued by the Company, such as exchange-traded options (e.g., puts and calls).

E-1

RESPONSIBILITY

        You have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material non-public information. You are responsible for making sure that you and your Family Members and Controlled Entities comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, our General Counsel, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below under the heading "Consequences of Violations."

ADMINISTRATION

        This Policy will be administered by our General Counsel and any other employees of the Company designated by the General Counsel. All determinations and interpretations by our General Counsel will be final and not subject to review.

POLICY STATEMENT

        It is the Company's policy that a Covered Person, who is aware of material non-public information relating to the Company, may not, directly or indirectly through other persons or entities:

  •
  engage in transactions in Company Securities, except as specified in this Policy under the headings "Transactions Under Company Plans," "Transactions Not Involving a Purchase or Sale" and "Rule 10b5- 1 Plans;"

  •
  recommend the purchase or sale of any Company Securities;

  •
  disclose material non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (including, but not limited to, family, friends, business associates, investors and third-party service providers, such as consulting firms), unless any such disclosure is made in accordance with the Company's policies regarding the protection or authorized external disclosure of information regarding the Company; or

  •
  assist anyone engaged in the above activities.

        In addition, it is our policy that no Covered Person who, in the course of working for or with the Company, learns of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

        Unless specified in this Policy, there are no exceptions to this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. Federal securities laws do not recognize mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

        Remember, it makes no difference whether or not you relied upon or used material non-public information in deciding to trade: the bottom line is that if you are aware of material non-public information about the Company, the prohibitions set forth in this Policy apply.

E-2

MATERIAL NON-PUBLIC INFORMATION

        Material Information.    Information is considered "material" if a reasonable investor would consider the information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company's stock price (positively or negatively) should be considered material. There is no bright-line standard for assessing materiality; instead, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

  •
  projections of future earnings or losses, or other earnings guidance;

  •
  changes to prior earnings guidance, or the decision to suspend earnings guidance;

  •
  a proposed merger, acquisition, or joint venture;

  •
  a proposed acquisition or disposition of a significant asset;

  •
  a restructuring;

  •
  a significant related-party transaction;

  •
  a change in dividend policy, the declaration of a stock split, or offering additional securities;

  •
  changes in bank borrowings or other financing transactions out of the ordinary course;

  •
  the establishment of a repurchase program for Company Securities;

  •
  a change in management;

  •
  a change in auditors or notification that the auditor's reports may no longer be relied upon;

  •
  pending or threatened significant litigation, regulatory action or investigation, or the resolution of such litigation, action or investigation;

  •
  impending bankruptcy or the existence of severe liquidity problems;

  •
  cybersecurity risks and incidents, including vulnerabilities and breaches;

  •
  the gain or loss of a significant customer or supplier; or

  •
  the imposition of a ban on trading in Company Securities or the securities of another company.

        When Information is Considered Public.    Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information is considered to be widely disseminated if it has been disclosed through channels such as Bloomberg, the Dow Jones "broad tape," newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the "SEC") that are available on the SEC's website. By contrast, information is probably not considered to be widely disseminated if available only to the Company's employees, if it is only available to a select group of analysts, brokers and institutional investors or if it only appears on the Company's website.

        Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information in order to avoid the implication of impropriety. Ordinarily, information should not be considered public until two full business days have passed after its formal release to the market. For example, (i) if the Company makes an announcement before the market opens on a Monday, you should not trade in Company Securities until Wednesday; or (ii) if the Company makes an announcement after the market closes on a Friday, you should not trade in

E-3

Company Securities until Wednesday. Depending on the circumstances and the importance of the information at hand, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

TRANSACTIONS UNDER COMPANY PLANS

        This Policy does not apply to the following transactions, except as specifically noted:

  •
  Stock Option Exercises.  This Policy does not apply to the exercise of a stock option acquired by a director, officer or employee pursuant to the Company's incentive compensation plans or to the exercise of a tax withholding right pursuant to which a Covered Person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

  •
  Restricted Stock Awards.  This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

  •
  401(k) Plan.  This Policy does not apply to purchases of Company Securities in the Company's 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage or amount of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; and (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance.

  •
  Other Similar Transactions.  Any other purchase of Company Securities directly from the Company or sales of Company Securities to the Company are not subject to this Policy.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

        Bona fide gifts are not transactions subject to this Policy, unless the person making the gift (i) has reason to believe that the recipient intends to sell the Company Securities while the Covered Person is aware of material non-public information or (ii) is subject to the trading restrictions specified below under the heading "Additional Procedures" and the sales by the recipient of the Company Securities occur during a Blackout Period (as defined below). Moreover, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

        Certain types of transactions pose a heightened legal risk and/or appearance of improper conduct. We have therefore adopted the following specific policies:

  •
  Short-Term Trading.  Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company's short-term stock market performance rather than the Company's long-term business objectives. For these reasons, any director or Section 16 officer who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six-month period following the purchase (or vice versa).

  •
  Frequent Trading.  Frequent trading can be time consuming and distracting, and frequent trading of Company Securities can create an appearance of wrongdoing even if the decision to trade was

E-4

    based solely on public information. Therefore, we strongly discourage frequent trading of Company Securities and encourage our employees not to trade Company Securities for short-term trading profit.

  •
  Short Sales.  Short sales of Company Securities (i.e., the sale of a security that the seller does not own) by any officer, director or employee are prohibited. Short sales may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company's prospects. Short sales may also reduce a seller's incentive to seek to improve the Company's performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") prohibit officers and directors of the Company from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned "Hedging Transactions.")

  •
  Publicly-Traded Options.  Given the relatively short term of publicly-traded options, transactions in options may create the appearance that you are trading based on material non-public information or focusing on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in put options and/or call options involving Company Securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned "Hedging Transactions.")

  •
  Hedging Transactions.  Hedging or monetization transactions by any officer, director or employee are prohibited. These transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company's other stockholders.

  •
  Margin Accounts and Pledged Securities.  Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities, officers, directors and employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned "Hedging Transactions.")

  •
  Standing and Limit Orders.  Standing and limit orders (except standing and limit orders under approved 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing or limit instructions to a broker, and as a result the broker could execute a transaction when you are in possession of material non-public information. We therefore discourage placing standing or limit orders on Company Securities. If you must use a standing order or limit order, then the order should be limited to the shortest duration possible and should otherwise comply with the restrictions and procedures outlined below under the heading "Additional Procedures."

E-5

ADDITIONAL PROCEDURES

        The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information and to avoid the appearance of any impropriety.

        Individuals and entities subject to our quarterly or event-specific trading restrictions as described below, including directors, officers, and employees of the Company or one of its subsidiaries, as well as their respective Family Members and Controlled Entities, as such individuals have been designated and notified by our General Counsel, are referred to herein as "Designated Persons."

Pre-Clearance Procedures

        Designated Persons may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction in writing from our General Counsel, who must consult with the Chairman of the Board (or, if the Chairman of the Board proposes to make any transaction in Company Securities, then a member of the Audit Committee of the Board) on any request for pre-clearance. A request for pre-clearance should be submitted to our General Counsel in writing at least three business days in advance of the proposed transaction. Our General Counsel will make every effort to respond to requests as quickly and expeditiously as possible. However, our General Counsel is not obligated to approve a transaction submitted for pre-clearance, and he or she may determine not to permit the trade.

        If our General Counsel proposes to make any transaction in Company Securities, then our Chief Executive Officer (who must consult with the Chairman of the Board and with assistance from counsel other than our General Counsel) will be responsible for pre-clearing or denying the proposed trade in accordance with the procedures outlined herein.

        If a request for pre-clearance is denied, then the individual who made the request should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction. If a request for pre-clearance is approved, then the individual who made the request has three business days to affect the transaction (or, if sooner, before commencement of a quarterly or event-driven Blackout Period). In the case of a pre-clearance for a 10b5-1 Plan, the plan must be established within seven business days (or, if sooner, before commencement of a quarterly or event-driven Blackout Period).

        When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company and should describe fully those circumstances when requesting pre-clearance.

        To facilitate the process, the Company has prepared the pre-clearance form attached to this Policy as Exhibit A. You are encouraged to complete and provide the pre-clearance form to our General Counsel when requesting pre- clearance. You remain obligated to timely submit pre-clearance requests in writing, however, should you choose not to complete and return the pre-clearance form attached to this Policy.

        Under no circumstance may a person trade or initiate a 10b5-1 Plan while aware of material non-public information about the Company, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed or the 10b5-1 Plan has been initiated, then you must not affect the pre-cleared transaction or initiate the pre-cleared plan.

E-6

Quarterly Trading Restrictions

        Designated Persons must not trade Company Securities during certain periods ("Blackout Periods") closely related to the preparation and announcement of our earnings. Our General Counsel, in consultation with our Chief Executive Officer and Chief Financial Officer, will determine which employees will be subject to these quarterly trading restrictions and notify such Designated Persons that they are subject to the restrictions. Our Blackout Periods include:

  •
  with respect to our first fiscal quarter, the Blackout Period will begin on the 20th calendar day of March and end after two full business days have passed after the public release of our earnings results for the first quarter;

  •
  with respect to our second fiscal quarter, the Blackout Period will begin on the 20th calendar day of June and after two full business days have passed after the public release of our earnings results for the second quarter;

  •
  with respect to our third fiscal quarter, the Blackout Period will begin on the 20th calendar day of September and end after two full business days have passed after the public release of our earnings results for the third quarter; and

  •
  with respect to our fourth fiscal quarter, the Blackout Period will begin on the 15th calendar day of December and end on the third business day following the date of the public release of our earnings results for the fourth quarter.

        Under very limited circumstances, a person (other than our directors and Section 16 officers) subject to this restriction may be permitted to trade during a Blackout Period, but only if our General Counsel concludes that the person does not in fact possess material non-public information. Persons wishing to trade during a Blackout Period must contact our General Counsel for approval at least three business days in advance of any proposed transaction involving Company Securities, as described above.

Event-Specific Trading Restriction Periods

        There may be times when our directors or a limited number of officers and employees have knowledge of an event (e.g., a potential transaction) that is or may be material to the Company. It may be appropriate in these circumstances to prohibit those directors, officers and employees, as well as their Family Members and Controlled Entities, from trading Company Securities while the event remains material and nonpublic. Our General Counsel, in consultation with our Chief Executive Officer and Chief Financial Officer, will determine whether an event is material, and whether certain officers and employees will be subject to the event-specific trading restrictions, and notify such Designated Persons.

        Moreover, our financial results may be sufficiently material in a particular quarter that, in the judgment of our General Counsel, these situations would require that Designated Persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, our General Counsel may notify Designated Persons that they should not trade in the Company's Securities, without disclosing the reason for the restriction.

        The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to other persons. Even if our General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information. Exceptions will not be granted during an event-specific trading restriction period.

E-7

Exceptions

        Quarterly and event-driven trading restrictions do not apply to transactions not subject to this Policy, as described above under the headings "Transactions Under Company Plans" and "Transactions Not Involving a Purchase or Sale." In addition, the requirement for pre-clearance and the quarterly and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading "Rule 10b5- 1 Plans."

RULE 10B5-1 PLANS

        Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a "10b5-1 Plan"). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold under the 10b5-1 Plan without regard to certain insider trading restrictions. To comply with the Policy, a 10b5-1 Plan must be approved by our General Counsel and meet the requirements of Rule 10b5-1. In general, a 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

        Any 10b5-1 Plan must be submitted for approval 14 days prior to the entry into the 10b5-1 Plan. No further pre- approval of transactions conducted pursuant to the 10b5-1 Plan will be required.

POST-TERMINATION TRANSACTIONS

        This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading "Additional Procedures" above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATION

        The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company's Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, state enforcement authorities and private plaintiffs as well as under the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

        While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

        In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Of course, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

E-8

SUPPORT

        Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from our General Counsel, who can be reached by telephone at [    •    ] or by e-mail at [    •    ].

CERTIFICATION

        Each of Designated Persons must certify their understanding of, and intent to comply with, this Policy. A form of certification is attached to this Policy as Exhibit B.

        This Policy was adopted by the Board on [    •    ].

E-9

Exhibit A

Request for Pre-Clearance Form

To:	General Counsel
[Combined Corporation] (the "Company")
From:
Re:	Proposed transaction in Company Securities

        This is to advise you that the undersigned intends to execute a transaction in the Company's securities on [            ] [      ], 20[      ], and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by its Securities Trading Policy (the "Policy").

        The general nature of the transaction is as follows (e.g., open market purchase of 10,000 shares of common stock through NASDAQ or privately-negotiated sale of warrants for the purchase of 5,000 shares of common stock):

        The undersigned is not in possession of material non-public information (as described in the Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of any material non-public information about the Company between the date hereof and the proposed trade execution date.

        The undersigned has read and understands the Policy [and the Company's Section 16 Compliance Policy] and certifies that the above proposed transaction will not violate the Policy [and the Section 16 Compliance Policy].*

        The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Dated:                        , 20[      ]

Very truly yours, [Signature] [Print Name]
Approved:
General Counsel of [Combined Corporation]
Dated: , 20[ ]

*
Bracketed language in this paragraph need only appear in forms submitted by directors and Section 16 directors and officers.

E-10

 Exhibit B

Form of Compliance Certification

CERTIFICATION

I certify that:

  (i)
  I have read and understand [Combined Corporation]'s (the "Company") Securities Trading Policy (the "Policy"). I understand that the General Counsel is available to answer any questions I have regarding the Policy.

  (ii)
  Since the date on which the Policy was adopted, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

  (iii)
  I will continue to comply with the Policy for as long as I am subject to it.

Print name:
Signature:
Date:

E-11

Annex E

COMBINED COMPANY
2020 INCENTIVE AWARD PLAN

        1.    Background and Purpose.     (a) Plan History.    The Plan is intended as the successor to and continuation of the 2017 Incentive Award Plan, as amended (the "Prior Plan"), of WillScot Corporation (the predecessor to the Combined Company). From and after the Effective Date, no additional Awards will be granted under the Prior Plan. All Awards granted on or after the Effective Date will be granted under this Plan. All Awards granted under the Prior Plan will remain subject to the terms of the Prior Plan.

          (b)    Purpose.    The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company's shareholders.

        2.    Definitions.     The following definitions shall be applicable throughout the Plan:

          (a)   "Affiliate" means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

          (b)   "Award" means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.

          (c)   "Board" means the Board of Directors of the Company.

          (d)   "Business Combination" has the meaning given such term in the definition of "Change in Control".

          (e)   "Cause" means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having "cause" to terminate a Participant's employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of "Cause" contained therein), (A) the Participant's indictment for, conviction of or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law, (B) the Participant's failure to substantially perform his or her essential job functions after receipt of written notice from the Company requesting such performance, (C) an act of fraud or gross misconduct with respect, in each case, to the Company, by the Participant, (D) any material misconduct by the Participant that could be reasonably expected to damage the reputation or business of the Company or any of its subsidiaries, or (E) the Participant's violation of a material policy of the Company. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

          (f)    "Change in Control" shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of "Change in Control," be deemed to occur upon:

                i.  During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

               ii.  Any "person" (as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approve in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

              iii.  The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

              iv.  The consummation of a sale of all or substantially all of the Company's assets or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

        Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

        Solely with respect to any award that constitutes "deferred compensation" subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a "change in the ownership", "change in effective control", and/or a "change in the ownership of a substantial portion of assets" of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether rights to such award become vested or otherwise unconditional upon the Change in Control.

          (g)   "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

          (h)   "Committee" means the Compensation Committee of the Board or, if no such committee has been appointed by the Board, the Board.

          (i)    "Common Shares" means shares of the Company's common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).

          (j)    "Company" means [Combined Company], a Delaware Corporation.

          (k)   "Confidential Information" means any and all confidential and/or proprietary trade secrets, knowledge, data, or information of the Company including, without limitation, any: (A) drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans and strategies, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, customer history, customer preferences, or distribution arrangements; (C) any information regarding the skills or compensation of employees, suppliers, agents, and/or independent contractors of the Company; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company; (E) information about the Company's investment program, trading methodology, or portfolio holdings; or (F) any other information, data or the like that is labeled confidential or described as confidential.

          (l)    "Date of Grant" means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

          (m)  "Effective Date" means [    •    ], 2020.

          (n)   "Eligible Director" means a person who is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act.

          (o)   "Eligible Person" means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).

          (p)   "Exchange Act" has the meaning given such term in the definition of "Change in Control," and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

          (q)   "Exercise Price" has the meaning given such term in Section 7(b) of the Plan.

          (r)   "Fair Market Value" means, as of any date, the value of Common Shares determined as follows:

              (i)  If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

             (ii)  If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

            (iii)  In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.

          (s)   "Good Reason" means, if applicable to any Participant in the case of a particular Award, as defined in the Participant's employment agreement or the applicable Award agreement.

          (t)    "Immediate Family Members" shall have the meaning set forth in Section 16(b).

          (u)   "Incentive Stock Option" means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

          (v)   "Indemnifiable Person" shall have the meaning set forth in Section 4(e) of the Plan.

          (w)  "Intellectual Property Products" shall have the meaning set forth in Section 15(c) of the Plan.

          (x)   "Mature Shares" means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a withholding obligation of the Participant.

          (y)   "Nonqualified Stock Option" means an Option that is not designated by the Committee as an Incentive Stock Option.

          (z)   "Option" means an Award granted under Section 7 of the Plan.

          (aa) "Option Period" has the meaning given such term in Section 7(c) of the Plan.

          (bb) "Outstanding Company Common Shares" has the meaning given such term in the definition of "Change in Control."

          (cc) "Outstanding Company Voting Securities" has the meaning given such term in the definition of "Change in Control."

          (dd) "Participant" means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

          (ee) "Performance Compensation Award" shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

          (ff)  "Performance Criteria" shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

          (gg) "Performance Formula" shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

          (hh) "Performance Goals" shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

          (ii)   "Performance Period" shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance Compensation Award.

          (jj)   "Permitted Transferee" shall have the meaning set forth in Section 16(b) of the Plan.

          (kk) "Person" has the meaning given such term in the definition of "Change in Control."

          (ll)   "Plan" means this [Combined Company] 2020 Incentive Award Plan.

          (mm)  "Qualifying Termination" means the occurrence of either a termination of a Participant's employment by the Company without Cause or for Good Reason, in either case, occurring on or within the 12-month period following the consummation of a Change in Control.

          (nn) "Restricted Period" means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

          (oo) "Restricted Stock Unit" means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

          (pp) "Restricted Stock" means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

          (qq) "Retirement" means except as otherwise determined by the Committee and set forth in an Award agreement, termination of employment from the Company and its Affiliates (other than for Cause) on a date the Participant is then eligible to receive immediate, early or normal retirement benefits under the provisions of any of the Company's or its Affiliate's retirement plans, or if the Participant is not covered under any such plan, on or after attainment of age fifty-five (55) and completion of ten (10) years of continuous service with the Company and its Affiliates or on or after attainment of age sixty-five (65) and completion of five (5) years of continuous service with the Company and its Affiliates.

          (rr)  "SAR Period" has the meaning given such term in Section 8(b) of the Plan.

          (ss)  "Securities Act" means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

          (tt)  "Stock Appreciation Right" or "SAR" means an Award granted under Section 8 of the Plan.

          (uu) "Stock Bonus Award" means an Award granted under Section 10 of the Plan.

          (vv) "Strike Price" means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

          (xx) "Subsidiary" means, with respect to any specified Person:

              (i)  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Outstanding Company Voting Securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders' agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

             (ii)  any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

          (yy) "Substitute Award" has the meaning given such term in Section 5(e).

        3.    Effective Date; Duration.     The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

        4.    Administration.     (a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Whether a quorum is present shall be determined based on the Committee's charter as approved by the Board.

        (b)   Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

        (c)   The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

        (d)   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

        (e)   No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an "Indemnifiable Person") shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company's approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person's bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company's Certificate of Incorporation or By-Laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company's Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

        (f)    Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

        5.    Grant of Awards; Shares Subject to the Plan; Limitations.     (a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.

        (b)   Subject to Section 12 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of Common Shares, (ii) the maximum number of Common Shares that may be granted under the Plan to any Participant during any single year with respect to Awards that are Options and SARs shall be 1,500,000 Common Shares, and (iii) the maximum number of Common Shares that may be granted under the Plan during any single year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director, shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes); provided that the Board may make exceptions to this limit for a non-executive chair of the Board.

        (c)   In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.

        (d)   Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

        (e)   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines ("Substitute Awards"). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

        (f)    Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Common Shares delivered in lieu of fully vested cash Awards, (iii) Awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after immediately preceding year's annual meeting, and (iv) additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve originally authorized for issuance under the Plan pursuant to Section 5(b) (subject to adjustment under Section 12); and, provided, further, that the foregoing minimum vesting requirement does not apply to the Committee's discretion to provide for accelerated exercisability or vesting of any Award, including, but not limited to in cases of retirement, death, disability or a Change in Control, in the terms of the Award agreement or otherwise.

        6.    Eligibility.     Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

        7.    Options.     (a) Generally.    Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

          (b)    Exercise Price.    The exercise price ("Exercise Price") per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

          (c)    Vesting and Expiration.    Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the "Option Period"); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the voting power of all classes of shares of the Company or any

  Affiliate; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) an Option shall vest and become exercisable with respect to 100% of the Common Shares subject to such Option on the fourth anniversary of the Date of Grant; (ii) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) two years following termination of employment or service by reason of such Participant's Retirement, death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) 90 days following termination of employment or service for any reason other than such Participant's Retirement, death or disability, and other than such Participant's termination of employment or service for Cause, but not later than the expiration of the Option Period; and (iii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant's employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

          (d)    Method of Exercise and Form of Payment.    No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted "cashless exercise" pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a "net exercise" method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a fair market value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

          (e)    Notification upon Disqualifying Disposition of an Incentive Stock Option.    Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

          (f)    Compliance With Laws, etc.    Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes- Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

        8.    Stock Appreciation Rights.     (a) Generally.    Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

          (b)    Exercise Price.    The Exercise Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant

          (c)    Vesting and Expiration.    A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the "SAR Period"); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) a SAR shall vest and become exercisable with respect to 100% of the Common Shares subject to such SAR on the fourth anniversary of the Date of Grant; (ii) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) two years following termination of employment or service by reason of such Participant's Retirement, death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) 90 days following termination of employment or service for any reason other than such Participant's Retirement, death or disability, and other than such Participant's termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (iii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant's employment or service by the Company for Cause.

          (d)    Method of Exercise.    SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the fair market value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

          (e)    Payment.    Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the            fair market value of one Common Share on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in Common Shares valued at fair market value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

        9.    Restricted Stock and Restricted Stock Units.     (a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

          (b)    Restricted Accounts; Escrow or Similar Arrangement.    Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant's name at the Company's transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

          (c)    Vesting; Acceleration of Lapse of Restrictions.    Unless otherwise provided by the Committee in an Award agreement: (i) the Restricted Period shall lapse with respect to 100% of the Restricted Stock and Restricted Stock Units on the fourth anniversary of the Date of Grant; and (ii) the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

          (d)    Delivery of Restricted Stock and Settlement of Restricted Stock Units.    (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a fair market value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).

             (ii)  Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.

        10.    Stock Bonus Awards.     The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

        11.    Performance Compensation Awards.     (a) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award.

          (b)    Discretion of Committee with Respect to Performance Compensation Awards.    With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

          (c)    Performance Criteria.    The Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards granted on or after the date of the Company's 2017 Annual Meeting of Shareholders shall be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and shall include the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or revenue growth; (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company's equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) objective measures of customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) objective measures of personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP") or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

          (d)    Modification of Performance Goal(s).    The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following events:(i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company's fiscal year.

          (e)    Payment of Performance Compensation Awards.    (i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

             (ii)  Limitation.    A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant's Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

            (iii)  Certification.    Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant's Performance Compensation Award actually payable for the Performance Period.

          (f)    Timing of Award Payments.    Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11.

        12.    Changes in Capital Structure and Similar Events.     In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin- off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or

           (b)  unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

              (i)  adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

             (ii)  providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and

            (iii)  canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any "equity restructuring" (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

        13.    Effect of Change in Control.     Except to the extent otherwise provided in an Award agreement, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide that, with respect to all or any portion of a particular outstanding Award or Awards:

           (a)  if a Participant experiences a Qualifying Termination, the Participant's then outstanding Options and SARs shall become immediately exercisable as of the date of the Participant's Qualifying Termination;

           (b)  if a Participant experiences a Qualifying Termination, any Restricted Period in effect on the date of the Participant's Qualifying Termination shall expire as of such date (including without limitation a waiver of any applicable Performance Goals);

           (c)  if a Participant experiences a Qualifying Termination, Performance Periods in effect on the date of the Participant's Qualifying Termination shall end on such date, and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee's determination of the degree of attainment of the Performance Goals, or assuming that the applicable "target" levels of performance have been attained or on such other basis determined by the Committee.

        To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (c) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transactions with respect to the Common Shares subject to their Awards.

        14.    Amendments and Termination. (a) Amendment and Termination of the Plan.     The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 11(c) or Section 14(b) (to the extent required by the proviso in such Section 14(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

          (b)    Amendment of Award Agreements.    The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under

  Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a "repricing" for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

        15.    Restrictive Covenants.     (a) Confidentiality . By accepting an Award under the Plan, and as a condition thereof, each Participant agrees not to, at any time, either during their employment or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement, and to keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of the Participant's duties to the Company, (ii) with the Company's express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of the Participant's breach of any of his or her obligations under this Section 15(a), or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, the Participant shall cooperate with the Company in attempting to keep such information confidential to the maximum extent possible. Upon the request of the Company or an Affiliate, the Participant agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

          (b)    Non-Disparagement.    By accepting an Award under the Plan, and as a condition thereof, the Participant acknowledges and agrees that he or she will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company, including its officers, directors, partners, executives or agents, in either a professional or personal manner at any time during or following his or her employment.

          (c)    Post-Employment Property.    By accepting an Award under the Plan, and as a condition thereof, the Participant agrees that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called "discovery") related to the business of the Company that the Participant, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during his or her employment, whether or not during regular business hours and created, conceived or prepared on the Company's premises or otherwise shall be the sole and complete property of the Company. More particularly, and without limiting the foregoing, the Participant agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, "Intellectual Property Products") created, conceived, or prepared on the Company's premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. The Participant further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his or her engagement by the Company, whether or not during normal business hours. The Participant agrees that all works of authorship created by the Participant during his or her engagement by the Company shall be works made for hire of which the Company is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Participant during his or her engagement by the Company is not a work made for hire, by accepting an Award, the Participant assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Plan does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by the Participant during his or her engagement by the Company, by accepting an Award, the Participant assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. The Participant agrees to execute, immediately upon the Company's reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time, whether or not the Participant is engaged by the Company at the time such request is made, in order to permit the Company and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided that the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of the Participant's employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, the Participant will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in the Participant's possession, under the Participant's control or to which he or she may have access.

        For purposes of this Section 15, the term "Company" shall include the Company and its Affiliates.

        16.    General. (a) Award Agreements.     Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

          (b)    Nontransferability.    (i) Each Award shall be exercisable only by a Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

             (ii)  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a "family member" of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the "Immediate Family Members"); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement. (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a "Permitted Transferee"); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

            (iii)  The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant's employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

          (c)    Tax Withholding.    (i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required withholding taxes (up to the maximum statutory rate under applicable law) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

             (ii)  Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Participant having a fair market value equal to such withholding liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such withholding liability.

           (d)  No Claim to Awards; No Rights to Continued Employment; Waiver.    No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

          (e)    International Participants.    With respect to Participants who reside or work outside of the United States of America the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

          (f)    Designation and Change of Beneficiary.    Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

          (g)    Termination of Employment/Service.    Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant's employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

          (h)    No Rights as a Stockholder.    Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares that are subject to Awards hereunder until such shares have been issued or delivered to that person.

          (i)    Government and Other Regulations.    (i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

             (ii)  The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company's acquisition of Common Shares from the public markets, the Company's issuance of Common Shares to the Participant, the Participant's acquisition of Common Shares from the Company and/or the Participant's sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

          (j)    Payments to Persons Other Than Participants.    If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

          (k)    Nonexclusivity of the Plan.    Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

          (l)    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

          (m)    Reliance on Reports.    Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

          (n)    Relationship to Other Benefits.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

          (o)    Governing Law.    The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, without giving effect to the conflict of laws provisions thereof.

          (p)    Severability.    If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

          (q)    Obligations Binding on Successors.    The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

          (r)    Code Section 409A.

              (i)  Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

             (ii)  If a Participant is a "specified employee" (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant's death, the Participant's representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant's termination of service, and (y) within 30 days following the date of the Participant's death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a "separation from service" within the meaning of Code Section 409A, and references in the Plan and any Award agreement to "termination of service" or similar terms shall mean a "separation from service." If any Award is or becomes subject to Code Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant's "separation from service" within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a "change in control event" as such term is defined for purposes of Code Section 409A.

           (y)  Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

          (t)    Expenses; Gender; Titles and Headings.    The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

          (u)    Other Agreements.    Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

          (v)    Payments.    Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares under any Award made under the Plan.

          (w)    Erroneously Awarded Compensation.    All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.

Annex F
1585 Broadway
New York, NY 10036

March 1, 2020

Board of Directors
WillScot Corporation
901 South Bond Street, Suite 600
Baltimore MD, 21231

Members of the Board:

        We understand that Mobile Mini, Inc. ("Monet"), WillScot Corporation ("Warhol") and Picasso Merger Sub, Inc., a wholly owned direct subsidiary of Warhol ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 29, 2020 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Monet. Pursuant to the Merger, Monet will become a wholly owned direct subsidiary of Warhol, and each issued and outstanding share of common stock, par value $0.01 per share, of Monet (the "Company Common Stock"), other than shares held by Monet or any subsidiary of Monet as treasury stock, will be converted into the right to receive 2.4050 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Warhol (the "Warhol Common Stock"), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Warhol.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of Monet and Warhol, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning Monet and Warhol, respectively;

  3)
  Reviewed certain financial projections prepared by the managements of Monet and Warhol, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Monet and Warhol, respectively;

  5)
  Discussed the past and current operations and financial condition and the prospects of Monet, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Monet;

  6)
  Discussed the past and current operations and financial condition and the prospects of Warhol, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Warhol;

  7)
  Reviewed the pro forma impact of the Merger on Warhol's earnings per share, cash flow, consolidated capitalization and certain financial ratios;

  8)
  Reviewed the reported prices and trading activity for Monet Common Stock and Warhol Common Stock;

  9)
  Compared the financial performance of Monet and Warhol and the prices and trading activity of Monet Common Stock and Warhol Common Stock with that of certain other publicly-traded companies comparable with Monet and Warhol, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Participated in discussions and negotiations among representatives of Monet and Warhol and certain parties and their financial and legal advisors;

  12)
  Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated February 29, 2020 (the "Commitment Letter") and certain related documents; and

  13)
  Reviewed such other documents, performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Monet and Warhol, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Monet and Warhol of the future financial performance of Monet and Warhol. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, that Warhol will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Warhol and Monet and their legal, tax, or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Monet's officers, directors or employees, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of shares of Monet Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Monet or Warhol, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        We have acted as financial advisor to the Board of Directors of Warhol in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley may receive customary fees associated with providing event financing upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for Warhol and TDR Capital LLP ("TDR"), which as of the date hereof, beneficially owns approximately 45% of Warhol's class A common stock and 100% of Warhol's class B common stock, in each case, through its affiliate Sapphire Holding S.a.r.l., and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Warhol, TDR and Monet and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Warhol in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by TDR.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Warhol, TDR, Monet, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Warhol and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Warhol is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law and, in such case, a summary of such opinion may also be included in such proxy. In addition, this opinion does not in any manner address the prices at which Warhol Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Warhol and Monet should vote at the shareholders' meetings to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Warhol.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ DANIEL S. BLANK
Name: Daniel S. Blank
Title: Managing Director

Annex G

March 1, 2020

Special Committee of the Board of Directors
WillScot Corporation
901 South Bond Street, Suite 600
Baltimore, Maryland 21231

Members of the Special Committee:

        Stifel, Nicolaus & Company, Incorporated ("Stifel" or "we") has been advised that WillScot Corporation ("WillScot") is considering entering into an Agreement and Plan of Merger (the "Merger Agreement") with Mobile Mini, Inc. ("Mobile Mini"), pursuant to which, among other things, Picasso Merger Sub, Inc., a wholly-owned subsidiary of WillScot will merge with and into Mobile Mini (the "Merger"), each outstanding share of common stock, par value $0.01 per share, of Mobile Mini ("Mobile Mini Common Stock"), other than the Excluded Shares (as defined below), will be converted into the right to receive 2.405 (the "Exchange Ratio") shares of common stock, par value $0.0001 per share, of WillScot ("WillScot Common Stock"), and Mobile Mini will be the surviving corporation. "Excluded Shares" shall be defined as shares of Mobile Mini Common Stock held by Mobile Mini as treasury stock or owned by any subsidiary of Mobile Mini. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        We have further been advised that the Board of Directors of WillScot (the "Board") has created a Special Committee (the "Special Committee") for purposes of investigating and negotiating the terms of the Merger and determining whether or not WillScot should proceed with the Merger. We have been advised that all of the members of the Special Committee are independent directors who are not members of the management of WillScot and who do not have any relationships with Mobile Mini or otherwise that would impact their independence regarding the Merger. The Special Committee has requested Stifel's opinion as to whether, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair to WillScot, from a financial point of view (the "Opinion").

        In rendering our Opinion, we have, among other things:

            (i)  discussed the Merger and related matters with WillScot's counsel and reviewed a draft dated February 29, 2020 of the Merger Agreement;

           (ii)  reviewed publicly available business and financial information relating to WillScot, including audited consolidated financial statements contained in its Annual Reports filed with the Securities and Exchange Commission (the "SEC") on Form 10-K;

          (iii)  reviewed publicly available business and financial information relating to Mobile Mini, including audited consolidated financial statements contained in its Annual Reports filed with the SEC on Form 10-K;

          (iv)  reviewed and discussed with WillScot management certain other publicly available information including financial and operating information with respect to the business, operations and prospects of each of WillScot and Mobile Mini;

Special Committee of the Board of Directors of WillScot Corporation

March 1, 2020

           (v)  reviewed certain non-publicly available information concerning WillScot, including a draft of its Annual Report to be filed with the SEC on Form 10-K for the fiscal year ended December 31, 2019 and internal financial analyses and forecasts prepared by its management and held discussions with WillScot's senior management regarding recent developments (the "WillScot Projections");

          (vi)  reviewed certain non-publicly available information concerning Mobile Mini, including internal financial analyses and forecasts prepared by its management and provided to us by WillScot's management and held discussions with WillScot's and Mobile Mini's senior management regarding recent developments (the "Mobile Mini Projections");

         (vii)  reviewed the potential pro forma financial impact of the Merger on the future financial performance of WillScot;

        (viii)  reviewed the relative financial contributions of WillScot and Mobile Mini to the future financial performance of the combined company on a pro forma basis;

          (ix)  reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we deemed relevant to our analysis;

           (x)  reviewed and analyzed certain publicly available financial and stock market data relating to selected other public companies that we deemed relevant to our analysis;

          (xi)  reviewed the reported prices and trading activity of the WillScot Common Stock and the Mobile Mini Common Stock;

         (xii)  conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion;

        (xiii)  reviewed a certificate addressed to us from senior management of WillScot which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of WillScot; and

        (xiv)  took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of WillScot's and Mobile Mini's industry generally.

        In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of WillScot or Mobile Mini, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the WillScot Projections, we have assumed, at the direction of WillScot management, that they were reasonably prepared in good faith on the basis reflecting the best currently available estimates and judgments of the management of WillScot as to the future operating and financial performance of WillScot, and that they provided a reasonable basis upon which we could form our Opinion. With respect to the Mobile Mini Projections, we have assumed, at the direction of WillScot management, that they were reasonably prepared in good faith on the basis reflecting the best currently available estimates and judgments of the management of Mobile Mini as to the future operating and financial

Special Committee of the Board of Directors of WillScot Corporation

March 1, 2020

performance of Mobile Mini, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

        We also relied upon and assumed, without independent verification, that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WillScot or Mobile Mini since the date of the last financial statements of each company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We did not make or obtain any independent evaluation, appraisal or physical inspection of either WillScot's or Mobile Mini's assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

        We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement and the definitive annual report to be filed by WillScot with the SEC on Form 10-K for its fiscal year ended December 31, 2019 will not differ materially from the drafts we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by WillScot or any other party and without any adjustment to the Exchange Ratio, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on WillScot, Mobile Mini or the Merger. We have also assumed, with the consent of the Special Committee, that the Merger will qualify as a tax-free transaction. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further relied upon the fact that WillScot obtained the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect WillScot, the Merger and the Merger Agreement, and assumed that all such advice was accurate.

        Our Opinion is limited to whether the Exchange Ratio is fair to WillScot, from a financial point of view, and does not address any other terms, aspects or implications of the Merger including, without limitation, the form or structure of the Merger, any consequences of the Merger on WillScot, its stockholders, creditors or otherwise, or any terms, aspects or implications of (including any consideration payable under) any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Special Committee, the Board or WillScot; (ii) the legal, tax or

Special Committee of the Board of Directors of WillScot Corporation

March 1, 2020

accounting consequences of the Merger on WillScot or the holders of shares of WillScot Common Stock; (iii) the fairness of the amount or nature of any compensation to any of WillScot's officers, directors or employees, affiliates or class of such persons, relative to the consideration to be received by the holders of WillScot's securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of WillScot other than the shares of WillScot Common Stock, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; or (v) any advice or opinions provided by any other advisor to WillScot or Mobile Mini. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which WillScot's or Mobile Mini's securities (including the WillScot Common Stock and the Mobile Mini Common Stock) will trade following public announcement or consummation of the Merger.

        We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of WillScot, Mobile Mini or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Special Committee, the Board or any other party with respect to alternatives to the Merger. Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of WillScot, Mobile Mini or their respective advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is for the information of, and directed to, the Special Committee (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger and may not be used for any other purpose without our prior written consent. Our Opinion does not constitute a recommendation to the Special Committee or the Board as to how the Special Committee or the Board should vote on the Merger or to any shareholder of WillScot or Mobile Mini as to how any such shareholder should vote at any shareholders' meeting at which the Merger is considered, or whether or not any shareholder of WillScot or Mobile Mini should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger, or exercise any dissenters' or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to WillScot and does not address the underlying business decision of the Board, the Special Committee or WillScot to proceed with or effect the Merger. We have assumed that the WillScot Common Stock to be issued in the Merger to the shareholders of Mobile Mini will be listed on the NASDAQ Capital Market.

        Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, WillScot has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of

Special Committee of the Board of Directors of WillScot Corporation

March 1, 2020

the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to WillScot or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of each of WillScot and Mobile Mini and may at any time hold a long or short position in such securities.

        Stifel's Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel's engagement letter agreement with WillScot.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair to WillScot, from a financial point of view.

Very truly yours,
/s/ Stifel, Nicolaus & Company, Incorporated STIFEL, NICOLAUS & COMPANY, INCORPORATED

Annex H

745 Seventh Avenue New York, NY 10019 United States
CONFIDENTIAL March 1, 2020

Board of Directors
Mobile Mini, Inc.
4646 E. Van Buren Street, Suite 400
Phoenix, Arizona 85008

Members of the Board of Directors:

        We understand that Mobile Mini, Inc. (the "Company") intends to enter into a transaction (the "Proposed Transaction") with WillScot Corporation, a Delaware corporation ("Parent"), and Picasso Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the "Merger"). We further understand that, at the effective time of the Merger, among other things, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the effective time of the Merger, other than any Excluded Shares (as defined in the Agreement (as defined below)), will be converted into the right to receive 2.4050 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Parent ("Parent Common Stock"). Additionally, immediately prior to the effective time of the Merger, (i) each outstanding share of common stock of Williams Scotsman Holdings Corp. owned by Sapphire Holding S.à r.l., the principal stockholder of Parent ("Sapphire"), will be exchanged (the "Share Exchange") for 1.3261 shares of Class A common stock, par value $0.0001 per share, of Parent ("Class A Shares") and, upon the Share Exchange, all outstanding shares of Class B common stock, par value $0.0001 per share, of Parent will automatically be cancelled for no consideration, and (ii) Parent will amend and restate its certificate of incorporation to reclassify Class A Shares into Parent Common Stock and to provide for one class of common stock of Parent. The terms and conditions of the Proposed Transaction are set forth in more detail in that certain Agreement and Plan of Merger, dated as of March 1, 2020, by and among Parent, Merger Sub and the Company (the "Agreement"). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders (other than Parent and its affiliates) of shares of Company Common Stock (other than Excluded Shares) of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of the Share Exchange or any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the holders (other than Parent and its affiliates) of shares of Company Common Stock (other than Excluded Shares) in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019; (3) publicly available information concerning Parent that we believe to be relevant to our analysis, including Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and a draft, received on February 9, 2020, of Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2019; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company and furnished to us by the Company (the "Company Projections"); (5) financial and operating information with respect to the business, operations and prospects of Parent furnished to us by Parent or the Company, including financial projections of Parent prepared by management of Parent and confirmed by and furnished to us by the Company (the "Parent Projections"); (6) the projected pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost synergies (the "Expected Synergies") and other strategic benefits expected by the management of the Company and the management of Parent to result from a combination of the businesses, furnished to us by the Company (the "Combined Projections"); (7) published estimates of independent research analysts with respect to the future financial performance of each of the Company and Parent and price targets of each of the Company Common Stock and Parent Common Stock; (8) the relative projected contributions of the Company and Parent to the future financial performance of the combined company on a pro forma basis following the Proposed Transaction; (9) a recent trading history of each of the Company Common Stock and the Parent Common Stock and a comparison of those trading histories with each other and, with respect to the Company Common Stock, the trading histories of other companies that we deemed relevant; and (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and Parent concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and with the management of the Company concerning the strategic rationale for the Proposed Transaction, and we have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the managements of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, the Parent Projections and the Combined Projections, upon the advice of the Company, we have assumed that (i) such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, Parent and the combined company, respectively, and (ii) the Company, Parent and the combined company, respectively, will or would (as applicable) perform in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Parent and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Parent. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which shares of Company Common Stock or shares of Parent Common Stock would trade following the announcement of the Proposed Transaction or (ii) the potential effects of the volatility currently being experienced in the credit, financial and stock markets on shares of Company Common Stock or shares of Parent Common Stock or the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Parent Common Stock to be held by the former holders of shares of Company Common Stock after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

        We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the holders (other than Parent and its affiliates) of shares of Company Common Stock (other than Excluded Shares) in the Proposed Transaction is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company, Parent and TDR and certain of its affiliates and portfolio companies in the past, and are currently providing such services and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking services: (i) for the Company, in March 2019, participated as a joint lead arranger and joint bookrunner in a refinancing of the Company's existing asset based loan ("ABL") revolving credit facility; and (ii) for Parent, (1) in August 2018, participated as a joint lead arranger and joint bookrunner in a refinancing of Parent's existing ABL revolving credit facility, (2) in August 2018, acted as bookrunner on Parent's $500 million notes offering, (3) in July 2018, acted as lead left bookrunner on Parent's registered equity offering and (4) in June 2018, acted as financial advisor to Parent in connection with Parent's acquisition of Modular Space Holdings, Inc. Further, affiliates of ours are performing the following financial services: (1) acting as a lender under the Company's existing ABL revolving credit facility; and (2) acting as lender under Parent's existing ABL revolving credit facility.

        In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to TDR and certain of its affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to TDR and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunnner and/or lender for TDR and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by TDR and certain of its portfolio companies and affiliates. In addition, an affiliate of ours is acting as a lender under the existing margin loan of Sapphire.

        Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any holder of shares of Company Common Stock of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
/s/ BARCLAYS CAPITAL INC.
BARCLAYS CAPITAL INC.

Annex I

PERSONAL AND CONFIDENTIAL

March 1, 2020

Board of Directors
Mobile Mini, Inc.
4646 E. Van Buren Street, Suite 400
Phoenix, Arizona 85008

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than WillScot Corporation ("WillScot") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Mobile Mini, Inc. (the "Company") of the exchange ratio of 2.4050 shares of common stock, par value $0.0001 per share of WillScot (the "WillScot Common Stock"), to be paid for each Share, other than any Excluded Shares (as defined in the Agreement (as defined below)) (the "Exchange Ratio"), pursuant to the Agreement and Plan of Merger, dated as of March 1, 2020 (the "Agreement"), by and among WillScot, Picasso Merger Sub, Inc., a direct wholly owned subsidiary of WillScot, and the Company. Immediately prior to the Effective Time (as defined in the Agreement), (i) each outstanding share of common stock of Williams Scotsman Holdings Corp. owned by Sapphire Holding S.à r.l., a significant shareholder of WillScot ("Sapphire"), will be exchanged (the "Share Exchange") for 1.3261 shares of Class A common stock, par value $0.0001 per share, of WillScot ("Class A Shares") and, upon the Share Exchange, all outstanding shares of Class B common stock, par value $0.0001 per share, of WillScot will automatically be cancelled for no consideration, and (ii) WillScot will amend and restate its certificate of incorporation to reclassify Class A Shares into WillScot Common Stock and to provide for one class of common stock of WillScot.

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, WillScot and any of their respective affiliates and third parties, including Sapphire and TDR Capital LLP, an investment holding company that controls Sapphire ("TDR"), and their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to TDR and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the €80 million add-on to the Term Loan B under the leveraged loan facility of Hurtigruten ASA, a portfolio company of TDR, in November 2018; as sole bookrunner with respect to the public offering by Algeco Global Finance plc, a subsidiary of a portfolio company of TDR, of its 6.50% Notes due 2023 and Senior Secured Floating Rate Notes due 2023 (aggregate principal amount €125,000,000) in November 2018; as financial advisor to TDR with respect to its pending acquisition of Ei Group plc announced in July 2019; as joint bookrunner with respect to the offering by EG Global Finance plc, a subsidiary of a portfolio company of TDR, of its

8.50% Secured Notes due 2025 (aggregate principal amount $635 million) and 6.25% Secured Notes due 2025 (aggregate principal amount €700 million) in October 2019; as joint bookrunner with respect to the offering by LeasePlan Corp N.V., a portfolio company of TDR, of its 2.875% Senior Notes due 2024 (aggregate principal amount $750 million) in October 2019; and as financial advisor to EG Group Limited, a portfolio company of TDR, in connection with its acquisition of Cumberland Farms, Inc. in October 2019. We may also in the future provide financial advisory and/or underwriting services to the Company, WillScot, TDR, Sapphire and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with TDR and Sapphire and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of TDR and Sapphire from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports on Form 10-K of the Company for the five years ended December 31, 2019; the Registration Statement on Form S-4 (Reg. No. 333-220356), including the prospectus contained therein, filed with the Securities and Exchange Commission by Double Eagle Acquisition Corp. (the predecessor of WillScot) and declared effective as of November 7, 2017, in respect of its acquisition of Williams Scotsman International, Inc.; Annual Reports on Form 10-K of WillScot, as applicable, for the three years ended December 31, 2019, and a draft, received on February 9, 2020, of the Annual Report on Form 10-K of WillScot for the fiscal year ended December 31, 2019; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and WillScot; certain other communications from the Company and WillScot to their respective stockholders; certain publicly available research analyst reports for the Company and WillScot; certain internal financial analyses and forecasts for the Company prepared by its management and for WillScot prepared by its management, and certain financial analyses and forecasts for WillScot pro forma for the Transaction prepared by the managements of the Company and WillScot, in each case as approved for our use by the Company (collectively, the "Forecasts"), including certain cost synergies projected by the managements of the Company and WillScot to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior managements of the Company and WillScot regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and WillScot; reviewed the reported price and trading activity for the Shares and shares of WillScot Common Stock; compared certain financial and stock market information for the Company and WillScot with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the portable storage solutions industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or WillScot or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or WillScot or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than WillScot and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of the Share Exchange or any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of WillScot Common Stock or the Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or WillScot or the ability of the Company or WillScot to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than WillScot and its affiliates) of Shares.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC (GOLDMAN SACHS & CO. LLC)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors

        Section 6.1 of WillScot's bylaws requires WillScot to indemnify and hold harmless, to the full extent permitted from time to time under the DGCL each person who is made or threatened to be made a party to (or, in the case of directors and officers, otherwise involved in) any threatened, pending or completed action, suit, arbitration, alternative dispute resolution procedure, legislative hearing or inquiry or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, employee or officer of WillScot. Such indemnification will cover all expenses, liabilities and losses reasonably incurred by such individuals.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the Stockholders.

        Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

        As authorized in accordance with WillScot's bylaws, WillScot has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.

        Any agreements that WillScot enters into with respect to the sale of securities may also provide for indemnification provisions.

        Article VIII of WillScot's certificate of incorporation provides that a director of WillScot shall not be personally liable to WillScot or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to WillScot or its Stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL for payment of unlawful dividends or unlawful stock repurchases or redemption, or (4) for any transaction from which the director derived an improper personal benefit.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits listed below in the "Exhibit Index" are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

        The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of that agreement and solely for the benefit of the parties to that agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, as well as by information contained in certain filings and documents incorporated by reference in the registration statement, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, in the case of the Merger Agreement, such representations and warranties (1) will not survive completion of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement, except as a result of fraud or a willful breach, and (2) were made only as of the dates specified in the Merger Agreement. Accordingly, the Merger Agreement is not included to provide investors with any factual information regarding the parties or their respective businesses.

        WillScot and Mobile Mini acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about WillScot and Mobile Mini may be found elsewhere in the registration statement and WillScot's and Mobile Mini's other public filings, which are available without charge through the SEC's website at www.sec.gov. See the section entitled "Where You Can Find More Information."

Exhibit Index

Exhibit		Description
2.1	†	Agreement and Plan of Merger, dated as of March 1, 2020, by and among WillScot Corporation, Picasso Merger Sub, Inc. and Mobile Mini, Inc. (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)
3.1		Certificate of Incorporation of WillScot Corporation (incorporated by reference to Exhibit 3.1 of WillScot Corporation's Current Report on Form 8-K, filed December 5, 2017)
3.2
Certificate of Ownership and Merger of WillScot Sub Corporation into Double Eagle Acquisition Corp. (incorporated by reference to Exhibit 3.2 to the WillScot Corporation's Registration Statement on Form S-3, filed on December 21, 2017)
3.3		Bylaws of WillScot Corporation, as amended, (incorporated by reference to Exhibit 3.1 of the WillScot Corporation's Current Report on Form 8-K filed November 15, 2019)
3.4		Form of A&R Charter of the Combined Company (included as Annex B to the joint proxy statement/prospectus contained in this registration statement)
3.5		Form of A&R Bylaws of the Combined Company (included as Annex C to the joint proxy statement/prospectus contained in this registration statement)
5.1		Opinion of Allen & Overy LLP regarding the validity of WillScot Class A Common Stock being registered*
8.1		Opinion of Allen & Overy LLP as to certain tax matters*
8.2		Opinion of Davis Polk & Wardwell LLP as to certain tax matters*
10.1
Employment Agreement, dated as of March 1, 2020, by and between WillScot Corporation and Bradley Soultz (incorporated by reference to Exhibit 10.1 to WillScot Corporation's Current Report on Form 8-K filed March 5, 2020)
10.2
Employment Agreement, dated as of March 1, 2020, by and between WillScot Corporation and Kelly Williams (incorporated by reference to Exhibit 10.2 to WillScot Corporation's Current Report on Form 8-K filed March 5, 2020)
10.3
Employment Agreement, dated as of March 1, 2020, by and between WillScot Corporation and Timothy Boswell (incorporated by reference to Exhibit 10.3 to WillScot Corporation's Current Report on Form 8-K filed March 5, 2020)
10.4
Employment Agreement, dated as of March 1, 2020, by and between WillScot Corporation and Christopher Miner (incorporated by reference to Exhibit 10.4 to WillScot Corporation's Current Report on Form 8-K filed March 5, 2020)

Exhibit	Description
10.5	Employment Agreement, dated as of March 1, 2020, by and between WillScot Corporation and Hezron Lopez (incorporated by reference to Exhibit 10.5 to WillScot Corporation's Current Report on Form 8-K filed March 5, 2020)
10.6
Voting Agreement, dated as of March 1, 2020, by and among Mobile Mini, Inc., TDR Capital LLP, TDR Capital II Holdings L.P. and Sapphire Holding S.à r.l. (incorporated by reference to Exhibit 10.1 of Mobile Mini, Inc.'s Current Report on Form 8-K filed March 5, 2020)
10.7
Amended and Restated Commitment Letter, dated as of March 24, 2020, by and among WillScot Corporation, Bank of America, N.A., BofA Securities Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and ING Capital LLC
23.1	Consent of Allen & Overy LLP (included in the opinion filed as Exhibit 5.1 and the opinion filed as Exhibit 8.1)*
23.2	Consent of Davis Polk & Wardwell LLP (included in the opinion filed as Exhibit 8.2)*
23.3	Consent of Ernst & Young LLP, independent registered public accounting firm of WillScot Corporation
23.4	Consent of KPMG LLP, independent registered public accounting firm of Mobile Mini, Inc.
23.5	Consents of PricewaterhouseCoopers LLP
24.1	Power of Attorney of Directors of WillScot Corporation (included on the signature page of the Registration Statement)
99.1	Proxy Card of WillScot Corporation*
99.2	Proxy Card of Mobile Mini, Inc.*
99.3	Consent of Morgan Stanley & Co. LLC
99.4	Consent of Stifel, Nicolaus & Company, Incorporated
99.5	Consent of Barclays Capital Inc.
99.6	Consent of Goldman Sachs & Co. LLC
99.7	Consent of Sarah R. Dial*
99.8	Consent of Jeffrey S. Goble*
99.9	Consent of Kimberly J. McWaters*
99.10	Consent of Erik Olsson*
99.11	Consent of Michael W. Upchurch*

†
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

*
To be filed by amendment.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on April 17, 2020.

WILLSCOT CORPORATION
By:	/s/ HEZRON TIMOTHY LOPEZ
Name: Hezron Timothy Lopez Title: Vice President, General Counsel & Corporate Secretary

POWER OF ATTORNEY

        Each of the undersigned, whose signature appears below, hereby constitutes and appoints Bradley L. Soultz and Hezron Timothy Lopez, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons, in the capacities indicated below, on April 17, 2020.

Signature	Title

/s/ BRADLEY L. SOULTZ Bradley L. Soultz	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ TIMOTHY D. BOSWELL Timothy D. Boswell	Chief Financial Officer (Principal Financial Officer)
/s/ SALLY J. SHANKS Sally J. Shanks	Chief Accounting Officer (Principal Accounting Officer)
/s/ GERARD E. HOLTHAUS Gerard E. Holthaus	Chairman of the Board
/s/ MARK S. BARTLETT Mark S. Bartlett	Director
/s/ GARY LINDSAY Gary Lindsay	Director

Signature	Title

/s/ REBECCA OWEN Rebecca Owen	Director
/s/ STEPHEN J. ROBERTSON Stephen J. Robertson	Director
/s/ JEFF SAGANSKY Jeff Sagansky	Director